As filed with the Securities and Exchange Commission on May 16, 2003
                                                     Registration No. 333-104524
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                      -------------------------------------

                       Pre-Effective Amendment No. One to

                                    FORM S-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                      -------------------------------------

                            CLASSIC BANCSHARES, INC.
             (Exact Name of Registrant as Specified in Its Charter)

           Delaware                             6022                      61-1289391
(State or Other Jurisdiction of     (Primary Standard Industrial       (I.R.S. Employer
 Incorporation or Organization)      Classification Code Number)    Identification Number)

                             344 Seventeenth Street
                             Ashland, Kentucky 41105
                                 (606) 326-2800
               (Address, including Zip Code, and Telephone Number,
        including Area Code, of Registrant's Principal Executive Offices)

                                David B. Barbour
                      President and Chief Executive Officer
                             344 Seventeenth Street
                             Ashland, Kentucky 41105
                                 (606) 326-2800
            (Name, Address, including Zip Code, and Telephone Number,
                   including Area Code, of Agent for Service)

                                   Copies to:


Kip A. Weissman                               Norman Antin
Michael A. Troy                               David Teeples
Jenkens & Gilchrist, P.C.                     Kelley Drye & Warren
1919 Pennsylvania Avenue, N.W.                8000 Towers Crescent Drive, #1200
Washington, D.C.  20006                       Vienna, Virginia  22182
(202) 326-1500                                (703) 918-2300

                   ------------------------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THE EFFECTIVENESS OF THIS REGISTRATION STATEMENT AND THE SATISFACTION OR WAIVER OF ALL OTHER CONDITIONS TO THE MERGER DESCRIBED IN THE PROXY STATEMENT-PROSPECTUS.

          If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                -------------------------------------------------

                         Calculation of Registration Fee


                                        Proposed       Proposed
                                        Maximum        Maximum
Title of Each              Amount       Offering       Aggregate     Amount of
Class of Securities        To Be         Price         Offering     Registration
To Be Registered        Registered(1)  Per Share(2)    Price(2)       Fee (2)
----------------------  -------------  ------------  ------------  -------------
Common Stock, par
value $0.01 per share      226,615        N/A         $6,462,708       $522.84
----------------------  -------------  ------------  ------------  -------------
(1) Represents the estimated maximum number of shares of common stock issuable by Classic Bancshares, Inc. upon the consummation of the merger with First Federal Financial Bancorp, Inc. and computed based on the estimated maximum number of shares, that may be exchanged for the securities being registered. Pursuant to Rule 416, this Registration Statement also covers an indeterminate number of shares of common stock as may become issuable as a result of stock splits, stock dividends or similar transactions.
(2) Pursuant to Rule 457(f)(1), the registration fee for the Classic Bancshares, Inc. common stock is based on the market value of First Federal Financial Bancorp, Inc. common stock, par value $.01 per share, on April 9, 2003 ($26.00). Pursuant to Rule 457(f)(3), the cash portion of the merger consideration to be paid by Classic Bancshares, Inc. in connection with the transaction has been deducted from the value of the securities to be received by Classic Bancshares, Inc. in the transaction.

                 ----------------------------------------------

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

[CLASSIC LOGO]                                              [FIRST FEDERAL LOGO]


                        JOINT PROXY STATEMENT/PROSPECTUS
                  MERGER PROPOSED - YOUR VOTE IS VERY IMPORTANT

         The boards of directors of Classic Bancshares, Inc. and First Federal Financial Bancorp, Inc. have approved an agreement to merge First Federal with and into Classic. Following this proposed merger, First Federal Savings Bank of Ironton, a wholly owned subsidiary of First Federal, will merge with and into Classic Bank, a wholly owned subsidiary of Classic.

         If we complete the merger, First Federal stockholders will have the right to elect to receive in exchange for each share of First Federal common stock they own, subject to adjustment or proration under certain circumstances:

     o   approximately $24.00 in cash; or
     o   approximately .9797 shares of Classic common stock.

     You may elect either of these options or, if you desire, you may elect to exchange some of your First Federal shares for cash and some of your First Federal shares for Classic shares. Regardless of your choice, elections will be limited by the requirement that 50% of the shares of First Federal common stock be exchanged for Classic common stock. Therefore, the allocation of cash and Classic common stock that you will receive will depend on the elections of other First Federal stockholders. The federal income tax consequences of the merger to you will depend on whether you receive cash, stock or a combination of cash and stock in exchange for your shares of First Federal common stock. Classic's common stock currently is traded on the Nasdaq SmallCap Market under the symbol "CLAS."

     We cannot complete the merger unless we obtain the necessary government approvals and unless the stockholders of Classic and First Federal approve the merger agreement. Classic will hold a special meeting of its stockholders on June 17, 2003 at 10:00 a.m. at the Classic Bank Annex located at 340 Seventeenth Street, Ashland, Kentucky, 41101 and First Federal will hold a special meeting of its stockholders on June 17, 2003 at 1:00 p.m., local time at its main office located at 415 Center Street, Ironton, Ohio 45638 to consider and vote on this merger proposal.

     Whether or not you plan to attend your meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote FOR the merger and the transactions contemplated by the merger agreement. If you do not return your proxy card, abstain, or fail to instruct your broker how to vote any shares held for you in "street name," the effect will be a vote against the merger.

         This document gives you detailed information about the merger, the merger agreement, the procedures for electing to receive stock or cash in the merger and the parties to the merger. You should read this document and all attachments carefully. Before you make a decision on how to vote, you should consider the "Risk Factors" beginning on page 13 of this document.

         We are enthusiastic about the merger and the strength and capabilities we expect from the combined company. We join each other's board of directors in recommending that you vote in favor of the merger agreement and the related transactions.

David B. Barbour                           I. Vincent Rice
President and Chief Executive Officer      President and Chief Executive Officer
Classic Bancshares, Inc.                   First Federal Financial Bancorp, Inc.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE SECURITIES OFFERED THROUGH THIS DOCUMENT ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

         THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS IS MAY 16 , 2003, AND IT IS FIRST BEING MAILED TO CLASSIC AND FIRST FEDERAL STOCKHOLDERS ON OR ABOUT MAY 20, 2003.

         This document incorporates important business and financial information about Classic and First Federal from documents filed with the Securities and Exchange Commission that have not been included in or delivered with this document. You may read and copy these documents at the SEC's public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site the SEC maintains at HTTP://WWW.SEC.GOV. See "Where You Can Find More Information" on page 96.

         You also may request copies of these documents from Classic and First Federal. Classic will provide you with copies of these documents, without charge, upon written or oral request to:

                            Classic Bancshares, Inc.,
                             344 Seventeenth Street
                                Ashland, KY 41101
                            Attention: Lisah M. Frazier
                            Telephone: (606) 326-2800

         First Federal will provide you with copies of these documents, without charge, upon written or oral request to:

                       First Federal Financial Bancorp, Inc.
                                415 Center Street
                            Ironton, Ohio 45638-1505
                            Attention: Jeffery W. Clark
                            Telephone: (740) 532-6845


         In order to receive timely delivery of the documents in advance of the special meeting of stockholders, you should make your request no later than June 9, 2003.

                            CLASSIC BANCSHARES, INC.

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                    To Be Held on June 17, 2003 at 10:00 a.m.
                            At the Classic Bank Annex
                 340 Seventeenth Street, Ashland, Kentucky 41101

To the Stockholders of Classic Bancshares, Inc.:

         NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Classic Bancshares, Inc., will be held at 10:00 a.m., local time, on June 17, 2003 at the Classic Bank Annex located at 340 Seventeenth Street, Ashland, Kentucky 41101 for the following purposes:

     o to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated December 30, 2002, between Classic Bancshares, Inc and First Federal Financial Bancorp, Inc., pursuant to which First Federal will merge with and into Classic, as more fully described in the attached joint proxy statement/prospectus; and

     o to transact such other business as may properly come before the annual meeting or any postponement or adjournment of the annual meeting. Classic management is not aware of any such other business.

         As more fully explained in the joint proxy statement/prospectus that accompanies this notice, only Classic stockholders of record as of the close of business on May 12, 2003, are entitled to notice of and to vote at the Classic special meeting or any adjournment or postponement of the special meeting.

         YOU ARE CORDIALLY INVITED TO ATTEND THIS SPECIAL MEETING OF STOCKHOLDERS. WHETHER OR NOT YOU PLAN TO ATTEND THIS SPECIAL MEETING IN PERSON, WE URGE YOU TO DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. YOU MAY REVOKE YOUR PROXY PRIOR TO ITS EXERCISE IN THE MANNER PROVIDED IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS. IF YOUR SHARES ARE HELD IN "STREET NAME" BY YOUR BROKER OR OTHER NOMINEE, ONLY THAT HOLDER CAN VOTE YOUR SHARES. YOU SHOULD FOLLOW THE DIRECTIONS PROVIDED BY YOUR BROKER OR NOMINEE REGARDING HOW TO INSTRUCT THEM TO VOTE YOUR SHARES.

By order of the Board of Directors



Lisah M. Frazier
Corporate Secretary

Ashland, Kentucky
May 20, 2003

                      FIRST FEDERAL FINANCIAL BANCORP, INC.

                  NOTICE OF SPECIAL MEETING OF THE STOCKHOLDERS
                           To Be Held on June 17, 2003
                                       At
                                415 Center Street
                               Ironton, Ohio 45638

To the Stockholders of First Federal Financial Bancorp, Inc.:

NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of First Federal Financial Bancorp, Inc. will be held at 1:00 p.m. on June 17, 2003 at 415 Center Street, Ironton, Ohio 45638 for the following purposes:

     o to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated December 30, 2002, between First Federal Financial Bancorp, Inc. and Classic Bancshares, Inc., pursuant to which First Federal will merge with and into Classic, as more fully described in the attached joint proxy statement/prospectus; and

     o to transact such other business as may properly come before the annual meeting or any postponement or adjournment of the annual meeting. First Federal management is not aware of any such other business.

         As more fully explained in the joint proxy statement/prospectus that accompanies this notice, only holders of record of First Federal common stock as of the close of business on May 12, 2003 are entitled to notice of and to vote at the First Federal special meeting or any adjournment or postponements thereof.

         YOU ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING OF STOCKHOLDERS. WHETHER OR NOT YOU PLAN TO ATTEND THE FIRST FEDERAL SPECIAL MEETING IN PERSON, WE URGE YOU TO DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. YOU MAY REVOKE YOUR PROXY PRIOR TO ITS EXERCISE IN THE MANNER PROVIDED IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS. IF YOUR SHARES ARE HELD IN "STREET NAME" BY YOUR BROKER OR OTHER NOMINEE, ONLY THAT HOLDER CAN VOTE YOUR SHARES. YOU SHOULD FOLLOW THE DIRECTIONS PROVIDED BY YOUR BROKER OR NOMINEE REGARDING HOW TO INSTRUCT THEM TO VOTE YOUR SHARES.

By order of the Board of Directors


Edith M. Daniels
Corporate Secretary

Ironton, Ohio
May 20, 2003

                                TABLE OF CONTENTS

                                                                            PAGE

QUESTIONS AND ANSWERS ABOUT THE MERGER........................................1
SUMMARY.......................................................................4
   GENERAL....................................................................4
   THE MEETINGS...............................................................5
   THE MERGER.................................................................6
   THE MERGER AGREEMENT......................................................10
RISK FACTORS.................................................................13
A WARNING ABOUT FORWARD-LOOKING INFORMATION..................................15
COMPARATIVE PER SHARE DATA...................................................16
SELECTED HISTORICAL FINANCIAL INFORMATION....................................17
   SELECTED HISTORICAL FINANCIAL INFORMATION FOR FIRST FEDERAL...............19
MARKET PRICE AND DIVIDEND INFORMATION........................................21
THE CLASSIC SPECIAL MEETING..................................................22
   General...................................................................22
   Place, Date and Time......................................................22
   Purpose of the Meeting....................................................22
   Who Can Vote at the Meeting; Record Date..................................22
   Attending the Meeting.....................................................22
   Quorum and Vote Required..................................................23
   Shares Held by Classic Officers and Directors and by First Federal........23
   Voting by Proxy...........................................................23
   Revocability of Proxies...................................................24
   Participants in Classic's ESOP............................................24
THE FIRST FEDERAL SPECIAL MEETING............................................24
   General...................................................................24
   Place, Date and Time......................................................24
   Purpose of the Meeting....................................................24
   Who Can Vote at the Meeting; Record Date..................................24
   Attending the Meeting.....................................................25
   Quorum and Vote Required..................................................25
   Shares Held by First Federal Officers and Directors and by Classic........25
   Voting by Proxy...........................................................25
   Revocability of Proxies...................................................26
   Solicitation of Proxies...................................................26
   Participants in First Federal's ESOP......................................26
OWNERSHIP OF CLASSIC COMMON STOCK............................................27
OWNERSHIP OF FIRST FEDERAL COMMON STOCK......................................29
   The Parties to the Merger.................................................30
   Form of the Merger........................................................31
   Conversion of First Federal Common Stock..................................31
   Cash or Stock Election....................................................31
   Election Procedures; Surrender of Stock Certificates......................32
   Treatment of First Federal Stock Options..................................33
   Treatment of First Federal Stock Awards...................................34
   Background of the Merger..................................................34
   Reasons for the Merger....................................................35
   Effects of the Merger.....................................................37
   Opinion of Classic's Independent Financial Advisor........................38
   Opinion of First Federal's Independent Financial Advisor..................46
   Interests of Certain First Federal Directors and Officers in the Merger...52

   NASDAQ SmallCap Market Listing............................................54
   Material Federal Income Tax Consequences of the Merger....................54
   Tax Consequences to Classic and its Stockholders..........................56
   Accounting Treatment of the Merger........................................56
   Resales of Classic Common Stock...........................................57
   Regulatory Approvals and Notices Required for the Merger..................57
   Requirement for Stockholder Approval......................................58
   Recommendations of the Boards of Directors................................58
   Terms of the Merger.......................................................59
   When Will the Merger be Completed.........................................59
   Conditions to Completing the Merger.......................................59
   Conduct of Business Before the Merger.....................................60
   Covenants of First Federal and Classic in the Merger Agreement............63
   Representations and Warranties Made by Classic and First Federal in
     the Merger Agreement....................................................66
   Terminating the Merger Agreement..........................................66
   Termination Fee...........................................................67
   Expenses..................................................................68
   Changing the Terms of the Merger Agreement................................68
   Bank Merger...............................................................69
   Board of Directors........................................................69
DESCRIPTION OF CLASSIC COMMON STOCK..........................................69
   General...................................................................69
   Common Stock..............................................................69
   Preferred Stock...........................................................70
MANAGEMENT FOLLOWING THE MERGER..............................................70
   Classic...................................................................70
   Directors' Compensation...................................................72
   Executive Officers Who Are Not Directors..................................72
PRO FORMA FINANCIAL INFORMATION..............................................73
   Classic Bancshares, Inc. and First Federal Financial Bancorp, Inc.........74
   Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet.........74
   as of March 31, 2003......................................................74
   Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet.........76
   as of December 31, 2002...................................................76
   Classic Bancshares, Inc. and First Federal Financial Bancorp, Inc.........78
   Unaudited Pro Forma Condensed Combined Consolidated Statement of Income...78
   For the Twelve Months Ended March 31, 2003................................78
   Classic Bancshares, Inc. and First Federal Financial Bancorp, Inc.........80
   Unaudited Pro Forma Condensed Combined Consolidated Statement of Income...80
   For the Nine Months Ended December 31, 2002...............................80
   Classic Bancshares, Inc. and First Federal Financial Bancorp, Inc.........82
   Unaudited Pro Forma Condensed Combined Consolidated Statement of Income...82
   For the Year Ended March 31, 2002.........................................82
Notes to the Unaudited Pro Forma Condensed Combined..........................84
Consolidated Financial Statements............................................84
   Note 1.  Basis of Presentation............................................84
   Note 2.  Calculation of the Purchase Price and Goodwill...................84
   Note 3.  First Federal Merger Related Charges.............................85
   Note 4.   Classic  Merger Related Charges.................................85
   Note 5.  Stockholders' Equity.............................................85
   Note 6.  Average Shares Outstanding.......................................85
   Note 7.  Pro Forma Condensed Combined Statement of Operations Adjustments.86
COMPARISON OF RIGHTS OF STOCKHOLDERS.........................................86
FIRST FEDERAL................................................................92
SELECTED PROVISIONS IN THE CERTIFICATE OF INCORPORATION......................93
   Business Combinations with Interested Stockholders........................93

   Limitation on Voting Rights...............................................94
   Evaluation of Offers......................................................94
   Board of Directors........................................................94
   Stockholder Action by Written Consent; Special Meetings of Stockholders...95
   Advance Notice Provisions for Stockholder Nominations and Proposals.......95
   Preferred Stock...........................................................95
   Amendment of Certificate of Incorporation.................................95
   Delaware Corporate Law....................................................96
LEGAL MATTERS................................................................96
EXPERTS......................................................................96
WHERE YOU CAN FIND MORE INFORMATION..........................................97
   Classic SEC Filings (File No. 0-27170)....................................97
   First Federal SEC Filings (File No. 0-28020)..............................97
STOCKHOLDER PROPOSALS........................................................98


                                     ANNEXES

ANNEX A Agreement and Plan of Merger
ANNEX B Fairness Opinion of Keefe, Bruyette & Woods, Inc.
ANNEX C Fairness Opinion of Keller & Company
ANNEX D Section 262 of the Delaware General Corporation Law
ANNEX E Annual Report to Stockholders for 2002, Quarterly Report on 10-QSB for the nine months ended December 31, 2002 and Current Report on Form 8-K dated May 16, 2003 of Classic Bancshares, Inc.
ANNEX F Annual Report on Form 10-KSB for the year ended September 30, 2002, and
        Quarterly Report on Form 10-QSB for the six months ended March 31, 2003 of First Federal Financial Bancorp, Inc.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

WHY ARE FIRST FEDERAL AND CLASSIC MERGING?

         Our companies are proposing to merge because we believe that the merger will benefit our stockholders, customers and employees. We believe the merger will create a stronger financial services company that will be better positioned to compete in the financial services industry in the Ashland, Kentucky/Ironton, Ohio/Huntington, West Virginia area through expanded operations and market coverage.

WHAT AM I BEING ASKED TO VOTE ON AND HOW DOES MY BOARD RECOMMEND THAT I VOTE?

         You are being asked to vote FOR the adoption of the Agreement and Plan of Merger dated as of December 30, 2002 providing for the merger of First Federal with and into Classic. The Classic and First Federal boards of directors have determined that the proposed merger is in the best interests of the stockholders of their respective companies, have approved the merger agreement and recommends that the stockholders vote FOR the adoption of the merger agreement.

WHAT VOTE IS REQUIRED TO ADOPT THE MERGER AGREEMENT?

         The adoption of the merger agreement requires the affirmative vote of at least a majority of the outstanding shares of common stock of each of Classic and First Federal.

WHAT WILL I RECEIVE IN THE MERGER?

         Under the merger agreement, at your election, each share of First Federal common stock you own will be exchanged for either shares of Classic common stock or $24.00 in cash. You may elect either of these options and, if you desire, you may elect to exchange some of your First Federal shares for cash and some of your First Federal shares for Classic shares. Under the terms of the merger agreement, .9797 shares of Classic common stock will be exchanged for each share of First Federal common stock.

         Elections will be limited by, among other things, a requirement that 50% of the total number of outstanding shares of First Federal common stock be exchanged for Classic common stock. Therefore, the form of consideration you receive will depend in part on the elections of other First Federal stockholders.

         Classic will not issue fractional shares in the merger. Instead, First Federal stockholders will receive a cash payment, without interest, for the value of any fraction of a share of Classic common stock that they would otherwise be entitled to receive.

HOW DO I ELECT TO RECEIVE CASH, STOCK OR A COMBINATION OF BOTH FOR MY FIRST FEDERAL STOCK?

         A form for making an election will be sent to you separately on or about the date this joint proxy statement/prospectus is mailed. For your election to be effective, your properly completed election form, along with your First Federal stock certificates or an appropriate guarantee of delivery, must be sent to and received by American Stock Transfer and Trust Company, the exchange agent, on or before 5:00 p.m., Eastern time, on June 16, 2003. DO NOT SEND YOUR ELECTION FORM TOGETHER WITH YOUR PROXY CARD. Instead, use the separate envelope specifically provided for the election form and your stock certificates. If you do not make a timely election you will be allocated Classic common stock and/or cash depending on the elections made by other stockholders.

WHAT RISKS SHOULD I CONSIDER BEFORE I VOTE ON THE MERGER AGREEMENT?

         You should review "Risk Factors" on pages 13 through 15 of this document.

WHEN IS THE MERGER EXPECTED TO BE COMPLETED?

         We are working to complete the merger during the second quarter of 2003. We must first obtain the necessary regulatory approvals and the approvals of our respective stockholders at our stockholders' meetings. We cannot assure you when or if all the conditions to the merger will be met, and it is possible that we may not complete the merger.

HOW DO THE DIRECTORS PLAN TO VOTE?

         All of the First Federal directors have signed an agreement with Classic committing that they will vote all of the shares of First Federal common stock they beneficially own in favor of the merger agreement. In addition, we expect that all of the Classic directors will vote the shares of Classic common stock they beneficially own in favor of the merger agreement.

DO I HAVE APPRAISAL RIGHTS?

         Both Classic's and First Federal's stockholders have appraisal rights in connection with the transactions described in this joint proxy statement/prospectus. However, there are certain specific procedures you must follow in order to exercise your appraisal rights.

HOW DO I EXCHANGE MY FIRST FEDERAL STOCK CERTIFICATES?

         If you make an election, you must return your First Federal stock certificates or an appropriate guarantee of delivery with your election form. Shortly after the merger, the exchange agent will allocate cash and Classic common stock among First Federal stockholders, consistent with their elections and the allocation and proration procedures in the merger agreement. If you do not submit an election form, you will receive instructions on where to surrender your First Federal stock certificates from the exchange agent after the merger is completed. IN ANY EVENT, YOU SHOULD NOT FORWARD YOUR FIRST FEDERAL STOCK CERTIFICATES WITH YOUR PROXY CARD.

WHAT SHOULD I DO NOW?

         After you have read this document, please indicate on your proxy card how you want to vote. Sign and mail the proxy card in the enclosed postage prepaid envelope as soon as possible, so that your shares will be represented at the special meeting.

IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, BANK OR NOMINEE, WILL MY BROKER, BANK OR NOMINEE AUTOMATICALLY VOTE MY SHARES FOR ME?

         No. Your broker, bank or nominee will not be able to vote your shares of Classic or First Federal common stock unless you provide instructions on how to vote. You should instruct your broker, bank or nominee how to vote your shares by following the procedures your broker provides. If you do not provide instructions to your broker, bank or nominee, your shares will not be voted, and this will have the effect of voting against adoption of the merger agreement. Please check the voting form used by your broker, bank or nominee to see if it offers telephone or internet voting.

MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

         Yes. You may change your vote at any time before your proxy is voted at the meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. If you choose either of these two methods you must submit your notice of revocation or your new proxy card to your company before its meeting. If you are a Classic shareholder, submit your notice of revocation or new proxy card to Classic Bancshares, Inc., 344 Seventeenth Street, Ashland, Kentucky 41101, attention Lisah Frazier, Corporate Secretary. If you are a First Federal shareholder, submit your notice of revocation or new proxy card to First Federal Financial Bancorp, Inc., 415 Center Street Ironton, Ohio 45638, attention Edith Daniels, Secretary. Third, you may attend the meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy. You must request a ballot and vote the ballot at the meeting. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

WHO CAN HELP ANSWER YOUR QUESTIONS?

         If you want additional copies of this document, or if you want to ask any questions about the merger, you should contact:


  For Classic stockholders:               For First Federal stockholders:

  Lisah M. Frazier                        Jeffery W. Clark
  Classic Bancshares, Inc.                First Federal  Financial Bancorp, Inc.
  344 Seventeenth Street                  415 Center Street
  Ashland, Kentucky 41101                 Ironton, Ohio  45638
  Telephone: (606) 326-2800               Telephone: (740) 532-6845



         Please also see "Where Can I Find More Information?" on page 96 to find out where you can find additional important information about Classic and First Federal.

                                     SUMMARY

         This summary highlights selected information included or incorporated by reference in this joint proxy statement/prospectus and may not contain all of the information that is important to you. For a more complete understanding of the merger and for a more complete description of the legal terms of the merger, you should read this entire joint proxy statement/prospectus carefully, as well as the additional documents we refer you to, including the merger agreement, which we have attached as Annex A. See "Where Can I Find More Information?" on page 96.

                                     GENERAL

         This joint proxy statement/prospectus relates to the proposed acquisition of First Federal by Classic through the merger of First Federal with and into Classic. Following First Federal's merger with Classic, First Federal Savings Bank of Ironton, a wholly owned subsidiary of First Federal, will merge with and into Classic Bank, a wholly owned subsidiary of Classic. We expect to complete the mergers during the second quarter of 2003.

CLASSIC BANCSHARES, INC.

     344 Seventeenth Street
     Ashland, Kentucky 41101
     Telephone: (606) 326-2800

         Classic Bancshares, Inc. is a Delaware business corporation and registered financial holding company under Bank Holding Company Act of 1956. Classic's principal operating subsidiary is Classic Bank, a Kentucky state chartered commercial bank. Classic's principal executive office is located at 344 Seventeenth Street, Ashland, Kentucky 41101, and the telephone number is
(606) 326-2800. At March 31, 2003, Classic had, on a consolidated basis, approximately $249.8 million in total assets, $190.2 million in total deposits, $187.2 million in net loans receivable and stockholders' equity of $25.4 million.

         Through Classic Bank, Classic serves clients predominantly in Eastern Kentucky and in the Ashland, Kentucky/Ironton, Ohio/Huntington, West Virginia area through eight offices and 20 ATMs.

FIRST FEDERAL  FINANCIAL BANCORP, INC.

     415 Center Street
     Ironton, Ohio  45638
     Telephone: (740) 532-6845

         First Federal Financial Bancorp, Inc. is a Delaware corporation and registered thrift holding company. First Federal operates First Federal Savings Bank of Ironton, a federally chartered savings bank. At March 31, 2003, First Federal had, on a consolidated basis, approximately $72.9 million in total assets, $56.7 million in total deposits, $51.1 million in net loans receivable and stockholders' equity of $9.3 million.

         Through First Federal Savings Bank of Ironton, First Federal serves clients primarily in Lawrence County, Ohio through three offices and three ATMs.

                                  THE MEETINGS
TIME AND PLACE

     CLASSIC

         Classic will hold its special meeting of stockholders at the Classic Bank Annex located at 341 Seventeenth Street, Ashland, Kentucky 41101, at 10:00 a.m. on June 17, 2003. At the special meeting, Classic stockholders will vote upon the proposal to approve and adopt the merger agreement and the merger and any other matters that properly come before the meeting.

     FIRST FEDERAL

         First Federal will hold its special meeting of stockholders at 415 Center Street, Ironton, Ohio 45638, at 1:00 p.m. on June 17, 2003. At the special meeting, holders of First Federal common stock will vote upon proposal to approve and adopt the merger agreement and the merger and any other matters that properly come before the meeting.

RECORD DATES (PAGES 24 AND 25)

     CLASSIC

         You are entitled to notice of and to vote at the Classic special meeting if you were the record owner of shares of Classic common stock on May 12, 2003, the Classic record date. As of that date, there were 1,105,486 shares of Classic common stock issued and outstanding held by approximately 203 holders of record. Each holder of Classic common stock is entitled to one vote per share on any matter that may properly come before the special meeting.

     FIRST FEDERAL

         You are entitled to notice of and to vote at the First Federal special meeting if you were the record owner of shares of First Federal common stock on May 12, 2003, the First Federal record date. As of the First Federal record date, there were 461,252 shares of First Federal common stock issued and outstanding held by approximately 141 holders of record. Each holder of First Federal common stock is entitled to one vote per share on any matter that may properly come before the special meeting.

VOTES REQUIRED (PAGE 25)

     CLASSIC

     Approval by the Classic stockholders of the proposal to approve and adopt the merger agreement requires the affirmative vote of a majority of the outstanding shares of Classic's common stock. See "The Merger - Requirement for Classic Stockholder Approval" on page 58.

     FIRST FEDERAL

     Approval by the First Federal stockholders of the proposal to approve and adopt the merger agreement requires the affirmative vote of a majority of the outstanding shares of First Federal common stock. See "The Merger - Requirement for First Federal Stockholder Approval" on page 58.

SHARE OWNERSHIP BY DIRECTORS AND OFFICERS (PAGES 27 THROUGH 29)

         On the Classic record date, the directors and officers of Classic beneficially owned an aggregate of 414,827 shares of Classic common stock, representing approximately 31.77 % of the shares of the Classic common stock then outstanding.

         On the First Federal record date, the directors and officers of First Federal beneficially owned an aggregate of 134,321 shares of First Federal common stock, representing approximately 27.37% of the shares of the First Federal common stock then outstanding.

         Each director of First Federal executed a voting agreement with Classic that commits such director to vote the shares of First Federal common stock he or she owns in favor of the proposal to approve and adopt the merger agreement.

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS (PAGE 58)

     TO CLASSIC STOCKHOLDERS:

         The Classic board of directors has approved and adopted the merger agreement, and recommends a vote "FOR" approval of the issuance of shares of Classic common stock in connection with the merger. You should refer to the reasons that the Classic board of directors considered in determining whether to approve the merger agreement and related transactions, which are discussed on pages 59 through 68

     TO FIRST FEDERAL STOCKHOLDERS:

         The First Federal board of directors has approved and adopted the merger agreement, and recommends a vote "FOR" approval of the merger agreement and the related transactions. You should refer to the reasons that the First Federal board of directors considered in determining whether to approve and adopt the merger agreement and the related transactions, which are discussed on pages 58 through 68.

                                   THE MERGER

EACH FIRST FEDERAL SHARE WILL BE EXCHANGED FOR EITHER SHARES OF CLASSIC OR $24.00 IN CASH (PAGE 31)

         Upon the closing of the merger, each share of First Federal common stock will automatically be converted into the right to receive either shares of Classic common stock or $24.00 in cash. You may elect either of these options and, if you desire, you may elect to exchange some of your First Federal shares for cash and some of your First Federal shares for Classic shares. The number of shares of Classic common stock to be exchanged for each share of First Federal common stock will be .9797.

         The amount of cash and/or stock that you receive may differ from the amounts that you elect due to the allocation and proration procedures in the merger agreement. The merger agreement generally provides that 50% of the First Federal common stock will be converted into Classic common stock and 50% of the First Federal common stock will be converted into cash. Because the tax consequences of receiving cash will differ from the tax consequences of receiving stock, you should carefully read the tax information beginning on page 56.

HOW TO ELECT TO RECEIVE CASH OR STOCK AND EXCHANGE YOUR FIRST FEDERAL STOCK CERTIFICATES (PAGE 32)

         The exchange agent or, if your First Federal common stock is held in "street name," your broker, bank or nominee, will send you a form for making the election on or about the date this joint proxy statement/prospectus is being mailed. The election form allows you to elect to receive cash, Classic common stock, or a combination of cash and stock or to make no election.

         For your election to be effective, you must return your properly completed election form, along with your First Federal stock certificates or an appropriate guarantee of delivery to:

                    American Stock Transfer and Trust Company
                                 59 Maiden Lane
                               New York, NY 10038

on or before 5:00 p.m., Eastern time, on June 16, 2003. American Stock Transfer and Trust Company, will act as exchange agent in the merger and in that role will process the exchange of First Federal stock certificates for either cash or Classic common stock. Shortly after the merger, the exchange agent will allocate cash and Classic common stock among First Federal stockholders, consistent with their elections and the allocation and proration procedures in the merger agreement. If you do not submit an election form, you will receive instructions on where to surrender your First Federal stock certificates from the exchange agent after the merger is completed. In any event, you should not forward your First Federal stock certificates with your proxy cards.

         If you have a preference for receiving either Classic stock or cash for your First Federal stock, you should complete and return the election form. If you do not make an election, you will be allocated Classic common stock and/or cash depending on the elections made by other stockholders. Please remember, however, that even if you do make an election, you might not receive the amount of cash and/or stock that you elect due to the requirement that 50% of the shares of First Federal common stock be exchanged for Classic common stock.

OPINION OF KEEFE, BRUYETTE & WOODS, INC., FINANCIAL ADVISOR TO CLASSIC (PAGE 38)

         Keefe, Bruyette & Woods, Inc., the independent financial advisor to Classic, rendered a written fairness opinion to the Classic board of directors, dated as of December 27, 2002 and updated to March 15, 2003, stating that as of such dates, the proposed merger consideration to be paid to the stockholders of First Federal is fair, from a financial point of view, to the stockholders of Classic. A copy of the updated fairness opinion, setting forth the information reviewed, assumptions made and matters considered by Keefe, Bruyette & Woods is attached to this document as Annex B. Classic stockholders are encouraged to read the fairness opinion in its entirety.

OPINION OF KELLER & COMPANY, FINANCIAL ADVISOR TO FIRST FEDERAL (PAGES 46 THROUGH 48)

         Keller & Company, the independent financial advisor to First Federal, rendered a written fairness opinion to the First Federal board of directors, dated as of December 30, 2002 and updated to May 14, 2003, stating that as of such dates the merger consideration to be paid was fair, from a financial point of view, to the First Federal stockholders. A copy of the updated fairness opinion, setting forth the information reviewed, assumptions made and matters considered by Keller & Company is attached to this document as Annex C. First Federal stockholders should read the fairness opinion in its entirety.

INTERESTS OF CERTAIN PERSONS IN THE MERGER (PAGES 52 THROUGH 53)

         Some of First Federal's directors and officers have interests in the merger that are different from, or are in addition to, their interests as stockholders in First Federal. The members of First Federal's board of directors knew about these additional interests, and considered them, when they approved the merger. The interests of First Federal's directors and officers include:

     o a severance payment to I. Vincent Rice, the President and Chief Executive Officer of First Federal, under his existing employment contract, and payments under a consulting agreement that he will enter into with Classic upon completion of the merger;

     o the vesting of unvested First Federal restricted stock and stock options awards as a result of completion of the merger;

     o Classic's offer of a three year employment contract to Jeffery Clark, First Federal's Controller, upon the completion of the merger to replace his current employment contract with First Federal;

     o the provisions in the merger agreement relating to the indemnification of directors and officers and insurance for directors and officers of First Federal for events occurring before the merger; and

     o the appointment of one director of First Federal to the board of directors of Classic and one other First Federal director and the son of another First Federal director to the Board of Classic Bank.

DIRECTORS AND OFFICERS OF CLASSIC AND CLASSIC BANK FOLLOWING THE MERGERS (PAGE
53)

         Upon completion of the merger, the current directors and officers of Classic will remain directors and officers of Classic. Upon completion of the bank merger, the current directors and officers of Classic Bank will remain directors and officers of Classic Bank.

         The officers of First Federal and First Federal Savings Bank of Ironton, other than I. Vincent Rice, who will retire, will serve as officers of Classic or Classic Bank after completion of the merger. In addition, Steven C. Milleson, who is a current member of the board of directors of First Federal, will be appointed to the board of directors of Classic. Also, Edward R. Rambacher, who is a current member of the board of directors of First Federal, and David Phillips, who is the son of Thomas Phillips, a current director of First Federal, will be appointed to the board of directors of Classic Bank.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES (PAGES 54 THROUGH 55)

         If you are a First Federal stockholder, the tax consequences of the merger to you will depend upon the form of consideration you receive in the merger.

         If you receive solely shares of Classic common stock and cash in lieu of a fractional share in exchange for your First Federal common stock, then you generally will not recognize any gain or loss, except with respect to the fractional share. If you receive solely cash, then you generally will recognize gain and likely will be permitted to recognize loss equal to the difference between the amount of cash you receive and your basis in your First Federal common stock. The tax treatment of any gain will depend upon your individual circumstances.

         If you receive a combination of Classic common stock and cash other than cash in lieu of a fractional share in exchange for your First Federal common stock, then you will generally recognize gain in an amount equal to the lesser of the total amount of cash received or the amount of gain realized on the exchange, but you are not permitted to recognize a loss. Any gain recognized may be treated as a dividend or capital gain, depending on your particular circumstances.

         The merger will not be taxable at the corporate level and there will be no tax consequences to Classic stockholders.

         This tax treatment may not apply to all First Federal stockholders. Determining the actual tax consequences of the merger to you can be complicated. You should consult your own tax advisor for a full understanding of the merger's tax consequences that are particular to you.

MARKET PRICE INFORMATION (PAGE 56)

         Classic common stock trades on the NASDAQ SmallCap Market under the symbol "CLAS." The closing price for Classic's common stock on December 30, 2002 was $25.50 per share; the merger was publicly announced after the completion of trading on that day. The closing price for Classic's common stock on May 12, 2003, the last practicable trading date before the date of this document was $28.33 per share.

         First Federal common stock trades on the OTC Bulletin Board under the symbol "FFFB." The closing price for First Federal's common stock on December 19, 2002, the last day on which shares of its common stock were traded before the public announcement of the merger, was $21.00 per share. The closing price for First Federal's common stock on May 12, 2003, the last practicable trading date before the date of this document was $25.20 per share.

ACCOUNTING TREATMENT (PAGE 56)

         The merger will be accounted for under the purchase method of accounting. Under this method of accounting, Classic will record the fair market value of First Federal's assets and liabilities on its financial statements. The difference between the purchase price paid by Classic and the fair market value of First Federal's tangible and identifiable intangible assets net of its liabilities will be recorded on Classic's books as "goodwill."

REGULATORY APPROVALS (PAGE 57)

         Classic and Classic Bank must make certain filings with or obtain approvals from the Federal Reserve Bank of Cleveland, which we refer to as the Federal Reserve, the Federal Deposit Insurance Corporation, which we refer to as the FDIC, the Office of Thrift Supervision, which we refer to as the OTS, and the Kentucky Department of Financial Institutions, which we refer to as the KDFI, in connection with the transactions contemplated by the merger agreement. While we have received approvals or clearances from the FDIC, the KDFI and the OTS, we have not yet received certain required clearances from the Federal Reserve. We cannot predict whether or when we will obtain this required regulatory clearance or whether any such clearance would have adverse conditions that would permit Classic to not consummate the merger.

APPRAISAL RIGHTS (PAGE 51)

         Both Classic's and First Federal's stockholders have appraisal rights in connection with the merger. Under Delaware law, First Federal stockholders who do not wish to accept the merger consideration and Classic stockholders who wish to exercise such appraisal rights can dissent from the transaction and have the fair value of their shares judicially determined and paid in cash. However, in order to exercise such rights, you must follow specific procedures. You should carefully read "The Merger-Appraisal Rights" and Section 262 of the Delaware Law which is attached as Annex D to this proxy statement.

DIFFERENCES IN THE RIGHTS OF STOCKHOLDERS (PAGE 58)

         Both Classic and First Federal are Delaware corporations. First Federal stockholders who receive Classic common stock in the merger will become Classic stockholders, and their rights will continue to be governed by Delaware law as well as by Classic's certificate of incorporation and bylaws. However, there are several differences between the rights of First Federal's stockholders and those of Classic stockholders including the existence of a Stockholder Protection Rights Agreement at First Federal and the absence of such an agreement at Classic.


                              THE MERGER AGREEMENT

         The merger agreement is attached to this joint proxy statement/prospectus as Annex A. We encourage you to read the merger agreement in its entirety. It is the legal document that governs the merger.

CONDITIONS TO THE MERGER (PAGE 59)

         Before we can complete the merger, each of the following conditions, among others, must either be met or, unless prohibited by law, waived by the party who was not obligated to meet such condition:

     o The Classic and First Federal stockholders each must approve the merger agreement;

     o there must not be any outstanding or threatened judgments, decrees, injunctions, orders or other proceedings by a governmental authority that would prohibit the merger;

     o Classic and First Federal and their respective subsidiaries must have received all necessary authorizations, orders and consents of governmental authorities for the merger, without the imposition of any condition that is reasonably likely to have an adverse effect, and any required waiting periods must have expired;

     o the Securities and Exchange Commission must declare effective the registration statement relating to the shares of Classic common stock to be issued in the merger, of which this joint proxy statement/prospectus is a part;

     o Classic must receive approval from the NASDAQ SmallCap Market to list the shares of Classic common stock that will be issued in the merger;

     o all representations and warranties made by both Classic and First Federal in the merger agreement must remain true and correct, except for certain inaccuracies that would not have, or would not reasonably be expected to have, a material adverse effect;

     o Classic and First Federal must have performed their respective obligations under the merger agreement in all material respects;

     o   the parties must have received all required consents;

     o the parties must have received opinions from their counsel that the merger qualifies as a tax free reorganization;

     o Classic must have deposited sufficient cash to pay the cash portion of the merger consideration with the exchange agent; and

     o Classic must have received an opinion from First Federal's counsel as to certain matters relating to its Shareholders Rights Agreement.

     We cannot be certain when or if the conditions to the merger will be satisfied or waived, or that the merger will be completed.

TERMINATION (PAGE 66)

         Either First Federal or Classic may call off the merger under certain circumstances, including the following:

     o   they both consent in writing;

     o First Federal cannot obtain the requisite stockholder approval, subject to certain limitations;

     o a required regulatory approval is denied or a governmental authority blocks the merger;

     o   we do not complete the merger by June 30, 2003;

     o the other party makes a misrepresentation, breaches a warranty or fails to satisfy or fulfill a covenant that would have a material adverse effect on the party seeking to terminate the merger agreement;

     o Classic may also terminate the merger agreement if First Federal's board of directors withdraws or revises its recommendation to its stockholders to approve the merger agreement or if any person or group acquires 25% or more of the voting power of First Federal;

     o First Federal may terminate the merger agreement prior to its stockholder meeting under certain circumstances in order to accept a superior proposal following notice from Classic that it does not intend to make an offer that is as favorable as the superior proposal; or

     o Classic may terminate the merger agreement if First Federal becomes entitled to do so in order to accept a superior proposal under certain circumstances.

TERMINATION FEES (PAGE 67)

         First Federal must pay Classic a termination fee of $450,000 if Classic terminates the merger agreement due to (i) the failure of First Federal's board of directors to recommend approval of the merger or withdraws, qualifies or revises its recommendation to approve the merger, (ii) the acquisition by any person of 25% or more of the voting power of First Federal, or one of its subsidiaries, or (iii) First Federal's entrance into an acquisition or similar agreement with a third party.

         First Federal also must pay Classic a termination fee of $450,000 if within 12 months after the merger agreement is terminated, First Federal consummates or enters into any agreement with respect to an acquisition proposal where the merger agreement was terminated under either of the following circumstances:

     o Classic terminates the merger agreement as a result of a breach of the merger agreement by First Federal, AND an acquisition proposal from a third party had been publicly announced, disclosed or communicated or made known to First Federal prior to the date of termination; or

     o the merger agreement is terminated due to the failure of First Federal's stockholders to approve the merger, AND an acquisition proposal from a third party had been publicly announced, disclosed or communicated or made known to First Federal prior to the date of the First Federal stockholders meeting.

         Under no circumstances will First Federal be required to pay more than $450,000 in the aggregate under the termination fee provisions.

PAYMENT OF EXPENSES (PAGE 67)

         Classic and First Federal will pay their own fees, costs and expenses incurred in connection with the merger, except that expenses incurred in the printing and mailing of these joint proxy statement prospectus shall be shared by the parties.

COMPLETION OF THE MERGER (PAGE 57)

         The merger will become effective when we file a certificate of merger with the Delaware Secretary of State. The bank merger will become effective at the time and date specified in the certificate of merger issued by the KDFI. It is anticipated that the merger will be completed in the second quarter of 2003.

AGREEMENT NOT TO SOLICIT OTHER PROPOSALS (PAGE 63)

         First Federal has agreed not to initiate, solicit, encourage, facilitate, or discuss any acquisition proposal with a third party. Despite the agreement of First Federal not to solicit other acquisition proposals, the board of directors of First Federal may generally negotiate, have discussions with, or provide certain information to a third party who makes an unsolicited, written, bona fide acquisition proposal, provided that the First Federal board of directors, after receipt of advice from outside legal counsel, in good faith deems such action to be necessary for the proper discharge of its duties to First Federal stockholders.

AMENDMENT (PAGE 67)

         We can agree to amend the merger agreement, and each of us can waive our rights to require the other party to adhere to the terms and conditions of the merger agreement, where the law allows. However, once First Federal stockholders approve the merger agreement, Classic and First Federal may not reduce or change the consideration to be received by First Federal stockholders in the merger.

                                  RISK FACTORS

         In addition to the other information included in or incorporated by reference into this joint proxy statement/prospectus, including the matters addressed in "A Warning About Forward-Looking Information" beginning on page 15, you should consider the matters described below carefully in determining how to vote on the merger.

IF YOU ARE A FIRST FEDERAL STOCKHOLDER, YOU MAY NOT RECEIVE THE FORM OF MERGER CONSIDERATION THAT YOU INITIALLY ELECT.

         The consideration to be received by First Federal stockholders in the merger is subject to the requirement that 50% of the shares of First Federal common stock be exchanged for Classic common stock and 50% be exchanged for cash. The merger agreement contains proration and allocation methods to achieve this desired result. If you elect all cash and the available cash is oversubscribed, then you will receive a portion of the merger consideration in Classic common stock. If you elect all stock and the available stock is oversubscribed, then you will receive a portion of the merger consideration in cash. The type of consideration you receive may also be affected by the requirement that the value of the stock portion of the merger consideration be equal to at least 45% of the merger consideration.

         If you receive a different form of consideration than you elected, the tax consequences to you may be different than they would have been had you received the form of consideration you elected (including the possible recognition of taxable gain to the extent cash is received.) See "The Merger--Material Federal Income Tax Consequences of the Merger."

BECAUSE THE MARKET PRICE OF CLASSIC COMMON STOCK MAY FLUCTUATE, YOU CANNOT BE SURE OF THE MARKET VALUE OF THE CLASSIC COMMON STOCK THAT YOU MAY RECEIVE IN THE MERGER.

         Upon the closing of the merger, each of your shares of First Federal common stock will automatically be converted into the right to receive either shares of Classic common stock or $24.00 in cash. The number of shares of Classic common stock to be exchanged for each share of First Federal common stock will be .9797. Changes in the price of Classic common stock from the date of the merger agreement and from the date of this joint proxy statement/prospectus may affect the market value of Classic common stock that you will receive on the date of the merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in Classic's businesses, operations and prospects, and regulatory considerations. Many of these factors are beyond Classic's control.

THE PRICE OF CLASSIC COMMON STOCK MIGHT DECREASE AFTER THE MERGER.

         Following the merger, many holders of First Federal common stock will become stockholders of Classic. Classic common stock could decline in value after the merger. For example, during the twelve-month period ending on May 12, 2003 (the most recent practicable date prior to the printing of this joint proxy statement-prospectus), the closing price of Classic common stock varied from a low of $18.25 to a high of $29.66 and ended that period at $28.33. The market value of Classic common stock fluctuates based upon general market economic conditions, Classic's business and prospects and other factors.

THE TAX CONSEQUENCES OF THE MERGER FOR FIRST FEDERAL SHAREHOLDERS WILL BE DEPENDENT ON THE MERGER CONSIDERATION RECEIVED.

         The tax consequences of the merger to you will be dependent on the merger consideration received by you. You generally will not recognize any gain or loss on the conversion of shares of First Federal common stock solely into shares of Classic common stock; however, you generally will be taxed to the extent you receive cash in exchange for your shares of First Federal common stock or instead of any fractional share of Classic common stock that your would otherwise be entitled to receive. For detailed discussion of the tax consequences to you of the merger, see "The Merger -- Material Federal Income Tax Consequences of the Merger."

DIRECTORS AND OFFICERS OF FIRST FEDERAL HAVE POTENTIAL CONFLICTS OF INTEREST IN THE MERGER.

         The directors and officers of First Federal have interests in the merger that are different from, or in addition to, the interests of First Federal stockholders generally. In addition, all First Federal directors have entered into a voting agreement with Classic related to the merger. Among other things, the First Federal directors have agreed to vote the shares of First Federal common stock they beneficially own in favor of the merger agreement.

THERE ARE UNCERTAINTIES IN INTEGRATING THE BUSINESS OPERATIONS OF FIRST FEDERAL WITH CLASSIC AND IN REALIZING ENHANCED EARNINGS FOR THE COMBINED COMPANY.

         The merger and the bank merger involve the integration of companies that have previously operated independently. Successful integration of First Federal's consolidated operations will depend primarily on Classic's ability to consolidate operations, systems and procedures and to eliminate redundancies and costs. No assurance can be given that Classic and First Federal will be able to integrate their operations without encountering difficulties, including, without limitation, the loss of key employees and customers, the disruption of their respective ongoing businesses or possible inconsistencies in standards, controls, procedures and policies.

         The combined company's results may be affected if:

     o the combination of the businesses of Classic and First Federal takes longer, or is more difficult, time-consuming or costly to accomplish than expected;

     o the expected growth opportunities and cost savings from the merger are not fully realized or take longer to realize than expected;

     o economic conditions deteriorate in the Ashland, Kentucky/Ironton, Ohio/Huntington, West Virginia area, the primary market area of both Classic and First Federal; or

     o operating costs, customer losses and business disruption following the merger, including adverse effects on relationships with employees, are greater than expected.

         If any of these risks were to occur, the business, operations and/or earnings of the combined company could be negatively affected.

UPON COMPLETION OF THE MERGER, THE CURRENT STOCKHOLDERS OF CLASSIC WILL HAVE THEIR OWNERSHIP INTERESTS DILUTED.

         The issuance of the shares of Classic common stock in the merger will dilute the current ownership of the current Classic stockholders. In the merger, Classic proposes to issue 220,770 shares of Classic common stock, which after issuance will represent approximately 20.0% of the issued and outstanding shares of Classic common stock (excluding stock options).

         From time to time, Classic details other risks with respect to its business and/or financial results in press releases and filings with the Securities and Exchange Commission. We urge you to review the risks described in such releases and filings before voting at your stockholders' meeting.

                   A WARNING ABOUT FORWARD-LOOKING INFORMATION

         Classic and First Federal each have made forward-looking statements in this document, and in certain documents that we refer to in this document, that are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of each respective company's management, and on information currently available to them. Forward-looking statements include the information concerning possible or assumed future results of operations of Classic and/or First Federal are often preceded by, followed by or include the words "will," "believes," "expects," "anticipates," "intends," "plans," "estimates" or similar expressions.

         Among other things, Classic and First Federal each have made statements in this document regarding statements of the benefit of the merger, including future financial and operating results, cost savings, enhancements, revenues, accretions and reported earnings that may be realized from the merger, statements about Classic's and First Federal's plans, objections, expectations, and intentions and other statements that are not historical facts. With respect to estimated cost savings, Classic has made certain assumptions regarding, among other things, the extent of operational overlap between Classic and First Federal, the amount of general and administrative expense consolidation, costs relating to converting First Federal's bank operations and data processing to Classic's systems and the costs related to the merger. The realization of cost savings are subject to the risk that the foregoing assumptions are not accurate.

         Moreover, any statements in this document regarding the anticipated effect of the merger and our anticipated performance in future periods are subject to risks relating to, among other things, the following:

     o the business of Classic and First Federal may not be combined successfully, or the combination may take longer or be more difficult, time consuming or costly to accomplish than expected;

     o the expected growth opportunities and cost savings from the merger may not be fully realized or may take longer to realize than expected;

     o operating costs, customer losses and business disruption following the merger, including adverse effects on relationships with employees, may be greater than expected;

     o the merger may not be consummated because of, among other things, a failure to obtain required stockholder or governmental approvals, or adverse regulatory conditions imposed in connection with governmental approvals of the merger;

     o   adverse governmental or regulatory policies may be enacted;

     o the interest rate environment may change, so as to compress margins and adversely affect net interest income;

     o Classic or First Federal may experience adverse changes to credit quality;

     o Classic or First Federal may experience increased competition from other financial services companies in their market; and

     o the concentration of Classic's and First Federal's operations in the same market area may adversely affect asset quality, results of operations and Classic's ability to grow if the local economy weakens.

         Management of Classic and First Federal believe these forward-looking statements are reasonable; however, you should not place undue reliance on such forward-looking statements, which are based on current expectations.

         Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and stockholder values of Classic following completion of the merger may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond Classic's and First Federal's ability to control or predict. For those statements, Classic and First Federal claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.


                           COMPARATIVE PER SHARE DATA

         The following table shows information about our income per common share, dividends per share and book value per share, and similar information as if the merger had occurred on the date indicated (which we refer to as "pro forma" information). In presenting the comparative pro forma information for certain time periods, we assumed that we had been merged throughout those periods and made certain other assumptions. See "Pro Forma Financial Information."

         The information listed as "per equivalent First Federal share" was obtained by multiplying the pro forma amounts by an exchange ratio of .9797. We present this information to reflect the fact that some First Federal stockholders will receive shares of Classic common stock for each share of First Federal common stock exchanged in the merger. We also anticipate that the combined company will derive financial benefits from the merger that include reduced operating expenses and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the new company under one set of assumptions, does not reflect these benefits and, accordingly, does not attempt to predict or suggest future results. The pro forma information also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during these periods.

         The information in the following table is based on, and should be read together with, the historical financial information that we have presented in this document. See "Pro Forma Financial Information."

                                                                                               PER EQUIVALENT
                                             CLASSIC       FIRST FEDERAL      PRO FORMA        FIRST FEDERAL
                                            HISTORICAL      HISTORICAL         COMBINED           SHARE(1)
                                         -------------- ------------------ ----------------- -------------------
                                                                     (unaudited)
BOOK VALUE PER SHARE:
At March 31, 2003                             $23.00           $20.20         $23.41(2)               $22.93
At December 31, 2002                           22.08            19.97          22.65(2)                22.19

CASH DIVIDENDS DECLARED PER SHARE:
Year ended March 31, 2003                       $.32            $ .28           $.32(3)                 $.31
Nine months ended December 31, 2002              .24              .21            .24(3)                  .24
Year ended December 31, 2002                     .32              .28            .32(3)                  .31

DILUTED NET INCOME PER SHARE:
Year ended March 31, 2003                      $2.55            $ .97          $2.35                   $2.30
Nine months ended December 31, 2002             1.91              .82           1.80                    1.76
Year ended March 31, 2002                       1.94              .85           1.78                    1.74
------------------------------
(1)  The per equivalent First Federal share amounts are computed by multiplying the pro forma combined amounts by a factor of .9797 to reflect the exchange ratio in the merger.

(2) The pro forma combined book value per share of Classic common stock is based upon the pro forma combined common stockholders' equity for Classic and First Federal divided by total pro forma common shares of the combined entity.
(3) Pro forma dividends per share represent Classic's historical dividends per share.

                    SELECTED HISTORICAL FINANCIAL INFORMATION

         The following tables show summarized historical financial data for Classic and First Federal. You should read this summary financial information in connection with Classic's and First Federal's historical financial information.

         The audited financial statements of Classic are included in its Annual Report on Form 10-KSB, the unaudited financial statements of Classic for the nine months ended December 31, 2002 and 2001 are included in its Quarterly Report on Form 10-QSB, and the unaudited condensed financial statements of Classic for the twelve months ended March 31, 2003 are included in its Current Report on Form 8-K dated May 16, 2003, all of which are included in Annex E. The audited financial statements of First Federal are included in First Federal's Annual Report on Form 10-KSB and the unaudited financial statements of First Federal for the six months ended March 31, 2003 and 2002 are included in First Federal's Quarterly Report on Form 10-QSB, both of which are included in Annex F.

         Unaudited financial statements for Classic for the twelve months ended March 31, 2003 and 2002 and for First Federal for the six months ended March 31, 2003 and 2002 include normal, recurring adjustments necessary to fairly present the data for those periods. The unaudited data for periods of less than one year are not necessarily indicative of expected results for a full year's operation.


              SELECTED HISTORICAL FINANCIAL INFORMATION FOR CLASSIC


                                                                    AT OR FOR THE YEAR ENDED MARCH 31,
                                              ---------------------------------------------------------------------------
                                                2003           2002         2001         2000         1999         1998
                                              --------       --------     --------     --------     --------     --------
                                                                  (IN THOUSANDS EXCEPT PER SHARE DATA)
FINANCIAL CONDITION DATA:
Total assets                                  $249,881       $215,447     $187,860     $175,254     $142,739     $131,121
Investment securities available-for-sale        30,196         27,283       26,188       25,135       26,526       19,474
Mortgage-backed securities available for         9,596          9,064        3,445        3,230        4,479        7,831
sale
Loans receivable, net                          187,175        160,316      138,862      127,808       97,527       90,100
Deposits                                       190,155        158,874      145,430      134,897      117,732      104,927
FHLB advances                                   28,126         27,401       16,636       17,075          388          --
Total equity, substantially restricted          25,422         21,981       20,460       18,999       20,289       20,407

OPERATING DATA:
Interest income                                $14,206        $13,709      $13,697      $11,941      $ 9,822       $9,507
Interest expense                                 4,970          6,100        7,349        5,892        4,979        4,812
                                               -------         ------       ------       ------        -----       ------
Net interest income                              9,236          7,609        6,348        6,049        4,843        4,695
Provision for loan losses                          428            363          261          223          100          158
                                               -------         ------       ------       ------        -----       ------
Net interest income after
       provision for loan losses                 8,808          7,246        6,087        5,826        4,743        4,537
Noninterest income                               1,675          1,454        1,085          895          675          873
Noninterest expense                              6,459          5,726        5,794        5,359        4,295        3,994
                                               -------         ------       ------       ------        -----       ------
Income (loss) before income taxes                4,024          2,974        1,378        1,362        1,123        1,416
Income taxes                                     1,104            774          330          292          238          396
                                               -------         ------       ------       ------        -----       ------
Net income (loss)                              $ 2,920         $2,200       $1,048       $1,070        $ 885       $1,020
                                               =======         ======       ======       ======        =====       ======

PER SHARE DATA:
Basic income (loss) per share
                                                 $2.77          $2.08         $.97         $.94         $.75         $.97
Diluted income (loss) per share
                                                  2.55           1.94          .96          .92          .72          .96
Dividends per share
                                                   .32            .32          .32          .32          .31          .32

PERFORMANCE RATIOS:
Return on average assets (1)                       1.3%           1.1%          .6%          .6%          .6%          .8%
Return on average equity (2)                      12.2           10.3          5.3          5.5          4.3          5.2
Net interest margin (3)                            4.5            4.4          4.0          4.3          4.1          4.1
Operating (noninterest) expense to                 2.8            2.9          3.2          3.2          3.1          3.0
    average total assets
Efficiency ratio(4)                               57.1           60.6         69.9         69.4         71.2         66.6
Dividend payout ratio (5)                         11.6           15.4         33.0         34.0         41.3         32.2

ASSET QUALITY RATIOS:
Nonperforming loans to net loans (6)                .7%            .4%          .6%          .6%          .4%          .4%
Allowance for loan losses to non-                155.7          248.2        179.1        168.9        212.1        249.6
   performing loans
Allowance for loan losses to gross loans           1.0            1.0          1.0          1.0           .9           .9
--------------------------------------
(1) Net income divided by average total assets.
(2) Net income divided by average total equity.
(3) Net interest income (TE) as a percentage of average interest-earning assets.
(4) Noninterest expense divided by the sum of net interest income (TE) and noninterest income.
(5) Dividends paid divided by net income per basic share.
(6) Nonperforming loans consist of loans accounted for on a nonaccrual basis and loans greater than 90 days delinquent.


        SELECTED HISTORICAL FINANCIAL INFORMATION FOR FIRST FEDERAL

                                                   AT OR FOR THE
                                                 SIX MONTHS ENDED
                                                     MARCH 31,                    AT OR FOR THE YEAR ENDED SEPTEMBER 30,
                                               ---------------------   ---------------------------------------------------------
                                                  2003        2002        2002        2001        2000        1999      1998
                                               ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
FINANCIAL CONDITION DATA:
Total assets                                   $  72,878   $  69,273   $  68,967   $  70,986   $  67,620   $  65,136   $  62,396
Investment securities available-for sale             672         602         755         659         347         791         610
Investment securities held-to-maturity             4,934       4,274       4,879       2,880       2,179       2,317       3,310
Mortgage-backed securities available for sale      3,176       5,366       5,440       6,203       4,411       4,703       5,618
Mortgage-backed securities held-to maturity        2,879       3,849       3,379       4,296       3,876       4,443       5,269
Loans receivable, net                             51,106      51,115      49,707      52,275      53,417      49,703      44,643
Deposits                                          56,712      50,130      49,750      51,116      46,366      47,743      45,437
FHLB advances                                      6,382       9,880       9,612      10,837      11,690       7,846       7,004
Total equity, substantially restricted             9,324       8,881       9,123       8,710       9,286       9,283       9,651

OPERATING DATA:
Interest income                                $   2,242   $   2,378   $   4,625   $   5,019   $   4,748   $   4,378   $   4,239
Interest expense                                     987       1,293       2,362       3,166       2,873       2,663       2,620
                                               ---------   ---------   ---------   ---------   ---------   ---------   ---------
Net interest income                                1,255       1,085       2,263       1,853       1,875       1,715       1,619
Provision for loan losses                             60          31          81          55          23          17          12
                                               ---------   ---------   ---------   ---------   ---------   ---------   ---------

Net interest income after
     provision for loan losses                     1,195       1,054       2,182       1,798       1,852       1,698       1,607
                                               ---------   ---------   ---------   ---------   ---------   ---------   ---------
Noninterest income                                   110          61         124         128         106         101         145
Noninterest expense                                1,063         780       1,555       1,537       1,440       1,455       1,421
                                               ---------   ---------   ---------   ---------   ---------   ---------   ---------
Income (loss) before income taxes                    242         335         751         389         518         344         331
Income taxes                                          83         110         249         121         162         104          79
                                               ---------   ---------   ---------   ---------   ---------   ---------   ---------

Net income (loss)                              $     159   $     225   $     502   $     268   $     356   $     240   $     252
                                               =========   =========   =========   =========   =========   =========   =========

PER SHARE DATA:
Basic income (loss) per share                       $.36        $.53       $1.17        $.61        $.70        $.45        $.44
Diluted income (loss) per share                      .35         .53        1.15         .61         .70         .45         .43
Dividends per share                                  .14         .14         .28         .28         .28         .28         .28

PERFORMANCE RATIOS:
Return on average assets (1)                          .4%         .6%         .7%         .4%         .5%         .4%         .4%

Return on average equity (2)                         3.5         5.1         5.6         3.0         3.8         2.6         2.6
Net interest margin (3)                              3.5         3.2         3.4         2.8         2.9         2.8         2.7
Operating (noninterest) expense to                   2.8         2.2         2.2         2.2         2.2         2.2         2.3
    average total assets
Efficiency ratio(4)                                 77.9        68.1        65.1        77.6        72.7        80.1        80.6
Dividend payout ratio (5)                           38.9        26.4        23.9        45.9        40.0        62.2        63.6

ASSET QUALITY RATIOS:
Nonperforming loans to net loans (6)                  .9%         .4%         .5%         .4%         .4%         .3%         .3%
Allowance for loan losses to non-                   91.9       130.7       131.4       117.5       134.4       168.3       230.4
   performing loans
Allowance for loan losses to gross loans              .8          .5          .6          .5          .6          .6          .6
-------------------------------
(1) Net income divided by average total assets.
(2) Net income divided by average total equity.
(3) Net interest income as a percentage of average interest-earning assets.
(4) Noninterest expense divided by the sum of net interest income and noninterest income.
(5) Dividends paid divided by net income per basic share.
(6) Nonperforming loans consist of loans accounted for on a nonaccrual basis and loans greater than 90 days delinquent.

                    SUMMARY SELECTED PRO FORMA COMBINED DATA

         The following table shows selected financial information on a pro forma combined basis giving effect to the merger as if the merger had become effective at the end of the periods presented, in the case of balance sheet information, and at the beginning of each period presented, in the case of income statement information. The pro forma information reflects the purchase method of accounting.

         We anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses and opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the new company under one set of assumptions, does not reflect these benefits and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the new company would have been had our companies been combined during these periods.

         You should read this summary pro forma information in conjunction with the information under "PRO FORMA FINANCIAL INFORMATION" and with the historical information in this document on which it is based.

                                                                      NINE
                                                         YEAR        MONTHS        YEAR
                                                         ENDED        ENDED        ENDED
                                                       MARCH 31,   DECEMBER 31,  MARCH 31,
                                                         2003         2002         2002
                                                      ----------   ----------   ----------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
PRO FORMA COMBINED INCOME STATEMENT DATA:
Interest income                                       $   18,403   $   13,811   $   18,274
Interest expense                                           6,863        5,217        8,763
Net interest income                                       11,540        8,594        9,511
Provision for loan losses                                    538          371          430
Net interest income after provision for loan losses       11,022        8,223        9,081
Non-interest income                                        1,853        1,345        1,590
Non-interest expense                                       8,393        6,181        7,368
Net income                                                 3,211        2,435        2,425

PRO FORMA PER SHARE DATA:
Basic net income                                      $     2.52   $     1.92   $     1.89
Diluted net income                                          2.35         1.80         1.78


                                                       MARCH 31,   DECEMBER 31,
                                                         2003         2002
                                                      ----------   ----------
                                                          (IN THOUSANDS)
PRO FORMA COMBINED BALANCE SHEET DATA:
Total assets                                            $319,499     $310,036
Loans receivable, net                                    238,237      232,539
Deposits                                                 247,030      233,743
Total stockholders' equity                                31,052       30,044

                      MARKET PRICE AND DIVIDEND INFORMATION

         Classic common stock is listed on the Nasdaq SmallCap Market under the symbol "CLAS." First Federal common stock is listed on the OTC Bulletin Board under the symbol "FFFB."

         The following table lists the high and low closing prices per share for Classic common stock and the high and low bid prices for First Federal common stock and the cash dividends paid by Classic and First Federal for the periods indicated.

                                                     CLASSIC COMMON STOCK               FIRST FEDERAL COMMON STOCK
                                               ------------------------------        -------------------------------
                                                 HIGH      LOW      DIVIDENDS          HIGH       LOW      DIVIDENDS
                                               --------  --------   ---------        --------   --------   ---------
2000
   Quarter ended March 31, 2000                 $11.81    $10.00      $.08            $11.00      $6.75      $.07
   Quarter ended June 30, 2000                   11.12     10.00       .08              7.00       6.75       .07
   Quarter ended September 30, 2000              11.12      9.94       .08             11.75       9.12       .07
   Quarter ended December 31, 2000               11.87     10.25       .08             11.50      10.81       .07
2001
   Quarter ended March 31, 2001                  13.94     11.06       .08             11.75      10.81       .07
   Quarter ended June 30, 2001                   15.50     12.51       .08            11.875      11.10       .07
   Quarter ended September 30, 2001              15.42     11.75       .08             12.00      11.55       .07
   Quarter ended December 31, 2001               17.24     12.99       .08             13.00      11.55       .07
2002
   Quarter ended March 31, 2002                  17.60     15.10       .08             15.25      13.25       .07
   Quarter ended June 30, 2002                   21.70     18.25       .08             15.50      14.11       .07
   Quarter ended September 30, 2002              27.80     21.25       .08             15.75      14.35       .07
   Quarter ended December 31, 2002               25.50     22.06       .08             23.75      15.00       .07
2003
   Quarter ended March 31, 2003                  29.66     26.35       .08             26.00      23.50       .07

         You should obtain current market quotations for Classic and First Federal common stock as the market price of these securities will fluctuate between the date of this document and the date on which the merger is completed, and thereafter. You can get these quotations from a newspaper, on the Internet or by calling your broker.

         As of May 12, 2003, there were approximately 203 holders of record of Classic common stock. As of May 12, 2003, there were approximately 141 holders of record of First Federal common stock. These numbers do not reflect the number of persons or entities who may hold their stock in nominee or "street" name through brokerage firms.

         Applicable law limits the ability of First Federal and Classic Bank to pay dividends to their holding companies. The merger agreement restricts cash dividends payable on First Federal common stock pending consummation of the merger. Also, the boards of directors anticipate coordinating the dividend record and payment dates for the common stock of the two companies with the intention that First Federal's stockholders do not receive two dividends, or fail to receive one dividend, for any single quarter with respect to their shares of First Federal stock or shares of Classic received in exchange for First Federal Stock. See "The Merger Agreement--Conduct of Business Before the Merger."

         Following the merger, the declaration of dividends will be at the discretion of Classic's board of directors and will be determined after consideration of various factors, including earnings, cash requirements, the financial condition of Classic, applicable state law and government regulations and other factors deemed relevant by Classic's board of directors.


                           THE CLASSIC SPECIAL MEETING

GENERAL

         This joint proxy statement/prospectus is being furnished to Classic stockholders in connection with the solicitation of proxies by the Classic board of directors to approve and adopt the merger agreement and the merger.

PLACE, DATE AND TIME

         The meeting will be held at the Classic Bank Annex located at 340 17th Street, Ashland, Kentucky 41101 on June 17, 2003 at 10:00 a.m., local time.

PURPOSE OF THE MEETING

         The purpose of the meeting is to consider and vote on a proposal to approve and adopt the merger agreement and to act on any other matters brought before the meeting.

WHO CAN VOTE AT THE MEETING; RECORD DATE

         You are entitled to vote your Classic common stock if the records of Classic showed that you held your shares as of the close of business on May 12, 2003. As of the close of business on that date, a total of 1,105,486 shares of Classic common stock were outstanding. Each share of common stock has one vote.

ATTENDING THE MEETING

         If you are a beneficial owner of Classic common stock held by a broker, bank or other nominee (i.e., in "street name"), you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of Classic common stock held in street name in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

QUORUM AND VOTE REQUIRED

         QUORUM. The special meeting will be held if one-third of the outstanding shares of common stock entitled to vote is represented in person or by proxy at the meeting. If you return valid proxy instructions or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes for determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Under applicable rules, brokers, banks and other nominees may not exercise their voting discretion on the proposal to approve and adopt the merger agreement and, for this reason, may not vote shares held for beneficial owners without specific instructions from the beneficial owners.

         VOTE REQUIRED. Approval and adoption of the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of Classic common stock entitled to vote at the meeting. FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD OR TO VOTE IN PERSON WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT. Abstentions and broker non-votes will have the same effect as a vote against the merger agreement.

SHARES HELD BY CLASSIC OFFICERS AND DIRECTORS AND BY FIRST FEDERAL

         As of May 12, 2003, directors and executive officers of Classic beneficially owned 414,827 shares of Classic common stock, not including shares that may be acquired upon the exercise of stock options. This equals 31.77% of the outstanding shares of the Classic common stock outstanding as of such date. As of the same date, neither First Federal nor, any of its directors and executive officers beneficially owned any shares of Classic common stock except for the spouse of Mr. Rambacher who owned 100 such shares.

VOTING BY PROXY

         The board of directors of Classic is sending you this document for the purpose of requesting that you allow your shares of Classic common stock to be represented at the special meeting by the persons named in the enclosed proxy card. All shares of Classic common stock represented at the meeting by properly executed proxies will be voted in accordance with the instructions indicated on the proxy card. If you sign and return a proxy card without giving voting instructions, your shares will be voted as recommended by Classic's board of directors. Classic's board of directors unanimously recommends a vote "FOR" approval of the merger agreement.

         If any matters not described in this document are properly presented at the special meeting, the persons named in the proxy card will use their own judgment to determine how to vote your shares. This includes a motion to adjourn or postpone the meeting in order to solicit additional proxies. However, no proxy voted against the proposal to approve the merger agreement will be voted in favor of an adjournment or postponement to solicit additional votes in favor of the merger agreement. Classic does not know of any other matters to be presented at the meeting.

         If your Classic common stock is held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. Your broker or bank may allow you to deliver your voting instructions via the telephone or the Internet. Please see the instruction form that accompanies this document.

REVOCABILITY OF PROXIES

         You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy you must either advise the Secretary of Classic in writing before your common stock has been voted at the special meeting, deliver proxy instructions with a later date, or attend the meeting and vote your shares in person. Attendance at the special meeting will not in itself constitute revocation of your proxy.

SOLICITATION OF PROXIES

         Classic will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of Classic may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies. Classic will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

PARTICIPANTS IN CLASSIC'S ESOP

         If you participate in the Classic Bank Employee Stock Ownership Plan, you will receive a voting instruction form that reflects all shares you may vote under the plan. Under the terms of the employee stock ownership plan, all shares held in the employee stock ownership plan are voted by the employee stock ownership plan trustees, but each participant in the employee stock ownership plan may direct the trustees how to vote the shares of Classic common stock allocated to his or her employee stock ownership plan account. Unallocated shares of Classic common stock held by the employee stock ownership plan trust and allocated shares for which no timely voting instructions are received will be voted by the trustees in the same proportion as shares for which the trustees have received voting instructions, subject to the exercise of their fiduciary duties. The deadline for returning your voting instructions to the trustees is June 13, 2003.

                        THE FIRST FEDERAL SPECIAL MEETING

GENERAL

         This joint proxy statement/prospectus is being furnished to First Federal stockholders in connection with the solicitation of proxies by the First Federal board of directors to approve and adopt the merger agreement and the merger.

PLACE, DATE AND TIME

         The special meeting of First Federal's stockholders will be held at 415 Center Street, Ironton, Ohio on June 17, 2003, at 1:00 p.m., local time.

PURPOSE OF THE MEETING

         The purpose of the meeting is to consider and vote on a proposal to approve and adopt the merger agreement and to act on any other matters brought before the meeting.

WHO CAN VOTE AT THE MEETING; RECORD DATE

         You are entitled to vote your First Federal common stock if the records of First Federal showed that you held your shares as of the close of business on May 12, 2003. As of the close of business on that date, a total of 461,252 shares of First Federal common stock were outstanding. Each share of common stock has one vote.

ATTENDING THE MEETING

         If you are a beneficial owner of First Federal common stock held by a broker, bank or other nominee (i.e., in "street name"), you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of First Federal common stock held in street name in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

QUORUM AND VOTE REQUIRED

         QUORUM. The special meeting will be held if a majority of the outstanding shares of common stock entitled to vote is represented in person or by proxy at the meeting. If you return valid proxy instructions or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes for determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Under applicable rules, brokers, banks and other nominees may not exercise their voting discretion on the proposal to approve and adopt the merger agreement and, for this reason, may not vote shares held for beneficial owners without specific instructions from the beneficial owners.

         VOTE REQUIRED. Approval and adoption of the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of First Federal common stock entitled to vote at the meeting. FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD OR TO VOTE IN PERSON WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT. Abstentions and broker non-votes will have the same effect as a vote against the merger agreement.

SHARES HELD BY FIRST FEDERAL OFFICERS AND DIRECTORS AND BY CLASSIC

         As of May 12, 2003, directors and executive officers of First Federal beneficially owned 134,321 shares of First Federal common stock, not including shares that may be acquired upon the exercise of stock options. This equals 27.37% of the outstanding shares of First Federal common stock as of such date. As of the same date, none of Classic or any of its directors and executive officers beneficially owned any shares of First Federal common stock. All of the First Federal directors entered into voting agreements with Classic to vote all shares of First Federal common stock owned by them in favor of the proposal to approve the merger agreement.

VOTING BY PROXY

         The board of directors of First Federal is sending you this document for the purpose of requesting that you allow your shares of First Federal common stock to be represented at the special meeting by the persons named in the enclosed proxy card. All shares of First Federal common stock represented at the meeting by properly executed proxies will be voted in accordance with the instructions indicated on the proxy card. If you sign and return a proxy card without giving voting instructions, your shares will be voted as recommended by First Federal's board of directors. First Federal's board of directors unanimously recommends a vote "FOR" approval of the merger agreement.

         If any matters not described in this document are properly presented at the special meeting, the persons named in the proxy card will use their own judgment to determine how to vote your shares. This includes a motion to adjourn or postpone the meeting in order to solicit additional proxies. However, no proxy voted against the proposal to approve the merger agreement will be voted in favor of an adjournment or postponement to solicit additional votes in favor of the merger agreement. First Federal does not know of any other matters to be presented at the meeting.

         If your First Federal common stock is held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. Your broker or bank may allow you to deliver your voting instructions via the telephone or the Internet. Please see the instruction form that accompanies this document.

REVOCABILITY OF PROXIES

         You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy you must either advise the Secretary of First Federal in writing before your common stock has been voted at the special meeting, deliver proxy instructions with a later date, or attend the meeting and vote your shares in person. Attendance at the special meeting will not in itself constitute revocation of your proxy.

SOLICITATION OF PROXIES

         First Federal will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of First Federal may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies. First Federal will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

PARTICIPANTS IN FIRST FEDERAL'S ESOP

         If you participate in the First Federal Savings Bank of Ironton Employee Stock Ownership Plan, you will receive a voting instruction form that reflects all shares you may vote under the plan. Under the terms of the employee stock ownership plan, all shares held in the employee stock ownership plan are voted by the employee stock ownership plan trustees, but each participant in the employee stock ownership plan may direct the trustees how to vote the shares of First Federal common stock allocated to his or her employee stock ownership plan account. Unallocated shares of First Federal common stock held by the employee stock ownership plan trust and allocated shares for which no timely voting instructions are received will be voted by the trustees in the same proportion as shares for which the trustees have received voting instructions, subject to the exercise of their fiduciary duties. The deadline for returning your voting instructions to the trustees is June 13, 2003.

                        OWNERSHIP OF CLASSIC COMMON STOCK

         The following table provides information as of May 12, 2003 with respect to persons known to Classic to be the beneficial owners of more than 5% of Classic's outstanding common stock. A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investing power.

                                                                   PERCENT OF
        NAME                                 NUMBER OF            COMMON STOCK
     AND ADDRESS                           SHARES OWNED           OUTSTANDING
----------------------                     ------------           ------------

Classic Bancshares, Inc.                    103,463(1)                9.4%
Employee Stock Ownership Plan
344 Seventeenth Street
Ashland, Kentucky  41101

National City Corp.                          84,050(2)                7.6%
1900 East Ninth Street
Cleveland, Ohio  44114

Tontine Financial Partners, L.P              93,200(3)                8.4%
200 Park Avenue, Suite 3900
New York, NY  10166
---------------------------------------
(1) The amount reported represents shares held by Classic's Employee Stock Ownership Plan ("ESOP"), 45,943 of which have been allocated to accounts of participants. First Bankers Trust Company, N.A., Quincy, Illinois, the trustee of the ESOP, may be deemed to beneficially own the shares held by the ESOP which have not been allocated to accounts of participants. Participants in the ESOP are entitled to instruct the trustee as to the voting of shares allocated to their accounts under the ESOP. Unallocated shares held by the ESOP are voted by the trustee in the same manner that the trustee is instructed to vote by a majority of the plan participants who instruct the trustee as to the manner of voting the shares allocated to their plan accounts.

(2)  As reported by National City Corp. in a statement as of January 29, 2003 on
     Schedule 13G/A under the Exchange Act. National City Corp. reported shared dispositive power over 84,050 shares.

(3) As reported by Tontine Financial Partners, L.P., Tontine Managements, L.L.C., and Jeffrey L. Gendell in a statement as of February 4, 2003 on
     Schedule 13G/A under the Exchange Act. Tontine Financial Partners, L.P., Tontine Management, L.L.C. and Jeffrey L. Gendell reported shared power to vote or direct the vote of 93,200 shares.

         The following table provides information about the shares of Classic common stock beneficially owned by each director and by all directors and executive officers of Classic as a group as of May 12, 2003.

                                                       NUMBER OF SHARES THAT MAY
                                       NUMBER OF         BE ACQUIRED WITHIN 60      PERCENT OF COMMON
                  NAME              SHARES OWNED(1)   DAYS BY EXERCISING OPTIONS    STOCK OUTSTANDING
---------------------------------   ---------------   --------------------------    -----------------
Robert B. Keifer, Jr.                    12,248                 10,523                     2.04%
David A. Lang                            12,513                 10,523                     2.06%
Robert L. Bayes                          13,323                 20,350                     2.99%
Lisah M. Frazier                         12,459                 28,405                     3.60%
E.B. Gevedon, Jr.                        26,248                 10,523                     3.29%
Robert A. Moyer, Jr.                     14,848                 10,523                     2.27%
John W. Clark                            28,959                 10,523                     3.54%
C. Cyrus Reynolds                        19,380                 10,523                     2.68%
David B. Barbour                         40,428                 52,462                     8.02%
Jeffrey P. Lopez                          4,800                  7,350                     1.09%
All directors and executive             214,785                200,042                    31.77%
officers as a group (11 persons)

(1) Amount includes shares held directly as well as shares held jointly with family members, shares held in retirement accounts, shares allocated to the ESOP accounts, shares held in a fiduciary capacity and shares held by certain family members with respect to which shares the persons listed above may be deemed to have sole or shared voting and/or dispositive power. The amount reported above does not include shares awarded as restricted stock under Classic's 1996 Recognition and Retention Plan (the "RRP") that do not vest within 60 days of May 12, 2003.

                     OWNERSHIP OF FIRST FEDERAL COMMON STOCK

         The following table provides information as of May 12, 2003 with respect to persons known to First Federal to be the beneficial owners of more than 5% of First Federal's outstanding common stock. A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investing power.

                                                                    PERCENT OF
           NAME                                       NUMBER OF    COMMON STOCK
       AND ADDRESS                                  SHARES OWNED    OUTSTANDING
   ---------------------                            ------------   ------------
First Federal Savings Bank of Ironton
Employee Stock Ownership Plan                          49,520(1)      10.14%
415 Center Street
Ironton, Ohio 45638-1505

Estate of James E. Waldo                               41,343          8.46%
c/o First Federal Financial Bancorp, Inc.
415 Center Street
Ironton, Ohio 45638

Tontine Financial Partners, L.P.                       34,900          7.57%
Tontine Management, L.L.C.
Jeffrey L. Gendell
200 Park Avenue, Suite 3900
New York, NY 10166
-----------------------
(1) As of May 12, 2003, 31,606 shares had been allocated to participants' accounts. The trustees of the employee stock ownership plan are Messrs. Thomas D. Phillips, Edward R. Rambacher and I. Vincent Rice. See "Special Meeting of First Federal Stockholders-Participants in ESOP" for a discussion of the employee stock ownerships plan's voting procedures.

         The following table provides information about the shares of First Federal common stock beneficially owned by each director and by all directors and executive officers of First Federal as a group as of May 12, 2003.

                                                     NUMBER OF SHARES THAT
                                                     MAY BE ACQUIRED WITHIN      PERCENT
                                      NUMBER OF      60 DAYS BY EXERCISING   OF COMMON STOCK
                  NAME             SHARES OWNED(1)          OPTIONS            OUTSTANDING
---------------------------------  ---------------   ----------------------  ---------------
Thomas D. Phillips                      30,009               3,358                7.18%
I. Vincent Rice                         17,052              10,076                5.76%
Edith M. Daniels                        15,007               3,358                3.95%
Steven C. Milleson                      14,471               3,350                3.84%
Edward R. Rambacher                     17,314               3,358                4.56%
All directors and executive            104,813(2)           29,508               27.37%
officers as a group (6 persons)

(1) Amount includes shares held directly as well as shares held jointly with family members, shares held in retirement accounts, shares allocated to the names individuals' ESOP accounts, shares held in a fiduciary capacity and shares held by certain family members with respect to which shares the persons listed above may be deemed to have sole or shared voting and/or dispositive power.

(2)  Does not include options owned by estates of deceased directors.

                                   THE MERGER

         THE DETAILED TERMS OF THE MERGER ARE CONTAINED IN THE MERGER AGREEMENT ATTACHED AS ANNEX A TO THIS JOINT PROXY STATEMENT/PROSPECTUS. THE FOLLOWING DISCUSSION AND THE DISCUSSION UNDER "THE MERGER AGREEMENT" DESCRIBE CERTAIN ASPECTS OF THE MERGER AND TERMS OF THE MERGER AGREEMENT. THESE DESCRIPTIONS ARE QUALIFIED BY REFERENCE TO SUCH MERGER AGREEMENT. WE ENCOURAGE YOU TO READ THE MERGER AGREEMENT CAREFULLY.


THE PARTIES TO THE MERGER

         FIRST FEDERAL FINANCIAL BANCORP, INC. First Federal was organized as a Delaware business corporation in 1996 to be the savings and loan holding company for First Federal Savings Bank of Ironton in connection with the conversion of First Federal from mutual to stock form of ownership. The conversion was completed on June 3, 1996. As a savings and loan holding company, First Federal is subject to regulation by the Office of Thrift Supervision. Since its formation, First Federal's primary activity has been to direct and coordinate the business of First Federal Savings Bank of Ironton.

         First Federal Savings Bank of Ironton is a federally chartered savings bank located in Ironton, Ohio. First Federal Savings Bank is regulated by the OTS and its deposits are insured by the FDIC. First Federal Savings Bank conducts business in Ohio from two offices in Ironton and one office in Procterville, Ohio. First Federal Savings Bank is primarily engaged in attracting deposits from the general public and using these funds to originate loans secured by single family residences limited in Lawrence County and surrounding counties in Southern Ohio and to invest in mortgage backed securities and United States Government and federal agency securities. To a lesser extent, First Federal Savings Bank also makes consumer loans and loans secured by savings accounts. In October 2002, First Federal Savings Bank completed the acquisition of Lincoln Savings and Loan Association.

         For information on First Federal's business and financial statements and a discussion of First Federal's recent results of operations, see its Quarterly Report on Form 10-QSB for the quarter ended March 31, 2003 and its Annual Report on Form 10-KSB for the year ended September 30, 2002, all of which are attached as Annex F.

         CLASSIC BANCSHARES, INC. Classic was organized as a Delaware business corporation in 1995 to be the holding company for Classic Bank in connection with the conversion of Classic Bank from mutual to stock form of ownership. The conversion was completed on December 28, 1995. As a financial holding company, Classic is subject to regulation by the Federal Reserve. Since its formation, Classic's principal activity has been to direct and coordinate the business of Classic Bank.

         Classic Bank is a Kentucky chartered commercial bank headquartered in Ashland, Kentucky . Classic Bank is regulated by the KDFI and its deposits are insured by the FDIC. Classic Bank conducts business from its main office in Ashland, Kentucky and seven branch offices located in Boyd, Carter, Greenup and Johnson Counties, Kentucky. Classic's business involves attracting deposits from the general public and using such deposits, together with other funds, to originate primarily consumer, commercial business, commercial real estate, one- to four-family residential mortgages, and to a lesser extent multi-family and construction loans primarily in its market area. Classic also invests in mortgage-backed and related securities, taxable and tax-exempt investment securities and other permissible investments.

         For financial statements of Classic and a discussion of Classic's recent results of operations, see Classic's Quarterly Report on Form 10-QSB for the quarter ended December 31, 2002 and its Annual Report to Stockholders for 2002, both of which are attached as Annex E.

FORM OF THE MERGER

         The First Federal and the Classic boards of directors each have unanimously approved a merger agreement that provides for the merger of First Federal with and into Classic. Classic will survive the merger. Upon completion of the merger, each share of First Federal common stock will be converted into the right to receive, at the election of the holder and subject to certain restrictions, either $24.00 in cash or a number of shares of Classic common stock established by a formula in the merger agreement. The common stock of Classic will continue to trade on the Nasdaq SmallCap Market under the symbol "CLAS" after completion of the merger.

CONVERSION OF FIRST FEDERAL COMMON STOCK

         If the merger becomes effective, each share of First Federal common stock issued and outstanding immediately prior to the completion of the merger will automatically be converted into the right to receive, at the holder's election and subject to certain restrictions, either (a) $24.00 in cash without interest or (b) shares of Classic common stock and cash instead of fractional shares. A First Federal stockholder's receipt of either cash and/or stock, however, is subject to the allocation and proration procedures as well as other provisions in the merger agreement. See "-Cash or Stock Election."

CASH OR STOCK ELECTION

         Under the terms of the merger agreement, First Federal stockholders may elect to convert their shares into cash, Classic common stock or a mixture of cash and Classic common stock. All elections of First Federal stockholders are further subject to the allocation and proration procedures described in the merger agreement. These procedures provide that the number of shares of First Federal common stock to be converted into Classic common stock in the merger must be 50% of the total number of shares of First Federal common stock issued and outstanding on the date of the merger and that the total value of the stock portion of the merger consideration must be equal to at least 45% of the merger consideration. We are not making any recommendation as to whether First Federal stockholders should elect to receive cash or Classic common stock in the merger. Each holder of First Federal common stock must make his or her own decision with respect to such election.

         It is unlikely that elections will be made in the exact proportions provided for in the merger agreement. As a result, the merger agreement describes procedures to be followed if First Federal stockholders in the aggregate elect to receive more or less of the Classic common stock than Classic has agreed to issue. These procedures are summarized below.

         o IF STOCK IS OVERSUBSCRIBED: If First Federal stockholders elect to receive more Classic common stock than Classic has agreed to issue in the merger, then all First Federal stockholders who have elected to receive cash or who have made no election will receive cash for their First Federal shares and all stockholders who elected to receive Classic common stock will receive a pro rata portion of the available Classic shares plus cash for those shares not converted into Classic common stock.

         o IF STOCK IS UNDERSUBSCRIBED: If First Federal stockholders elect to receive fewer shares of Classic common stock than Classic has agreed to issue in the merger, then all First Federal stockholders who have elected to receive Classic common stock will receive Classic common stock and those stockholders who elected to receive cash or who have made no election will be treated in the following manner:

             o If the number of shares held by First Federal stockholders who have made no election is sufficient to make up the shortfall in the number of Classic shares that Classic is required to issue, then all First Federal stockholders who elected cash will receive cash, and those stockholders who made no election will receive both cash and Classic common stock in whatever proportion is necessary to make up the shortfall.

             o If the number of shares held by First Federal stockholders who have made no election is insufficient to make up the shortfall, then all First Federal stockholders who made no election will receive Classic common stock and those First Federal stockholders who elected to receive cash will receive cash and Classic common stock in whatever proportion is necessary to make up the shortfall.

         Notwithstanding these rules, as described under "--Tax Consequences for First Federal Stockholders," it may be necessary for Classic to reduce the number of shares of First Federal common stock that will be converted into the right to receive cash and correspondingly increase the number of shares of First Federal common stock that will be converted into Classic common stock. If this adjustment is necessary, stockholders who elect to receive cash or a mixture of cash and stock may be required on a pro rata basis to receive a greater amount of Classic common stock than they otherwise would have received.

         NO GUARANTEE CAN BE MADE THAT YOU WILL RECEIVE THE AMOUNTS OF CASH AND/OR STOCK YOU ELECT. AS A RESULT OF THE ALLOCATION PROCEDURES AND OTHER LIMITATIONS OUTLINED IN THIS DOCUMENT AND IN THE MERGER AGREEMENT, YOU MAY RECEIVE CLASSIC COMMON STOCK OR CASH IN AMOUNTS THAT VARY FROM THE AMOUNTS YOU ELECT TO RECEIVE.

ELECTION PROCEDURES; SURRENDER OF STOCK CERTIFICATES

         An election form is being mailed separately from this joint proxy statement/prospectus to holders of shares of First Federal common stock on or about the date this joint proxy statement/prospectus is being mailed. Each election form entitles the holder of the First Federal common stock to elect to receive cash, Classic common stock, or a combination of cash and stock, or make no election with respect to the merger consideration you wish to receive.

         American Stock Transfer and Trust Company will act as exchange agent in the merger and in that role will process the exchange of First Federal stock certificates for cash and/or Classic common stock. TO MAKE AN EFFECTIVE ELECTION, YOU MUST SUBMIT A PROPERLY COMPLETED ELECTION FORM, ALONG WITH YOUR FIRST FEDERAL STOCK CERTIFICATES REPRESENTING ALL SHARES OF FIRST FEDERAL COMMON STOCK COVERED BY THE ELECTION FORM (OR AN APPROPRIATE GUARANTEE OF DELIVERY) TO AMERICAN STOCK TRANSFER AND TRUST COMPANY ON OR BEFORE 5:00 P.M., EASTERN STANDARD TIME, ON JUNE 16, 2003. Shortly after the merger, the exchange agent will allocate cash and stock among First Federal stockholders, consistent with their elections and the allocation and proration procedures. If you do not submit an election form, you will receive instructions from the exchange agent on where to surrender your First Federal stock certificates after the merger is completed. IN ANY EVENT, DO NOT FORWARD YOUR FIRST FEDERAL STOCK CERTIFICATES WITH YOUR PROXY CARDS.

         You may change your election at any time prior to the election deadline by written notice accompanied by a properly completed and signed later dated election form received by the exchange agent prior to the election deadline or by withdrawal of your stock certificates by written notice prior to the election deadline. All elections will be revoked automatically if the merger agreement is terminated. If you have a preference for receiving either Classic stock and/or cash for your First Federal stock, you should complete and return the election form. If you do not make an election, you will be allocated Classic common stock and/or cash depending on the elections made by other stockholders.

         We make no recommendation as to whether you should elect to receive cash, stock or a combination of cash and stock in the merger. You must make your own decision with respect to your election. Generally, the merger will be a tax-free transaction for First Federal stockholders to the extent they receive Classic common stock. See "-Tax Consequences for First Federal Stockholders."

         If certificates for First Federal common stock are not immediately available or you are unable to send the election form and other required documents to the exchange agent prior to the election deadline, First Federal shares may be properly exchanged, and an election will be effective, if:

         o such exchanges are made by or through a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., or by a commercial bank or trust company having an office, branch or agency in the United States;

         o the exchange agent receives, prior to the election deadline, a properly completed and duly executed notice of guaranteed delivery substantially in the form provided with the election form (delivered by hand, mail, telegram, telex or facsimile transmission); and

         o the exchange agent receives, within three business days after the election deadline, the certificates for all exchanged First Federal shares, or confirmation of the delivery of all such certificates into the exchange agent's account with The Depository Trust Company in accordance with the proper procedures for such transfer, together with a properly completed and duly executed election form and any other documents required by the election form.

         First Federal stockholders who do not submit a properly completed election form or revoke their election form prior to the election deadline will have their shares of First Federal common stock designated as non-election shares. First Federal stock certificates represented by elections that have been revoked will be promptly returned without charge to the First Federal stockholder revoking the election upon written request.

         After the completion of the merger, the exchange agent will mail to First Federal stockholders who do not submit election forms or who have revoked such forms a letter of transmittal, together with instructions for the exchange of their First Federal common stock certificates for the merger consideration. Until you surrender your First Federal stock certificates for exchange after completion of the merger, you will not be paid dividends or other distributions declared after the merger with respect to any Classic common stock into which your First Federal shares have been converted. When you surrender your First Federal stock certificates, Classic will pay any unpaid dividends or other distributions, without interest. After the completion of the merger, there will be no further transfers of First Federal common stock. First Federal stock certificates presented for transfer after the completion of the merger will be canceled and exchanged for the merger consideration.

         If your First Federal stock certificates have been either lost, stolen or destroyed, you will have to prove your ownership of these certificates and that they were lost, stolen or destroyed before you receive any consideration for your shares. Upon request, either American Stock Transfer and Trust Company or First Federal's transfer agent, Registrar and Transfer Company, will send you instructions on how to provide evidence of ownership.

TREATMENT OF FIRST FEDERAL STOCK OPTIONS

         At the effective time of the merger, each outstanding option to purchase shares of First Federal common stock, whether or not vested, shall be cancelled and cash holders shall be entitled to receive cash equal to the number of his stock options times the excess of $24.00 over the applicable exercise price per share.

TREATMENT OF FIRST FEDERAL STOCK AWARDS

         At the effective time of the merger, each share of restricted stock outstanding at the effective time and issued pursuant to the First Federal Recognition and Retention Plan and Trust and its 2002 Director Stock Plan, to the extent not already vested, will vest and will represent a right to receive the merger consideration.

BACKGROUND OF THE MERGER

         CLASSIC

         Classic's board of directors meets regularly to review various strategic options available to enhance the value of its franchise. Among the items considered is the possible acquisition of other institutions. In connection therewith, Classic from time to time uses a financial model to assess the impact on Classic and its shareholders of acquisitions of other institutions at various prices.

         In view of the proximity of Ironton, Ohio to Ashland, Kentucky, Classic's board of directors had long considered opening an office in Ironton either through a de novo branch or the acquisition of another institution. For this reason, the senior management at Classic had made a point of becoming acquainted with the senior management of First Federal.

         During the summer of 2002, as a part of Classic's continued expansion strategy, the board of directors and management undertook a detailed analysis of the impact of a merger with First Federal. In connection therewith, Classic's President, David B. Barbour, had several informal discussions with Vince Rice, the President of First Federal, during this period. On August 27, 2002, Classic sent a letter of interest to First Federal proposing a merger between the two institutions.

         FIRST FEDERAL

         Periodically, the First Federal board of directors has reviewed its performance, compared its performance to other relatively comparable publicly traded institutions in the banking and thrift industries, reviewed market activity in First Federal's common stock, considered various business opportunities and strategies available to First Federal and discussed the general economic, regulatory, competitive and business pressures affecting First Federal and First Federal Savings Bank of Ironton. In addition, the First Federal board of directors, on an informal basis and during strategic planning sessions, has periodically review merger and acquisition activity in the thrift and banking industry.

         David Barbour, President and Chief Executive Officer of Classic, sent a letter, dated August 27, 2002, to I. Vincent Rice, President and Chief Executive Officer of First Federal, which set forth a merger proposal whereby Classic would acquire First Federal in exchange for cash and Classic common stock. In late September 2002, Mr. Rice spoke with Mr. Barbour via telephone. At the conclusion of the discussion, Mr. Rice and Mr. Barbour agreed there was a mutuality of interest based on their conversation and that the parties should continue to discuss the merits and acceptable terms of a possible. On September 12, 2002, the board of directors of First Federal met to discuss the proposed merger transaction. After discussing the general terms of Classic's merger proposal, First Federal's board of directors determined to engage Keller & Co. to serve as financial advisor to First Federal in connection with the board's evaluation of Classic's merger proposal.

         On October 2, 2002, Keller presented its analysis of Classic's merger offer and First Federal's valuation generally to First Federal's board of directors. Based upon Keller's analysis that First Federal's valuation supported an offering price higher than the price offered by Classic, the board of directors authorized Keller to communicate its analysis to Mr. Barbour and Keefe, Bruyette & Woods, Inc., Classic's financial advisor. Classic considered the analysis prepared by Keller and responded by increasing its offering price, subject to a due diligence review.

         Classic completed its due diligence review in late October and subsequently increased its offer price. On October 31, 2002, First Federal's board of directors met to discuss the proposed merger and the increased merger consideration offered by Classic. At the meeting, First Federal's board of directors communicated its willingness to proceed with the negotiation of a definitive merger agreement.

         On November 18, 2002, a draft of the proposed merger agreement was provided by Classic's legal counsel. First Federal's legal counsel reviewed the proposed merger agreement with First Federal's board of directors on November 25 and 26, 2002. Additional negotiations between the parties ensued, with First Federal holding board meetings to consider various business points under the definitive merger agreement on December 10 and 19, 2002. On December 30, 2002, Keller made a presentation to First Federal's board of directors with respect to the financial analysis of the proposed merger, and delivered an oral opinion that the merger consideration offered by Classic was fair from a financial point of view to First Federal's shareholders, which was subsequently confirmed by Keller in writing. The First Federal board of directors considered the terms of the merger agreement, the potential advantages and risks associated with the merger, and the financial analysis of Keller. Following the discussion, by the unanimous vote of the directors, the First Federal board approved the merger agreement. First Federal and Classic executed the merger agreement the evening of December 30, 2002. A joint press release was issued on the morning of December 31, 2002.

REASONS FOR THE MERGER

         CLASSIC

         The Classic board of directors believes that the merger agreement and the merger are in the best interests of Classic and its stockholders. Accordingly, the members of the Classic board of directors unanimously approved and adopted the merger agreement and recommends approval of the issuance of shares of Classic common stock in connection with the merger. In reaching its decision, the board of directors consulted with Classic's management, legal counsel and Keefe, Bruyette & Woods, Inc., Classic's financial advisor. The Classic board of directors considered a number of factors, to which relative weights were not assigned, including the following:

     o the business, operations, financial condition and earnings of Classic on a historical and a prospective basis and of the combined company on a pro forma basis;

     o an extensive analysis of the effect of the merger on the value of Classic's common stock;

     o   the complementary nature of the businesses of Classic and First
         Federal;

     o the ability of the combined company to leverage expenses and to achieve cost savings, operating efficiencies and opportunities for revenue enhancement;

     o the terms of the merger agreement including the provisions protecting Classic against a termination of the agreement;

     o the opinion of Keefe, Bruyette & Woods that the merger consideration to be paid to the First Federal stockholders is fair, from a financial point of view, to the holders of Classic common stock;

     o the value of First Federal based on various pricing ratios and other data in comparison with the value of other thrift institutions in recent merger deals;

     o the results of the due diligence investigations of First Federal conducted by management and Classic's financial and legal advisors;

     o the familiarity of the Classic board with and review of First Federal's business, operations, financial condition and earnings on an historical and a prospective basis;

     o the current and prospective economic and regulatory environment, burdens and constraints affecting banking organizations such as Classic and First Federal and the changing competitive environment for banking services; and

     o the probable impact of the merger on customers and employees and the communities and business served by Classic and First Federal.

         There are numerous factors other than the merger that could cause Classic's results of operations, including, among other things, earnings per share, to increase or decrease after the merger. Therefore, we cannot assure you that the anticipated benefits of the merger discussed in the previous paragraphs will happen. You should read "Risk Factors" on pages 14 through 15 and "A Warning About Forward-Looking Statements" on pages 15 through 16 for a discussion of the factors that could affect Classic's future operations and financial condition.

        Classic's board of directors has unanimously approved the merger agreement and recommends that Classic stockholders vote "FOR" the approval of the merger agreement.

         FIRST FEDERAL

         First Federal's board of directors believes that the terms of the merger agreement, which are the product of arm's length negotiations between First Federal and Classic, are in the best interests of First Federal's stockholders. In the course of reaching its determination, First Federal's board of directors considered the following factors, among others:

     o the amount of the merger consideration to be paid to First Federal's stockholders in relation to the market value, book value and earnings per share of First Federal's common stock,

     o information concerning First Federal's financial condition, results of operations, capital levels, asset quality and prospects,

     o   industry and economic conditions,

     o the form of the merger consideration offered by Classic which provides First Federal's stockholders with the flexibility of choosing to receive either cash or stock consideration, within certain limitations,

     o the opinion of First Federal's financial advisor as to the fairness of the merger consideration from a financial point of view to the holders of First Federal's common stock,

     o the general structure of the transaction and the compatibility of management and business philosophy,

     o the greater resources and product offerings that Classic will have after the merger than First Federal currently has,

     o the impact of the merger on the depositors, employees, customers and communities served by First Federal through expanded commercial, consumer and retail banking products and services,

     o the results of First Federal's due diligence investigation of Classic, including the likelihood of receiving the requisite regulatory approvals in a timely manner,

     o the ability of Classic after the merger to compete in relevant banking and non-banking markets, and

     o First Federal's strategic alternatives to the merger, including the continued operation of First Federal as an independent financial institution.

            In making its determination, the First Federal board of directors did not ascribe any relative or specific weights to the factors that it considered. The foregoing discussion of the factors considered by the First Federal board of directors is not intended to be exhaustive, but it does include the material factors considered by the board.

         First Federal's board of directors has unanimously approved the merger agreement and recommends that First Federal stockholders vote "FOR" the approval of the merger agreement.

EFFECTS OF THE MERGER

         Among the reasons for the recommendation of the Classic and First Federal boards that the stockholders approve the merger agreement and the merger is their belief that, over the long-term, the merger will be beneficial to Classic stockholders, including First Federal stockholders who may become Classic stockholders following completion of the merger. Classic believes that one of the potential benefits of the merger is that the cost savings that may be realized by combining the two companies will enhance Classic's earnings.

         Classic currently expects to reduce expenses by eliminating areas where there are redundancies and by combining certain support and other functions after the merger. Classic believes that it will achieve cost savings by:

     o   eliminating external data processing costs;

     o   reducing the ratio of professional fees to revenues;

     o   achieving economies of scale in advertising and marketing budgets; and

     o   eliminating certain duplicative "back office" functions.

         The amount of any cost savings Classic may realize in 2003 will depend upon how quickly and efficiently Classic is able to implement the processes outlined above. However, there can be no assurance as to whether Classic will be able to achieve any of the above.

         Classic also anticipates that the merger will present significant revenue enhancement opportunities for the combined entity. These opportunities may result from, among other factors:

     o an ability to offer a wider variety of banking products and services to First Federal's customers; and

     o the potential to increase overall market share in the communities presently served by Classic and First Federal.

         There can be no assurances that Classic will be able to achieve any of the above revenue enhancements.

         The companies have prepared financial statements that show the combined operations and financial condition of the two companies as if the merger had occurred on the date and at the beginning of the periods indicated. These are known as "pro forma" financial statements. The full pro forma financial statements are set forth beginning on page 72. However, the pro forma financial statements do not reflect any anticipated costs savings or revenue enhancements as we cannot assure you that we will achieve them.

OPINION OF CLASSIC'S INDEPENDENT FINANCIAL ADVISOR

         On October 11, 2002, KBW was retained by Classic to evaluate Classic's strategic alternatives as part of a shareholder enhancement program and to specifically evaluate Classic's potential strategic affiliation with First Federal. KBW, as part of its investment banking business, is regularly engaged in the evaluation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, and distributions of listed and unlisted securities. KBW is familiar with the market for common stocks of publicly traded banks, thrifts and bank and thrift holding companies. The Classic Board selected KBW on the basis of the firm's reputation and its experience and expertise in transactions similar to the Merger and its prior consultative working relationship with Classic.

         Pursuant to its engagement, KBW was asked to render an opinion as to the fairness to the Classic shareholders, from a financial point of view, of the Merger Consideration paid to First Federal shareholders. KBW delivered its opinion to the Classic Board that, as of December 27, 2002 and as updated to May 15, 2003, the Merger Consideration was fair, from a financial point of view, to the shareholders of Classic. No limitations were imposed by the Classic Board upon KBW with respect to the investigations made or procedures followed by it in rendering its opinion. KBW has consented to the inclusion herein of the summary of its opinion to the Classic Board and to the reference to the entire updated opinion attached hereto as Annex B.

         THE FULL TEXT OF THE OPINION OF KBW, WHICH IS ATTACHED AS ANNEX B TO THIS JOINT PROXY STATEMENT/PROSPECTUS, SETS FORTH CERTAIN ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY KBW, AND SHOULD BE READ IN ITS ENTIRETY. THE SUMMARY OF THE OPINION OF KBW SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE OPINION.

         In rendering its opinion, KBW (i) reviewed the merger agreement, (ii) reviewed publicly available information regarding First Federal and Classic that it deemed relevant, (iii) discussed with senior management and the board of directors of Classic the current position and prospective outlook for Classic,
(iv) discussed with senior management of First Federal their operations, financial performance and future plans and prospects, (v) considered historical quotations, levels of activity and prices of recorded transactions in Classic's and First Federal's common stock, (vi) reviewed financial and stock market data of other thrifts in a comparable asset range to First Federal, (vii) reviewed financial and stock market data of other banks in a comparable asset range to Classic, (viii) reviewed certain recent business combinations with thrifts as the acquired company, which KBW deemed comparable in whole or in part, and (ix) performed other analyses which KBW considered appropriate.

ANALYSIS OF RECENT COMPARABLE ACQUISITION TRANSACTIONS.

         In rendering its opinion, KBW analyzed certain comparable merger and acquisition transactions of both pending and completed thrift deals, comparing the acquisition price relative to tangible book value, last twelve months earnings, and premium to core deposits. The analysis included a comparison of the median and mean of the above ratios for pending and completed acquisitions since January 1 2001, where the seller was a thrift, based on the following three comparable groups:

     (i) to compare the First Federal acquisition to selling thrift institutions with a similar asset size and transaction value, KBW reviewed all pending and completed thrift transactions since January 1, 2001 with deal value below $25 million (51 deals). The selling thrift institutions in this comparative group had a median asset size and transaction value of $70 million and $10 million, respectively. The following list details KBW's comparative group of transactions with a deal value below $25 million:

PENDING DEALS                            Completed Deals (continued)                     Completed Deals (continued)
-----------------------------            ---------------------------------------         ----------------------------------------

Algiers Bancorp Inc.                     Findlay Savings Bank                            CF Bancshares, Inc.
SFSB Holding Co.                         Prestige Bancorp Inc.                           Montgomery Financial Corp.
CBES Bancorp Inc.                        Massachusetts Fincorp Inc.                      PS Financial Inc.
Tracy Federal Bank, FSB                  First American SB, FSB                          Westcoast S&LA
Family Savings Bank, FSB                 Bryan-College Station Finl HC                   Cumberland Mountain Bancshares
Wyman Park Bancorp.                      CBCT Bancshares Inc.                            Fed Svgs Bk, Evangeline Parish
Blue River FSB                           WHG Bancshares Corp.                            WSB Holding Co.
IBL Bancorp Inc.                         AmTrust Capital Corp.                           RFS Bancorp Inc. (MHC)
CFS Bancshares Inc.                      North Arkansas Bancshares Inc.                  Ohio State Financial Services
Valley Bancorp Inc.                      First Colony Bancshares, Inc.                   Foundation Bancorp Inc.
                                         Morris Plan Savings Bank, SSB                   Hometown Bank
COMPLETED DEALS                          Rocky Ford Financial Inc.                       Perry County Financial Corp.
-----------------------------
                                         Kenwood Bancorp Inc.                            First Lancaster Bancshares
PFSB Bancorp Inc.                        Franklin Bank, SSB                              SWVA Bancshares Inc.
USABancShares.com Inc.                   Peoples Financial Corp.                         Tri-County Bancorp Inc.
CGB&L Financial Group                    Potters Financial Corp.                         Market Financial Corp.
Lincoln S&LA                             Quitman Bancorp Inc.                            Delphos Citizens Bancorp Inc.
American Home Loan Corp.                 Carnegie Financial Corp.                        Hardin Bancorp Inc.


     (ii) to compare the First Federal acquisition to selling thrift institutions with a similar capital structure, KBW reviewed all pending and completed thrift transactions since January 1, 2001 with tangible equity to assets between 12 and 16% (22 deals). The selling institutions in this comparative group had an average and median tangible equity/assets ratio of 13.33% and 13.07%, respectively. The following list details KBW's comparative group of transactions with the target in the transaction having a tangible capital ratio between 12% and 16% :

            PENDING DEALS                          COMPLETED DEALS (CONTINUED)
            -------------------------------        -----------------------------

            Algiers Bancorp Inc.                   CBCT Bancshares Inc.
            Empire Federal Bancorp Inc.            Community Savings Bankshares
            SFSB Holding Co.                       Bohemian American FS&LA
            CBES Bancorp Inc.                      Innes Street Financial Corp.
            American Financial Holdings            PS Financial Inc.
            Big Foot Financial Corp.               WSB Holding Co.
            Wyman Park Bancorp.                    Industrial Bancorp Inc.
            IBL Bancorp Inc.                       Jade Financial Corp.
                                                   Perry County Financial Corp.
            COMPLETED DEALS                        FSL Holdings Inc.
            -------------------------------
            PFSB Bancorp Inc.                      GSB Financial Corp.
            CGB&L Financial Group                  Cameron Financial Corp.

     (iii) to compare the First Federal acquisition to selling thrift institutions with a similar profitability profile, KBW reviewed all pending and completed thrift transactions since January 1, 2001 with return on average equity (ROAE) below 7% (50 deals) The selling institutions in this comparative group had an average and median return on equity for the trailing 12 month period ended September 30, 2002 of 3.93% and 3.86%, respectively. The following list details KBW's comparative group of transactions with the target in the transaction having a ROAE below 7% :

PENDING DEALS                     COMPLETED DEALS (CONTINUED)             COMPLETED DEALS (CONTINUED)
-------------                     ---------------------------             ---------------------------
SFSB Holding Co.                  Franklin Bank, SSB                      Ohio State Financial Services
Ashburton FS&LA                   Peoples Financial Corp.                 Foundation Bancorp Inc.
Big Foot Financial Corp.          Quitman Bancorp Inc.                    First Coastal Corp.
Wyman Park Bancorp.               Community Savings Bankshares            Jade Financial Corp.
IBL Bancorp Inc.                  Ambanc Holding Co.                      First Lancaster Bancshares Inc.
Salt City Hospital FCU            Bohemian American FS&LA                 First Deposit Bancshares Inc.
Valley Bancorp Inc.               Carnegie Financial Corp.                Augusta Federal Savings Bank
                                  First Community Financial Corp.         Century Bancorp Inc.
COMPLETED DEALS                   Montgomery Financial Corp.              SWVA Bancshares Inc.
---------------
PFSB Bancorp Inc.                 Innes Street Financial Corp.            Cohoes Bancorp Inc.
CGB&L Financial Group.            PS Financial Inc.                       Money Management Associates
Prestige Bancorp Inc.             Columbia Financial of Kentucky          Tri-County Bancorp Inc.
CBCT Bancshares Inc..             Ledger Capital Corp.                    Market Financial Corp.
WHG Bancshares Corp.              Fed Svgs Bk, Evangeline Parish          GSB Financial Corp
North Arkansas Bancshares Inc.    WSB Holding Co.                         Amesbury Co-operative Bank
Rocky Ford Financial Inc.         Ohio Central Savings                    Delphos Citizens Bancorp Inc.
Kenwood Bancorp Inc.              Bank West Financial Corp.               Litchfield Bancorp
Cameron Financial Corp.

         KBW summarized the results of comparative thrift merger and acquisition transactions and compared the range of values to the consideration received by First Federal shareholders. The comparative transaction analysis resulted in a range of values for First Federal based upon comparable thrift merger and acquisition transactions. KBW derived the average and median pricing metrics of the three aforementioned comparable groups as stated below:

                                                                                          DEAL PRICE TO
                                                                     --------------------------------------------------------
                                                                         TANGIBLE             LTM(1)         CORE DEPOSITS
                                                                           BOOK                EPS             PREMIUM
M&A GROUP 1
       PENDING DEALS WITH DEAL VALUE BETWEEN $0 AND $25 MILLION
          (# = 10)      Average                                           131.6%              20.0x              5.2%
                        Median                                            131.1%              18.3x              5.0%
   COMPLETED DEALS WITH DEAL VALUE BETWEEN $0 AND $25 Million
          (# = 41)      Average                                           142.9%              29.7x              4.7%
                        Median                                            122.1%              25.0x              3.3%

M&A GROUP 2
       PENDING DEALS WITH TARGET EQUITY TO ASSETS BETWEEN 12 AND 16%
          (# = 8)       Average                                           129.5%              24.lx              6.8%
                        Median                                            118.4%              25.2x              5.2%
       COMPLETED DEALS WITH TARGET EQUITY TO ASSETS BETWEEN 12 AND 16%
          (# = 14)      Average                                           123.3%              25.5x              6.5%
                        Median                                            122.2%              24.7x              7.3%

M&A GROUP 3
       PENDING DEALS WITH TARGET ROAE BETWEEN 0 AND 7%
          (# = 7)       Average                                           126.5%              27.0x              6.2%
                        Median                                            131.8%              27.5x              5.6%
       COMPLETED DEALS WITH TARGET ROAE BETWEEN 0 AND 7%
          (# = 43)      Average                                           125.4%              32.6x              5.6%
                        Median                                            120.2%              27.6x              5.4%


         Set forth below are the low, average, median and high implied values based upon the above comparative transaction analysis:

               Low Value                                                  118.4%              18.4x              3.3%
               Average Value                                              129.9%              26.5x              5.8%
               Median Value                                               122.2%              25.1x              5.3%
               High Value                                                 142.9%              32.6x              6.8%
Consideration paid by Classic
                             $24.00                                       126.1               27.7x (2)          4.2%

(1) LTM = last twelve months
(2) Pro forma estimate to reflect acquisition of Lincoln Savings and Loan Association for LTM ended September 30, 2002.

         KBW viewed the three aforementioned comparable groups as the most appropriate in deriving a comparable transaction value based on First Federal's size, capital base and earnings. KBW viewed the fact that, each resulting query based on the above criteria produced in all cases at least 22 transactions with reported pricing metrics in each comparable group, as being statistically significant for the purposes of comparison. KBW viewed the three resulting metrics (price to tangible book value, price to last twelve months earnings and core deposit premium) from the three comparable groups on an average and median basis, as the three key metrics used to evaluate the fairness, from a financial point of view, of the transaction.

         Given that the value of the consideration on an aggregate basis to be paid in the merger, as of the date of the opinion, is with the range of comparable thrift transactions on the basis of price to tangible book value, price to last twelve months earnings, and core deposit premium, KBW believes that this analysis supports the fairness, from a financial point of view, to Classic and its stockholders of the consideration to be paid in the merger.

         PRO FORMA ANALYSIS. KBW also performed an analysis of the combined company to determine the pro forma impact to the combined balance sheet, income statement, estimated GAAP and cash (which exclude the impact of the amortization of intangible assets) earnings per share, estimated tangible book value per share, return on average equity, and tangible equity to assets. In performing its analysis, KBW relied on the following assumptions:

ASSUMPTIONS FOR CLASSIC:
     1.  September 30, 2002 balance sheet and income statement data for Classic
     2. To arrive at an estimate of annual net income, KBW annualized the year to date earnings for Classic for the six month period ended September 30, 2002

ASSUMPTIONS FOR FIRST FEDERAL:
     1. September 30, 2002 balance sheet and income statement data for First Federal
     2. KBW assumed that the acquisition of Lincoln Savings and Loan had closed on September 30, 2002
     3. To arrive at an estimate of annual combined income for the combined First Federal and Lincoln Savings and Loan franchise, KBW relied the actual reported net income for First Federal for the 12 month period ended September 30, 2002 and an estimate loss for the Lincoln Savings franchise, which had reported a net loss year to date. KBW estimated that the acquisition of Lincoln Savings and Loan would result in a reduction of nearly $100,000 in pro forma net income for First Federal had the two companies been operating on a combined basis for the prior twelve months.

TRANSACTION ASSUMPTIONS:

     1. 220,770 exchange shares issued and $24.00 per share to First Federal stockholders that elect cash consideration in an aggregate consideration mixture mix of 50%/50% stock/cash.
     2. First Federal stock option holders paid the cash difference between $24.00 and the exercise price of their option contract.
     3. Estimated one -time merger charges of approximately $1 million and merger transaction expenses of $400,000.
     4. To pay the cash portion of the consideration, Classic would liquidate existing investment securities earning a pre-tax yield of 5.29%.
     5. Total intangible assets (goodwill and core deposit intangibles) created in the transaction are estimated to be approximately $3.5 million.
     6. Estimated reduction during the first year in First Federal non-interest expenses of approximately $850,000 from the consolidation of duplicative functions and realization of corporate synergies.
     7. KBW did not factor in any potential revenue enhancements, although it recognized that the opportunity for Classic to increase revenues through offering additional products and services does clearly exist.

      The results of this pro forma analysis are as follows:

                                                           FIRST *
                                             CLASSIC       FEDERAL      COMBINED                               PRO FORMA
                                             9/30/02       9/30/02     09/30/2002     PRO FORMA ADJUSTMENTS    09/30/2002
   Balance Sheet                                                         (Dollars in Thousands)
     Assets
         Cash and securities                $ 44,773      $ 16,919      $ 61,692      $      0 a)  $  7,134     $ 54,558
         Loans, net                          174,477        54,647       229,124             0            0      229,124
         Intangible assets                     5,555             0         5,555         3,551 b)         0        9,106
         Other assets                          8,340         5,785        14,125             0            0       14,125
            Total assets                    $233,145      $ 77,351      $310,496      $  3,551     $  7,134     $306,912
     Liabilities
         Deposits                            173,420        57,900       231,320             0            0      231,320
         FHLB advances                        27,956         9,612        37,568             0            0       37,568
         Other                                 7,772           716         8,488             0            0        8,488
            Total liabilities                209,148        68,228       277,376             0            0      277,376
     Total Equity                             23,997         9,123        33,120         9,762        6,178       29,536
         Total liabilities & equity         $233,145      $ 77,351      $310,496      $  9,762     $  6,178     $306,912

Income Statement
     Net interest income                    $  9,076      $  2,511      $ 11,587      $    317 c)  $      0     $ 11,270
       Provisions for loan losses                420            81           501             0            0          501
     Net interest income                       8,656         2,430        11,086           317            0       10,769
     Noninterest income                        1,512           268         1,780             0            0        1,780
     Noninterest expense                       6,376         2,059         8,435            90 d)       850 d)     7,675
     Net income before taxes                   3,792           639         4,431           407          850        4,874
       Income tax expense                      1,026           224         1,250            86          230        1,394
     Net income                             $  2,766      $    415      $  3,181      $    321     $    620     $  3,480

Per Share Information
     Diluted EPS                            $   2.61      $   0.95                                 $   2.65     $   2.70
     Diluted cash EPS                       $   2.61      $   1.02                                 $   2.70     $   2.75
Financial Ratios
     Equity to assets                          10.29%        11.79%                                                 9.62%
     Tangible equity to tangible assets         8.10%        11.79%                                                 6.86%

Notes:

*Includes First Federal 9/30/02 financial data and Lincoln Savings and Loan data as of 10/4/02. Lincoln Savings and Loan Income Statement data includes the trailing 12 month period ended June 30, 2002 and excludes many nonrecurring merger charges.

a)  Transaction expense, one-time merger charges and cash portion of deal value.
b)  Intangible asset and core deposit intangible adjustments.
c) Interest income reduction from cash portion of consideration (5.29% pre-tax yield).
d)  Cost savings and CDI amortization.

         After conducting its analysis KBW concluded that the First Federal acquisition would create a company with a higher return on equity, a broader geographic reach and sufficient capital levels. That, combined with a transaction that was accretive to diluted GAAP and cash EPS as well a book value per share, further supported the fairness of the transaction to Classic shareholders.

         DISCOUNTED DIVIDEND ANALYSIS. KBW performed a discounted dividend analysis to estimate a range of present values per share of Classic common stock and the potential impact of (a) the strategic affiliation with First Federal or
(b) the estimated valuation impact to Classic of not doing the affiliation with First Federal and remaining in its present form as a stand alone organization. This range was determined by adding (1) the present value, which is a representation of the current value of a sum that is to be received some time in the future, of the estimated future dividends that Classic could generate through the next five years and (2) the present value of the terminal value, which is a representation of the ongoing value of an entity at a specified time in the future of Classic common stock.

            In calculating a terminal value of Classic common stock five years forward, KBW applied a range of multiples between 9.4 and 14.4 times the earnings forecasted for Classic in five years. The terminal multiple ranges are based on the range of P/E multiples of publicly traded financial institutions located in the Southeast Region of the United States and have an asset size between $250 and $500 million In arriving at the five year earnings forecast for both Classic and First Federal, KBW used the following assumptions: (1) for the fiscal year ended March 31, 2003 for Classic, KBW annualized the net income earned during the six month period ended September 30, 2002. To reconcile timing differences between Classic's and First Federal's fiscal year end, KBW assumed that First Federal's net income for the 12 month period ended September 30, 2002 would also be earned for the 12 month period ended March 31, 2003, (2) KBW also estimated a future earning growth rate of 15.3% for Classic and 10.1% for First Federal. This earnings growth assumption is viewed as being conservative by KBW and represents one-half of the demonstrated average annual earnings growth experienced by both Classic and First Federal during the 1997 through 2002 fiscal years, which were 30.6% and 20.1%, respectively, (3) KBW estimated that a net annual loss of $90,000 for the Lincoln Savings franchise would continue for the five year period going forward, (4) KBW estimated that the majority of the $850,000 in pre-tax cost savings would achieved in the 2002 - 2003 fiscal year with the balance of cost savings occurring in the 2003 - 2004 fiscal year, (5) To arrive at an estimate of cash flow, KBW added back the amortization of core deposit intangibles created in the transaction, and (6) KBW assumed that Classic would pay out 13% of the combined company's earnings in the form of a cash dividend to shareholders.

            The combined dividend stream and terminal value were then discounted back to the present using an assumed discount range in terms of the cost of equity of 9.8% to 12.3%. This discount range was established by using the estimated cost of equity capital for small capitalization financial institutions of 11.3% published by Ibbotson Associates, a recognized statistical source. The resulting discount rate was widened to a range of 9.8% to 12.3% to provide flexibility in assessing the potential changes in the risk profile of equity markets in general and small capitalization financial institutions in particular. The results of KBW's analysis are set forth in the following tables:

ESTIMATED CLASSIC RANGE OF VALUES ASSIGNED FOR MAINTAINING PRESENT ORGANIZATION

DISCOUNT RATES     9.4X     10.4X     11.4X     12.4X     13.4X     14.4X
--------------     ----     -----     -----     -----     -----     -----
 9.8%            $22.98    $25.22    $27.47    $29.72    $31.97    $34.21
10.3%            $22.38    $24.57    $26.75    $28.94    $31.13    $33.31
10.8%            $21.80    $23.93    $26.06    $28.18    $30.31    $32.44
11.3%            $21.24    $23.31    $25.38    $27.45    $29.52    $31.60
11.8%            $20.69    $22.71    $24.73    $26.74    $28.76    $30.78
12.3%            $20.16    $22.13    $24.09    $26.05    $28.02    $29.98

ESTIMATED CLASSIC RANGE OF VALUES ASSIGNED FOR STRATEGIC AFFILIATION WITH FIRST FEDERAL

DISCOUNT RATES     9.4X     10.4X     11.4X     12.4X     13.4X     14.4X
--------------     ----     -----     -----     -----     -----     -----
 9.8%            $25.22    $27.69    $30.16    $32.63    $35.10    $37.57
10.3%            $24.57    $26.97    $29.37    $31.78    $34.18    $36.58
10.8%            $23.93    $26.27    $28.61    $30.95    $33.29    $35.63
11.3%            $23.31    $25.59    $27.86    $30.14    $32.42    $34.70
11.8%            $22.71    $24.93    $27.15    $29.36    $31.58    $33.80
12.3%            $22.13    $24.29    $26.45    $28.61    $30.76    $32.92

         Based on the foregoing criteria and assumptions, KBW estimated that the present value of the Classic common stock as a result of the affiliation ranged from $25.22 to $32.92 per share and that the present value of the Classic common stock if they were to not make the strategic affiliation with First Federal would result in a present value of range of $22.98 - $29.98 per share. Given that the strategic affiliation with First Federal is estimated to support a potential higher range of values for Classic shareholders, KBW believes that this analysis supports the fairness, from a financial point of view, to Classic and its stockholders of the consideration to be paid in the merger.

         The discount dividend analyses of Classic do not necessarily indicate actual values or actual future results and do not purport to reflect the prices at which any securities may trade at the present or at any time in the future. Dividend discount analysis is a widely used valuation methodology, but the results of this methodology are highly dependent upon numerous assumptions that must be made, including earnings growth rates, dividend payout rates, terminal values, projected capital structure, and discount rates.

         Based on the above analyses KBW concluded that the consideration was fair, from a financial point of view, to Classic shareholders. This summary does not purport to be a complete description of the analysis performed by KBW and should not be construed independently of the other information considered by KBW in rendering its opinion. Selecting portions of KBW's analysis or isolating certain aspects of the comparable transactions without considering all analysis and factors, could create an incomplete or potentially misleading view of the evaluation process.

         In rendering its opinion, KBW assumed and relied upon the accuracy and completeness of the financial information provided to it by Classic and First Federal. In its review, with the consent of the Classic Board, KBW did not undertake any independent verification of the information provided to it, nor did it make any independent appraisal or evaluation of the assets or liabilities and potential or contingent liabilities of Classic or First Federal.

         The fairness opinion of KBW is limited to the fairness as of its date, from a financial point of view, of the consideration to be paid in the merger and does not address the underlying business decision to effect the merger (or alternatives thereto) nor does it constitute a recommendation to any stockholder of Classic as to how such stockholder should vote with respect to the merger proposal.

         Furthermore, KBW expresses no opinion as to the price or trading range at which shares of the pro forma entity will trade following the consummation of the merger.

         KBW is a nationally recognized investment banking firm and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.

         In preparing its analysis, KBW made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of KBW and Classic. The analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses and do not purport to be appraisals or reflect the prices at which a business may be sold.

         KBW will receive a fee of $100,000 from Classic for services rendered in connection with advising and issuing a fairness opinion regarding the merger. As of the date of this joint proxy statement/prospectus, KBW has received $35,000 of such fee with the remainder of the fee due upon approval by shareholders of the merger. Classic has also agreed to reimburse KBW for its reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify KBW and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

         A copy of KBW's fairness opinion is attached to this joint proxy statement/prospectus to stockholders as Annex B.

OPINION OF FIRST FEDERAL'S INDEPENDENT FINANCIAL ADVISOR

         Pursuant to an engagement letter dated December 17, 2002, First Federal formally retained Keller to provide financial advisory services to First Federal in connection with the merger. At a meeting of the board of directors of First Federal on December 30, 2002, Keller rendered its oral opinion that, as of that date, the consideration to be received by First Federal shareholders in the merger, was fair to the First Federal shareholders from a financial point of view. Keller subsequently delivered its opinion in writing and updated such opinion to May 14, 2003.

         Keller, as part of its financial institution valuation and consulting practice, is regularly engaged in the valuation of financial institution securities in connection with mergers and acquisitions of commercial banks and thrift institutions, initial and secondary stock offerings, mutual-to-stock conversions of thrift institutions and business valuations for other corporate purposes for financial institutions. Keller is familiar with the market prices of publicly-traded commercial banks and bank holding companies and publicly-traded thrifts and thrift holding companies. As a specialist in the securities of financial institutions, Keller has experience in, and knowledge of, the Ohio and Midwest U.S. markets for bank and thrift securities and financial institutions operating in Ohio.

         In its capacity as First Federal's financial advisor, Keller did not participate in the negotiations with respect to the determination of the final consideration payable in the merger, with such final consideration and terms of the merger ultimately made by the board of directors of First Federal. Further, the board of directors of First Federal did not subject Keller to any limitations in connection with its procedures followed and investigations completed in connection with the rendering of its opinion. Keller has provided its consent to the inclusion herein of a summary of its fairness opinion provided to the board of directors of First Federal and to the reference to the entire fairness opinion attached hereto as Annex C.

         The full text of the updated Keller opinion, which sets forth assumptions made, matters considered and any qualifications and limitations applied in connection with the review undertaken by Keller is attached as Annex C to this joint proxy statement/prospectus and is included in this document by reference. Shareholders of First Federal are urged to read the Keller opinion in its entirety. The Keller opinion is directed only to the fairness, from a financial point of view, of the merger consideration and does not constitute a recommendation to any First Federal shareholder as to how such shareholder should vote at the annual meeting of First Federal. Keller qualifies the summary of the opinion in its entirety by reference to the full text of the opinion. Keller does not address any other aspect of the merger or any related transaction.

           In rendering its opinion, Keller:

o    Reviewed, among other things:
     o   the merger agreement and related documents;
     o   the joint proxy statement/prospectus;
     o   First Federal's and Classic's annual reports to shareholders;
     o Classic's annual reports on Form 10-KSB for the years ended March 31, 2002, 2001 and 2000 and quarterly reports on Form 10-QSB for the quarters ended June 30, 2002 and September 30, 2002, for Classic;
     o First Federal's annual reports on Form 10-KSB for the years ended September 30, 2002, 2001 and 2000 and quarterly reports on Form 10-QSB for the quarters ended December 31, 2001, March 31, 2002 and June 30, 2002 for First Federal, and certain other internal financial analysis considered relevant;
     o First Federal, Quarterly Thrift Financial Reports to the OTS and Classic's Quarterly Call Reports to the FDIC for the periods ended March 31, 2002, June 30, 2002, and September 30, 2002.

o Held discussions with members of senior management of Classic and First Federal and its subsidiary, First Federal Savings Bank regarding:
     o   past and current business operations;
     o   financial projections for First Federal;
     o   regulatory standing;
     o   financial condition; and
     o future prospects of the respective companies, including potential synergies arising from the merger;

o Reviewed the historical stock prices and trading volume of First Federal's and of Classic's common stock;

o Reviewed the financial and stock market data of other thrifts in a comparable asset range to First Federal;

o Reviewed the financial and stock market data of other banks in a comparable asset range to Classic;

o Reviewed certain recent business combinations with thrifts as the institution being acquired which Keller deemed comparable in whole or in part to First Federal;

o Conducted other studies and analyses, inquiries and examinations as Keller deemed appropriate;

o Compared the consideration to be paid to First Federal shareholders with other similar transactions.

         In connection with its review, Keller relied upon and assumed the accuracy, completeness and fairness of the financial and other information provided to it by First Federal and Classic and has not assumed any responsibility for independently verifying such information nor did it make any independent appraisal or evaluation of the assets or liabilities and potential or contingent liabilities of First Federal and Classic. Keller is not an expert in the evaluation of allowance for losses. Therefore, Keller does not assume any responsibility for making an independent valuation of the adequacy of the allowances for loan losses reflected in the balance sheets of First Federal and of Classic. Keller assumed that the allowances were adequate and comply fully with applicable law and regulatory policy.

         In conducting its analysis and arriving at its opinion, Keller considered financial and other factors that it deemed appropriate in the circumstances. Keller assumed that, in the course of obtaining the necessary regulatory approvals for the merger and the transactions contemplated by the merger agreement, no restrictions will be imposed that will have a material adverse effect on the contemplated benefits of the merger or the transactions contemplated by the merger agreement to First Federal. Keller did not express any opinion as to the price or price range at which shares of First Federal common stock or shares of Classic common stock will trade following the announcement of the merger or actual value of the shares of common stock of the resulting corporation when issued in accordance with the merger, or the prices at which the shares of common stock of the resulting corporation will trade following the completion of the merger. The Keller opinion does not address the relative merits of the merger and alternative business strategies. In that regard, Keller was not asked to, and did not, solicit third party indications of interest in acquiring First Federal or in engaging in a business combination or any other strategic transaction with First Federal. Keller was asked only to evaluate from a financial point of view the fairness of the merger with consideration to be paid to shareholders of First Federal in connection with the merger.

         In rendering its opinion, Keller analyzed certain comparable Midwest merger and acquisition transactions of both pending and completed thrift transactions, comparing the acquisition price relative to book value and the last twelve months earnings, price to assets and premium to core deposits with a focus on price to book value and price to last twelve months earnings. The analysis included a comparison of the average of the above ratios for acquisitions with the seller's assets being between $30.0 million and $450.0 million based on the following comparable groups including: all Midwest thrift acquisitions announced since December 1, 2000; all Midwest thrift acquisitions announced since September 1, 2001; all Midwest bank acquisitions announced since September 1, 2001; and all bank and thrift acquisitions announced since January 1, 2002.

         The Midwest thrifts acquisitions announced since September 1, 2001, and completed by December 1, 2002, consisted of twenty-one transactions. The following is a list of the twenty-one Midwest thrift acquisitions transactions reviewed identifying the buying institution/group and the selling institution.

        BUYING INSTITUTION/GROUP               SELLING INSTITUTION
        ------------------------               -------------------
        MB Financial, Inc.                     FSB Holdings, Inc.
        Private Investor                       Foundation Bancorp
        Advance Financial                      Ohio State Financial
        Chemical Financial Corporation         Bank West Financial
        Camco Financial                        Columbia Financial
        Polish National Alliance               PS Financial
        Union Community Bancorp.               Montgomery Financial
        Peoples Community Bancorp              Kenwood Bancorp, Inc.
        United Community Financial             Potters Financial
        National Bancshares                    Peoples Financial
        Peoples Bancorp                        First Colony Bancshares
        CK Bancorp                             First Lancaster Bancshares
        Robertson Holding Co.                  Cumberland Mountain Bancshares
        ESB Financial Corp.                    WSB Holding Co.
        Private Investor                       CGB&L
        Fidelity Bancorp                       Carnegie Financial
        Northwest Bancorp                      Prestige Bancorp, Inc.
        Berkshire Financial                    USA Bancshares.com
        MSB Capital Corp.                      Pendelton FSB
        First Mutual                           Am Trust Cap. Corp.
        Private Investor                       Findlay Savings Bank

         Keller has reviewed pending Midwest thrift acquisition transactions announced during this same period. There are three pending Midwest thrift acquisitions, with all of them announced in the third or fourth quarter of 2002. These three transactions are listed below.

        BUYING INSTITUTION/GROUP               SELLING INSTITUTION
        ------------------------               -------------------
        Laurel Capital Group, Inc.             SFSB Holding Co.
        First Capital, Inc.                    Hometown Bancshares, Inc.
        Sun Bancorp, Inc.                      Steelton Bancorp, Inc.

         The following is a summary of the key pricing ratios of average price to book ratio and median price to last twelve months earnings for Midwest thrift acquisitions and all thrift acquisitions announced in the first three quarters of 2002.

                           MIDWEST THRIFT ACQUISITIONS
                           ---------------------------

                                   FIRST QTR.    SECOND QTR.     THIRD QTR.
     PRICING RATIO                   2002          2002            2002
--------------------------------------------------------------------------------

Average Price to book ratio          N/A           115.0%          117.0%

Median price to last 12
  months earnings                    N/M            N/M             27.6X


                             ALL THRIFT ACQUISITIONS
                             -----------------------

--------------------------------------------------------------------------------
Average price to book ratio        168.0%          164.0%          176.0%

Median price to last 12
  months earnings                    N/M            19.9X           26.9X

N/A = Not available
N/M = Not meaningful

         Keller completed an analysis of the above transactions as well as an analysis of specific transactions in Ohio and the immediate area. Keller reviewed the stock pricing levels and stock pricing ratios of First Federal relative to other similar publicly-traded thrifts. Keller also completed a review of bank pricing levels for banks similar in size and location to Classic. The price of $24.00 per share for First Federal common stock represents a price to book ratio of 122.7 percent and a price to earnings multiple of 21.1 times earnings. Based on the previous information and the related analysis, Keller concluded that the merger consideration of $24.00 per share, which is based on an exchange ratio of 0.9797 tied to the average of the closing price of Classic common stock of $24.50 per share on December 27, 2002, was fair, from a financial point of view, to the shareholders of First Federal. The analysis of the transaction by Keller cannot be isolated to only certain aspects of the analysis but must take into consideration the entire analysis and all related factors to avoid creating an incomplete or possibly misrepresenting evaluation of the review process.

         In its analyses, Keller made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Keller and First Federal. Any estimates contained in the analyses are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by the analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which the businesses or securities might actually be sold.

         Keller has provided consulting, financial advisory and other services to First Federal Savings Bank over the past eight years.

         Pursuant to a letter of agreement, First Federal agreed to pay Keller a retainer fee of $10,000, which has been paid, a fee of $10,000 to be paid at the time of the mailing of this joint proxy statement/prospectus and rendering Keller's fairness opinion and a fee of $20,000 to be paid when the merger with Classic is completed. First Federal has also agreed to reimburse Keller for certain expenses related to the services provided by Keller and to indemnify Keller and any of its affiliates against certain liabilities under federal securities laws, in connection with its engagement.

APPRAISAL RIGHTS

         Any Classic or First Federal stockholder who strictly complies the procedures specified in Section 262 of the Delaware General Corporation Law is entitled to have such stockholder's shares of Classic or First Federal common stock appraised by the Delaware Court of Chancery and to receive the "fair value" of such shares as of the effective time of the merger, as determined by the Chancery Court, in lieu of the merger consideration. The following is a summary of Section 262 of the Delaware General Corporation Law and is qualified in its entirety by reference to Section 262 of the Delaware General Corporation Law, a copy of which is attached hereto as Annex D. Stockholders should carefully review Section 262 of the Delaware General Corporation Law as well as information discussed below to determine their rights to appraisal.

         If a Classic or First Federal stockholder elects to exercise the right to an appraisal under Section 262 of the Delaware General Corporation Law, such stockholder must do ALL of the following:

     o Classic stockholders must file with Lisah M. Frazier, Classic's corporate secretary, at its main office at 344 Seventeenth Street, Ashland, Kentucky 41101, and First Federal stockholders must file with Edith M. Daniels, First Federal's corporate secretary, at its main office at 415 Center Street, Ironton, Ohio 45638, a written demand for appraisal of their common stock held (which demand must identify the stockholder and expressly request an appraisal) before the vote is taken on the merger agreement at the special meeting (this written demand for appraisal must be in addition to and separate from any proxy or vote against the merger agreement; neither voting against, abstaining from voting nor failing to vote on the merger agreement will constitute a demand for appraisal within the meaning of Section 262 of the Delaware General Corporation Law);

     o the stockholder must not vote in favor of the merger agreement (a failure to vote or abstaining from voting will satisfy this requirement): a vote in favor of the merger agreement, by proxy or in person, or the return of a signed proxy that does not specify a vote against approval and adoption of the merger agreement, will constitute a waiver of such stockholder's right of appraisal and will nullify any previously filed written demand for appraisal; and

     o the stockholder must continuously hold such shares of common stock through the effective time of the merger.

         Written demands for appraisal should be executed by, or on behalf of, the holder of record. Such demands must indicate the identity of the stockholder and that such stockholder is thereby demanding appraisal within the meaning of
Section 262 of the Delaware General Corporation Law.

         Within 10 days after the effective time of the merger, Classic will give written notice that the merger has become effective to each stockholder who has satisfied the requirements of Section 262 of the Delaware General Corporation Law and has not voted for, or consented to, the proposal to approve and adopt the merger agreement. Within 120 days after the effective time, Classic or any such dissenting stockholder may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of common stock of all dissenting stockholders entitled to appraisal. Any dissenting stockholder desiring the filing of such petition is advised to file such petition on a timely basis unless such dissenting stockholder receives notice that such a petition has been filed by Classic or another dissenting stockholder.

         If a petition for appraisal is timely filed, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and thereafter will determine the fair value of the common stock held by dissenting stockholders, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid on the amount determined to be the fair value. In determining such fair value, the Delaware Court of Chancery shall take into account all relevant factors. Such fair value may be determined by the Delaware Court of Chancery to be more than, less than or equal to the merger consideration that such dissenting stockholder would otherwise be entitled to receive pursuant to the merger agreement.

         If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the appraisal proceeding will be determined by the Delaware Court of Chancery and taxed against the parties as the Delaware Court of Chancery determines to be equitable under the circumstances. Upon the application of any stockholder, the Delaware Court of Chancery may determine the amount of interest, if any, to be paid upon the value of the stock of stockholders entitled thereto. Upon application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

         After the effective time of the merger, no dissenting stockholder shall have any rights of a stockholder with respect to such holder's common stock for any purpose, except to receive payment of its fair value and to receive payment of dividends or other distributions on such holder's common stock, if any, payable to stockholders of record as of a date prior to the effective time. If a dissenting stockholder delivers a written withdrawal of the demand for an appraisal within 60 days after the effective time or thereafter with the written approval of Classic, or if no petition for appraisal is filed within 120 days after the effective time, then the right of such dissenting stockholder to an appraisal will cease and such dissenting stockholder will be entitled to receive only the merger consideration.

         A STOCKHOLDER WHO FAILS TO COMPLY WITH SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW IS BOUND BY THE TERMS OF THE MERGER AGREEMENT. ACCORDINGLY, STOCKHOLDERS WHO WISH TO DISSENT SHOULD REVIEW SECTION 262 VERY CAREFULLY AND CONSULT THEIR LEGAL ADVISORS.

INTERESTS OF CERTAIN FIRST FEDERAL DIRECTORS AND OFFICERS IN THE MERGER

         When considering the recommendations of the First Federal board of directors regarding the merger, you should be aware that some of the employees of First Federal and First Federal Savings Bank and members of the First Federal board of directors and management have interests that differ from, and may conflict with, your interests as a stockholder of First Federal. The First Federal board of directors was aware of these interests when it approved the merger and the merger agreement.

         EMPLOYMENT AGREEMENT WITH I. VINCENT RICE. I. Vincent Rice, President and Chief Executive Officer of First Federal and First Federal Savings Bank, currently has an employment agreement with First Federal and First Federal Savings Bank that provides Mr. Rice with a severance payment and continuation of certain employee benefits if he is terminated following a change in control of First Federal or First Federal Savings Bank. The merger with Classic will constitute a change in control of First Federal and First Federal Savings Bank for purposes of the employment agreement and, as a result of Mr. Rice's termination of employment after completion of the merger, he will receive a cash severance payment in the amount of approximately $232,000 and the continuation of certain benefits.

         EMPLOYMENT AGREEMENT WITH JEFFERY W. CLARK. Jeffery W. Clark, First Federal's Controller, has agreed with Classic to terminate his three year employment contract with First Federal effective as of the closing date of the merger and has been offered the opportunity to enter into a new three year employment contract with Classic.

         CONSULTING AND NON-COMPETITION AGREEMENT WITH MR. RICE. Classic would like to secure the assistance of Mr. Rice in the operation of the Ohio branches following the completion of the merger. Consequently, Classic has offered and Mr. Rice has indicated his intent to accept on the effective date of the merger, a consulting and non-competition agreement with Classic. Under this agreement, Mr. Rice will advise Classic with respect to deposit and lending activities in First Federal's market area, as well as maintain and develop customer relationships. The agreement will have a one-year term and will provide for Mr. Rice to be paid $1,000 on a monthly basis for his services as a consultant and in consideration of certain non-competition requirements.

         VESTING OF FIRST FEDERAL RESTRICTED STOCK. Under First Federal's 2002 Directors Stock Plan, restricted stock awards to directors vest over a period of three years. Under the terms of the plan, all issued but unvested restricted shares will become vested upon a change in control of First Federal. The merger will constitute a change in control of First Federal. As of May 12, 2003, the directors of First Federal held a total of 18,330 shares of unvested restricted stock, which convert into the right to receive the same merger consideration as all other shares of First Federal common stock. The following table reflects, as of May 12, 2003, the number of shares of unvested restricted stock held by each director and the value of the merger consideration that each will receive in exchange for their shares, assuming a merger consideration value of $24.00.

                                                           Total Merger
                              Number of                Consideration Value
Name                      Unvested Shares of           for Unvested Shares
and Title                  Restricted Stock            of Restricted Stock
---------                  ----------------            -------------------

Thomas D. Phillips              3,666                        $87,984
I. Vincent Rice                 3,666                        $87,984
Edith M. Daniels                3,666                        $87,984
Steven C. Milleson              3,666                        $87,984
Edward R. Rambacher             3,666                        $87,984

         FIRST FEDERAL STOCK OPTIONS. Under the terms of the merger agreement, all outstanding options to purchase First Federal common stock under First Federal's stock option plan will, upon completion of the merger, terminate and will represent the right to receive a cash payment equal to the number of options times the difference between the applicable exercise price and $24.00 As of May 12, 2003, the directors and executive officers of First Federal held options to purchase a total of 29,508 shares of First Federal common stock with a weighted average exercise price of $12.00.

         APPOINTMENTS TO THE CLASSIC AND FIRST FEDERAL BOARD OF DIRECTORS. Upon completion of the merger, Classic will appoint Steven C. Milleson to the board of directors of Classic and First Federal director Edward R. Rambacher and David Phillips, the son of First Federal director Thomas Phillips, to the board of directors of Classic Bank. These directors will be paid the same fees as are paid to Classic's and Classic Bank's directors.

         TERMINATION OF THE FIRST FEDERAL ESOP. First Federal will terminate its employee stock ownership plan upon completion of the merger. The plan will repay its existing loan from First Federal and will allocate the surplus cash and Classic common stock to the accounts of the plan participants, in proportion to their account balances, to the extent allowed under applicable law and the governing documents of the plan.

         PROTECTION OF FIRST FEDERAL DIRECTORS AND OFFICERS AGAINST CLAIMS. Classic has agreed to indemnify and hold harmless each present and former director and officer of First Federal for a period of six years from liability and expenses arising out of matters existing or occurring at or before the consummation of the merger to the fullest extent allowed under Delaware law as in effect at the time of closing. This indemnification extends to liability arising out of the transactions contemplated by the merger agreement. Classic has also agreed to advance any related costs to each of these persons as they are incurred. Classic has also agreed that it will maintain a policy of directors' and officers' liability insurance coverage for the benefit of First Federal's directors and officers for three years following consummation of the merger, subject to certain limitations on the amount of premiums to be paid.

NASDAQ SMALLCAP MARKET LISTING

         Classic will apply to list the shares of Classic common stock to be issued in the merger on the NASDAQ SmallCap Market. The stock must be authorized for listing on the NASDAQ SmallCap Market in order for the parties to complete the merger.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

         The following discussion addresses the material United States federal income tax consequences of the merger to holders of First Federal common stock. This discussion applies only to First Federal stockholders that hold their First Federal common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. Further, this discussion does not address all aspects of United States federal taxation that may be relevant to a particular stockholder in light of its personal circumstances or to stockholders subject to special treatment under the United States federal income tax laws including: banks or trusts; tax-exempt organizations; insurance companies; dealers in securities or foreign currency; traders in securities who elect to apply a mark-to-market method of accounting; pass-through entities and investors in such entities; foreign persons; stockholders who received their First Federal common stock through the exercise of employee stock options, through a tax-qualified retirement plan or otherwise as compensation; and stockholders who hold First Federal common stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated instrument.

         This discussion is based on the Internal Revenue Code, Treasury regulations, administrative rulings and judicial decisions, all as in effect as of the date of this proxy statement-prospectus and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. Tax considerations under state, local and foreign laws are not addressed in this document. THE TAX CONSEQUENCES OF THE MERGER TO YOU MAY VARY DEPENDING UPON YOUR PARTICULAR CIRCUMSTANCES. THEREFORE, YOU SHOULD CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO YOU, INCLUDING THOSE RELATING TO STATE AND/OR LOCAL TAXES.

         It is a condition to the obligations of Classic and First Federal to complete the merger that Classic receive an opinion of Jenkens & Gilchrist, P.C. and that First Federal receive an opinion of Kelley Drye & Warren LLP to the effect that (1) the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (2) Classic and First Federal will each be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code, and (3) except to the extent of any cash received in lieu of a fractional share interest in Classic common stock, no gain or loss will be recognized by stockholders of First Federal who exchange their First Federal common stock for Classic common stock in the merger.

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

         In rendering their opinions, counsel may require and rely upon representations contained in letters and certificates to be received from officers of Classic, First Federal and others. Neither of these tax opinions will be binding on the Internal Revenue Service or the courts, and we do not intend to request any ruling from the Internal Revenue Service with respect to the federal income tax consequences of the merger.

         Although the merger agreement allows us to waive the condition that we receive tax opinions from our respective counsel, we currently do not anticipate doing so.

         The federal income tax consequences of the merger to you will depend primarily on whether you exchange your First Federal common stock for solely Classic common stock (except for cash received instead of a fractional share of Classic common stock), solely cash or a combination of stock and cash. Regardless of whether you elect to receive Classic common stock, cash or a combination of stock and cash, the federal income tax consequences will depend on the actual merger consideration that you receive.

         EXCHANGE SOLELY FOR CLASSIC COMMON STOCK. No gain or loss will be recognized by a First Federal stockholder who receives solely shares of Classic common stock (except for cash received in lieu of fractional shares, as discussed below) in exchange for all of his or her shares of First Federal common stock. The tax basis of the shares of Classic common stock received by a First Federal stockholder in such exchange will be equal (except for the basis attributable to any fractional shares of Classic common stock, as discussed below) to the basis of the First Federal common stock surrendered in exchange for the Classic common stock. The holding period of the Classic common stock received will include the holding period of shares of First Federal common stock surrendered in exchange for the Classic common stock, provided that such shares were held as capital assets of the First Federal stockholder at the effective time of the merger.

         EXCHANGE SOLELY FOR CASH. A First Federal stockholder who receives solely cash in exchange for all of his or her shares of First Federal common stock (and is not treated as constructively owning Classic common stock after the merger under the circumstances referred to below under "--Possible Dividend Treatment") will recognize gain or loss for federal income tax purposes equal to the difference between the cash received and such stockholder's tax basis in the First Federal common stock surrendered in exchange for the cash. Such gain or loss will be a capital gain or loss, provided that such shares were held as capital assets of the First Federal stockholder at the effective time of the merger. Such gain or loss will be long-term capital gain or loss if the First Federal stockholder's holding period is more than one year. The Internal Revenue Code contains limitations on the extent to which a taxpayer may deduct capital losses from ordinary income.

         EXCHANGE FOR CLASSIC COMMON STOCK AND CASH. A First Federal stockholder who receives a combination of Classic common stock and cash in exchange for his or her First Federal common stock will not be permitted to recognize any loss for federal income tax purposes. Such a stockholder will recognize gain, if any, equal to the lesser of (1) the amount of cash received or (2) the amount of gain "realized" in the transaction. The amount of gain a First Federal stockholder "realizes" will equal the amount by which (a) the cash plus the fair market value at the effective time of the merger of the Classic common stock received exceeds (b) the stockholders' basis in the First Federal common stock to be surrendered in the exchange for the cash and Classic common stock. Any recognized gain could be taxed as a capital gain or a dividend, as described below. The tax basis of the shares of Classic common stock received by such First Federal stockholder will be the same as the basis of the shares of First Federal common stock surrendered in exchange for the shares of Classic common stock, adjusted as provided in Section 358(a) of the Internal Revenue Code for the cash received in exchange for such shares of First Federal common stock. The holding period for shares of Classic common stock received by such First Federal stockholder will include such stockholder's holding period for the First Federal common stock surrendered in exchange for the Classic common stock, provided that such shares were held as capital assets of the stockholder at the effective time of the merger.

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

         A First Federal stockholder's federal income tax consequences will also depend on whether his or her shares of First Federal common stock were purchased at different times at different prices. If they were, the First Federal stockholder could realize gain with respect to some of the shares of First Federal common stock and loss with respect to other shares. Such First Federal stockholder would have to recognize such gain to the extent such stockholder receives cash with respect to those shares in which the stockholder's adjusted tax basis is less than the amount of cash plus the fair market value at the effective time of the merger of the Classic common stock received, but could not recognize loss with respect to those shares in which the First Federal stockholder's adjusted tax basis is greater than the amount of cash plus the fair market value at the effective time of the merger of the Classic common stock received. Any disallowed loss would be included in the adjusted basis of the Classic common stock. Such a First Federal stockholder is urged to consult his or her own tax advisor respecting the tax consequences of the merger to that stockholder.

         POSSIBLE DIVIDEND TREATMENT. In certain circumstances, a First Federal stockholder who receives solely cash or a combination of cash and Classic common stock in the merger may receive ordinary income, rather than capital gain, treatment on all or a portion of the gain recognized by that stockholder if the receipt of cash "has the effect of the distribution of a dividend." The determination of whether a cash payment has such effect is based on a comparison of the First Federal stockholder's proportionate interest in Classic after the merger with the proportionate interest the stockholder would have had if the stockholder had received solely Classic common stock in the merger. This could happen because of your purchase (or the purchase by a family member) of additional Classic stock or a repurchase of shares by Classic. For purposes of this comparison, the First Federal stockholder may be deemed to constructively own shares of Classic common stock held by certain members of the stockholder's family or certain entities in which the stockholder has an ownership or beneficial interest and certain stock options may be aggregated with the stockholder's shares of Classic common stock. The amount of the cash payment that may be treated as a dividend is limited to the stockholder's ratable share of the accumulated earnings and profits of First Federal at the effective time of the merger. Any gain that is not treated as a dividend will be taxed as a capital gain, provided that the stockholder's shares were held as capital assets at the effective time of the merger. Because the determination of whether a cash payment will be treated as having the effect of a dividend depends primarily upon the facts and circumstances of each First Federal stockholder, stockholders are urged to consult their own tax advisors regarding the tax treatment of any cash received in the merger.

         CASH IN LIEU OF FRACTIONAL SHARES. A First Federal stockholder who holds First Federal common stock as a capital asset and who receives in the merger, in exchange for such stock, solely Classic common stock and cash in lieu of a fractional share interest in Classic common stock will be treated as having received such cash in full payment for such fractional share of stock and as capital gain or loss, notwithstanding the dividend rules discussed above.

TAX CONSEQUENCES TO CLASSIC AND ITS STOCKHOLDERS

         Assuming, consistent with the above described tax opinion, the merger qualifies as a reorganization within the meaning of section 368 of the Code, neither Classic nor its stockholders will recognize gain or loss in connection with the merger, although Classic will succeed to any tax liabilities of First Federal.

ACCOUNTING TREATMENT OF THE MERGER

         Classic will account for the merger as a purchase, as that term is used under generally accepted accounting principles, for accounting and financial reporting purposes. Under the purchase method of accounting, the assets and liabilities of First Federal will be recorded on Classic's consolidated balance sheet at their estimated fair value at the effective date of the merger. The amount by which the purchase price paid by Classic exceeds the fair value of the net tangible and identifiable intangible assets acquired by Classic through the merger will be recorded as goodwill. Financial statements of Classic issued after

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

the effective date of the merger will reflect these values and will not be restated retroactively to reflect the historical position or results of operations of First Federal.

RESALES OF CLASSIC COMMON STOCK

         The shares of Classic common stock to be issued to stockholders of First Federal in the merger have been registered under the Securities Act of 1933. Shares of Classic common stock issued in the merger may be traded freely and without restriction by those stockholders not deemed to be "affiliates" of First Federal, as that term is defined in the rules under the Securities Act. Classic common stock received by those stockholders of First Federal who are deemed to be "affiliates" of First Federal at the time the merger is submitted for vote of the stockholders of First Federal may be resold without registration under the Securities Act only to the extent provided for by Rule 145 promulgated under the Securities Act, which permits limited sales under certain circumstances, or pursuant to another exemption from registration. An affiliate of First Federal is an individual or entity that controls, is controlled by or is under common control with, First Federal, and may include the executive officers and directors of First Federal, as well as certain principal stockholders of First Federal. The same restrictions apply to certain relatives or the spouse of those persons and any trusts, estates, corporations or other entities in which those persons have a 10% or greater beneficial interest.

         First Federal has agreed in the merger agreement to use its best efforts to cause each person who is an affiliate of First Federal for purposes of Rule 145 under the Securities Act to deliver to Classic a written agreement intended to ensure compliance with the Securities Act.

REGULATORY APPROVALS AND NOTICES REQUIRED FOR THE MERGER

         Completion of the merger and the bank merger is subject to certain regulatory approvals and consents. The bank merger is subject to the prior approval of the FDIC under the Bank Merger Act. In reviewing applications under the Bank Merger Act, the FDIC must consider, among other factors, the financial and managerial resources and future prospects of the existing and proposed institutions, and the convenience and needs of the communities to be served. The FDIC will also consider the institutions' compliance with applicable laws and regulations. Finally, the FDIC may not approve a transaction:

     o that would tend to create or result in a monopoly or be in furtherance of any combination, conspiracy or attempt to monopolize the business of banking in any part of the United States; or

     o if its effect in any section of the country may be to lessen competition substantially or which in any other manner would be restraint on trade;

unless the FDIC finds that the anti-competitive effects of the transaction are clearly outweighed in the public interest by the probable effect of the transaction on meeting the convenience and needs of the communities to be served. After review of our application, FDIC approved the bank merger.

         In addition, the bank merger is subject to the prior approval of the KDFI. The application to the KDFI is substantially similar to the application submitted to the FDIC. After review of our application, the KDFI approved the bank merger.

         Classic has filed a waiver request with the Federal Reserve with respect to the requirement under Section 4(c)(8) of the Bank Holding Company Act of 1958, as amended, that it file an application with the Federal Reserve in connection with the brief moment in time in which it will own all of the stock of First Federal Savings Bank of Ironton. In the absence of such waiver, Classic would be required to file an application with the Federal Reserve for the acquisition of such shares.

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

         First Federal filed with the OTS a Notification of Intention to Convert or Combine with a Bank pursuant to 12 C.F.R. ss. 563.22(b)(1)(i) in connection with the merger. After review of this notification, the OTS indicated that it does not intend to comment on the merger.

         A period of 15 to 30 days must expire following approval by the FDIC before completion of the merger is allowed, within which period the United States Department of Justice may file objections to the merger under the federal antitrust laws. While we believe that the likelihood of objection by the Department of Justice is remote in this case, there can be no assurance that the Department of Justice will not initiate proceedings to block the merger, or that the Attorney General of the State of Ohio will not challenge the merger, or if any proceeding is instituted or challenge is made, as to the result of the challenge.

         The merger cannot proceed in the absence of the requisite regulatory clearances. See "The Merger Agreement--Conditions to Completing the Merger" and "--Terminating the Merger Agreement." There can be no assurance that the requisite regulatory clearances will be obtained, and if obtained, there can be no assurance as to the date of any approval. There can also be no assurance that any regulatory clearances will not contain a condition or requirement that causes the approvals to fail to satisfy the condition set forth in the merger agreement and described under "The Merger Agreement--Conditions to Completing the Merger."

         The approval of any application merely implies the satisfaction of regulatory criteria for approval, which does not include review of the merger from the standpoint of the adequacy of the cash consideration or the exchange ratio for converting First Federal common stock to Classic common stock. Furthermore, regulatory approvals do not constitute an endorsement or recommendation of the merger.

REQUIREMENT FOR STOCKHOLDER APPROVAL

         The merger is subject to the approval of the holders of a majority of the outstanding common stock of each of Classic and First Federal. On May 12, 2003, the directors and executive officers of Classic beneficially owned 414,827 shares or 31.77% of the outstanding common stock of Classic while the directors and executive officers of First Federal beneficially owned 134,321 shares or 27.37% of the outstanding stock of First Federal.

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

         Each of the Classic board of directors and the First Federal board of directors believes the merger is in the best interests of their respective institutions, stockholders and customers. Each board believes that the merger will position Classic, on a consolidated basis, to achieve its strategic objective of becoming a preeminent independent financial services provider in Ashland, Kentucky/Ironton, Ohio/Huntington, West Virginia market and strengthen Classic, on a consolidated basis, in terms of management, growth opportunities and profitability. Furthermore, each board of directors believes that Classic, as a larger independent financial institution, will be better able to compete with major banks in the communities it serves.

         The Classic board of directors recommends a vote "FOR" the merger agreement and the related transactions and the First Federal board of directors recommends a vote "FOR" the merger agreement and related transactions.

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

                              THE MERGER AGREEMENT

         THE FOLLOWING DESCRIBES MATERIAL PROVISIONS OF THE MERGER AGREEMENT. THIS DESCRIPTION DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED BY REFERENCE TO THE MERGER AGREEMENT, WHICH IS ATTACHED AS APPENDIX A AND IS INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT-PROSPECTUS.

TERMS OF THE MERGER

         The merger agreement provides for a business combination in which First Federal will merge with Classic. Classic will be the surviving corporation in the merger.

         As a result of the merger, except as noted below, each outstanding share of First Federal common stock will be converted into the right to receive, at the election of the holder and subject to certain restrictions, either shares of Classic common stock or $24.00 in cash. First Federal stockholders will be permitted to elect to exchange all of their First Federal shares for cash, all of their First Federal shares for Classic stock, or some of their shares for cash and some of their shares for Classic stock. See "The Merger-Conversion of First Federal Common Stock." Classic will not issue fractions of shares of Classic common stock, but instead will pay each holder of First Federal common stock who would otherwise be entitled to a fraction of a share of Classic common stock an amount in cash determined by multiplying that fraction by the average closing price of Classic common stock over a measurement period prior to the completion of the merger. If there is a change in the number or classification of shares of Classic outstanding as a result of a stock split, stock dividend, reclassification, recapitalization, or other similar transaction, the exchange ratio will be equitably adjusted. Shares of First Federal common stock held directly or indirectly by Classic will be canceled and retired upon completion of the merger, and no payment will be made for them. Canceled shares will not include shares held by either First Federal or Classic in a fiduciary capacity or in satisfaction of a debt previously contracted. Holders of shares for which appraisal rights have been validly exercised will be entitled only to the rights granted by Delaware law.

WHEN WILL THE MERGER BE COMPLETED

         The closing of the merger will take place on a date designated by Classic that is no later than 30 days following the date on which all of the conditions to the merger contained in the merger agreement are satisfied or waived, unless we agree to a later date. See "--Conditions to Completing the Merger." On the closing date, Classic will file a certificate of merger with the Delaware Secretary of State merging First Federal into Classic. The merger will become effective at the time stated in the certificate of merger.

         Classic and First Federal expect to complete the merger in the second calendar quarter of 2003. However, we cannot guarantee when or if the required regulatory approvals will be obtained. See "The Merger--Regulatory Approvals Needed to Complete the Merger." Furthermore, either company may terminate the merger agreement if, among other reasons, the merger has not been completed on or before June 30, 2003, unless failure to complete the merger by that time is due to a misrepresentation, breach of warranty or failure to fulfill a covenant by the party seeking to terminate the agreement. See "--Terminating the Merger Agreement."

CONDITIONS TO COMPLETING THE MERGER

         Classic's and First Federal's obligations to consummate the merger are conditioned on the following:

     o approval of the merger agreement by the Classic and First Federal stockholders;

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

     o receipt of all required regulatory approvals without any materially adverse conditions and the expiration of all statutory waiting periods;

     o no party to the merger being subject to any legal order that prohibits consummating any part of the transaction, no governmental entity having instituted any proceeding for the purpose of blocking the transaction, and the absence of any statute, rule or regulation that prohibits completion of any part of the transaction;

     o the registration statement of which this joint proxy statement/prospectus forms a part being declared effective by the Securities and Exchange Commission, the absence of any pending or threatened proceeding by the Securities and Exchange Commission to suspend the effectiveness of the registration statement and the receipt of all required state "blue sky" approvals;

     o receipt by us of all consents and approvals from third parties (other than those required from government agencies) required to complete the merger, unless failure to obtain those consents or approvals would not have a material adverse effect on Classic after completion of the merger;

     o receipt by each of us of opinions from our respective legal counsel to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; and

     o the other party having performed in all material respects its obligations under the merger agreement, the other party's representations and warranties being true and correct as of the date of the merger agreement and as of the closing date, and receipt of a certificate signed by the other party's chief executive officer and chief financial officer to that effect.

         The obligation of First Federal to complete the merger is also conditioned on Classic having deposited the cash portion of the merger consideration with the exchange agent and the obligation of Classic to complete the merger is also conditioned on the issuance by First Federal's counsel of a legal opinion regarding the applicability of First Federal Stockholder's Rights Agreement to the transaction.

         We cannot guarantee whether all of the conditions to the merger will be satisfied or waived by the party permitted to do so.

CONDUCT OF BUSINESS BEFORE THE MERGER

         First Federal has agreed that, until completion of the merger and unless permitted by Classic, neither it nor its subsidiaries will:

         GENERAL BUSINESS

     o conduct its business other than in the regular, ordinary and usual course consistent with past practice;

     o fail to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees;

     o take any action that would adversely affect or delay its ability to perform its obligations under the merger agreement or to consummate the transactions contemplated by the merger agreement;

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

         INDEBTEDNESS

     o incur any indebtedness or become responsible for the obligations of any person or entity, other than the creation of money market and passbook accounts, borrowings from the Federal Home Loan Bank and securities sold under an agreement to repurchase that mature within one year and sales of certificates of deposit that mature within 37 months; provided, however, that in no event will such borrowings exceed an aggregate of $1,000,000;

     o prepay any such indebtedness so as to cause itself to incur a prepayment penalty thereunder;

         CAPITAL STOCK

     o   adjust, split, combine or reclassify its capital stock;

     o pay any cash or stock dividends or make any other distribution on its capital stock, other than regular quarterly cash dividends on First Federal common stock not in excess of $0.07 per share and dividends paid by First Federal's subsidiaries to First Federal;

     o grant any stock appreciation rights or limited rights under any of its benefit plans or grant any third party a right to acquire any of its shares of capital stock;

     o issue any securities convertible or exercisable for any shares of its capital stock, except pursuant to the exercise of outstanding stock options;

         DISPOSITIONS

     o dispose of any of its material assets or cancel or release any indebtedness, other than in the ordinary course of business or pursuant to commitments existing as of the date of the merger agreement;

         INVESTMENTS

     o make any equity investment other than pursuant to commitments existing as of the date of the merger agreement;

         CONTRACTS

     o enter into, renew, amend or terminate any contract or agreement, or make any change in any of its leases or contracts, other than with respect to those involving the payment of less than $30,000 per year, and those specifically permitted by the merger agreement;

         LOANS

     o make, renew, increase, extend or purchase any loans, advances, credit enhancements or extensions, other than existing loan commitments as of the date of the merger agreement and those in conformity with existing lending practices in amounts not to exceed an aggregate of $100,000 with respect to any one borrower;

     o make or increase any loan or extension of credit or commit to make or increase any such loan or extension of credit to any director or executive officer of First Federal or First

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

         Federal Savings Bank, except for loans or extensions of credit on terms made available to the general public and other than renewals of existing loans or commitments to loan;

         EMPLOYEES

     o increase the compensation or fringe benefits of any of its employees or directors, except for annual salary increases of not more than 2% consistent with past practice;

     o pay any bonus, pension, retirement allowance or contribution not required by any existing plan or agreement to any employees or directors;

     o become a party to, amend or commit to any benefit plan or employment agreement;

     o voluntarily accelerate the vesting or the lapsing of any restrictions with respect to any stock options or other stock-based compensation;

     o   elect any new executive officer or director;

     o submit any stock option or similar plan to First Federal's stockholders for approval;

     o   hire any employee;

     o make any quarterly contributions to the First Federal ESOP in excess of First Federal's average quarterly contribution over the two years preceding the date of the merger agreement;

         SETTLING CLAIMS

     o settle any claim against it for more than $25,000 or impose or agree to material restrictions on its operations;

         GOVERNING DOCUMENTS

     o   amend its certificate of incorporation or bylaws;

         INVESTMENT SECURITIES

     o restructure or materially change its investment securities portfolio through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

     o make any investment in any debt security, including mortgage-backed and mortgage-related securities, other than U.S. government and U.S. government agency securities with final maturities not greater than one year;

         CAPITAL EXPENDITURES

     o make any capital expenditures other than pursuant to binding commitments existing on the date of the merger agreement necessary to maintain existing assets in good repair or to make payment of necessary taxes;

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

         BRANCHES

     o establish or commit to establish any new branch or other office or file an application to relocate or terminate the operation of an existing banking office;

         ACCOUNTING

     o change its method of accounting, except as required by changes in generally accepted accounting principles or regulatory guidelines;

         MERGER AGREEMENT

     o take any action that is intended or expected to result in any of its representations and warranties under the merger agreement being or becoming untrue in any material respect or in the conditions to the merger not being satisfied or in a violation of a provision of the merger agreement;

     o knowingly take any action that would prevent or impede the merger from qualifying as a reorganization under Section 368(a) of the Internal Revenue Code; and

         OTHER AGREEMENTS

     o agree or commit to take, or adopt any resolutions in support of, any of the foregoing actions.

         Classic has agreed that, until the completion of the merger and unless permitted to by First Federal, it will not:

     o take any action that is intended or expected to result in any of its representations and warranties under the merger agreement being or becoming untrue in any material respect or in the conditions to the merger not being satisfied or in a violation of a provision of the merger agreement;

     o knowingly take any action that would prevent or impede the merger from qualifying as a reorganization under Section 368(a) of the Internal Revenue Code;

     o amend its certificate of incorporation or bylaws in a manner that would materially and adversely effect the benefits of the merger to First Federal stockholders; and

     o agree or commit to take, or adopt any resolutions in support of, any of the foregoing actions.

COVENANTS OF FIRST FEDERAL AND CLASSIC IN THE MERGER AGREEMENT

         AGREEMENT NOT TO SOLICIT OTHER PROPOSALS. First Federal has agreed not to initiate, solicit, knowingly encourage or facilitate any inquiries or discussions that constitute or could reasonably lead to an acquisition proposal or participate in any discussion or negotiations regarding an acquisition proposal with a third party. An acquisition proposal includes the following:

     o any merger, consolidation, share exchange, business combination, or other similar transaction involving First Federal or its subsidiaries;

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

     o any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the assets of First Federal;

     o any tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of First Federal; and

     o any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

         Despite the agreement of First Federal not to solicit other acquisition proposals, the board of directors of First Federal may generally have discussions with, and provide information to, a third party who makes an unsolicited, written, bona fide acquisition proposal and recommend such proposal to its stockholders, provided that the First Federal board of directors:

     o after consultation with and receipt of advice from outside legal counsel, in good faith deems such action to be necessary for the proper discharge of its duties to First Federal stockholders under applicable law; and

     o after consultation with its financial advisor, determines in good faith that the transaction presented by such unsolicited acquisition proposal is a more favorable transaction from a financial point of view than the transaction contemplated by the merger agreement with Classic.

         If First Federal receives a proposal or information request from a third party or enters into negotiations with a third party regarding a superior proposal, First Federal must notify Classic and provide Classic with information about the third party and its proposal.

         EMPLOYEE MATTERS. Each person who is an employee of First Federal as of the closing of the merger (whose employment is not specifically terminated upon the closing) will become an employee of Classic Bank. Classic will make available employer provided health and other employee welfare benefit plans to each continuing employee on the same basis that it provides such coverage to Classic employees except that Classic will provide to continuing employees certain additional health insurance and severance benefits in the first year following the completion of the merger. Former employees of First Federal will be treated as new employees for purposes of Classic's pension plan and employee stock ownership plan; PROVIDED, HOWEVER, that continuing employees will receive credit for service with Classic Bank for purposes of vesting and determination of eligibility to participate in Classic's pension plan, but not for the accrual of benefits. Classic has also agreed to honor all vested benefits or other vested amounts earned or accrued under First Federal employee benefit plans, contracts and arrangements except that Jeffery Clark has agreed to terminate his existing three year contract with First Federal effective the day of the merger and has been offered the opportunity to enter into a new three year contract with Classic.

         INDEMNIFICATION OF FIRST FEDERAL OFFICERS AND DIRECTORS. Classic has agreed to indemnify and hold harmless each present and former director and officer of First Federal for a period of six years from liability and expenses arising out of matters existing or occurring at or before the consummation of the merger to the fullest extent allowed under First Federal's certificate of incorporation as in effect at the time of closing. Classic has also agreed that it will maintain a policy of directors' and officers' liability insurance coverage, or provide a policy providing comparable coverage and amounts on terms no less favorable than First Federal's current policy, for the benefit of First Federal's directors and officers who are currently covered by insurance for three years following consummation of the merger, subject to a cap on the amount of annual premiums.

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         CERTAIN OTHER COVENANTS. The merger agreement also contains other agreements relating to our conduct before consummation of the merger, including the following:

     o After all requisite approvals necessary to consummate the merger are obtained, First Federal Savings Bank will, at the request of Classic, modify and change its loan, litigation, real estate valuation and investment and asset/liability management policies and practices so as to be more consistent with those of Classic Bank and First Federal will recognize for financial reporting purposes all of its expenses related to the merger.

     o First Federal will give Classic reasonable access during normal business hours to First Federal's property, books, records and personnel and furnish all information Classic may reasonably request.

     o First Federal will promptly provide Classic with a copy of all documents filed with the Securities and Exchange Commission, each report filed with its banking regulators, each management report provided to its board of directors, each public press release and all other information concerning its business, properties and personnel as requested by Classic.

     o First Federal will meet with Classic on a regular basis to facilitate the integration of the two companies and to discuss and plan for the conversion of First Federal's data processing and related electronic information systems.

     o Classic and First Federal will use their reasonable best efforts to submit all necessary applications, notices, and other filings with any governmental entity, the approval of which is required to complete the merger and related transactions.

     o Classic and First Federal will use their reasonable best efforts to obtain all third party consents necessary to consummate the merger.

     o First Federal will take any necessary action to exempt Classic and this transaction from any anti-takeover provisions contained in First Federal's certificate of incorporation or bylaws or federal or state law.

     o Classic and First Federal will use all reasonable efforts to take all actions necessary to consummate the merger and the transactions contemplated by the merger agreement.

     o First Federal and Classic will consult with each other regarding any public statements about the merger and any filings with any governmental entity or with any national securities exchange or market.

     o Classic will file a registration statement, of which this joint proxy statement/prospectus forms a part, with the Securities and Exchange Commission registering the shares of Classic common stock to be issued in the merger to First Federal stockholders.

     o First Federal will take all actions necessary to convene a meeting of its stockholders to vote on the merger agreement. The First Federal board of directors will recommend at the stockholder meeting that the stockholders vote to approve the merger and will use its reasonable best efforts to solicit stockholder approval, unless it determines that such actions would not comply with its fiduciary obligations to First Federal stockholders.

     o Classic will take all actions necessary to convene a meeting of its stockholders to vote on the merger agreement. The Classic board of directors will recommend at the stockholder meeting that the stockholders vote to approve the merger and will use its reasonable best efforts to solicit stockholder approval.

     o Prior to completion of the merger, Classic will notify The Nasdaq SmallCap Market of the additional shares of Classic common stock that Classic will issue in exchange for shares of First Federal common stock.

     o First Federal will use its reasonable best efforts to cause each person who is an affiliate of it under Rule 145 of the Securities Act to deliver to Classic a letter to the effect that such person will comply with Rule 145.

     o Classic and First Federal will notify each other of any material contract defaults and any events that would reasonably be likely to result in a material adverse effect on the other. They also will notify each other of any communication from a third party regarding the need to obtain that party's consent in connection with the merger.

     o Classic and First Federal will take appropriate board action to exempt First Federal directors and officers from short-swing profit liability that could arise under the federal securities laws in connection with the transactions being completed by the merger agreement.

     o First Federal will pay dividends on its common stock on a quarterly basis and each of Classic and First Federal will coordinate with the other the payment of dividends on Classic common stock and First Federal common stock.

REPRESENTATIONS AND WARRANTIES MADE BY CLASSIC AND FIRST FEDERAL IN THE MERGER AGREEMENT

         Classic and First Federal have made certain customary representations and warranties to each other in the merger agreement relating to our businesses. For information on these representations and warranties, please refer to the merger agreement attached as Appendix A. The representations and warranties generally must be true in all material respects through the completion of the merger unless the change does not have a material negative impact on our business, financial condition or results of operations. See "--Conditions to Completing the Merger."

TERMINATING THE MERGER AGREEMENT

         The merger agreement may be terminated at any time prior to the completion of the merger, either before or after approval of the merger agreement by First Federal stockholders, as follows:

     o   with the mutual consent of Classic and First Federal;

     o by either party, if the stockholders of First Federal fail to approve the merger agreement (provided that First Federal will only be entitled to terminate for this reason if it has complied with its obligations under the merger agreement with respect to its stockholder meeting);

     o by either party, if a required regulatory approval, consent or waiver is denied or any governmental entity prohibits the consummation of the merger or the transactions contemplated by the merger agreement;

     o by either party, if the merger is not consummated by June 30, 2003, unless failure to complete the merger by that time is due to a misrepresentation, breach of a warranty or failure to fulfill a covenant by the party seeking to terminate the agreement;

     o by either party, if the other party makes a misrepresentation, breaches a warranty or fails to fulfill a covenant that cannot be cured within a specified time and that would have a material adverse effect on the other party;

     o by Classic, if the board of directors of First Federal does not recommend approval of the merger in this joint proxy statement/prospectus or withdraws or revises its recommendation in a manner adverse to Classic;

     o prior to the First Federal stockholder meeting, by First Federal in order to enter into an unsolicited acquisition proposal which First Federal's board of directors believes, after consultation with its financial advisors, is more favorable to First Federal than the merger provided that such termination can occur only after First Federal notifies Classic of such offer and Classic determines not to make a revised proposal;

     o by Classic if any person shall have acquired 25% or more of the voting power of First Federal; or

     o by Classic if First Federal becomes entitled to terminate the merger agreement as a result of its entrance into an acquisition agreement with a third party.

TERMINATION FEE

         The merger agreement requires First Federal to pay Classic a fee of $450,000 if Classic terminates the merger agreement as a result of (i) the failure of First Federal's board of directors to recommend approval of the merger or the withdrawal, qualification or revision of its recommendation to approve the merger, (ii) the acquisition by any person or group of 25% or more of the voting power of First Federal or one of its subsidiaries or (iii) First Federal's entrance into an acquisition agreement or similar agreement with a third party.

         The merger agreement also requires First Federal to pay Classic a fee of $450,000 if, within 12 months after the merger agreement is terminated, First Federal consummates or enters into any agreement with respect to an acquisition proposal and if the merger agreement is terminated under either of the following circumstances:

     o if Classic terminates the merger agreement as a result of a breach of the merger agreement by First Federal, AND an acquisition proposal from a third party had been publicly announced, disclosed or communicated or made known to First Federal at any time after the date of the merger agreement and prior to the date of termination; or

     o if either party terminates the merger agreement as a result of the failure of First Federal's stockholders to approve the merger, AND an acquisition proposal from a third party had been publicly announced, disclosed or communicated or made known to First Federal at any time after the date of the merger agreement and prior to the date of the First Federal stockholders meeting.

         Under no circumstances will First Federal be required to pay more than $450,000 in the aggregate under the termination fee provisions.

EXPENSES

         Each of Classic and First Federal will pay its own costs and expenses incurred in connection with the merger, except that Classic and First Federal will share equally the expense of filing, printing and mailing this proxy statement-prospectus.

CHANGING THE TERMS OF THE MERGER AGREEMENT

            Before the completion of the merger, Classic and First Federal may agree to waive, amend or modify any provision of the merger agreement. However, after the vote by First Federal stockholders, Classic and First Federal can make no amendment or modification that would reduce the amount or alter the kind of consideration to be received by First Federal's stockholders under the terms of the merger.

BANK MERGER

         Pursuant to the merger agreement, First Federal Savings Bank and Classic Bank entered into the bank merger agreement. The bank merger agreement provides for the merger of First Federal Savings Bank with and into Classic Bank.

BOARD OF DIRECTORS

         After completion of the merger, the board of directors of Classic will consist of all of the current directors of Classic and Steven C. Milleson. The board of directors of Classic Bank will consist all of the current directors of Classic Bank and Edward R. Rambacher and David Phillips.

                       DESCRIPTION OF CLASSIC COMMON STOCK

         Set forth below is a summary of the certain features of the Classic common stock. This summary is not a complete discussion of the charter documents and other instruments of Classic that create the rights of the security holders.

GENERAL

         Classic is authorized to issue 1,700,000 shares of common stock having a par value of $.01 per share and 100,000 shares of preferred stock having a par value of $.01 per share. Each share of Classic's common stock has the same relative rights as, and is identical in all respects with, each other share of common stock.

COMMON STOCK

         DIVIDENDS. Classic can pay dividends out of statutory surplus or from certain net profits if, as and when declared by its board of directors. The payment of dividends by Classic is subject to limitations that are imposed by law and applicable regulation. The holders of common stock of Classic are entitled to receive and share equally in any dividends as may be declared by the board of directors of Classic out of funds legally available for the payment of dividends. If Classic issues preferred stock, the holders of the preferred stock may have a priority over the holders of the common stock with respect to dividends.

         VOTING RIGHTS. The holders of common stock of Classic currently possess exclusive voting rights in Classic. They elect Classic's board of directors and act on any other matters as are required to be presented to them under applicable law or as are otherwise presented to them by the board of directors. Each holder of common stock is entitled to one vote per share and does not have any right to cumulate votes in the election of directors. Classic's certificate of incorporation, however, provides that a holder of Classic common stock who owns, together with certain affiliates or persons acting in concert, in excess of 10% of the then-outstanding shares of common stock cannot vote any shares in excess of 10%. If Classic issues preferred stock, holders of preferred stock may also possess voting rights.

         LIQUIDATION. In the event of liquidation, dissolution or winding up of Classic, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Classic available for distribution. If Classic issues preferred stock, the holders of the preferred stock may have a priority over the holders of the common stock in the event of liquidation or dissolution.

         PREEMPTIVE RIGHTS. Holders of the common stock of Classic are not entitled to preemptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.

PREFERRED STOCK

         Classic may issue preferred stock with such designations, powers, preferences and rights as Classic's board of directors may from time to time determine. The board of directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control. None of the shares of the authorized preferred stock will be issued in connection with the merger and there are no plans to issue preferred stock.

                         MANAGEMENT FOLLOWING THE MERGER

         Information regarding the expected composition of the board of directors of Classic after the completion of the merger is provided below. Unless otherwise stated, each individual has held his or her current occupation for the last five years. The age indicated for each individual is as of March 31, 2003. The indicated period of service as a director includes the period of service as a director of Classic, Classic Bank, First Federal or First Federal Savings Bank.

CLASSIC

         TERMS ENDING IN 2003:

         EVERETT B. GEVEDON, JR. Mr. Gevedon, age 69, is Vice Chairman of the Board of Classic, a position he has held since March 2001. Mr. Gevedon has served as a real estate consultant to corporations and individuals throughout the eastern United States for the past 28 years. Prior to serving as a real estate consultant, he was a general real estate appraiser and involved in real estate sales. Mr. Gevedon has been a director of Classic or its predecessors since 1980.

         ROBERT A. MOYER, JR. Mr. Moyer, age 57, is involved in real estate development projects in the Naples, Florida area. Mr. Moyer previously served as Chairman and Chief Executive Officer of Alltech Technologies, LLC until late 2001. Prior to joining Alltech in January 2000, Mr. Moyer served as Chairman and Chief Executive Officer of RAM Technologies, Inc., an Ashland Kentucky based multi-faceted communications and technology company which he founded in 1976. Mr. Moyer has been a director of Classic or its predecessors since 1993.

         JOHN W. CLARK. Mr. Clark, age 61, has been the President and Chief Executive Officer of John W. Clark Oil Co., a company engaged in the distribution and sale of petroleum products, since its founding in 1970. In addition, he has been the President of JRB, Inc., a common carrier trucking company, since 1977; Clark Airway, an airplane leasing company, since 1990; and John W. Clark Enterprises, a real estate development and holding company, since 1987. Mr. Clark has been a director of Classic or its predecessors since 1995.

         LISAH M . FRAZIER. Ms. Frazier, age 34, is Chief Operating Officer, Chief Financial Officer, Secretary and Treasurer of Classic, positions she has held since November 2000. Ms. Frazier is also Chief Operating Officer and Chief Financial Officer of Classic Bank, positions she has held since November 2000. Prior to these positions, Ms. Frazier served as Senior Vice President and Chief Financial Officer of the Company and Classic Bank since joining the Bank in August 1995. Ms. Frazier, a Certified Public Accountant, prior to joining Classic Bank, served as Investment Coordinator with Trust Company of Kentucky, a subsidiary of Community Trust Bancorp, from June 1995 to August 1995. Prior to that position, Ms. Frazier served as Audit Specialist in the internal audit department of Community Trust Bancorp from 1993 to 1995. Ms. Frazier served as Senior Auditor with the regional accounting firm of Kelley, Galloway & Company from 1990 to 1993. Ms. Frazier is a member of the Kentucky

Society of Certified Public Accountants and serves on the Leadership Council for the Kentucky Society of CPAs.

         TERMS ENDING IN 2004:

         C. CYRUS REYNOLDS. Mr. Reynolds, age 76, is Chairman of the Board of Classic, a position he has held since September 1995. Until March 2001, Mr. Reynolds also served as Chairman of the Board of Classic Bank. Mr. Reynolds retired as property Valuation Administrator for Boyd County, Kentucky, an elected office he held from 1977 until retirement. From 1960 to 1981, Mr. Reynolds was the owner of Reynolds Insurance Agency, a general lines insurance agency located in Ashland, Kentucky. Mr. Reynolds is a member and former officer of the Ashland Lions Club, and has served on various state commissions, including 18 years of service as Chairman of the Boyd County Democratic Party. Mr. Reynolds has also served as Treasurer of the Westwood Christian Church for 40 years. Mr. Reynolds has been a director of Classic or its predecessors since 1960.

         DAVID B. BARBOUR. Mr. Barbour, age 55, is President and Chief Executive Officer of Classic and Chairman and Chief Executive Officer of Classic Bank, positions he has held since September 1995 and March 2001, respectively. Prior to joining Classic Bank in March of 1995, Mr. Barbour served as Senior Vice President and Senior Lending Officer of First American bank, a commercial bank located in Ashland, Kentucky with assets of $225 million. As Senior Vice President and Senior Lending Officer, Mr. Barbour was responsible for First American Bank's loan portfolio, including the commercial, consumer and real estate lending divisions. Mr. Barbour had been employed by First American Bank since 1977 and held a variety of management positions, including Senior Vice President and Senior Lending Officer since 1989. Mr. Barbour holds the designation of Certified Lender, Business Banking (C.L.B.B.). Mr. Barbour holds a Graduate Banking Degree from the Graduate School of Banking at Louisiana State University.

         JEFFREY P. LOPEZ, M.D. Dr. Lopez, age 44, is President of Ashland Radiation Oncology, Inc. and owner of Tri-State Regional Cancer Center located in Ashland, Kentucky. A native of Madison, Indiana, Dr. Lopez is a graduate of Indiana University, obtained his medical degree from Indiana School of Medicine and served his residency in Radiation Oncology at the University of Illinois. He serves on the Board of Directors of the Boyd County chapter of the American Cancer Society, a position he has held since 1989. He is past President of the Boyd County Medical Society, having served two terms as President. He is a member of the Board of Directors for the Association of Free Standing Radiation Oncology Centers, of which he also is a two-term past-President, and is a member of the Board of Directors of King's Daughters' Medical Center in Ashland, Kentucky. Mr. Lopez has been a director of Classic since 1996.

         TERMS ENDING IN 2005:

         ROBERT B. KEIFER, JR. Mr. Keifer, age 66, is a retired group vice-president of Ashland Petroleum Company, an operating division of Ashland, Inc., where he was employed from 1966 to 1992. From 1992 to 1994, Mr. Keifer served as a consultant to Equal Opportunity Finance, a minority small business investment company. Mr. Keifer previously served as President of the Board of Directors of Community Hospice, Inc. and as a director of Area Education Projects. Mr. Keifer has been a director of Classic or its predecessors since 1991.

         DAVID A. LANG. Mr. Lang, age 59, is a retired executive of American Electric Power, where he was employed from 1965 to 2000. During his tenure with American Electric Power, Mr. Lang held a variety of positions including Executive Assistant - Operations, Kentucky Region Director, and Manager of National Accounts. Mr. Lang is a Registered Professional Engineer in the Commonwealth of Kentucky. Mr. Lang is also a former director of the Chamber of Commerce of Boyd and Greenup Counties and co-chair of the Conference Board's USA Quality Council. Mr. Lang has been a director of Classic or its predecessors since 1991.

         ROBERT L. BAYES. Mr. Bayes, age 59, is Executive Vice President of Classic and Paintsville Market Area President of Classic Bank. From 1983 to 2001, Mr. Bayes served as President of The First National Bank of Paintsville, a subsidiary of the Company that was merged into Classic Bank in March 2001. A Certified Public Accountant, Mr. Bayes holds a B.S. in Business Administration from Berea College, attended Graduate School at the University of Kentucky and holds a graduate banking degree from Stonier Graduate School of Banking at Rutgers University. Mr. Bayes is a member of the American Institute of CPA's and Kentucky Society of CPA's.

         STEVEN C. MILLESON. Mr. Milleson, age 50, is a doctor of optometry and owner and operator of the Ironton Vision Center, Inc. located in Ironton, Ohio. Dr. Milleson has been a member and past President of the Ironton Lions Club, a founding member and past Board member of The Tri-State Fair and Regatta, a past Board member of the Hecla Water Association, and an original member of the Board of the Ashland Youth Ballet Company and its current President of the Board and Chairman of the Production Committee. Dr. Milleson is a member of the St. Joseph Catholic Church. Mr. Milleson has been a director of First Federal since 1990.

DIRECTORS' COMPENSATION

         The monthly fee for service on the Boards of Directors of Classic and Classic Bank are $600 and $250, respectively. Directors of Classic Bank also receive $50 for each committee meeting attended.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

         After completion of the merger, the executive officers and key employees of Classic and Classic Bank will consist of the current executive officers and key employees of Classic and First Federal and Jeffery Clark, Controller of First Federal. Mr. Clark will serve as Ohio Market Area President of Classic Bank.

         The following sets forth certain information regarding the executive officers and key employees of Classic and First Federal who are not anticipated to be directors of Classic after completion of the merger. The following individuals are elected annually and hold office until their successors have been elected and qualified or until they are removed or replaced. Ages are as of March 31, 2003.

         ROBERT S. CURTIS, age 53, is President and Director of Classic Bank, a position he has held since March 2001. Prior to becoming President, Mr. Curtis was Executive Vice President and Senior Lending Officer. Mr. Curtis is also Executive Vice President of Classic, a position he has held since September 1995. Prior to joining Classic Bank in May 1995, Mr. Curtis served as Vice President and Real Estate Lending Division Manager of Second National Bank, Ashland, Kentucky from 1990 until May 1995. As Vice President and Real Estate Lending Division Manager, Mr. Curtis was responsible for the bank's residential real estate portfolio that totaled in excess of $35.0 million. Mr. Curtis began his career with First American Bank in 1973.

         JEFFERY W. CLARK, age 44, has been Controller of First Federal since its formation in 1996 and of First Federal Savings Bank since 1986.

                         PRO FORMA FINANCIAL INFORMATION

            The following unaudited pro forma condensed combined consolidated balance sheets as of March 31, 2003 and December 31, 2002 and the unaudited pro forma condensed combined consolidated statements of income for the year ended March 31, 2003, the nine months ended December 31, 2002 and the year ended March 31, 2002 give effect to the pending merger, accounted for as a purchase. Classic's fiscal year ends March 31 and First Federal's fiscal year ends September 30. The historical Consolidated Statements of Income of First Federal as presented in the unaudited pro forma condensed combined statements of income for the year and nine months periods include information from more than one of its fiscal years.

            The unaudited pro forma condensed combined consolidated financial information is based on the historical consolidated financial statements of Classic and First Federal under the assumptions and adjustments set forth in the accompanying notes. The unaudited pro forma condensed combined consolidated balance sheet gives effect to the merger as if the merger had been consummated at the end of the period presented. The unaudited pro forma condensed combined consolidated statements of income give effect to the merger as if the merger had been consummated on April 1 of each of the periods presented. The unaudited pro forma condensed combined consolidated financial statements do not give effect to any anticipated cost savings or revenue enhancements in connection with the merger.

            You should read the unaudited pro forma condensed combined consolidated financial statements in conjunction with the consolidated historical financial statements of Classic and First Federal, including the respective notes to those statements. The pro forma information is not necessarily indicative of the combined financial position or the results of operations in the future or of the combined financial position or the results of operations which would have been realized had the merger been consummated during the periods or as of the dates for which the pro forma information is presented. We anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses and opportunity to earn more revenue. In addition, Classic will incur costs in acquiring First Federal. The pro forma information, while helpful in illustrating the financial characteristics of the new company under one set of assumptions, does not reflect these benefits and costs and, accordingly, does not attempt to predict or suggest future results.

            Pro forma per share amounts for the combined company are based on a ..9797 exchange ratio.

       CLASSIC BANCSHARES, INC. AND FIRST FEDERAL FINANCIAL BANCORP, INC.
        UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET
                              AS OF MARCH 31, 2003
                                 (IN THOUSANDS)



                                                        ACTUAL (UNAUDITED)                PRO FORMA           PRO FORMA
                                                   CLASSIC          FIRST FEDERAL        ADJUSTMENTS          COMBINED
                                                ------------        ------------        ------------        ------------
ASSETS
Cash and cash equivalents                       $      8,148        $      7,166                (139)(b)
                                                                                                (122)(c)
                                                                                                (232)(g)
                                                                                              (5,843)(h)    $      8,978
Securities available-for-sale                         39,792               3,848                  --              43,640
Securities held-to-maturity                               --               7,813                  61 (d)           7,874
Loans, net                                           187,175              51,106                 456 (d)
                                                                                                (500)(f)         238,237
Real estate owned                                         --                 189                  --                 189
Premises and equipment                                 6,267               2,004                  --               8,271
Accrued interest receivable                            1,157                 366                  --               1,523
Other assets                                           1,787                 287                 170 (f)
                                                                                                (321)(k)           1,923
Core deposit intangible                                   --                  --                 495 (e)             495
Goodwill                                               5,555                  99               2,715 (k)           8,369
                                                ------------        ------------        ------------        ------------
    Total  assets                               $    249,881        $     72,878        $     (3,260)       $    319,499
                                                ============        ============        ============        ============

LIABILITIES
Deposits                                        $    190,155        $     56,712                 163 (d)    $    247,030
Federal Home Loan Bank advances                       28,126               6,382                  --              34,508
Other borrowings                                       4,389                  --                  --               4,389
Accrued interest payable and other liabilities         1,789                 460                 (18)(j)
                                                                                                 289 (d)           2,520
                                                ------------        ------------        ------------        ------------
    Total liabilities                                224,459              63,554                 434             288,447
                                                ------------        ------------        ------------        ------------

STOCKHOLDERS' EQUITY
Common stock                                              13                   5                  (5)(a)
                                                                                                   2 (i)              15
Additional paid-in capital                            20,435               4,434              (4,434)(a)
                                                                                               5,628 (i)          26,063
Unearned ESOP                                           (599)               (165)                165 (a)            (599)
Unearned stock awards                                    (12)               (352)                352 (a)             (12)
Treasury stock                                        (2,888)                 --                  --              (2,888)
Retained earnings                                      7,722               5,344              (5,344)(a)           7,722
Other comprehensive income                               751                  58                 (58)(a)             751
                                                ------------        ------------        ------------        ------------
  Total stockholders' equity                          25,422               9,324              (3,694)             31,052
                                                ------------        ------------        ------------        ------------
    Total liabilities and equity                $    249,881        $     72,878        $     (3,260)       $    319,499
                                                ============        ============        ============        ============
Book value per share                            $      23.00        $      20.20                  --        $      23.41

                 See Notes to the Unaudited Pro Forma Condensed
                   Combined Consolidated Financial Statements.

(a)  To record the elimination of First Federal equity.

(b) To record the capitalization of Classic's unpaid costs related to the merger.

(c) To record the payment of First Federal's unpaid costs related to the merger.

(d) To record the adjustment of loans, deposits and securities at fair value, including the related deferred taxes.

(e)  To record identifiable intangible assets acquired in the merger.

(f) To record an increase in the allowance for loan losses for First Federal and the related deferred taxes.

(g) To record the payment of an employment agreement to a First Federal employee.

(h) To record the cash payment in connection with the purchase of 50% of First Federal outstanding stock at $24 per share and the payment of First Federal stock options at $12 per share.

(i) To record the exchange of 50% of First Federal outstanding common stock for .9797 shares of Classic common stock.

(j) To record the accrual of data processing termination fees, net of tax and the related tax effect of other merger charges.

(k)  To record goodwill resulting from the merger.

       CLASSIC BANCSHARES, INC. AND FIRST FEDERAL FINANCIAL BANCORP, INC.
        UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET
                             AS OF DECEMBER 31, 2002
                                 (IN THOUSANDS)


                                                        ACTUAL (UNAUDITED)                PRO FORMA          PRO FORMA
                                                   CLASSIC          FIRST FEDERAL        ADJUSTMENTS          COMBINED
                                                ------------        ------------        ------------        ------------
ASSETS
Cash and cash equivalents                       $      5,771        $      6,789                (275)(b)
                                                                                                (307)(c)
                                                                                                (232)(g)
                                                                                              (5,843)(h)    $      5,903
Securities available-for-sale                         36,250               4,882                  --              41,132
Securities held-to-maturity                               --               9,735                  48 (d)           9,783
Loans, net                                           180,161              52,137                 741 (d)
                                                                                                (500)(f)         232,539
Real estate owned                                         --                 237                  --                 237
Premises and equipment                                 6,044               2,006                  --               8,050
Accrued interest receivable                            1,289                 398                  --               1,687
Other assets                                           1,556                 183                 170 (f)           1,909
Core deposit intangible                                   --                  --                 495 (e)             495
Goodwill                                               5,555                  83               2,663 (k)           8,301
                                                ------------        ------------        ------------        ------------
    Total  assets                               $    236,626        $     76,450        $     (3,040)       $    310,036
                                                ============        ============        ============        ============

LIABILITIES
Deposits                                        $    175,988        $     57,557                 198 (d)    $    233,743
Federal Home Loan Bank advances                       29,147               9,052                  --              38,199
Other borrowings                                       5,131                  --                  --               5,131
Accrued interest payable and other liabilities         1,946                 622                 (18)(j)
                                                                                                 369 (d)           2,919
                                                ------------        ------------        ------------        ------------
    Total liabilities                                212,212              67,231                 549             279,992
                                                ------------        ------------        ------------        ------------

STOCKHOLDERS' EQUITY
Common stock                                              13                   5                  (5)(a)
                                                                                                   2 (i)              15
Additional paid-in capital                            20,373               4,418              (4,418)(a)
                                                                                               5,628 (i)          26,001
Unearned ESOP                                           (643)               (175)                175 (a)            (643)
Unearned stock awards                                    (12)               (379)                379 (a)             (12)
Treasury stock                                        (2,888)                 --                  --              (2,888)
Retained earnings                                      7,056               5,308              (5,308)(a)           7,056
Other comprehensive income                               515                  42                 (42)(a)             515
                                                ------------        ------------        ------------        ------------
  Total stockholders' equity                          24,414               9,219              (3,589)             30,044
                                                ------------        ------------        ------------        ------------
    Total liabilities and equity                $    236,626        $     76,450        $     (3,040)       $    310,036
                                                ============        ============        ============        ============
Book value per share                            $      22.08        $      19.97                  --        $      22.65



                 See Notes to the Unaudited Pro Forma Condensed
                   Combined Consolidate Financial Statements.

(a)  To record the elimination of First Federal equity.

(b)  To record the capitalization of Classic's costs related to the merger.

(c)  To record the payment of First Federal's costs related to the merger.

(d) To record the adjustment of loans, deposits and securities at fair value, including the related deferred taxes.

(e)  To record identifiable intangible assets acquired in the merger.

(f) To record an increase in the allowance for loan losses for First Federal and the related deferred taxes.

(g) To record the payment of an employment agreement to a First Federal employee.

(h) To record the cash payment in connection with the purchase of 50% of First Federal outstanding stock at $24 per share and the payment of First Federal stock options at $12 per share.

(i) To record the exchange of 50% of First Federal outstanding common stock for .9797 shares of Classic common stock.

(j) To record the accrual of data processing termination fees, net of tax and the related tax effect of other merger charges.

(k)  To record goodwill resulting from the merger.

       CLASSIC BANCSHARES, INC. AND FIRST FEDERAL FINANCIAL BANCORP, INC. UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF INCOME
                   FOR THE TWELVE MONTHS ENDED MARCH 31, 2003
                        (IN THOUSANDS, EXCEPT SHARE DATA)



                                                         ACTUAL (UNAUDITED)               PRO FORMA           PRO FORMA
                                                   CLASSIC          FIRST FEDERAL        ADJUSTMENTS          COMBINED
                                                ------------        ------------        ------------        ------------
INTEREST INCOME:
     Loans                                      $     12,254        $      3,857        $        (46)(a)    $     16,065
     Securities                                        1,860                 594                (235)(d)
                                                                                                 (12)(f)           2,207
     Other                                                92                  39                  --                 131
                                                ------------        ------------        ------------        ------------
         Total interest income                        14,206               4,490                (293)             18,403
                                                ------------        ------------        ------------        ------------

INTEREST EXPENSE:
     Deposits                                          3,927               1,638                (163)(b)           5,402
     Federal Home Loan Bank advances                     985                 418                  --               1,403
     Other borrowings                                     58                  --                  --                  58
                                                ------------        ------------        ------------        ------------
         Total interest expense                        4,970               2,056                (163)              6,863
                                                ------------        ------------        ------------        ------------

Net interest income                                    9,236               2,434                (130)             11,540
Provision for loan losses                                428                 110                  --                 538
                                                ------------        ------------        ------------        ------------
Net interest income after provision
  for loan losses                                      8,808               2,324                (130)             11,002
                                                ------------        ------------        ------------        ------------

NON-INTEREST INCOME:
     Service charges                                   1,338                  80                  --               1,418
     Other fee income                                     --                  79                  --                  79
     Gain on sale of securities                           72                  --                  --                  72
     Other                                               265                  19                  --                 284
                                                ------------        ------------        ------------        ------------
         Total other income                            1,675                 178                  --               1,853
                                                ------------        ------------        ------------        ------------

NON-INTEREST EXPENSE:
     Compensation and benefits                         3,219                 855                  --               4,074
     Occupancy and equipment                           1,029                 168                  --               1,197
     Data processing                                      --                 184                  --                 184
     Federal insurance premiums                           27                  14                  --                  41
     Advertising                                         262                  69                  --                 331
     Professional fees                                   170                 134                  --                 304
     Other                                             1,752                 420                  90 (c)           2,262
                                                ------------        ------------        ------------        ------------
         Total other expense                           6,459               1,844                  90               8,393
                                                ------------        ------------        ------------        ------------

Income before income taxes                             4,024                 658                (220)              4,462

Income taxes                                           1,104                 222                 (75)(e)           1,251
                                                ------------        ------------        ------------        ------------
Net income                                      $      2,920        $        436        $       (145)       $      3,211
                                                ============        ============        ============        ============

Basic earnings per share                        $       2.77        $       1.00                  --        $       2.52
Diluted earnings per share                      $       2.55        $       0.97                  --        $       2.35




                 See Notes to the Unaudited Pro Forma Condensed
                   Combined Consolidated Financial Statements.

(a)  To record the amortization of fair value adjustments to loans acquired.

(b)  To record the amortization of fair value adjustments to deposits acquired.

(c) To record the amortization of core deposit intangible recorded at acquisition.

(d)  To record the lost interest on cash paid.

(e)  To record the tax effect of all other adjustments at 34%.

(f)  To record the amortization of premium recorded on securities.

       CLASSIC BANCSHARES, INC. AND FIRST FEDERAL FINANCIAL BANCORP, INC. UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF INCOME
                   FOR THE NINE MONTHS ENDED DECEMBER 31, 2002
                        (IN THOUSANDS, EXCEPT SHARE DATA)




                                                         ACTUAL (UNAUDITED)               PRO FORMA           PRO FORMA
                                                   CLASSIC          FIRST FEDERAL        ADJUSTMENTS          COMBINED
                                                ------------        ------------        ------------        ------------
INTEREST INCOME:
     Loans                                      $      9,171        $      2,890        $        (56)(a)    $     12,005
     Securities                                        1,421                 477                (176)(d)
                                                                                                  (9)(f)           1,713
     Other                                                69                  24                  --                  93
                                                ------------        ------------        ------------        ------------
         Total interest income                        10,661               3,391                (241)             13,811
                                                ------------        ------------        ------------        ------------

INTEREST EXPENSE:
     Deposits                                          2,985               1,261                (149)(b)           4,097
     Federal Home Loan Bank advances                     750                 322                  --               1,072
     Other borrowings                                     48                  --                  --                  48
                                                ------------        ------------        ------------        ------------
         Total interest expense                        3,783               1,583                (149)              5,217
                                                ------------        ------------        ------------        ------------

Net interest income                                    6,878               1,808                 (92)              8,594
Provision for loan losses                                306                  65                  --                 371
                                                ------------        ------------        ------------        ------------
Net interest income after provision
  for loan losses                                      6,572               1,743                 (92)              8,223
                                                ------------        ------------        ------------        ------------

NON-INTEREST INCOME:
     Service charges                                   1,028                  59                  --               1,087
     Other fee income                                     --                  55                  --                  55
     Gain on sale of securities                           11                  --                  --                  11
     Other                                               181                  11                  --                 192
                                                ------------        ------------        ------------        ------------
         Total other income                            1,220                 125                  --               1,345
                                                ------------        ------------        ------------        ------------

NON-INTEREST EXPENSE:
     Compensation and benefits                         2,395                 603                  --               2,998
     Occupancy and equipment                             745                 119                  --                 864
     Data processing                                      --                 129                  --                 129
     Federal insurance premiums                           20                   6                  --                  26
     Advertising                                         229                  53                  --                 282
     Professional fees                                   138                  95                  --                 233
     Other                                             1,275                 306                  68 (c)           1,649
                                                ------------        ------------        ------------        ------------
         Total other expense                           4,802               1,311                  68               6,181
                                                ------------        ------------        ------------        ------------

Income before income taxes                             2,990                 557                (160)              3,387

Income taxes                                             818                 188                 (54)(e)             952
                                                ------------        ------------        ------------        ------------
Net income                                      $      2,172        $        369        $       (106)       $      2,435
                                                ============        ============        ============        ============

Basic earnings per share                        $       2.07        $       0.85                  --        $       1.92
Diluted earnings per share                      $       1.91        $       0.82                  --        $       1.80



                 See Notes to the Unaudited Pro Forma Condensed
                   Combined Consolidated Financial Statements.

(a)  To record the amortization of fair value adjustments to loans acquired.

(b)  To record the amortization of fair value adjustments to deposits acquired.

(c) To record to amortization of core deposit intangible recorded at acquisition.

(d)  To record the lost interest cash paid.

(e)  To record the tax effect of all other adjustments at 34%.

(f)  To record the amortization of premium recorded on securities.

       CLASSIC BANCSHARES, INC. AND FIRST FEDERAL FINANCIAL BANCORP, INC. UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF INCOME
                        FOR THE YEAR ENDED MARCH 31, 2002
                        (IN THOUSANDS, EXCEPT SHARE DATA)



                                                       ACTUAL (UNAUDITED)                 PRO FORMA           PRO FORMA
                                                   CLASSIC          FIRST FEDERAL        ADJUSTMENTS          COMBINED
                                                ------------        ------------        ------------        ------------
INTEREST INCOME:
     Loans                                      $     11,899        $      4,104        $        (74)(a)    $     15,929
     Securities                                        1,707                 733                (235)(d)
                                                                                                 (10)(f)           2,195
     Other                                               103                  47                  -- (d)             150
                                                ------------        ------------        ------------        ------------
         Total interest income                        13,709               4,884                (319)             18,274
                                                ------------        ------------        ------------        ------------

INTEREST EXPENSE:
     Deposits                                          5,266               2,370                (198)(b)           7,438
     Federal Home Loan Bank advances                     718                 491                  --               1,209
     Other borrowings                                    116                  --                  --                 116
                                                ------------        ------------        ------------        ------------
         Total interest expense                        6,100               2,861                (198)              8,763
                                                ------------        ------------        ------------        ------------

Net interest income                                    7,609               2,023                (121)              9,511
Provision for loan losses                                363                  67                  --                 430
                                                ------------        ------------        ------------        ------------
Net interest income after provision
  for loan losses                                      7,246               1,956                (121)              9,081
                                                ------------        ------------        ------------        ------------

OTHER INCOME:
     Service charges                                   1,189                  54                  --               1,243
     Other fee income                                     --                  62                  --                  62
     Gain on sale of securities                            7                  --                  --                   7
     Other                                               258                  20                  --                 278
                                                ------------        ------------        ------------        ------------
         Total other income                            1,454                 136                  --               1,590
                                                ------------        ------------        ------------        ------------

OTHER EXPENSE:
     Compensation and benefits                         2,750                 630                  --               3,380
     Occupancy and equipment                             964                 144                  --               1,108
     Data processing                                      --                 138                  --                 138
     Federal insurance premiums                           14                   9                  --                  23
     Advertising                                         300                  80                  --                 380
     Professional fees                                   153                 145                  --                 298
     Other                                             1,545                 406                  90 (c)           2,041
                                                ------------        ------------        ------------        ------------
         Total other expense                           5,726               1,552                  90               7,368
                                                ------------        ------------        ------------        ------------

Income before income taxes                             2,974                 540                (211)              3,303
Income taxes                                             774                 176                 (72)(e)             878
                                                ------------        ------------        ------------        ------------
Net income                                      $      2,200        $        364        $       (139)       $      2,425
                                                ============        ============        ============        ============

Basic earnings per share                        $       2.08        $       0.85                  --        $       1.89
Diluted earnings per share                      $       1.94        $       0.85                  --        $       1.78



                 See Notes to the Unaudited Pro Forma Condensed
                   Combined Consolidated Financial Statements.

(a)  To record the amortization of fair value adjustments to loans acquired.

(b)  To record the amortization of fair value adjustments to deposits acquired.

(c) To record the amortization of core deposit intangible recorded at acquisition.

(d)  To record the lost interest on cash paid.

(e)  To record the tax effect of all other adjustments at 34%.

(f)  To record the amortization of premium recorded on securities.

               NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED
                        CONSOLIDATED FINANCIAL STATEMENTS



NOTE 1.     BASIS OF PRESENTATION

            The unaudited Pro Forma Condensed Combined Consolidated Financial Data has been prepared assuming the merger will be accounted for under the purchase method and is based on the historical consolidated financial statements of Classic and the historical consolidated financial statements of First Federal, which have been adjusted to reflect the historical cost of First Federal's assets at their fair value. In addition, pro forma adjustments have been included to give effect to events that are directly attributable to the merger and expected to have a continuing impact on the combined company. Pro forma adjustments for the Pro Forma Condensed Combined Consolidated Statements of Income include amortization of core deposit intangible and other adjustments based on the allocated purchase price of net assets acquired.

NOTE 2.     CALCULATION OF THE PURCHASE PRICE AND GOODWILL

            The preliminary calculation of the cost to acquire First Federal is described in the table below (in thousands):

                                                                          MARCH 31,     DECEMBER 31,
                                                                            2003            2002
                                                                         ----------      ----------
Cash payment to First Federal stockholders at $24 per share for 50%
of the 450,689 shares of First Federal common stock outstanding          $    5,408      $    5,408

Cash payment for 36,224 First Federal stock options at $12 per share            435             435

Market value of Classic common stock to be issued assuming that 50%
of First Federal's common stock outstanding will be exchanged for
..9797 shares of Classic common stock assumed to be $25.50 per share)          5,630           5,630

Cost of acquisition incurred by Classic                                         275             275
                                                                         ----------      ----------
                                                                         $   11,748      $   11,748
                                                                         ==========      ==========

Historical net assets of First Federal                                   $    9,324      $    9,219

Accrual of First Federal after-tax merger related charges, data
processing termination fees, and other adjustments                             (851)           (851)

Fair market value adjustments:
                        Loans                                                   456             741
                        Securities                                               61              48
                        Deposits                                               (163)           (198)
                        Core deposit intangible                                 495             495
                        Goodwill                                              2,715           2,663
Deferred taxes on purchase accounting adjustments                              (289)           (369)
                                                                         ----------      ----------
                                                                         $   11,748      $   11,748
                                                                         ==========      ==========

NOTE 3.     FIRST FEDERAL MERGER RELATED CHARGES

            In connection with the merger, First Federal expects to incur pre-tax merger related charges of approximately $789,000. These charges are expected to include $282,000 in change-of-control, severance and other employee related payments, $250,000 in data processing termination fees, and $257,000 in investment banking, legal and accounting fees. An accrual for the merger related charges and the related tax effect has been reflected in the unaudited Pro Forma Condensed Combined Consolidated Balance Sheet as of December 31, 2002. As of March 31, 2003, First Federal had unpaid pre-tax merger related charges of approximately $604,000.


NOTE 4.     CLASSIC  MERGER RELATED CHARGES

            In connection with the merger, Classic expects to incur pre-tax merger related charges of approximately $275,000, consisting of investment banking, legal and accounting fees. These fees have been reflected as a component of the purchase price of First Federal. As of March 31, 2003, Classic had unpaid pre-tax merger related charges of approximately $139,000.


NOTE 5.     STOCKHOLDERS' EQUITY

            Pursuant to the merger agreement, stockholders of First Federal will be entitled to elect to receive, in exchange for each share of common stock held, either $24.00 in cash or shares of Classic common stock. The election process, however, is subject to limitations that will cause the aggregate purchase price to be comprised of 50% Classic common stock and 50% cash. Based on the outstanding number of shares of First Federal common stock at December 31, 2002, in the aggregate, First Federal stockholders will receive $5.4 million in cash ($24.00 per share for 225,345 shares) and 220,770 shares of Classic common stock (assuming an exchange ratio of .9797 shares of Classic common stock per share of First Federal common stock). The 220,770 shares will be issued out of authorized and unissued shares. Approximately 1,326,256 shares of Classic common stock will be outstanding for the combined company after the merger.


NOTE 6.     AVERAGE SHARES OUTSTANDING

            The pro forma weighted average shares outstanding is based on the historical Classic weighted average shares outstanding plus 220,770 shares of Classic common stock to be issued to First Federal stockholders.

NOTE 7.     PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS ADJUSTMENTS

            For purposes of determining the pro forma effect of the First Federal acquisition on the statement of income, the following pro forma adjustments have been made as if the acquisition had occurred as of April 1 with respect to each of the periods:


                                                                                          NINE MONTHS
                                                        YEAR ENDED         ENDED          YEAR ENDED
                                                         MARCH 31,      DECEMBER 31,       MARCH 31,
                                                           2003             2002             2002
                                                       ------------     ------------     ------------
                                                                       (In thousands)
Yield adjustment for interest income on securities     $        (12)    $         (9)    $        (10)
Yield adjustment for interest income on loans                   (46)             (56)             (74)
Amortization of core deposit intangible                         (90)             (68)             (90)
Yield adjustment for lost interest on cash paid                (235)            (176)            (235)
Yield adjustment for interest expense on deposits               163              149              198
                                                       ------------     ------------     ------------
                                                               (220)            (160)            (211)
Tax benefits of pro forma adjustments                            75               54               72
                                                       ------------     ------------     ------------
                                                       $       (145)    $       (106)    $       (139)
                                                       ============     ============     ============

            The following assumptions were utilized for purposes of determining the pro forma effect of the First Federal acquisition on the statement of income:

                                       Weighted average         Method of
                                        Remaining Term    Amortization/Accretion
                                          Useful Life        or Depreciation
                                       ----------------   ----------------------

            Securities                      5 years           Straight line
            Loans                          10 years           Straight line
            Core deposit intangible        10 years         Accelerated method
            Deposits                      12 months           Straight line


            In addition to the above assumptions, reductions in interest income on cash balances as a result of the cash payment to the First Federal stockholders are calculated based on a 3.50% interest rate. Income tax expense is adjusted based on a combined federal and state tax rate of 34%.

            In accordance with Financial Accounting Standards No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS goodwill will not be amortized, but will be reviewed for impairment at least annually.


                      COMPARISON OF RIGHTS OF STOCKHOLDERS

            The rights of stockholders of Classic and First Federal are currently governed by their certificate of incorporation, bylaws and applicable provisions of the Delaware General Corporation Law and the rules and regulations of the SEC and the NASDAQ. The rights of stockholders of First Federal are also governed by its Stockholders Protection Rights Agreement. See "The Merger - Stockholders Protection Rights Agreement." If we complete the merger, First Federal stockholders who receive Classic common stock will become Classic stockholders and their rights will be governed by Classic's certificate of incorporation and bylaws and the Delaware General Corporation Law.

            The following is a summary of the material differences between the rights of a First Federal stockholder and the rights of a Classic stockholder. This summary is not a complete statement of the differences between the rights of First Federal stockholders and the rights of Classic stockholders and is qualified in its entirety by reference to the governing law of each corporation and to the certificate or articles of incorporation and bylaws of each corporation. Copies of Classic's and First Federal's certificate of incorporation and bylaws are on file with the Securities and Exchange Commission.

                                AUTHORIZED STOCK
================================================================================
                                     CLASSIC
--------------------------------------------------------------------------------
o The Classic certificate of incorporation authorizes 1,800,000 shares of capital stock, consisting of 1,700,000 shares of common stock, $.01 par value, and 100,000 shares of serial preferred stock, $.01 par value.

o As of March 31, 2003, there were 1,105,486 shares of Classic common stock issued and outstanding.

o As of March 31, 2003, there were no shares of preferred stock issued or outstanding.


                                  FIRST FEDERAL
--------------------------------------------------------------------------------
o The First Federal articles of incorporation authorize 1,500,000 shares of capital stock, consisting of 1,000,000 common stock, $.01 par value, and 500,000 shares of serial preferred stock, $.01 par value.

o As of March 31, 2003, there were 461,252 shares of First Federal common stock issued and outstanding.

o    Same.

                                  VOTING RIGHTS
================================================================================
                                     CLASSIC
--------------------------------------------------------------------------------
o The holders of the common stock exclusively possess all voting power, subject to the authority of the board of directors to offer voting rights to the holders of preferred stock.

o Each share of common stock is entitled to one vote. Beneficial owners of 10% or more of the outstanding stock are subject to voting limitations.

o Holders of common stock may not cumulate their votes for the elections of directors.


                                  FIRST FEDERAL
--------------------------------------------------------------------------------
o    Same.

o    No current limit.

o    Same.

               REQUIRED VOTE FOR AUTHORIZATION OF CERTAIN ACTIONS
================================================================================
                                     CLASSIC
--------------------------------------------------------------------------------
o At least 80% of the outstanding shares of voting stock must approve certain "business combinations" involving an "interested stockholder" or any "affiliate of an "interested stockholder." See "Selected Provisions In The Certificate of Incorporation And Bylaws Of Classic-- Business Combinations with Related Persons." However, if a majority of directors not affiliated with the interested stockholder approves the business combination and certain pricing criteria are satisfied, a majority vote of the outstanding shares is sufficient to approve a business combination.

o The approval of the holders of at least 80% of voting shares is required subject to certain exceptions for any direct or indirect purchase or other acquisition of equity securities from any interested person other than certain acquisitions made on the same terms to all holders of such securities.



                                  FIRST FEDERAL
--------------------------------------------------------------------------------
o At least 50% of the outstanding shares of voting stock generally must approve mergers under applicable Delaware law.

o    No similar provision.


                                    DIVIDENDS
================================================================================
                                     CLASSIC
--------------------------------------------------------------------------------
o Holders of common stock are entitled, when declared by the Classic Board, to receive dividends, subject to the rights of holders of preferred stock.




                                  FIRST FEDERAL
--------------------------------------------------------------------------------
o    Same.



                             STOCKHOLDER'S MEETINGS
================================================================================
                                     CLASSIC
--------------------------------------------------------------------------------
o Classic must deliver notice of the meeting and, in the case of a special meeting, a description of its purpose no fewer than ten days and no more than 60 days before the meeting to each stockholder entitled to vote.

o    Only the board of directors may call a special meeting.

o The holders of at least one third of the voting stock constitutes a quorum for stockholder meetings.

o The board of directors or any stockholder entitled to vote may nominate directors for election or propose new business.

o To nominate a director, stockholders must give written notice to the Secretary of Classic not less than 70 days prior to the meeting. However, if Classic gives less than 80 days' notice or prior public disclosure of the meeting, written notice of the nomination must be delivered to the Secretary not later than ten days following the date notice of the meeting was mailed to stockholders or public disclosure of the meeting was made. Each notice given by a stockholder with respect to a nomination to the board of directors must include certain information regarding the nominee and the stockholder making the nomination.

o To propose new business, stockholders must give written notice to the Secretary of Classic not less than 70 days prior to the anniversary date of the preceding year's annual meeting. However, if the date of the meeting is advanced by more than 20 days or delayed more than 60 days from the anniversary date of the prior year's annual meeting, written notice of the nomination must be delivered to the Secretary on the later of (i) the 70th day prior to the annual meeting or (ii) the 10th day following the date notice of the meeting was mailed to stockholders or public disclosure of the date of the meeting was made. Each notice given by a stockholder with respect to a proposal for new business must include certain information regarding the proposal and the stockholders making the proposal.

                                  FIRST FEDERAL
--------------------------------------------------------------------------------
o    Same.

o    Same.

o The holders of at least one half of the voting stock constitute a quorum for stockholders meetings.

o    Same.

o To nominate a director or propose new business, stockholders must give written notice to the Secretary of First Federal not less than 90 days prior to the anniversary date of the mailing of First Federal's proxy materials for its immediately proceeding annual meeting. Each notice given by a stockholder with respect to a nomination to the board of directors or proposal for new business must include certain information regarding the nominee or proposal and the stockholder making the nomination or proposal.



                    ACTION BY STOCKHOLDERS WITHOUT A MEETING
================================================================================
                                     CLASSIC
--------------------------------------------------------------------------------
o No action that requires the approval of the stockholders may be taken without a meeting by the written consent of stockholders.


                                     FIRST FEDERAL
--------------------------------------------------------------------------------
o    Same.

                               BOARD OF DIRECTORS
================================================================================
                                     CLASSIC
--------------------------------------------------------------------------------
o The certificate of incorporation provides that the number of directors shall be fixed by resolution of the board of directors.

o The board of directors is divided into three classes as equal in number as possible and approximately one-third of the directors are elected at each annual meeting.

o Vacancies on the board of directors will be filled by the remaining directors.

o Directors may be removed only for cause by the vote of at least 80% of the outstanding shares entitled to vote for directors.

o Other than persons serving on a board of directors as of the date of the adoption of the bylaws, no person shall be eligible for election who is 70 years or older and no person is eligible for board service beyond the annual meeting of stockholders in the year such director turns 80.

o Directors are not personally liable to Classic or its stockholders for monetary damages for a breaches of their fiduciary duties except for (i) breaches of the duty of loyalty, (ii) acts or omissions not in good faith which involve intentional misconduct, and (iii) any transactions from which a director derives improper personal benefits. In addition, if applicable law is amended to further eliminate or limit personal liability of directors, then the liability of directors shall be limited to the fullest extent permitted by law.


                                  FIRST FEDERAL
--------------------------------------------------------------------------------
o The bylaws provides that the number of directors shall be seven but that the number may be increased or decreased by the Board provided that there be no fewer than five nor more than 15.

o    Same.

o    Same.

o Directors may be removed only for cause by the vote of at least a majority of the outstanding shares entitled to vote for directors.

o    No similar restrictions.

o The personal liability of directors and officers for monetary damages shall be eliminated by the fullest extent submitted by Delaware law as in effect on the date of the certificate of incorporation or as such law may thereafter be in effect.

                             AMENDMENT OF THE BYLAWS
================================================================================
                                     CLASSIC
--------------------------------------------------------------------------------
o The bylaws may be amended or repealed only with the approval of at least a majority of the board of directors or by the vote of at least 80% of the outstanding shares.


                                  FIRST FEDERAL
--------------------------------------------------------------------------------
o The bylaws may be amended or repealed with the approval of the board of directors or a majority of the stockholders, except that stockholders may not amend without a 75% vote certain provisions regarding the board of directors, stockholders meetings, directors and officers liability, stockholder proposals and nominations and director and officer indemnification.


                  AMENDMENT OF THE CERTIFICATE OF INCORPORATION
================================================================================
                                     CLASSIC
--------------------------------------------------------------------------------
o The certificate of incorporation may be amended or repealed upon approval of at least a majority of the board of directors and by a majority of shares entitled to vote on the matter, unless otherwise provided in the certificate of incorporation or Delaware law. However, amendments to the certificate of incorporation that would revise the provisions relating to, among other things, the number, terms and classification, election and removal procedures for directors, the process for calling special meetings of stockholders, voting restrictions applicable to beneficial owners of 10% or more of the voting stock, stockholder approval of business combinations with interested stockholders, the authority of the Board to establish the terms of authorized preferred stock, the restrictions on stock purchases from certain interested parties, consideration of social and economic factors when evaluating a proposed business combination, indemnification of directors, officers and employees of Classic, amendments of the bylaws and amendment of the certificate of incorporation require approval by at least 80% of the outstanding shares.


                                  FIRST FEDERAL
--------------------------------------------------------------------------------
o The certificate of incorporation may be amended or repealed upon approval of at least a majority of the board of directors and by a majority of shares entitled to vote on the matter unless otherwise provided in the certificate of incorporation or Delaware law. However, amendments to the certificate of incorporation that would revise the provisions relating to the number, term and classification, election and removal procedures for directors, meetings of stockholders, and director liability, which are not approved by at least 80% of the directors then in office require approval by at least 75% of the outstanding shares.



                     STOCKHOLDER PROTECTION RIGHTS AGREEMENT
================================================================================
                                     CLASSIC
--------------------------------------------------------------------------------
o    None.


                                  FIRST FEDERAL
--------------------------------------------------------------------------------
o First Federal has a Stockholder Protection Rights Agreement permitting First Federal stockholders to purchase voting preferred or common stock under certain circumstances. Such agreement may have an anti-takeover effect.

                                  FIRST FEDERAL
                       STOCKHOLDER PROTECTION RIGHTS PLAN

            Each share of First Federal common stock has attached to it one right issued pursuant to a stockholder protection rights agreement, dated March 22, 2001, between First Federal and Registrar and Transfer Company, as rights agent.

            Each right entitles its holder to purchase one-hundredth of a share of First Federal's participating preferred stock at an exercise price of $40, subject to adjustment, after the separation time, which is after the close of business on the earlier of:

            o the tenth business day after commencement of a tender or exchange offer that, if consummated, would result in a person becoming an acquiring person, which is defined as a person who, under certain circumstances, becomes the beneficial owner of 10% or more of the outstanding shares of First Federal common stock, and
            o the tenth business day after the first date of public announcement that a person has become an acquiring person, which is also called the flip-in date.

            The rights will not be exercisable until the business day following the separation time. The rights will expire on the earliest of:

            o an exchange of the rights for First Federal common stock, as described below,
            o  their redemption, as described below,
            o  May 23, 2011, or

First Federal's merger into another corporation pursuant to an agreement entered into prior to a flip-in date.

            The First Federal board of directors may, at any time between a flip-in date and the time that an acquiring person becomes the beneficial owner of more than 50% of the outstanding shares of First Federal common stock, elect to exchange all of the outstanding rights (other than those held by an acquiring person) for shares of First Federal common stock at an exchange ratio of one share of First Federal common stock per right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction. First Federal may, at its option, substitute shares of certain types of preferred stock, at a ratio of one one-hundredth of a share of preferred stock for each share of common stock issuable under the rights plan.

            First Federal's board of directors may, at any time prior to the occurrence of a flip-in date, redeem all the rights at a price of $0.01 per right.

            Under the rights agreement, the rights expire upon the merger of First Federal into another corporation pursuant to an agreement entered into prior to a flip in date.

            Although the rights agreement was entered into to encourage potential acquirors to negotiate with First Federal's board, it may have an anti-takeover effect and discourage offers that might be in the best interests of or a majority of First Federal's stockholders.


             SELECTED PROVISIONS IN THE CERTIFICATE OF INCORPORATION
                              AND BYLAWS OF CLASSIC

            Classic's certificate of incorporation and bylaws contain certain provisions that could make more difficult an acquisition of Classic by means of a tender offer, proxy contest or otherwise. Certain provisions will also render the removal of the incumbent board of directors or management of Classic more difficult. These provisions may have the effect of deterring or defeating a future takeover attempt that is not approved by Classic's board of directors, but which Classic stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have the opportunity to do so. The following description of these provisions is only a summary and does not provide all of the information contained in Classic's certificate of incorporation and bylaws. See "Where You Can Find More Information" as to where to obtain a copy of these documents.

BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS

            The certificate of incorporation requires the approval of the holders of at least 80% of Classic's outstanding shares of voting stock entitled to vote to approve certain "business combinations" with an "interested stockholder." This supermajority voting requirement will not apply in cases where the proposed transaction has been approved by a majority of those members of Classic's board of directors who are unaffiliated with the interested stockholder and who were directors before the time when the interested stockholder became an interested stockholder or if the proposed transaction meets certain conditions that are designed to afford the stockholders a fair price in consideration for their shares. In each such case, where stockholder approval is required, the approval of only a majority of the outstanding shares of voting stock is sufficient. Under Delaware law, absent this provision, business combinations must be approved by the vote of the holders of only a majority of the outstanding shares of common stock of Classic and any other affected class of stock unless the transaction is with a person who owns 15% or more of the corporation's voting stock.

            The term "interested stockholder" includes any individual, group acting in concert, corporation, partnership, association or other entity (other than Classic or its subsidiary) who or which is the beneficial owner, directly or indirectly, of more than 10% of the outstanding shares of voting stock of Classic.

            A  "business combination" includes:

            X any merger or consolidation of Classic or any of its subsidiaries with any interested stockholder, affiliate of an interested stockholder or any corporation which is, or after such merger or consolidation would be, an affiliate of an interested stockholder;

            X any sale or other disposition to or with any interested stockholder or its affiliate of 25% or more of the assets of Classic or combined assets of Classic and its subsidiaries;

            X the issuance or transfer to any interested stockholder or its affiliate by Classic (or any subsidiary) of any securities of Classic (or any subsidiary) in exchange for any cash, securities or other property the value of which equals or exceeds 25% of the fair market value of the common stock of Classic;

            X the adoption of any plan for the liquidation or dissolution of Classic proposed by or on behalf of any interested stockholder or its affiliate; and

            X any reclassification of securities, recapitalization, merger or consolidation of Classic with any of its subsidiaries or any other transaction which has the effect of increasing the proportionate share of common stock or any class of equity or convertible securities of Classic or subsidiary owned directly or indirectly, by an interested stockholder or its affiliate.

LIMITATION ON VOTING RIGHTS

            Classic's certificate of incorporation provides that no record owner of any outstanding Classic common stock which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then outstanding shares of Classic common stock will be entitled or permitted to any vote in respect of the shares held in excess of the 10% limit. Beneficial ownership is determined pursuant to the federal securities laws and includes shares beneficially owned by such person or any of his or her affiliates (as defined in the certificate of incorporation), shares which such person or his or her affiliates have the right to acquire upon the exercise of conversion rights or options and shares as to which such person and his or her affiliates have or share investment or voting power, but does not include shares beneficially owned by directors, officers and employees of First Federal or Classic or shares that are subject to a revocable proxy and that are not otherwise beneficially, or deemed by Classic to be beneficially, owned by such person and his or her affiliates.

EVALUATION OF OFFERS

            The certificate of incorporation of Classic further provides that the board of directors of Classic, when evaluating an offer to (1) make a tender or exchange offer for any equity security of Classic, (2) merge or consolidate Classic with another corporation or entity or (3) purchase or otherwise acquire all or substantially all of the properties and assets of Classic, may, in connection with the exercise of its judgment in determining what is in the best interest of Classic and the stockholders of Classic, give consideration to the social and economic effects of acceptance of such offer on: Classic's present and future customers and employees and those of its subsidiaries (including Classic Bank ); the communities in which Classic and Classic Bank operate or are located; the ability of Classic to fulfill its corporate objectives as a financial institution holding company; and the ability of Classic Bank to fulfill the objectives of a financial institution under applicable statutes and regulations. By having these standards in the certificate of incorporation of Classic, the board of directors may be in a stronger position to oppose such a transaction if the board concludes that the transaction would not be in the best interest of Classic, even if the price offered is significantly greater than the then market price of any equity security of Classic.

BOARD OF DIRECTORS

            CLASSIFIED BOARD. The board of directors of Classic is divided into three classes, each of which contains approximately one-third of the number of directors. The stockholders elect one class of directors each year for a term of three years. The classified board makes it more difficult and time consuming for a stockholder group to fully use its voting power to gain control of the board of directors without the consent of the incumbent board of directors of Classic.

            FILLING OF VACANCIES; REMOVAL. Classic's certificate of incorporation provides that any vacancy occurring in its board, including a vacancy created by an increase in the number of directors, may be filled by a vote of a majority of the directors then in office. A person appointed to fill a vacancy on the board of directors will serve until the expiration of his or her term. The certificate of incorporation of Classic provides that a director may be removed from the board of directors prior to the expiration of his or her term only for cause and only upon the vote of 80% of the outstanding shares of voting stock. These provisions make it more difficult for stockholders to remove directors and replace them with their own nominees.

STOCKHOLDER ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS OF STOCKHOLDERS

            Stockholders of Classic must act only through an annual or special meeting. Stockholders cannot act by written consent in lieu of a meeting. The certificate of incorporation provides that only a majority of the board of directors of Classic may call special meetings of the stockholders of Classic. Stockholders are not able to call a special meeting or require that the board do so. At a special meeting, stockholders may consider only the business specified in the notice of meeting given by Classic. The provisions of Classic's certificate of incorporation prohibiting stockholder action by written consent may have the effect of delaying consideration of a stockholder proposal until the next annual meeting, unless a special meeting is called at the request of a majority of the board of directors. These provisions also would prevent the holders of a majority of common stock from unilaterally using the written consent procedure to take stockholder action. Moreover, a stockholder could not force stockholder consideration of a proposal between annual meetings over the opposition of the board of directors by calling a special meeting of stockholders.

ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER NOMINATIONS AND PROPOSALS

            Classic's bylaws establish advance notice procedures for stockholders to nominate directors or bring other business before an annual meeting of stockholders of Classic. A person may not be nominated for election as a director unless that person is nominated by or at the direction of Classic's board of directors or by a stockholder who has given appropriate notice to Classic before the meeting. Similarly, a stockholder may not bring business before an annual meeting unless the stockholder has given Classic appropriate notice of its intention to bring that business before the meeting. For more information, see "- Comparison of Rights of Stockholders - Stockholder's Meeting."

            A stockholder who desires to raise new business must provide certain information to Classic concerning the nature of the new business, the stockholder and the stockholder's interest in the business matter. Similarly, a stockholder wishing to nominate any person for election as a director must provide Classic with certain information concerning the nominee and the proposing stockholder.

            Advance notice of nominations or proposed business by stockholders gives Classic's board of directors time to consider the qualifications of the proposed nominees, the merits of the proposals and, to the extent deemed necessary or desirable by the board of directors, to inform stockholders and make recommendations about those matters.

PREFERRED STOCK

            The certificate of incorporation authorizes Classic's board of directors to establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, conversion rates, and liquidation preferences. Although Classic's board of directors has no intention at the present time of doing so, it could issue a series of preferred stock that could, depending on its terms, impede a merger, tender offer or other takeover attempt. Classic's board of directors will make any determination to issue shares with those terms based on its judgment as to the best interests of Classic and its stockholders.

AMENDMENT OF CERTIFICATE OF INCORPORATION

            Classic's certificate of incorporation requires the affirmative vote of 80% of the outstanding voting stock entitled to vote to amend or repeal certain provisions of the certificate of incorporation, including the provision limiting voting rights, the provisions relating to approval of business combinations with related persons, acting by written consent, calling special meetings, the number and classification of directors, director and officer indemnification by Classic and amendment of Classic's bylaws and certificate of incorporation. These supermajority voting requirements make it more difficult for the stockholders to amend these provisions of the Classic certificate of incorporation.

DELAWARE CORPORATE LAW

            The State of Delaware has a statute designed to provide Delaware corporations with additional protection against hostile takeovers. The Delaware takeover statute is intended to discourage certain takeover practices by impeding the ability of a hostile acquiror to engage in certain transactions with the target company.

            In general, the statute provides that a "person" who owns 15% or more of the outstanding voting stock of a Delaware corporation (an "interested stockholder") may not consummate a merger or other business combination transaction with such corporation at any time during the three-year period following the date such person became an interested stockholder. The term "business combination" is defined broadly to cover a wide range of corporate transactions including mergers, sales of assets, issuances of stock, transactions with subsidiaries and the receipt of disproportionate financial benefits.

            The statute exempts the following transactions from the requirements of the statute:

            X any business combination if, before the date a person became an interested stockholder, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

            X any business combination involving a person who acquired at least 85% of the outstanding voting stock in the transaction in which he became an interested stockholder, excluding, for purposes of determining the number of shares outstanding, shares owned by the corporation's directors who are also officers and specific employee stock plans;

            X any business combination with an interested stockholder that is approved by the board of directors and by a two-thirds vote of the outstanding voting stock not owned by the interested stockholder; and

            X certain business combinations that are proposed after the corporation had received other acquisition proposals and which are approved or not opposed by a majority of certain continuing members of the board of directors.

            A corporation may exempt itself from the requirements of the statute by adopting an amendment to its certificate of incorporation or bylaws electing not to be governed by this statute. At the present time, Classic's board of directors does not intend to propose any such amendment.


                                  LEGAL MATTERS

            The validity of the shares of Classic common stock to be issued in connection with the merger will be passed upon for Classic by Jenkens & Gilchrist, P.C., Washington, D.C.


                                     EXPERTS

            The financial statements of Classic as of March 31, 2002 and 2001 and for the three fiscal years ended March 31, 2002 have been included in the Annual Report to Stockholders delivered together with this joint proxy statement/prospectus in reliance upon the report of Smith, Goolsby, Artis and Reams, .S.C., independent certified public accountants, with respect to those financial statements, and upon the authority of that firm as experts in accounting and auditing.

            The financial statements of First Federal as of September 30, 2002 and 2001 and for the two fiscal years ended September 30, 2002 and 2001 have been included in the Annual Report on Form 10-KSB delivered together with this joint proxy statement/prospectus in reliance upon the report of Kelley Galloway & Company, PSC, independent certified public accountants, with respect to these financial statements, and upon the authority of that firm as experts in accounting and auditing.


                       WHERE YOU CAN FIND MORE INFORMATION

            Classic has filed with the Securities and Exchange Commission a registration statement under the Securities Act that registers the distribution to First Federal stockholders of the shares of Classic common stock to be issued in connection with the merger. The registration statement, including the exhibits, contains additional relevant information about Classic and Classic common stock. The rules and regulations of the SEC allow Classic to omit certain information included in the registration statement from this proxy statement-prospectus.

            Classic and First Federal file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Classic and First Federal file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the SEC's public reference rooms. Classic's and First Federal's public filings are also available to the public from commercial document retrieval services and at the Internet World Wide Website maintained by the SEC at "http://www.sec.gov."

            The SEC allows Classic and First Federal to "incorporate by reference" information into this proxy statement-prospectus. This means that Classic and First Federal can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information contained directly in this document. This document incorporates by reference the documents that are listed below that Classic and First Federal have previously filed with the SEC. We also incorporate by reference any other documents we file under the Securities Exchange Act of 1934 between the date of this joint proxy statement/prospectus and the later of the dates of the two special meetings of stockholders. These documents contain important information about Classic and First Federal.

CLASSIC SEC FILINGS (FILE NO. 0-27170)

            X Annual Report on Form 10-KSB for the year ended March 31, 2002, X Quarterly Reports on Form 10-QSB for the quarters ended June 30,
               September 30 and December 31, 2002,
            X  Current Report on Form 8-K filed on December 31, 2002, and
            X  Current Report on Form 8-K filed on May 16, 2003.

FIRST FEDERAL SEC FILINGS (FILE NO. 0-28020)

            X  Annual Report on Form 10-KSB for the year ended September 30,
               2002,
            X Quarterly Report on Form 10-QSB for the quarters ended December 31, 2002 and March 31, 2003, and
            X  Current Report on Form 8-K filed on December 31, 2002.

            Documents incorporated by reference are available from Classic without charge (except for exhibits to the documents unless the exhibits are specifically incorporated in this document by reference). You may obtain Classic documents incorporated by reference in this document by requesting them in writing or by telephone at the following address:

                             Classic Bancshares, Inc.
                             344 Seventeenth Street
                             Ashland, Kentucky  41101
                             Attention: Lisah M. Frazier, Corporate Secretary Telephone No. (606) 326-2800

            Documents incorporated by reference are available from First Federal without charge (except for exhibits to the documents unless the exhibits are specifically incorporated in this document by reference). You may obtain First Federal documents incorporated by reference in this document by requesting them in writing or by telephone at the following address:

                             First Federal Financial Bancorp, Inc.
                             415 Center Street
                             Ironton, Ohio  45638-1505
                             Attention: Jeffery W. Clark, Controller
                             Telephone: (740) 532-6845

            If you would like to request documents from Classic or First Federal, please do so by June 9, 2003 in order to receive them before the special meetings of stockholders. If you request any incorporated documents, we will mail them to you by first-class mail, or other equally prompt means, within one business day of our receipt of your request.

            Classic has supplied all information contained in this joint proxy statement-prospectus relating to Classic, and First Federal has supplied all information relating to First Federal.

            You should rely only on the information contained or incorporated by reference in this document to vote your shares at the meeting. We have not authorized anyone to provide you with information that is different from what is contained or incorporated by reference in this document. This document is dated May 16, 2003. You should not assume that the information contained in this document is accurate as of any date other than that date, and neither the mailing of this document to stockholders nor the issuance of Classic's securities in the merger shall create any implication to the contrary.


                              STOCKHOLDER PROPOSALS

FOR FIRST FEDERAL:

            First Federal will hold an annual meeting for the year ending September 30, 2003 only if the merger is not completed. Any proposal which a stockholder wishes to have included in the proxy materials of First Federal relating to the next annual meeting of stockholders of First Federal, if it is held, must have been received at the principal executive offices of First Federal, 415 Center Street, Ironton, Ohio 45638, Attention: Edith M. Daniels, Secretary, no later than March 14, 2003.

FOR CLASSIC:

            As indicated in its last proxy statement, stockholder proposals intended to be presented at Classic's next annual meeting must have been received by its Secretary at the executive office of Classic located at 344 Seventeenth Street, Ashland, Kentucky 41101, no later than March 7, 2003 to be eligible for inclusion in Classic's proxy statement and form of proxy relating to the next annual meeting. Any such proposal would be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended, and as with any stockholder proposal (regardless of whether included in Classic's proxy materials), Classic's certificate of incorporation and bylaws and Delaware law.

            To be considered for presentation at the next annual meeting, but not for inclusion in Classic's proxy statement and form of proxy for that meeting, proposals must have been received by Classic no later than April 15, 2003. If however, the date of the next annual meeting is before June 8, 2003 or after August 27, 2003, proposals must instead be received by Classic by the later of the 70th day before the date of the next annual meeting or the tenth day following the day on which public disclosure (by press release, in a publicly available filing with the SEC, through a notice mailed to stockholders, or otherwise) of the date of the next annual meeting is first made.

                                                                         ANNEX A


                          AGREEMENT AND PLAN OF MERGER

                          DATED AS OF DECEMBER 30, 2002

                                 BY AND BETWEEN

                            CLASSIC BANCSHARES, INC.

                                       AND

                      FIRST FEDERAL FINANCIAL BANCORP, INC.

                                TABLE OF CONTENTS

                                                                        Page No.
Introductory Statement.........................................................1

ARTICLE I - DEFINITIONS........................................................1

ARTICLE II - THE MERGER........................................................7
     2.1       The Merger......................................................7
     2.2       Closing.........................................................7
     2.3       Effective Time..................................................8
     2.4       Effects of the Merger...........................................8
     2.5       Effect on Outstanding Shares of FFFB Common Stock...............8
     2.6       Election and Proration Procedures...............................9
     2.7       Exchange Procedures............................................11
     2.8       Effect on Outstanding Shares of CLAS Common Stock..............13
     2.9       Directors After Effective Time.................................14
     2.10      Certificate of Incorporation and Bylaws........................14
     2.11      Treatment of Stock Options and Restricted Stock................14
     2.12      Dissenters' Rights.............................................14
     2.13      Bank Merger....................................................15
     2.14      Alternative Structure..........................................15

ARTICLE III - REPRESENTATIONS AND WARRANTIES..................................15
     3.1       Disclosure Letters.............................................15
     3.2       Representations and Warranties of FFFB.........................15
     3.3       Representations and Warranties of CLAS.........................31

ARTICLE IV - CONDUCT PENDING THE MERGER.......................................38
     4.1       Forbearances by FFFB...........................................38
     4.2       Forbearances by CLAS...........................................41

ARTICLE V - COVENANTS.........................................................42
     5.1       Acquisition Proposals..........................................42
     5.2       Certain Policies and Actions of FFFB...........................43
     5.3       Access and Information.........................................43
     5.4       Applications; Consents.........................................44
     5.5       Antitakeover Provisions........................................45
     5.6       Additional Agreements..........................................45
     5.7       Publicity......................................................45
     5.8       Stockholder Meetings...........................................45
     5.9       Registration of CLAS Common Stock..............................46
     5.10      Affiliate Letters..............................................47
     5.11      Notification of Certain Matters................................48

     5.12      Employee Benefits Matters......................................48
     5.13      Indemnification................................................50
     5.14      Section 16 Matters.............................................51
     5.15      Dividends......................................................51
     5.16      Consulting Agreement...........................................52

ARTICLE VI - CONDITIONS TO CONSUMMATION.......................................52
     6.1       Conditions to Each Party's Obligations.........................52
     6.2       Conditions to the Obligations of CLAS..........................53
     6.3       Conditions to the Obligations of FFFB..........................54

ARTICLE VII - TERMINATION.....................................................54
     7.1       Termination....................................................54
     7.2       Termination Fee................................................56
     7.3       Effect of Termination..........................................56

ARTICLE VIII - CERTAIN OTHER MATTERS..........................................56
     8.1       Interpretation.................................................56
     8.2       Survival.......................................................57
     8.3       Waiver; Amendment..............................................57
     8.4       Counterparts...................................................57
     8.5       Governing Law..................................................57
     8.6       Expenses.......................................................57
     8.7       Notices........................................................57
     8.8       Entire Agreement; etc..........................................58
     8.9       Successors and Assigns; Assignment.............................58

EXHIBITS

     Exhibit A   Form of Voting Agreement
     Exhibit B   Form of Plan of Bank Merger
     Exhibit C   Form of Affiliate Letter
     Exhibit D   Form of Employment Agreement with Jeffery W. Clark
     Exhibit E   Form of Consulting Agreement with I. Vincent Rice

                          AGREEMENT AND PLAN OF MERGER

This is an AGREEMENT AND PLAN OF MERGER, dated as of the 30th day of December, 2002 ("AGREEMENT"), by and between CLASSIC BANCSHARES, INC., a Delaware corporation ("CLAS"), and FIRST FEDERAL FINANCIAL BANCORP, INC., a Delaware corporation ("FFFB").

                             INTRODUCTORY STATEMENT

The Board of Directors of each of CLAS and FFFB (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are advisable and in the best interests of CLAS or FFFB, as the case may be, and in the best long-term interests of the stockholders of CLAS or FFFB, as the case may be, and (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with, and in furtherance of, its respective business strategies.

The parties hereto intend that the Merger (as defined herein) shall qualify as a reorganization under the provisions of Section 368(a) of the IRC for federal income tax purposes.

CLAS and FFFB each desire to make certain representations, warranties and agreements in connection with the business combination and related transactions provided for herein and to prescribe various conditions to such transactions.

As a condition and inducement to CLAS's willingness to enter into this Agreement, each of the members of the Board of Directors of FFFB has entered into an agreement dated as of the date hereof in the form of EXHIBIT A pursuant to which he will vote his shares of FFFB Common Stock in favor of this Agreement and the transactions contemplated hereby.

In consideration of their mutual promises and obligations hereunder, the parties hereto adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

                                    ARTICLE I
                                   DEFINITIONS

For purposes of this Agreement:

"ACQUISITION PROPOSAL" means any proposal or offer with respect to any of the following (other than the transactions contemplated hereunder): (i) any merger, consolidation, share exchange, business combination, or other similar transaction involving FFFB or any of its Subsidiaries; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of FFFB's consolidated assets in a single transaction or series of transactions;
(iii) any tender offer or exchange offer for 25% or more of the outstanding shares of FFFB's capital stock or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in an any of the foregoing.

"AGREEMENT" means this Agreement, as amended, modified or amended and restated from time to time in accordance with its terms.

"BANK MERGER" shall have the meaning given to that term in SECTION 2.13.

"BANK MERGER ACT" means the Bank Merger Act, as amended.

"CASH CONSIDERATION" shall have the meaning given to that term in SECTION
2.5(a).

"CASH ELECTION" shall have the meaning given to that term in SECTION 2.6(b).

"CASH ELECTION SHARES" shall have the meaning given to that term in SECTION 2.6(b).

"CERTIFICATE" shall have the meaning given to that term in SECTION 2.6(c).

"CERTIFICATE OF MERGER" shall have the meaning given to that term in SECTION
2.3.

"CLAS" shall have the meaning given to that term in the preamble.

"CLAS COMMON STOCK" means the common stock, par value $.01 per share, of CLAS.

"CLAS PRICE" means the average of the closing sales price of CLAS Common Stock, as reported on The Nasdaq Small Cap Market, for the twenty consecutive trading days ending on December 27, 2002, whether or not the CLAS Common Stock was traded on any particular trading day.

"CLAS RATIO" shall have the meaning given to that term in SECTION 7.1(g).

"CLAS'S REPORTS" shall have the meaning given to that term in SECTION 3.3(g).

"CLAS STOCKHOLDER MEETING" shall have the meaning given to that term on SECTION 5.8.

"CLOSING" shall have the meaning given to that term in SECTION 2.2.

"CLOSING DATE" shall have the meaning given to that term in SECTION 2.2.

"CONTINUING EMPLOYEE" shall have the meaning given to that term in SECTION 5.12(a).

"CRA" means the Community Reinvestment Act.

"DGCL" means the Delaware General Corporation Law.

"DISCLOSURE LETTER" shall have the meaning given to that term in SECTION 3.1.

"DISSENTERS' SHARES" shall have the meaning given to that term in SECTION 2.12.

"EFFECTIVE TIME" shall have the meaning given to that term in SECTION 2.3.

"ELECTION DEADLINE" shall have the meaning given to that term in SECTION 2.6(c).

"ELECTION FORM" shall have the meaning given to that term in SECTION 2.6(a).

"ENVIRONMENTAL LAW" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, directive, executive or administrative order, judgment, decree, injunction, or agreement with any Governmental Entity relating to (i) the protection, preservation or restoration of the environment (which includes, without limitation, air, water vapor, surface water, groundwater, drinking water supply, soil, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety as it relates to Hazardous Materials, or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Materials, in each case as amended and as now in effect. The term Environmental Law includes, without limitation, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970 as it relates to Hazardous Materials, the Federal Hazardous Substances Transportation Act, the Emergency Planning and Community Right-To-Know Act, the Safe Drinking Water Act, the Endangered Species Act, the National Environmental Policy Act, the Rivers and Harbors Appropriation Act or any so-called "Superfund" or "Superlien" law, each as amended and as now in effect.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"ERISA AFFILIATE" means any entity that is considered one employer with FFFB under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the IRC.

"EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

"EXCHANGE AGENT" shall have the meaning given to that term in SECTION 2.6(c).

"EXCHANGE RATIO" shall have the meaning given to that term in SECTION 2.5(a).

"EXCLUDED SHARES" shall consist of (i) Dissenters' Shares and (ii) shares held directly or indirectly by CLAS (other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted).

"FDIA" means the Federal Deposit Insurance Act, as amended.

"FDIC" means the Federal Deposit Insurance Corporation.

"FFFB" shall have the meaning given to that term in the preamble and shall include all predecessor entities of FFFB.

"FFFB COMMON STOCK" means the common stock, par value $.01 per share, of FFFB.

"FFFB EMPLOYEE PLANS" shall have the meaning given to that term in SECTION 3.2(r)(i).

"FFFB OPTION" shall have the meaning given to that term in SECTION 2.11(a).

"FFFB PENSION PLAN" shall have the meaning given to that term in SECTION 3.2(r)(iii).

"FFFB QUALIFIED PLAN" shall have the meaning given to that term in SECTION 3.2(r)(iv).

"FFFB'S REPORTS" shall have the meaning given to that term in SECTION 3.2(g).

"FFFB STOCKHOLDER MEETING" shall have the meaning given to that term in SECTION 5.8.

"FIRST FEDERAL" shall have the meaning given to that term in SECTION 2.13.

"FIRST FEDERAL ESOP" shall have the meaning given to that term in SECTION
5.12(d).

"FRB" mean the Board of Governors of the Federal Reserve System.

"GAAP" means generally accepted accounting principles.

"GOVERNMENT REGULATOR" means any federal or state governmental authority charged with the supervision or regulation of depository institutions or depository institution holding companies or engaged in the insurance of bank or savings association deposits.

"GOVERNMENTAL ENTITY" means any court, administrative agency or commission or other governmental authority or instrumentality.

"HAZARDOUS MATERIAL" means any substance (whether solid, liquid or gas) which is or could be detrimental to human health or safety or to the environment, currently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component. Hazardous Material includes, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance, oil or petroleum, or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

"HOLA" means the Home Owners' Loan Act, as amended.

"INDEMNIFIED PARTY" shall have the meaning given to that term in SECTION
5.13(a).

"IRC" means the Internal Revenue Code of 1986, as amended.

"IRS" means the Internal Revenue Service.

"KNOWLEDGE" means, with respect to a party hereto, actual knowledge of the members of the Board of Directors of that party or any officer of that party with the title ranking not less than senior vice president.

"LETTER OF TRANSMITTAL" shall have the meaning given to that term in SECTION 2.7(a).

"LIEN" means any charge, mortgage, pledge, security interest, claim, lien or encumbrance.

"LOAN" means a loan, lease, advance, credit enhancement, guarantee or other extension of credit.

"LOAN PROPERTY" means any property in which the applicable party (or a subsidiary of it) holds a security interest and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

"MAILING DATE" shall have the meaning given to that term in SECTION 2.6(a).

"MATERIAL ADVERSE EFFECT" means an effect which is material and adverse to the business, financial condition or results of operations of FFFB or CLAS, as the context may dictate, and its Subsidiaries taken as a whole; PROVIDED, HOWEVER, that any such effect resulting from any (i) changes in laws, rules or regulations or generally accepted accounting principles or regulatory accounting requirements or interpretations thereof that apply to both CLAS and FFFB, or to financial and/or depository institutions generally, (ii) changes in economic conditions affecting financial institutions generally within the region in which CLAS and FFFB operate, including but not limited to, changes in the general level of market interest rates, (iii) actions and omissions of CLAS or FFFB taken with the prior written consent of the other in contemplation of the transactions contemplated hereby and (iv) direct effects of compliance with this Agreement on the operating performance of the parties, including expenses incurred by the parties in consummating the transactions contemplated by this Agreement, shall not be considered in determining if a Material Adverse Effect has occurred.

"MAXIMUM INSURANCE AMOUNT" shall have the meaning given to that term in SECTION 5.13(c).

"MERGER" shall have the meaning given to that term in SECTION 2.1.

"MERGER CONSIDERATION" shall have the meaning given to that term in SECTION 2.5(a).

"MIXED ELECTION" shall have the meaning given to that term in SECTION 2.6(b).

"NASD" means the National Association of Securities Dealers, Inc.

"NON-ELECTION" shall have the meaning given to that term in SECTION 2.6(b).

"NON-ELECTION SHARES" shall have the meaning given to that term in SECTION
2.6(b).

"OTS" means the Office of Thrift Supervision.

"PARTICIPATION FACILITY" means any facility in which the applicable party (or a Subsidiary of it) participates in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

"PERSON" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity.

"PROXY STATEMENT-PROSPECTUS" shall have the meaning given to that term in
SECTION 5.9(a).

"REGISTRATION STATEMENT" shall have the meaning given to that term in SECTION 5.9(a).

"REPRESENTATIVE" shall have the meaning given to that term in SECTION 2.6(b).

"SEC" means the United States Securities and Exchange Commission.

"SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

"SHORTFALL NUMBER" shall have the meaning given to that term in SECTION 2.6(e)(ii).

"STOCK CONSIDERATION" shall have the meaning given to that term in SECTION
2.5(a).

"STOCK CONVERSION NUMBER" shall have the meaning given to that term in SECTION 2.6(d).

"STOCK ELECTION" shall have the meaning given to that term in SECTION 2.6(b).

"STOCK ELECTION SHARES" shall have the meaning given to that term in SECTION 2.6(b).

"STOCK ELECTION NUMBER" shall have the meaning given to that term in SECTION 2.6(b).

"SUBSIDIARY" means a corporation, financial institution, partnership, joint venture or other entity in which FFFB or CLAS, as the case may be, has, directly or indirectly, an equity interest representing 50% or more of any class of the capital stock thereof or other equity interests therein and includes all predecessor entities thereof.

"SUPERIOR PROPOSAL" means an unsolicited, bona fide written offer made by a third party to consummate an Acquisition Proposal that (i) FFFB's Board of Directors determines in good faith, after consulting with its outside legal counsel and its financial advisor, would, if accepted, be reasonably likely to be consummated, (ii) is for 100% of the outstanding shares of FFFB Common Stock and (iii) is, in the opinion of FFFB's Board of Directors after consultation with its financial advisor, more favorable to the stockholders of FFFB from a financial point of view than the transactions contemplated hereby.

"SURVIVING CORPORATION" shall have the meaning given to that term in SECTION
2.1.

"TAXES" means all income, franchise, gross receipts, real and personal property, real property transfer and gains, wage and employment taxes and any applicable interest and penalties related thereto.

                                   ARTICLE II
                                   THE MERGER

2.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, FFFB will merge with and into CLAS ("MERGER") at the Effective Time. At the Effective Time, the separate corporate existence of FFFB shall cease. CLAS shall be the surviving corporation (hereinafter sometimes referred to in such capacity as the "SURVIVING CORPORATION") in the Merger and shall continue to be governed by the DGCL and its name and separate corporate existence, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger.

2.2 CLOSING. The closing of the Merger (the "CLOSING") will take place in the offices of Jenkens & Gilchrist, P.C., 1919 Pennsylvania Avenue, N.W., #600, Washington, DC 20006 at 2:00 p.m. on the date designated by CLAS on the fifth day following satisfaction or waiver of the conditions to Closing set forth in
Article VI (other than those conditions that by their nature are to be satisfied at the Closing), or such later date as the parties may otherwise agree (the "CLOSING DATE").

2.3 EFFECTIVE TIME. In connection with the Closing, CLAS shall duly execute and deliver a certificate of merger (the "CERTIFICATE OF MERGER") to the Delaware Secretary of State for filing pursuant to the DGCL. The parties will make all other filings or recordings required under the DGCL and the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State or at such later date or time as CLAS and FFFB agree and specify in the Certificate of Merger (the date and time the Merger becomes effective being the "EFFECTIVE TIME").

2.4 EFFECTS OF THE MERGER. The Merger will have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, CLAS shall possess all of the properties, rights, privileges, powers and franchises of FFFB and be subject to all of the debts, liabilities and obligations of FFFB.

2.5 EFFECT ON OUTSTANDING SHARES OF FFFB COMMON STOCK.

(a) Subject to the provisions of SECTION 2.6 hereof, by virtue of the Merger, automatically and without any action on the part of the holder thereof, each share of FFFB Common Stock issued and outstanding at the Effective Time, other than Excluded Shares, shall become and be converted into, at the election of the holder as provided in and subject to the limitations set forth in this Agreement, either (i) the right to receive $24.00 in cash without interest (the "CASH CONSIDERATION") or (ii) the number of shares of CLAS Common Stock equal to the Exchange Ratio (as defined below) (the "STOCK CONSIDERATION"). The Cash Consideration and the Stock Consideration are sometimes referred to herein collectively as the "MERGER CONSIDERATION." The "EXCHANGE RATIO" shall be equal to 0.9797, which represents the quotient of $24.00 divided by the CLAS Price.

(b) Notwithstanding any other provision of this Agreement, no fraction of a share of CLAS Common Stock and no certificates or scrip therefor will be issued in the Merger; instead, CLAS shall pay to each holder of FFFB Common Stock who would otherwise be entitled to a fraction of a share of CLAS Common Stock an amount in cash, rounded to the nearest cent, determined by multiplying such fraction by the average of the closing sales price of CLAS Common Stock as reported on The Nasdaq Small Cap Market during the twenty consecutive trading days ending on the date of the Effective Time; provided, however, that in the event CLAS Common Stock does not trade on one or more of the trading days in such twenty day period, any such date shall be disregarded in computing the average closing sales price and the average shall be based upon the closing sales price and number of days on which CLAS Common Stock actually traded during such twenty day period.

(c) If, between the date of this Agreement and the Effective Time, the outstanding shares of CLAS Common Stock shall have been changed into a different number of shares or into a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be adjusted appropriately to provide the holders of FFFB Common Stock the same economic effect as contemplated by this Agreement prior to such event.

(d) As of the Effective Time, each Excluded Share, other than Dissenters' Shares, shall be canceled and retired and shall cease to exist, and no exchange or payment shall be made with respect thereto. All shares of CLAS Common Stock that are held by FFFB, if any, other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, shall be canceled and shall constitute authorized but unissued shares. In addition, no Dissenters' Shares shall be converted into shares of CLAS Common Stock pursuant to this SECTION 2.5 but instead shall be treated in accordance with the provisions set forth in
SECTION 2.12 of this Agreement.

2.6 ELECTION AND PRORATION PROCEDURES.

(a) An election form in such form as FFFB and CLAS shall mutually agree (an "ELECTION Form") shall be mailed on the Mailing Date (as defined below) to each holder of record of shares of FFFB Common Stock as of a record date which shall be the same date as the record date for eligibility to vote on the Merger. The "MAILING DATE" shall be the date on which proxy materials relating to the Merger are mailed to holders of shares of FFFB Common Stock. CLAS shall make available Election Forms as may be reasonably requested by all persons who become holders of FFFB Common Stock after the record date for eligibility to vote on the Merger and prior to the Election Deadline (as defined herein), and FFFB shall provide to the Exchange Agent (as defined herein) all information reasonably necessary for it to perform its obligations as specified herein.

(b) Each Election Form shall entitle the holder of shares of FFFB Common Stock (or the beneficial owner through appropriate and customary documentation and instructions) to (i) elect to receive the Cash Consideration for all of such holder's shares (a "CASH ELECTION"), (ii) elect to receive the Stock Consideration for all of such holder's shares (a "STOCK ELECTION"), (iii) elect to receive the Cash Consideration with respect to some of such holder's shares and the Stock Consideration with respect to such holder's remaining shares (a "MIXED ELECTION") or (iv) make no election or to indicate that such holder has no preference as to the receipt of the Cash Consideration or the Stock Consideration (a "NON-ELECTION"). Holders of record of shares of FFFB Common Stock who hold such shares as nominees, trustees or in other representative capacities (a "REPRESENTATIVE") may submit multiple Election Forms, provided that such Representative certifies that each such Election Form covers all the shares of FFFB Common Stock held by that Representative for a particular beneficial owner. Shares of FFFB Common Stock as to which a Cash Election has been made (including pursuant to a Mixed Election) are referred to herein as "CASH ELECTION SHARES." Shares of FFFB Common Stock as to which a Stock Election has been made (including pursuant to a Mixed Election) are referred to herein as "STOCK ELECTION SHARES." Shares of FFFB Common Stock as to which no election has been made are referred to as "NON-ELECTION SHARES." The aggregate number of shares of FFFB Common Stock with respect to which a Stock Election has been made is referred to herein as the "STOCK ELECTION NUMBER."

(c) To be effective, a properly completed Election Form must be received by CLAS's transfer agent (the "EXCHANGE AGENT") on or before 5:00 p.m. on the third business day immediately preceding FFFB's Stockholder Meeting or on such other time and date as FFFB and CLAS may mutually agree) (the "ELECTION DEADLINE"). An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the

Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more certificates representing FFFB Common Stock ("CERTIFICATES") (or customary affidavits and, if required by CLAS pursuant to SECTION 2.7(i), indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of FFFB Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. Any FFFB stockholder may at any time prior to the Election Deadline change his or her election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Election Form. Any FFFB stockholder may, at any time prior to the Election Deadline, revoke his or her election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her Certificates, or of the guarantee of delivery of such Certificates, previously deposited with the Exchange Agent. All elections shall be revoked automatically if the Exchange Agent is notified in writing by CLAS and FFFB that this Agreement has been terminated. If a stockholder either (i) does not submit a properly completed Election Form by the Election Deadline or (ii) revokes its Election Form prior to the Election Deadline and does not submit a new properly executed Election Form prior to the Election Deadline, the shares of FFFB Common Stock held by such stockholder shall be designated Non-Election Shares. CLAS shall cause the Certificates representing FFFB Common Stock described in (ii) to be promptly returned without charge to the person submitting the Election Form upon written request to that effect from the person who submitted the Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive.

(d) Notwithstanding any other provision contained in this Agreement, 50% of the total number of shares of FFFB Common Stock outstanding at the Effective Time (the "STOCK CONVERSION NUMBER") shall be converted into the Stock Consideration and the remaining outstanding shares of FFFB Common Stock (excluding shares of FFFB Common Stock to be canceled as provided in SECTION 2.5(d) and Dissenters' Shares) shall be converted into the Cash Consideration; PROVIDED, HOWEVER, that for federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the IRC and, notwithstanding anything to the contrary contained herein, in order that the Merger will not fail to satisfy continuity of interest requirements under applicable federal income tax principles relating to reorganizations under
Section 368(a) of the IRC, CLAS shall increase the number of shares of FFFB Common Stock that will be converted into the Stock Consideration and reduce the number of shares of FFFB Common Stock that will be converted into the right to receive the Cash Consideration to ensure that the Stock Consideration will represent 45% of the value of the aggregate Merger Consideration, increased by the value of any Excluded Shares, each as measured as of the Effective Time.

(e) Within three business days after the later to occur of the Election Deadline or the Effective Time, CLAS shall cause the Exchange Agent to effect the allocation among holders of FFFB Common Stock of rights to receive the Cash Consideration and the Stock Consideration and to distribute such consideration as follows:

(i) If the Stock Election Number exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and each holder of Stock Election Shares will be entitled to receive (A) the Stock Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (1) the number of Stock Election Shares held by such holder by (2) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number and (B) the Cash Consideration in respect of the remaining number of such holder's Stock Election Shares;

(ii) If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the "SHORTFALL NUMBER"), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

(A) if the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and each holder of Non-Election Shares shall receive (1) the Stock Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares and (2) the Cash Consideration in respect of the remaining number of such holder's Non-Election Shares; or

(B) if the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and each holder of Cash Election Shares shall receive (1) the Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which the Shortfall Number exceeds the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares and (2) the Cash Consideration in respect of the remaining number of such holder's Cash Election Shares.

For purposes of the foregoing calculations, Excluded Shares shall be deemed to be Cash Election Shares. For purposes of this SECTION 2.6(e), if CLAS is obligated to increase the number of shares of FFFB Common Stock to be converted into shares of CLAS Common Stock as a result of the application of the last clause of SECTION 2.6(d) above, then the higher number shall be substituted for the Stock Conversion Number in the calculations set forth in this SECTION 2.6(e).

2.7 EXCHANGE PROCEDURES.

(a) Appropriate transmittal materials ("LETTER OF TRANSMITTAL") in a form satisfactory to CLAS and FFFB shall be mailed as soon as practicable after the Effective Time to each holder of record of FFFB Common Stock as of the Effective Time who did not previously submit a completed Election Form. A Letter of Transmittal will be deemed properly completed only if accompanied by certificates representing all shares of FFFB Common Stock to be converted thereby.

(b) At and after the Effective Time, each Certificate (except as specifically set forth in SECTION 2.5(d)) shall represent only the right to receive the Merger Consideration.

(c) Prior to the Effective Time, CLAS shall (i) reserve for issuance with its transfer agent and registrar a sufficient number of shares of CLAS Common Stock to provide for payment of the aggregate Stock Consideration and (ii) deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of shares of FFFB Common Stock, an amount of cash sufficient to pay the aggregate Cash Consideration.

(d) The Letter of Transmittal shall (i) specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, (ii) be in a form and contain any other provisions as CLAS may reasonably determine and (iii) include instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon the proper surrender of the Certificates to the Exchange Agent, together with a properly completed and duly executed Letter of Transmittal, the holder of such Certificates shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of CLAS Common Stock that such holder has the right to receive pursuant to SECTION 2.5, if any, and a check in the amount equal to the cash that such holder has the right to receive pursuant to SECTION 2.5, if any, (including any cash in lieu of fractional shares, if any, that such holder has the right to receive pursuant to
SECTION 2.5, and any dividends or other distributions to which such holder is entitled pursuant to SECTION 2.5). Certificates so surrendered shall forthwith be canceled. As soon as practicable following receipt of the properly completed Letter of Transmittal and any necessary accompanying documentation, the Exchange Agent shall distribute CLAS Common Stock and cash as provided herein. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of CLAS Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto. If there is a transfer of ownership of any shares of FFFB Common Stock not registered in the transfer records of FFFB, the Merger Consideration shall be issued to the transferee thereof if the Certificates representing such FFFB Common Stock are presented to the Exchange Agent, accompanied by all documents required, in the reasonable judgment of CLAS and the Exchange Agent, to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

(e) No dividends or other distributions declared or made after the Effective Time with respect to CLAS Common Stock issued pursuant to this Agreement shall be remitted to any person entitled to receive shares of CLAS Common Stock hereunder until such person surrenders his or her Certificates in accordance with this SECTION 2.7. Upon the surrender of such person's Certificates, such person shall be entitled to receive any dividends or other distributions, without interest thereon, which subsequent to the Effective Time had become payable but not paid with respect to shares of CLAS Common Stock represented by such person's Certificates.

(f) The stock transfer books of FFFB shall be closed immediately upon the Effective Time and from and after the Effective Time there shall be no transfers on the stock transfer records of FFFB of any shares of FFFB Common Stock. If, after the Effective Time, Certificates are presented to CLAS, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this SECTION 2.7.

(g) Any portion of the aggregate amount of cash to be paid pursuant to SECTION 2.5, any dividends or other distributions to be paid pursuant to this SECTION
2.7 or any proceeds from any investments thereof that remains unclaimed by the stockholders of FFFB for six months after the Effective Time shall be repaid by the Exchange Agent to CLAS upon the written request of CLAS. After such request is made, any stockholders of FFFB who have not theretofore complied with this
SECTION 2.7 shall look only to CLAS for the Merger Consideration deliverable in respect of each share of FFFB Common Stock such stockholder holds, as determined pursuant to SECTION 2.5 of this Agreement, without any interest thereon. If outstanding Certificates are not surrendered prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by any abandoned property, escheat or other applicable laws, become the property of CLAS (and, to the extent not in its possession, shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, neither the Exchange Agent nor any party to this Agreement (or any affiliate thereof) shall be liable to any former holder of FFFB Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h) CLAS and the Exchange Agent shall be entitled to rely upon FFFB's stock transfer books to establish the identity of those persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, CLAS and the Exchange Agent shall be entitled to deposit any Merger Consideration deliverable in respect thereof in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(i) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent or CLAS, the posting by such person of a bond in such amount as the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to SECTION 2.5.

2.8 EFFECT ON OUTSTANDING SHARES OF CLAS COMMON STOCK. At and after the Effective Time, each share of CLAS Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.

2.9 DIRECTORS AFTER EFFECTIVE TIME. Immediately after the Effective Time, until their respective successors are duly elected or appointed and qualified, the directors of the Surviving Corporation shall consist of the directors of CLAS serving immediately prior to the Effective Time and the directors of Classic Bank shall consist of the current directors of Classic Bank serving at the Effective Time; provided however that CLAS shall offer to Steven V. Milleson the opportunity to serve on its Board of Directors and Classic Bank shall offer to David Phillips and Edward R. Rambacher the opportunity to serve on its board of directors.

2.10 CERTIFICATE OF INCORPORATION AND BYLAWS. The certificate of incorporation of CLAS, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law. The bylaws of CLAS, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

2.11 TREATMENT OF STOCK OPTIONS AND RESTRICTED STOCK.

(a) Each option to purchase shares of FFFB Common Stock issued by FFFB and outstanding at the Effective Time (a "FFFB OPTION") pursuant to any stock option plan approved by FFFB's stockholder's prior to the date hereof, whether or nor then vested or exercisable, shall be cancelled and all rights thereunder shall be extinguished. As consideration for such cancellation, FFFB shall make payment immediately prior to the Effective Time to each holder of a FFFB Option of an amount determined by multiplying (x) the number of shares of FFFB Common Stock subject to such holder's FFFB Option by (y) an amount equal to the excess (if any) of (i) the value of $24 over (ii) the exercise price per share of such FFFB Option, PROVIDED, HOWEVER, that no such payment shall be made to such holder unless and until such holder has executed and delivered to FFFB an instrument in such form prescribed by CLAS and reasonably satisfactory to FFFB accepting such payment in full settlement of his or her rights relative to FFFB Option.

(b) At the Effective Time, each share of restricted stock outstanding as of the Effective Time and issued pursuant to FFFB's Recognition and Retention Plan and Trust and 2002 Directors Stock Plan, to the extent not already vested, shall vest and shall represent the right to receive the same rights provided to other holders of FFFB Common Stock pursuant to SECTION 2.5 above.

2.12 DISSENTERS' RIGHTS. Notwithstanding any other provision of this Agreement to the contrary, shares of FFFB Common Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger and who have filed with FFFB a written objection to the Merger (collectively, the "DISSENTERS' SHARES") shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders instead shall be entitled only to such rights as are granted by applicable law, except that all Dissenters' Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their rights to payment of the fair value of their shares under the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive, without any interest thereon, the Merger Consideration upon surrender in the manner provided in SECTION 2.7 of the FFFB Certificate or FFFB Certificates that, immediately prior to the Effective Time, evidenced such shares. FFFB shall give CLAS (i) prompt notice of any written objections to the Merger and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands under the DGCL consistent with the obligations of FFFB thereunder. FFFB shall not, except with the prior written consent of CLAS, (x) make any payment with respect to such demand, (y) offer to settle or settle any demand for payment or (z) waive any failure to timely deliver a written demand for payment or timely take any other action in accordance with the DGCL.

2.13 BANK MERGER. Concurrently with or as soon as practicable after the execution and delivery of this Agreement, Classic Bank, a wholly owned subsidiary of CLAS, and First Federal Savings Bank of Ironton ("FIRST FEDERAL"), a wholly owned subsidiary of FFFB, shall enter into the Plan of Bank Merger, in the form attached hereto as EXHIBIT B, pursuant to which First Federal will merge with and into Classic Bank (the "BANK MERGER"). The parties intend that the Bank Merger will become effective simultaneously with or immediately following the Effective Time.

2.14 ALTERNATIVE STRUCTURE. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, CLAS may specify that the structure of the transactions contemplated by this Agreement be revised and the parties shall enter into such alternative transactions as CLAS may reasonably determine to effect the purposes of this Agreement; PROVIDED, HOWEVER, that such revised structure shall not (i) alter or change the amount or kind of the Merger Consideration, (ii) change the intended federal income tax consequences of the transactions contemplated by this Agreement or (iii) materially impede or delay the receipt of any regulatory approval referred to in, or the consummation of the transactions contemplated by, this Agreement. In the event that CLAS elects to make such a revision, the parties agree to execute appropriate documents to reflect the revised structure.

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

3.1 DISCLOSURE LETTERS. Prior to the execution and delivery of this Agreement, CLAS and FFFB have each delivered to the other a letter (each, its "DISCLOSURE LETTER") setting forth, among other things, facts, circumstances and events the disclosure of which is required or appropriate in relation to any or all of their respective representations and warranties (and making specific reference to the Section of this Agreement to which they relate); provided, that no such fact, circumstance or event is required to be set forth in the Disclosure Letter as an exception to a representation or warranty if its absence is not reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standards of SECTION 6.2(a) or SECTION 6.3(a) as applicable. The mere inclusion of a fact, circumstance or event in a Disclosure Letter shall not be deemed an admission by a party that such item represents a material exception or that such item is reasonably likely to result in a Material Adverse Effect. Any matter disclosed pursuant to one section of a party's Disclosure Letter shall be deemed disclosed for all purposes of such party's Disclosure Letter.

3.2 REPRESENTATIONS AND WARRANTIES OF FFFB. FFFB represents and warrants to CLAS that, except as disclosed in FFFB's Disclosure Letter:

(a) ORGANIZATION AND QUALIFICATION. FFFB is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is registered with the OTS as a savings and loan holding company. FFFB has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. FFFB is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Affect on FFFB.

(b) SUBSIDIARIES.

(i) FFFB's Disclosure Letter sets forth with respect to each of FFFB's Subsidiaries its name, its jurisdiction of incorporation, FFFB's percentage ownership, the number of shares of stock owned or controlled by FFFB and the name and number of shares held by any other person who owns any stock of the Subsidiary. FFFB owns of record and beneficially, directly or indirectly, all the capital stock of each of its Subsidiaries free and clear of any Liens. There are no contracts, commitments, agreements or understandings relating to FFFB's right to vote or dispose of any equity securities of its Subsidiaries. FFFB's ownership interest in each of its Subsidiaries is in compliance with all applicable laws, rules and regulations relating to equity investments by savings and loan holding companies or federally chartered savings associations.

(ii) Each of FFFB's Subsidiaries is a corporation or issued depository institution duly organized and validly existing under the laws of its jurisdiction of incorporation or organization, has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it and is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Affect on such Subsidiary.

(iii) The outstanding shares of capital stock of each Subsidiary have been validly authorized and are validly issued, fully paid and nonassessable. No shares of capital stock of any Subsidiary of FFFB are or may be required to be issued by virtue of any options, warrants or other rights, no securities exist that are convertible into or exchangeable for shares of such capital stock or any other debt or equity security of any Subsidiary, and there are no contracts, commitments, agreements or understandings of any kind for the issuance of additional shares of capital stock or other debt or equity security of any Subsidiary or options, warrants or other rights with respect to such securities.

(iv) No Subsidiary of FFFB other than First Federal is an "insured depository institution" as defined in the FDIA and the applicable regulations thereunder. First Federal is a qualified thrift lender pursuant to Section 10(m) of the HOLA and its deposits are insured by the FDIC through the Savings Association Insurance Fund to the fullest extent permitted by law. First Federal is a member in good standing of the Federal Home Loan Bank of Cincinnati.

(c) CAPITAL STRUCTURE.

(i) The authorized capital stock of FFFB consists of:

(A) 1,000,000 shares of FFFB Common Stock; and

(B) 500,000 shares of preferred stock, par value $.01 per share.

(ii) As of the date of this Agreement:

(A) 461,622 shares of FFFB Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable and were issued in full compliance with all applicable laws including 21,996 shares of unvested restricted stock and no unallocated shares under the Recognition and Retention Plan and Trust;

(B) no shares of FFFB preferred stock are issued and outstanding; and

(C) no shares of FFFB Common Stock are reserved for issuance under any director or employee benefit plan other than:

(1) 49,790 shares held in the FFFB Employee Stock Ownership Plan;

(2) 10,993 shares are unallocated under the FFFB Recognition and Retention Plan and Trust and there are no unvested awards under such plan;

(3) 67,178 shares reserved for issuance under the FFFB Stock Option Plan of which 36,224 shares are subject to outstanding awards; and

(4) there were no shares reserved for issuance under the 2002 Directors Stock Plan which are not subject to outstanding awards.

(iii) Set forth in FFFB's Disclosure Letter is a complete and accurate list of all outstanding FFFB Options, including the names of the optionees, dates of grant, exercise prices, dates of vesting, dates of termination, shares subject to each grant and whether stock appreciation, limited or other similar rights were granted in connection with such options.

(iv) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of FFFB may vote are issued or outstanding.

(v) Except as set forth in this Section 3.2(c) and the FFFB Disclosure Letter and except for rights (the "Rights") which have been distributed to stockholders of FFFB pursuant to FFFB's Stockholder Protection Rights Agreement dated March 22, 2001 between FFFB and the Registrar and Transfer Company, Cransford, New Jersey, (the "FFFB Rights Agreement"), as of the date of this Agreement, (A) no shares of capital stock or other voting securities of FFFB or any of its Subsidiaries are issued, reserved for issuance or outstanding and (B) neither FFFB nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating FFFB or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of FFFB or obligating FFFB or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, convertible security, commitment or agreement. As of the date hereof, there are no outstanding contractual obligations of FFFB or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of FFFB or any of its Subsidiaries.

(d) AUTHORITY.

(i) FFFB has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of FFFB's Board of Directors, and no other corporate proceedings on the part of FFFB are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement other than the approval and adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of FFFB Common Stock. This Agreement has been duly and validly executed and delivered by FFFB and constitutes a valid and binding obligation of FFFB, enforceable against FFFB in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

(ii) Effective prior to execution of this Agreement, FFFB has taken all action necessary under the FFFB Rights Agreement so that execution of this Agreement and consummation of the transactions contemplated herein shall not result in the grant of any Rights to any person or enable or require any of the Rights to be exercised, transferred or triggered.

(e) NO VIOLATIONS. The execution, delivery and performance of this Agreement by FFFB do not, and the consummation of the transactions contemplated by this Agreement will not, (i) assuming all required governmental approvals have been obtained and the applicable waiting periods have expired, violate any law, rule or regulation or any judgment, decree, order, governmental permit or license to which FFFB or any of its Subsidiaries (or any of their respective properties) is subject, (ii) violate the certificate of incorporation or bylaws of FFFB or the similar organizational documents of any of its Subsidiaries or (iii) constitute a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of FFFB or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which FFFB or any of its Subsidiaries is a party, or to which any of their respective properties or assets may be subject except, in the case of
(iii), for any such
breaches, violations or defaults that would not, individually or in the aggregate, have a Material Adverse Effect on FFFB.

(f) CONSENTS AND APPROVALS. No consents or approvals of, or filings or registrations with, any Governmental Entity or any third party are required to be made or obtained in connection with the execution and delivery by FFFB of this Agreement or the consummation by FFFB of the Merger and the other transactions contemplated by this Agreement, including the Bank Merger, except for (i) filings of applications and notices with, receipt of approvals or nonobjections from, and expiration of the related waiting period required by, federal and state banking authorities, (ii) filing of the Registration Statement with the SEC and declaration by the SEC of the Registration Statement's effectiveness under the Securities Act, (iii) the registration or qualification of the shares of CLAS Common Stock to be issued in exchange for shares of FFFB Common Stock under state securities or "blue sky" laws and (iv) the listing of the shares of CLAS Common Stock to be issued in exchange for shares of FFFB Common Stock on The Nasdaq Small Cap Market. As of the date hereof, FFFB knows of no reason pertaining to FFFB why any of the approvals referred to in this
SECTION 3.2(f) should not be obtained without the imposition of any material condition or restriction described in SECTION 6.1(b).

(g) SECURITIES FILINGS. Since October 1, 1999, FFFB has filed with the SEC all reports, schedules, registration statements, definitive proxy statements and other documents that it has been required to file under the Securities Act or the Exchange Act (collectively, "FFFB'S REPORTS"). FFFB has made available to CLAS an accurate and complete copy of (i) each of FFFB's Reports and (ii) each communication mailed by FFFB to its stockholders prior to the date hereof. None of FFFB's Reports or such communications contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, all of FFFB's Reports complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder. Each of the financial statements (including, in each case, any notes thereto) of FFFB included in FFFB's Reports complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto.

(h) FINANCIAL STATEMENTS. FFFB has previously made available to CLAS copies of
(i) the consolidated balance sheets of FFFB and its Subsidiaries as of September 30, 2001 and 2000 and related consolidated statements of income, cash flows and changes in stockholders' equity for each of the years in the two-year period ended September 30, 2001, together with the notes thereto, accompanied by the audit report of FFFB's independent public auditors, as reported in FFFB's Annual Report on Form 10-KSB for the year ended September 30, 2001 filed with the SEC,
(ii) the unaudited consolidated balance sheet of FFFB and its Subsidiaries as of June 30, 2002 and the related consolidated statements of income and cash flows for the nine months ended June 30, 2002 and 2001, as reported in FFFB's Quarterly Report on Form 10-QSB for the period ended June 30, 2002 filed with the SEC and (iii) the unaudited condensed consolidated balance sheet of FFFB and its Subsidiaries as of September 30, 2002 and the related unaudited consolidated statements of income and cash flows for the three and twelve month periods ended September 30, 2001 and 2002 as reported in FFFB's Reports. Such financial statements were prepared from the books and records of FFFB and its Subsidiaries, fairly present the consolidated financial position of FFFB and its Subsidiaries in each case at and as of the dates indicated and the consolidated results of operations, retained earnings and cash flows of FFFB and its Subsidiaries for the periods indicated, and, except as otherwise set forth in the notes thereto, were prepared in accordance with GAAP consistently applied throughout the periods covered thereby; PROVIDED, HOWEVER, that the unaudited financial statements for interim periods are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes to the extent permitted under applicable regulations. The books and records of FFFB and its Subsidiaries have been, and are being, maintained in all respects in accordance with GAAP and any other legal and accounting requirements and reflect only actual transactions.

(i) UNDISCLOSED LIABILITIES. Except as set forth on the FFFB Disclosure Letter, neither FFFB nor any of its Subsidiaries has incurred any debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due) other than liabilities reflected on or reserved against in the consolidated balance sheet of FFFB as of June 30, 2002 as included in FFFB's Quarterly Report on Form 10-QSB for the period ended June 30, 2002, except for (i) liabilities incurred since June 30, 2002 in the ordinary course of business consistent with past practice that, either alone or when combined with all similar liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on FFFB and (ii) liabilities incurred for legal, accounting, financial advising fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

(j) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in FFFB's Reports filed with the SEC prior to the date of this Agreement, and except for actions and omissions of FFFB taken with the prior written consent of CLAS in contemplation of the transactions contemplated hereby and for direct effects of compliance with this Agreement on the operating performance of FFFB, including expenses incurred by FFFB in consummating the transactions contemplated by this Agreement, since June 30, 2002, (i) FFFB and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses consistent with their past practices, (ii) there has not been any event or occurrence that has had, or is reasonably expected to have, a Material Adverse Effect on FFFB or on the ability of FFFB to complete the transactions contemplated by this Agreement, (iii) there has been no increase in the salary, compensation, pension or other benefits payable or to become payable by FFFB or any of its Subsidiaries to any of their respective directors, officers or employees, other than in conformity with the policies and practices of such entity in the usual and ordinary course of its business, (iv) neither FFFB nor any of its Subsidiaries has paid or made any accrual or arrangement for payment of bonuses or special compensation of any kind or any severance or termination pay to any of their directors, officers or employees and (v) there has been no change in any accounting principles, practices or methods of FFFB or any of its Subsidiaries other than as required by GAAP.

(k) LITIGATION. There are no suits, actions or legal, administrative or arbitration proceedings pending or, to the knowledge of FFFB, threatened against or affecting FFFB or any of its Subsidiaries or any property or asset of FFFB or any of its Subsidiaries that (i) individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on FFFB or (ii) challenge the validity or propriety of the transactions contemplated by this Agreement. To the knowledge of FFFB, there are no investigations, reviews or inquiries by any court or Governmental Entity pending or threatened against FFFB or any of its Subsidiaries. There are no judgments, decrees, injunctions, orders or rulings of any Governmental Entity or arbitrator outstanding against FFFB or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on FFFB.

(l) ABSENCE OF REGULATORY ACTIONS. Since December 31, 1997, neither FFFB nor any of its Subsidiaries has been a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order or directive by any Government Regulator, or has adopted any board resolutions at the request of any Government Regulator, or has been advised by any Government Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, commitment letter, board resolutions or similar undertaking. There are no unresolved violations, criticisms or exceptions by any Government Regulator with respect to any report or statement relating to any examinations of FFFB or its Subsidiaries.

(m) COMPLIANCE WITH LAWS. FFFB and each of its Subsidiaries conducts its business in compliance in all material requests with all statutes, laws, regulations, ordinances, rules, judgements, orders or decrees applicable to it or the employees conducting such business. FFFB and each of its Subsidiaries has all material permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to carry on its business as it is presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and to the knowledge of FFFB, no suspension or cancellation of any of them is threatened. Neither FFFB nor any of its Subsidiaries has been given notice or been charged with any violation of, any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on FFFB.

(n) TAXES. All federal, state, local and foreign tax returns required to be filed by or on behalf of FFFB or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects. All taxes shown on such returns, all taxes required to be shown on returns for which extensions have been granted and all other taxes required to be paid by FFFB or any of its Subsidiaries have been paid in full or adequate provision has been made for any such taxes on FFFB's balance sheet (in accordance with GAAP). There is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of FFFB or any of its Subsidiaries, and no claim has been made in writing by any authority in a jurisdiction where FFFB or any of its Subsidiaries do not file tax returns that FFFB or any such Subsidiary is subject to taxation in that jurisdiction. All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to FFFB or any of its Subsidiaries have been paid in full or adequate provision has been made for any such taxes on FFFB's balance sheet (in accordance with GAAP). FFFB and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect. FFFB and each of its Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and FFFB and each of its Subsidiaries has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the IRC and similar applicable state and local information reporting requirements. Except as set forth in the FFFB Disclosure Letter, neither FFFB nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, individually or in the aggregate, in connection with this Agreement, in the payment of any "excess parachute payments" within the meaning of Section 280G of the IRC and neither FFFB nor any of its Subsidiaries has made any payments and is not a party to any agreement, and does not maintain any plan, program or arrangement, that could require it to make any payments (including any deemed payment of compensation upon the exercise of a FFFB Option or upon the issuance of any FFFB Common Stock), that would not be fully deductible by reason of Section 162(m) of the IRC.

(o) AGREEMENTS.

(i) FFFB and its Subsidiaries are not bound by any material contract (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) to be performed after the date hereof that has not been filed with FFFB's Reports.

(ii) FFFB's Disclosure Letter lists any contract, arrangement, commitment or understanding (whether written or oral) not filed with FFFB's Reports to which FFFB or any of its Subsidiaries is a party or is bound:

(A) with any executive officer or other key employee of FFFB or any of its Subsidiaries the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving FFFB or any of its Subsidiaries of the nature contemplated by this Agreement;

(B) with respect to the employment of any directors, officers, employees or consultants;

(C) any of the benefits of which will be increased, or the vesting or payment of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (including any stock option plan, phantom stock or stock appreciation rights plan, restricted stock plan or stock purchase plan);

(D) containing covenants that limit the ability of FFFB or any of its Subsidiaries to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, FFFB (including any successor thereof) or any of its Subsidiaries may carry on its business (other than as may be required by law or any regulatory agency);

(E) pursuant to which FFFB or any of its Subsidiaries may become obligated to invest in or contribute capital to any entity;

(F) not fully disclosed in FFFB's Reports that relates to borrowings of money (or guarantees thereof) by FFFB or any of its Subsidiaries in excess of $50,000; or

(G) which is a lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee, involving a liability or obligation as obligor in excess of $25,000 on an annual basis.

(iii) Except as set forth on the FFFB Disclosure Letter, FFFB nor any of its Subsidiaries is in default under (and no event has occurred which, with due notice or lapse of time or both, would constitute a default under) or is in violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement, lease or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject and, to the knowledge of FFFB, no other party to any such agreement (excluding any loan or extension of credit made by FFFB or any of its Subsidiaries) is in default in any respect thereunder, except for such defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect on FFFB.

(p) INTELLECTUAL PROPERTY. FFFB and each of its Subsidiaries owns or possesses valid and binding licenses and other rights to use without payment all patents, copyrights, trade secrets, trade names, service marks and trademarks material to its businesses, and neither FFFB nor any of its Subsidiaries has received any notice of conflict with respect thereto that asserts the right of others. Each of FFFB and its Subsidiaries has performed all the obligations required to be performed by it and are not in default under any contact, agreement, arrangement or commitment relating to any of the foregoing.

(q) LABOR MATTERS. FFFB and its Subsidiaries are in material compliance with all applicable laws respecting employment, retention of independent contractors, employment practices, terms and conditions of employment, and wages and hours. Neither FFFB nor any of its Subsidiaries is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is FFFB or any of its Subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it or any such Subsidiary to bargain with any labor organization as to wages and conditions of employment nor, to the knowledge of FFFB, has any such proceeding been threatened, nor is there any strike, other labor dispute or organizational effort involving FFFB or any of its Subsidiaries pending or, to the knowledge of FFFB, threatened.

(r) EMPLOYEE BENEFIT PLANS.

(i) FFFB's Disclosure Letter contains a complete and accurate list of all pension, retirement, stock option, stock purchase, stock ownership, recognition and retention, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, severance and other benefit plans, contracts, agreements and arrangements, including, but not limited to, "employee benefit plans," as defined in Section 3(3) of ERISA, incentive and welfare policies, contracts, plans and arrangements and all trust agreements related thereto with respect to any present or former directors, officers or other employees of FFFB or any of its Subsidiaries (hereinafter referred to collectively as the "FFFB EMPLOYEE PLANS"). True and complete copies of each agreement, plan and other documents referenced in FFFB's Disclosure Letter have been made available to CLAS. There has been no announcement or commitment by FFFB or any of its Subsidiaries to create an additional FFFB Employee Plan, or to amend any FFFB Employee Plan, except for amendments required by applicable law which do not materially increase the cost of such FFFB Employee Plan.

(ii) There is no pending or threatened litigation, administrative action or proceeding relating to any FFFB Employee Plan. All of the FFFB Employee Plans comply in all material respects with all applicable requirements of ERISA, the IRC and other applicable laws. There has occurred no "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the IRC) with respect to the FFFB Employee Plans which is likely to result in the imposition of any penalties or taxes upon FFFB or any of its Subsidiaries under Section 502(i) of ERISA or Section 4975 of the IRC.

(iii) No liability to the Pension Benefit Guarantee Corporation has been or is expected by FFFB or any of its Subsidiaries to be incurred with respect to any FFFB Employee Plan which is subject to Title IV of ERISA ("FFFB PENSION PLAN"), or with respect to any "single-employer plan" (as defined in Section 4001(a) of ERISA) currently or formerly maintained by FFFB or any ERISA Affiliate. No FFFB Pension Plan had an "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each FFFB Pension Plan exceeds the present value of the "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA) under such FFFB Pension Plan as of the end of the most recent plan year with respect to the respective FFFB Pension Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such FFFB Pension Plan as of the date hereof; and no notice of a "reportable event" (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any FFFB Pension Plan within the 12-month period ending on the date hereof. Neither FFFB nor any of its Subsidiaries has provided, or is required to provide, security to any FFFB Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the IRC. Neither FFFB, its Subsidiaries, nor any ERISA Affiliate has contributed to any "multiemployer plan," as defined in
Section 3(37) of ERISA, on or after September 26, 1980.

(iv) Each FFFB Employee Plan that is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) and which is intended to be qualified under
Section 401(a) of the IRC (a "FFFB QUALIFIED PLAN") has received a favorable determination letter from the IRS, and FFFB and its Subsidiaries are not aware of any circumstances likely to result in revocation of any such favorable determination letter. Each FFFB Qualified Plan that is an "employee stock ownership plan" (as defined in Section 4975(e)(7) of the IRC) has satisfied all of the applicable requirements of Sections 409 and 4975(e)(7) of the IRC and the regulations thereunder in all material respects and any assets of any such FFFB Qualified Plan that, as of the end of the plan year, are not allocated to participants' individual accounts are pledged as security for, and may be applied to satisfy, any securities acquisition indebtedness.

(v) Neither FFFB nor any of its Subsidiaries has any obligations for post-retirement or post-employment benefits under any FFFB Employee Plan that cannot be amended or terminated upon 60 days' notice or less without incurring any liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the IRC, or similar state laws, the cost of which is borne by the insured individuals.

(s) PROPERTIES.

(i) A description of each parcel of real property owned by FFFB or a Subsidiary of FFFB is set forth in FFFB's Disclosure Letter. FFFB and each of its Subsidiaries has good and marketable title to all real property owned by it (including any property acquired in a judicial foreclosure proceeding or by way of a deed in lieu of foreclosure or similar transfer), in each case free and clear of any Liens except (A) liens for taxes not yet due and payable, (B) such easements, restrictions and encumbrances, if any, as are not material in character, amount or extent, and do not materially detract from the value, or materially interfere with the present use of the properties subject thereto or affected thereby and (C) as reflected on the consolidated balance sheet of FFFB as of June 30, 2003 included in FFFB's Reports. All real property and fixtures of FFFB and each of its Subsidiaries are in a good state of maintenance and repair (normal wear and tear excepted), conform in all material respects with all applicable ordinances, regulations and zoning laws and are considered by FFFB to be adequate for the current business of FFFB and its Subsidiaries. To the knowledge of FFFB, none of the buildings, structures or other improvements located on its real property encroaches upon or over any adjoining parcel or real estate or any easement or right-of-way.

(ii) FFFB and each of its Subsidiaries has good and marketable title to all tangible personal property owned by it, free and clear of all Liens except such encumbrances, if any, as are not material in character, amount or extent, and do not materially detract from the value, or materially interfere with the present use of the properties subject thereto or affected thereby. With respect to personal property used in the business of FFFB and its Subsidiaries that is leased rather than owned, neither FFFB nor any of its Subsidiaries is in default under the terms of any such lease except where any such default would not result in a Material Adverse Effect on FFFB.

(iii) A description of all real property leased by FFFB or a Subsidiary of FFFB is set forth in FFFB's Disclosure Letter. Each lease pursuant to which FFFB or any of its Subsidiaries as lessee, leases real or personal property, is valid and in full force and effect and neither FFFB nor any of its Subsidiaries, nor, to FFFB's knowledge, any other party to any such lease, is in default or in violation of any material provisions of any such lease except where any such default would not result in a Material Adverse Effect on FFFB.

(t) FAIRNESS OPINION. FFFB has received the opinion of Keller & Co. to the effect that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to FFFB's stockholders.

(u) FEES. Other than financial advisory services performed for FFFB by Keller & Company, Inc. pursuant to an agreement dated December 17, 2002, a true and complete copy of which is set forth in FFFB's Disclosure Letter, neither FFFB nor any of its Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for FFFB or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

(v) ENVIRONMENTAL MATTERS.

(i) Each of FFFB and its Subsidiaries, the Participation Facilities, and, to the knowledge of FFFB, the Loan Properties are, and have been, in substantial compliance with all Environmental Laws except where such failure to be in compliance with any Environmental Laws would not, individually or in the aggregate, have a Material Adverse Effect on FFFB.

(ii) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the knowledge of FFFB, threatened, before any court, governmental agency or board or other forum against FFFB or any of its Subsidiaries or any Participation Facility (A) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by FFFB or any of its Subsidiaries or any Participation Facility.

(iii) To the knowledge of FFFB, there is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or threatened before any court, governmental agency or board or other forum relating to or against any Loan Property (or FFFB or any of its Subsidiaries in respect of such Loan Property) (A) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at a Loan Property.

(iv) Neither FFFB nor any of its Subsidiaries, has received any notice, demand letter, executive or administrative order, directive or request for information from any Governmental Entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law.

(v) To the knowledge of FFFB and its Subsidiaries, there are no underground storage tanks at any properties owned or operated by FFFB or any of its Subsidiaries or any Participation Facility and no underground storage tanks have been closed or removed from any properties owned or operated by FFFB or any of its Subsidiaries or any Participation Facility.

(vi) To the knowledge of FFFB and its Subsidiaries during the period of (A) FFFB's or its Subsidiary's ownership or operation of any of their respective current properties or (B) FFFB's or its Subsidiary's participation in the management of any Participation Facility, there has been no release of Hazardous Materials in, on, under or affecting such properties. To the knowledge of FFFB, prior to the period of (A) FFFB's or its Subsidiary's ownership or operation of any of their respective current properties or (B) FFFB's or its Subsidiary's participation in the management of any Participation Facility, there was no contamination by or release of Hazardous Material in, on, under or affecting such properties.

(w) LOAN PORTFOLIO; ALLOWANCE FOR LOAN LOSSES.

(i) With respect to each Loan owned by FFFB or its Subsidiaries in whole or in part:

(A) The note and the related security documents are each legal, valid and binding obligations of the maker or obligor thereof, enforceable against such maker or obligor in accordance with their terms subject to bankruptcy, insolvency, and other laws of general applicability relating to or affecting creditor's rights and general equity principles;

(B) neither FFFB nor any of its Subsidiaries, nor to the knowledge of FFFB and its Subsidiaries, any prior holder of a Loan, has modified the note or any of the related security documents in any material respect or satisfied, canceled or subordinated the note or any of the related security documents except as otherwise disclosed by documents in the applicable Loan file;

(C) FFFB or a Subsidiary of FFFB is the sole holder of legal and beneficial title to each Loan (or FFFB's or its Subsidiary's applicable participation interest, as applicable), except as otherwise referenced on the books and records of FFFB or a Subsidiary of FFFB;

(D) the original note and the related security documents are included in the Loan files, and copies of any documents in the Loan files are true and correct copies of the documents they purport to be and have not been suspended, amended, modified, canceled or otherwise changed except as otherwise disclosed by documents in the applicable Loan file; and

(E) with respect to a Loan held in the form of a participation, the participation documentation is legal, valid, binding and enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

(ii) The allowance for loan losses amounts reflected in FFFB's balance sheets at September 30, 2001, June 30, 2002, September 30, 2002 and the date hereof, were, and the allowance for loan losses shown on the balance sheets in FFFB's Reports for periods ending after September 30, 2002, in the opinion of management, were or will be adequate, as of the dates thereof, under GAAP.

(iii) The FFFB Disclosure Letter sets forth every FFFB loan, lease or other extension of credit as of November 30, 2002 (A) which is 90 days or more delinquent, (B) has been classified as "special mention", "substandard", "doubtful", "loss", "non-performing", or "of concern", or (C) involves a borrower or collateral in bankruptcy, reorganization or similar proceeding. Since November 30, 2002, there has been no material adverse change in the items listed in parts (A), (B) and (C) of this paragraph.

(x) DEPOSITS. Except as set forth in the FFFB Disclosure Letter, none of the deposits of First Federal is a "brokered" deposit, as such terms is defined at 12 C.F.R. Section 337.6(a)(2).

(y) ANTI-TAKEOVER PROVISIONS INAPPLICABLE. Assuming the accuracy of the representations contained in Section 3.3(f) hereof, the Agreement, the Plan of Bank Merger, the Merger and the Bank Merger are not subject to any provisions of an antitakeover nature contained in FFFB's or its Subsidiaries' organizational documents, the Stockholder Protection Rights Agreement, and the provisions of any federal or state "anti-takeover," "fair price," "moratorium," "control share acquisition" or similar laws or regulations. To the best of FFFB's knowledge, the FFFB Rights Agreement has not been amended since adoption; as of the Effective Time, the Rights will not be, nor will they have ever been, exercisable or transferable separately from the FFFB Common Stock; and upon the completion the Merger, the Rights will expire and no person shall have any rights with respect to the FFFB Rights Agreement.

(z) MATERIAL INTERESTS OF CERTAIN PERSONS. No officer or director of FFFB, or any "associate" (as such term is defined in Rule 12b-2 under the Exchange Act) of any such officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of FFFB or any of its subsidiaries.

(aa) INSURANCE. In the opinion of management, FFFB and its Subsidiaries are presently insured for amounts deemed reasonable by management against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. All of the insurance policies and bonds maintained by FFFB and its Subsidiaries are in full force and effect, FFFB and its Subsidiaries are not in default thereunder and all material claims thereunder have been filed in due and timely fashion.

(bb) INVESTMENT SECURITIES; DERIVATIVES.

(i) Except as indicated in the FFFB Disclosure Letter and except for (A) restrictions that exist for securities that are classified as "held to maturity" and (B) securities which are pledged with respect to certain borrowings of FFFB, none of the investment securities held by FFFB or any of its Subsidiaries is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

(ii) Except as set forth in the FFFB Disclosure Letter neither FFFB nor any of its Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is a derivative contract (including various combinations thereof) or owns securities that are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives."

(cc) INDEMNIFICATION. Except as provided in the certificate of incorporation or bylaws of FFFB and the similar organizational documents of its Subsidiaries and except as set forth in FFFB's Disclosure Letter, neither FFFB nor any of its Subsidiaries is a party to any agreement that provides for the indemnification of any of its present or former directors, officers or employees, or other persons who serve or served as a director, officer or employee of another corporation, partnership or other enterprise at the request of FFFB and, to the knowledge of FFFB, there are no claims for which any such person would be entitled to indemnification under the certificate of incorporation or bylaws of FFFB or the similar organizational documents of any of its Subsidiaries, under any applicable law or regulation or under any indemnification agreement.

(dd) CORPORATE DOCUMENTS. FFFB has previously furnished or made available to CLAS a complete and correct copy of the certificate of incorporation, bylaws and similar organizational documents of FFFB and each of FFFB's Subsidiaries, as in effect as of the date of this Agreement. Neither FFFB nor any of FFFB's Subsidiaries is in violation of its certificate of incorporation, bylaws or similar organizational documents. The minute books of FFFB and each of FFFB's Subsidiaries constitute a complete and correct record of all material actions taken by their respective boards of directors (and each committee thereof) and their stockholders.

(ee) FFFB INFORMATION. The information regarding FFFB and its Subsidiaries to be supplied by FFFB for inclusion in the Registration Statement, any filings or approvals under applicable state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement-Prospectus (except for such portions thereof as relate only to CLAS or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

(ff) COMMUNITY REINVESTMENT ACT COMPLIANCE. First Federal is in material compliance with the applicable provisions of the CRA and the regulations promulgated thereunder except where the failure to be in compliance would not have a Material Adverse Effect of FFFB, and First Federal currently has a CRA rating of satisfactory or better. To the knowledge of FFFB, there is no fact or circumstance or set of facts or circumstances that would cause First Federal to fail to comply with such provisions or cause the CRA rating of First Federal to fall below satisfactory.

(gg) TAX TREATMENT OF THE MERGER. FFFB has no knowledge of any fact or circumstance relating to it that would prevent the transactions contemplated by this Agreement from qualifying as a reorganization under Section 368 of the IRC.

(hh) MERGER WITH LINCOLN SAVINGS AND LOAN ASSOCIATION.

(i) The merger between First Federal and Lincoln Savings and Loan Association (the "Lincoln Merger") was completed on October 4, 2002 (the "Lincoln Closing Date").

(ii) As of the Lincoln Closing Date, the representation and warranties contained in the Agreement and Plan of Reorganization between Lincoln Savings and Loan Association ("Lincoln") and First Federal (the "Lincoln Merger Agreement") dated April 25, 2002 were true and complete in every respect as if made on such date.

(iii) All documentation related to the Lincoln Merger (including the disclosure letter to the Lincoln Merger Agreement) is attached to the FFFB Disclosure Letter.

(iv) All of the conditions to closing set forth in the Lincoln Merger Agreement were complied with as of the Lincoln Closing Date and there were no waivers by any party of any such condition.

(v) All material accounting adjustments made or to be made in connection with the Lincoln Merger and all non depository obligations in excess of $10,000 assumed in connection with the Lincoln Merger, regardless of whether or not paid as of the date hereof, are set forth in the FFFB Disclosure Letter. For the purpose of the preceding sentence, "non-depository obligations" shall include but not be limited to any obligations to (x) pay additional amounts to former Lincoln shareholders, (y) redeem Lincoln securities or (z) make any termination or similar payment in connection with any Lincoln item or data processing or similar contract.

(ii) VOTING REQUIREMENTS.

The affirmative vote at the FFFB Stockholders Meeting of the holders of a majority of the outstanding shares of FFFB Common Stock to approve and adopt this Agreement is the only vote of the holders of any class or series of the FFFB's capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger.

3.3 REPRESENTATIONS AND WARRANTIES OF CLAS. CLAS REPRESENTS AND WARRANTS TO FFFB THAT, EXCEPT AS SET FORTH IN CLAS'S DISCLOSURE LETTER:

(a) ORGANIZATION AND QUALIFICATION. CLAS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is registered with the FRB as a financial holding company. CLAS has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. CLAS is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on CLAS.

(b) SUBSIDIARIES.

(i) CLAS owns of record and beneficially all the capital stock of each of its Subsidiaries free and clear of any Liens. There are no contracts, commitments, agreements or understandings relating to CLAS's right to vote or dispose of any equity securities of its Subsidiaries. CLAS's ownership interest in each of its Subsidiaries is in compliance with all applicable laws, rules and regulations.

(ii) Each of CLAS's Subsidiaries is a corporation or insured depository institution duly organized and validly existing under the laws of its jurisdiction of incorporation or organization, has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it and is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Affect on CLAS.

(iii) The outstanding shares of capital stock of each Subsidiary have been validly authorized and are validly issued, fully paid and nonassessable. Except as set forth in the Disclosure Letter, no shares of capital stock of any Subsidiary are or may be required to be issued by virtue of any options, warrants or other rights, no securities exist that are convertible into or exchangeable for shares of such capital stock or any other debt or equity security of any Subsidiary, and there are no contracts, commitments, agreements or understandings of any kind for the issuance of additional shares of capital stock or other debt or equity security of any Subsidiary or options, warrants or other rights with respect to such securities.

(iv) No Subsidiary of CLAS other than Classic Bank is an "insured depository institution" as defined in the FDIA and the applicable regulations thereunder. Classic Bank's deposits are insured by the FDIC to the fullest extent permitted by law. Classic Bank is a member in good standing of the Federal Home Loan Bank of Cincinnati.

(c) CAPITAL STRUCTURE.

(i) The authorized capital stock of CLAS consists of:

(A) 1,700,000 shares of CLAS Common Stock; and

(B) 100,000 shares of preferred stock, par value $.01 per share.

(ii) As of the date of this Agreement:

(A) 1,105,486 shares of CLAS Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable and were issued in full compliance with all applicable laws;

(B) no shares of CLAS preferred stock are issued and outstanding; and

(C) 285,150 shares of CLAS Common Stock are reserved for issuance under CLAS's stock-based benefit plans and awards covering 240,636 shares are currently outstanding thereunder.

(iii) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of CLAS may vote are issued or outstanding.

(iv) Except as set forth in its Disclosure Letter, as of the date of this Agreement, (A) no shares of capital stock or other voting securities of CLAS are issued, reserved for issuance or outstanding and (B) neither CLAS nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating CLAS or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of CLAS or obligating CLAS or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, convertible security, commitment or agreement. As of the date hereof, there are no outstanding contractual obligations of CLAS or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of CLAS or any of its Subsidiaries.

(v) The shares of CLAS Common Stock to be issued in exchange for shares of FFFB Common Stock upon consummation of the Merger in accordance with this Agreement have been duly authorized and when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and subject to no preemptive rights.

(d) AUTHORITY. CLAS has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of CLAS's Board of Directors, and no other corporate proceedings (other than the approval and adoption of this Agreement by CLAS's stockholders) on the part of CLAS are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by CLAS and constitutes a valid and binding obligation of CLAS, enforceable against CLAS in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

(e) NO VIOLATIONS. The execution, delivery and performance of this Agreement by CLAS do not, and the consummation of the transactions contemplated by this Agreement will not, (i) assuming all required governmental approvals have been obtained and the applicable waiting periods have expired, violate any law, rule or regulation or any judgment, decree, order, governmental permit or license to which CLAS or any of its Subsidiaries (or any of their respective properties) is subject, (ii) violate the certificate of incorporation or bylaws of CLAS or the similar organizational documents of any of its Subsidiaries or (iii) constitute a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of CLAS or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which CLAS or any of its Subsidiaries is a party, or to which any of their respective properties or assets may be subject except, in the case of
(iii), for any such breaches, violations or defaults that would not, individually or in the aggregate, have a Material Adverse Effect on CLAS.

(f) CONSENTS AND APPROVALS. No consents or approvals of, or filings or registrations with, any Governmental Entity or any third party are required to be made or obtained in connection with the execution and delivery by CLAS of this Agreement or the consummation by CLAS of the Merger and the other transactions contemplated by this Agreement, including the Bank Merger, except for (i) filings of applications and notices with, receipt of approvals or nonobjections from, and expiration of the related waiting period required by, federal and state banking authorities, (ii) filing of the Registration Statement with the SEC and declaration by the SEC of the Registration Statement's effectiveness under the Securities Act, (iii) the registration or qualification of the shares of CLAS Common Stock to be issued in exchange for shares of CLAS Common Stock under state securities or "blue sky" laws and (iv) the listing of the shares of CLAS Common Stock to be issued in exchange for shares of FFFB Common Stock on The Nasdaq Small Cap Market. As of the date hereof, CLAS knows of no reason pertaining to CLAS why any of the approvals referred to in this
SECTION 3.3(f) should not be obtained without the imposition of any material condition or restriction described in SECTION 6.1(b).

(g) SECURITIES FILINGS. Since October 1, 1999, CLAS has filed with the SEC all reports, schedules, registration statements, definitive proxy statements and other documents that it has been required to file under the Securities Act or the Exchange Act (collectively, "CLAS'S REPORTS"). CLAS has made available to FFFB an accurate and complete copy of (i) each of CLAS's

Reports and (ii) each communication mailed by CLAS to its stockholders prior to the date hereof. None of CLAS's Reports or such communications contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, all of CLAS's Reports complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder. Each of the financial statements (including, in each case, any notes thereto) of CLAS included in CLAS's Reports complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto.

(h) FINANCIAL STATEMENTS. CLAS has previously made available to FFFB copies of
(i) the consolidated balance sheets of CLAS and its Subsidiaries as of March 31, 2002 and 2001 and related consolidated statements of income, cash flows and changes in stockholders' equity for the two years ended March 31, 2002, together with the notes thereto, accompanied by the audit report of CLAS's independent public auditors, as reported in CLAS's Annual Report on Form 10-KSB for the year ended March 31, 2002 filed with the SEC and (ii) the unaudited consolidated balance sheet of CLAS and its Subsidiaries as of September 30, 2002 and the related consolidated statements of income, cash flows and changes in stockholders' equity for the six months ended September 30, 2002 and 2001, as reported in CLAS's Quarterly Report on Form 10-Q for the period ended September 30, 2002 filed with the SEC. Such financial statements were prepared from the books and records of CLAS and its Subsidiaries, fairly present the consolidated financial position of CLAS and its Subsidiaries in each case at and as of the dates indicated and the consolidated results of operations, retained earnings and cash flows of CLAS and its Subsidiaries for the periods indicated, and, except as otherwise set forth in the notes thereto, were prepared in accordance with GAAP consistently applied throughout the periods covered thereby; PROVIDED, HOWEVER, that the unaudited financial statements for interim periods are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes to the extent permitted under applicable regulations. The books and records of CLAS and its Subsidiaries have been, and are being, maintained in all respects in accordance with GAAP and any other legal and accounting requirements and reflect only actual transactions.

(i) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in CLAS's Reports filed with the SEC prior to the date of this Agreement, since September 30, 2002 there has not been any event or occurrence that has had, or is reasonably expected to have, a Material Adverse Effect on CLAS or on the ability of CLAS to complete the transactions contemplated by this Agreement.

(j) LITIGATION. There are no suits, actions or legal, administrative or arbitration proceedings pending or, to the knowledge of CLAS, threatened against or affecting CLAS or any of its Subsidiaries or any property or asset of CLAS or any of its Subsidiaries that (i) individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on CLAS or (ii) challenge the validity or propriety of the transactions contemplated by this Agreement. To the knowledge of CLAS, there are no investigations, reviews or inquires by any court or Governmental Entity pending or threatened against CLAS or any of its Subsidiaries. There are no judgments, decrees, injunctions, orders or rulings of any Governmental Entity or arbitrator outstanding against CLAS or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on CLAS.

(k) ABSENCE OF REGULATORY ACTIONS. Since December 31, 1997, neither CLAS nor any of its Subsidiaries has been a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order or directive by any Government Regulator, or has adopted any board resolutions at the request of any Government Regulator, or has been advised by any Government Regulator that it is contemplating issuing or requesting any such action, proceeding, order, directive, written agreement, memorandum of understanding, commitment letter, board resolutions or similar undertaking. There are no unresolved violations, criticisms or exceptions by any Government Regulator with respect to any report or statement relating to any examinations of CLAS or its Subsidiaries.

(l) COMPLIANCE WITH LAWS. CLAS and each of its Subsidiaries conducts its business in compliance with all statutes, laws, regulations, ordinances, rules, judgements, orders or decrees applicable to it or the employees conducting such business. CLAS and each of its Subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to carry on its business as it is presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and, to the knowledge of CLAS, no suspension or cancellation of any of them is threatened. Neither CLAS nor any of its Subsidiaries has been given notice or been charged with any violation of, any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on CLAS.

(m) TAXES. All federal, state, local and foreign tax returns required to be filed by or on behalf of CLAS or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects. All taxes shown on such returns, all taxes required to be shown on returns for which extensions have been granted and all other taxes required to be paid by CLAS or any of its Subsidiaries have been paid in full or adequate provision has been made for any such taxes on CLAS's balance sheet (in accordance with GAAP). There is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of CLAS or any of its Subsidiaries, and no claim has been made in writing by any authority in a jurisdiction where CLAS or any of its Subsidiaries do not file tax returns that CLAS or any such Subsidiary is subject to taxation in that jurisdiction. All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to CLAS or any of its Subsidiaries have been paid in full or adequate provision has been made for any such taxes on CLAS's balance sheet (in accordance with GAAP). CLAS and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect. CLAS and each of its Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and CLAS and each of its Subsidiaries has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the IRC and similar applicable state and local information reporting requirements.

(n) AGREEMENTS.

(i) CLAS and its Subsidiaries are not bound by any material contract (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC), to be performed after the date hereof that has not been filed with CLAS's Reports.

(ii) Neither CLAS nor any of its Subsidiaries is in default under (and no event has occurred which, with due notice or lapse of time or both, would constitute a default under) or is in violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement, lease or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject and, to the knowledge of CLAS, no other party to any such agreement (excluding any loan or extension of credit made by CLAS or any of its Subsidiaries) is in default in any respect thereunder, except for such defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect on CLAS.

(o) CLAS INFORMATION. The information regarding CLAS and its Subsidiaries to be supplied by CLAS for inclusion in the Registration Statement, any filings or approvals under applicable state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement-Prospectus (except for such portions thereof that relate only to FFFB or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

(p) COMMUNITY REINVESTMENT ACT COMPLIANCE. Classic Bank is in material compliance with the applicable provisions of the CRA and the regulations promulgated thereunder, except where such failure to be in compliance would not reasonably be expected to have a Material Adverse Effect on CLAS. Classic Bank currently has a CRA rating of satisfactory or better. To the knowledge of CLAS, there is no fact or circumstance or set of facts or circumstances that would cause Classic Bank to fail to comply with such provisions or cause the CRA rating of Classic Bank to fall below satisfactory.

(q) TAX TREATMENT OF THE MERGER. CLAS has no knowledge of any fact or circumstance relating to it that would prevent the transactions contemplated by this Agreement from qualifying as a reorganization under Section 368 of the IRC.

(r) AVAILABILITY OF FUNDS. CLAS has and will have available to it at the Effective Time, sources of capital sufficient to pay the aggregate Cash Consideration and to pay any other amounts payable pursuant to this Agreement and to effect the transactions contemplated hereby. Classic Bank is, and immediately following the Merger and the Bank Merger will be, in compliance with all applicable capital requirements.

(s) ENVIRONMENTAL MATTERS.

(i) Each of CLAS and its Subsidiaries, the Participation Facilities, and, to the knowledge of CLAS, the Loan Properties are, and have been, in substantial compliance with all Environmental Laws, except where any failure to be in compliance with any Environmental Laws would not, individually or in aggregate, have a Material Adverse Effect on CLAS.

(ii) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the knowledge of CLAS, threatened, before any court, governmental agency or board or other forum against CLAS or any of its Subsidiaries or any Participation Facility (A) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by CLAS or any of its Subsidiaries or any Participation Facility.

(iii) To the knowledge of CLAS, there is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or threatened before any court, governmental agency or board or other forum relating to or against any Loan Property (or CLAS or any of its Subsidiaries in respect of such Loan Property) (A) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at a Loan Property.

(iv) Neither CLAS nor any of its Subsidiaries has received any notice, demand letter, executive or administrative order, directive or request for information from any Governmental Entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law.

(v) There are no underground storage tanks at any properties owned or operated by CLAS or any of its Subsidiaries or any Participation Facility and no underground storage tanks have been closed or removed from any properties owned or operated by CLAS or any of its Subsidiaries or any Participation Facility.

(vi) During the period of (A) CLAS's or its Subsidiary's ownership or operation of any of their respective current properties or (B) CLAS's or its Subsidiary's participation in the management of any Participation Facility, there has been no release of Hazardous Materials in, on, under or affecting such properties. To the knowledge of CLAS, prior to the period of (A) CLAS's or its Subsidiary's ownership or operation of any of their respective current properties or (B) CLAS's or its Subsidiary's participation in the management of any Participation Facility, there was no contamination by or release of Hazardous Material in, on, under or affecting such properties.

(t) OWNERSHIP OF FFFB COMMON STOCK. As of the date hereof, none of CLAS or any of its Subsidiaries, or to CLAS's knowledge, any of its other affiliates or associates (as such terms are defined under the Exchange Act), owns beneficially or of record, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, shares of FFFB Common Stock (other than shares held in a fiduciary capacity that are beneficially owned by third parties or as a result of debts previously contracted).

(w) STOCKHOLDER APPROVAL. The approval of this Agreement by the holders of the CLAS Common Stock is the only vote of the holders of any class or series of CLAS's capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger, and such approval does not require the vote of more than a majority of the outstanding shares of the CLAS Common Stock.

                                   ARTICLE IV
                           CONDUCT PENDING THE MERGER

4.1 FORBEARANCES BY FFFB. Except as expressly contemplated or permitted by this Agreement and to the extent required by law or regulation, during the period from the date of this Agreement to the Effective Time, FFFB shall not, nor shall FFFB permit any of its Subsidiaries to, without the prior written consent of CLAS, which consent shall not be unreasonably withheld:

(a) conduct its business other than in the regular, ordinary and usual course consistent with past practice; fail to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees; or take any action that would adversely affect or delay its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby;

(b) (i) incur, modify, extend or renegotiate any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, other than (i) NOW, money market and passbook deposit accounts, (ii) securities sold with an agreement to repurchase within one year, federal funds purchases with terms of one year or less, and borrowings from a Federal Home Loan Bank that mature within one year and (iii) certificates of deposit that mature within 37 months; PROVIDED, HOWEVER, that in no event shall any new borrowings under Section (ii) above exceed an aggregate of $1,000,000;

(ii) prepay any indebtedness or other similar arrangements so as to cause FFFB to incur any prepayment penalty thereunder;

(c) (i) adjust, split, combine or reclassify any capital stock;

(ii) make, declare or pay any dividend, or make any other distribution on its capital stock, except for regular quarterly cash dividends at a rate not in excess of $.07 per share of FFFB Common Stock and dividends paid by any of FFFB's Subsidiaries for the purpose of enabling FFFB to pay such dividends;

(iii) grant any stock awards under the FFFB Employee Plans (other than the ESOP) or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

(iv) issue any additional shares of capital stock or any securities or obligations convertible or exercisable for any shares of its capital stock except pursuant to the exercise of stock options outstanding and approved by FFFB's stockholders as of the date hereof;

(d) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, except in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of this Agreement;

(e) except pursuant to contracts or agreements in force at the date of or permitted by this Agreement, make any equity investment, either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity;

(f) enter into, renew, amend or terminate any contract or agreement, or make any change in any of its leases or contracts, other than with respect to those contracts or agreements individually involving aggregate payments of less than, or the provision of goods or services with a market value of less than, $30,000 per annum and other than contracts or agreements covered by SECTION 4.1(g);

(g) make, renegotiate, renew, increase, extend, modify or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing, except (i) in conformity with existing lending practices in amounts not to exceed an aggregate of $100,000 per borrower with respect to any individual borrower or (ii) loans or advances as to which FFFB has a binding obligation to make such loans or advances as of the date hereof;

(h) except for loans or extensions of credit made on terms generally available to the public, make or increase any loan or other extension of credit, or commit to make or increase any such loan or extension of credit, to any director or executive officer of FFFB or First Federal, or any entity controlled, directly or indirectly, by any of the foregoing, other than renewals of existing loans or commitments to loan;

(i) increase in any manner the compensation or fringe benefits of any of its employees or directors, or pay or make any stock award, cash or stock bonus, pension, retirement allowance or contribution to any such employees or directors not required by any binding agreement in effect as of the date hereof, except for annual employee salary increases of not more than 2% consistent with past practice;

(ii) become a party to, amend (except as may be required by law) or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee or director;

(iii) voluntarily accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation;

(iv) elect to any senior executive office any person who is not a member of its senior executive officer team as of the date of this Agreement or elect to its Board of Directors any person who is not a member of its Board of Directors as of the date of this Agreement, or hire any employee;

(v) submit for approval or ratification any stock option or similar plan to its stockholders; or

(vi) make any quarterly contribution to the First Federal ESOP in excess of the First Federal's average quarterly contributions to the First Federal ESOP over the last two years; or

(j) settle any claim, action or proceeding involving payment by it of money damages in excess of $25,000 or impose any material restriction on its operations or the operations of any of its Subsidiaries;

(k) amend its certificate of incorporation or bylaws, or similar governing documents;

(l) restructure or materially change its investment securities portfolio through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(m) make any investment in any debt security, including mortgage-backed and mortgage-related securities, other than U.S. government and U.S. government agency securities with final maturities not greater than one year;

(n) make any capital expenditures other than pursuant to binding commitments existing on the date hereof, expenditures necessary to maintain existing assets in good repair, to make payment of necessary taxes;

(o) establish or commit to the establishment of any new branch or other office facilities or file any application to relocate or terminate the operation of any banking office;

(p) take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement;

(q) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines;

(r) knowingly take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the IRC; or

(s) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this SECTION 4.1.

Any request by FFFB or response thereto by CLAS shall be made in accordance with the notice provisions of SECTION 8.7 and shall note that it is a request pursuant to this SECTION 4.1.

4.2 FORBEARANCES BY CLAS. Except as expressly contemplated or permitted by this Agreement, and except to the extent required by law or regulation or any Governmental Entity, during the period from the date of this Agreement to the Effective Time, CLAS shall not, nor shall CLAS permit any of its Subsidiaries to, without the prior written consent of FFFB, which shall not unreasonably be withheld:

(a) take any action that is intended to or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement;

(b) knowingly take any action that would prevent or impede the Merger from qualifying as a reorganization withing the meaning of Section 368 of the IRC;

(c) amend its certificate of incorporation or bylaws in a manner that would materially and adversely effect the benefits of the Merger to the stockholders of FFFB; or

(d) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this SECTION 4.2.

                                    ARTICLE V
                                    COVENANTS

5.1 ACQUISITION PROPOSALS.

(a) Except as permitted by this Agreement, FFFB shall not, and shall not authorize or permit any of its Subsidiaries or any of its Subsidiaries' officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by FFFB or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing non-public information), or take any other action to facilitate, any inquiries, discussions or the making of any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal or (ii) participate in any discussions or negotiations, or otherwise communicate in any way with any person (other than CLAS), regarding an Acquisition Proposal. Notwithstanding the foregoing, FFFB may, in response to a Superior Proposal that has not been withdrawn and that did not otherwise result from a breach of this SECTION 5.1, (x) furnish non-public information with respect to FFFB to the person who made such Superior Proposal (y) participate in discussions or negotiations with such person regarding such Superior Proposal and (z) recommend such Superior Proposal to the stockholders of FFFB, if and so long as FFFB's Board of Directors determines in good faith, after consultation with and based upon the advice of its outside legal counsel, that such action is legally necessary for the proper discharge of its fiduciary duties under applicable law.

(b) Nothing contained in this SECTION 5.1 shall prohibit FFFB from at any time taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or making any disclosure required by Rule 14a-9 promulgated under the Exchange Act.

(c) FFFB will notify CLAS immediately orally (within one day) and in writing (within three days) of any Acquisition Proposal, any request for non-public information that could reasonably be expected to lead to an Acquisition Proposal, or any inquiry with respect to or that could reasonably be expected to lead to an Acquisition Proposal, including, in each case, the identity of the person making such Acquisition Proposal, request or inquiry and the terms and conditions thereof, and shall provide to CLAS any written materials received by FFFB or any of its Subsidiaries in connection therewith. FFFB will keep CLAS informed of any developments with respect to any such Acquisition Proposal, request or inquiry immediately upon the occurrence thereof. FFFB will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. FFFB will take the necessary steps to inform the appropriate individuals or entities referred to in the first sentence of SECTION 5.1(a) of the obligations undertaken in this SECTION 5.1. FFFB will promptly request each person (other than CLAS) that has executed a confidentiality agreement prior to the date hereof in connection with its consideration of a business combination with FFFB or any of its Subsidiaries to return or destroy all confidential information previously furnished to such person by or on behalf of FFFB or any of its Subsidiaries. FFFB shall not release any third party from, or waive any provisions of, any confidentiality agreements or standstill agreement to which it or any of its Subsidiaries is a party.

5.2 CERTAIN POLICIES AND ACTIONS OF FFFB. At the request of CLAS, FFFB shall (i) cause First Federal to modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) and investment and asset/liability management policies and practices so as to be consistent with those of Classic Bank and (ii) recognize for financial reporting purposes of all its expenses related to the Merger; PROVIDED, HOWEVER, that FFFB shall not be required to take such actions prior to the date on which all regulatory and stockholder approvals required to consummate the transactions contemplated hereby are received, and until after receipt of written confirmation from CLAS that it is not aware of any fact or circumstance that would prevent completion of the Merger, and PROVIDED FURTHER, that such policies and procedures are not prohibited by GAAP or any applicable laws and regulations. FFFB's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this SECTION 5.2.

5.3 ACCESS AND INFORMATION.

(a) Upon reasonable notice, FFFB shall (and shall cause FFFB's Subsidiaries to) afford CLAS and its representatives (including, without limitation, directors, officers and employees of CLAS and its affiliates and counsel, accountants and other professionals retained by CLAS) such reasonable access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), contracts, properties, personnel and to such other information relating to FFFB and FFFB's Subsidiaries as CLAS may reasonably request. Upon reasonable notice, CLAS shall (and shall cause Classic Bank to) afford FFFB and its representatives (including, without limitation, directors, officers and employees of FFFB and its affiliates and counsel, accountants and other professionals retained by FFFB) such reasonable access during normal business hours throughout the period prior to the Effective Time to the executive officers of CLAS and Classic Bank and to such information regarding CLAS and its Subsidiaries as FFFB may reasonably request. No investigation by any party pursuant to this SECTION 5.3 shall affect or be deemed to modify any representation or warranty made by the other party in this Agreement.

(b) From the date hereof until the Effective Time, FFFB shall, and shall cause FFFB's Subsidiaries to, promptly provide CLAS with (i) a copy of each report, schedule, registration statement and other document filed or received by it pursuant to the requirements of the Securities Act or the Exchange Act, (ii) a copy of each report filed with federal or state banking regulators, (iii)

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a copy of each periodic report to its senior management and all materials relating to its business or operations furnished to its Board of Directors, (iv) a copy of each press release made available to the public and (iv) all other information concerning its business, properties and personnel as CLAS may reasonably request. Notwithstanding the foregoing, neither FFFB nor its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure relates to any party's compliance with this Agreement or would violate the rights of such entity's customers, jeopardize the attorney-client privilege of the entity in possession or control of such information, or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the previous sentence apply.

(c) FFFB and CLAS will not, and will cause its representatives not to, use any information obtained pursuant to this SECTION 5.3 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of applicable law, FFFB and CLAS will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this SECTION 5.3 unless such information (i) was already known to such party or an affiliate, other than pursuant to a confidentiality agreement or other confidential relationship, (ii) becomes available to such party or an affiliate from other sources not known by such party to be bound by a confidentiality agreement or other obligation of secrecy,
(iii) is disclosed with the prior written approval of the other party or (iv) is or becomes readily ascertainable from published information or trade sources.

(d) From and after the date hereof, representatives of CLAS and FFFB shall meet on a regular basis to discuss and plan for the conversion of FFFB's and its Subsidiaries' data processing and related electronic informational systems to those used by CLAS and its Subsidiaries with the goal of conducting such conversion simultaneously with the consummation of the Bank Merger.

5.4 APPLICATIONS; CONSENTS; TRANSITION.

(a) The parties hereto shall cooperate with each other and shall use their reasonable best efforts to prepare and file as soon as practicable after the date hereof all necessary applications, notices and filings to obtain all permits, consents, approvals and authorizations of all Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement. FFFB and CLAS shall furnish each other with all information concerning themselves, their respective Subsidiaries, and their respective Subsidiaries' directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any application, notice or filing made by or on behalf of CLAS, FFFB or any of their respective Subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement and the Plan of Bank Merger. CLAS and FFFB shall have the right to review in advance, and to the extent practicable each will consult with the other on, all the information relating to CLAS and FFFB, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any Governmental Entity pursuant to this SECTION 5.4(a).

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


(b) As soon as practicable after the date hereof, each of the parties hereto shall, and they shall cause their respective Subsidiaries to, use its best efforts to obtain any consent, authorization or approval of any third party that is required to be obtained in connection with the transactions contemplated by this Agreement and the Plan of Bank Merger.

(c) CLAS and FFFB shall, and shall cause their respective Subsidiaries to, use their reasonable best efforts to facilitate the integration of the FFFB and its Subsidiaries, with the businesses of CLAS and its Subsidiaries to be effective as of the Effective Time. Without limiting the generality of the foregoing, from the date hereof through the Effective Time and consistent with the performance of their day-to-day operations and the continuous operation of the FFFB and its Subsidiaries in the ordinary course of business, FFFB and its Subsidiaries shall cause their employees to use their reasonable best efforts to provide support and assistance to CLAS on such tasks as may be reasonably required to result in a successful integration at the Effective Time.

5.5 ANTITAKEOVER PROVISIONS. FFFB and its Subsidiaries shall take all steps required by any relevant federal or state law or regulation or under any relevant agreement or other document to exempt or continue to exempt CLAS, Classic Bank, the Agreement, the Plan of Bank Merger and the Merger from any provisions of an antitakeover nature in FFFB's or its Subsidiaries' certificate of incorporation and bylaws, or similar organizational documents, and the provisions of any federal or state antitakeover laws.

5.6 ADDITIONAL AGREEMENTS. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as expeditiously as possible, including using efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable Governmental Entities, effecting all necessary registrations, applications and filings (including, without limitation, filings under any applicable state securities laws) and obtaining any required contractual consents and regulatory approvals.

5.7 PUBLICITY. The initial press release announcing this Agreement shall be a joint press release and thereafter FFFB and CLAS shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the Merger and any other transaction contemplated hereby and in making any filings with any Governmental Entity or with any national securities exchange or market with respect thereto; PROVIDED, HOWEVER, that nothing in this
SECTION 5.7 shall be deemed to prohibit any party from making any disclosure which its counsel deems necessary in order to satisfy such party's disclosure obligations imposed by law.

5.8 STOCKHOLDER MEETINGS.

(a) FFFB will submit to its stockholders this Agreement and any other matters required to be approved or adopted by stockholders in order to carry out the intentions of this

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


Agreement. In furtherance of that obligation, FFFB will take, in accordance with applicable law and its certificate of incorporation and bylaws, all action necessary to call, give notice of, convene and hold a meeting of its stockholders (the "FFFB STOCKHOLDER MEETING") as promptly as practicable for the purpose of considering and voting on approval and adoption of this Agreement and the transactions provided for in this Agreement. FFFB's Board of Directors will use all reasonable best efforts to obtain from FFFB's stockholders a vote approving this Agreement. Except as otherwise provided in Section 5.1(a) of this Agreement, (i) FFFB's Board of Directors shall recommend to FFFB's stockholders approval of this Agreement, (ii) the Proxy Statement-Prospectus shall include a statement to the effect that FFFB's Board of Directors has recommended that FFFB's stockholders vote in favor of the approval of this Agreement and (iii) neither FFFB's Board of Directors nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to CLAS, the recommendation of FFFB's Board of Directors that FFFB's stockholders vote in favor of approval of this Agreement or make any statement in connection with the FFFB Stockholder Meeting inconsistent with such recommendation provided that nothing in this Agreement shall prevent FFFB's Board of Directors from withholding, withdrawing, amending or modifying its recommendation if FFFB's Board of Directors determines, after consultation with its outside counsel, that such action is legally required in order for the directors to comply with their fiduciary duties to FFFB's shareholders under applicable law; provided, further, that Section 5.1 shall govern withholding, withdrawing, amending or modifying of such recommendation in the circumstances described therein.

(b) If required by applicable law or regulation or by the rules and regulations of the Nasdaq Small Cap Market, CLAS will submit to its stockholders this Agreement and any other matters required to be approved or adopted by stockholders in connection with this Agreement. In furtherance of that obligation, CLAS will take, in accordance with applicable law and its certificate of incorporation and bylaws, all action necessary to call, give notice of, convene and hold a meeting of its stockholders (the "CLAS STOCKHOLDER MEETING") as promptly as practicable for the purpose of considering and voting on approval and adoption of this Agreement and the transactions provided for in this Agreement. CLAS's Board of Directors will use all reasonable best efforts to obtain from CLAS's stockholders a vote approving this Agreement. In connection therewith, (i) CLAS's Board of Directors shall recommend to CLAS's stockholders approval of this Agreement, (ii) the Proxy Statement-Prospectus shall include a statement to the effect that CLAS's Board of Directors has recommended that CLAS's stockholders vote in favor of the approval of this Agreement and (iii) neither CLAS's Board of Directors nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to CLAS, the recommendation of CLAS's Board of Directors that CLAS's stockholders vote in favor of approval of this Agreement or make any statement in connection with the CLAS Stockholder Meeting inconsistent with such recommendation.

5.9 REGISTRATION OF CLAS COMMON STOCK.

(a) As promptly as reasonably practicable following the date hereof, CLAS shall prepare and file with the SEC a registration statement on Form S-4 with respect to the issuance of

CLAS Common Stock in the Merger (such Form S-4, and any amendments or supplements thereto, the "REGISTRATION STATEMENT"). The Registration Statement shall contain proxy materials relating to the matters to be submitted to the FFFB stockholders at the FFFB Stockholders Meeting and the CLAS stockholders at the CLAS Stockholders Meeting which shall also constitute the prospectus relating to the shares of CLAS Common Stock to be issued in the Merger (such proxy statement/prospectus, and any amendments or supplements thereto, the "PROXY STATEMENT-PROSPECTUS"). FFFB will furnish to CLAS the information required to be included in the Registration Statement with respect to its business and affairs and shall have the right to review and consult with CLAS and approve the form of, and any characterizations of such information included in, the Registration Statement prior to its being filed with the SEC. CLAS shall use reasonable best efforts to have the Registration Statement declared effective by the SEC and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. FFFB will use its best efforts to cause the Proxy Statement-Prospectus to be mailed to FFFB's stockholders and CLAS shall use its best efforts to cause the Proxy Statement - Prospectus to be mailed to its stockholders, in each instance, promptly as practicable after the Registration Statement is declared effective under the Securities Act. CLAS will advise FFFB, promptly after it receives notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of the CLAS Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement-Prospectus or the Registration Statement. If at any time prior to the Effective Time, any information relating to CLAS or FFFB, or any of their respective affiliates, officers or directors, is discovered by CLAS or FFFB which should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement-Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed by CLAS with the SEC and disseminated by FFFB to the stockholders of FFFB and disseminated by CLAS to the stockholders of CLAS.

(b) CLAS shall also take any action required to be taken under any applicable state securities laws in connection with the Merger and each of FFFB and CLAS shall furnish all information concerning it and the holders of FFFB Common Stock as may be reasonably requested in connection with any such action.

(c) Prior to the Effective Time, CLAS shall list on The Nasdaq Small Cap Market the shares of CLAS Common Stock to be issued by CLAS in exchange for the shares of FFFB Common Stock.

5.10 AFFILIATE LETTERS. FFFB shall use its best efforts to cause each director, executive officer and other person who is an "affiliate" of FFFB under Rule 145 of the Securities Act to deliver to CLAS as soon as practicable and prior to the mailing of the Proxy Statement-Prospectus executed letter agreements, each substantially in the form attached hereto as EXHIBIT C, providing that such person will comply with Rule 145.

5.11 NOTIFICATION OF CERTAIN MATTERS. Each party shall give prompt notice to the other of: (i) any event or notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the financial condition, properties, businesses or results of operations of each party and its Subsidiaries taken as a whole to which each party or any Subsidiary is a party or is subject; and (ii) any event, condition, change or occurrence which individually or in the aggregate has, or which is reasonably likely to result in a Material Adverse Effect. Each of FFFB and CLAS shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with any of the transactions contemplated by this Agreement.

5.12 EMPLOYEE BENEFITS MATTERS.

(a) All persons who are employees of First Federal immediately prior to the Effective Time and whose employment is not specifically terminated at or prior to the Effective Time (a "CONTINUING EMPLOYEE") shall, at the Effective Time, become employees of Classic Bank; PROVIDED, HOWEVER, that in no event shall any of First Federal's employees be officers of Classic Bank, or have or exercise any power or duty conferred upon such an officer, unless and until duly elected or appointed to such position in accordance with the bylaws of Classic Bank and that CLAS shall use reasonable efforts to offer a position to all employees of First Federal. Except for Continuing Employees who enter into employment contracts with CLAS or Classic Bank, all of the Continuing Employees shall be employed at the will of Classic Bank and no contractual right to employment shall inure to such employees because of this Agreement. In the event any Continuing Employee without an employment contact is terminated without cause within one year following the Effective Time, he or she shall be entitled to receive, within 60 days of such termination, a cash severance payment equal to three weeks salary for each full year of continuous service he or she has with FFFB, or First Federal, Classic Bank or CLAS, up to a maximum of 30 weeks salary.

(b) As of the Effective Time, CLAS shall make available employer-provided health and other employee welfare benefit plans to each Continuing Employee on the same basis as it provides such coverage to CLAS employees, except that any eligibility waiting period otherwise applicable under such plans to new employees shall not apply to a Continuing Employee or their covered dependents who were covered under a similar FFFB Employee Plan at the Effective Time and provided that, for the first year following the Effective Time, CLAS shall reimburse Continuing Employees to the extent necessary so that their out of pocket cost for maintaining health insurance through Classic Bank's group plan is not higher than their out of pocket cost for maintaining health insurance through the FFFB Employee Plans as of the Effective Time.

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


(c) With respect to accrued but unused vacation time to which any Continuing Employee is entitled pursuant to the vacation policy applicable to such Continuing Employee immediately prior to the Effective Time, CLAS and its Subsidiaries shall assume the liability only for any vacation time accrued in 2003 and will allow such Continuing Employee to use such accrued 2003 vacation time in accordance with the provisions of CLAS's vacation policy as in effect at the Effective Time as if such vacation time accrued in 2003 were accrued while in the employ of CLAS or one of its Subsidiaries.

(d) Each Continuing Employee shall be treated as a new employee of CLAS for purposes of participation in CLAS's employee stock ownership plan and any tax qualified pension plan of CLAS or in which CLAS participates (other than its defined benefit plan which is frozen as to new entrants), provided, however, that Continuing Employees will receive credit for service with FFFB for purposes of vesting and determination of eligibility to participate, but not for accrual of benefits and provided further that continuing Employees shall not be entitled to commence participation in the Classic Bank ESOP until the beginning of the first new plan year following the Effective Time.

(e) (i) Each participant in the FFFB Employee Stock Ownership Plan ("FFFB ESOP") not fully vested will become fully vested in his or her FFFB ESOP account as of the Effective Time. As soon as practicable after the execution of this Agreement, FFFB, First Federal and CLAS will corporate to cause the FFFB ESOP to be amended in a manner reasonably acceptable to FFFB and Classic to provide that the FFFB ESOP will terminate upon the Effective Time. Upon the repayment of the FFFB ESOP loan, the remaining shares in the loan suspense account will be allocated (to the extent permitted by Sections 401(a), 415 or 4975 of the Code and the applicable laws and regulations including, without limitation, the applicable provisions of ERISA) to FFFB ESOP participants (as determined under the terms of the FFFB ESOP). Between the date hereof and the Effective Time, the existing FFFB ESOP indebtedness shall continue to be repaid in quarterly installments pursuant to the terms of the ESOP Loan Agreement dated as of June 3, 1996 by and between the FFFB Employee Stock Ownership Plan Trust and FFFB, and FFFB or First Federal shall make only such contributions to the FFFB ESOP as necessary to fund such payments. Any indebtedness of the FFFB ESOP remaining as of the Effective Time shall be repaid from the trust associated with the FFFB ESOP through application of the Merger Consideration received by the FFFB ESOP. FFFB and CLAS agree that, subject to the conditions described herein, as soon as possible after the Effective Time and repayment of the FFFB ESOP loan and subject to applicable law, participants in the FFFB ESOP will receive lump sum distributions of their FFFB ESOP accounts.

(ii) The actions relating to the termination of the FFFB ESOP will be adopted conditioned upon the consummation of the Merger and upon receiving a favorable determination letter from the IRS with regard to the continued qualification of the FFFB ESOP after any required amendments. FFFB and CLAS will cooperate in submitting appropriate requests for any such determination letter to the IRS and will use their best efforts to seek the issuance of such letter as soon as possible following the date hereof. FFFB and CLAS will adopt such additional amendments to the FFFB ESOP as may be reasonably required by the IRS as a condition to granting such determination letter, provided that such amendments do not substantially change the terms outlined herein or would result in a Material Adverse Effect on FFFB or result in an additional material liability to CLAS.

(iii) As of and following the Effective Time, CLAS shall cause the FFFB ESOP to be maintained for the exclusive benefit of employees and other persons who were participants or beneficiaries therein prior to the Effective Time and proceed with termination of the FFFB ESOP through distribution of its assets in accordance with its terms, subject to the amendments described herein and as otherwise may be required to comply with applicable law or to obtain a favorable determination letter from the IRS as to the continuing qualified status of the FFFB ESOP, provided, however, that no such distributions of the FFFB ESOP shall occur until a favorable termination ruling has been received from the IRS.

(f) Subject to the foregoing paragraphs, CLAS agrees to honor in accordance with their terms all benefits vested as of the Effective Time under the FFFB Employee Plans and all vested benefits or other vested amounts earned or accrued through such time under contracts, arrangement commitments or understandings described in FFFB's Disclosure Letter, including benefits which vest or are otherwise accrued as a result of the consummation of the transactions contemplated by this Agreement.

(g) Prior to the Effective Time, Jeffery W. Clark shall have terminated his employment agreement set forth in the FFFB Disclosure Letter and shall have been offered the opportunity to enter into an employment agreement with Classic Bank in the form attached as Exhibit D hereto.

5.13 INDEMNIFICATION.

(a) From and after the Effective Time through the sixth anniversary of the Effective Time, CLAS agrees to indemnify and hold harmless each present and former director, officer and employee of FFFB and its Subsidiaries and each director, officer or employee of FFFB and its Subsidiaries that is serving or has served as a director, officer, employee, representative or agent of another entity expressly at FFFB's request or direction (each, an "INDEMNIFIED PARTY"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, amounts paid in settlement, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time, as they are from time to time incurred, in each case to the fullest extent such person would have been indemnified or have the right to advancement of expenses pursuant to FFFB's certificate of incorporation and bylaws and, to the extent applicable, any agreement between FFFB and First Federal and such Indemnified Party which are included in the FFFB Disclosure Letter, as in effect on the date of this Agreement, and to the fullest extent permitted by law.

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


(b) Any Indemnified Party wishing to claim indemnification under

SECTION 5.13(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify CLAS thereof, but the failure to so notify shall not relieve CLAS of any liability it may have hereunder to such Indemnified Party if such failure does not materially and substantially prejudice CLAS.

(c) CLAS shall maintain FFFB's existing directors' and officers' liability insurance policy (or provide a policy providing comparable coverage and amounts on terms no less favorable to the persons currently covered by FFFB's existing policy, including CLAS's existing policy if it meets the foregoing standard) covering persons who are currently covered by such insurance for a period of three years after the Effective Time; PROVIDED, HOWEVER, that in no event shall CLAS be obligated to expend, in order to maintain or provide insurance coverage pursuant to this SECTION 5.13(c), an amount per annum in excess of 125% of the annual premiums paid by FFFB as of the date hereof for such insurance ("MAXIMUM INSURANCE AMOUNT"); PROVIDED FURTHER, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Insurance Amount, CLAS shall obtain the most advantageous coverage obtainable for an annual premium equal to the Maximum Insurance Amount.

(d) In the event CLAS or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of CLAS assume the obligations set forth in this SECTION 5.13.

(e) The provisions of this SECTION 5.13 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her representatives.

5.14 SECTION 16 MATTERS. Prior to the Effective Time, FFFB and CLAS shall take all such steps as may be required to cause any dispositions of FFFB Common Stock (including derivative securities with respect to FFFB Common Stock) or acquisitions of CLAS Common Stock resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to FFFB to be exempt under Rule 16b-3 promulgated under the Exchange Act. FFFB agrees to promptly furnish CLAS with all requisite information necessary for CLAS to take the actions contemplated by this SECTION 5.14.

5.15 DIVIDENDS. After the date of this Agreement, FFFB shall declare and pay dividends on the FFFB Common Stock on a quarterly basis and each of CLAS and FFFB shall coordinate with the other the payment of dividends with respect to the CLAS Common Stock and the FFFB Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of CLAS Common Stock and FFFB Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares

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


of CLAS Common Stock and/or FFFB Common Stock or any shares of CLAS Common Stock that any such holder receives in exchange for such shares of FFFB Common Stock in the Merger.

5.16 CONSULTING AGREEMENT. Simultaneous with the signing of the Agreement, CLAS will offer Vincent Rice the opportunity to enter into the Consulting Agreement the form of which is set forth in Exhibit E of this Agreement.

                                   ARTICLE VI
                           CONDITIONS TO CONSUMMATION

6.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of each party to effect the Merger shall be subject to the satisfaction of the following conditions:

(a) STOCKHOLDER APPROVAL. This Agreement shall have been approved by the requisite vote of FFFB's and CLAS stockholders in accordance with applicable laws and regulations.

(b) REGULATORY APPROVALS. All approvals, consents or waivers of any Governmental Entity and the NASDAQ required to permit consummation of the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect, and all statutory waiting periods shall have expired; PROVIDED, HOWEVER, that none of such approvals, consents or waivers shall contain any condition or requirement that would reasonably be likely to have or result in a Material Adverse Effect on CLAS and its Subsidiaries after the Effective Time.

(c) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger or the Bank Merger and no Governmental Entity shall have instituted any proceeding for the purpose of enjoining or prohibiting the consummation of the Merger or the Bank Merger or any transactions contemplated by this Agreement. No statute, rule or regulation shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger.

(d) REGISTRATION STATEMENT; BLUE SKY LAWS. The Registration Statement shall have been declared effective by the SEC and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement, and CLAS shall have received all required approvals by state securities or "blue sky" authorities with respect to the transactions contemplated by this Agreement.

(e) THIRD PARTY CONSENTS. CLAS and FFFB shall have obtained the consent or approval of each person (other than the governmental approvals or consents referred to in SECTION 6.1(b)) whose consent or approval shall be required to consummate the transactions contemplated by this Agreement, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on CLAS (after giving effect to the consummation of the transactions contemplated hereby).

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


(f) TAX OPINIONS. CLAS and FFFB shall have received opinions of Jenkens & Gilchrist, A Professional Corporation, and Kelley, Drye & Warren L.L.P., respectively, dated as of the Closing Date, in form and substance customary in transactions of the type contemplated hereby, and reasonably satisfactory to FFFB and CLAS, as the case may be, substantially to the effect that on the basis of the facts, representations and assumptions set forth in such opinions which are consistent with the state of facts existing at the Effective Time, (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the IRC, (ii) CLAS and FFFB will each be a party to that reorganization within the meaning of Section 368(b) of the IRC and (iii) except to the extent of any cash received in lieu of a fractional share interest in CLAS Common Stock and cash consideration received in the Merger, no gain or loss will be recognized by the stockholders of FFFB who exchange their FFFB Common Stock for CLAS Common Stock pursuant to the Merger. Such opinions may be based on, in addition to the review of such matters of fact and law as counsel considers appropriate, representations contained in certificates of officers of CLAS, FFFB and others.

6.2 CONDITIONS TO THE OBLIGATIONS OF CLAS. The obligations of CLAS to effect the Merger shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by CLAS in accordance with
SECTION 8.3 hereof:

(a) FFFB'S REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of FFFB contained in SECTIONS 3.2(a) (except as relates to qualification), (b) (except as relates to qualification), (c), (d), (e)(i) and
(ii), (i), (m), (o), (y) and (gg) of this Agreement shall be true and correct (except for inaccuracies that are de minimis) as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date except
(i) to the extent such representations and warranties are by their express provisions made as of a specific time or date and (ii) for the effect of the transactions contemplated by this Agreement, and there shall not exist any inaccuracies in the representations and warranties of FFFB contained in this Agreement (including the representations and warranties set forth in the Sections designated above) such that the effect of such inaccuracies individually or in the aggregate has, or is reasonably likely to have, a Material Adverse Effect on FFFB.

(b) PERFORMANCE OF FFFB's OBLIGATIONS. FFFB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) OFFICERS' CERTIFICATE. CLAS shall have received a certificate signed by the chief executive officer and the chief financial or principal accounting officer of FFFB to the effect that the conditions set forth in SECTIONS 6.2(a) and (b) have been satisfied.

(d) OPINION OF COUNSEL. FFFB shall have caused to be delivered to CLAS an opinion dated as of the Effective Time from the law firm of Kelly, Drye & Warren, LLP, counsel to FFFB, concerning the following matters to the best of their knowledge:

(i) the FFFB Rights Agreement has not been amended since adoption; and

(ii) as of the Effective Time, the Rights will not be, nor will they have ever been, exercisable or transferrable separately from the FFFB Common Stock; and

(iii) upon the completion of the Merger, the Rights shall expire and no persons shall have any rights with respect to the FFFB Rights Agreement.

6.3 CONDITIONS TO THE OBLIGATIONS OF FFFB. The obligations of FFFB to effect the Merger shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by FFFB:

(a) CLAS's REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of CLAS contained in SECTIONS 3.3(a) (except as relates to qualification), (b), (i), (ii) AND (iv) (except as relates to qualification),
(c), e(i) AND (ii) AND (l) of this Agreement shall be true and correct (except for inaccuracies that are de minimis) as of the date of this Agreement and as of the Closing Date (as though made at and as of the Closing Date except (i) to the extent such representations and warranties are by their express provisions made as of a specific time or date and (ii) for the effect of the transactions contemplated by this Agreement), and there shall not exist any inaccuracies in the representations and warranties of CLAS contained in this Agreement (including the representations and warranties set forth in the Sections designated above) such that the effect of such inaccuracies individually or in the aggregate has, or is reasonably likely to have, a Material Adverse Effect on CLAS.

(b) PERFORMANCE OF CLAS's OBLIGATIONS. CLAS shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) OFFICERS' CERTIFICATE. FFFB shall have received a certificate signed by the chief executive officer and the chief financial or principal accounting officer of CLAS to the effect that the conditions set forth in SECTIONS 6.3(a) and (b) have been satisfied.

(d) DEPOSIT OF MERGER CONSIDERATION. CLAS shall have deposited with the Exchange Agent sufficient cash to pay the aggregate Cash Consideration.

                                   ARTICLE VII
                                   TERMINATION

7.1 TERMINATION. This Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party, either before or after any requisite stockholder approval:

(a) by the mutual written consent of CLAS and FFFB; or

(b) by either CLAS or FFFB, in the event of the failure of FFFB's stockholders to approve the Agreement at the FFFB Stockholder Meeting; PROVIDED, HOWEVER, that FFFB shall only be entitled to terminate the Agreement pursuant to this clause if it has complied in all material respects with its obligations under
SECTION 5.8; or

(c) by either CLAS or FFFB, upon written notice to the other, if either (i) any approval, consent or waiver of a Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall have been denied or (ii) any Governmental Entity of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement; or

(d) by either CLAS or FFFB, in the event that the Merger is not consummated by June 30, 2003, unless the failure to so consummate by such time is due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein; or

(e) by either CLAS or FFFB, upon written notice to the other, (provided that the party seeking termination is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event of a breach of any covenant or agreement on the part of the other party set forth in this Agreement, or if any representation or warranty of the other party shall have become untrue, in either case such that the conditions set forth in SECTIONS 6.2(a) and (b) or SECTIONS 6.3(a) and (b), as the case may be, would not be satisfied and such breach or untrue representation or warranty has not been or cannot be cured within thirty (30) days following written notice to the party committing such breach or making such untrue representation or warranty;

(f) by CLAS, if the Board of Directors of FFFB does not publicly recommend in the Proxy Statement-Prospectus that stockholders approve and adopt this Agreement or if, after recommending in the Proxy Statement-Prospectus that stockholders approve and adopt this Agreement, the Board of Directors of FFFB withdraws, qualifies or revises such recommendation in any respect materially adverse to CLAS; or

(g) at any time prior to the FFFB Stockholder Meeting, by FFFB in order to concurrently enter into an acquisition agreement or similar agreement (each an "Acquisition Agreement") with respect to a Superior Proposal which has been received and considered by FFFB and FFFB's Board of Directors in compliance with
Section 5.1 hereof, provided, however, that this Agreement may be terminated by FFFB pursuant to this Section 7.1(g) only after the fifth business day following the receipt by CLAS of written notice from FFFB advising CLAS that FFFB is prepared to enter into an Acquisition Agreement with respect to a Superior Proposal, and describing in reasonable detail such proposal and only if, during such five business day period, CLAS does not, in its sole discretion, make an offer to FFFB that FFFB's Board of Directors determines in good faith, after consultation with its financial and legal advisors, is at least as favorable as the Superior Proposal.

(h) by CLAS, if any person or group (as those terms are defined in the Exchange
Act), other than CLAS or any Subsidiary, shall have acquired beneficial ownership of 25% or more of the voting power of FFFB or any of its significant Subsidiaries.

(i) by CLAS at any time after FFFB becomes entitled to terminate the Agreement under paragraph (g) above.

7.2 TERMINATION FEE.

(a) If CLAS terminates this Agreement pursuant to SECTION 7.1(f), (h) or (i) FFFB terminates this Agreement pursuant to Section 7.1(g), then FFFB shall make payment to CLAS of a termination fee in the amount of $450,000. Such amount shall be paid by wire transfer of immediately available funds within two business days following such termination.

(b) If this Agreement is terminated by (i) CLAS pursuant to SECTION 7.1(c) or
(ii) either party pursuant to SECTION 7.1(b), and in any such case an Acquisition Proposal has been publicly announced, disclosed or communicated or made known to the senior management or Board of Directors of FFFB at any time after the date of this Agreement and prior to the date of the Stockholders Meeting, in the case of clause (ii), or the date of termination, in the case of clause (i), then FFFB shall make payment to CLAS of a termination fee in the amount of $450,000 if within 12 months after such termination, FFFB shall consummate or enter into any agreement with respect to such Acquisition Proposal. Such amount shall be paid by wire transfer of immediately available funds on the date of such execution or consummation.

(c) Notwithstanding anything herein to the contrary, in no event shall the aggregate amount that FFFB must pay to CLAS pursuant to SECTIONS 7.2(a) and (b) exceed $450,000.

7.3 EFFECT OF TERMINATION. In the event of termination of this Agreement by either CLAS or FFFB as provided in SECTION 7.1, this Agreement shall forthwith become void and, subject to SECTION 7.2, have no effect, and there shall be no liability on the part of any party hereto or their respective officers and directors, except that (i) SECTIONS 5.3(c), 7.2, and 8.6, shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

                                  ARTICLE VIII
                              CERTAIN OTHER MATTERS

8.1 INTERPRETATION. When a reference is made in this Agreement to Sections or Exhibits such reference shall be to a Section of, or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation." Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Any reference to gender in this Agreement shall be deemed to include any other gender.

8.2 SURVIVAL. Only those agreements and covenants of the parties that are by their terms applicable in whole or in part after the Effective Time, including
SECTION 5.13 of this Agreement, shall survive the Effective Time. All other representations, warranties, agreements and covenants shall be deemed to be conditions of the Agreement and shall not survive the Effective Time.

8.3 WAIVER; AMENDMENT. Prior to the Effective Time, any provision of this Agreement may be: (i) waived in writing by the party benefitted by the provision or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto except that, after the vote by the stockholders of FFFB, no amendment or modification may be made that would reduce the amount or alter or change the kind of consideration to be received by holders of FFFB Common Stock or contravene any provision of the DGCL, the federal and state securities and banking laws, or any of the rules and regulations thereunder.

8.4 COUNTERPARTS. This Agreement may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

8.5 GOVERNING LAW. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, without regard to conflicts of laws principles.

8.6 EXPENSES. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that expenses incurred in connection with the printing and mailing of the Proxy Statement-Prospectus and Registration Statement shall be shared equally by CLAS and FFFB.

8.7 NOTICES. All notices, requests, acknowledgments and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, overnight courier or facsimile transmission to such party at its address or facsimile number set forth below or such other address or facsimile transmission as such party may specify by notice (in accordance with this provision) to the other party hereto.

                                 IF TO CLAS, TO:

                            Classic Bancshares, Inc.
                             344 Seventeenth Street
                             Ashland, Kentucky 41105
                            Facsimile: (606) 326-2801
                           Attention: David B. Barbour

With a copy to:

Jenkens & Gilchrist, PC 1919 Pennsylvania Avenue, N.W., #600 Washington, D.C. 20006 Facsimile: (202) 326-1555 Attention: Kip A. Weissman, Esq.

                                 IF TO FFFB, TO:

                      FIRST FEDERAL FINANCIAL BANCORP, INC.
                                415 CENTER STREET
                            IRONTON, OHIO 45638-1505
                            Facsimile: (740) 532-6845
                           Attention: I. Vincent Rice

With a copy to:

Kelley, Drye & Warren 8000 Towers Crescent Drive, #1200 Vienna, Virginia 22182
Facsimile: (703) 918-2450 Attention: Norman B. Antin, Esq.

                             Jeffrey D. Haas, Esq.

8.8 ENTIRE AGREEMENT; ETC. This Agreement, together with the Disclosure Letters, represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except for SECTION 5.13, which confers rights on the parties described therein, nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

8.9 SUCCESSORS AND ASSIGNS; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party hereto without the written consent of the other party.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                     CLASSIC BANCSHARES, INC.

                              By: /s/ David B. Barbour
                                  -------------------------------------
                                  David B. Barbour
                                  President and Chief Executive Officer

                               FIRST FEDERAL FINANCIAL BANCORP, INC.

                              By: /s/ I. Vincent Rice
                                  -------------------------------------
                                  I. Vincent Rice
                                  President

                                                                         ANNEX B


May 15, 2003



                    CONSENT OF KEEFE, BRUYETTE & WOODS, INC.

We hereby consent to the use of the form of our opinion letter to the Board of Directors of Classic Bancshares, Inc. included as an exhibit to the Joint Proxy Statement/Prospectus relating to the proposed merger of Classic Bancshares, Inc. and First Federal Financial Bancorp, Inc. and to the references to our firm and such opinion in such Joint Proxy Statement/Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of Amendment No. 1 to the Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.







/s/ Keefe, Bruyette & Woods, Inc.

Keefe, Bruyette & Woods, Inc.

May 15, 2003

Board of Directors
Classic Bancshares, Inc.
344 Seventeenth Street
Ashland, Kentucky 41101

Dear Board of Directors:

You have requested our opinion as an independent investment banking firm regarding the fairness, from a financial point of view, to the stockholders of Classic Bancshares, Inc. ("CLAS" or the "Company"), of the consideration to be paid by CLAS in the merger (the "Merger") between the Company and First Federal Financial Bancorp, Inc. ("FFFB"). We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Merger.

Pursuant to the Agreement and Plan of Merger dated December 30, 2002 between CLAS and FFFB (the "Agreement"), at the effective time of the Merger, CLAS will acquire all of FFFB's issued and outstanding shares of common stock. The holders of the FFFB common stock will receive consideration of $24.00 in cash or they will have the opportunity to elect .9797 shares of CLAS stock or a combination of cash and stock, subject to overall limitation that 50% of the deal value be in cash and 50% in stock. The complete terms of the proposed transaction are described in the Agreement, and this summary is qualified in its entirety by reference thereto.

Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is regularly engaged in the evaluation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, and distributions of listed and unlisted securities. We are familiar with the market for common stocks of publicly traded banks, savings institutions and bank and savings institution holding companies.

In connection with this opinion, we reviewed publicly-available financial data relating to CLAS including: the Annual Report, Proxy Statement, and Form 10-K for the years ended March 31, 2002, 2001 & 2000; unaudited results through March 31, 2003; and other information we deemed relevant. We discussed with senior management of CLAS the current position and prospective outlook for the Company. We considered historical quotations and the prices of recorded transactions in the Company's common stock since its initial public offering. We reviewed financial and stock market data of other savings institutions, particularly in the Midwestern and Southeastern regions of the United States, and the financial and structural terms of several other recent transactions involving mergers and acquisitions where the seller was a savings institution.

Board of Directors
Classic Bancshares, Inc.
May 15, 2003
Page 2

For FFFB, we reviewed financial data including: the Annual Reports and Proxy Statements, for the years ended September 30, 2002, 2001, and 2000; unaudited results through March 31, 2003; and other information we deemed relevant. For purposes of this opinion we have relied, without independent verification, on the accuracy and completeness of the material furnished to us by FFFB, including information from published sources, and we have not made any independent effort to verify such data. With respect to the financial information, including projections and asset valuations we received from FFFB, we assumed that they had been reasonably prepared reflecting the best currently available estimates and judgment of FFFB management. In addition, we have not made or obtained any independent appraisals or evaluations of the assets or liabilities, and potential and/or contingent liabilities of FFFB. We have further relied on the assurances of management of FFFB that they are not aware of any facts that would make such information inaccurate or misleading. We express no opinion on matters of a legal, regulatory, tax, or accounting nature; or the ability of the Merger, as set forth in the Agreement, to be consummated.

In rendering our opinion, we have assumed that in the course of obtaining the necessary approvals for the Merger, no restrictions or conditions will be imposed that would have a material adverse effect on the contemplated benefits of the Merger to the Company or the ability to consummate the Merger. Our opinion is based on the market, economic, and other relevant considerations as they exist and can be evaluated on the date hereof.

Consistent with the engagement letter with you, we have acted as financial advisor to the Company in connection with the Merger and will receive a fee for such services. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement by the Company in connection with the Merger.

Based upon and subject to the foregoing, as outlined in the foregoing paragraphs and based on such other matters as we considered relevant, it is our opinion that as of the date hereof, the consideration to be paid by the Company in the Merger is fair, from a financial point of view, to the stockholders of the Company.

This opinion may not be summarized, excerpted from, or otherwise publicly referred to without our prior written consent, although this opinion may be included in its entirety in the proxy statement of the Company used to solicit stockholder approval of the Merger, if such a proxy is required. It is understood that this letter is directed to the Board of Directors of the Company in its consideration of the Agreement, and is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger.

Very truly yours,

/S/ Keefe, Bruyette & Woods, Inc.

Keefe, Bruyette & Woods, Inc.

                                                                         ANNEX C


                             KELLER & COMPANY, INC.
                        FINANCIAL INSTITUTION CONSULTANTS
                        INVESTMENT AND FINANCIAL ADVISORS
                              555 METRO PLACE NORTH
                                    SUITE 524
                               DUBLIN, OHIO 43017
                        (614) 766-1426 (614) 766-1459 FAX
                                  keller@ee.net


May 14, 2003


Board of Directors
First Federal Financial Bancorp, Inc.
415 Center Street
Ironton, Ohio 45638-1505

Ladies and Gentlemen:

You have requested that we update our opinion as to the fairness, from a financial point of view, of the cash consideration or stock consideration based on the Exchange Ratio to the shareholders of First Federal Financial Bancorp, Inc. ("FFFB") in connection with the Agreement and Plan of Merger, dated as of December 30, 2002, (the "Agreement"), pursuant to which FFFB will be merged with and into Classic Bancshares ("Classic") (the "Merger"). Upon consummation of the Merger, each share of FFFB common stock, par value $.01 per share, issued and outstanding immediately prior to the Merger (the "FFFB Shares"), other than certain shares of stock specified in the Agreement, will be converted into the right to receive $24.00 in cash without interest or a number of shares of Classic common stock, par value of $.01 per share, determined by dividing $24.00 by the average of the closing sale prices of Classic common stock as reported on The Nasdaq SmallCap Market for the twenty consecutive trading days ending on December 27, 2002, with this ratio referred to as the "Exchange Ratio." The average of the closing prices for Classic common stock for this twenty day period was $24.50, referred to as the "Classic Price." The Exchange Ratio shall be equal to 0.9797, which represents the quotient of $24.00 divided by the Classic Price. The closing price of Classic common stock on May 12, 2003, the last practicable trading date before the completion of the Joint Proxy Statement/Prospectus was $27.25 per share.

The Effective Date shall be the date Classic executes and delivers a certificate of merger to the Delaware Secretary of State or at such later date or time agreed to by FFFB and Classic and specified in the certificate of merger. Each of Classic and FFFB will hold a special meeting of their respective shareholders on June 17, 2003, to approve the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement.

Keller & Company, Inc. ("Keller'), as part of its financial institution consulting and advisory business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion and the original opinion dated December 30, 2002, we have reviewed, among other things: (i) the Agreement and exhibits thereto; (ii) certain publicly-available financial statements of FFFB

Board of Directors
First Federal Financial Bancorp, Inc.
May 14, 2003
Page 2

and other historical financial information provided by FFFB that we deemed relevant; (iii) certain publicly-available financial statements of Classic and other historical financial information provided by Classic that we deemed relevant; (iv) certain internal financial analyses and forecasts of FFFB prepared by and reviewed with management of FFFB and the views of senior management of FFFB based on certain discussions with certain members of senior management, regarding FFFB's past and current business, financial condition, results of operations and future prospects; (v) certain internal financial analyses of Classic prepared by and reviewed with management of Classic and the views of senior management of Classic based on certain limited discussions with certain members of senior management, regarding Classic's past and current business, financial condition, results of operations and future prospects; (vi) the pro forma impact of the Merger; (vii) the publicly-reported historical price and trading activity for FFFB's and Classic's common stock, including a comparison of certain financial and stock market information for FFFB and Classic with similar publicly-available information for certain other companies the securities of which are publicly-traded; (viii) the financial terms of recent business combinations in the savings institution industry, to the extent publicly-available; (ix) the current market environment generally and the banking environment in particular; and (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. In connection with our engagement, we were not asked to, and did not, solicit indications of interest in a potential transaction from other third parties.

During the completion of our review, we have assumed and relied upon the accuracy and completeness of all the financial information, analyses and other information that was publicly- available or otherwise furnished to, reviewed by or discussed with us, and we do not assume any responsibility or liability for independently verifying the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of FFFB or Classic or any of their subsidiaries, or the collectability of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of FFFB or Classic nor have we reviewed any individual credit files relating to FFFB or Classic and, we have assumed that the respective allowances for loan losses for both FFFB and Classic are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. With respect to the financial projections reviewed with management, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the respective future financial performance of FFFB and Classic and that such performances will be achieved, and we express no opinion as to such financial projections or the assumptions on which they are based. We have also assumed that there has been no material change in FFFB's or Classic's assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that FFFB and Classic will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such

Board of Directors
First Federal Financial Bancorp, Inc.
May 14, 2003
Page 3

agreements, that the conditions precedent in the Agreement are not waived and that the Merger will be accounted for as a pooling of interests and will qualify as a tax-free reorganization for federal income taxes purposes to the extent the stockholders of FFFB exchange their FFFB common stock for Classic common stock pursuant to the Merger in lieu of cash.

 This opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We are expressing no opinion herein as to what the value of Classic common stock will be if exchanged to FFFB's stockholders pursuant to the Agreement or the prices at which FFFB's or Classic's common stock will trade at any time.

Keller has served as FFFB's financial advisor in connection with the Merger and will receive a fee for our services, a portion of which is contingent upon consummation of the Merger. In the past, we have also provided certain other consulting and advisory services for FFFB and have received compensation for such services.

The opinion of Keller is directed to the Board of Directors of FFFB in connection with its consideration of the Merger and does not constitute a recommendation to any stockholder of FFFB as to how a stockholder should vote at any meeting of stockholders called to consider and vote upon the Merger. The opinion of Keller is not to be quoted or referred to, in whole or in part, in a registration statement prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Keller's prior written consent provided; however, that we hereby consent to the inclusion of this opinion as an annex to FFFB's and Classic's Joint Proxy Statement/Prospectus dated May 16, 2003, and to the references to this opinion therein.

Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the cash consideration and stock consideration defined in the Exchange Ratio is fair, from a financial point of view, to the holders of FFFB stock.

Very truly yours,

                                                                         ANNEX D

                  DELAWARE GENERAL CORPORATION LAW SECTION 262

SECTION 262. APPRAISAL RIGHTS.

         (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and"share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt"mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

         (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ss. 251 (other than a merger effected pursuant to ss. 251(g) of this title), ss. 252, ss. 254, ss. 257, ss. 258, ss. 263 or ss. 264 of
this title:

                  (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of ss. 251 of this title.

                  (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss.ss. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

                           a. Shares of stock of the corporation surviving or
resulting from such mergeror consolidation, or depository receipts in respect thereof;

                           b. Shares of stock of any other corporation, or
depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

                           c. Cash in lieu of fractional shares or fractional
depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

                           d. Any combination of the shares of stock, depository
receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

                  (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under ss. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

         (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

         (d) Appraisal rights shall be perfected as follows:

                  (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

                  (2) If the merger or consolidation was approved pursuant to ss. 228 or ss. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

         (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

         (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

         (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

         (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

         (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

         (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

         (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

         (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                  ANNEX E PART 1

                          ANNUAL REPORT TO STOCKHOLDERS

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF

                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

Classic Bancshares, Inc. (the "Company"), a Delaware corporation, was organized in 1995 for the purpose of becoming the savings and loan holding company of Classic Bank in connection with Classic Bank's conversion from mutual to stock form of organization on December 28, 1995. The Company acquired First Paintsville Bancshares, Inc., the former holding company of The First National Bank of Paintsville ("First National"), on September 30, 1996. The Company completed the acquisition of Citizen's Bank, Grayson on May 14, 1999 which was merged into Classic Bank at the time of acquisition. The Company maintained Classic Bank and First National as separate subsidiaries until March 2001 at which time the Company merged the two subsidiaries into one banking subsidiary known as Classic Bank.

Originally a federally chartered stock savings bank, Classic Bank converted on June 30, 2000 to a Kentucky chartered commercial bank. Classic Bank is headquartered in Ashland, Kentucky and currently serves the financial needs of communities in its market area through its office located at 344 Seventeenth Street, Ashland, Kentucky 41101 and seven branch offices located in Boyd, Carter, Greenup and Johnson Counties. The deposits of Classic Bank are insured up to applicable limits by the Federal Deposit Insurance Corporation ("FDIC"). The Company's business involves attracting deposits from the general public and using such deposits, together with other funds, to originate primarily consumer, commercial business, commercial real estate, one- to four-family residential mortgages, and to a lesser extent multi-family and construction loans primarily in the market area of Classic Bank. The Company also invests in mortgage-backed and related securities, taxable and tax-exempt investment securities and other permissible investments.

Classic Bank's primary market area includes the Kentucky counties of Boyd, Carter, Greenup and Johnson Counties and portions of Martin, Floyd, Magoffin and Lawrence Counties also located in Kentucky. The economic base in Boyd, Carter and Greenup counties has primarily been industrial in nature and previously relied upon a small number of large employers particularly in the steel and petroleum industries. Over the last several years, diversification of the employment base to a more retail and service based economy has resulted in a slowing of previously experienced declines in population. Per capita income in these counties remains below the national average. Boyd County exceeds the state average of per capita income while Carter and Greenup Counties remain below the state average. Unemployment has continued to decline as a result of a continued shifting of the local employment base to the retail and service sectors, although the unemployment rate for these counties continues to exceed the national and state unemployment rates.

The economy in Johnson, Martin, Floyd, Magoffin and Lawrence Counties has historically been based on the manufacturing and coal mining related industries, but now also includes retail, medical, and government sectors and, to a lesser extent, manufacturing. Per capita income for these counties is below the national average and the state average. The unemployment rate exceeds the national and state unemployment rates.

The Company's revenues are derived principally from interest earned on loans and, to a lesser extent, from interest earned on investments and mortgage-backed and related securities. The operations of the Company are influenced significantly by general economic conditions and by policies of financial institution regulatory agencies, including the Kentucky Department of Financial Institutions, the Federal Reserve and the FDIC. The Company's cost of funds is influenced by interest rates on competing investments and general market interest rates. Lending activities are affected by the demand for

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

financing of real estate and other types of loans, which in turn is affected by the interest rates at which such financings may be offered.

The Company's net interest income is dependent primarily upon the difference or spread between the average yield earned on loans receivable, net and investments and the average rate paid on deposits and borrowings, as well as the relative amounts of such assets and liabilities. The Company is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different times, or on a different basis, than its interest-earning assets.

Management's discussion and analysis of financial condition and results of operations are intended to assist in understanding the financial condition and results of operations of the Company. The information contained in this section should be read in conjunction with the financial statements and accompanying notes contained elsewhere herein.

FORWARD-LOOKING STATEMENTS

When used in this report, the words or phrases "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, changes in economic conditions in the Company's market area, changes in real estate values in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

BUSINESS STRATEGY

The Board's primary vision is the enhancement of shareholder value and earnings growth. The Company has strategically positioned itself to become a high performing, independent, community-focused financial services organization. This strategic direction will continue as long as the Board believes, following its regular strategic reviews, that it is in the best interest of shareholder value. The Company will continue to maintain a focus on internal growth while exploring acquisition opportunities that are accretive to earnings and strategically located so as to create greater franchise and shareholder value. Management believes that its recently executed strategy of consolidating the Company's two bank charters to a Kentucky-chartered commercial bank contributed to the Company's increase in net income.

The Company's focus is the continuation of improvements in net interest income derived from a balance sheet structure utilizing variable rate assets funded by the most cost effective funding sources available to the Company, whether in the form of deposits or borrowings. While market share increases remain a strategic goal, management is steadfast in the belief that profitability is paramount to asset growth. As a result of this philosophy, management remains focused on pricing assets to maximize net interest income rather than for market share growth. Furthermore, management may continue to utilize borrowings to fund asset growth, rather than deposits, when the cost of borrowings is more attractive than the cost of deposits.

Management has revamped its compensation programs to incentive based compensation that rewards employees for attaining production and customer service levels and believes this strategy will assist in profitable growth while containing salary expense levels commensurate with profitability increases. Under the program, loan officers are rewarded for loan volume above an established production level. The program also includes incentives for loan fees and other products sold in connection with loans and penalizes for delinquencies and declines in loan quality. Other front-line staff, such as customer service representatives and tellers are rewarded for sales efforts, accuracy and superior customer service. The operations staff is compensated for efficient back room operations and delivering accurate and timely services to the Company's customer base. The implementation of the incentive program has served as a catalyst for creating profitable growth for the Company, improving operational efficiencies and delivering superior customer service.

Technology innovation that increases operating efficiencies remains a major strategy for the Company. In order to keep pace with the changes in banking technology, the Company plans to convert to check imaging in November 2002. While a small increase in expenses may result in the short term, this will streamline the statement rendering process and reduce the need for additional staff as deposit accounts increase in the future.

While acquisitions of other institutions or branch offices remain a consideration and opportunity for growth, management continues to seek opportunities for internal growth within its existing franchise area. In order to facilitate internal growth, management has announced plans to open a banking office in the city of Greenup, Kentucky that will represent the eighth banking office for the Company and the second banking office in Greenup County.

In order to meet internal growth targets, management has undertaken an aggressive advertising campaign focusing on image and name recognition utilizing the endorsement of national celebrity and Ashland, Kentucky native, Naomi Judd. The goal of the campaign is to stress the importance of hometown values, convenience, and banking with people that you know and trust. The campaign has resulted in increased account openings in the markets we serve.

FINANCIAL CONDITION

MARCH 31, 2002 COMPARED TO MARCH 31, 2001. Total assets increased approximately $27.5 million, or 14.6%, from $187.9 million at March 31, 2001 to $215.4 million at March 31, 2002. The increase was due primarily to an increase in loans of $21.4 million, an increase in investment securities of $1.0 million, an increase in mortgage-backed securities of approximately $5.6 million offset primarily by a decrease in cash and cash equivalents of approximately $200,000, a decrease in other real estate owned of $100,000 and a decrease in premises and equipment of approximately $200,000.

Loans increased $21.4 million, or 15.4%, from $138.9 million at March 31, 2001 to $160.3 million at March 31, 2002. In compliance with the Company's strategic plan, the increase in loans was primarily in the consumer, commercial business and commercial real estate portfolios with less emphasis on residential mortgage loans. The growth in loans reflected an increase in consumer loans of $6.7 million, an increase in commercial business loans of $6.7 million, an increase in commercial real estate loans of $6.2 million, an increase in construction loans of $1.5 million, and an increase in one-to-four family mortgage loans of $600,000 offset by a decrease in multi-family loans $300,000. The implementation of an incentive-based compensation program fueled the loan growth for the fiscal year.

Investment securities increased $1.0 million, or 4.0%, from $24.8 million at March 31, 2001 to $25.8 million at March 31, 2002. The increase was due primarily to purchases of $2.5 million offset by sales, maturities and calls of $1.3 million and a decline in the market value of theses available for sale securities of approximately $200,000. Mortgage-backed securities increased approximately $5.6 million primarily due to purchases of $7.0 million offset by principal repayments of approximately $1.3 million and a decline in the market value of these available for sale securities.

Deposits increased $13.5 million from $145.4 million at March 31, 2001 to $158.9 million at March 31, 2002. The increase in deposits reflected an increase in noninterest-bearing demand deposits of $3.3 million, an increase in savings, NOW and money market accounts of $8.6 million and an increase in certificates of deposit of $1.6 million. Federal Home Loan Bank borrowings increased $10.8 million from $16.6 million at March 31, 2001 to $27.4 million at March 31, 2002. The increase in deposits and borrowings was used to fund the increase in loans. Borrowings were utilized during the fiscal year to fund loan growth when the cost of borrowings was more attractive than the cost of deposits.

The allowance for loan losses increased approximately $200,000 from $1.4 million at March 31, 2001 to $1.6 million at March 31, 2002 as a result of a provision for fiscal 2002 of $363,000, offset by net charge-offs of $142,000.

Stockholder's equity increased $1.5 million to $22.0 million at March 31, 2002 as compared to $20.5 million at March 31, 2001 as a result of net income for the period of approximately $2.2 million, and the release of ESOP shares and RRP shares earned during the fiscal year of approximately $100,000 offset by a decrease in the market value of available for sale securities of $200,000, stock repurchases of approximately $300,000 and dividends paid of approximately $300,000. Management intends to repurchase shares of its outstanding common stock in the open market at prevailing market prices from time to time depending on market conditions. The reacquired shares will be held as treasury shares and will be used for general corporate purposes including the issuance of shares in connection with the exercise of options.

MARCH 31, 2001 COMPARED TO MARCH 31, 2000. Total assets increased approximately $12.6 million, or 7.2%, from $175.3 million at March 31, 2000 to $187.9 million at March 31, 2001. The increase was due primarily to an increase in cash and cash equivalents of approximately $300,000, an increase in loans of $11.1 million, an increase in investment securities of $1.1 million, an increase in mortgage-backed securities of approximately $200,000, and an increase in premises and equipment of approximately $600,000 offset by a decrease in goodwill of approximately $300,000 and a decrease in other assets of approximately $400,000.

Loans increased $11.1 million, or 8.7%, from $127.8 million at March 31, 2000 to $138.9 million at March 31, 2001. The growth in loans reflected an increase in consumer loans of $4.2 million, an increase in commercial business loans of $3.2 million, an increase in one-to-four family mortgage loans of $2.0 million and an increase in commercial real estate loans of $1.7 million.

Investment securities increased $1.1 million, or 4.2%, from $25.1 million at March 31, 2000 to $26.2 million at March 31, 2001. The increase was due primarily to an increase of $1.6 million in the market value of these available for sale securities offset by net sales of $500,000. Mortgage-backed securities increased $200,000 primarily due to purchases of approximately $700,000 offset by principal repayments of approximately $500,000.

Premises and equipment increased approximately $600,000 primarily as a result of the construction of an additional banking office in the Paintsville market offset by depreciation expense recorded during the fiscal year.

Deposits increased $10.5 million from $134.9 million at March 31, 2000 to $145.5 million at March 31, 2001. The increase in deposits reflected an increase in noninterest-bearing demand deposits of $2.4 million, an increase in NOW and money market accounts of $3.8 million and an increase in certificates of deposits of $5.0 million offset by a decrease in savings accounts of approximately $800,000. The increase in deposits was used to fund the increase in loans.

The allowance for loan losses increased approximately $100,000 from $1.3 million at March 31, 2000 to $1.4 million at March 31, 2001 as a result of a provision for fiscal 2001 of $261,000, offset by net charge-offs of $143,000.

Stockholder's equity increased $1.5 million to $20.5 million at March 31, 2001 as compared to $19.0 million at March 31, 2000 as a result of net income for the period of approximately $1.0 million, an increase in the market value of available for sale securities of $1.1 million and the release of ESOP shares and RRP shares earned during the fiscal year of approximately $300,000 offset by stock repurchases of approximately $500,000 and dividends paid of approximately $400,000.

RESULTS OF OPERATIONS

The Company's results of operations depend primarily upon the level of net interest income, which is the difference between the interest income earned on its interest-earning assets such as loans and investments, and the costs of the Company's interest-bearing liabilities, primarily deposits and borrowings. Results of operations are also dependent upon the level of the Company's noninterest income, including fee income and service charges, and affected by the level of its noninterest expenses, including its general and administrative expenses. Net interest income depends upon the volume of interest-earning assets and interest-bearing liabilities and the interest rate earned or paid on them, respectively.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED MARCH 31, 2002 AND MARCH 31, 2001

NET INCOME. Net income increased by approximately $1.2 million from $1.0 million for the fiscal year ended March 31, 2001 to $2.2 million for the fiscal year ended March 31, 2002. The increase was due to an increase in net interest income of $1.3 million, an increase in noninterest income of $369,000 and a decrease in noninterest expenses of $68,000 offset by an increase in the provision for loan losses of $102,000, and an increase in income tax expense of $445,000.

NET INTEREST INCOME. Net interest income increased $1.3 million from $6.3 million for the fiscal year ended March 31, 2001 to $7.6 million for the fiscal year ended March 31, 2002 due to an increase in interest income of $11,000 and a decrease in interest expense of $1.3 million. The increase in interest income was due to an increase in the average balance of interest-earning assets offset primarily by a decrease in the yield earned on interest-earning assets. The average balance of interest-earning assets increased $16.6 million from $166.1 million for fiscal 2001 to $182.7 million for fiscal 2002. Interest-earning assets increased primarily due to an increase in the average balance of loans of $14.5 million, and an increase in investment and mortgage-backed securities of $2.1 million. The average tax equivalent yield on interest-earning assets was 8.5% for the fiscal year ending March 31, 2001 compared to 7.7% for the fiscal year ending March 31, 2002. The decrease in the yield was due primarily to a decline in market interest rates during the fiscal year. Despite the significant decline in interest rates during the fiscal year, the Company was able to sustain interest income levels as a result of the growth in loans.

Interest expense decreased approximately $1.3 million from $7.4 million for fiscal 2001 to $6.1 million for fiscal 2002 primarily as a result of a decrease in the average rate paid on interest-bearing liabilities. The average rate paid on interest-bearing liabilities decreased from 5.1% for the fiscal year ending March 31, 2001 to 3.9% for the fiscal year ending March 31, 2002. The reduction in the cost of interest-bearing liabilities was due to a decline in market interest rates during the fiscal year. The average balance of interest-bearing liabilities increased $13.3 million from $145.0 million for fiscal 2001 to $158.3 million for fiscal 2002. The increase in the average balance of interest-bearing liabilities was due primarily to an increase in the average balance of interest-bearing deposits and borrowings.

PROVISION FOR LOAN LOSSES. The provision for loan losses increased by $102,000 from $261,000 for fiscal 2001 to $363,000 for fiscal 2002 based on management's overall assessment of probable incurred losses in the loan portfolio. The increase in the provision was due primarily to overall growth of the loan portfolio and continued diversification of the loan portfolio into consumer and commercial loans. Management maintains the allowance for loan losses based on the analysis of various factors, including the market value of the underlying collateral, growth and composition of the loan portfolio, the relationship of the allowance for loan losses to outstanding loans, historical loss experience, delinquency trends and prevailing and projected economic conditions. Although the Company maintains its allowance for loan losses at a level it considers adequate to provide for losses, there can be no assurance that such losses will not exceed the estimated amounts or that additional substantial provisions for loan losses will not be required in future periods. At March 31, 2002, the allowance for loan losses totaled $1.6 million, or 1.0% of net loans and 248.0% of non-performing loans. Non-performing loans decreased $130,000 from $786,000 at March 31, 2001 to $656,000 at March 31, 2002.

NONINTEREST INCOME. Noninterest income increased approximately $369,000 from $1.1 million for fiscal 2001 to $1.5 million for fiscal 2002 due to an increase in service charges and other fees on deposits of $275,000, an increase in other income of $119,000 offset by a decrease in gain on sale of securities of $25,000. The increase in service charges and other fees on deposits was the result of an increased deposit base and a continual adherence to charging fees in accordance with the established fee schedule. Other income increased primarily due to an increase in the fees earned from the origination of secondary market loans and commissions earned from the sale of credit life and accident and health insurance on consumer loans. The increase in these fees was fueled by the implementation of an incentive-based compensation program. The incentive program includes fees earned on the origination of secondary market loans and credit life and accident and health insurance whereby loan officers are compensated for the level of fees generated.

Noninterest Expense. Noninterest expenses decreased approximately $68,000 from approximately $5.8 million for the year ended March 31, 2001 to approximately $5.7 million for the year ended March 31, 2002. The decrease in noninterest expenses was due to a decrease in federal deposit insurance premiums of $13,000, a decrease in franchise and deposit taxes of $57,000, a decrease in directors fees of $18,000, a decrease in the amortization of goodwill of $254,000 and a decrease in other operating expenses of $98,000 offset by an increase in employee compensation and benefits of $131,000, an increase in occupancy and equipment expense of $77,000, an increase in advertising expense of $78,000, an increase in communications expense of $72,000 and an increase in stationary and supplies of $14,000.

The decrease in franchise and deposit taxes, directors fees and other operating expenses was due primarily to the consolidation of the Company's two subsidiaries in March 2001. The decrease in the amortization of goodwill was due to the implementation of the Financial Accounting Standards Board Statement No. 142, Goodwill and Other Intangibles. Because the Company has a fiscal year end in March, the statement was applied effective April 1, 2001 and resulted in the discontinuance of the amortization of goodwill.

Compensation and benefit expenses increased $131,000 due to the implementation of an incentive compensation program, the payment of bonuses for the fiscal year and an increase in ESOP expense due to an increase in the average market value of the Company's stock.

Occupancy and equipment expense increased approximately $77,000. The increase was due primarily to the opening of an additional banking office in the Paintsville market in March 2001. Advertising expense increased approximately $78,000 due to the launching of an aggressive advertising campaign that utilized the endorsement of a national celebrity. Communications expense increased $72,000 as a result of the installation of a state-of-the-art telephone and communication system that allows voice and data to be carried simultaneously over frame relay enabling a central operator to answer calls originating from any of the Company's market areas.

INCOME TAX EXPENSE. Income tax expense increased $445,000 due to a higher income before income taxes.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED MARCH 31, 2001 AND MARCH 31, 2000

NET INCOME. Net income decreased by approximately $22,000 from $1.1 million for the fiscal year ended March 31, 2000 to $1.0 million for the fiscal year ended March 31, 2001. The decrease was due to an increase in net interest income of $299,000, an increase in noninterest income of $191,000 offset by an increase in the provision for loan losses of $38,000, an increase in noninterest expense of $436,000 and an increase in income tax expense of $38,000.

NET INTEREST INCOME. Net interest income increased $299,000 from $6.0 million for the fiscal year ended March 31, 2000 to $6.3 million for the fiscal year ended March 31, 2001 due to an increase in interest income of $1.8 million offset by an increase in interest expense of $1.5 million. The increase in interest income was due to an increase in the average balance of interest-earning assets, as well as an increase in the yield earned on interest-earning assets. The average balance of interest-earning assets increased from $151.4 million for fiscal 2000 to $166.1 million for fiscal 2001. Interest-earning assets increased primarily due to an increase in the average balance of loans. The average tax equivalent yield on interest-earning assets was 8.2% at March 31, 2000 compared to 8.5% at March 31, 2001. The increase in the yield was due to the continued diversification of the loan portfolio to higher yielding commercial and consumer loans.

Interest expense increased approximately $1.5 million from $5.8 million for fiscal 2000 to $7.3 million for fiscal 2001 primarily as a result of an increase in the average balance of interest-bearing liabilities. The average balance of interest-bearing liabilities increased from $134.0 million at March 31, 2000 to $145.0 million at March 31, 2001. The increase in the average balance of interest-bearing liabilities was due primarily to an increase in the average balance of interest-bearing demand accounts and an increase in the average balance of FHLB borrowings. The average rate paid on interest-bearing liabilities increased from 4.4% at March 31, 2000 to 5.1% at March 31, 2001. The increase in the average rate paid on interest-bearing liabilities was due to rising interest rates during the first half of the Company's fiscal year. Although interest rates dropped during the last quarter of the Company's fiscal year, longer term deposits which repriced in the higher rate environment have not repriced since the reduction in rates. However, due to the short maturities of the majority of these deposits, repricing in this lower rate environment is occurring. The Company's FHLB borrowings have repriced as rates have decreased. However, the rate paid on FHLB borrowings was higher during the majority of the fiscal year resulting in an increase on the rate paid in fiscal 2001 compared to fiscal 2000.

PROVISION FOR LOAN LOSSES. The provision for loan losses increased by $38,000 from $223,000 for fiscal 2000 to $261,000 for fiscal 2001 based on management's overall assessment of probable incurred losses in the loan portfolio. The increase in the provision was due primarily to an increase in net charge-offs during fiscal 2001 compared to fiscal 2000, overall growth of the loan portfolio and continued diversification of the loan portfolio into consumer and commercial loans. Management maintains the allowance for loan losses based on the analysis of various factors, including the market value of the underlying collateral, growth and composition of the loan portfolio, the relationship of the allowance for loan losses to outstanding loans, historical loss experience, delinquency trends and prevailing and projected economic conditions. Although the Company maintains its allowance for loan losses at a level it considers adequate to provide for losses, there can be no assurance that such losses will not exceed the estimated amounts or that additional substantial provisions for loan losses will not be required in future periods. At March 31, 2001, the allowance for loan losses totaled $1.4 million, or 1.0% of net loans and 179.1% of non-performing loans. The ratio of the allowance for loan losses to non-performing loans increased at March 31, 2001 from the level of March 31, 2000 due to the fact that the level of non-performing loans remained constant and the balance of the allowance increased from March 31, 2000 to March 31, 2001.

NONINTEREST INCOME. Noninterest income increased approximately $191,000 from $895,000 for fiscal 2000 to $1.1 million for fiscal 2001 due to an increase in service charges and other fees on deposits of $212,000, an increase in the gain on sale of securities of $34,000 offset by a decrease in other income of $55,000. The increase in service charges and other fees on deposits was the result of an increased deposit base and aggressive pricing strategies. The Company adheres to a very strict waiver policy and during the fiscal year waived fees of only 3.9% of total charges. The increase in the gain on the sale of securities during the current fiscal year was due to a gain on the sale of securities of approximately $32,000 being recorded during fiscal 2001 as compared to a loss on the sale of securities of $2,500 in the previous fiscal year. Other income decreased primarily due to a loss that was recorded during fiscal 2001 on the disposal of fixed assets of approximately $31,000 compared to a gain on the disposal of fixed assets of $28,000 that was recorded during the fiscal year ended March 31, 2000. The loss recorded during the current fiscal year on the disposal of fixed assets was primarily due to assets no longer in service as a result of the consolidation of the two subsidiaries of the Company.

NONINTEREST EXPENSE. Noninterest expense increased approximately $436,000 or 8.1%, from approximately $5.4 million for the year ended March 31, 2000 to approximately $5.8 million for the year ended March 31, 2001. Compensation and benefit expenses increased $193,000 from $2.4 million for the year ended March 31, 2000 to $2.6 million for the year ended March 31, 2001 due to severance packages of approximately $23,000 paid in connection with the consolidation of the Company' subsidiaries and a net increase in the number of employees prior to the consolidation in order to facilitate the growth of the Company. Compensation and benefit expenses also increased due to a slight increase in the amount allocated to employees under the cafeteria plan. The cafeteria plan was put in place to mitigate rising costs associated with medical insurance premiums. Although costs under the cafeteria plan did increase slightly from the previous year, the costs did not increase as much as they would have had the plan not been in place.

Occupancy and equipment expense increased approximately $125,000 from $761,000 for 2000 to $886,000 for 2001. The increase was due to additional repairs required during the fiscal year to existing facilities and equipment and an increase in depreciation expense. The increase was also due to costs associated with a land lease in the Paintsville market where the new banking office was constructed and opened in March 2001. Although, the facility was not completed until March 2001, the land lease began in August 2000.

Advertising expense increased approximately $17,000 due to intensified marketing efforts within the Company's market area. Franchise and deposit taxes increased $75,000 due to the conversion of the charter of Classic Bank. Classic Bank is now subject to a franchise and deposit tax in the state of Kentucky that was not required under the thrift charter. Amortization of goodwill increased $16,000 due to a full twelve months of the amortization of the goodwill recorded in connection with the Citizens acquisition as compared to only ten months in the previous fiscal year.

Noninterest expenses also increased due to restructuring charges of approximately $93,000 recorded in connection with the consolidation which consisted primarily of legal fees, data processing costs, additional advertising costs and employee relocations. All of these increases were offset by reductions in the amortization of software in connection with the Company's data processing system of $29,000, a reduction in federal deposit insurance premiums of $14,000 and a reduction in other general and administrative expenses of $40,000 due to management's efforts to reduce overhead expenses and improve efficiency.

INCOME TAX EXPENSE. Income tax expense increased $38,000 due to a higher income before income taxes.

The following table presents for the periods indicated the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest bearing liabilities, expressed both in dollars and rates. All average balances are monthly average balances. Yields are reported on a tax equivalent basis. Non-accruing loans have been included in the table as loans carrying a zero yield. Included in interest income on loans are loan fees and other charges on loans totaling $261,000, $193,000, and $182,000 for the years ended March 31, 2002, 2001 and 2000, respectively.

                                                                        Year Ended March 31,

                                              2002                              2001                               2000
                                 Average    Interest Yield/Rate    Average    Interest  Yield/Rate    Average    Interest Yield/Rate
                               Outstanding   Earned/             Outstanding   Earned/              Outstanding  Earned/
                                 Balance      Paid                  Balance     Paid                   Balance    Paid
                                                                      (Dollars in Thousands)
Interest-Earning Assets:
Loans receivable(1)             $ 149,979  $  11,899     7.9%     $ 135,627  $  11,904       8.8%    $ 121,274  $  10,099     8.3%
Mortgage-backed securities          5,124        281     5.5          3,258        216       6.6         3,764        223     5.9
Investment securities              25,511      1,815     7.1         25,300      1,800       7.1        24,407      1,917     7.9
Interest-earning deposits             185          6     3.2            125          6       4.8           128          6     4.7
Federal funds sold                    464         10     2.2            311         14       4.5           446         25     5.6
FHLB stock and FRB stock            1,438         87     6.1          1,512        109       7.2         1,420         98     6.9
Total interest-earning
  assets(1)                     $ 182,701     14,098     7.7      $ 166,133     14,049       8.5     $ 151,439     12,368     8.2
Interest-Bearing Liabilities:

Savings accounts and
  interest-bearing demand       $  36,380        815     2.2      $  34,431      1,233       3.6     $  33,549      1,081     3.2
Money market deposits              15,274        417     2.7         10,892        366       3.4        10,596        318     3.0
Certificate accounts               82,062      4,034     4.9         77,054      4,343       5.6        77,312      3,857     5.0
FHLB advances                      19,753        718     3.6         19,124      1,193       6.2         8,930        421     4.7
Other short-term borrowings         4,869        116     2.4          3,540        214       6.0         3,930        215     5.5
Total interest-bearing
  liabilities                   $ 158,338      6,100     3.9      $ 145,041      7,349       5.1     $ 134,317      5,892     4.4
Net interest income                        $   7,998                         $   6,700                          $   6,476
Net interest rate spread                                 3.8%                                3.4%                             3.8%
Net earning assets              $  24,363                         $  21,092                          $  17,122
Net yield on average
  interest-earning assets                                4.4%                                4.0%                             4.3%
Average interest-earning
assets to average interest -
bearing liabilities                             1.15x                             1.15x                              1.13x

(1) Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.

The following table presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It distinguishes between the changes related to outstanding balances and those due to the changes in interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume ( i.e. , changes in volume multiplied by old rate) and (ii) changes in rate ( i.e. , changes in rate multiplied by old volume). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

                                                                     Year Ended March 31,
                                                           2002 vs. 2001                  2001 vs. 2000
                                                Increase            Total               Increase           Total
                                               (Decrease)          Increase             (Decrease)        Increase
                                                 Due to           (Decrease)              Due to         (Decrease)
                                          Volume        Rate                      Volume        Rate
                                                                      (Dollars in Thousands)
Interest-earning assets:
Loans receivable                          $ 1,239    $ (1,244)    $     (5)     $ 1,196      $   609      $ 1,805
Mortgage-backed securities                    106         (41)          65          (32)          25           (7)
Investment securities                          15          --           15           73         (190)        (117)
Other                                           8         (34)         (26)          (2)           2           --
Total interest-earning assets             $ 1,368    $ (1,319)    $     49      $ 1,235      $   446      $ 1,681
Interest-bearing liabilities:
Savings accounts and interest bearing
demand                                    $    67    $   (646)    $   (579)     $    26      $   126      $   152
Money market accounts                         134         (83)          51            8           40           48
Certificate accounts                          261        (410)        (149)         (10)         496          486
FHLB advances                                  38        (513)        (475)         603          169          772
Other short-term borrowings                    60        (157)         (97)         (21)          20           (1)
Total interest-bearing liabilities        $   560    $ (1,809)    $ (1,249)     $   606      $   851      $ 1,457
Net interest income                                               $  1,298                               $    224

ASSET/LIABILITY MANAGEMENT AND MARKET RISK

The Company's profitability, like that of many financial institutions, is dependent to a large extent upon its net interest income. When interest-bearing liabilities mature or reprice more quickly than interest-earning assets in a given period, a significant increase in market rates of interest could adversely affect net interest income. Similarly, when interest-earning assets mature or reprice more quickly than interest-bearing liabilities, falling interest rates could result in a decrease in net interest income. Finally, a flattening of the "yield curve" ( i.e. , a decline in the difference between long- and short-term interest rates) could adversely impact net interest income to the extent that the Company's assets have a longer average term than its liabilities.

The Company is also subject to interest rate risk to the extent that the value of its net assets fluctuates with interest rates. In general, the value of a portion of the Company's assets will decline in the event of an increase in interest rates. Historically, the Company's lending activity consisted primarily of one-to four-family mortgages with long terms and fixed rates. These assets are not interest rate sensitive and therefore decline in value during a period of rising interest rates. Conversely, these assets can increase in value during a period of decreasing interest rates. As part of the Company's business strategy and asset/liability management policy, a primary focus of lending activity is the acquisition of variable rate and/or shorter term loans thereby now decreasing interest rate risk and fluctuations in the value of the Company's assets.

The Company has an asset/liability management policy. The principal goals of this policy are to enhance the Company's net interest margin while managing its interest rate position. Depending upon market conditions, the Company may place more emphasis on enhancing the net interest margin rather than matching the interest rate sensitivity of the Company's assets and liabilities. Management strives to meet the goals of the policy by continually enhancing the net interest margin while still trying to effectively manage interest rate sensitivity. Nonetheless, the Company's results of operations and the economic value of its equity remain vulnerable to increases in interest rates and declines in the difference between long- and short-term interest rates.

Asset/Liability management is monitored at the bank level by a committee that is comprised of the Company's chief executive officer, chief financial officer, the president and senior lending officer of the bank and a minimum of two non-employee directors of the bank. The committee meets periodically to review the Company's interest rate risk position and product mix and to make recommendations for adjustments to the Company's Board of Directors. Management also monitors the Company's interest rate risk position on a monthly basis, reviews the Company's portfolio, earnings, liquidity, asset quality, formulates investment strategies and oversees the timing and implementation of transactions to assure attainment of the Board's objectives in a most effective manner.

The principal elements of the Company's asset/liability management policy are as follows. First, the Company requires that one-to-four family ARM loans be indexed to changes in rates paid on U.S. Treasury securities and all other adjustable rate loans be indexed to the Prime rate as published in the Wall Street Journal. Management believes that U.S. Treasury securities and the Prime rate are significantly more interest rate sensitive than other indices and provides a better opportunity to manage interest rate risk in a changing rate environment. Second, management has and intends to continue to increase the Company's commercial business, consumer and commercial real estate loans, subject to market conditions. In general, such loans carry shorter terms to maturity and/or repricing, and are more interest rate sensitive than most of the Company's other assets. Third, management has used marketing and other initiatives to increase the Company's transaction and other non-certificate deposit accounts and believes that such accounts generally carry lower interest costs and are more interest rate resistant than the certificates of deposit. The Company also utilizes FHLB borrowings in funding assets when the cost of these borrowing is more attractive than the cost of deposits. There can be no assurance as to whether or when any or all of the elements of the asset/liability management program will be successfully implemented.

Economic Value of Equity ("EVE") analysis provides a quantitative measure of interest rate risk. In essence, this approach calculates the difference between the market value of assets and liabilities under different interest rate environments. The degree of change between interest rate shock levels is a measure of the volatility of value risk. The following table sets forth, as of March 31, 2002, the estimated changes in the Company's EVE in the event of the specified instantaneous changes in interest rates.

                          Economic Value of Equity

Change in           Estimated EVE       Amount of      Percent
Interest Rates                           Change        Change
(Basis Points)
                         (Dollars in Thousands)
            +300$          11,239         (8,493)         (43)
            +200           13,790         (5,942)         (30)
            +100           16,790         (2,942)         (15)
               0           19,732
            -100           21,767          2,035           10
            -200           23,495          3,763           19
            -300           25,163          5,431           28

Certain assumptions were employed by the Company in preparing the previous table. These assumptions relate to interest rates, loan prepayment rates varied by categories and rate environment, deposit decay rates varied by categories and rate environment and the market values of certain assets under the various interest rate scenarios. It was also assumed that delinquency rates will not change as a result of changes in interest rates although there can be no assurance that this will be the case. In the event that interest rates do change in the designated amounts, there can be no assurance that the Company's assets and liabilities would perform as set forth above. In addition, a change in Treasury rates in the designated amounts accompanied by a change in the shape of the Treasury yield curve would cause significantly different changes to the EVE than indicated above.

LIQUIDITY AND CAPITAL RESOURCES

The Company's principal sources of funds are deposits and borrowings, amortization and prepayment of loan principal and mortgage-backed securities, maturities of investment securities and operations. While scheduled loan repayments and maturing investments are relatively predictable, deposit flows and early loan repayments are more influenced by interest rates, floors and caps on loan rates, general economic conditions and competition. The Company generally manages the pricing of its deposits to be competitive and to increase core deposit relationships, but has from time to time decided not to pay deposit rates that are as high as those of its competitors and, when necessary, to supplement deposits with less expensive alternative sources of funds, such as FHLB borrowings.

The primary investing activities of the Company are originating loans and, to a much lesser extent, purchasing mortgage-backed and investment securities. During fiscal years ended March 31, 2002, 2001, and 2000, the Company had loan originations net of principal repayments of $22.1 million, $11.3 million and $22.1 million, respectively. A substantial portion of loan originations were funded by proceeds of loan repayments, the maturity or sale of securities, deposits and FHLB advances.

The primary financing activities of the Company are deposits and borrowings. During the fiscal years ended March 31, 2002, 2001, and 2000, the Company experienced an increase in deposits of $13.5 million, $10.5 million, and $5.1 million. Certificates of deposits as of March 31, 2002 maturing within one year total $63.1 million. Management expects most of these deposits to remain with the Bank. During the fiscal years ended March 31, 2002, 2001 and 2000, the Company's net financing activity (proceeds less repayments) with the FHLB totaled $10.8 million, $0, and $16.7 million, respectively.

The Company's most liquid assets are cash and cash equivalents, which consist of short-term highly liquid investments with original maturities of less than three months that are readily convertible to known amounts of cash and interest-bearing deposits. The level of these assets is dependent on the Company's operating, financing and investing activities during any given period. At March 31, 2002, cash and cash equivalents totaled $5.4 million.

Liquidity management is both a daily and long-term responsibility of management. The Company adjusts its investments in liquid assets based upon management's assessment of (i) expected loan demand,

(ii) expected deposit flows, (iii) yields available on interest-earning deposits and investment securities, and (iv) the objectives of its asset/liability management program. Excess liquidity is invested generally in interest-earning overnight deposits and short- and intermediate-term U.S. Government and agency obligations and mortgage-backed securities of short duration. If the Company requires funds beyond its ability to generate them internally, Classic Bank has additional borrowing capacity with the FHLB of Cincinnati which is, in the opinion of management, adequate to provide any funds needed.

The Company anticipates that it will have sufficient funds available to meet current loan commitments. At March 31, 2002, the Company had outstanding loan commitments totaling $15.3 million.

Both the Company and Classic Bank are required to maintain minimum levels of regulatory capital. At March 31, 2002, both the Company and Classic Bank exceeded all of their capital requirements.

IMPACT OF NEW ACCOUNTING STANDARDS

See Note 1 of the Notes to the Consolidated Financial Statements included herein for information regarding the effect of implementing new accounting standards.

IMPACT OF INFLATION AND CHANGING PRICES

The Company's Consolidated Financial Statements and Notes have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The impact of inflation can be found in the increased cost of the Company's operations. Nearly all the assets and liabilities of the Company are financial, unlike most industrial companies. As a result, the Company's performance is directly impacted by changes in interest rates, which are indirectly influenced by inflationary expectations. Changes in interest rates do not necessarily move to the same extent as changes in the price of goods and services.

  R. MILTON GOOLSBY, C.P.A.
    JOHN W. ARTIS, C.P.A.
  LARRY J. WITHERS, C.P.A.
 STEPHEN W. KANOUSE, C.P.A.
  DELMAR H. FRALEY, C.P.A.
 RODNEY M. ROBINETTE, C.P.A.
  G. DALE SWENTZEL, C.P.A.
  STUART T. BLEVINS, C.P.A.
   DAVID K. WHALEY, C.P.A.
  SHARON K. KRETZER, C.P.A.
  THERESA C. LYONS, C.P.A.

SMITH, GOOLSBY, ARTIS & Reams, P.S.C.

CERTIFIED PUBLIC ACCOUNTANTS

P.O. BOX 551      1330 CARTER AVE.

ASHLAND, KENTUCKY  41105-0551

(606) 329-1171   FAX (606) 325-0590

Board of Directors

Classic Bancshares, Inc.

Ashland, Kentucky

                          INDEPENDENT AUDITOR'S REPORT
                          ----------------------------

We have audited the accompanying consolidated statements of financial condition of Classic Bancshares, Inc. and Subsidiary as of March 31, 2002 and 2001, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity and cash flows for each of the three years in the period ended March 31, 2002. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Classic Bancshares, Inc. and Subsidiary, as of March 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

/S/ SMITH, GOOLSBY, ARTIS & Reams, P.S.C.

Ashland, Kentucky

June 11, 2002

                    CLASSIC BANCSHARES, INC. AND SUBSIDIARY
                    ---------------------------------------

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                 ----------------------------------------------

                            MARCH 31, 2002 AND 2001
                            -----------------------

                                                                                               2002               2001
ASSETS
------
Cash and due from banks                                                                   $   4,952,009      $   5,442,712
Interest-bearing deposits with banks                                                            448,037            113,188
Federal funds sold and securities purchased under agreements to resell                               --             50,491
Cash and cash equivalents                                                                     5,400,046          5,606,391
Securities available for sale                                                                25,803,491         24,794,369
Mortgage-backed and related securities available for sale                                     9,063,617          3,444,603
Loans, net of allowance for loan losses of $1,628,242 in 2002 and $1,406,908 in 2001.       160,315,663        138,861,807
Real estate acquired in the settlement of loans                                                  77,622            210,745
Accrued interest receivable                                                                   1,158,144          1,187,242
Federal Home Loan Bank stock                                                                  1,480,300          1,394,000
Premises and equipment, net                                                                   5,366,126          5,620,934
Goodwill net of accumulated amortization of $864,636                                          5,554,549          5,554,549
Other assets                                                                                  1,227,518          1,185,734
TOTAL ASSETS                                                                              $ 215,447,076      $ 187,860,374
LIABILITIES
-----------
Non-interest bearing demand deposits                                                      $  20,404,210      $  17,186,398
Savings, NOW, and money market demand deposits                                               57,433,787         48,805,047
Other time deposits                                                                          81,036,439         79,438,470
Total deposits                                                                              158,874,436        145,429,915
Federal funds purchased and securities sold under agreements to repurchase                    5,395,941          3,179,589
Advances from Federal Home Loan Bank                                                         27,401,157         16,635,590
Other short-term borrowings                                                                     445,806            234,319
Accrued expenses and other liabilities                                                          501,744            736,676
Accrued interest payable                                                                        374,276            593,353
Accrued income taxes                                                                                 --             57,919
Deferred income taxes                                                                           472,761            532,706
TOTAL LIABILITIES                                                                           193,466,121        167,400,067
Commitments
STOCKHOLDERS' EQUITY
--------------------
Preferred stock $.01 par value; authorized, 100,000 shares - none issued                             --                 --
Common stock $.01 par value; authorized 1,700,000 shares; issued and
  outstanding, 1,322,500 shares                                                                  13,225             13,225
Additional paid-in capital                                                                   20,373,556         20,317,385
Retained earnings, substantially restricted                                                   5,136,114          3,275,716
Accumulated other comprehensive income (loss)                                                  (325,896)          (171,073)
Unearned ESOP shares                                                                           (643,310)          (689,320)
Unearned RRP shares                                                                             (18,812)           (58,434)
Treasury stock, at cost (201,914 at 2002 and 178,164 shares at 2001)                         (2,553,922)        (2,227,192)
TOTAL STOCKHOLDERS' EQUITY                                                                   21,980,955         20,460,307
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                                $ 215,447,076      $ 187,860,374

NOTE: The accompanying notes are an integral part of these consolidated financial statements.

                    CLASSIC BANCSHARES, INC. AND SUBSIDIARY
                    ---------------------------------------

                       CONSOLIDATED STATEMENTS OF INCOME
                       ---------------------------------

                   YEARS ENDED MARCH 31, 2002, 2001 AND 2000
                   -----------------------------------------

                                                                                 2002              2001             2000
INTEREST AND DIVIDEND INCOME
----------------------------
Loans, including fees                                                       $ 11,898,779      $ 11,903,366      $ 10,099,028
Securities:
Taxable                                                                          601,770           622,063           658,106
Tax exempt                                                                       824,196           825,893           831,256
Mortgage-backed securities                                                       281,119           215,871           223,325
Federal funds sold and securities purchased under agreements to resell            10,414            14,236            25,543
Dividends                                                                         86,500           109,186            97,793
Other interest                                                                     5,754             6,453             5,749
TOTAL INTEREST AND DIVIDEND INCOME                                            13,708,532        13,697,068        11,940,800
INTEREST EXPENSE
----------------
Deposits                                                                       5,265,668         5,935,475         5,256,203
Federal Home Loan Bank advances                                                  718,011         1,199,312           421,172
Federal funds purchased and securities sold under repurchase agreements          107,816           182,559           180,504
Other short-term borrowings                                                        8,365            31,786            34,067
TOTAL INTEREST EXPENSE                                                         6,099,860         7,349,132         5,891,946
NET INTEREST INCOME                                                            7,608,672         6,347,936         6,048,854
Provision for loss on loans                                                     (363,000)         (261,000)         (222,500)
NET INTEREST INCOME AFTER PROVISION FOR LOSS ON LOANS                          7,245,672         6,086,936         5,826,354
NONINTEREST INCOME
------------------
Service charges                                                                1,188,699           915,129           702,570
Gain (loss) on sale of securities                                                  7,015            31,520            (2,500)
Other income                                                                     258,693           139,383           194,706
TOTAL NONINTEREST INCOME                                                       1,454,407         1,086,032           894,776
NONINTEREST EXPENSES
--------------------
Employee compensation and benefits                                             2,750,305         2,619,021         2,425,898
Occupancy and equipment expense                                                  963,814           886,365           760,911
Federal deposit insurance premiums                                                14,168            27,420            41,674
Advertising                                                                      299,693           221,767           204,895
Communications                                                                   191,048           119,299           116,009
Franchise and deposit taxes                                                      185,221           242,173           167,076
Directors fees and benefits                                                       96,068           114,050           110,450
Amortization of goodwill                                                              --           254,225           238,226
Stationary and supplies                                                          188,515           174,427           167,648
Other operating expenses                                                       1,037,827         1,135,986         1,126,321
TOTAL NONINTEREST EXPENSE                                                      5,726,659         5,794,733         5,359,108
INCOME BEFORE INCOME TAXES                                                     2,973,420         1,378,235         1,362,022
---------------------------
Income tax expense                                                               773,533           329,990           292,340
NET INCOME                                                                  $  2,199,887      $  1,048,245      $  1,069,682
-----------
Basic earnings per share                                                    $       2.08      $        .97      $        .94
Diluted earnings per share                                                  $       1.94      $        .96      $        .92

NOTE: The accompanying notes are an integral part of these consolidated financial statements.

                    CLASSIC BANCSHARES, INC. AND SUBSIDIARY
                    ---------------------------------------

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                -----------------------------------------------

                   YEARS ENDED MARCH 31, 2002, 2001 AND 2000
                   -----------------------------------------

                                                                                        2002            2001           2000
NET INCOME                                                                          $ 2,199,887    $ 1,048,245    $ 1,069,682
OTHER COMPREHENSIVE INCOME, NET OF TAX:
Unrealized holding gains (losses) on securities during the period, net of tax          (150,193)     1,129,254     (1,365,151)
Reclassification adjustments for realized gains (losses) included in earnings, net       (4,630)       (20,803)         1,650
of tax of $2,385, $10,717, and ($850), for 2002, 2001, and 2000, respectively
COMPREHENSIVE INCOME (LOSS)                                                         $ 2,045,064    $ 2,156,696    $  (293,819)
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)                                       $  (325,896)   $  (171,073)   $(1,279,524)

NOTE: The accompanying notes are an integral part of these consolidated financial statements.

                     CLASSIC BANCSHARES, INC. AND SUBSIDIARY
                     ---------------------------------------

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
           ----------------------------------------------------------

                FOR THE YEARS ENDED MARCH 31, 2002, 2001 AND 2000
                -------------------------------------------------

                                                                                                        SET
                    COMMON     ADDITIONAL    RETAINED      UNEARNED      UNEARNED      TREASURY     UNREALISED       TOTAL
                    STOCK       PAID-IN      EARNINGS        ESOP           RRP         STOCK     GAIN (LOSS) ON
                                CAPITAL                     SHARES        SHARES                    SECURITIES
                                                                                                    AVAILABLE
                                                                                                    FOR SALE
BALANCES, MARCH     $ 13,225  $12,806,544   $ 9,362,668   $ (785,150)   $ (294,332)   $ (897,952)   $   83,977      $ 20,288,980
31, 1999 , as
previously
reported
To reclassify to                7,486,987    (7,486,987)
paid-in-capital,
the retained
earnings of
subsidiary
(Classic Bank) as
of the date of
its acquisition
BALANCES, MARCH       13,225   20,293,531     1,875,681      (785,150)    (294,332)      (897,952)      83,977        20,288,980
31, 1999, as
reclassified
Net income for                                1,069,682                                                                1,069,682
the year ended
March 31, 2000

Cash dividends                                 (369,632)                                                                (369,632)
paid ($.32 per
share)
ESOP shares                        14,468                      48,550                                                     63,018
earned
RRP shares earned                                                                                                        116,255
RRP shares                            365                                  116,255          2,360                             --
granted
RRP shares                           (264)                                  (2,725)        (6,392)                            --
forfeited
Tax benefit from                    8,631                                    6,656                                         8,631
RRP

Purchased 66,106                                                                         (814,787)                      (814,787)
treasury shares
Change in                                                                                           (1,363,501)       (1,363,501)
unrealized gain
(loss) on
available for
sale securities
net of applicable
deferred income
taxes of $702,410
BALANCES, MARCH       13,225   20,316,731     2,575,731      (736,600)    (174,146)    (1,716,771)  (1,279,524)       18,998,646
31, 2000

Net income for                                1,048,245                                                                1,048,245
the year ended
March 31, 2001

Cash dividends                                 (348,260)                                                                (348,260)
paid ($.32 per
share)
ESOP shares                         4,797                      47,280                                                     52,077
earned
RRP shares earned                                                          117,167                                       117,167
RRP shares                           (450)                                  (3,075)         3,525                             --
granted
RRP shares                           (210)                                   1,620         (1,410)                            --
forfeited
Tax expense from                   (3,483)                                                                                (3,483)
RRP

Purchased 47,800                                                                         (512,536)                      (512,536)
treasury shares
Change in                                                                                            1,108,451         1,108,451
unrealized gain
(loss) on
available for
sale securities
net of applicable
deferred income
taxes of $571,019
BALANCES, MARCH       13,225   20,317,385     3,275,716      (689,320)     (58,434)    (2,227,192)    (171,073)       20,460,307
31, 2001

Net income for                                2,199,887                                                                2,199,887
the year ended
March 31, 2002

Cash dividends                                 (339,489)                                                                (339,489)
paid ($.32 per
share)
ESOP shares                        22,519                      46,010                                                     68,529
earned
RRP shares earned                                                           43,810                                        43,810
RRP shares                          1,230                                   (4,188)         2,938                             --
granted
Tax (expense)                      32,402                                                                                 32,402
benefit from RRP
Purchased 24,000                                                                         (329,668)                      (329,668)
treasury shares
Change in                                                                                             (154,823)         (154,823)
unrealized gain
(loss) on
available for
sale securities
net of applicable
deferred income
taxes of $79,757
BALANCES, MARCH     $ 13,225  $20,373,556   $ 5,136,114   $  (643,310)  $  (18,812)   $(2,553,922)  $ (325,896)     $ 21,980,955
31, 2002

NOTE: The accompanying notes are an integral part of these consolidated financial statements.

                    CLASSIC BANCSHARES, INC. AND SUBSIDIARY
                    ---------------------------------------

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     -------------------------------------

               FOR THE YEARS ENDED MARCH 31, 2002, 2001 AND 2000
               -------------------------------------------------

                                                                                    2002             2001              2000
OPERATING ACTIVITIES
--------------------
Net income                                                                    $  2,199,887      $  1,048,245      $  1,069,682
Adjustments to reconcile net income to net cash
  provided by operating activities:
Depreciation and amortization                                                      459,900           511,561           522,654
Provision for loan losses                                                          363,000           261,000           222,500
Loss (gain) on sale of investment securities                                        (7,015)          (31,520)            2,500
Net amortization (accretion) of mortgage-backed and investment securities           53,873            34,951            76,345
Federal Home Loan Bank stock dividend                                              (86,300)          (95,300)          (77,900)
Deferred income tax expense (benefit)                                               19,812             6,221            42,012
Loss (gain) on sale of foreclosed real estate                                       (2,934)           (1,477)           (2,600)
Loss (gain) on disposal of equipment and software                                   (9,513)           30,308           (26,821)
ESOP shares earned                                                                  68,529            52,900            63,018
RRP shares earned                                                                   43,810           117,167           116,255
Amortization of goodwill                                                                --           254,225           238,226
Decrease (increase) in:
Accrued interest receivable                                                         29,098           (48,230)          (86,334)
Other assets                                                                       (31,488)          276,904          (252,238)
Increase (decrease) in:
Accrued interest payable                                                          (219,077)           41,888            51,249
Accrued income taxes                                                               (57,919)           15,500            (2,715)
Other liabilities                                                                 (234,932)          308,626          (226,429)
NET CASH PROVIDED BY OPERATING ACTIVITIES                                        2,588,731         2,782,969         1,729,404
INVESTING ACTIVITIES
--------------------
Investment securities:
Available for sale:
Proceeds from sales, maturities and calls                                        1,292,300         6,798,717           527,500
Purchased                                                                       (2,516,975)       (6,251,155)               --
Mortgage-backed securities:
Available for sale:
Principal payments                                                               1,306,397           548,677         1,175,825
Purchased                                                                       (6,991,295)         (756,694)               --
Purchased Federal Home Loan Bank stock                                                  --          (142,600)               --
Purchased Federal Reserve Bank stock                                                    --           (10,550)               --
Redemption of Federal Reserve Bank stock                                                --           316,800            45,000
Loan originations and principal payments, net                                  (22,104,949)      (11,349,482)      (22,063,403)
Certificates of deposit with other banks:
Proceeds from maturities                                                           424,150                --                --
Proceeds from sale of foreclosed real estate                                      (190,596)           80,978            55,500
Purchased premises and equipment                                                (1,035,170)         (306,326)
Proceeds from sale of equipment and fixtures                                        24,885             1,622           241,700
Purchased software                                                                  (7,763)          (16,218)          (47,415)
Cash paid-in excess of cash and cash equivalents
  acquired in purchase of Bank subsidiary                                               --                --        (1,574,538)
NET CASH USED BY INVESTING ACTIVITIES                                          (28,763,846)      (11,815,075)      (21,946,157)

                                                                                   2002               2001               2000
FINANCING ACTIVITIES
--------------------
Net change in deposits                                                       $  13,444,521      $  10,533,119      $   5,121,163
Federal Home Loan Bank borrowings                                              137,955,000        130,326,000        102,765,000
Repayment of Federal Home Loan Bank borrowings                                (127,189,433)      (130,765,790)       (86,077,359)
Increase (decrease) in federal funds purchased and securities sold under         2,216,352            491,875           (129,440)
agreements to repurchase
Increase (decrease) in short term borrowings                                       211,487           (339,432)           489,173
Dividends paid                                                                    (339,489)          (348,260)          (369,632)
Treasury shares purchased                                                         (329,668)          (512,536)          (814,787)
NET CASH PROVIDED BY FINANCING ACTIVITIES                                       25,968,770          9,384,976         20,984,118
NET CHANGE IN CASH AND CASH EQUIVALENTS                                           (206,345)           352,870            767,365
Cash and Cash Equivalents, Beginning of Year                                     5,606,391          5,253,521          4,486,156
CASH AND CASH EQUIVALENTS, END OF YEAR                                       $   5,400,046      $   5,606,391      $   5,253,521
ADDITIONAL CASH FLOWS AND SUPPLEMENTARY INFORMATION
Cash paid during the year for:
Interest on deposits and borrowings                                          $   1,828,913      $   2,430,009      $   2,019,736
Income taxes                                                                 $     828,481      $     310,982      $     254,899
Assets acquired in settlement of loans                                       $     288,093      $      35,000      $     127,556
Net unrealized gain (loss) on securities available-for-sale                  $    (154,823)     $   1,108,451      $  (1,363,501)
Liabilities assumed and cash paid in acquisition of Citizens Bank            $          --      $          --      $  17,017,497
Fair value of assets received                                                $          --      $          --      $  13,749,846
Amount assigned to goodwill                                                  $          --      $          --      $   3,267,651

NOTE: The accompanying notes are an integral part of these consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1:       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
-------       ------------------------------------------

ORGANIZATION

Classic Bancshares, Inc. (the "Corporation") was organized as a savings and loan holding company primarily for the purpose of acquiring and owning all of the outstanding common stock of Classic Bank (formerly Ashland Federal Savings
Bank). Effective September 30, 1996, Classic Bancshares, Inc. became a bank holding company upon its acquisition of 100% of the outstanding common stock of First National Bank of Paintsville (First National).

As more fully described in Note 3, on May 14, 1999, Classic Bank acquired 100% of the outstanding common stock of Citizens Bank, Grayson, Kentucky. Citizens Bank was dissolved upon consummation of the merger and it assets and liabilities merged into Classic Bank with the former Citizens Bank continuing in operations as a branch of Classic Bank.

Effective June 30, 2000, Classic Bank converted from a federal savings bank to a Kentucky chartered state commercial bank.

Effective March 16, 2001, First National Bank was merged into Classic Bank in a consolidation of subsidiaries accounted for in a manner similar to a pooling-of-interest. The former First National Bank continues in operation as a branch of Classic Bank. Restructuring charges related to the merger and charged to operations during the fiscal year 2001 totaled $112,834 ($74,470 net of tax) consisting of employee related charges of $19,643 and other charges of $93,191.

Classic Bank (the "Bank") conducts a general commercial banking business in eastern Kentucky which consists of attracting deposits from the general public and using those funds, together with other funds, to originate residential, consumer and nonresidential loans, primarily in its market area.

The Bank's revenues are derived principally from interest earned on loans and to a lesser extent, from interest earned on investments and service fees on loans and deposit accounts. The operations of the Bank is influenced significantly by general economic conditions and by policies of financial institutions regulatory agencies. The Bank's cost of funds are influenced by interest rates on competing investments and general market rates. Lending activities are affected by the demand for financing real estate and other types of loans, which in turn is affected by the interest rates at which such financing may be offered.

The Bank's net interest income is dependent primarily upon the difference or spread between the average yield earned on loans and investments and the average rate paid on deposits, as well as the relative amounts of such assets and liabilities. The Bank, like most financial institutions, is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different times, or on a different basis, than its interest earning assets.

The consolidated financial information presented herein has been prepared in accordance with accounting principles generally accepted in the United States of America and general accounting practices within the financial services industry. In preparing consolidated financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particulary susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of foreclosed real estate and deferred tax assets.

The following is a summary of the Corporation's significant accounting policies which have been consistently applied in the preparation of the accompanying consolidated financial statements.

A.            PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Corporation and the Banks. All significant intercompany balances and transactions have been eliminated.

B.            INVESTMENT SECURITIES AND MORTGAGE-BACKED AND RELATED SECURITIES

The Corporation accounts for investment and mortgage-backed securities in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115 "Accounting for Certain Investments in Debt and Equity Securities." SFAS No. 115 requires that investment securities be categorized as held-to-maturity, trading, or available-for-sale. Securities classified as held-to-maturity are carried at amortized cost only if the Corporation has the positive intent and ability to hold these securities to maturity. Trading securities and securities available-for-sale are carried at fair value with resulting unrealized gains or losses recorded to operations or stockholders' equity, respectively. Investment and mortgage-backed securities are classified according to management's intent upon acquisition. The Corporation's stockholders' equity reflected net unrealized losses of $325,896 and $171,073 at March 31, 2002, and 2001, respectively. Realized gains and losses on sales of securities are recognized using the specific identification method.

C.            LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES

Loans receivable, net are stated at unpaid principal balances, less the allowance for loan losses, plus or minus net deferred loan origination costs or fees, and the undisbursed portion of loans in process.

Interest is accrued as earned unless the collectibility of the loan is in doubt. Uncollectible interest on loans that are contractually past due is charged off, or an allowance is established based on management's periodic evaluation. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent that cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments has returned to normal, in which case the loan is returned to accrual status.

It is the Corporation's policy to establish an allowance for loan losses for the purpose of absorbing losses associated with the loan portfolio. All actual loan losses are charged to the related allowance and all recoveries are credited to it. Additions to the allowance for loan losses are provided by charges to operations based on various factors, including the market value of the underlying collateral, growth and composition of the loan portfolio, the relationship of the allowance for loan losses to outstanding loans, historical loss experience, delinquency trends and prevailing and projected economic conditions. Management evaluates the carrying value of loans periodically in order to evaluate the adequacy of the allowance. While management uses the best information available to make these evaluations, future adjustments to the allowance may be necessary if the assumptions used in making the evaluations require material revision.

The Corporation accounts for impaired loans in accordance with SFAS No. 114, "Accounting by Creditors for Impairment of a Loan". SFAS No. 114 requires that impaired loans be measured based upon the present value of expected future cash flows discounted at the loan's effective interest rate or, as an alternative, at the loans observable market price or fair value of the collateral.

Under SFAS No. 114, a loan is defined as impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. In applying the provisions of SFAS No. 114, the Corporation considers its investment in one-to-four-family residential loans and consumer installment loans to be homogeneous and therefore excluded from separate identification for evaluation of impairment. With respect to the Corporation's investment in multi-family and nonresidential loans, and its evaluation of any impairment thereon, such loans are collateral dependent and as a result are carried as a practical expedient at the lower of cost or fair value.

At March 31, 2002 and 2001, the Corporation had no loans that would be defined as impaired under SFAS No. 114.

D.            LOAN ORIGINATION FEES

Loan fees are accounted for in accordance with Statement of Financial Accounting Standards ("SFAS") No. 91. SFAS No. 91 requires loan origination fees and certain related direct loan origination costs be offset and the resulting net amount be deferred and amortized over the contractual life of the related loans as an adjustment to the yield on such loans, using the level yield method.

E.            FORECLOSED REAL ESTATE

Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at the lower of the loan's unpaid principal balance (cost) or fair value at the date of foreclosure less estimated selling expenses.

Real estate loss provisions are recorded if the fair value declines below the fair value initially determined at the acquisition date. Revenue and expenses from operations and changes in the valuation allowance are included in loss on foreclosed real estate. The historical average holding period for such properties is six months.

F.            PREMISES AND EQUIPMENT

Land is carried at cost. Bank premises, furniture and equipment, and leasehold improvements are carried at cost, less accumulated depreciation and amortization computed principally by the straight-line method over estimated useful lives of the assets, estimated to be ten to fifty years for buildings and five to ten years for furniture, fixtures and equipment. An accelerated method of computing depreciation is primarily used for tax reporting purposes.

G.            GOODWILL AND OTHER INTANGIBLES

Prior to April 1, 2001, goodwill resulting from the acquisition of First National and Citizens Bank totaling approximately $6.4 million was being amortized over a twenty-five year period using the straight-line method.

In June 2001, the Financial Accounting Standards Board issued SFAS No. 142 "Goodwill and Intangible Assets," which prescribes accounting for all purchased goodwill and intangible assets. Pursuant to SFAS No. 142, acquired goodwill is not amortized, but is tested for impairment at the reporting unit level on an annual basis and between annual tests whenever an impairment indicator arises. Impairment is the condition that exists when the carrying amount of goodwill exceeds its implied fair value. The annual goodwill impairment test may be performed any time during the fiscal year provided the test is performed at the same time every year.

The corporation adopted SFAS No. 142 effective April 1, 2001 as permitted, and the transitional goodwill impairment tests of the Corporation's Banking segment was performed in the second quarter of the Company's 2002 fiscal year end. As a result of the adoption of this Statement, the Corporation will discontinue the amortization of goodwill and will record impairment losses only when required by the application of SFAS No. 142. The impact of the adoption of Statement No. 142 on net income for the Corporation is as follows:

                                           FOR THE YEARS ENDED MARCH 31,

                                         2002          2001         2000
                                    (In thousands, except for per share amounts)

Reported net income                    $ 2,200       $ 1,048      $ 1,070
Add back: Goodwill amortization              0           254          238
Adjusted net income                    $ 2,200       $ 1,302      $ 1,308
BASIC EARNINGS PER SHARE:
Reported net income                    $  2.08       $  0.97      $  0.94
Goodwill amortization                        0           .24          .21
Adjusted net income                    $  2.08       $  1.21      $  1.15
DILUTED EARNINGS PER SHARE:
Reported net income                    $  1.94       $  0.96      $  0.92
Goodwill amortization                        0           .23          .21
Adjusted net income                    $  1.94       $  1.19      $  1.13

The changes in the carrying amount of goodwill for the fiscal year ended March 31, 2002 were as follows:

                                                                 BANKING SEGMENT
                                                                  (In thousands)

Balance, April 1, 2001                                               $ 5,555
Goodwill acquired                                                          0
Impairment losses                                                          0
Goodwill written off related to disposal of reporting unit                 0
Balance, March 31, 2002                                              $ 5,555

The fair value of the reporting unit was estimated using a multiple of earnings as determined by current industry information. The testing indicated that the fair value of the reporting unit exceeded the carrying amount of the net assets (including goodwill).

H.            FEDERAL INCOME TAXES

The Corporation accounts for federal income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Pursuant to the provisions of SFAS No. 109, a deferred tax liability or deferred tax asset is computed by applying the current statutory tax rates to net taxable or deductible temporary differences between the tax basis of an asset or liability and its reported amount in the financial statements that will result in taxable or deductible amounts in future periods. Deferred tax assets are recorded only to the extent that the amount of net deductible temporary differences or carryforward attributes may be utilized against current period earnings, carried back against prior years' earnings, offset against taxable temporary differences reversing in future periods, or utilized to the extent of management's estimate of future taxable income. A valuation allowance is provided for deferred tax assets to the extent that the value of net deductible temporary differences and carryforward attributes exceeds management's estimates of taxes payable on future taxable income. Deferred tax liabilities are provided on the total amount of net temporary differences taxable in the future.

The Corporation's principal temporary differences between pretax financial income and taxable income result primarily from the different methods of accounting for deferred loan origination fees, Federal Home Loan Bank stock dividends, the general loan loss allowance, and certain components of retirement expense. A temporary difference is also recognized for depreciation expense computed using accelerated methods for federal income tax purposes.

I.            EARNINGS PER SHARE

Basic earnings per share is calculated based on 1,056,882, 1,080,469, and

1,132,025, weighted average number of common shares outstanding for the years ended March 31, 2002, 2001, and 2000, respectively.

Diluted earnings per share is computed taking into consideration common shares outstanding and dilutive potential common shares to be issued under the Corporation's stock option and recognition and retention plan. Weighted average common shares deemed outstanding for purpose of computing diluted earnings per share totaled 1,132,974, 1,087,788, and 1,157,567, for the years ended March 31, 2002, 2001, and 2000, respectively. There were 76,092, 1,915, and 17,830, incremental shares related to the assumed exercise of stock options, and 0, 5,404, and 7,712, incremental shares related to the assumed issuance of recognition and retention plan shares for the years ended March 31, 2002, 2001, and 2000, respectively.

Options to purchase 400 and 75,476 shares of common stock with a weighted-average exercise price of $16.75 and $13.02 per share were outstanding at March 31, 2002 and 2001, respectively, but were not included in the computation of diluted earnings per share for those years because the exercise price was greater than the average market price of the common shares. These options expire between February 1, 2007 and February 15, 2012.

J.            IMPACT OF RECENT ACCOUNTING PRONOUNCEMENTS

In September 2000, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but carries over most of the provisions of SFAS No. 125 without reconsideration. SFAS No. 140 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001, and is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. The adoption of SFAS No. 140 did not have a material effect on the Corporation's financial position or results of operations.

In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 141 "Business Combinations," which requires that all business combinations initiated after June 30, 2001 be accounted for using the purchase method. The pooling-of-interests method of accounting is prohibited except for combinations initiated before June 30, 2001.

The remaining provisions of SFAS No. 141 relating to business combinations accounted for by the purchase method, including identification of intangible assets, accounting for negative goodwill, financial statement presentation and disclosure, are effective for combinations completed after June 30, 2001. Management adopted SFAS No. 141 effective July 1, 2001, as required, without material effect on the Corporation's financial position or results of operations.

K.            FINANCIAL INSTRUMENTS

Other off-balance-sheet instruments . In the ordinary course of business the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commitments under credit-card arrangements, and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

L.            FAIR VALUES OF FINANCIAL INSTRUMENTS

SFAS No. 107, "Disclosures about Fair Value of Financial Instruments", requires that the Corporation disclose estimated fair values for its financial instruments. In accordance with SFAS No. 107, fair values are based on estimates using present value and other valuation techniques in instances where quoted prices are not available. These techniques are significantly affected by the assumptions used, including discount rates and estimates of future cash flows. As such, the derived fair value estimates cannot be substantiated by comparison to independent markets and, further, may not be realizable in an immediate settlement of the instruments. SFAS No. 107 also excludes certain items from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent, and should not be construed to represent, the underlying value of the Corporation.

The following methods and assumptions were used by the Corporation in estimating fair values of financial instruments.

Cash and cash equivalents - The carrying amounts of cash and short-term instruments approximate their fair value.

Securities available for sale - Fair values for investment securities, excluding restricted equity securities, are based on quoted market prices. The carrying values of restricted equity securities (Federal Home Loan Bank stock) represents redemption value and approximates fair value.

Mortgage-backed and related securities available for sale - Fair values for mortgage-backed and related securities are based on quoted market prices or dealer quotes.

Loans - The fair values for loans are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values, where applicable.

Accrued interest receivable and payable - The carrying amounts of accrued interest approximate their fair values.

Deposit liabilities - The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amount of variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Federal Home Loan Bank advances - The fair value of FHLB advances was estimated by discounting the expected future cash flows using current interest rates for advances with similar terms and remaining maturities.

Short-term borrowings - The carrying amounts of borrowings under repurchase agreements and other short-term borrowings approximates their fair value.

Off-balance-sheet instruments - Fair values for off-balance sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties credit standing. The fair value of such off-balance-sheet instruments are immaterial and, therefore, not disclosed.

Based on the methods and assumptions set forth above, the estimated fair value of the Corporation's financial instruments as of March 31, 2002 and 2001 are as follows:

                                                          2002                      2001
                                                  CARRYING    FAIR VALUE    CARRYING    FAIR VALUE
                                                   VALUE                     VALUE
                                                                  (In thousands)
FINANCIAL ASSETS:
Cash and due from banks                           $  5,400     $  5,400     $  5,556     $  5,556
Federal funds sold and securities purchased
  under agreements to resell                            --           --           50           50
Securities available-for-sale                       25,803       25,803       24,794       24,794
Mortgage-backed securities available-for-sale        9,064        9,064        3,445        3,445
Federal Home Loan Bank stock                         1,480        1,480        1,394        1,394
Loans receivable, net                              160,316      168,221      138,862      140,949
Accrued interest receivable                          1,158        1,158        1,187        1,187
Financial Liabilities:
Certificates of deposit                           $ 81,036     $ 81,329     $ 79,438     $ 79,734
Other deposit accounts                              77,731       77,731       65,992       65,992
Federal funds purchased and securities sold
  under agreements to repurchase                     5,396        5,398        3,180        3,180
Advances from the Federal Home Loan Bank            27,401       27,071       16,636       16,661
Other short-term borrowings                            446          446          234          234
Accrued interest payable                               374          374          593          593

M.            CASH AND CASH EQUIVALENTS

For the purposes of reporting consolidated cash flows, the Corporation considers cash, balances with banks, federal funds sold, securities purchased under agreements to resell and interest-bearing cash deposits in other depository institutions with initial maturities of three months or less to be cash equivalents.

N.            ADVERTISING COSTS

Advertising costs are expensed when incurred.

O.            RECLASSIFICATIONS

Certain prior year amounts have been reclassified to conform to the 2002 consolidated financial statements. Such reclassifications had no effect on net income or stockholders' equity as previously reported.

NOTE 2:       RESTRICTIONS ON CASH AND DUE FROM BANKS
-------       ---------------------------------------

The Bank is required to maintain reserve funds in cash or on deposit with a designated depository financial institution. The required reserve as of March 31, 2002 and 2001 was $175,000 and $443,000, respectively.

NOTE 3:       ACQUISITION
-------       -----------

Effective May 14, 1999, Classic Bank acquired 100% of the outstanding common stock of Citizens Bank, Grayson, Kentucky, utilizing the purchase method of accounting. Citizens Bank was dissolved upon consummation of the transaction with the assets and liabilities of Citizens merged into Classic Bank and the former Citizens Bank continuing in operations as a branch of Classic Bank.

The total acquisition cost was $4,581,777 cash. At May 14, 1999, the fair value of Citizens assets were $13,749,847, liabilities were $12,435,720, and net assets were $1,314,127. Goodwill recorded in connection with the transaction was $3,267,650.

The results of Citizens operations subsequent to May 14, 1999, are included in the consolidated financial statements. Presented below is the unaudited pro-forma condensed consolidated results of operations for the year ended March 31, 2000, assuming the transaction occurred at the beginning of the fiscal year ended March 31, 2000.

                                      2000
                              (In thousands except
                               per share amounts)

Net interest income                 $ 6,054
Net income                          $   743
Basic earnings per share            $  0.66
Diluted earnings per share          $  0.64

NOTE 4:       INVESTMENT AND MORTGAGE-BACKED SECURITIES
-------       -----------------------------------------

Investment securities and mortgage-backed securities have been classified in the consolidated statements of financial condition according to management's intent. The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair values of investment securities at March 31, 2002 and 2001 are as follows:

                                         AMORTIZED          GROSS            GROSS            ESTIMATED
                                           COST           UNREALIZED        UNREALIZED           FAIR
                                                            GAINS            LOSSES             VALUE
AVAILABLE-FOR-SALE
MARCH 31, 2002:
U.S. Government Agency Securities      $  2,500,000     $      6,946      $    (19,265)     $  2,487,681
Obligations of state and political
  subdivisions                           17,177,903          284,343          (419,812)       17,042,434
Corporate debt securities                 6,532,480           21,814          (280,918)        6,273,376
                                       $ 26,210,383     $    313,103      $   (719,995)     $ 25,803,491

MARCH 31, 2001:
U.S. Government Agency Securities      $  3,068,322     $     15,112      $         --      $  3,083,434
Obligations of state and political
  subdivisions                           16,259,763          301,173          (204,739)       16,356,197
Corporate debt securities                 5,681,075           10,375          (336,712)        5,354,738
                                       $ 25,009,160     $    326,660      $   (541,451)     $ 24,794,369

The amortized cost, gross unrealized gains, gross unrealized losses, and estimated fair values of mortgage-backed securities at March 31, 2002 and 2001 are as follows:

                         AMORTIZED        GROSS            GROSS          ESTIMATED
                            COST        UNREALIZED       UNREALIZED         FAIR
                                          GAINS           LOSSES            VALUE
AVAILABLE-FOR-SALE
MARCH 31, 2002:
FHLMC                  $ 7,602,117     $    35,810      $  (135,458)     $ 7,502,469
FNMA                     1,061,986          20,779               --        1,082,765
Other                      108,408              --           (1,372)         107,036
REMICS:
FHLMC                      377,996              --           (6,649)         371,347
                       $ 9,150,507     $    56,589      $  (143,479)     $ 9,063,617

MARCH 31, 2001:
FNMA                   $ 1,841,016         $    --      $   (53,910)     $ 1,787,106
FHLMC                    1,075,229          16,015               --        1,091,244
Other                      132,855              --           (1,962)         130,893
REMICS:
FHLMC                      439,914              --           (4,554)         435,360
                       $ 3,489,014     $    16,015      $   (60,426)     $ 3,444,603

Gross realized gains and gross realized losses on the sale of available-for-sale investment and mortgage-backed securities were $7,015 and $0, respectively for the year ended March 31, 2002, and $33,227 and $1,707, respectively for the year ended March 31, 2001, and $0 and $2,500, respectively for the year ended March 31, 2000.

The amortized cost and estimated fair value of investment and mortgage-backed securities at March 31, 2002 and 2001 by contractual term to maturity are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                     2002                   2001
                                            AMORTIZED   ESTIMATED   AMORTIZED  ESTIMATED
                                              COST        FAIR        COST       FAIR
                                                         VALUE                   VALUE
                                                         (In Thousands)
Due in one year or less                     $   150     $   152     $   100     $   100
Due after one year through five years         2,511       2,618       2,358       2,436
Due after five years through ten years        4,095       4,140       4,650       4,743
Due after ten years                          19,454      18,893      17,901      17,515
                                             26,210      25,803      25,009      24,794
Mortgage-backed securities-not due at a
  single maturity date                        9,151       9,064       3,489       3,445
TOTAL                                       $35,361     $34,867     $28,498     $28,239

Securities carried at approximately $14,781,917 at March 31, 2002, and $14,423,820 at March 31, 2001, were pledged to secure deposits of public funds and for other purposes required or permitted by law.

The amortized cost of mortgage-backed securities includes unamortized premiums of $108,564 and $66,950 and unearned discounts of $12,299 and $17,170 at March 31, 2002 and 2001, respectively.

Mortgage-backed securities with adjustable rates totaled $1,130,735 and $1,729,113 at March 31, 2002 and 2001, respectively.

Accrued interest receivable includes $378,000 and $354,406, at March 31, 2002 and 2001, respectively, related to investment and mortgage-backed securities.

NOTE 5:       LOANS RECEIVABLE
-------       ----------------

The components of loans in the consolidated statements of financial condition were as follows:

                                                                 MARCH 31
                                                           2002          2001
                                                              (In Thousands)
Real estate loans:
One-to-four family                                      $  74,321     $  73,576
Commercial                                                 23,105        16,877
Multi-family                                                1,083         1,342
Construction                                                4,823         3,287
Consumer Loans                                             24,966        18,249
Commercial loans                                           33,522        26,846
Total loans receivable                                    161,820       140,177
Less: Unearned discounts and loan origination costs          (124)          (92)
Allowance for loan losses                                   1,628         1,407
Total loans receivable, net                             $ 160,316     $ 138,862

Loans with adjustable rates totaled $73.9 million and $57.5 million March 31, 2002 and 2001, respectively.

Accrued interest receivable includes $780,144 and $832,836 at March 31, 2002 and 2001, respectively, related to loans receivable.

Activity in the allowance for loan losses is summarized as follows for the years ended March 31:

                                             2002             2001              2000
Balance at beginning of year             $ 1,406,908      $ 1,289,302      $   860,658
Provision for losses                         363,000          261,000          222,500
Allowance resulting from acquisition              --               --          505,989
Charge-offs                                 (181,876)        (190,821)        (370,712)
Recoveries                                    40,210           47,427           70,867
Balance at end of year                   $ 1,628,242      $ 1,406,908      $ 1,289,302

The following is a summary of non-performing loans at March 31:

                                                    2002     2001      2000
                                                        (In Thousands)
Accruing loans past due 90 days or more            $244      $124      $153
Nonaccrual loans                                    412       662       620
Total non-performing loan balances at year end     $656      $786      $773
Non-performing loans as a percentage of loans       .41%      .56%      .60%

In the normal course of business and subject to normal credit policies, the Bank makes loans to officers, directors, their immediate family and business interests of such persons. At March 31, 2002 and 2001, the balances of loans to such parties were as follows:

                                                              2002               2001
Aggregate amount of indebtedness at beginning of year     $  8,108,287      $  5,875,096
New loans                                                   42,573,962        23,729,645
Repayments                                                 (36,559,531)      (21,496,454)
Aggregate amount of indebtedness at end of year           $ 14,122,718      $  8,108,287

NOTE 6:       PREMISES AND EQUIPMENT
-------       ----------------------

Premises and equipment at March 31, 2002 and 2001 by major classifications are as follows:

                                      2002           2001
Land                               $1,267,198     $1,267,198
Buildings and improvements          4,094,683      4,080,603
Furniture and equipment             2,965,557      2,863,636
TOTAL                               8,327,438      8,211,437
------
Less: Accumulated depreciation      2,961,312      2,590,503
                                   $5,366,126     $5,620,934

Depreciation expense charged to operations for the years ended March 31, 2002, 2001, and 2000 totaled $430,032, $445,235, and $426,917, respectively.

Subsequent to March 31, 2002, the Corporation acquired land in Greenup,

Kentucky for the purpose of constructing a new branch bank. The total estimated cost of the new branch, including land, improvements and furnishings, totals approximately $925,000.00.

NOTE 7:       DEPOSITS
-------       --------

The aggregate amount of short-term jumbo certificates of deposit each with a minimum denomination of $100,000 or more was approximately $26,529,516 and $19,678,826 at March 31, 2002 and 2001, respectively.

The scheduled maturities of certificates of deposit were as follows for the years ending March 31:

2003                           $ 63,112,589
2004                             15,589,401
2005                              1,160,650
2006                                420,286
2007 and thereafter                 753,513
                               $ 81,036,439

Interest expense on deposits is summarized as follows for the years ended March 31:

                                                    2002      2001       2000
                                                         (In Thousands)
Certificates of deposit                           $4,034     $4,336     $3,856
NOW accounts and money market demand accounts        973      1,265        996
Passbook and club accounts                           259        334        404
                                                  $5,266     $5,935     $5,256

The Bank held related party deposits of approximately $4.0 million and $3.1 million at March 31, 2002 and 2001, respectively.

NOTE 8:       ADVANCES FROM FEDERAL HOME LOAN BANK
-------       ------------------------------------

Advances from the Federal Home Loan Bank of Cincinnati totaled $27,401,157 at March 31, 2002. In addition, the Federal Home Loan Bank had issued for the account of Classic Bank, $11,700,000 in standby letters of credit for the benefit of depositors of public funds. The advances and letters of credit are collateralized with the Bank's Federal Home Loan Bank stock with a carrying value of $1,480,300 and certain residential real estate mortgage loans in the amount of $53,136,209.

At March 31, 2002, advances with a remaining term of 90 days or less, and a weighted average interest rate of 1.90% totaled $8,200,000. Advances requiring monthly principal reductions with a weighted average maturity of 4.6 years and a weighted average interest rate of 4.09% totaled $19,201,157.

Scheduled principal payments are due as follows:

Due in fiscal year ending:

March 31, 2003                         $ 11,777,339
March 31, 2004                            4,008,980
March 31, 2005                            3,773,615
March 31, 2006                            3,146,403
March 31, 2007                            3,381,133
After March 31, 2007                      1,313,687
                                       $ 27,401,157

NOTE 9:       SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE
-------      -----------------------------------------------

Securities sold under agreements to repurchase at March 31, 2002 and 2001 totaled $5,395,941 and $3,179,589, respectively.

Information concerning securities sold under agreements to repurchase is summarized as follows:

                                                  2002            2001
Average balance during the year               $4,552,598      $3,027,566
Average interest rate during the year               2.37%           6.02%
Maximum month-end balance during the year     $5,872,828      $3,689,960

U.S. Government Agency and municipal securities underlying the agreements at year-end:

Amortized cost                   $ 5,396,000    $ 3,290,573
Estimated fair value             $ 5,287,000    $ 3,369,336

Securities sold under agreements to repurchase at March 31, 2002 and 2001 had maturities ranging from one day to nine months.

NOTE 10:      OTHER BORROWINGS
--------      ----------------

Other short-term borrowings at March 31, 2002 and 2001 consist of term treasury tax and loan deposits and are generally repaid within one to twenty days from the date of the transaction. Securities with an amortized cost of $450,000 and $1,518,322 and estimated fair value of $453,125 and $1,528,331, were pledged at March 31, 2002 and 2001, respectively, as collateral for treasury tax and loan deposits.

NOTE 11:      INCOME TAXES
--------      ------------

The provision for income taxes consists of:

                                                    YEARS ENDED MARCH 31
                                               2002         2001          2000
Currently payable - Federal                 $ 721,320    $ 327,252     $ 241,698
Deferred - Federal                             19,812        6,221        42,012
                                            $ 741,132    $ 333,473     $ 283,710
Federal tax benefit (expense) from RRP
  credited (charged) to paid in capital        32,401       (3,483)        8,630
                                            $ 773,533    $ 329,990     $ 292,340

The following tabulation reconciles the federal statutory tax rate to the effective rate of taxes provided for income taxes:

                                           YEARS ENDED MARCH 31
                                        2002         2001        2000
Tax at statutory rate                   34.0%        34.0%       34.0%
Tax exempt income                       (9.4)       (20.4)      (20.3)
Non-deductible expenses                  1.3         10.1         9.1
Other                                    0.1          0.2        (1.3)
                                        26.0%        23.9%       21.5%

The components of the Corporation's net deferred tax asset (liability) as of March 31, 2002 and 2001, are summarized as follows:

                                                           2002          2001
DEFERRED TAX ASSETS:
Loans and loan loss allowance                           $ 239,218     $ 153,241
AMT credit carryforward                                         0        32,050
Retirement and incentive programs                          51,495        35,352
Foreclosed real estate                                          0        37,501
Net unrealized loss on available for sale securities      167,886        88,129
Other assets                                               27,183        38,791
                                                          485,782       385,064

DEFERRED TAX LIABILITIES:
Federal Home Loan Bank stock dividends                   (290,972)     (261,630)
Premises and equipment                                   (340,791)     (339,373)
Retirement and incentive programs                        (264,195)     (264,195)
Accretion on securities                                   (19,616)      (18,092)
Deferred loan origination costs                           (42,969)      (34,480)
                                                         (958,543)     (917,770)
Net deferred tax asset (liability)                      $(472,761)    $(532,706)

For years prior to 1996, savings institutions (formerly Classic Bank) were allowed a statutory bad debt deduction of otherwise taxable income of 8%, subject to limitations based on aggregate loans and savings balances. If the amounts that qualify as deductions for federal income taxes are later used for purposes other than for bad debt losses, including distributions in liquidation, such distributions will be subject to federal income taxes at the then current corporate income tax rate. The percentage of earnings bad debt deductions for Classic Bank had accumulated to approximately $1.9 million at March 31, 2002. The estimated deferred tax liability on such amount is approximately $646,000, which has not been recorded in the accompanying consolidated financial statements. The Bank does not have any significant post 1987 increases in the percentage of earnings bad debt deduction subject to recapture. Banks can no longer utilize the percentage of earnings method to compute their bad debt deduction.

NOTE 12:      OFF BALANCE SHEET ACTIVITIES
--------     -----------------------------

Credit-Related Financial Instruments. The Bank is a party to credit related financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and commercial letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

The Bank's exposure to credit loss is represented by the contractual amount of these commitments. The Bank follows the same credit policies in making commitments as it does for on-balance-sheet instruments.

At March 31, 2002 and 2001, the following financial instruments were outstanding whose contract amounts represent credit risk:

                                                          Contract Amount
                                                      March 31     March 31
                                                        2002         2001
                                                          (In thousands)

Commitments to grant loans                            $  2,966     $    785
Unfunded commitments under lines of credit              11,982        9,332
Commercial and standby letters of credit                   323          560

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for equity lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by the Bank, is based on management's credit evaluation of the customer.

Unfunded commitments under commercial lines-of-credit, revolving credit lines and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines-of-credit are uncollateralized and usually do not contain a specified maturity date and may not be drawn upon to the total extent to which the Bank is committed.

Commercial and standby letters-of-credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those letters-of-credit are primarily issued to support public and private borrowing arrangements. Essentially all letters of credit issued have expiration dates within one year. The credit risk involved in issuing letters-of-credit is essentially the same as that involved in extending loan facilities to customers. The Bank generally holds collateral supporting those commitments if deemed necessary.

The Corporation has entered into lease agreements for office premises and equipment under operating leases which expire at various dates through 2020. The following table summarizes minimum payments due under lease agreements by year:

              Year Ending March 31            (Dollars in Thousands)
              2003                                  $    87
              2004                                       85
              2005                                       79
              2006                                       79
              2007 and thereafter                       693
                                                    $ 1,023

Total rental expense under operating leases was approximately $98,017, $61,363, and $27,515, for the years ended March 31, 2002, 2001 and 2000, respectively.

NOTE 13:      LEGAL CONTINGENCIES
--------      -------------------

Various legal claims arise from time to time in the normal course of business which, in the opinion of management, will have no material effect on the Corporation's consolidated financial statements.

NOTE 14:      SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT
--------     -------------------------------------------

All of the Bank's loans, commitments and standby letters of credit have been granted to customers in the Bank's market area. Investments in state and municipal securities primarily involve government entities within the Bank's market area. The concentration of credit by type of loan are set forth in Note 5.

The distribution of commitments to extend credit approximates the distribution of loans outstanding. Standby letters of credit were granted primarily to commercial borrowers.

The contractual amounts of credit-related financial instruments such as commitments to extend credit and letters of credit represent the amounts of potential accounting loss should the contract be fully drawn upon, the customer default and the value of any existing collateral become worthless.

The Bank's credit policies and procedures for credit commitments and financial guarantees are the same as those for extension of credit that are recorded on the consolidated statements of financial condition. Because these instruments have fixed maturity dates and because many of them expire without being drawn upon, they do not generally present any significant liquidity risk to the Bank.

The Bank had deposits with other financial institutions which exceeded the federally insured limits at March 31, 2002 by approximately $215,483. The Bank does not have a policy for requiring collateral on such deposits.

NOTE 15:      BENEFIT PLANS
--------      -------------

The Corporation and its subsidiary participate in the Pentegra multi-employer pension plan. This non-contributory defined benefit plan covers all eligible employees of the Corporation and its subsidiary meeting certain service and age requirements. The plan operates on a fiscal year ending June 30, and it is the policy of the Corporation to fund the normal cost of the plan. Contributions to the plan have not been required for the years ended March 31, 2002, 2001 and 2000. The data available from the plan administrators is not sufficient to determine the Corporation's share of the pension plan's accumulated benefit obligation or the net assets attributable to the Corporation.

Effective July 1, 1997, First National's defined benefit plan was terminated and its plan assets were merged into the Corporation's Pentegra multi-employer pension plan. All eligible employees of First National became participants in the Corporation's multi-employer pension plan. Prepaid pension expense of $777,045, representing the excess of the fair value of pension plan assets over the accrued actuarial pension liability at July 1, 1998, is included in other assets in the consolidated statement of financial condition at March 31, 2002 and 2001.

Effective September 30, 1995, Classic Bank entered into a non-qualified supplemental executive retirement agreement (agreement) with the Bank's chief executive officer which provides for the payment of a monthly supplemental retirement benefit equal to up to 24% of his average monthly compensation during the three highest 12-month periods in the ten years prior to retirement. Such benefit shall be payable upon normal retirement at age 65 or under certain circumstances, after age 55, if his termination is without cause. Upon the officer's death, 50% of the amount payable under the agreement shall be payable to his spouse until her death.

The following table sets forth the supplemental executive retirement plan's funded status and amounts recognized in the consolidated financial statements at March 31, 2002 and 2001, and 2000:

                                                              2002            2001            2000
Accumulated vested benefit obligation                      $ (65,116)      $ (47,928)      $ (34,231)
Projected benefit obligation                               $(120,279)      $ (98,052)      $ (71,462)
Under (over) accrual                                          32,769          24,656          10,449
Accrued retirement cost                                    $ (87,510)      $ (73,396)      $ (61,013)
Net retirement cost includes the following components:
Service cost - benefits earned during the year             $  16,058       $  15,273       $  13,357
Interest cost                                                  6,745           5,346           3,740
Other                                                         (7,976)         (7,262)         (6,218)
Net retirement cost                                        $ (14,827)      $  13,357       $  10,879
Discount rate                                                    7.0%            7.0%            7.0%

Rate of increase in future compensation levels                   5.0%            5.0%            5.0%

In conjunction with the stock conversion, the Corporation established an Employee Stock Ownership Plan (ESOP) which covers substantially all employees. The ESOP borrowed $1,058,000 from the Corporation and purchased 105,800 common shares, equal to 8% of the total number of shares issued in the conversion. The Bank makes scheduled discretionary contributions to the ESOP sufficient to service the debt. Shares are allocated to participants' accounts under the shares allocated method. The cost of shares not committed to be released and unallocated shares is reported as a reduction of stockholders' equity.

Dividends on unallocated ESOP shares are recorded as a reduction of debt and accrued interest; dividends on allocated ESOP shares are recorded as a reduction of retained earnings. Allocated ESOP shares become outstanding for earnings-per-share computations. Compensation expense is recorded based on the average fair market value of the ESOP shares when committed to be released. The expense under the ESOP for the years ended March 31, 2002, 2001, and 2000, was $68,529, $52,077, and $63,080, respectively.

The ESOP shares at March 31, 2002 and 2001 are as follows:

                                                 2002             2001
Allocated shares                                   41,469          36,868
Unearned shares                                    64,331          68,932
Total ESOP shares                                 105,800         105,800
Fair value of unearned shares                 $ 1,098,194     $   878,883

On July 29, 1996, stockholders of the Corporation approved the 1996 Recognition and Retention Plan ("RRP"). Under the RRP, restricted stock awards of up to 4% of the common stock sold in the conversion may be awarded to the directors, officers and key employees of the Corporation and its subsidiary. The Corporation completed the funding of the plan in September 1996 by purchasing 52,900 shares of common stock in the open market at a total cost of $621,575, which reduced consolidated stockholders equity. At March 31, 2002, vested, unvested and unawarded RRP shares totaled 51,396, 1,390 and 114, respectively.

NOTE 16:      STOCK OPTION PLAN
--------      -----------------

The holders of the restricted shares have all of the rights of a shareholder, except that they cannot sell, assign, pledge or transfer any of the restricted shares during the restricted period. The restricted shares vest at a rate of 20% on each anniversary of the grant date. RRP expense of $48,131, $117,166, and $116,255, was recorded for the years ended March 31, 2002, 2001, and 2000 respectively.

During the fiscal year ended March 31, 1998, the Corporation adopted a 401(k) Savings and Profit Sharing Plan covering substantially all employees. Under the plan, the Corporation matches 50.0% of the employee's contribution up to 3.0% of the employee's salary. Total expense under this plan was $51,487, $52,900, and $47,842, for the years ended March 31, 2002, 2001, and 2000, respectively.

On July 29, 1996, stockholders of the Corporation approved the 1996 Stock Option and Incentive Plan ("SOP"). Under the 1996 SOP 132,250 shares were reserved for issuance to officers, directors, and key employees of the Corporation and its subsidiary.

The following tabulation shows the number of shares and the exercise price of options awarded to officers, directors, and key employees by date of grants, net of subsequent forfeitures:

                              Shares Granted    Exercise Price

July 29, 1996                     106,774           $ 10.8125
February 1, 1997                   19,000           $ 13.3750
September 14, 1998                  4,500           $ 13.8750
October 12, 1998                      626           $ 13.7500
April 19, 1999                        200           $ 13.6250
March 12, 2001                        450           $ 12.3130
February 15, 2002                     400           $ 16.7500

All grants under the 1996 "SOP" are exercisable at the fair market value at the date of the grants. The options vest with the grantees at the rate of 20% per year on each anniversary date of the grants and are available for exercise, subject to the vesting schedule, for up to ten years from the grant date.

A summary of the status of the Corporation's 1996 stock option plan as of March 31, 2002, 2001, and 2000, and changes during the periods ending on those dates is presented below:

                                                 2002                   2001                 2000
                                           SHARES   WEIGHTED     SHARES   WEIGHTED     SHARES   WEIGHTED
                                                     AVERAGE               AVERAGE               AVERAGE
                                                    EXERCISE              EXERCISE               EXERCISE
                                                      PRICE                 PRICE                 PRICE
Options outstanding at beginning of year   132,250     11.32    131,800     $ 11.32    132,050    $ 11.32
Granted                                        400   $ 16.75        450     $ 12.31        200    $ 13.63
Exercised                                        0        --          0         --          0          --
Forfeited                                     (700)                   0         --       (450)    $ 13.38
Options outstanding at end of year         131,950   $  11.33    132,250    $ 11.32    131,800    $ 11.32
Eligible for exercise at year end          129,020   $  11.33    103,109    $ 11.32     76,749    $ 11.32
Weighted average fair value of options               $   5.05               $  3.71               $  3.98
granted during the year

The following information applies to the 1996 Stock Option and Incentive Plan options outstanding at March 31, 2002:

RANGE OF                           OUTSTANDING    AVERAGE       AVERAGE
EXERCISE PRICE                                   REMAINING      EXERCISE
                                                LIFE (YEARS)     PRICE
$ 10.8125 to $16.7500               131.950      4.5 years       $ 11.33

On July 27, 1998, the stockholders of the Corporation approved the 1998 Premium Price Stock Option Growth Plan. Under the 1998 SOP, 50,000 shares were reserved for issuance to officers, directors, and key employees of the Corporation and its subsidiaries.

The following tabulation shows the number of shares and the exercise price of options awarded to officers, directors, and key employees by date of grants, net of subsequent forfeitures:

                             SHARES GRANTED   EXERCISE PRICE

February 15, 1999                 5,000          $ 16.2950
April 19, 1999                    5,550          $ 14.9880
April 24, 2000                   24,000          $ 11.2750
March 12, 2001                   14,350          $ 13.5440

These grants vest immediately with the grantees and may be exercised at any time up to ten years.

A summary of the Corporation's 1998 Premium Price Stock Option Growth Plan as of March 31, 2002, 2001 and 2000 and changes during the periods ending on those dates is presented below:

                                              2002                  2001                 2000
                                        SHARES   WEIGHTED     SHARES   WEIGHTED     SHARES   WEIGHTED
                                                  AVERAGE               AVERAGE               AVERAGE
                                                 EXERCISE               EXERCISE             EXERCISE
                                                   PRICE                 PRICE                 PRICE
Options outstanding at beginning
  of year                               50,000    $ 12.84     11,300    $ 15.57      5,000    $ 16.30
Granted during the year                      0         --     39,450    $ 12.10      6,300    $ 14.99
Exercised                                    0         --          0         --          0         --
Forfeited                                1,100    $(11.28)      (750)   $(14.99)         0         --
Options outstanding at end of year      48,900    $ 12.88     50,000    $ 12.84     11,300    $ 15.57
Eligible for exercise at year end       48,900    $ 12.88     50,000    $ 12.84     11,300    $ 15.57
Weighted-average fair value of
  options granted during the year                    N/A                $  2.64               $  3.55

The following information applies to the 1998 Premium Price Stock Option Growth Plan at March 31, 2002:

RANGE OF                      OUTSTANDING    AVERAGE      AVERAGE
EXERCISE PRICE                              REMAINING     EXERCISE
                                           LIFE (YEARS)    PRICE

$11.275 to $16.295              48,900          7          $ 12.88

On August 13, 2001, the stockholders of the Corporation approved the 2001 Premium Price Stock Option and Growth Plan. Under the 2001 SOP, 50,000 shares were reserved for issuance to officers, directors and key employees of the Corporation and its subsidiary. No options had been granted under the 2001 plan as of March 31, 2002.

The Corporation has adopted SFAS No. 123, "Accounting for Stock-Based Compensation," which contains a fair-value based method for valuing stock-based compensation that entities may use, which measures compensation cost at the grant date based on the fair value of the award. Compensation is then recognized over the service period, which is usually the vesting period. Alternatively, SFAS No. 123 permits entities to continue to account for stock options and similar equity instruments under Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Entities that continue to account for stock options using APB Opinion No. 25 are required to make pro forma disclosures of net earnings and earnings per share, as if the fair-value based method of accounting defined in SFAS No. 123 had been applied.

The Corporation utilizes APB Opinion No. 25 and related interpretations in accounting for its stock option plans. Accordingly, no compensation cost has been recognized for the plans. Had compensation cost for the Corporation's stock option plans been determined based on the fair value at the grant dates for awards under the plans consistent with the accounting method utilized in SFAS No. 123, the Corporation's net earnings and earnings per share would have been reduced to the pro forma amounts indicated below:

                                         MARCH 31
                           2002           2001              2000
Net earnings
As reported            $ 2,199,887     $ 1,048,245     $ 1,069,682
Pro forma              $ 2,172,325     $   894,619     $   983,115
Earnings per share
Basic:
As reported            $      2.08     $       .97     $       .94
Pro forma              $      2.05     $       .83     $       .86
Diluted:
As reported            $      1.94     $       .96     $       .92
Pro forma              $      1.92     $       .82     $       .85

The fair value of each option grant is estimated on the date of grant using the modified Black-Scholes option-pricing model with the following weighted average assumptions used for grants: dividend yield 3.0%; expected volatility of 28.48%; risk free interest rate of 6.19%; and expected lives of 7 years.

NOTE 17:      REGULATORY CAPITAL REQUIREMENTS
--------      -------------------------------

As of March 31, 2000, Classic Bank was subject to minimum regulatory capital standards promulgated by the Office of Thrift Supervision (the "OTS"), and the former First National Bank was subject to the regulatory capital requirements of the Federal Deposit Insurance Corporation (the "FDIC"). During the 2001 fiscal year, Classic Bank converted to a state chartered bank and First National Bank was merged into Classic Bank in a consolidation of subsidiaries. The surviving entity, Classic Bank, is now subject to the regulatory capital requirements of the "FDIC". Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy requires the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to adjusted total assets (as defined).

As of March 31, 2002, the most recent notification from regulatory agencies categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since those dates that management believes have changed the bank's category. The following table sets forth the Bank's minimum capital requirements and actual capital as of March 31, 2002 and 2001.

                                              ACTUAL              FOR CAPITAL                 TO BE WELL
                                                               ADEQUACY PURPOSES          CAPITALIZED UNDER
                                                                                                  PROMPT
                                                                                            ACTION PROVISIONS
                                      AMOUNT        RATIO       AMOUNT        RATIO      AMOUNT         RATIO
                                                              (Dollars in thousands)
MARCH 31, 2002
Total Capital
(to Risk Weighted Assets)            $ 16,277       10.6%      $ 12,274       8.0%      $ 15,342         10.0%

Tier I Capital
(to Risk Weighted Assets)            $ 14,649        9.5%      $  6,137       4.0%      $  9,205          6.0%

Tier I Capital
(to Adjusted Total Assets)           $ 14,649        7.1%      $  8,234       4.0%      $ 10,293          5.0%

MARCH 31, 2001
Total Capital
(to Risk Weighted Assets)            $ 14,827       11.4%      $ 10,450       8.0%      $ 13,063         10.0%

Tier I Capital
(to Risk Weighted Assets)            $ 13,420       10.3%      $  5,225       4.0%      $  7,838          6.0%

Tier I Capital
(to Adjusted Total Assets)           $ 13,420        7.4%      $  7,252       4.0%      $  9,065          5.0%

The Corporation's principal source of funds is dividends received from the subsidiary bank. Regulations limit the amount of dividends that may be paid by the Corporation's banking subsidiary without prior approval. During the fiscal year March 31, 2003, approximately $1,128,354 plus any fiscal year 2003 net profits can be paid by the Corporation's banking subsidiary without prior regulatory approval.

NOTE 18:      CONDENSED FINANCIAL INFORMATION - PARENT COMPANY ONLY
--------     ------------------------------------------------------

The following condensed financial statements summarize the financial position of the Corporation as of March 31, 2002 and 2001 and the results of its operations and its cash flows for each of the years ended March 31, 2002, 2001, and 2000:

STATEMENTS OF FINANCIAL CONDITION                              MARCH 31, 2002    MARCH 31, 2001
ASSETS
* Cash                                                          $    688,821      $     99,648
Temporary investments                                                 81,701            74,485
Securities available for sale                                        512,500           515,375
Accrued interest receivable                                            5,625             7,292
* Note receivable - ESOP                                             713,306           749,886
* Equity in net assets of Bank
Subsidiary                                                        19,896,270        18,889,310
Other assets                                                         121,351           193,379
TOTAL ASSETS                                                    $ 22,019,574      $ 20,529,375
LIABILITIES
Accounts payable and accrued expenses                           $     34,955      $     64,758
Deferred income taxes                                                  3,664             4,310
TOTAL LIABILITIES                                                     38,619            69,068
STOCKHOLDERS' EQUITY
Common stock                                                          13,225            13,225
Additional paid-in capital                                        20,373,556        20,317,385
Retained earnings                                                  5,136,114         3,275,716
Net unrealized gain (loss) on available for sale securities         (325,896)         (171,073)
Treasury stock                                                    (2,553,922)       (2,227,192)
Unearned ESOP shares                                                (643,310)         (689,320)
Unearned RRP shares                                                  (18,812)          (58,434)
TOTAL STOCKHOLDERS' EQUITY                                      $ 21,980,955      $ 20,460,307
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                      $ 22,019,574      $ 20,529,375

* These accounts eliminate upon consolidation.

                                                                       YEARS ENDED MARCH 31,
STATEMENTS OF INCOME                                             2002           2001           2000
INCOME
* Equity in undistributed earnings of bank subsidiaries      $ 1,138,819    $       --     $   674,722
* Dividends from bank subsidiaries                             1,241,077      1,292,691        600,000
* Other income - management fees                                  60,000        127,000         12,652
* Interest income - ESOP loan                                     45,716         47,988         50,259
Interest and dividend income                                      45,164         32,797         27,253
TOTAL INCOME                                                   2,530,776      1,500,476      1,364,886
EXPENSES
Salaries and benefits                                              9,731        112,499         66,426
Interest expense                                                   2,579          6,612         18,139
Legal and accounting fees                                         60,695         65,699         66,765
* Corporate management fees                                      186,000        179,095        103,140
Printing and supplies                                             19,752         29,690         18,636
Other professional services                                       35,698         65,855         36,975
Directors fees                                                    62,400         61,200         64,800
Other expenses                                                    46,454         55,883         36,235
TOTAL EXPENSES                                                   423,309        576,533        411,116
INCOME BEFORE INCOME TAXES                                     2,107,467        923,943        953,770
Federal and state income tax benefit (expense)                    92,420        124,302        115,912
NET INCOME                                                   $ 2,199,887    $ 1,048,245    $ 1,069,682

* These accounts eliminate upon consolidation.

                                                                                            YEARS ENDED MARCH 31,
STATEMENTS OF CASH FLOWS                                                           2002             2001             2000
OPERATING ACTIVITIES
Net income                                                                     $ 2,199,887      $ 1,048,245      $ 1,069,682
Adjustments to reconcile net income to net cash
  provided by operating activities:
Depreciation                                                                         4,094            2,745            1,326
Equity in undistributed net income of subsidiary                                (1,138,819)              --         (674,722)
Earned ESOP shares                                                                  68,529               --               --
Earned RRP shares                                                                   43,810          105,920           59,198
Deferred income taxes                                                                  331              267              (18)
Decrease (increase) in:
Accrued interest receivable                                                          1,667           (1,667)              --
Other assets                                                                        79,270          (63,889)         165,925
Increase (decrease)
Accounts payable and accrued expenses                                              (29,803)          14,098          (46,814)
NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES                                 1,228,966        1,105,719          574,577
INVESTING ACTIVITIES :
Repayment on loan receivable from ESOP                                              36,580           36,579           36,580
Purchased equipment                                                                     --          (12,910)              --
Nondividend distribution from First National Bank                                       --               --        2,000,000
Additional capital invested in Classic Bank                                             --               --       (1,400,000)
Dividend distribution from subsidiary in excess of current year's earnings              --           10,465               --
Purchased securities available for sale                                                 --         (255,000)              --
NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES                                    36,580         (220,866)         636,580
FINANCING ACTIVITIES
Dividends paid                                                                    (339,489)        (348,262)        (369,632)
Treasury shares purchased                                                         (329,668)        (512,536)        (814,787)
NET CASH USED BY FINANCING ACTIVITIES                                             (669,157)        (860,798)      (1,184,419)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                               596,389           24,055           26,738
Cash and Cash Equivalents at Beginning of Year                                     174,133          150,078          123,340
CASH AND CASH EQUIVALENTS AT END OF YEAR                                       $   770,522      $   174,133      $   150,078

                             STOCKHOLDER INFORMATION

                                CORPORATE OFFICE

                             344 Seventeenth Street

                                Ashland, KY 41101

                                 ANNUAL MEETING

The Annual Meeting of Stockholders will be held at 5:00 p.m., Ashland Kentucky time on August 6, 2002 at the AEP Kentucky headquarters building, corner of 17 th Street and Central Avenue, Ashland, Kentucky 41101.

                          ANNUAL REPORT ON FORM 10-KSB

A copy of the Company's Annual Report on Form 10-KSB as filed with the Securities and Exchange Commission may be obtained without charge upon written request to Lisah M. Frazier, Senior Vice President and Chief Financial Officer, Classic Bancshares, Inc., 344 Seventeenth Street Ashland, Kentucky 41101, or by calling (606) 326-2800, or by e-mail at lfrazier@classicbank.com. The report may also be obtained from EDGAR at www.sec.gov.

                            REGISTRAR/TRANSFER AGENT

Communications regarding change of address, transfer of stock and lost certificates should be sent to:

                     American Stock Transfer & Trust Company

                                 59 Maiden Lane

                            New York, New York 10007

                                 (212) 936-5100

                                www.amstock.com

                            E-mail: info@amstock.com

                             INDEPENDENT ACCOUNTANTS

                      Smith, Goolsby, Artis & Reams, P.S.C.

                               1330 Carter Avenue

                                Ashland, KY 41101

     GENERAL COUNSEL                               SPECIAL COUNSEL
   Rose, Short & Pitt                         Jenkens & Gilchrist, P.C.
Community Trust Bank Building                1919 Pennsylvania Avenue, NW
        1544 Winchester Avenue                   Washington, DC 20006
   Ashland, KY  41101

                                  STOCK LISTING

The Company's common stock is traded over the counter and is listed on the NASDAQ Small-Cap Market under the symbol "CLAS." At June 28, 2002, there were 1,120,586 shares of the Company's common stock outstanding and approximately 215 holders of record. The Company's common stock began trading on December 28, 1995. The price ranges of the Company's common stock and the dividends paid for each quarter in fiscal 2001 and fiscal 2002 were as follows:

FISCAL 2001              HIGH          LOW     DIVIDENDS
First Quarter          $ 11.125     $ 10.000     $  .08
Second Quarter         $ 11.125$       9.938     $  .08
Third Quarter          $ 11.875$      10.250     $  .08
Fourth Quarter         $ 13.930$      11.063     $  .08

FISCAL 2002              HIGH          LOW     DIVIDENDS
First Quarter          $ 15.500     $ 12.510     $  .08
Second Quarter         $ 15.420     $ 11.750     $  .08
Third Quarter          $ 17.240     $ 12.990     $  .08
Fourth Quarter         $ 17.601     $ 15.100     $  .08

The stock price information set forth in the table above was provided by the National Association of Securities Dealers, Inc. The closing price of the Company's common stock on March 31, 2002 was $17.601.

The Company declared and paid cash dividends totaling $.32 per share during fiscal 2002. The Board of Directors intends to continue the payment of quarterly cash dividends, dependent on the results of operations and financial condition of the Company, tax considerations, industry standards, economic conditions, regulatory restrictions, general business practices and other factors. The Company's ability to pay dividends is dependent on the dividend payments it receives from its subsidiary, Classic Bank, which is subject to regulations and continued compliance with all regulatory capital requirements. See Note 17 of the Notes to the Consolidated Financial Statements for information regarding limitations of the subsidiary's ability to pay dividends to the Company.

                                  MARKET MAKERS

                          J.J.B. Hilliard , W.L. Lyons

                          Keefe, Bruyette & Woods, Inc.

                                  Advest, Inc.

                          AnPac Securities Group, Inc.

                           Herzog, Heine, Geduld, Inc.

                              Knight Securities, LP

                             Spear, Leeds & Kellogg

                           Hill, Thompson, Magid & Co.

                                                                  ANNEX E PART 2

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                          ----------------------------

                                   FORM 10-QSB

(Mark One)

[X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

         For the quarterly period ended December 31, 2002

         OR

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

         For the transition period from ____________  to ___________


         Commission File Number 0-27170

                            CLASSIC BANCSHARES, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

          DELAWARE                                            61-1289391
-------------------------------                          ----------------------
(State or other jurisdiction of                          Identification Number)
incorporation or organization)                             (I.R.S. Employer


              344 SEVENTEENTH STREET, ASHLAND, KENTUCKY     41101
              -----------------------------------------   ----------
               (Address of principal executive offices)   (ZIP Code)

Registrant's telephone number, including area code:      (606) 326-2800
                                                         --------------


Check here whether the issuer (1) has filed all reports required to be filed by
Section 13 or 15 (d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past
90 days.                                                          Yes [X] No [ ]

As of February 10, 2003, there were 1,322,500 shares of the Registrant's common stock issued and 1,105,486 outstanding.

         Transitional Small Disclosure (check one):    Yes [   ]    No  [X]

                          CLASSIC BANCSHARES, INC.

                                   INDEX
                                   -----

                                                                          Page
                                                                         Number
                                                                         ------
PART I.  FINANCIAL INFORMATION

Item 1.  Financial Statements

         Consolidated Balance Sheets as of December 31, 2002
         (Unaudited) and March 31, 2002                                      3

         Consolidated Statements of Income for the three and nine
         months ended December 31, 2002 and 2001                             4

         Consolidated Statements of Comprehensive Income for the
         three and nine months ended December 31, 2002 and 2001              5

         Consolidated Statements of Stockholders' Equity for the
         nine months ended December 31, 2002 and 2001                        6

         Consolidated Statements of Cash Flows for the nine months
         ended December 31, 2002 and 2001                                  7-8

         Notes to Consolidated Financial Statements                          9

Item 2.  Management's Discussion and Analysis of Financial Condition
         and Results of Operations                                       12-18

PART II. OTHER INFORMATION                                                  19

         Certifications of Principal Executive Officer and Principal     20-21
         Financial Officer

         Signatures                                                        22

         Index to Exhibits                                                 23

                          CLASSIC BANCSHARES, INC.
                        CONSOLIDATED BALANCE SHEETS

                                                        DECEMBER 31,         MARCH 31,
                                                            2002               2002
                                                            ----               ----
                                                        (UNAUDITED)
ASSETS
------
  Cash and due from bank                              $  5,771,176        $  5,400,046
  Federal funds sold                                             0                   0
  Securities available for sale                         27,219,349          25,803,491
  Mortgage-backed and related securities
    available for sale                                   7,100,558           9,063,617
  Loans receivable, net                                180,160,836         160,315,663
  Real estate acquired in the settlement
    of loans                                                     0              77,622
  Accrued interest receivable                            1,288,858           1,158,144
  Federal Home Loan Bank stock                           1,929,900           1,480,300
  Premises and equipment, net                            6,044,005           5,366,126
  Cost in excess of fair value of net
    assets acquired (goodwill),
    net of accumulated amortization                      5,554,549           5,554,549
  Other assets                                           1,556,945           1,227,518
                                                      -------------       -------------
TOTAL ASSETS                                          $236,626,176        $215,447,076
------------                                          =============       =============

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Liabilities
  Non-interest bearing demand deposits                $ 21,536,050        $ 20,404,210
  Savings, NOW, and money market demand deposits        63,940,115          57,433,787
  Other time deposits                                   90,511,568          81,036,439
                                                      -------------       -------------
                   Total deposits                      175,987,733         158,874,436
  Securities sold under agreements to repurchase         4,630,401           5,395,941
  Advances from Federal Home Loan Bank                  29,146,862          27,401,157
  Other short-term borrowings                              500,577             445,806
  Accrued expenses and other liabilities                   722,199             501,744
  Accrued interest payable                                 350,463             374,276
  Accrued income taxes                                      11,117                   0
  Deferred income taxes                                    863,124             472,761
                                                      -------------       -------------
                   Total Liabilities                  $212,212,476        $193,466,121
                                                      -------------       -------------

Commitments and contingencies

Stockholders' Equity
  Common stock, $.01 par value, 1,322,500 shares
    issued and 1,105,486 shares outstanding           $     13,225        $     13,225
  Additional paid-in capital                            20,373,556          20,373,556
  Retained earnings - substantially restricted           7,055,587           5,136,114
  Accumulated other comprehensive income (loss)            515,032            (325,896)
  Unearned ESOP shares                                    (643,310)           (643,310)
  Unearned RRP shares                                      (12,388)            (18,812)
  Treasury stock, at cost                               (2,888,002)         (2,553,922)
                                                      -------------       -------------
                   Total Stockholders' Equity         $ 24,413,700        $ 21,980,955
                                                      -------------       -------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY            $236,626,176        $215,447,076
------------------------------------------            =============       =============

                  See accompanying Accountant's Review Report and
                     notes to consolidated financial statements

                            CLASSIC BANCSHARES, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                                   (UNAUDITED)


                                                   THREE MONTHS ENDED             NINE MONTHS ENDED
                                                      DECEMBER 31,                  DECEMBER 31,
                                                      ------------                  ------------

                                                   2002           2001          2002            2001
                                                   ----           ----          ----            ----
INTEREST INCOME
---------------

Loans                                          $  3,105,170    $2,951,456    $ 9,171,067    $  9,049,109
  Investment securities                             382,111       404,564      1,151,829       1,097,197
  Mortgage-backed securities                         91,799        63,141        332,960         153,269
  Other interest earning assets                       1,620         3,632          5,220          10,036
                                               -------------   -----------   ------------   -------------
       TOTAL INTEREST INCOME                      3,580,700     3,422,793     10,661,076      10,309,611
                                               -------------   -----------   ------------   -------------

INTEREST EXPENSE
----------------

  Interest on deposits                              987,525     1,256,193      2,984,802       4,213,422
  Interest on FHLB Advances                         240,527       140,369        750,465         523,104
  Interest on other borrowed funds                   13,298        24,426         48,076         100,521
                                               -------------   -----------   ------------   -------------
       TOTAL INTEREST EXPENSE                     1,241,350     1,420,988      3,783,343       4,837,047
                                               -------------   -----------   ------------   -------------

       NET INTEREST INCOME                        2,339,350     2,001,805      6,877,733       5,472,564

Provision for loss on loans                          96,000       127,000        306,000         267,500
                                               -------------   -----------   ------------   -------------

       NET INTEREST INCOME AFTER
        PROVISION FOR LOSS ON LOANS               2,243,350     1,874,805      6,571,733       5,205,064
                                               -------------   -----------   ------------   -------------

NON-INTEREST INCOME
-------------------

  Service charges and other fees                    383,255       312,166      1,027,911         900,832
  Gain on sale of securities                          6,800         6,241         10,989           7,015
  Other income                                       74,366       100,748        181,448         189,595
                                               -------------   -----------   ------------   -------------
       TOTAL NON-INTEREST INCOME                    464,421       419,155      1,220,348       1,097,442
                                               -------------   -----------   ------------   -------------

NON-INTEREST EXPENSES
---------------------

  Employee compensation and benefits                785,490       744,292      2,395,487       2,076,645
  Occupancy and equipment expense                   269,644       220,581        745,449         695,996
  Other general and administrative expense          559,897       478,808      1,661,695       1,402,488
                                               -------------   -----------   ------------   -------------
       TOTAL NON-INTEREST EXPENSE                 1,615,031     1,443,681      4,802,631       4,175,129
                                               -------------   -----------   ------------   -------------

INCOME BEFORE INCOME TAXES                        1,092,740       850,279      2,989,450       2,127,377
--------------------------

       Income tax expense                           304,706       227,170        817,685         546,935
                                               -------------   -----------   ------------   -------------

NET INCOME                                          788,034       623,109      2,171,765       1,580,442
----------                                     =============   ===========   ============   =============

Basic earnings per share                       $       0.76     $    0.59    $      2.07    $       1.50
Diluted earnings per share                     $       0.70     $    0.57    $      1.91    $       1.45



See accompanying Accountant's Review Report and notes to consolidated financial statements

                            CLASSIC BANCSHARES, INC.
                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                                   (UNAUDITED)


                                                       THREE MONTHS ENDED             NINE MONTHS ENDED
                                                          DECEMBER 31,                  DECEMBER 31,
                                                          ------------                  ------------

                                                       2002           2001           2002           2001
                                                       ----           ----           ----           ----

NET INCOME                                          $   788,034    $  623,109    $  2,171,765    $ 1,580,442
                                                    ------------   -----------   -------------   ------------
     Other comprehensive income, net of tax:
       Unrealized holding gains (losses) on
        securities during the period, net of tax        288,194      (353,017)        833,675       (127,976)

     Reclassification adjustments for realized gains
     (losses) included in earnings, net of tax            4,488         4,119           7,253          4,630
                                                    ------------   -----------   -------------   ------------

  Other comprehensive income                            292,682      (348,898)        840,928       (123,346)
                                                    ------------   -----------   -------------   ------------

COMPREHENSIVE INCOME (LOSS)                         $ 1,080,716    $  274,211    $  3,012,693    $ 1,457,096
                                                    ============   ===========   =============   ============

ACCUMULATED OTHER COMPREHENSIVE INCOME              $   515,032    $ (294,419)   $    515,032    $  (294,419)
                                                    ============   ===========   =============   ============



See accompanying Accountant's Review Report and notes to consolidated financial statements

                            CLASSIC BANCSHARES, INC.
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                                                   NET UNREALIZED
                                                                   GAIN (LOSS) ON   UNEARNED UNEARNED
                                             PAID-IN     RETAINED   AVAILABLE FOR     ESOP     RRP        TREASURY
                                   COMMON    -------     --------   -------------    ------   ------      --------
                                    STOCK     CAPITAL    EARNINGS   SALE SECURITIES  SHARES   SHARES        STOCK          TOTAL
                                    -----     -------    --------   ---------------  ------   ------        -----          -----
BALANCES AT APRIL 1, 2001           $ 13,225  $12,830,398  $10,762,703  $(171,073)  $(689,320) $(58,434) $(2,227,192) $20,460,307

  Net income for the nine months
   ended December 31, 2001                 -            -    1,580,442          -           -         -            -    1,580,442
  Dividend paid ($.08 per share)           -            -     (255,378)         -           -         -            -     (255,378)
  RRP shares earned                        -            -            -          -           -    45,007            -       45,007
  Purchased 24,000 treasury shares         -            -            -          -           -         -     (329,668)    (329,668)
  Change in unrealized gain                -            -            -          -           -         -            -            0
   (loss) on available for
   sale securities, net of
   applicable deferred income
   taxes of $63,452                        -            -            -   (123,346)          -         0            -     (123,346)
                                    --------- ------------ ------------ ----------- ---------- --------- ------------ -----------

BALANCES AT DECEMBER 31, 2001       $ 13,225  $12,830,398  $12,087,767  $(294,419)  $(689,320) $(13,427) $(2,556,860) $21,377,364
                                    ========= ============ ============ =========== ========== ========= ============ ===========

BALANCES AT APRIL 1, 2002             13,225   20,373,556    5,136,114   (325,896)   (643,310)  (18,812)  (2,553,922)  21,980,955

  Net income for the nine months
   ended December 31, 2002                 -            -    2,171,765          -           0         -            -    2,171,765
  Dividend paid ($.08 per share)           -            -     (252,292)         -           0         -            -     (252,292)
  RRP shares earned                        -            -            -          -           0     6,424            -        6,424
  Purchased 15,100 shares                  -            -            -          -           0         0     (334,080)    (334,080)
  Change in unrealized gain
  (loss) on available for
  sale securities, net of
  applicable deferred income
  taxes of $433,051                        -            -            0    840,928           -         -            -      840,928
                                    --------- ------------ ------------ ----------- ---------- --------- ------------ -----------

BALANCES AT DECEMBER 31, 2002       $ 13,225  $20,373,556  $ 7,055,587  $ 515,032   $(643,310) $(12,388) $(2,888,002) $24,413,700
                                    ========= ============ ============ =========== ========== ========= ============ ===========


See accompanying Accountant's Review Report and notes to consolidated financial statements

                            CLASSIC BANCSHARES, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)


                                                                 NINE MONTHS ENDED
                                                                    DECEMBER 31,
                                                                    ------------
                                                                 2002           2001
                                                                 ----           ----

OPERATING ACTIVITIES
--------------------
  Net Income                                                  2,171,765      1,580,442
  Adjustments to reconcile net income to net cash
    provided by operating activities:
       Depreciation and amortization                            304,301        359,758
       Provision for loss on loans                              306,000        267,500
       Gain on sale of securities available for sale            (10,989)        (7,015)
       Gain on foreclosed real estate                            (1,453)       (12,027)
       Federal Home Loan Bank stock dividends                   (64,000)       (70,100)
       Deferred income tax benefit                              (42,843)       (17,636)
       Net amortization of mortgage-backed and investment
         securities                                              63,312         69,548
       RRP shares earned                                          6,424         45,007
  Decrease (increase) in:
       Accrued interest receivable                             (130,714)       (95,046)
       Other assets                                            (341,829)       (34,591)
  Increase (decrease) in:
       Accrued interest payable                                 (23,813)      (145,634)
       Accrued income taxes                                      11,117         (5,410)
       Accounts payable and accrued expenses                    221,432        (64,682)
                                                            -----------    -----------
           NET CASH PROVIDED BY OPERATING ACTIVITIES          2,468,710      1,870,114
                                                            -----------    -----------

INVESTING ACTIVITIES
--------------------
  Securities:
       Proceeds from sale, maturities or calls                1,904,600      1,292,224
       Purchased                                             (2,377,125)    (2,223,223)
  Mortgage-backed securities:

       Purchased                                                      0     (6,991,295)
       Principal payments                                     2,240,568        765,687
  Purchase of Federal Home Loan Bank Stock                     (385,600)             0
  Loan originations and principal payments, net             (20,227,173)   (17,488,055)
  Proceeds from sale of foreclosed real estate                  155,066        239,284
  Purchases of software                                               0         (1,747)
  Purchases of premises and equipment                          (969,777)      (147,913)
                                                            -----------    -----------
          NET CASH USED BY INVESTING ACTIVITES              (19,659,441)   (24,555,038)
                                                            -----------    -----------


See accompanying Accountant's Review Report and notes to consolidated financial statements

                            CLASSIC BANCSHARES, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)


                                                                           NINE MONTHS ENDED
                                                                              DECEMBER 31,
                                                                              ------------
                                                                        2002                2001
                                                                        ----                ----

FINANCING ACTIVITIES
--------------------

  Net increase in deposits                                         $ 17,113,297    $ 19,498,131
  Net proceeds from FHLB borrowings                                   1,745,705       5,034,325
  (Decrease) increase in securities sold under agreements to
    repurchase                                                         (765,540)      1,528,037
  Net increase (decrease) in short-term borrowings                       54,771        (212,265)
  Purchase of treasury stock                                           (334,080)       (329,668)
  Dividends paid                                                       (252,292)       (255,378)
                                                                   ------------    ------------
          NET CASH (USED) PROVIDED BY FINANCING ACTIVITIES           17,561,861      25,263,182
                                                                   ------------    ------------

Increase (decrease) in cash and cash equivalents                        371,130       2,578,258
Cash and cash equivalent at beginning of period                       5,400,046       5,606,391
                                                                   ------------    ------------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                         $  5,771,176    $  8,184,649
                                                                   ============    ============

ADDITIONAL CASH FLOWS AND SUPPLEMENTARY INFORMATION

          Cash paid during the period for:

            Interest on deposits and borrowings                    $  1,484,324    $  1,363,756
            Taxes                                                  $    800,000    $    569,981
          Assets acquired in settlement of loans                   $     76,000    $    288,033

          Net unrealized (loss) gain on securities available for
          sale                                                     $    840,928    $   (123,346)



See accompanying Accountant's Review Report and notes to consolidated financial statements

                            CLASSIC BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




(1)      PRINCIPLES OF CONSOLIDATION
         ---------------------------

         The financial statements for fiscal year 2003 are presented for Classic Bancshares, Inc. (the "Company") and its wholly owned subsidiary, Classic Bank. The consolidated balance sheets for December 31, 2002 and March 31, 2002 are for the Company and Classic Bank. The consolidated statements of income include the operations of the Company and Classic Bank for the three and nine months ended December 31, 2002 and 2001.

(2)      BASIS OF PRESENTATION
         ---------------------

         The accompanying Consolidated Financial Statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Regulation S-B. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements.

         In the opinion of management, the Consolidated Financial Statements contain all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial condition of Classic Bancshares, Inc. as of December 31, 2002, and the results of operations for all interim periods presented. Operating results for the nine months ended December 31, 2002 are not necessarily indicative of the results that may be expected for the fiscal year ended March 31, 2003.

         Certain financial information and footnote disclosures normally included in annual financial statements prepared in conformity with generally accepted accounting principles have been omitted pursuant to the rules and regulations of the Securities and Exchange Commission. The unaudited interim consolidated financial statements presented herein should be read in conjunction with the annual consolidated financial statements of the Company as of and for the fiscal year ended March 31, 2002.

(3)      EARNINGS PER SHARE
         -------------------

         Earnings per share are presented pursuant to the provisions of SFAS No. 128, "Earnings Per Share." Basic earnings per share are calculated based on the weighted average number of common shares outstanding during the respective periods.

         Diluted earnings per share are computed taking into consideration common shares outstanding and dilutive potential common shares to be issued under the Company's stock option plans and recognition and retention plan.

         The weighted average number of shares used in the basic earnings per share computations was 1,040,204 and 1,049,550 for the three-month periods ended December 31, 2002 and 2001, respectively and 1,047,448 and 1,056,797 for the nine-month periods ended December 31, 2002 and 2001. The weighted average number of shares used in the diluted earnings per share computations was 1,127,129 and 1,084,419 for the three-month periods ended December 31, 2002 and 2001, respectively and 1,134,373 and 1,091,666 for the nine-month periods ended December 31, 2002 and 2001, respectively.

         Options to purchase 187,850 shares of common stock were outstanding at December 31, 2002 but 7,000 of those shares were not included in the computation of diluted earnings per share due to their anti-dilutive effect. Options to purchase 180,750 shares of common stock were outstanding at December 31, 2001 but 10,550 of those shares were not included in the computation of diluted earnings per share due to their anti-dilutive effect.

(4)      GOODWILL AND OTHER INTANGIBLES
         ------------------------------

         In July 2001, the Financial Accounting Standards Board issued Statement No. 142, Goodwill and Other Intangible Assets. This Statement addresses financial accounting and reporting for acquired goodwill and other intangible assets and how they should be accounted for after they have been initially recognized in the financial statements. This Statement provides specific guidance for testing goodwill for impairment. This Statement specifically relates to the Company in that it changes the accounting for goodwill that the Company currently has on its balance sheet. The Statement outlines that goodwill should not be amortized but should be tested for impairment on an annual basis and between annual tests in certain circumstances. Impairment is the condition that exists when the carrying amount of goodwill exceeds its implied fair value. The annual goodwill impairment test may be performed any time during the fiscal year provided the test is performed at the same time every year.

         The Statement is effective for fiscal years beginning after December 15, 2001. However, early application is permitted for entities with fiscal years beginning after March 15, 2001. An entity has six months from the date it initially applies this statement to complete the impairment test. The Company adopted Statement No. 142 effective April 1, 2001. As a result of the adoption of Statement No. 142, the Company will discontinue the amortization of its goodwill and will only record impairment losses if deemed necessary in future periods.

      The changes in the carrying amount of goodwill for the nine months ended December 31, 2002, are as follows:



($000s)                                         BANKING SEGMENT
                                                ---------------

Balance as of April 1, 2002                          $5,555
Goodwill acquired                                      --
Impairment losses                                      --
Goodwill written off related to
      disposal of reporting unit                       --
                                                     ------
Balance as of December 31, 2002                      $5,555
                                                     ------

The annual goodwill impairment test was performed in the third quarter of the Company's 2003 fiscal year. To determine an estimate of the banking segment's fair value, we utilized a market approach (comparative transactions method). The comparative transactions method is based on the consideration of recent sales of stock of similar companies. Under the comparative transactions method, comparisons are made of the relationship of selling prices to such indicators as total assets, total deposits, total core deposits, total equity, total tangible equity and earnings. The testing indicated that the fair value of the reporting unit exceeded the carrying amount of the net assets (including goodwill). The goodwill will be tested annually for impairment.

(5)      EMPLOYEE STOCK OWNERSHIP PLAN (ESOP)
         -----------------------------------

         The Company has an Employee Stock Ownership Plan (ESOP), which covers substantially all employees. The ESOP borrowed $1,058,000 from the Company, and purchased 105,800 common shares, equal to 8% of the total number of shares issued in the conversion. The loan is for a term of twenty-five years. The Company's subsidiary bank makes scheduled discretionary contributions to the ESOP sufficient to service the debt. Shares are allocated to participants' accounts under the shares allocated method. The cost of shares committed to be released and unallocated shares is reported as a reduction of stockholders' equity. Compensation expense is recorded based on the average fair market value of the ESOP shares when committed to be released. Furthermore, ESOP shares that have not been committed to be released are not considered outstanding. The expense under the ESOP was $26,480 and $17,064 for the three months ended December 31, 2002 and 2001, respectively and $75,335 and $49,511 for the nine months ended December 31, 2002 and 2001, respectively. As of December 31, 2002, the Company considered 64,331 shares as unearned ESOP shares with a fair value of $1,647,517.

(6)      STOCK OPTION AND INCENTIVE PLANS AND RECOGNITION AND RETENTION PLAN
         -------------------------------------------------------------------

         On July 29, 1996, the shareholders of the Company ratified the adoption of the Company's 1996 Stock Option and Incentive Plan and the Recognition and Retention Plan ("RRP"). Pursuant to the Stock Option Plan, 132,250 shares of the Company's common stock are reserved for issuance, of which the Company has granted options on 106,774 shares at $10.8125 per share, options on 19,000 shares at $13.375 per share, options on 4,500 shares at $13.875 per share, options on 626 shares at $13.75 per share, options on 200 shares at $13.625 per share, options on 450 shares at $12.313 per share and options on 400 shares at $16.75 per share. Pursuant to the Recognition and Retention Plan, 52,900 shares of the Company's common stock are reserved for issuance, of which the Company has granted awards on 52,786 shares. At the end of the quarter, 300 of the stock options remain ungranted due to forfeitures and 114 RRP shares remain ungranted. Ungranted RRP shares are included in treasury stock at cost.

         On July 27, 1998, the shareholders of the Company ratified the adoption of the Company's 1998 Premium Price Stock Option Plan. Pursuant to the Premium Price Stock Option Plan, 50,000 shares of the Company's common stock is reserved for issuance of which the Company has granted options on 5,000 shares at $16.295 per share, options on 5,550 shares at $14.988 per share, options on 24,000 shares at $11.275 per share and options on 14,350 shares at $13.544 per share. At the end of the quarter, 1,100 of the stock options remain ungranted due to forfeitures.

         On August 13, 2001, the shareholders of the Company ratified the adoption of the Company's 2001 Premium Price Stock Option Plan. Pursuant to the Premium Price Stock Option Plan, 50,000 shares of the Company's common stock is reserved for issuance, of which the Company has granted options on 7,000 shares at $22.549 per share. At the end of the quarter, 43,000 of the stock options remain ungranted.

(7)      CASH DIVIDEND
         -------------

         On January 21, 2003, the Board declared a cash dividend of $.08 per share payable on February 18, 2003 to shareholders of record on February 4, 2003.

(8)      CONSTRUCTION OF NEW FACILITY
         ----------------------------

         In April 2002, the Company acquired land in Greenup, Kentucky for the purpose of constructing a new branch bank. The total estimated cost of the new branch, including land, improvements and furnishings, totals approximately $925,000. The construction of the facility was completed in December 2002 and the Company spent approximately $855,000 towards the purchase of land and the construction of the new facility.

(9)      ACQUISITION OF FIRST FEDERAL FINANCIAL BANCORP, INC.
         ---------------------------------------------------

         On December 30, 2002, the Company entered into an Agreement and Plan of Merger (the "Agreement") with First Federal Financial Bancorp, Inc. ("First Federal"). Under the terms of the Agreement, First Federal will merge into the Company in a transaction valued at approximately $11.5 million. Under the terms of the agreement, First Federal shareholders may elect to receive either shares of the Company's common stock, $24.00 in cash or a combination of stock and cash in exchange for their shares of First Federal common stock. The elections of First Federal shareholders will be subject to the requirement that 50% of First Federal shares be exchanged for cash and 50% be exchanged for the Company's common stock.

         Under the terms of the agreement, the number of shares of the Company's common stock for which each First Federal share will be exchanged will be .9797. Based on the above, the total number of the Company's shares to be issued in the transaction is anticipated to be 226,615 and the total amount of cash to be paid in the transaction is anticipated to be $5.5 million.

         The merger is subject to certain condition, including the approval of the shareholders of the Company and First Federal and receipt of regulatory approval. The merger is expected to be completed in the second quarter of 2003.

                                 PART I - ITEM 2

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

FINANCIAL CONDITION
-------------------

         The Company's total assets increased $21.2 million from $215.4 million at March 31, 2002 to $236.6 million at December 31, 2002. The increase was due primarily to an increase in loans of $19.9 million, an increase in investment securities of approximately $1.4 million, an increase in cash and cash equivalents of approximately $400,000, an increase in FHLB stock of $400,000, an increase in premise and equipment of approximately $700,000 and an increase in other assets of approximately $400,000 offset by a decrease in mortgage-backed securities of approximately $2.0 million.

         Net loans receivable increased $19.9 million from $160.3 million at March 31, 2002 to $180.2 million at December 31, 2002. Consistent with the Company's strategic plan, the growth in loans was primarily in the areas of consumer and commercial business loans. Consumer loans increased approximately $8.9 million, commercial business loans increased approximately $7.2 million, 1-4 family mortgage loans increased approximately $2.0 million and commercial real estate loans increased approximately $1.8 million. The Company experienced loan growth for the period due to use of an incentive plan for lending personnel, and competitive loan rates.

         Investment securities increased approximately $1.4 million from $25.8 million at March 31, 2002 to $27.2 million at December 31, 2002 primarily due to an increase in the market value of these available for sale securities of $963,000. The remainder of the increase was due to purchases of investment securities during the period of $2.4 million offset by sales, maturities and calls of $1.9 million. Mortgage-backed securities decreased approximately $2.0 million from $9.1 million at March 31, 2002 to $7.1 million at December 31, 2002. The decrease was primarily due to principal repayments during the period partially offset by an increase in the market value of these available for sale securities.

         Net deposits increased $17.1 million from $158.9 million at March 31, 2002 to $176.0 million at December 31, 2002. Non-interest bearing demand deposits increased approximately $1.1 million, savings, NOW and money market accounts increased approximately $6.5 million and other time deposits consisting primarily of certificates of deposit increased approximately $9.5 million. The increase in deposits was used to fund loan growth. In the first quarter of the 2003 fiscal year, the Company funded loan growth primarily utilizing short-term, variable rate borrowings, however during the second and third quarters of the fiscal year the Company was able to increase deposits at attractive rates to fund growth. Several factors contributed to the increased deposits in the second and third quarters, including the attraction of a large public fund deposit account, deposits from equity fund disintermediation and an increase in certificate of deposit accounts primarily through competitive market pricing in order to lengthen liability maturities.

         Total stockholders' equity was $22.0 million at March 31, 2002 compared to $24.4 million at December 31, 2002. The increase was due to net income recorded for the period and an increase in the market value of available for sale securities offset by the purchase of treasury stock and cash dividends paid.

FORWARD-LOOKING STATEMENTS
--------------------------

         When used in this Form 10-QSB and in future filings by the Company with the Securities and Exchange Commission (the "SEC"), in the Company's press releases or other public or shareholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including changes in economic conditions in the Company's market area including unemployment levels and plant closings, changes in real estate values in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area and competition, that could cause actual results to differ materially from historical earnings, the failure to achieve anticipated merger cost savings or difficulty in merger integration, and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

         The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

RESULTS OF OPERATIONS - COMPARISON OF OPERATING RESULTS FOR THE THREE AND NINE
--------------------------------------------------------------------------------
MONTHS ENDED DECEMBER 31, 2002 AND 2001
---------------------------------------

         GENERAL. The Company's results of operations depend primarily upon the level of net interest income, which is the difference between the interest income earned on its interest-earning assets such as loans and investments, and the costs of the Company's interest-bearing liabilities, primarily deposits and borrowings. Results of operations are also dependent upon the level of the Company's non-interest income, including fee income and service charges, and affected by the level of its non-interest expenses, including its general and administrative expenses. Net interest income depends upon the volume of interest-earning assets and interest-bearing liabilities and the interest rates earned or paid on them, respectively.

         The Company reported net income of $788,000 for the three months ended December 31, 2002 compared to net income of $623,000 for the three months ended December 31, 2001. The increase in net income of $165,000 between the two periods was primarily the result of an increase in net interest income of $338,000, an increase in non-interest income of $45,000 and a decrease in provision for loss on loans of $31,000 partially offset by an increase in non-interest expense of $171,000 and an increase in income taxes of $78,000.

         The Company reported net income of $2.2 million for the nine months ended December 31, 2002 compared to net income of $1.6 million for the nine months ended December 31, 2001. The increase in income of $591,000 between the two periods was primarily the result of an increase in net interest income of $1.4 million and an increase in non-interest income of $123,000 partially offset by an increase in provision for loss on loans of $39,000, an increase in non-interest expense of $628,000 and an increase in income taxes of $271,000.

         INTEREST INCOME. Total interest income increased $158,000 for the three months ended December 31, 2002 and increased $351,000 for the nine months ended December 31, 2002 as compared to the three and nine months ended December 31, 2001. The increase in interest income for the three and nine-month period was due to an increase in the average balance of interest-earning assets of $29.4 million for the three-month period and an increase of $31.6 million for the nine-month period offset by a decrease in the yield earned on interest-earning assets. The increase in the average balance of interest-earning assets was due primarily to an increase in the average balance of loans and an increase in the average balance of mortgage-backed securities. The average balance of loans increased $25.7 million for the three-month period and $25.5 million for the nine-month period. The average balance of mortgage-backed securities increased $2.3 million for the three-month period and $4.5 million for the nine-month period. The average yield on interest-earning assets was 6.9% for the three months ended December 31, 2002 and 7.0% for the nine months ended December 31, 2002 compared to 7.6% and 7.9% for the same periods in 2001. Tax equivalent adjustments were made to the yield. The decrease in the yield was due to the repricing of assets during the period in a declining interest rate environment.

         INTEREST EXPENSE. Interest expense decreased $180,000 and $1.1 million for the three and nine months ended December 31, 2002 as compared to the same period in 2001. Interest expense decreased for the periods primarily due to a decrease in the average rate paid on interest-bearing liabilities offset by an increase in the average balance of interest-bearing liabilities. The average rate paid on interest-bearing liabilities was 2.6% and 2.7% for the three and nine months ended December 31, 2002 compared to 3.5% and 4.2% for the three and nine months ended December 31, 2001. The decrease in the average rate paid on interest-bearing liabilities was due to a significant decline in interest rates in the past twelve months. Most of the Company's interest-bearing liabilities have repriced to lower interest rates in the past twelve months. All of the Company's borrowings during the period of the interest rate decreases were short-term with variable rates allowing the cost of the borrowings to decrease as rates decreased. Within the past six months, some of the borrowings have been restructured to long-term, fixed rate borrowings. At December 31, 2002, the Company's FHLB borrowings had an average remaining maturity of 2.8 years and an average cost of 3.3%.

         The average balance of interest-bearing liabilities increased $27.1 million for the three months ended December 31, 2002 compared to the same period in 2001 and the average balance of interest-bearing liabilities increased $29.0 million for the nine months ended December 31, 2002 compared to the same period in 2001. The increase in these balances is primarily the result of an increase in the average balance of interest-bearing transaction accounts, an increase in the average balance of certificate of deposit accounts and an increase in the average balance of FHLB borrowings.

         The resulting interest rate spread was 4.3% for the three and nine months ended December 31, 2002 compared to 4.1% and 3.7% for the same periods in 2001.

         PROVISION FOR LOAN LOSSES. The Company's provision for loan losses totaled $96,000 and $306,000 for the three and nine months ended December 31, 2002 compared to $127,000 and $267,500 for the three and nine months ended December 31, 2001 based on management's overall assessment of the loan portfolio. The provision recorded for the three and nine-month period was based on management's evaluation of the Company's current portfolio including factors such as the quality of the portfolio, the increase in loans that are not secured by 1-4 family real estate, charge-off history, peer data and overall growth in the loan portfolio. Management continually monitors the Company's allowance for loan losses and makes adjustments as economic conditions, portfolio quality and portfolio diversity dictates. Although the Company maintains its allowance for loan losses at a level which the Board considers to be adequate to provide for probable incurred losses on existing loans, there can be no assurance that future losses will not exceed estimated amounts or that additional provisions for loan losses will not be required for future periods.

         NON-INTEREST INCOME. Non-interest income increased approximately $45,000 and $123,000 for the three and nine months ended December 31, 2002 compared to the same period in 2001. The increase for the three and nine-month period is primarily the result of an increase in service charges and other fees on deposits of $71,000 and $127,000, respectively offset by a decrease in other income for the three and nine-month period of $26,000 and $8,000. The increase in service charges and other fees on deposits for the periods is the result of an increased core deposit base. Non-interest income also increased for the nine-month period due to an increase of $4,000 in the gain recorded on the sale of securities.

         NON-INTEREST EXPENSE. Non-interest expenses increased $171,000 and $628,000 for the three and nine months ended December 31, 2002 compared to the same periods in 2001. Non-interest expenses increased $171,000 for the three-month period due to an increase in employee compensation and benefits of $41,000, an increase in occupancy and equipment expense of $49,000, an increase in tax on deposits of $29,000, an increase in stationary, printing and supplies expense of $12,000, an increase in communications expense of $8,000, and an increase in other general administrative expenses of $32,000.

         Non-interest expenses increased $628,000 for the nine-month period due to an increase in employee compensation and benefits of $319,000, an increase in stationary, printing and supplies of $62,000, an increase in technology expense related to on-line banking, ATM and other services of $52,000, an increase in occupancy and equipment expense of $49,000, an increase in taxes paid on capital and deposits of $44,000, an increase in marketing and advertising of $24,000, an increase in federal deposit insurance premiums of $7,000, an increase in the loss on foreclosed real estate of $10,000, an increase in insurance expense of $10,000 and an increase in other general and administrative expenses of $51,000.

         Employee compensation and benefits increased for the two periods primarily due to the hiring of staff for our new Greenup County banking office which opened in August 2002; an increase in costs related to incentive-based compensation programs; and an increase in ESOP expense due to the increase in the average market price of the Company's stock. Stationary, printing and supplies expense and occupancy and equipment expense also increased due to expenses related to the opening of the new Greenup County office.

         Advertising increased due to the undertaking of an aggressive advertising campaign utilizing the endorsement of a national celebrity. The increase for the nine-month period in the loss reported on foreclosed real estate was due to the write-down of a piece of foreclosed real estate.

         INCOME TAX EXPENSE. Income tax expense increased $78,000 and $271,000 for the three and nine months ended December 31, 2002 primarily due to an increase in income before income taxes for each period.

NON-PERFORMING ASSETS AND ALLOWANCE FOR LOAN LOSSES
---------------------------------------------------

         The allowance for loan losses is calculated based upon an evaluation and assessment of pertinent factors underlying the types and qualities of the Company's loans. Management considers such factors as the payment status of a loan, peer data, the borrower's ability to repay the loan, the estimated fair value of the underlying collateral, anticipated economic conditions that may affect the borrower's repayment ability and the Company's historical charge-offs. The Company's allowance for loan losses as of December 31, 2002 was $1.9 million or 1.1% of the total loans. The March 31, 2002 allowance for loan loss was $1.6 million, or 1.0% of total loans. The Company recorded a provision for loan losses of $306,000 for the nine-month period, and had net charge-offs of $23,000 for the nine-month period. The allowance for loan losses at December 31, 2002 was allocated as follows: $337,000 to one-to-four family real estate loans, $17,000 to commercial real estate, $92,000 to commercial business loans, $31,000 to consumer loans and $1.4 million remained unallocated.

         The ratio of non-performing assets to total assets is one indicator of other exposure to credit risk. Non-performing assets of the Company consist of non-accruing loans, accruing loans delinquent 90 days or more, and foreclosed assets, which have been acquired as a result of foreclosure or deed-in-lieu of foreclosure. For all periods presented the Company had no troubled debt restructurings. The following table sets forth the amount of non-performing assets at the periods indicated.

                                         December 31, 2002      March 31, 2002
                                         -----------------      --------------
                                                 (Dollars in Thousands)

Non-Accruing Loans ......................   $  353                  $  412
Accruing Loans Delinquent 90 Days or More    1,022                     244
Foreclosed Assets .......................        4                      82
                                            ------                  ------

Total Non-Performing Assets .............   $1,379                  $  738
Total Non-Performing Assets as a
         Percentage of Total Assets .....       .6%                     .3%

         Total non-performing assets increased $641,000 from March 31, 2002 to December 31, 2002 due primarily to an increase in non-performing loans in primarily the 1-4 family mortgage portfolio and commercial real estate portfolio. The increase includes a few large delinquent 1-4 family mortgage loans and commercial real estate loans which management believes are adequately collateralized and which involve borrowers which management believes have sufficient resources to service the debt. Management does not feel that this is an indication of a trend of increased non-performing assets for the Company. Management continually pursues collection of these loans in order to decrease the level of non-performing assets.

         OTHER ASSETS OF CONCERN. Other than the non-performing assets set forth in the table above, as of December 31, 2002, there were no loans with respect to which known information about the possible credit problems of the borrowers or the cash flows of the security properties have caused management to have concerns as to the ability of the borrowers to comply with present loan repayment terms and which may result in the future inclusion of such items in the non-performing asset categories.

LIQUIDITY AND CAPITAL RESOURCES
-------------------------------

         The Company's most liquid assets are cash and cash equivalents. The levels of these assets are dependent on the Company's operating, financing, and investing activities. At December 31, 2002 and March 31, 2002, cash and cash equivalents totaled $5.8 million and $5.4 million, respectively. The Company's primary sources of funds include principal and interest payments on loans (both scheduled and prepayments), maturities of investment securities and principal payments from mortgage-backed securities, deposits and Federal Home Loan Bank of Cincinnati advances and other borrowings. While scheduled loan and mortgage-backed security repayments and proceeds from maturing investment securities are relatively predictable, deposit flows and early repayments are more influenced by interest rates, general economic conditions and competition. Certificates of deposit as of December 31, 2002 maturing within one year totaled $63.0 million. Management believes based on experience that most of these funds will remain with the Company.

         Liquidity management is both a short- and long-term responsibility of management. The Company adjusts its investments in liquid assets based upon management's assessment of expected loan demand, projected purchases of investment and mortgage-backed securities, expected deposit flows, yields available on interest-bearing deposits, and liquidity of its asset/liability management program. Excess liquidity is generally invested in interest-bearing overnight deposits and other short-term liquid asset funds. If funds are required beyond the funds generated internally, the subsidiaries of the Company have the ability to borrow funds from the FHLB and other third parties. At December 31, 2002, the Company had $29.1 million in borrowings outstanding with the FHLB. On a limited basis, the Company at times utilizes repurchase agreements for the generation of additional funds from our established relationship business customers. At December 31, 2002, the Company had $4.6 million of repurchase agreements with existing relationship based business customers.

         At December 31, 2002, the Company had outstanding commitments to fund loans of $18.5 million. The Company anticipates that it will have sufficient funds available to meet its current commitments principally through the use of current liquid assets and through its borrowing capacity with the FHLB.

         Classic Bank is subject to the regulatory capital requirements of the Federal Deposit Insurance Corporation (the "FDIC"). The following table summarizes, as of December 31, 2002, the capital requirements applicable to Classic Bank and its actual capital ratios. As of December 31, 2002, Classic Bank was in compliance with its capital requirements.


                                                   REGULATORY              ACTUAL CAPITAL
                                              CAPITAL REQUIREMENT           CLASSIC BANK
                                              -------------------           ------------
                                               AMOUNT      PERCENT      AMOUNT      PERCENT
                                               ------      -------      ------      -------
                                                        (Dollars in Thousands)
         Total Capital
           (to Risk Weighted Assets)            $13,926       8.0%    $  18,892      10.9%
         Tier 1 Capital
           (to Adjusted Total Assets)             9,144       4.0        16,980       7.4

         The Company is subject to the regulatory capital requirements of the Federal Reserve Board that generally parallels the capital requirements for FDIC insured banks. The following table summarizes, as of December 31, 2002, the capital requirements applicable to the Company and its actual capital ratios. As of December 31, 2002, the Company was in compliance with its capital requirements.


                                                   REGULATORY              ACTUAL CAPITAL
                                              CAPITAL REQUIREMENT           CLASSIC BANK
                                              -------------------           ------------
                                               AMOUNT      PERCENT      AMOUNT      PERCENT
                                               ------      -------      ------      -------
                                                        (Dollars in Thousands)

         Total Capital
           (to Risk Weighted Assets)         $13,966         8.0%      $20,255        11.6%
         Tier 1 Capital
           (to Adjusted Total Assets)          9,187         4.0        18,343         8.0

IMPACT OF INFLATION AND CHANGING PRICES
---------------------------------------

         The consolidated financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on the operations of the Company is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates, generally, have a more significant impact on a financial institution's performance than does inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

                        ITEM 3 - CONTROLS AND PROCEDURES

         The Company has adopted interim disclosure controls and procedures designed to facilitate the Company's financial reporting. The interim disclosure controls currently consist of communications among the Chief Executive Officer, the Chief Financial Officer and each department head to identify any transactions, events, trends, risks or contingencies which may be material to the Company's operations. The Company's disclosure controls also include certain internal controls adopted in connection with applicable accounting guidelines. Finally, the Chief Executive Officer, Chief Financial Officer, the Audit Committee and the Company's independent auditors also meet on a quarterly basis and discuss the Company's material accounting policies. The Company's Chief Executive Officer and Chief Financial Officer have evaluated the effectiveness of these interim disclosure controls within the 90 days prior to the filing of this report and found them to be adequate.

         The Company maintains internal controls and has evaluated such controls within 90 days of the filing of this report. There have not been any significant changes in such internal controls subsequent to the date of their evaluation

                           PART II. OTHER INFORMATION

Item 1.     LEGAL PROCEEDINGS

            None.

Item 2.     CHANGES IN SECURITIES

            None.

Item 3.     DEFAULTS UPON SENIOR SECURITIES

            None.

Item 4.     SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

            None.

Item 5.     OTHER INFORMATION

            None.

Item 6.     EXHIBITS AND REPORTS ON FORM 8-K

            a.  Exhibits
                Exhibit 28 Accountant's Review Report

                Exhibit 99.1 Certification of David B. Barbour pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

                Exhibit 99.2 Certification of Lisah M. Frazier pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

            b.  Reports on Form 8-K

                The Registrant filed the following current reports on Form 8-K during the three months ended December 31, 2002:

                Report filed on November 1, 2002 containing press release, dated October 30, 2002, announcing earnings for the quarter ending September 30, 2002 and declaring a cash dividend.

                Report filed December 31, 2002 containing press release, dated December 30, 2002, announcing merger agreement between the Company and First Federal Bancorp, Inc.

  Certification of Principal Executive Officer and Principal Financial Officer
                CERTIFICATION FOR QUARTERLY REPORT ON FORM 10-QSB

I, David B. Barbour, certify that:

     1) I have reviewed this quarterly report on Form 10-QSB of Classic Bancshares, Inc.;

     2) Based on my knowledge, this quarterly report does not contain any untrue statements of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

     3) Based on my knowledge, the financial statements and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

     4) The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

         a) designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

         b) evaluated the effectiveness of the registrant's disclosure controls and procedures as a date within 90 days prior to the filing date of this quarterly report (the "Evaluation Date"); and

         c) presented in this quarterly report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

     5) The registrant's other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent function):

         a) all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

         b) any fraud, whether material or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

     6) The registrant's other certifying officer and I have indicated in this quarterly report whether or not there were significant changes in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Signature and Title:   /s/ David B. Barbour              Date:  2/13/03
                       ------------------------------           ---------------
                           David B. Barbour
                           President and Chief
                            Executive Officer

  Certification of Principal Executive Officer and Principal Financial Officer
                CERTIFICATION FOR QUARTERLY REPORT ON FORM 10-QSB

I, Lisah M. Frazier, certify that:

     1) I have reviewed this quarterly report on Form 10-QSB of Classic Bancshares, Inc.;

     2) Based on my knowledge, this quarterly report does not contain any untrue statements of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

     3) Based on my knowledge, the financial statements and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

     4) The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

         a) designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

         b) evaluated the effectiveness of the registrant's disclosure controls and procedures as a date within 90 days prior to the filing date of this quarterly report (the "Evaluation Date"); and

         c) presented in this quarterly report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

     5) The registrant's other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent function):

         a) all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

         b) any fraud, whether material or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

     6) The registrant's other certifying officer and I have indicated in this quarterly report whether or not there were significant changes in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Signature and Title: /s/ Lisah M. Frazier            Date: 2/13/03
                     ---------------------------           ---------------------
                         Lisah M. Frazier
                         Chief Operating Officer
                          and Chief Financial Officer

                                   SIGNATURES

     Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                     CLASSIC BANCSHARES, INC.
                                     REGISTRANT

Date:    _______________________     /s/ David B. Barbour
                                     ------------------------------------
                                     David B. Barbour, President, Chief
                                     Executive Officer and Director
                                      (duly Authorized Officer)



Date:    _______________________     /s/ Lisah M. Frazier
                                     ---------------------------------------
                                     Lisah M. Frazier, Chief Operating Officer,
                                     Treasurer and Chief Financial Officer
                                       (Principal Financial Officer)

                                                                  ANNEX E PART 3

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



                Date of Report (Date of earliest event reported)
                                  May 16, 2003




                            CLASSIC BANCSHARES, INC.
--------------------------------------------------------------------------------
             (Exact name of Registrant as specified in its Charter)


         Delaware                     0-27170                    61-1289391
--------------------------------------------------------------------------------
(State or other jurisdiction    (Commission File No.)          (IRS Employer
     of incorporation)                                      Identification No.)



     344 17th Street, Ashland, Kentucky                          41101
--------------------------------------------------------------------------------
  (Address of principal executive offices)                     (Zip Code)




Registrant's telephone number, including area code: (606) 326-2801



                                       N/A
--------------------------------------------------------------------------------
          (Former name or former address, if changed since last report)


================================================================================

Item 7.    Financial Statements and Exhibits

     (a)   Exhibits

           99 Press release dated May 16, 2003

Item 9.    Regulation FD Disclosure.

           On May 16, 2003, Classic Bancshares, Inc. issued a press release announcing its earnings for the year ended March 31, 2003. A copy of the press release is filed herewith as Exhibit 99.1 and incorporated herein by reference.

           The information under this caption is intended to be furnished by Classic Bancshares, Inc. under Item 12 of Form 8-K but is placed under Item 9 instead of Item 12 in accordance with the interim guidance provided by the Securities and Exchange Commission in Release No. 33-8216 issued March 27, 2003. The information contained in this Item 9 or incorporated by reference herein (whether or not furnished pursuant to Item 12) shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

                                            CLASSIC BANCSHARES, INC.




Date: May 16, 2003                          By: /s/Lisah M. Frazier
      ------------                          ----------------------------------
                                            Lisah M. Frazier, Chief Operations
                                            Officer and Chief Financial Officer

                                                                      EXHIBIT 99
                                                                      ----------

FOR IMMEDIATE RELEASE
---------------------

      For Additional Information Contact:
      David B. Barbour, President and Chief Executive Officer
      Lisah M. Frazier, Chief Operating Officer and Chief Financial Officer
      (606) 326-2800 Fax (606) 326-2801 www.classicbank.com

           CLASSIC BANCSHARES, INC. REPORTS A 32% INCREASE IN EARNINGS
                            FOR ITS 2003 FISCAL YEAR

      Ashland, Kentucky, -- May 16, 2003 -- Classic Bancshares, Inc. (NASDAQ -
CLAS) reported net income of $2.9 million, or $2.55 per diluted share for the fiscal year ended March 31, 2003 compared to net income of $2.2 million, or $1.93 per diluted share for the fiscal year ended March 31, 2002. Net income for the fourth quarter ended March 31, 2003 was $749,000 or $.66 per diluted share compared to $619,000 or $.55 per diluted share for the fourth quarter ended March 31, 2002.

      The Company's assets increased approximately $34.4 million to $249.8 million at March 31, 2003, representing a year-to-year asset growth rate of 16%. The growth for the twelve-month period was primarily in the Company's loan portfolio, which increased approximately $26.9 million or 17% on a year-to-year basis. The Company's loan growth was evenly weighted in the consumer and commercial business portfolios. Increased deposits funded asset growth during the fiscal year. Deposits increased approximately $31.3 million, an increase of 19.7% and borrowings decreased approximately $700,000 for the fiscal year ended March 31, 2003, as deposit inflows from other investment sources continued. A total of $11.2 million of the deposit increase was in demand, money market and savings accounts.

      Asset quality continues as a primary focus of the Company with total non-performing assets representing .5% of total assets at March 31, 2003 compared to .3% at March 31, 2002. The increase in non-performing assets was primarily in the one-to-four family portfolio and is representative of a slowing national and local economy. The Company recorded a provision for loan losses of $428,000 for the twelve-month period and had net charge-offs of approximately $81,000 for the twelve-month period resulting in an allowance for loan losses of approximately $2.0 million at March 31, 2003. The allowance at March 31, 2003 was equal to 156% of total non-performing loans and non-performing assets and 1.0% of total loans receivable.

      President and Chief Executive Officer, David B. Barbour remarked, "these results represent the second consecutive year of record earnings for the Company despite difficult economic conditions. Our management team and employees continue to execute a strategic direction that is focused on customer service, efficiencies and sustained profitability. Our new banking office in Greenup, Kentucky provided a major boost for the Company in deposit and loan growth."

      Net interest income increased for both the twelve-month period and the fourth quarter. Net interest income increased $1.6 million for the fiscal year ended March 31, 2003 compared to the fiscal year ended March 31, 2002 and $222,000 for the fourth quarter of fiscal year 2003 compared to the same period in 2002. The increases in net interest income were primarily due to a larger earning asset base.

      The Company's non-interest income improved for both the twelve-month period and the quarter. Non- interest income increased $220,000 for the fiscal year ended March 31, 2003 compared to the fiscal year ended March 31, 2002 and $98,000 for the fourth quarter of fiscal year 2003 compared to the same period in 2002. Non-interest income increased primarily due to an increase in fees and service charges on deposit accounts caused by deposit growth. Non-interest income also increased from a gain on the sale of securities.

      Non-interest expense increased for both the twelve-month period and the quarter. Non-interest expense increased approximately $730,000 for the fiscal year ended March 31, 2003 as compared to the fiscal year ended March 31, 2002 and increased approximately $105,000 for the fourth quarter of fiscal year 2003 compared to the same period in 2002. The increase in non-interest expense was due to an increase in salaries and employee benefits, and an increase in supplies and equipment expense. All of these expenses increased primarily due to the opening of a new branch office in Greenup, Kentucky in August 2002. Non-interest expense also increased due to increased costs related to incentive-based compensation programs as well as increases in ESOP expense as a result of increases in the average market price of the Company's stock.

      Classic Bancshares, Inc. previously announced that the Company entered into a definitive merger agreement with First Federal Financial Bancorp, Inc. Under the terms of the agreement, First Federal Financial Bancorp, Inc. will merge into Classic Bancshares, Inc. in a transaction valued at approximately $11.5 million. The deal is subject to certain conditions, including the approval of the shareholders of Classic Bancshares, Inc. and First Federal Financial Bancorp, inc. and receipt of regulatory approval, and is anticipated to close by the end of June 2003.

      Classic Bancshares, Inc. is headquartered in Ashland, Kentucky and has one subsidiary, Classic Bank. Classic Bank operates at 344 Seventeenth Street, Ashland, Kentucky with seven branch offices located in Boyd, Carter, Greenup and Johnson counties in Kentucky.

      When used in this press release, the words or phrases "should result," "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including changes in economic condition in the Company's market area, real estate values in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

      The Company does not undertake-and specifically declines any obligation-to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

                             SELECTED FINANCIAL DATA

     The following table sets forth selected financial data of Classic Bancshares, Inc. as of March 31, 2003 and March 31, 2002 and for the three and twelve months ended March 31, 2003 and 2002.

                                                                March 31,         March 31,
                                                                  2003              2002
                                                                  ----              ----
                                                                     (In Thousands)
SELECTED FINANCIAL CONDITION DATA:
Total Assets                                                   $  249,881        $  215,447
Cash and other interest bearing deposits with other
financial institutions                                              8,148             5,400
Loans receivable, net                                             187,175           160,316
Investment securities,
     Available for sale                                            30,196            27,283
Mortgage-backed securities,
     Available for sale                                             9,596             9,064
Goodwill                                                            5,555             5,555
Deposits                                                          190,155           158,874
Securities sold under agreement to repurchase                       4,382             5,396
FHLB advances                                                      28,126            27,401
Stockholders' Equity, subject to certain restrictions              25,422            21,981


                                                                     Three Months Ended               Twelve Months Ended
                                                                           March 31,                         March 31,
                                                                  ---------------------------       ---------------------------
                                                                     2003             2002             2003             2002
                                                                  ----------       ----------       ----------       ----------
                                                                                         (In Thousands)

SELECTED OPERATIONS DATA:
Total interest income                                             $    3,544       $    3,399       $   14,205       $   13,709
Total interest expense                                                 1,186            1,263            4,970            6,100
                                                                  ----------       ----------       ----------       ----------
    Net interest income                                                2,358            2,136            9,235            7,609
Provision for loan losses                                                122               96              428              363
                                                                  ----------       ----------       ----------       ----------
    Net interest income after provision
    for losses on loans                                                2,236            2,040            8,807            7,246
                                                                  ----------       ----------       ----------       ----------
Fees and service charges                                                 310              288            1,338            1,189
Gain on sale of securities                                                61             --                 72                7
Other noninterest income                                                  84               69              265              259
                                                                  ----------       ----------       ----------       ----------
    Total noninterest income                                             455              357            1,675            1,455
    Total noninterest expense                                          1,656            1,551            6,457            5,727
                                                                  ----------       ----------       ----------       ----------
Income before income taxes                                             1,035              846            4,025            2,974
Income tax expense (benefit)                                             286              227            1,104              774
                                                                  ----------       ----------       ----------       ----------
    Net income                                                    $      749       $      619       $    2,921       $    2,200
                                                                  ==========       ==========       ==========       ==========

Basic earnings per share                                          $     0.72       $     0.59       $     2.77       $     2.08
Fully diluted earnings per share                                  $     0.66       $     0.55       $     2.55       $     1.94

                                                                        At or for the                    At or for the
                                                                     Three Months Ended               Twelve Months Ended
                                                                           March 31,                         March 31,
                                                                  ---------------------------       ---------------------------
                                                                     2003             2002             2003             2002
                                                                  ----------       ----------       ----------       ----------
OTHER DATA:
Return on average assets (ratio of annualized
   net income to total average assets)                                   1.2%              1.2%              1.3%              1.1%
Return on average equity (ratio of annualized
    net income to total average equity)                                 11.9              11.3              12.2              10.3
Net interest margin* (Federal Tax Equivalent)                            4.5               4.6               4.5               4.4
Non-performing assets to total assets                                    0.5               0.3               0.5               0.3
Allowance for loan losses to non-performing loans                      155.7             248.0             155.7             248.0
Allowance for loan losses to loans receivable, net                       1.0               1.0               1.0               1.0
Non-interest expenses/ Total revenues**                                 58.0              60.0              57.1              60.6
Book value per share                                              $    23.00        $    19.62        $    23.00        $    19.62
Tangible book value per share                                     $    17.97        $    14.66        $    17.97        $    14.66
Total shares outstanding                                           1,105,486         1,120,586         1,105,486         1,120,586
Total weighted avg. shares outstanding for EPS                     1,139,236         1,132,974         1,144,676         1,138,111
Number of full service offices                                             8                 7                 8                 7
Number of ATM locations                                                   20                18                20                18

* Net interest income (Federal Tax Equivalent) annualized divided by average earning assets.
** Total revenues = Net interest income (Federal Tax Equivalent) + non-interest income.

                                                                  ANNEX F PART 1

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 10-KSB

  /X/ ANNUAL REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF
                                      1934

                  FOR THE FISCAL YEAR ENDED: SEPTEMBER 30, 2002

                                       OR

   / / TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
                                   ACT OF 1934

                          Commission File No.: 0-28020

                      FIRST FEDERAL FINANCIAL BANCORP, INC.

                 (Name of Small Business Issuer in its charter)

                Delaware                               31-1456058
-------------------------------------      -------------------------------------
      (State or other jurisdiction                  (I.R.S. Employer
    of incorporation or organization)            Identification Number)

          415 Center Street
            Ironton, Ohio                                45638
-------------------------------------      -------------------------------------
        (Address of Principal                          (Zip Code)
          Executive Offices)


         Issuer's telephone number, including area code: (740) 532-6845

         Securities registered under Section 12(b) of the Exchange Act:
                                 NOT APPLICABLE

         Securities registered under Section 12(g) of the Exchange Act:
                    COMMON STOCK (PAR VALUE $0.01 PER SHARE)
                                (Title of Class)

Check whether the issuer (1) has filed all reports required to be filed by
Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes /X/ No / /

Check if there is no disclosure of delinquent filers in response to Item 405 of Regulation S-B contained in this form, and no disclosure will be contained, to the best of Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB.[]

Issuer's revenues for its most recent fiscal year: $4.6 million

As of December 16, 2002, the aggregate value of the 376,729 shares of Common Stock of the Registrant issued and outstanding on such date, which excludes 84,893 shares held by all directors and executive officers of the Registrant as a group, was approximately $7.5 million. This figure is based on the last known trade price of $19.80 per share of the Registrant's Common Stock on December 16, 2002.

Number of shares of Common Stock outstanding as of December 16, 2002: 461,622 Transitional Small Business Disclosure Format: Yes / / No /X/

                       DOCUMENTS INCORPORATED BY REFERENCE

None.

                                     PART I.

ITEM 1. DESCRIPTION OF BUSINESS.

GENERAL

First Federal Financial Bancorp, Inc. (the "Company") is a Delaware corporation and sole stockholder of First Federal Savings Bank of Ironton (the "Savings Bank"), which converted from a federally-chartered mutual savings and loan association to a federally-chartered stock savings bank in June 1996. The only significant assets of the Company are the capital stock of the Savings Bank, investment securities, and the Company's loan to its employee stock ownership plan. The business of the Company consists primarily of the business of the Savings Bank. At September 30, 2002, the Company had $68.9 million in total consolidated assets, $59.8 million in total consolidated liabilities and $9.1 million in total consolidated stockholders' equity.

The Company's principal executive office is located in Ironton, Ohio. The Savings Bank conducts business from its main office in Ironton, Ohio and one branch office located in Proctorville, Ohio. In October, the Company acquired Lincoln Savings and Loan Association, which maintains one office in Ironton, Ohio. The Savings Bank began conducting business in 1935. The Savings Bank's deposits are insured by the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC") to the maximum extent permitted by law.

The Savings Bank is a community oriented savings bank which has traditionally offered a variety of savings products to its retail customers. The Company has concentrated its lending activities on originating real estate loans secured by single-family residential properties in the local markets it serves. See "-Competition." At September 30, 2002, the total gross loan portfolio amounted to $50.4 million, or 73.1% of total consolidated assets, of which $37.9 million, or 75.2%, were single-family residential mortgage loans, $3.9 million, or 7.7%, were multi-family residential loans, $4.8 million, or 9.5%, were commercial real estate loans and $3.8 million, or 7.6%, were comprised of other loans, including home improvement loans, automobile loans, home equity loans and loans secured by savings accounts.

The Company also invests its funds in U.S. Government and agency securities, as well as mortgage-backed and related securities (hereinafter "mortgage-backed securities"), municipal and corporate debt securities and other short-term investments. At September 30, 2002, investment securities (both "held to maturity" as well as "available for sale") were $5.6 million, or 8.1% of total consolidated assets, and mortgage-backed securities (both "held to maturity" as well as "available for sale") were $8.8 million, or 12.8% of total consolidated assets. The Company derives its income principally from interest earned on loans, securities and its other investments and, to a lesser extent, from fees received in connection with the origination of loans and for other services. The Company's primary expenses are interest expense on deposits and advances from the Federal Home Loan Bank ("FHLB") and noninterest expenses. Funds are provided primarily by deposits and FHLB advances, amortization and prepayments of outstanding loans and mortgage-backed securities and other sources.

Operating characteristics of the Company and the Savings Bank in recent years include the following:

- PROFITABILITY. For the year ended September 30, 2002, the Company had net income of $502,000 as compared to $268,000 and $356,000 for the years ended September 30, 2001 and 2000, respectively. The Company's net income is primarily dependent on its net interest income, the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities. Net interest income amounted to $2.3 million, $1.9 million and $1.9 million for the years ended September 30, 2002, 2001 and 2000, respectively. The interest rate spreads were 2.96%, 2.25% and 2.32% for the years ended September 30, 2002, 2001 and 2000, respectively. Return on average assets was .72%, .39% and .53% for the years ended September 30, 2002, 2001 and 2000, respectively.

- NON-INTEREST INCOME. Non-interest income historically has not been a source of profitability for the Company. However, in recent years, the Company has focused on increasing its market share of transaction accounts which has resulted in increased service fee income. Total non-interest income, including service fee income totaled $124,000 for the year ended September 30, 2002, as compared to $128,000 and $106,000 for the years ended September 30, 2001 and 2000, respectively.

- NON-INTEREST EXPENSE. The Company's ratio of noninterest expense to average total consolidated assets amounted to 2.23% for the year ended September 30, 2002 and averaged 2.20% for the three years ended September 30, 2002.

- ASSET QUALITY. Management of the Company believes that good asset quality is the key to long-term financial strength and, as a result, the Company's investments are intended to maintain asset quality and control credit risk. In accordance with this approach, the Company has predominantly emphasized single-family residential real estate loans, which comprised 75.2% of total loans receivable at September 30, 2002. As of such date, total non-performing assets constituted $262,000, or .38% of total consolidated assets.

- STRONG CAPITAL POSITION. At September 30, 2002, the Company had total stockholders' equity of $9.1 million. The Savings Bank exceeded all of its regulatory capital requirements, with tangible, core and risk-based capital ratios of 11.5%, 11.5% and 21.3%, respectively, as compared to the minimum requirements of 1.5%, 4.0% and 8.0%, respectively.

The Company, as a registered savings and loan holding company, is subject to examination and regulation by the Office of Thrift Supervision ("OTS") and is subject to various reporting and other requirements of the Securities and Exchange Commission ("SEC"). The Savings Bank is subject to examination and comprehensive regulation by the OTS, which is the Savings Bank's chartering authority and primary regulator. The Savings Bank is also regulated by the FDIC, the administrator of the SAIF. The Savings Bank is also subject to certain reserve requirements established by the Board of Governors of the Federal Reserve System and is a member of the FHLB of Cincinnati, which is one of the 12 regional banks comprising the FHLB System.

LENDING ACTIVITIES

GENERAL. The Company's primary lending emphasis has been, and continues to be, the origination of conventional loans secured by first liens on single-family residences located primarily in Lawrence County, Ohio. Conventional residential real estate loans are loans which are neither insured by the Federal Housing Administration ("FHA") nor partially guaranteed by the Veterans Administration ("VA"). The Company does not originate either FHA-insured or VA-guaranteed real estate loans. The Company's single-family residential loans constituted 75.2% of the total loan portfolio at September 30, 2002. To a significantly lesser extent, the Company's loan portfolio also includes loans secured by multi-family residential properties and commercial real estate, loans secured by savings deposits, automobile loans, home improvement loans and miscellaneous other loans.

LOAN PORTFOLIO COMPOSITION. The following table sets forth the composition of the Company's loan portfolio by type of loan at the dates indicated.



                                                                 September 30,
                               ------------------------------------------------------------------------
                                        2002                      2001                     2000
                               ---------------------     ---------------------    ---------------------
                                 Amount        %          Amount         %          Amount        %
                               ---------   ---------     ---------   ---------    ---------   ---------
                                                          (Dollars in Thousands)
Real estate loans:
   Single-family residential   $  37,880        75.2%    $  41,069        77.5%   $  43,271        79.8%
   Multi-family residential        3,883         7.7         2,739         5.2        2,440         4.5
   Commercial real estate          4,816         9.5         5,088         9.6        4,369         8.1
                               ---------   ---------     ---------   ---------    ---------   ---------
     Total real estate loans      46,579        92.4        48,896        92.3       50,080        92.4
                               ---------   ---------     ---------   ---------    ---------   ---------
Non-real estate loans:
   Loans secured by
     savings accounts                607         1.2           656         1.2          701         1.3
   Home improvement                  192          .4           236          .4          290          .5
   Automobile                        964         1.9         1,002         1.9          973         1.8
   Other(1)                        2,060         4.1         2,212         4.2        2,176         4.0
                               ---------   ---------     ---------   ---------    ---------   ---------
     Total other loans             3,823         7.6         4,106         7.7        4,140         7.6
                               ---------   ---------     ---------   ---------    ---------   ---------
     Total loans                  50,402       100.0%       53,002       100.0%      54,220       100.0%
                                           =========                 =========                =========

Less:

   Unearned interest                (121)                     (209)                    (255)
   Loans in process                 (131)                     (111)                    (115)
   Deferred loan fees               (150)                     (159)                    (136)
   Allowance for
      loan losses                   (293)                     (248)                    (297)
                               ---------                 ---------                ---------
     Net loans                 $  49,707                 $  52,275                $  53,417
                               =========                 =========                =========



(1) Comprised primarily of unsecured consumer loans and home equity loans.

CONTRACTUAL PRINCIPAL REPAYMENTS AND INTEREST RATES. The following table sets forth certain information at September 30, 2002 regarding the dollar amount of loans maturing in the Company's total loan portfolio, based on the contractual terms to maturity. Demand loans and loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less.

                                                                                                 Due 15
                                          Due 1-3        Due 3-5      Due 5-10    Due 10-15    years and
                            Due 1 year   years after   years after  years after  years after   more after
                             or less       9/30/02       9/30/02      9/30/02      9/30/02       9/30/02     Total
                            ----------   -----------   -----------  -----------  -----------   ----------   --------
                                                                  (In Thousands)
Single-family residential   $    2,206   $     2,638   $     2,837  $     6,964  $     8,585   $   14,650   $ 37,880
Multi-family residential            50           113           133          444          548        2,595      3,883
Commercial real estate             183           409           457        1,693        1,008        1,066      4,816
Non-real estate                  1,483         1,132           390          256          245          317      3,823
                            ----------   -----------   -----------  -----------  -----------   ----------   --------
  Total                     $    3,922   $     4,292   $     3,817  $     9,357  $    10,386   $   18,628   $ 50,402
                            ==========   ===========   ===========  ===========  ===========   ==========   ========



The following shows for the total loans due after one year from September 30, 2002 the type and amount which have fixed interest rates and those which have adjustable interest rates.

                                         Fixed        Floating or
                                         Rates     Adjustable-Rates     Total
                                      ----------   ----------------   ----------
                                                    (In Thousands)
Real estate loans:
   Single-family residential          $   11,275      $   24,399      $   35,674
   Multi-family residential                  571           3,262           3,833
   Commercial real estate                  1,748           2,885           4,633
                                      ----------      ----------      ----------
     Total real estate loans              13,594          30,546          44,140
                                      ----------      ----------      ----------
Non-real estate loans:

   Home improvement                          168               -             168
   Automobile                                848               -             848
   Other(1)                                  896             428           1,324
                                      ----------      ----------      ----------
     Total other loans                     1,912             428           2,340
                                      ----------      ----------      ----------
         Total loans                  $   15,506      $   30,974      $   46,480
                                      ==========      ==========      ==========



(1) Comprised primarily of unsecured consumer loans and home equity loans.

Scheduled contractual amortization of loans does not reflect the expected term of the Company's loan portfolio. The average life of loans is substantially less than their contractual terms because of prepayments. The Company also has the right under its mortgage loan documentation to declare a conventional loan immediately due and payable in the event, among other things, that the borrower sells the real property subject to the mortgage and the loan is not repaid. However, depending on whether it is profitable for the Company to do so, the Company will also permit loan assumptions subject to the acceptability of the assignee from a full credit underwriting standpoint. The average life of mortgage loans tends to increase when current mortgage loan rates are higher than rates on existing mortgage loans and, conversely, decrease when rates on existing mortgage loans are lower than current mortgage loan rates (due to refinancings of adjustable-rate and fixed-rate loans at lower rates). Under the latter circumstances, the weighted average yield on loans decreases as higher-yielding loans are repaid or refinanced at lower rates.

LOAN ACTIVITY. The following table shows total loans originated and repaid during the periods indicated. There were no loans purchased or sold during the periods.

                                                      Year Ended September 30,
                                                 -----------------------------------
                                                    2002         2001         2000
                                                 ---------    ---------     --------
                                                           (In Thousands)
Loan originations:
   Single-family residential                     $   6,802    $   6,454     $  9,048
   Multi-family residential                          2,484        1,299        1,422
   Commercial real estate                              316        1,173          570
   Non-real estate                                   1,834        1,976        2,568
                                                 ---------    ---------     --------
     Total loans originated                         11,436       10,902       13,608
   Loan principal reductions                       (10,792)     (10,225)      (8,001)
                                                 ---------    ---------     --------

     Net increase before other items                   644          677        5,607
Decrease due to other items, net                    (3,212)      (1,819)      (1,893)
                                                 ---------    ---------     --------
Net increase (decrease) in loan portfolio        $  (2,568)   $  (1,142)    $  3,714
                                                 =========    =========     ========



The lending activities of the Company are subject to underwriting standards and loan origination procedures established by the Company's Board of Directors. After a loan application is taken, the Company begins the process of obtaining credit reports, appraisals (with respect to a mortgage loan) and other documentation involved with the loan. With respect to loans on property, the Company generally requires that a property appraisal be obtained in connection with all new mortgage loans, which are performed by independent appraisers designated by the Board of Directors. The Company also requires that hazard insurance be maintained on all security properties and that flood insurance be maintained if the property is within a designated flood plain. The Company receives a title opinion from an attorney in connection with closing a mortgage loan.

Residential mortgage loan applications are primarily developed from referrals, existing customers and walk-in customers and advertising. Commercial real estate loan applications are primarily attributable to walk-in customers and referrals. Consumer loan applications are primarily obtained through existing and walk-in customers and advertising.

Applications for residential mortgage loans are required to be approved by either the Loan Committee of the Board of Directors, which is comprised of at least three directors (for loans of more than $50,000) or a majority of the Board of Directors. The Company's President has authority to approve residential mortgage loans of $50,000 or less and consumer loans in amounts of up to $30,000 (on a secured basis) and $25,000 (on an unsecured basis) provided that the Company's underwriting requirements are otherwise satisfied. The two branch managers have authority to approve consumer loans in amounts of up to $12,500 each or $25,000 together (on a secured basis) and $5,000 each or $10,000 together (on an unsecured basis) provided that the Company's underwriting requirements are otherwise satisfied.

Most of the Company's single-family residential mortgage loans are originated for up to 80% of the lesser of the purchase price or appraised value (although the Company will originate such loans for up to a lesser of 95% of the appraised value of the property securing a single-family residential loan or the purchase price of the property) for terms of up to 20 years and 30 years for fixed-rate and adjustable-rate loans, respectively. The Company will originate multi-family residential loans up to 80% of the value of the security property for terms of up to 20 years and commercial real estate loans for up to 70% of the appraised value for terms of up to 20 years. Share loans are originated in an amount up to 95% of the savings account balance at 2% over the rate paid on the account. Automobile loans are for up to five years for new cars and shorter terms for loans on used cars.

Under applicable federal regulations, the permissible amount of loans to one borrower may not exceed 15% of unimpaired capital and surplus. Loans in an amount equal to an additional 10% of unimpaired capital and surplus also may be made to a borrower if the loans are fully secured by readily marketable securities. At September 30, 2002, the Company's five largest loans or groups of loans to one borrower, including related entities, ranged from an aggregate of $683,000 to $914,000 and the Company's loans-to-one-borrower limit was $1.2 million at such date. All of such loans were performing as of September 30, 2002.

SINGLE-FAMILY RESIDENTIAL LOANS. The Company's single-family residential mortgage loans consist almost exclusively of conventional loans. The Company originates solely for portfolio retention and has never sold any loans originated. The single-family residential mortgage loans offered by the Company currently consist of fixed-rate and adjustable-rate loans. Fixed-rate loans have maturities of up to 20 years and are fully amortizing with monthly loan payments sufficient to repay the total amount of the loan with interest by the end of the loan term. At September 30, 2002, $12.0 million, or 31.7%, of the Company's single-family residential mortgage loans were fixed-rate loans.

The adjustable-rate loans currently offered by the Company have maturities which range up to 30 years, with interest rates which adjust every year in accordance with a Federal Housing Finance Board index of national contract averages of single-family loans closed in the prior month, plus a margin. The margin established by the Company may be more or less than the Federal Housing Finance Board index rate. The Company's adjustable-rate residential loans generally have a cap of 1% on any increase or decrease in the interest rate at any adjustment date and 5% over the life of the loan. The Company's adjustable-rate loans require that any payment adjustment resulting from a change in the interest rate be fully amortized by the end of the loan term and, thus, do not permit so-called negative amortization. With the decline in market rates of interest over the past few years, the Company's customers have shown a preference for adjustable-rate loans. Originations of adjustable-rate residential loans constituted 67.0%, 69.6% and 48.5% of total origination of single-family residential loans during the years ended September 30, 2002, 2001 and 2000, respectively. At September 30, 2002, $25.9 million, or 68.3%, of the Company's single-family residential mortgage loans were adjustable-rate loans.

Adjustable-rate loans decrease the risks to the Company of holding long-term mortgages, but involve other risks. In a rising interest rate environment, as interest rates increase, the loan payment by the borrower increases to the extent permitted by the terms of the loan, thereby increasing the potential for default. Moreover, as interest rates increase, the marketability of the underlying collateral property may be adversely affected by higher interest rates. The Company believes that these risks, which have not had a material adverse effect on the Company to date because of the generally declining interest rate environment in recent years, generally are less than the risks associated with holding fixed-rate loans in an increasing interest rate environment.

The Company currently will lend up to the lesser of 95% of the appraised value of the property securing a single-family residential loan or the purchase price of the property. Most loans are made for up to 80% of the lesser of the purchase price or appraised value. However, the Company also offers a "First Time Homebuyer's Program," which has been popular with customers, pursuant to which it will lend up to the lesser of 90% of the purchase price or the appraised value of the property and offer an interest rate which is .25% below its quoted rate. A prospective borrower must otherwise meet the Company's underwriting standards. The Company requires either private mortgage insurance or sufficient funds on deposit in a savings account with the Company on any loans which are originated with a loan-to-value ratio of greater than 80%, with the exception of "First Time Homebuyer's Program" loans. The Company's "First Time Homebuyer's Program" contributed 23.9%, 14.1% and 14.9% of total residential originations during fiscal 2000, 2001 and 2002.

The Company also offers home equity loans secured by the underlying equity in the borrower's home to those borrowers with whom it has a first mortgage loan. Such home equity loans are amortizing loans with a maximum term of 20 years. The Company's home equity loans require combined loan-to-value ratios of 95% or less, depending on the borrowers debt to income ratio.

MULTI-FAMILY RESIDENTIAL AND COMMERCIAL REAL ESTATE LENDING. At September 30, 2002, the Company's multi-family residential loan portfolio was comprised of thirteen loans, all of which are secured by apartment buildings, which contain between 5 and 37 units. The Company will originate loans up to 80% of the value of the security property for terms of up to 20 years. At September 30, 2002, the Company had $3.9 million, or 7.7% of the total loan portfolio, invested in multi-family residential loans.

At September 30, 2002, the Company's commercial real estate portfolio was comprised of 46 loans, with principal balances of up to $907,500. The properties which secure such loans are primarily local facilities and include land and improved land, a warehouse, churches, a multi-purpose building, a funeral home, and various other small commercial facilities. The Company will originate loans for up to 70% of the appraised value for terms of up to 20 years. At September 30, 2002, the Company's commercial real estate loan portfolio amounted to $4.8 million, or 9.5% of the total loan portfolio.

The Company evaluates various aspects of commercial and multi-family residential real estate loan transactions in an effort to mitigate risk to the extent possible. In underwriting these loans, consideration is given to the stability of the property's cash flow history, future operating projections, current and projected occupancy, position in the market, location and physical condition. The underwriting analysis also includes credit checks and a review of the financial condition of the borrower and guarantor, if applicable. An appraisal report is prepared by an independent appraiser to substantiate property values for every commercial real estate and multi-family loan transaction.

Multi-family and commercial real estate lending entails different and significant risks when compared to single-family residential lending because such loans typically involve large loan balances to single borrowers and because the payment experience on such loans is typically dependent on the successful operation of the project or the borrower's business. These risks can also be significantly affected by supply and demand conditions in the local market for apartments, offices, or other commercial space. The Company attempts to minimize its risk exposure by limiting such lending to proven owners, only considering properties with existing operating performance which can be analyzed, requiring conservative debt coverage ratios, and periodically monitoring the operation and physical condition of the collateral.

NON-REAL ESTATE LOANS. At September 30, 2002, the Company had $607,000, or
1.2% of the total loan portfolio, invested in loans secured by savings accounts. The Company will originate such loans in an amount up to 95% of the account balance at 2% over the rate paid on the account. In addition, as of such date, the Company had $964,000, or 1.9% of the total loan portfolio, invested in new and used automobile loans, which are fixed-rate loans with terms ranging up to five years in the case of loans on new cars and shorter terms for loans on used cars; $192,000 or .4% of the total loan portfolio, invested in home improvement loans and $2,060,000, or 4.1% of the total loan portfolio, invested in other miscellaneous loans, primarily small, short-term unsecured loans to customers, lines of credit, and home equity loans.

ASSET QUALITY

GENERAL. When a borrower fails to make a required payment on a loan, the Company attempts to cure the deficiency by contacting the borrower and seeking payment. A notice is sent 15 days after a payment is due and, if payment has not been received within approximately 10 days, the borrower is contacted by phone. In most cases, deficiencies are cured promptly. If a delinquency continues, additional efforts are made to collect the loan. While the Company generally prefers to work with borrowers to resolve such problems, when a real estate loan becomes 90 days delinquent, the Company institutes foreclosure proceedings or takes such other action as may be necessary to minimize any potential loss. The Company believes that the attention paid by its collection department to late payments is a major reason for the low level of non-performing assets over the last several years.

Real estate loans are placed on non-accrual status when, in the judgment of management, the probability of collection of interest is deemed to be insufficient to warrant further accrual. When a real estate loan is placed on non-accrual status, previously accrued but unpaid interest is deducted from interest income. As a matter of policy, the Company does not accrue interest on real estate loans past due 90 days or more.

The Company generally follows the same rigorous collection procedure described above for its consumer loans. The Company charges off all consumer loans after the fifth payment due is missed.

Real estate acquired as a result of foreclosure or by deed-in-lieu of foreclosure are classified as real estate owned until sold. Such assets are carried at the lower of fair value minus estimated costs to sell the property, or cost (generally the balance of the loan on the property at the date of acquisition). After the date of acquisition, all costs incurred in maintaining the property are expenses and costs incurred for the improvement or development of such property are capitalized up to the extent of their net realizable value.

NON-PERFORMING ASSETS. The following table sets forth the amounts and categories of the Company's non-performing assets at the dates indicated. The Company had no troubled debt restructurings during the periods presented.

                                                                     September 30,
                                                        --------------------------------------
                                                          2002           2001           2000
                                                        --------       --------       --------
                                                                (Dollars in Thousands)

Non-accruing loans:
   Single-family residential                            $    206       $    204       $    206
                                                        --------       --------       --------

         Total non-accruing loans                            206            204            206
                                                        --------       --------       --------

Accruing loans greater than
   90 days delinquent                                         17              7             15
                                                        --------       --------       --------
         Total non-performing loans(1)                       223            211            221
                                                        --------       --------       --------
Real estate owned(1)                                          39            311              -
                                                        --------       --------       --------
     Total non-performing assets                        $    262       $    522       $    221
                                                        ========       ========       ========
     Total non-performing loans as a percentage of
       total loans                                          0.45%          0.40%          0.41%
                                                        ========       ========       ========
     Total non-performing assets as a percentage of
       total assets                                         0.38%          0.74%          0.33%
                                                        ========       ========       ========



(1) At September 30, 2002, non-accruing single family residential loans consist of six loans with balances ranging from $25,000 to $45,000, compared to seven loans with balances ranging from $15,000 to $60,000 at September 30, 2001. Accruing loans greater than 90 days delinquent at September 30, 2002 consist of three installment loans, the largest of which was $8,500, as compared to two installment loans, the largest of which was $3,600 at September 30, 2001. Management does not expect any material losses to be sustained as a result of these non-accrual loans.

For the years ended September 30, 2002 and 2001, gross interest income which would have been recorded had the loans accounted for on a non-accrual basis been current in accordance with their original terms amounted to $6,605 and $10,844, respectively. For the years ended September 30, 2002 and 2001, $10,493, and $5,746 were included in interest income for these same loans prior to the time they were placed on non-accrual status.

ALLOWANCE FOR LOAN LOSSES. The Company's policy is to establish reserves for estimated losses on loans when it determines that a significant and probable decline in value occurs. The allowance for losses on loans is maintained at a level believed adequate by management to absorb estimated losses in the portfolio. Management's determination of the adequacy of the allowance is based on an evaluation of the portfolio, past loss experience, current economic conditions, volume, growth and composition of the portfolio, and other relevant factors. The allowance is increased by provisions for loan losses which are charged against income. The Company's allowance for loan losses has historically been predicated on its low loss experience.

The following table sets forth an analysis of the Company's allowance for loan losses during the periods indicated.

                                                                         Year Ended
                                                                        September 30,
                                                        --------------------------------------------
                                                           2002             2001             2000
                                                        ----------       ----------       ----------
                                                                   (Dollars in Thousands)

Balance at beginning of period                          $      248       $      297       $      292
                                                        ----------       ----------       ----------

Charge-offs:
   Single-family residential                                    (7)             (14)             (20)
   Consumer and other                                          (34)             (92)              (4)

Recoveries:
   Single-family residential                                     -                -                6
   Consumer and other                                            5                2                -
                                                        ----------       ----------       ----------

   Net charge-offs                                             (36)            (104)             (18)
                                                        ----------       ----------       ----------
   Provision for loan losses                                    81               55               23
                                                        ----------       ----------       ----------
Balance at end of period                                $      293       $      248       $      297
                                                        ==========       ==========       ==========

Allowance for loan losses as a percent of total               0.59%            0.47%            0.55%
                                                        ==========       ==========       ==========
Ratio of net charge-offs to average loans outstanding         0.07%            0.20%            0.03%
                                                        ==========       ==========       ==========



The following table sets forth information concerning the allocation of the Company's allowance for loan losses by loan category at the dates indicated.

                                                                 September 30,
                             -------------------------------------------------------------------------------------
                                      2002                            2001                           2000
                             ------------------------     ---------------------------     ------------------------
                                          Percent of                     Percent of                    Percent of
                                           Loans to                       Loans to                      Loans to
                              Amount     Total Loans        Amount       Total Loans       Amount      Total Loans
                             -------    -------------     ---------     -------------     --------    ------------
                                                            (Dollars in Thousands)
Single-family residential    $   195             66.6%    $     205              82.6%    $    237            79.8%
Multi-family residential          20              6.8            13               5.3           13             4.5
Commercial real estate            25              8.5            25              10.1           24             8.1
Other loans                       53             18.1             5               2.0           23             7.6
                             -------    -------------     ---------     -------------     --------    ------------
     Total                   $   293            100.0%    $     248             100.0%    $    297           100.0%
                             =======    =============     =========     =============     ========    ============


MORTGAGE-BACKED SECURITIES AND INVESTMENT SECURITIES

GENERAL. Federally-chartered savings institutions have authority to invest in various types of liquid assets, including United States Treasury obligations, securities of various federal agencies and of state and municipal governments, certificates of deposit at federally-insured banks and savings and loan associations, certain bankers' acceptances and Federal funds. Subject to various restrictions, federally-chartered savings institutions may also invest a portion of their assets in commercial paper, corporate debt securities and mutual funds, the assets of which conform to the investments that federally-chartered savings institutions are otherwise authorized to make directly.

The Company's President has authority to implement the Company's Board-approved investment policy. The President may make investments of up to $500,000 without prior approval of the Board; however, the President generally seeks Board approval on all investments over $250,000. All of such investments are required to be reported to the Board for ratification at the next scheduled meeting. Pursuant to the Company's investment policy, all securities are to be purchased with the primary objective of safety of principal and liquidity and, secondarily, with consideration given to the yield to be earned. The Company is authorized to invest in U.S. Government and agency issues, mortgage-backed securities issued by the Federal Home Loan Mortgage Corporation ("FHLMC"), Federal National Mortgage Association ("FNMA") and Government National Mortgage Association ("GNMA"), municipal bonds issued by state or local authorities (which generally must be rated in one of the top categories by one of the nationally recognized rating services) and certificates of deposit in insured institutions up to a maximum of $99,000 per institution.

MORTGAGE-BACKED SECURITIES. The Company maintains a significant portfolio of mortgage-backed securities as a means of investing in housing-related mortgage instruments without the costs associated with originating mortgage loans for portfolio retention and with limited credit risk of default which arises in holding a portfolio of loans to maturity. Mortgage-backed securities (which also are known as mortgage participation certificates or pass-through certificates) represent a participation interest in a pool of single-family mortgages. The principal and interest payments on mortgage-backed securities are passed from the mortgage originators, as servicer, through intermediaries (generally U.S. Government agencies and government-sponsored enterprises) that pool and repackage the participation interests in the form of securities, to investors such as the Company. Such U.S. Government agencies and government sponsored enterprises, which guarantee the payment of principal and interest to investors, primarily include the FHLMC, the FNMA and the GNMA.

The FHLMC is a public corporation chartered by the U.S. Government and owned by the 12 Federal Home Loan Banks and federally-insured savings institutions. The FHLMC issues participation certificates backed principally by conventional mortgage loans. The FHLMC guarantees the timely payment of interest and the ultimate return of principal on participation certificates. The FNMA is a private corporation chartered by the U.S. Congress with a mandate to establish a secondary market for mortgage loans. The FNMA guarantees the timely payment of principal and interest on FNMA securities. FHLMC and FNMA securities are not backed by the full faith and credit of the United States, but because the FHLMC and the FNMA are U.S. Government-sponsored enterprises, these securities are considered to be among the highest quality investments with minimal credit risks. The GNMA is a government agency within the Department of Housing and Urban Development which is intended to help finance government-assisted housing programs. GNMA securities are backed by FHA-insured and VA-guaranteed loans, and the timely payment of principal and interest on GNMA securities are guaranteed by the GNMA and backed by the full faith and credit of the U.S. Government. Because the FHLMC, the FNMA and the GNMA were established to provide support for low- and middle-income housing, there are limits to the maximum size of loans that qualify for these programs. At September 30, 2002, the Company had an aggregate of $4.6 million, or 52.3% of total mortgage-backed securities (held to maturity and available for sale), invested in GNMA, FNMA and FHLMC certificates and, as of such date, the Company had $4.2 million, or 47.7% of total mortgage-backed securities, invested in eleven collateralized mortgage obligations ("CMOs").

In contrast to pass-through mortgage-backed securities, in which cash flow is received pro rata by all security holders, the cash flow from the mortgages underlying a CMO is segmented and paid in accordance with a predetermined priority to investors holding various CMO classes. By allocating the principal and interest cash flows from the underlying collateral among the separate CMO classes, different classes of bonds are created, each with its own stated maturity, estimated average life, coupon rate and prepayment characteristics. The Company's CMO's were issued by the GNMA, FNMA and FHLMC and are performing in accordance with their terms. As of September 30, 2002, the Company did not own any mortgage-related securities designated as "high-risk mortgage securities" under OTS pronouncements.

Mortgage-backed securities typically are issued with stated principal amounts, and the securities are backed by pools of mortgages that have loans with interest rates that are within a range and have varying maturities. The underlying pool of mortgages can be composed of either fixed-rate or adjustable-rate loans. As a result, the risk characteristics of the underlying pool of mortgages, (i.e., fixed-rate or adjustable-rate) as well as prepayment risk, are passed on to the certificate holder. The life of a mortgage-backed pass-through security thus approximates the life of the underlying mortgages.

Mortgage-backed securities generally yield less than the loans which underlie such securities because of their payment guarantees or credit enhancements which offer nominal credit risk. In addition, mortgage-backed securities are more liquid than individual mortgage loans and may be used to collateralize certain obligations. At September 30, 2002, none of the Company's mortgage-backed securities were pledged as security for an obligation. Mortgage-backed securities issued or guaranteed by the FNMA or the FHLMC (except interest-only securities or the residual interests in CMOs) are weighted at no more than 20.0% for risk-based capital purposes, compared to a weight of 50.0% to 100.0% for residential loans.

The Company's mortgage-backed securities are classified as either held to maturity or available for sale based upon the Company's intent and ability to hold such securities to maturity at the time of purchase, in accordance with GAAP. The mortgage-backed securities of the Company which are held to maturity are carried at cost, adjusted for the amortization of premiums and the accretion of discounts using a method which approximates a level yield, while mortgage-backed securities available for sale are carried at the lower of cost or current market value.

The following table sets forth the composition of the Company's mortgage-backed securities held to maturity at the dates indicated.

                                                                        September 30,
                                                        --------------------------------------------
                                                           2002             2001             2000
                                                        ----------       ----------       ----------
                                                                   (Dollars in Thousands)
GNMA certificates                                       $        -       $       15       $       17
FNMA certificates                                              700            1,012              808
FHLMC certificates                                             868            1,131            1,371
Collateralized mortgage obligations                          1,716            2,035            1,577
                                                        ----------       ----------       ----------

       Total mortgage-backed securities held to
         maturity                                            3,284            4,193            3,773
Unamortized premiums                                            97              106              108
Unearned discounts                                              (2)              (3)              (4)
                                                        ----------       ----------       ----------
       Net mortgage-backed securities held to
         maturity                                       $    3,379       $    4,296       $    3,877
                                                        ==========       ==========       ==========

Weighted average interest rate                                6.28%            6.25%            6.25%
                                                        ==========       ==========       ==========


The following table sets forth the composition of the Company's mortgage-backed securities available for sale at the dates indicated.

                                                                        September 30,
                                                        --------------------------------------------
                                                           2002             2001             2000
                                                        --------------------------------------------
                                                                   (Dollars in Thousands)
GNMA certificates                                       $    1,092       $      520       $      375
FNMA certificates                                            1,359              913              400
FHLMC certificates                                             450              213              268
Collateralized mortgage obligations                          2,458            4,556            3,645
                                                        ----------       ----------       ----------

     Total mortgage-backed securities available for
       sale                                                  5,359            6,202            4,688

Unamortized premiums                                            60               71               31
Unearned discounts                                             (56)            (111)            (113)
Unrealized holding gain (loss) on mortgage-backed
  securities available for sale                                 77               41             (195)
                                                        ----------       ----------       ----------

     Net mortgage-backed securities available for sale  $    5,440       $    6,203       $    4,411
                                                        ==========       ==========       ==========

Weighted average interest rate                                5.34%            5.74%            5.82%
                                                        ==========       ==========       ==========



The following table sets forth the activity in the Company's aggregate mortgage-backed securities portfolio (held to maturity and available for sale) during the periods indicated.

                                                 At or For the Year Ended
                                                      September 30,
                                          --------------------------------------
                                             2002          2001          2000
                                          ----------    ----------    ----------
                                                      (In Thousands)
Mortgage-backed securities at
  beginning of period                     $   10,499    $    8,288    $    9,146
Purchases                                      1,740         2,997             -
Repayments                                    (3,492)       (1,019)         (720)
Sales                                              -             -             -
Accretion and amortization, net                   36            (3)          (24)
Net change in unrealized holding
  gain on available for sale securities           36           236          (114)
                                          ----------    ----------    ----------

Mortgage-backed securities at
  end of period                           $    8,819    $   10,499    $    8,288
                                          ==========    ==========    ==========



At September 30, 2002, the weighted average contractual maturity of the Company's aggregate mortgage-backed securities (held to maturity and available for sale) was approximately 19 years. The actual maturity of a mortgage-backed security is less than its stated maturity due to prepayments of the underlying mortgages. Prepayments that are faster than anticipated may shorten the life of the security and adversely affect its yield to maturity. The yield is based upon the interest income and the amortization of any premium or discount related to the mortgage-backed security. In accordance with GAAP, premiums and discounts are amortized over the estimated lives of the securities, which decrease and increase interest income, respectively. The prepayment assumptions used to determine the amortization period for premiums and discounts can significantly affect the yield of the mortgage-backed security, and these assumptions are reviewed periodically to reflect actual prepayments. Although prepayments of underlying mortgages depend on many factors, the difference between the interest rates on the underlying mortgages and the prevailing mortgage interest rates generally is the most significant determinant of the rate of prepayments. During periods of falling mortgage interest rates, if the coupon rate of the underlying mortgages exceeds the prevailing market interest rates offered for mortgage loans, refinancing generally increases and accelerates the prepayment of the underlying mortgages and the related security. Under such circumstances, the Company may be subject to reinvestment risk because to the extent that the Company's mortgage-related securities amortize or prepay faster than anticipated, the Company may not be able to reinvest the proceeds of such repayments and prepayments at a comparable rate.

INVESTMENT SECURITIES. The following table sets forth certain information relating to the Company's investment securities held to maturity at the dates indicated.

                                                September 30,
                                     ------------------------------------
                                        2002         2001         2000
                                     ----------   ----------   ----------
                                                (In Thousands)

            U.S. Government agency
              securities             $    3,417   $    1,348   $      491
            Municipal bonds                 781          883        1,089
            FHLB stock                      681          649          599
                                     ----------   ----------   ----------
                 Total               $    4,879   $    2,880   $    2,179
                                     ==========   ==========   ==========



The following table sets forth certain information relating to the Company's investment securities available for sale at the dates indicated.

                                                           September 30,
                                               ------------------------------------
                                                  2002         2001         2000
                                               ----------   ----------   ----------
                                                          (In Thousands)
U.S. Government agency securities              $      750   $      655   $      350
                                               ----------   ----------   ----------
   Total investment securities
     available for sale                               750          655          350
Unrealized holding gain (loss) on investment
  securities available for sale                         5            4           (4)
                                               ----------   ----------   ----------

Net investment securities available for sale   $      755   $      659   $      346
                                               ==========   ==========   ==========



The following table sets forth certain information regarding the maturities of the Company's investment securities at September 30, 2002.

                                                              Contractually Maturing
                       ---------------------------------------------------------------------------------------------------------
                                   Weighted                   Weighted                   Weighted                   Weighted
                       Under 1      Average                    Average                    Average      Over 10       Average
                         Year        Yield       1-5 Years      Yield      6-10 Years      Yield        Years         Yield
                       -------      --------     ---------     --------    -----------   ---------     -------      ---------
                                                             (Dollars in Thousands)
U.S. Government
  agency securities  $        -            -%          831   $     4.11%   $    3,095         5.39%   $      246         5.00%
Municipal bonds             400         5.25           286         5.52            95         4.95             -            -
FHLB stock                    -            -             -            -             -            -           681         4.80
                     ----------                -----------                 ----------                  ----------
      Total          $      400         5.25%   $    1,117         4.47%   $    3,190         5.38%   $      927         4.85%
                     ==========   ==========    ==========   ==========    ==========   ==========    ==========   ==========



The Company's investment securities are classified as either held to maturity or available for sale at the time of purchase, in accordance with GAAP.

SOURCES OF FUNDS

GENERAL. The Company's principal source of funds for use in lending and for other general business purposes has traditionally come from deposits obtained through its main and branch offices. The Company also derives funds from amortization and prepayments of outstanding loans and mortgage-backed securities, from maturing investment securities and from advances from the FHLB of Cincinnati. Loan repayments are a relatively stable source of funds, while deposit inflows and outflows are significantly influenced by general interest rates and money market conditions. The Company uses borrowings to supplement its deposits as a source of funds.

DEPOSITS. The Company's current deposit products primarily include passbook accounts and certificates of deposit ranging in terms from six months to 37 months, and to a lesser extent, demand accounts. The Company's deposit products also include Individual Retirement Account ("IRA") certificates.

The Company's deposits are obtained from residents in its primary market area. The Company attracts local deposit accounts by offering competitive interest rates. The Company utilizes traditional marketing methods to attract new customers and savings deposits, including print media, radio and television advertising.

The following table sets forth the dollar amount and average interest rates of deposits in the various types of deposit programs offered by the Company at the dates indicated.

                                                              September 30,
                             -----------------------------------------------------------------------------
                                       2002                       2001                       2000
                             -----------------------    -----------------------    -----------------------
                                                          Amount     Percentage      Amount     Percentage
                             ----------   ----------    ----------   ----------    ----------   ----------
                                                        (Dollars in Thousands)
Certificate accounts:
     2.00 - 4.00%            $   26,924         54.1%   $      480           .9%   $        -            -%
     4.01 - 6.00%                 4,506          9.1        32,376         63.3         4,986         10.8
     6.01 - 8.00%                 3,024          6.1         7,053         13.8        30,884         66.6
                             ----------   ----------    ----------   ----------    ----------   ----------

Total certificate accounts       34,454         69.3        39,909         78.0        35,870         77.4
                             ----------   ----------    ----------   ----------    ----------   ----------

Transaction accounts:
     Passbook accounts           11,967         24.0         8,695         17.0         8,343         18.0
     Christmas Club                 100           .2            96           .2            89           .2
     Demand accounts              3,229          6.5         2,416          4.8         2,064          4.4
                             ----------   ----------    ----------   ----------    ----------   ----------

Total transaction accounts       15,296         30.7        11,207         22.0        10,496         22.6
                             ----------   ----------    ----------   ----------    ----------   ----------

Total deposits               $   49,750        100.0%   $   51,116        100.0%   $   46,366        100.0%
                             ==========   ==========    ==========   ==========    ==========   ==========



The following table sets forth the deposits activities of the Company during the periods indicated.

                                              Year Ended September 30,
                                       --------------------------------------
                                          2002           2001         2000
                                       ----------    ----------    ----------
                                                   (In Thousands)
     Deposits                          $   64,804    $   59,212    $   51,560
     Withdrawals                          (67,643)      (56,551)      (54,704)
                                       ----------    ----------    ----------

          Net increase (decrease)
            before interest credited       (2,839)        2,661        (3,144)
     Interest credited                      1,473         2,089         1,767
                                       ----------    ----------    ----------

          Net increase (decrease) in
            deposits                   $   (1,366)   $    4,750    $   (1,377)
                                        ==========    ==========    ==========

The following table shows the contractual interest rate and maturity information for the Company's certificates of deposit at September 30, 2002.

                                        Maturity Date
               --------------------------------------------------------------
                One Year        Over         Over         Over
                 or Less     1-2 Years    2-3 Years     3 Years      Total
               ----------   ----------   ----------   ----------   ----------
                                       (In Thousands)

2.00 - 4.00%   $   19,111   $    3,274   $    3,874   $      665   $   23,924
4.01 - 6.00%          689        1,816        2,001            -        4,506
6.01 - 8.00%        2,238          786            -            -        3,024
               ----------   ----------   ----------   ----------   ----------

     Total     $   22,038   $    5,876   $    5,875   $      665   $   34,454
               ==========   ==========   ==========   ==========   ==========



The following table sets forth the maturities of the Company's certificates of deposit having principal amounts of $100,000 or more at September 30, 2002. The Company does not use brokered deposits and the substantial majority of all funds are from within the local market area.

                                          Certificates of deposit maturing in
                                                 quarter ending:
                                          --------------------------------
                                                   (In Thousands)

             December 31, 2002                        $ 1,135
             March 31, 2003                               553
             June 30, 2003                              1,216
             September 30, 2003                           668
             After September 30, 2003                   3,109
                                                      -------
Total certificates of deposit with
  balances of $100,000 or more                        $ 6,681
                                                      =======



BORROWINGS. The Company may obtain advances from the FHLB of Cincinnati upon the security of the common stock it owns in that bank and certain of its residential mortgage loans and securities held to maturity, provided certain standards related to creditworthiness have been met. Such advances are made pursuant to several credit programs, each of which has its own interest rate and range of maturities. At September 30, 2002, the Company had $9.6 million in outstanding advances from the FHLB of Cincinnati.

The following table sets forth the maximum month-end balance and average balance of the Company's FHLB advances during the periods indicated.

                                                        Year Ended September 30,
                                               --------------------------------------------
                                                 2002             2001              2000
                                               --------         --------          --------
                                                          (Dollars in Thousands)
Maximum balance                                $ 10,834         $ 12,087          $ 11,746
Average balance                                   9,747           10,318            10,056
Year end balance                                  9,612           10,837            11,690
Weighted average interest rate:
     At end of year                                4.40%            4.54%             6.31%
     During the year                               4.52             5.60              6.07



SUBSIDIARIES

The Savings Bank is permitted to invest up to 2% of its assets in the capital stock of, or secured or unsecured loans to, subsidiary corporations, with an additional investment of 1% of assets when such additional investment is utilized primarily for community development purposes. The Savings Bank has no subsidiaries.

COMPETITION

The Company faces strong competition both in attracting deposits and making real estate loans. Its most direct competition for deposits has historically come from other savings associations, credit unions and commercial banks located within 15 miles of Ironton, which covers Lawrence County, Ohio, Boyd and Greenup Counties, Kentucky and Cabell County, West Virginia, including many large financial institutions which have greater financial and marketing resources available to them.

The Company's primary market area is Lawrence County, Ohio. Lawrence County has six banks with thirteen offices and four thrift institutions with eight offices which all compete for deposits and loans. Lawrence County has a very competitive financial institution market dominated in total deposits by banks. The Company is much smaller in size than many of its competitors in terms of assets and is less diversified.

In addition, during times of high interest rates, the Company has faced additional significant competition for investors' funds from short-term money market securities, mutual funds and other corporate and government securities. The ability of the Company to attract and retain savings deposits depends on its ability to generally provide a rate of return, liquidity and risk comparable to that offered by competing investment opportunities.

The Company experiences strong competition for real estate loans principally from other savings associations, commercial banks and mortgage banking companies. The Company competes for loans principally through interest rates, by minimizing loan fees, and the efficiency and quality of services it provides borrowers. Competition may increase as a result of the continuing reduction of restrictions on the interstate operations of financial institutions.

REGULATION

                                    GENERAL.

Savings and loan holding companies and savings associations are extensively regulated under both federal and state law. This regulation is intended primarily for the protection of depositors and the Savings Association Insurance Fund, or SAIF, and not for the benefit of a company's stockholders. The following information describes certain aspects of those regulations applicable to the Company and the Savings Bank, and does not purport to be complete. The discussion is qualified in its entirety by reference to all particular statutory or regulatory provisions.

                           REGULATION OF THE COMPANY.

GENERAL. The Company is a savings and loan holding company subject to regulatory oversight by the OTS. As such, it is required to register and file reports with the OTS and is subject to regulation and examination by the OTS. In addition, the OTS has enforcement authority over the Company and the Savings Bank, which also permits the OTS to restrict or prohibit activities that are determined to be a serious risk to the Savings Bank.

ACTIVITIES RESTRICTIONS. The Company's activities are subject to restrictions applicable to bank holding companies. Bank holding companies are prohibited, subject to certain exceptions, from engaging in any business or activity other than a business or activity that the Federal Reserve Board has determined to be so closely related to banking as to be a proper incident thereto. The Federal Reserve Board has by regulation determined that certain activities satisfy this closely related to banking standard. These activities include operating a mortgage company, finance company, credit card company, factoring company, trust company or savings association; performing certain data processing operations; providing limited securities brokerage services, acting as an investment or financial advisor; acting as an insurance agent for certain types of credit-related insurance; leasing personal property on a full-payout, non-operating basis; providing tax planning and preparation services; operating a collection agency; and providing certain courier services. The Federal Reserve Board also has determined that certain other activities, including real estate brokerage and syndication, land development, property management and underwriting of life insurance not related to credit transactions, are not closely related to banking nor a proper incident thereto. Legislation enacted in 1999 has expanded the types of activities that may be conducted by qualifying holding companies that register as "financial holding companies."

RESTRICTIONS ON ACQUISITIONS. The Company must obtain approval from the OTS before acquiring control of any SAIF-insured association. Such acquisitions are generally prohibited if they result in a savings and loan holding company controlling savings associations in more than one state. However, such interstate acquisitions are permitted based on specific state authorization or in the case of a supervisory acquisition of a failing savings association.

Federal law generally provides that no person or entity, acting directly or indirectly or through or in concert with one or more other persons or entities, may acquire "control," as that term is defined in OTS regulations, of a federally insured savings association without giving at least 60 days written notice to the OTS and providing the OTS an opportunity to disapprove the proposed acquisition. These provisions also prohibit, among other things, any director or officer of a savings and loan holding company, or any individual who owns or controls more than 25% of the voting shares of a savings and loan holding company, from acquiring control of any savings association that is not a subsidiary of such savings and loan holding company, unless the acquisition is approved by the OTS.

                         REGULATION OF THE SAVINGS BANK.

GENERAL. As a federally chartered, SAIF-insured savings association, the Savings Bank is subject to extensive regulation by the OTS and the FDIC. Lending activities and other investments of the Savings Bank must comply with various statutory and regulatory requirements. The Savings Bank is also subject to certain reserve requirements promulgated by the Federal Reserve Board.

The OTS, in conjunction with the FDIC, regularly examines the Savings Bank and prepares reports for the Savings Bank's board of directors on any deficiencies found in the operations of the Savings Bank. The relationship between the Savings Bank and depositors and borrowers is also regulated by federal and state laws, especially in such matters as the ownership of savings accounts and the form and content of mortgage documents utilized by the Savings Bank.

The Savings Bank must file reports with the OTS and the FDIC concerning its activities and financial condition, in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with or acquisitions of other financial institutions. This regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of the SAIF and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such regulations, whether by the OTS, the FDIC, or the Congress could have a material adverse impact on the Company, the Savings Bank and their operations.

INSURANCE OF DEPOSIT ACCOUNTS. The SAIF, as administered by the FDIC, insures the Savings Bank's deposit accounts up to the maximum amount permitted by law. The FDIC may terminate insurance of deposits upon a finding that the Savings
Bank:

- has engaged in unsafe or unsound practices;

- is in an unsafe or unsound condition to continue operations; or

- has violated any applicable law, regulation, rule, order or condition imposed by the FDIC or the OTS.

The FDIC charges an annual assessment for the insurance of deposits based on the risk a particular institution poses to its deposit insurance fund. Under this system, as of December 31, 2001, SAIF members pay zero to 27 cents per $100 of domestic deposits, depending upon the institution's risk classification. This risk classification is based on an institution's capital group and supervisory subgroup assignment. In addition, all FDIC-insured institutions are required to pay assessments to the FDIC at an annual rate for the third quarter of 2002 of approximately $0.0172 per $100 of assessable deposits to fund interest payments on bonds issued by the Financing Corporation, or FICO, an agency of the Federal government established to recapitalize the predecessor to the SAIF. These assessments will continue until the FICO bonds mature in 2017.

PROPOSED LEGISLATION. From time to time, new laws are proposed that, if enacted, could have an effect on the financial institutions industry. For example, deposit insurance reform legislation has recently been introduced in Congress that would:

- merge the Bank Insurance Fund and the SAIF;

- increase the current deposit insurance coverage limit for insured deposits to $130,000 and index future coverage limits to inflation;

- increase deposit insurance coverage limits for municipal deposits;

- double deposit insurance coverage limits for individual retirement accounts;
and

- replace the current fixed 1.25 designated reserve ratio with a reserve range of 1-1.5%, giving the FDIC discretion in determining a level adequate within this range.

While the Company cannot predict whether such proposals will eventually become law, they could have an effect on the Company's operations and the way it conducts business.

REGULATORY CAPITAL REQUIREMENTS AND PROMPT CORRECTIVE ACTION. The prompt corrective action regulation of the OTS, requires certain mandatory actions and authorizes certain other discretionary actions to be taken by the OTS against a savings association that falls within certain undercapitalized capital categories specified in the regulation.

Under the regulation, an institution is well capitalized if it has a total risk-based capital ratio of a least 10.0%, a Tier1 risk-based capital ratio of at least 6.0% and a leverage ratio of at least 5.0%, with no written agreement, order, capital directive, prompt corrective action directive or other individual requirements by the OTS to maintain a specific capital measure. An institution is adequately capitalized if it has a total risk-based capital ratio of at least 8.0%, a Tier 1 risk-based capital ratio of at least 4.0% and a leverage ratio of at least 4.0% (or 3.0% if it has a composite rating of "1" and is not experiencing significant growth). The regulation also established three categories for institutions with lower ratios: undercapitalized, significantly undercapitalized and critically undercapitalized. At September 30, 2002, the Savings Bank met the capital requirements of a "well capitalized" institution under applicable OTS regulations.

In general, the prompt corrective action regulation prohibits an insured depository institution from declaring any dividends, making any other capital distribution, or paying a management fee to a controlling person if, following the distribution or payment, the institution would be within any of the three undercapitalized categories. In addition, adequately capitalized institutions may accept brokered deposits only with a waiver from the FDIC and are subject to restrictions on the interest rates that can be paid on such deposits. Undercapitalized institutions may not accept, renew or roll-over brokered deposits.

If the OTS determines that an institution is in an unsafe or unsound condition, or if the institution is deemed to be engaging in an unsafe and unsound practice, the OTS may, if the institution is well capitalized, reclassify it as adequately capitalized; if the institution is adequately capitalized but not well capitalized, require it to comply with restrictions applicable to undercapitalized institutions; and, if the institution is undercapitalized, require it to comply with certain restrictions applicable to significantly undercapitalized institutions. Finally, pursuant to an interagency agreement, the FDIC can examine any institution that has a substandard regulatory examination score or is considered undercapitalized without the express permission of the institution's primary regulator.

OTS capital regulations require savings associations to meet three capital standards:

- tangible capital equal to at least 1.5% of total adjusted assets,

- leverage capital (core capital) equal to 4.0% of total adjusted assets, and

- risk-based capital equal to 8.0% of total risk-weighted assets.

These capital requirements are viewed as minimum standards by the OTS, and most institutions are expected to maintain capital levels well above the minimum. In addition, the OTS regulations provide that minimum capital levels higher than those provided in the regulations may be established by the OTS for individual savings associations, upon a determination that the savings association's capital is or may become inadequate in view of its circumstances. The Savings Bank is not subject to any such individual minimum regulatory capital requirements. The Savings Bank's regulatory capital exceeds all minimum regulatory capital requirements as of September 30, 2002.

The Home Owners' Loan Act, or HOLA, permits savings associations not in compliance with the OTS capital standards to seek an exemption from certain penalties or sanctions for noncompliance. Such an exemption will be granted only if certain strict requirements are met, and must be denied under designated circumstances. If an exemption is granted by the OTS, the savings association still may be subject to enforcement actions for other violations of law or unsafe or unsound practices or conditions.

LOANS-TO-ONE-BORROWER LIMITATIONS. Savings associations generally are subject to the lending limits applicable to national banks. With certain limited exceptions, the maximum amount that a savings association or a national bank may lend to any borrower, including certain related entities of the borrower, at one time may not exceed 15% of the unimpaired capital and surplus of the institution, plus an additional 10% of unimpaired capital and surplus for loans fully secured by readily marketable collateral. Savings associations are additionally authorized to make loans to one borrower, for any purpose, in an amount not to exceed $500,000 or, by order of the Director of OTS, in an amount not to exceed the lesser of $30,000,000 or 30% of unimpaired capital and surplus for the purpose of developing residential housing, provided:

- the purchase price of each single-family dwelling in the development does not exceed $500,000;

- the savings association is in compliance with its fully phased-in capital requirements;

- the loans comply with applicable loan-to-value requirements; and

- the aggregate amount of loans made under this authority does not exceed 150% of unimpaired capital and surplus.

At September 30, 2002, the Savings Bank's loans-to-one-borrower limit was $1.2 million based upon the 15% of unimpaired capital and surplus measurement. At September 30, 2002, the Savings Bank's largest single lending relationship had an outstanding balance of $907,500, and consisted of a loan secured by real estate being developed for single-family residential construction located in Ohio, which was performing in accordance with its terms.

QUALIFIED THRIFT LENDER TEST. Savings associations must meet a qualified thrift lender, or QTL, test, which test may be met either by maintaining a specified level of assets in qualified thrift investments as specified by the HOLA, or by meeting the definition of a "domestic building and loan association" under the Internal Revenue Code of 1986, as amended, or the Code. Qualified thrift investments are primarily residential mortgages and related investments, including certain mortgage related securities. The required percentage of investments under the HOLA is 65% of assets while the Code requires investments of 60% of assets. An association must be in compliance with the QTL test or the definition of domestic building and loan association on a monthly basis in nine out of every 12 months. Associations that fail to meet the QTL test will generally be prohibited from engaging in any activity not permitted for both a national bank and a savings association. As of September 30, 2002, the Savings Bank was in compliance with its QTL requirement and met the definition of a domestic building and loan association.

AFFILIATE TRANSACTIONS. Transactions between a savings association and its "affiliates" are quantitatively and qualitatively restricted under the Federal Reserve Act. The Federal Reserve Board has also recently issued Regulation W, which codifies prior regulations under Sections 23A and 23B of the Federal Reserve Act and interpretative guidance with respect to affiliate transactions. The OTS has issued proposed regulations which implement Regulation W. Regulation W incorporates the exemption from the affiliate transaction rules but expands the exemption to cover the purchase of any type of loan or extension of credit from an affiliate. Affiliates of a savings association include, among other entities, the savings association's holding company and companies that are under common control with the savings association. The Company is considered to be affiliate of the Savings Bank. In general, a savings association or its subsidiaries are limited in their ability to engage in "covered transactions" with affiliates:

- to an amount equal to 10% of the association's capital and surplus, in the case of covered transactions with any one affiliate; and

- to an amount equal to 20% of the association's capital and surplus, in the case of covered transactions with all affiliates.

In addition, a savings association and its subsidiaries may engage in covered transactions and other specified transactions only on terms and under circumstances that are substantially the same, or at least as favorable to the savings association or its subsidiary, as those prevailing at the time for comparable transactions with nonaffiliated companies. A "covered transaction" includes:

- a loan or extension of credit to an affiliate;

- a purchase of investment securities issued by an affiliate;

- a purchase of assets from an affiliate, with some exceptions;

- the acceptance of securities issued by an affiliate as collateral for a loan or extension of credit to any party; and

- the issuance of a guarantee, acceptance or letter of credit on behalf of an affiliate.

In addition, under the OTS regulations:

- a savings association may not make a loan or extension of credit to an affiliate unless the affiliate is engaged only in activities permissible for bank holding companies;

- a savings association may not purchase or invest in securities of an affiliate other than shares of a subsidiary;

- a savings association and its subsidiaries may not purchase a low-quality asset from an affiliate;

- covered transactions and other specified transactions between a savings association or its subsidiaries and an affiliate must be on terms and conditions that are consistent with safe and sound banking practices; and

- with some exceptions, each loan or extension of credit by a savings association to an affiliate must be secured by collateral with a market value ranging from 100% to 130%, depending on the type of collateral, of the amount of the loan or extension of credit.

The OTS regulations generally exclude all non-bank and non-savings association subsidiaries of savings associations from treatment as affiliates, except to the extent that the OTS or the Federal Reserve Board decides to treat these subsidiaries as affiliates. The regulations also require savings associations to make and retain records that reflect affiliate transactions in reasonable detail and provide that specified classes of savings associations may be required to give the OTS prior notice of affiliate transactions.

CAPITAL DISTRIBUTION LIMITATIONS. OTS regulations impose limitations upon all capital distributions by savings associations, like cash dividends, payments to repurchase or otherwise acquire its shares, payments to stockholders of another institution in a cash-out merger and other distributions charged against capital. Under these regulations, a savings association may, in circumstances described therein:

- be required to file an application and await approval from the OTS before it makes a capital distribution;

- be required to file a notice 30 days before the capital distribution; or

- be permitted to make the capital distribution without notice or application to the OTS.

The OTS regulations require a savings association to file an application if:

- it is not eligible for expedited treatment of its other applications under OTS regulations;

- the total amount of all of capital distributions, including the proposed capital distribution, for the applicable calendar year exceeds its net income for that year to date plus retained net income for the preceding two years;

- it would not be at least adequately capitalized under the prompt corrective action regulations of the OTS following the distribution; or

- the association's proposed capital distribution would violate a prohibition contained in any applicable statute, regulation or agreement between the savings association and the OTS or the FDIC, or violate a condition imposed on the savings association in an OTS-approved application or notice.

In addition, a savings association must give the OTS notice of a capital distribution if the savings association is not required to file an application, but:

- would not be well capitalized under the prompt corrective action regulations of the OTS following the distribution;

- the proposed capital distribution would reduce the amount of or retire any part of the savings association's common or preferred stock or retire any part of debt instruments like notes or debentures included in capital, other than regular payments required under a debt instrument approved by the OTS; or

- the savings association is a subsidiary of a savings and loan holding company.

If neither the savings association nor the proposed capital distribution meet any of the above listed criteria, the OTS does not require the savings association to submit an application or give notice when making the proposed capital distribution. The OTS may prohibit a proposed capital distribution that would otherwise be permitted if the OTS determines that the distribution would constitute an unsafe or unsound practice.

COMMUNITY REINVESTMENT ACT AND THE FAIR LENDING LAWS. Savings associations have a responsibility under the Community Reinvestment Act and related regulations of the OTS to help meet the credit needs of their communities, including low- and moderate-income neighborhoods. In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. An institution's failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in regulatory restrictions on its activities and the denial of applications. In addition, an institution's failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in the OTS, other federal regulatory agencies and/or the Department of Justice taking enforcement actions against the institution. Based on its most recent examination, the Savings Bank received a satisfactory rating with respect to its performance pursuant to the Community Reinvestment Act.

FEDERAL HOME LOAN BANK SYSTEM. The Savings Bank is a member of the Federal Home Loan Bank, or FHLB, system. Among other benefits, each FHLB serves as a reserve or central bank for its members within its assigned region. Each FHLB is financed primarily from the sale of consolidated obligations of the FHLB system. Each FHLB makes available loans or advances to its members in compliance with the policies and procedures established by the board of directors of the individual FHLB. As an FHLB member, the Savings Bank is required to own capital stock in an FHLB in an amount equal to the greater of:

- 1% of its aggregate outstanding principal amount of its residential mortgage loans, home purchase contracts and similar obligations at the beginning of each calendar year; or

- 5% of its FHLB advances or borrowings.

The Savings Bank's required investment in FHLB stock, based on September 30, 2002 financial data, was $102,171. At September 30, 2002, the Savings Bank had $681,200 of the FHLB of Cincinnati stock.

FEDERAL RESERVE SYSTEM. The Federal Reserve Board requires all depository institutions to maintain noninterest bearing reserves at specified levels against their transaction accounts (primarily checking, NOW, and Super NOW checking accounts) and non personal time deposits. At September 30, 2002, the Savings Bank was in compliance with these requirements.

ACTIVITIES OF SUBSIDIARIES. A savings association seeking to establish a new subsidiary, acquire control of an existing company or conduct a new activity through a subsidiary must provide 30 days prior notice to the FDIC and the OTS and conduct any activities of the subsidiary in compliance with regulations and orders of the OTS. The OTS has the power to require a savings association to divest any subsidiary or terminate any activity conducted by a subsidiary that the OTS determines to pose a serious threat to the financial safety, soundness or stability of the savings association or to be otherwise inconsistent with sound banking practices.

                           RECENT BANKING LEGISLATION.

USA PATRIOT ACT OF 2001. In October 2001, the USA Patriot Act of 2001 was enacted in response to the terrorist attacks in New York, Pennsylvania and Washington, D.C. which occurred on September 11, 2001. The Patriot Act is intended is to strengthen U.S. law enforcement's and the intelligence communities' abilities to work cohesively to combat terrorism on a variety of fronts. The potential impact of the Patriot Act on financial institutions of all kinds is significant and wide ranging. The Patriot Act contains sweeping anti-money laundering and financial transparency laws and imposes various regulations, including standards for verifying client identification at account opening, and rules to promote cooperation among financial institutions, regulators and law enforcement entities in identifying parties that may be involved in terrorism or money laundering.

FINANCIAL SERVICES MODERNIZATION LEGISLATION. In November 1999, the Gramm-Leach-Bliley Act of 1999, or the GLB, was enacted. The GLB repeals provisions of the Glass-Steagall Act which restricted the affiliation of Federal Reserve member banks with firms "engaged principally" in specified securities activities, and which restricted officer, director or employee interlocks between a member bank and any company or person "primarily engaged" in specified securities activities.

In addition, the GLB also contains provisions that expressly preempt any state law restricting the establishment of financial affiliations, primarily related to insurance. The general effect of the law is to establish a comprehensive framework to permit affiliations among commercial banks, insurance companies, securities firms and other financial service providers by revising and expanding the Bank Holding Company Act framework to permit a holding company to engage in a full range of financial activities through a new entity known as a "financial holding company." "Financial activities" is broadly defined to include not only banking, insurance and securities activities, but also merchant banking and additional activities that the Federal Reserve Board, in consultation with the Secretary of the Treasury, determines to be financial in nature, incidental to such financial activities or complementary activities that do not pose a substantial risk to the safety and soundness of depository institutions or the financial system generally.

The GLB provides that no company may acquire control of an insured savings association unless that company engages, and continues to engage, only in the financial activities permissible for a financial holding company, unless the company is grandfathered as a unitary savings and loan holding company. The Financial Institution Modernization Act grandfathers any company that was a unitary savings and loan holding company on May 4, 1999 or became a unitary savings and loan holding company pursuant to an application pending on that date.

The GLB also permits national banks to engage in expanded activities through the formation of financial subsidiaries. A national bank may have a subsidiary engaged in any activity authorized for national banks directly or any financial activity, except for insurance underwriting, insurance investments, real estate investment or development, or merchant banking, which may only be conducted through a subsidiary of a financial holding company. Financial activities include all activities permitted under new sections of the Bank Holding Company Act or permitted by regulation.

To the extent that the GLB permits banks, securities firms and insurance companies to affiliate, the financial services industry may experience further consolidation. The GLB is intended to grant to community banks certain powers as a matter of right that larger institutions have accumulated on an ad hoc basis and which unitary savings and loan holding companies already possess. Nevertheless, the GLB may have the result of increasing the amount of competition that the Company faces from larger institutions and other types of companies offering financial products, many of which may have substantially more financial resources than the Company has.

SARBANES-OXLEY ACT OF 2002. On July 30, 2002, President Bush signed into law the Sarbanes-Oxley Act of 2002, or the SOA. The stated goals of the SOA are to increase corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws.

The SOA is the most far-reaching U.S. securities legislation enacted in some time. The SOA generally applies to all companies, both U.S. and non-U.S., that file or are required to file periodic reports with the Securities and Exchange Commission, or the SEC, under the Securities Exchange Act of 1934, or the Exchange Act. Given the extensive SEC role in implementing rules relating to many of the SOA's new requirements, the final scope of these requirements remains to be determined.

The SOA includes very specific additional disclosure requirements and new corporate governance rules, requires the SEC and securities exchanges to adopt extensive additional disclosure, corporate governance and other related rules and mandates further studies of certain issues by the SEC and the Comptroller General. The SOA represents significant federal involvement in matters traditionally left to state regulatory systems, such as the regulation of the accounting profession, and to state corporate law, such as the relationship between a board of directors and management and between a board of directors and its committees.

The SOA addresses, among other matters:

- audit committees for all reporting companies;

- certification of financial statements by the chief executive officer and the chief financial officer;

- the forfeiture of bonuses or other incentive-based compensation and profits from the sale of an issuer's securities by directors and senior officers in the twelve month period following initial publication of any financial statements that later require restatement;

- a prohibition on insider trading during pension plan black out periods;

- disclosure of off-balance sheet transactions;

- a prohibition on personal loans to directors and officers; expedited filing requirements for Forms 4's;

- disclosure of a code of ethics and filing a Form 8-K for a change or waiver of such code;

- "real time" filing of periodic reports;

- the formation of a public accounting oversight board;

- auditor independence; and

- various increased criminal penalties for violations of securities laws.

The SOA contains provisions which became effective upon enactment on July 30, 2002 and provisions which will become effective from within 30 days to one year from enactment. The SEC has been delegated the task of enacting rules to implement various provisions with respect to, among other matters, disclosure in periodic filings pursuant to the Exchange Act.

FEDERAL TAXATION

GENERAL. The Company and Savings Bank are subject to the generally applicable corporate tax provisions of the Code, and Savings Bank is subject to certain additional provisions of the Code which apply to thrift and other types of financial institutions. The following discussion of federal taxation is intended only to summarize certain pertinent federal income tax matters material to the taxation of the Company and the Savings Bank and is not a comprehensive discussion of the tax rules applicable to the Company and Savings Bank.

BAD DEBT RESERVES. Under the Small Business Job Protection Act of 1996, the Savings Bank is required to use the Experience Method (a six-year moving average of the Savings Bank's actual loss experience) of computing additions to its bad debt reserve for taxable years beginning with the Savings Bank's taxable year beginning January 1, 1996. At December 31, 2001, the federal income tax reserves of the Savings Bank included $1.3 million for which no federal income tax has been provided.

OTHER MATTERS. Federal legislation is introduced from time to time that would limit the ability of individuals to deduct interest paid on mortgage loans. Individuals are currently not permitted to deduct interest on consumer loans. Significant increases in tax rates or further restrictions on the deductibility of mortgage interest could adversely affect the Savings Bank.

The Savings Bank's federal income tax returns for the tax years ended December 31, 1999 forward are open under the statute of limitations and are subject to review by the IRS.

STATE TAXATION

The Company is subject to a Delaware franchise tax based on the Company's authorized capital stock or on its assumed par and no-par capital, whichever yields a lower result. Under the authorized capital method, each share is taxed at a graduated rate based on the number of authorized shares with a maximum aggregate tax of $150,000 per year. Under the assumed par-value capital method, Delaware taxes each $1,000,000 of assumed par-capital at the rate of $200.

The Company will be subject to an Ohio franchise tax only to the extent it is determined to be doing business in Ohio. The Company, a Delaware corporation, does not expect to transact business in Ohio. To the extent that the Ohio franchise tax is determined to apply to the Company, the tax is computed based on the greater of a Company's tax liability as determined under separate net worth and net income computations. The Company would exclude its investment in the Savings Bank in determining its tax liability under the net worth computation. The tax liability under the net worth computation will be computed at 0.014% of the Company's net taxable value. The tax liability under the net income method would be computed at a graduated rate not exceeding 8.72% of the Company's Ohio taxable income.

The Savings Bank is subject to an Ohio franchise tax based on its net worth plus certain reserve amounts. Total net worth for this purpose is reduced by certain exempted assets. The resultant net worth is taxed at a rate of 1.3% for the 2002 return, which is based on net worth as of December 31, 2001.

The Savings Bank's state franchise tax returns for the tax years ended December 31, 1999 forward are open under the statute of limitations and are subject to review by state taxing authorities.

EMPLOYEES

The Company has 19 full-time employees and 2 part-time employees as of September 30, 2002. Only the President and Comptroller of the Company and Bank, each office served by the same person at each entity, have employment agreements with the Company or Bank.

ITEM 2. DESCRIPTION OF PROPERTY.

The Company's principal executive office is located at 415 Center Street, Ironton, Ohio 45638. The following table sets forth certain information with respect to the offices and other properties of the Savings Bank at September 30, 2002.

                                                          Net Book Value
         Description/Address           Leased/Owned        of Property          Deposits
-----------------------------------   --------------     ----------------      ----------
                                                          (In Thousands)
MAIN OFFICE:
415 Center Street
Ironton, Ohio 45638                         Owned                $ 901          $ 36,765

BRANCH OFFICE:
201 State Street
Proctorville, Ohio 45669                    Owned                $ 704          $ 12,985



ITEM 3. LEGAL PROCEEDINGS.

There are no material legal proceedings to which the Company is a party or to which any of their property is subject.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

Not applicable.

                                     PART II

ITEM 5. MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

The common stock of First Federal Financial Bancorp, Inc. is listed for quotation on the OTC Bulletin Board under the symbol "FFFB". The stock was issued on June 4, 1996 at $10.00 per share. As of December 19, 2002, there were 147 stockholders of record and 461,622 outstanding shares of common stock.

The following table sets forth the high and low closing bid prices as reported by the National Association of Securities Dealers, Inc. and dividends declared per share of common stock for fiscal years 2001 and 2002:

                                                 Price Per Share
                                       -------------------------------           Dividends
           Quarter Ended                  High                  Low              Declared
        -------------------            ----------            ---------          -----------
2001

   December 31, 2000                    11  1/2              10  13/16              .07

   March 31, 2001                       11  3/4              10  13/16              .07

   June 30, 2001                        11  7/8              11   1/10              .07

   September 30, 2001                   12                   11  11/20              .07

2002

December 31, 2001                       13                   11  11/20              .07

March 31, 2002                          15  1/4              14                     .07

June 30, 2002                           15                   14  10/91              .07

September 30, 2002                      15  3/4              14  13/20              .07



Payment of dividends on the common stock is subject to determination and declaration by the Board of Directors and will depend upon a number of factors, including capital requirements, regulatory limitations on the payment of dividends, the Company's results of operations and financial condition, tax considerations, and general economic conditions. No assurance can be given that dividends will be declared or, if declared, what the amount of dividends will be, or whether such dividends, once declared, will continue.

ITEM 6. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

GENERAL

The Company is a Delaware corporation organized in 1996 by First Federal Savings and Loan Association of Ironton (the "Association") for the purpose of acquiring all of the capital stock of First Federal Savings Bank of Ironton (the "Bank") issued in the conversion of the Association from a federally-chartered mutual savings and loan association to a federally-chartered stock savings bank (the "Conversion"). The Conversion was completed on June 3, 1996. The only significant assets of the Company are the capital stock of the Bank and the remaining net conversion proceeds retained by the Company. To date, the business of the Company has consisted of the business of the Bank.

The Bank conducts business from its main office located in Ironton, Ohio and one full-service branch office located in Proctorville, Ohio. In October, the Company acquired Lincoln Savings and Loan Association, which maintains one office in Ironton, Ohio. The Bank's deposits are insured by the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC") to the maximum extent permitted by law. At September 30, 2002, the Company had total consolidated assets of $68.9 million, total consolidated liabilities of $59.8 million, and total stockholders' equity of $9.1 million.

The Bank is primarily engaged in attracting deposits from the general public and using those funds to originate loans secured by single-family residences located in Lawrence County and surrounding counties in Southern Ohio and to invest in mortgage-backed securities and United States Government and federal agency securities. To a lesser extent, the Bank also makes consumer loans and loans secured by savings accounts.

The operating results of the Company depend primarily upon its net interest income, which is determined by the difference between interest income on interest-earnings assets, principally loans, mortgage-backed securities and investment securities, and interest expense on interest-bearing liabilities, which consist of interest-bearing checking accounts, passbook savings accounts, certificates of deposit and advances from the FHLB. The Company's net income is also affected by its provision for loan losses, as well as its non-interest income, including fees and gains or losses on sales of assets, its operating expenses, including compensation and benefits expenses, occupancy and equipment expenses, federal deposit insurance premiums, miscellaneous other expenses and federal income taxes.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995

In addition to historical information, forward-looking statements are contained herein that are subject to risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that could cause future results to vary from current expectations, include, but are not limited to, the impact of economic conditions (both generally and more specifically in the markets in which the Bank operates), the impact of competition for the Bank's customers from other providers of financial services, the impact of government legislation and regulation (which change from time to time and over which the Bank has no control), and other risks detailed herein and in the Company's other Securities and Exchange Commission filings. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements, to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission, including the Quarterly Reports on Form 10-QSB to be filed by the Company in 2003 and any Current Reports on Form 8-K filed by the Company.

FINANCIAL CONDITION

ASSETS. Total assets decreased by $2.1 million, or 3.0%, from $71.0 million at September 30, 2001 to $68.9 million at September 30, 2002. The decrease consisted primarily of decreases in loans receivable of $2.6 million, and mortgage-backed securities (held to maturity and available for sale) of $1.6 million, partially offset by increases in investment securities of $2.1 million and cash and cash equivalents of $.5 million.

CASH AND CASH EQUIVALENTS. These balances consist of cash on hand and interest-bearing checking accounts and overnight deposit accounts in other financial institutions. Cash and cash equivalents increased $.5 million, totaling $2.7 million at September 30, 2002 as compared to $2.2 million at September 30, 2001. The increase resulted from net cash flows from operating activities of $.9 million and from investing activities of $2.4 million, offset by net cash flows used for financing activities of $2.8 million.

INVESTMENT SECURITIES. Investment securities consist primarily of U.S. Government agency securities and obligations of states and political subdivisions. Investment securities, both held to maturity and available for sale, increased $2.1 million, or 60.0%, from $3.5 million at September 30, 2001 to $5.6 million at September 30, 2002.

LOANS RECEIVABLE. The Company's loans receivable, net, decreased by $2.6 million, or 5.0%, from $52.3 million at September 30, 2001 to $49.7 million at September 30, 2002. Total loan originations during the year amounted to $11.4 million, of which $6.8 million were for single-family residential loans within the Company's local trade area.

LOAN CONCENTRATIONS. The Company does not have a concentration of its loan portfolio in any one industry or to any one borrower. Real estate lending (both mortgage and construction loans) continues to be the largest component of the loan portfolio, representing $46.6 million, or 92.4%, of total gross loans outstanding at September 30, 2002, while consumer loans, including installment loans, loans secured by deposit accounts and unsecured loans, totaled $3.8 million, or 7.6%, of total gross loans outstanding.

The Company's lending is concentrated to borrowers who reside in and/or which are collateralized by real estate and property located in Lawrence and Scioto County, Ohio, and Boyd and Greenup County, Kentucky. Employment in these areas is highly concentrated in the petroleum, iron and steel industries. Therefore, many debtors' ability to honor their contracts is dependent upon these economic sectors.

ALLOWANCE FOR LOAN LOSSES. The Company's policy is to establish an allowance for estimated losses on loans when it determines that a significant and probable decline in value occurs. The allowance for losses on loans is maintained at a level believed adequate by management to absorb estimated losses in the portfolio. Management's determination of the adequacy of the allowance is based on an evaluation of the portfolio, past loss experience, current economic conditions, volume, growth and composition of the portfolio, and other relevant factors. The allowance is increased by provisions for loan losses which are charged against income. The Company's allowance for loan losses has historically been predicated on its low loss experience.

The allowance for loan losses as a percentage of total loans increased slightly from .47% at September 30, 2001 to .59% at September 30, 2002. The total dollar amount of the allowance increased from $248,000 at September 30, 2001 to $293,000 at September 30, 2002.

Charge-off activity for the year ended September 30, 2002 totaled $40,595 as compared to $105,698 for the preceding year. Recoveries totaled $5,055 and $1,550 for the years ended September 30, 2002 and 2001, respectively. Of the $40,545 of charge-offs in 2002, $33,347 consisted of consumer loans with the remaining $7,248 attributable to real estate loans.

The Company had $206,000 and $204,000 of non-accrual loans at September 30, 2002 and 2001, respectively. At the same dates, there were loans of $17,000 and $7,000 greater than 90 days delinquent which were still accruing interest.

The Company had no troubled debt restructurings during the years ended September 30, 2002 and 2001.

Management has determined that the allowance for loan losses is adequate at September 30, 2002 and 2001.

MORTGAGE-BACKED SECURITIES. The Company invests in both fixed-rate and adjustable-rate mortgage-backed securities, which are classified either as held to maturity or available for sale. Aggregate balances of mortgage-backed securities decreased $1.6 million, or 15.2%, totaling $8.9 million at September 30, 2002 and $10.5 million at September 30, 2001. During the year ended September 30, 2002, there was $1.7 million of mortgage-backed securities purchased, and $3.3 million in principal repayments. The market value of the available for sale portfolio increased $.1 million.

DEPOSITS. The Company's deposit accounts consist of passbook savings accounts, certificates of deposit and checking accounts. Deposits decreased $1.3 million, or 2.5%, from $51.1 million at September 30, 2001 to $49.8 million at September 30, 2002. The Savings Bank continues to offer competitive interest rates on deposit accounts. The increase in deposits was used primarily to fund purchases of investment securities during the year.

ADVANCES FROM FEDERAL HOME LOAN BANK. The Company utilized $3.6 million in new advances during the year ended September 30, 2002 to meet its loan demand and other funding needs. Approximately $4.8 million of advances were repaid during the year. Outstanding advances totaled $9.6 million at September 30, 2002 as compared to $10.8 million at September 30, 2001. The Company has ample borrowing capacity if needed to fund future commitments.

STOCKHOLDERS' EQUITY. Stockholders' equity increased $.4 million, or 4.6%, from $8.7 million at September 30, 2001, to $9.1 million at September 30, 2001. Net income during the year of $502,000 was partially offset by dividends paid, the purchase of treasury stock, and stock released to employee benefit plans.

RESULTS OF OPERATIONS

AVERAGE BALANCES, NET INTEREST INCOME AND YIELDS EARNED AND RATES PAID. The following table presents for the years indicated the total dollar amount of interest from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. The table does not reflect any effect of income taxes. All average balances are based on month-end balances.

                                                                       Year Ended September 30,
                                       -----------------------------------------------------------------------------------------
                                                        2002                                             2001
                                       ---------------------------------------        ------------------------------------------
                                                                        (Dollars in Thousands)
                                         Average                        Yield/          Average                           Yield/
                                         Balance         Interest        Rate           Balance          Interest          Rate
                                       -----------      ----------     -------        -----------       ----------       -------
Interest-earning assets:
  Loans receivable (1)                 $    50,492      $    3,926        7.78%       $    52,961       $    4,219          7.97%
  Mortgage-backed securities (2)             9,098             434        4.77              9,156              567          6.19
  Investment securities (3)                  5,255             238        4.53              2,701              167          6.18
  Other interest-earning assets              2,171              27        1.24               1571               66          4.20
                                       -----------      ----------                    -----------       ----------
     Total interest-earning assets          67,016           4,625        6.90             66,389            5,019          7.56
                                                        ----------     -------                          ----------       -------
Non-interest earning assets                  2,602                                          2,619
                                       -----------                                    -----------

     Total assets                      $    69,618                                    $    69,008
                                       ===========                                    ===========

Interest-bearing liabilities:
 Deposits                              $    50,233           1,921        3.82        $    47,332            2,568          5.21
 FHLB advances                               9,747             441        4.52             10,318              598          5.80
                                       -----------      ----------                    -----------       ----------
     Total interest-
      bearing liabilities                   59,980           2,362        3.94             59,650            3,166          5.31
                                                        ----------     -------                          ----------       -------
Non-interest bearing liabilities               593                                            463
                                       -----------                                    -----------

     Total liabilities                      60,573                                         60,113
Stockholders' equity                         9,045                                          8,895
                                       -----------                                    -----------

     Total liabilities and
       stockholders' equity            $    69,618                                    $    69,008
                                       ===========                                    ===========

Net interest income;
 interest rate spread                                   $    2,263        2.96%                         $    1,853          2.25%
                                                        ==========     =======                          ==========       =======

Net interest margin (4)                                                   3.38%                                             2.79%
                                                                       =======                                           =======
Average interest-earning
  assets to average interest-bearing
  liabilities                                                           111.73%                                           111.30%
                                                                       =======                                           =======


                                               Year Ended September 30,

                                       ---------------------------------------
                                                        2000

                                       ---------------------------------------
                                                (Dollars in Thousands)
                                         Average                        Yield/
                                         Balance         Interest        Rate
                                       -----------      ----------     -------
Interest-earning assets:
  Loans receivable (1)                 $    52,015      $    3,986        7.66%
  Mortgage-backed securities (2)             8,941             540        6.04
  Investment securities (3)                  2,717             174        6.40
  Other interest-earning assets                897              48        5.35
                                       -----------      ----------
     Total interest-earning assets          64,606           4,748        7.35
                                                        ----------     -------
Non-interest earning assets                  2,263
                                       -----------

     Total assets                      $    66,869
                                       ===========

Interest-bearing liabilities:

 Deposits                              $    47,509           2,290        4.82
 FHLB advances                               9,603             583        6.07
                                       -----------      ----------
     Total interest-
      bearing liabilities                   57,112           2,873        5.03
                                                        ----------     -------
Non-interest bearing liabilities               403
                                       -----------

     Total liabilities                      57,515
Stockholders' equity                         9,354
                                       -----------

     Total liabilities and
       stockholders' equity            $    66,869
                                       ===========

Net interest income;

 interest rate spread                                   $    1,875        2.32%
                                                        ==========     =======

Net interest margin (4)                                                   2.90%
                                                                       =======
Average interest-earning
  assets to average interest-bearing
   liabilities                                                          113.12%
                                                                       =======



(1) Includes non-accrual loans.
(2) Includes mortgage-backed securities held to maturity as well as those available for sale.
(3) Includes investment securities held to maturity as well as those available for sale.
(4) Net interest margin is net interest income divided by average interest-earning assets.

RATE/VOLUME ANALYSIS. The following table describes the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities have affected the Company's interest income and expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to
(i) changes in volume (change in volume multiplied by prior year rate), (ii) changes in rate (change in rate multiplied by prior year volume), and (iii) total change in rate and volume. The combined effect of changes in both rate and volume has been allocated proportionately to the change due to rate and the change due to volume.

                                                                      Year Ended September 30,
                                   --------------------------------------------------------------------------------------------
                                            2002 vs. 2001                   2001 vs. 2000                  2000 vs. 1999
                                   ------------------------------   ----------------------------   ----------------------------
                                        Increase                        Increase                       Increase
                                       (Decrease)                      (Decrease)                     (Decrease)
                                         Due to           Total          Due to          Total          Due to         Total
                                   -----------------    Increase    ---------------    Increase    ---------------    Increase
                                    Rate      Volume   (Decrease)    Rate    Volume   (Decrease)    Rate    Volume   (Decrease)
                                   -------   -------   ----------   ------   ------   ----------   ------   ------   ----------
                                                                          (In Thousands)
Interest-earning assets:
  Loans receivable                 $  (101)  $  (192)  $     (293)  $  161   $   72   $      233   $  179   $  224   $      403
  Mortgage-backed securities (5)      (130)       (3)        (133)      14       13           27        2      (32)         (30)
  Investment securities (6)            (45)      116           71       (6)      (1)           7       23      (26)          (3)
  Other interest-earning assets        (47)        8          (39)     (10)      28           18      (16)      16            -
                                   -------   -------   ----------   ------   ------   ----------   ------   ------   ----------

    Total interest-earning assets     (323)      (71)        (394)     159      112          271      188      182          370
                                   -------   -------   ----------   ------   ------   ----------   ------   ------   ----------

Interest-bearing liabilities:
  Deposits                            (681)       34         (647)     183       95          278       19       23           (4)
  FHLB advances                       (131)      (26)        (157)     (26)      41           15       63      151          214
                                   -------   -------   ----------   ------   ------   ----------   ------   ------   ----------

    Total interest-bearing
      liabilities                     (812)        8         (804)     157      136          293       82      128          210
                                   -------   -------   ----------   ------   ------   ----------   ------   ------   ----------

Increase (decrease) in net
  interest income                  $   489   $   (79)  $      410   $    2   $  (24)  $      (22)  $  106   $   54   $      160
                                   =======   =======   ==========   ======   ======   ==========   ======   ======   ==========



(5) Includes mortgage-backed securities held to maturity as well as those available for sale.
(6) Includes investment securities held to maturity as well as those available for sale.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED SEPTEMBER 30, 2002 AND 2001

NET INCOME. Net income totaled $502,000 for the year ended September 30, 2002 as compared to $268,000 for the year ended September 30, 2001, an increase of $234,000, or 87.3%. Basic and diluted earnings per share were $1.17 and $1.15, respectively, for the year ended September 30, 2002, as compared to $.61 and $.61, respectively, for the year ended September 30, 2001. The $234,000 increase in net income resulted from an increase in net interest income of $410,000, or 22.1%, offset by a decrease in non-interest expense of $4,000, or 3.1%, and increases in non-interest expense of $18,000, or 1.2%, the provision for loan losses of $26,000, or 47.3% and the provision for income taxes of $128,000, or 105.8%.

INTEREST INCOME. Interest income decreased $394,000, or 7.9%, from $5,019,000 for the year ended September 30, 2001 to $4,625,000 for the year ended September 30, 2002. The decrease consisted of decreases in interest earned on loans receivable of $293,000, mortgage-backed securities of $133,000, and other interest-earning assets of $39,000, offset by an increase in interest earned on investment securities of $71,000. The decrease in loan interest income was primarily due to a decline in the average volume of the loan portfolio, and to a lesser extent, from a decrease in the average yield earned on the loan portfolio which was experienced industry-wide during 2002. The decrease in interest earned on mortgage-backed securities was primarily due to a decline in market rates of interest, while interest earned on other interest-earning assets decreased primarily due to falling rates of interest during the year on short-term, interest-bearing deposits. Investment interest income increased primarily due to an increase in the volume of the investment securities portfolio during the year.

Overall, the interest-earning asset yield decreased 66 basis points, from 7.56% for fiscal year 2001 to 6.90% for fiscal year 2002.

INTEREST EXPENSE. Interest expense decreased $804,000, or 25.4%, from $3,166,000 for the year ended September 30, 2001 to $2,362,000 for the year ended September 30, 2002. The decrease consisted of decreases in interest paid on interest-bearing deposits of $647,000, and on advances from the FHLB of $157,000. The decrease in interest on deposits was primarily attributable to lower rates paid during the year, partially offset by an increase in the average volume of deposits. The Company faces strong competition from other area institutions for deposits but was able to significantly reduce the rates paid for deposits during the year due to falling market rates in interest. The decrease in interest expense on FHLB borrowings was due to a decrease in the rates paid on advances during the year, and to a lesser extent, from a decline in the average volume of advances outstanding.

The rate paid on all interest-bearing liabilities decreased 137 basis points, from 5.31% for fiscal 2001 to 3.94% for fiscal 2002.

PROVISION FOR LOAN LOSSES. For the 2002 fiscal year, the provision for loan losses totaled $81,000 as compared to $55,000 for fiscal 2001. The 2002 loan losses were primarily in the consumer loan portfolio which is attributable to a slowing, local economy. Based on an evaluation of the existing loan portfolio at September 30, 2002, management increased the provision for loan losses in order to restore the allowance for loan losses to an adequate level. In providing for loan losses, management makes a review of non-performing loans, the overall quality of the loan portfolio, levels of past due loans and prior loan loss experience.

NON-INTEREST INCOME. The $4,000 decrease in non-interest income, from $128,000 for the year ended September 30, 2001 to $124,000 for the year ended September 30, 2002, was primarily attributable to $12,679 in losses on sales of foreclosed real estate in 2002 as compared to $9,101 of gains for fiscal 2001, partially offset by increases in service charges on deposits and other fee income.

NON-INTEREST EXPENSE. The $18,000 increase in non-interest expense, from $1,537,000 for the year ended September 30, 2001 to $1,555,000 for the year ended September 30, 2002, consisted primarily of increases in compensation and benefits of $56,000 and other non-interest expenses of $16,000, partially offset by declines in professional services expenses of $23,000 and franchise taxes of $24,000.

PROVISION FOR INCOME TAXES. The $128,000 increase in the provision for income taxes, from $121,000 for the year ended September 30, 2001 to $249,000 for the year ended September 30, 2002 resulted from the increase in pretax income. The Company's effective tax rates were 33.2% and 31.3% for the 2002 and 2001 fiscal years, respectively.

   COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED SEPTEMBER 30, 2001 AND

2000

NET INCOME. Net income totaled $268,000 for the year ended September 30, 2001 as compared to $356,000 for the year ended September 30, 2000, a decrease of $88,000, or 24.7%. Basic and diluted earnings per share were $.61 and $.70 for the years ended September 30, 2001 and 2000, respectively. The $88,000 decrease in net income resulted from a decrease in net interest income of $22,000, or 1.2%, an increase in non-interest expense of $97,000, or 6.7%, and an increase in the provision for loan losses of $32,000, or 139.1%, offset by an increase in non-interest income of $22,000, or 20.8%, and a decrease in the provision for income taxes of $41,000, or 25.3%.

INTEREST INCOME. Interest income increased $271,000, or 5.7%, from $4,748,000 for the year ended September 30, 2000 to $5,019,000 for the year ended September 30, 2001. The increase consisted of increases in interest earned on loans receivable $233,000, mortgage-backed securities of $27,000, and other interest-earning assets of $18,000, offset by a decline in interest earned on investment securities of $7,000. The increase in loan interest income was primarily due to increased yields earned on the loan portfolio, and to a lesser extent, from an increase in the average volume of the loan portfolio. The rates earned on the Company's variable rate loan portfolio adjust primarily on an annual basis and thus, will produce overall yields which are six months, to one year behind the current national market rates of interest. The increases in interest earned on mortgage-backed securities was due to increases in both rates and average volume, while interest on other interest-earning assets increased primarily due to a higher volume of these assets. Investment interest income declined primarily due to a decline in the yields earned on investment securities during the year.

Overall, the interest-earning asset yield increased 21 basis points, from 7.35% for fiscal year 2000 to 7.56% for fiscal year 2001.

INTEREST EXPENSE. Interest expense increased $293,000, or 10.2%, from $2,873,000 for the year ended September 30, 2000 to $3,166,000 for the year ended September 30, 2001. The increase consisted of increases in interest paid on interest-bearing deposits of $278,000, and on advances from the FHLB of $15,000. The increase in interest on deposits was primarily attributable to higher rates paid during the year, and to a lesser extent, from an increase in the average volume of deposits. The Company faces strong competition from other area institutions for deposits and has only recently been able to significantly reduce the rates being paid for deposits. The increase in interest expense on FHLB borrowings was due to an increase in the average volume of advances maintained during the year, partially offset by a reduction in the rates paid on such advances.

The rate paid on all interest-bearing liabilities increased 28 basis points, from 5.03% for fiscal 2000 to 5.31% for fiscal 2001.

PROVISION FOR LOAN LOSSES. For the 2001 fiscal year, the provision for loan losses totaled $55,000 as compared to $23,000 for fiscal 2000. The 2001 loan losses were primarily in the consumer loan portfolio which is attributable to a slowing, local economy. Based on an evaluation of the existing loan portfolio at September 30, 2001, management increased the provision for loan losses in order to restore the allowance for loan losses to an adequate level. In providing for loan losses, management makes a review of non-performing loans, the overall quality of the loan portfolio, levels of past due loans and prior loan loss experience.

NON-INTEREST INCOME. The $22,000 increase in non-interest income, from $106,000 for the year ended September 30, 2000 to $128,000 for the year ended September 30, 2001, was primarily attributable to an increase in other service charges, commissions and fees of $15,000, and $12,873 in securities losses in the 2000 fiscal year, with no comparable losses during the 2001 fiscal year.

NON-INTEREST EXPENSE. The $97,000 increase in non-interest expense, from $1,440,000 for the year ended September 30, 2000 to $1,537,000 for the year ended September 30, 2001, consisted primarily of increases in compensation and benefits of $34,000, professional services expenses of $26,000 primarily associated with the Company's adoption of a stockholders' rights plan, and other non-interest expenses of $27,000, partially offset by declines in franchise taxes and SAIF deposit insurance premiums of $5,600, and $5,300, respectively.

PROVISION FOR INCOME TAXES. The $41,000 decrease in the provision for income taxes, from $162,000 for the year ended September 30, 2000 to $121,000 for the year ended September 30, 2001 resulted from the decrease in pretax income. The Company's effective tax rates were 31.3% and 31.2% for the 2001 and 2000 fiscal years, respectively.

ASSET AND LIABILITY MANAGEMENT

The Company's profitability, like that of many financial institutions, is dependent to a large extent upon its net interest income, which is the difference between its interest income on interest-earning assets, such as loans and investments, and its interest expense on interest-bearing liabilities, such as deposits and advances. When interest-earning liabilities mature or reprice more quickly than interest-earning assets in a given period, a significant increase in market rates of interest could adversely affect net interest income. Similarly, when interest-earning assets mature or reprice more quickly than interest-bearing liabilities, falling interest rates could result in a decrease in net interest income. Finally, a flattening of the "yield curve" (i.e., a decline in the difference between long- and short-term interest rates) could adversely impact net interest income to the extent that the Company's assets have a longer average term than its liabilities. At September 30, 2002, the ratio of the Company's average interest-earning assets to average interest-bearing liabilities amounted to 111.73% as compared to 111.30% at September 30, 2001.

The Company's actions with respect to interest rate risk and its asset/liability gap management are taken under the guidance of the Savings Bank's Board of Directors, through its Executive/Loan Committee, which generally meets every two to three weeks.

The Company attempts to mitigate the interest-rate risk of holding long-term assets in its portfolio through the origination of adjustable-rate, residential and commercial mortgage loans, which have interest rates which adjust annually, and the purchase of mortgage-backed securities, primarily secured by single-family residential dwellings financed with adjustable-rate mortgages. The following table presents, as of September 30, information showing the relative short-term nature of certain of the Company's assets, the maturity proceeds of which are subject to reinvestment in loans or securities at then market rates:

                                                    2002                 2001
                                              -----------------    -----------------
                                              Amount    Percent    Amount    Percent
                                              ------    -------    ------    -------
                                                      (Dollars in Millions)
Adjustable rate:
  Single family mortgage loans                $ 25.9       68.3%   $ 27.4       66.4%
  Total loans                                   32.2       69.0      33.6       63.4
  Mortgage-backed securities                     5.6       63.6       9.9       94.3
Investment securities (maturities of
  five years or less)                            1.5       26.8        .7       20.0



As part of its efforts to maximize net interest income and manage the risks associated with changing interest rates, management of the Savings Bank uses the "market value of portfolio equity" ("NPV") methodology which the OTS has adopted as part of its capital regulations. Although the Savings Bank would not be subject to the NPV regulation because such regulation does not apply to institutions with less than $300 million in assets and risk based capital in excess of 12%, the application of the NPV methodology may illustrate the Savings Bank's interest rate risk.

Under this methodology, interest rate risk exposure is assessed by reviewing the estimated changes in the Savings Bank's NPV which would hypothetically occur if interest rates rapidly rise or fall all along the yield curve. Projected values of NPV at both higher and lower regulatory defined rate scenarios are compared to base case values (no changes in rates) to determine the sensitivity to changing interest rates.

Presented below, as of September 30, 2002 and 2001, is an analysis of the Savings Bank's interest rate risk ("IRR") as measured by changes in NPV for instantaneous and sustained parallel shifts of 100 basis points in market interest rates. The table also contains the policy that the Board of Directors deems advisable in the event of various changes in interest rates. Such limits have been established with consideration of the impact of various rate changes and the Savings Bank's currently strong capital position.

                                                       Market Value of Portfolio Equity
                                                       --------------------------------
  Changes in                             As of September 30, 2002              As of September 30, 2001
Interest Rates    Board Limit            ------------------------              ------------------------
(Basis Points)     % Change        $ Change in NPV    % Change in NPV    $ Change in NPV    % Change in NPV
--------------    -----------      ---------------    ---------------    ---------------    ---------------
                                                       (Dollars in Thousands)
      +300            (30)%           $ (1,006)            (10)%            $  (2,300)             (27)%
      +200            (20)                (386)             (4)                (1,347)             (16)
      +100            (10)                 (75)             (1)                  (617)              (7)
         -              -                    -               -                      -                -
      -100            (10)                 (11)              0                    252                3
      -200            (20)                   -               -                    474                5



As indicated in the table above, a decrease in the Company's exposure to interest rate risk for 2002 as compared to 2001 would occur in an increasing interest rate environment. This results primarily from an increase in the Company's interest-earning assets with variable interest rates.

The OTS uses the above NPV calculation to monitor an institution's IRR. The OTS has promulgated regulations regarding a required adjustment to the institution's risk-based capital based on IRR. The application of the OTS' methodology quantifies IRR as the change in the NPV which results from a theoretical 200 basis point increase or decrease in market interest rates. If the NPV from either calculation would decrease by more than 2% of the present value of the institution's assets, the institution must deduct 50% of the amount of the decrease in excess of such 2% in the calculation of risk-based capital. At September 30, 2002 and 2001, 2% of the present value of the Savings Bank's assets was approximately $1.4 million and $1.4 million, respectively, and, as shown in the table, a 200 basis point increase or decrease in market interest rates would not significantly impact the Bank's portfolio value. Thus, at September 30, 2002 and 2001, the Savings Bank would not have a significant interest rate risk component deducted from its regulatory capital.

LIQUIDITY AND CAPITAL RESOURCES

The Savings Bank is required under applicable federal regulations to maintain specified levels of "liquid" investments in qualifying types of U.S. Government and government agency obligations and other similar investments having maturities of five years or less. Such investments are intended to provide a source of relatively liquid funds upon which the Savings Bank may rely if necessary to fund deposit withdrawals and for other short-term funding needs. The required level of such liquid investments is currently 4% of certain liabilities as defined by the OTS and may be changed to reflect economic conditions.

The liquidity of the Savings Bank, as measured by the ratio of cash, cash equivalents, qualifying investments and mortgage-backed securities and interest receivable on investments and mortgage-backed securities that would qualify except for the maturity dates, to the sum of total deposits less any share loans on deposits, averaged 36.4% for the quarter ended September 30, 2002, as compared to 31.1% for the quarter ended September 30, 2001. At September 30, 2002, the Savings Bank's "liquid" assets totaled approximately $14.9 million, which was $13.9 million in excess of the current OTS minimum requirement.

The Savings Bank's liquidity, represented by cash and cash equivalents, is a product of its operating, investing and financing activities. The Savings Bank's primary sources of funds are deposits, prepayments and maturities of outstanding loans and mortgage-backed securities, maturities of short-term investments, and funds provided from operations. While scheduled loan and mortgage-backed securities amortization and maturing short-term investments are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. The Savings Bank generates cash through its retail deposits and, to the extent deemed necessary, has utilized borrowings from the FHLB of Cincinnati. Outstanding advances totaled $9.6 million at September 30, 2002.

Liquidity management is both a daily and long-term function of business management. The Savings Bank uses its sources of funds primarily to meet its ongoing commitments, to pay maturing savings certificates and savings withdrawals, fund loan commitments and maintain a portfolio of mortgage-backed and investment securities. At September 30, 2002, the total approved loan commitments and unused lines of credit outstanding amounted to $1.5 million. Certificates of deposit scheduled to mature in one year or less at September 30, 2002 totaled $22.0 million. The Company believes that it has adequate resources to fund all of its commitments and that it could either adjust the rate of certificates of deposit in order to retain deposits in changing interest rate environments or replace such deposits with borrowings if it proved to be cost-effective to do so.

At September 30, 2002, the Savings Bank had regulatory capital which was well in excess of applicable limits. At September 30, 2002, the Savings Bank was required to maintain tangible capital of 1.5% of adjusted total assets, core capital of 4.0% of adjusted total assets and risk-based capital of 8.0% of adjusted risk-weighted assets. At September 30, 2002, the Savings Bank's tangible capital was $7.8 million or 11.5% of adjusted total assets, core capital was $7.8 million or 11.5% of adjusted total assets and risk-based capital was $8.1 million or 21.3% of adjusted risk-weighted assets, exceeding the requirements by $6.8 million, $5.1 million and $5.1 million, respectively.

The Company, as a separately incorporated holding company, has no significant operations other than serving as sole stockholder of the Savings Bank. On an unconsolidated basis, the Company has no paid employees. The Company's assets consist of its investment in the Savings Bank, the Company's loan to the ESOP and the net proceeds retained from the Conversion, and its sources of income consist primarily of earnings from the investment of such funds as well as any dividends from the Savings Bank. The only significant expenses incurred by the Company relate to its reporting obligations under federal securities laws and related expenses as a publicly traded company. The Company retained 50% of the net Conversion proceeds, and management believes that the Company will have adequate liquidity available to respond to liquidity demands.

Any future cash dividends will be based on a percentage of the Company's consolidated earnings and should not have a significant impact on its liquidity. In addition, the Company also has the ability to obtain dividends from the Savings Bank.

RECENT ACCOUNTING PRONOUNCEMENTS

ACQUISITIONS OF CERTAIN FINANCIAL INSTITUTIONS. In October 2002, the Financial Accounting Standards Board (FASB) issued SFAS No. 147, Acquisitions of Certain Financial Institutions, which amends SFAS's No. 72 and No. 144 and Interpretation No. 9. This Statement removes acquisitions of financial institutions from the scope of both Statement 72 and Interpretation No. 9 and requires that those transactions be accounted for in accordance with FSAS No. 141, Business Combinations and SFAS No. 142, Goodwill and Other Intangible Assets. The amendment to SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, now includes in its scope long-term customer-relationship intangible assets of financial institutions such as depositor and depositor-relationship intangible assets and credit cardholder intangible assets. This Statement is effective for acquisitions occurring on or after October 1, 2002.

BUSINESS COMBINATIONS. In June 2001, the Financial Accounting Standards Board
(FASB) issued SFAS 141, Business Combinations, which replaces APB Opinion 16. SFAS 141 requires all business combinations to be accounted for by the purchase method and eliminates the pooling-of-interests method of accounting for business combinations initiated after June 30, 2001.

While SFAS 141 will affect how future business combinations, if undertaken, are accounted for and disclosed in the financial statements, the issuance of the new guidance had no effect of the Company's results of operations, financial position, or liquidity during 2002.

GOODWILL AND OTHER INTANGIBLE ASSETS. In conjunction with the issuance of the new guidance for business combinations, the FASB also issued SFAS 142, Goodwill and Other Intangible Assets, which addressed the accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion 17.

Under the provisions of SFAS 142, goodwill and certain other intangible assets, which do not possess finite useful lives, will no longer be amortized into net income over an estimated life but rather will be tested at least annually for impairment based on specific guidance provided in the new standard. Intangible assets determined to have finite lives will continue to be amortized over their estimated useful lives and also continue to be subject to impairment testing.

The Company is currently evaluating the provisions of the above accounting pronouncements as they relate to its October 4, 2002 acquisition of Lincoln Savings and Loan Association (see Note 25 to the consolidated financial statements).

IMPACT OF INFLATION AND CHANGING PRICES

The Consolidated Financial Statements of the Company and related notes presented herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

Unlike most industrial companies, substantially all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the price of goods and services, since such prices are affected by inflation to a larger extent than interest rates. In the current interest rate environment, liquidity and the maturity structure of the Savings Bank's assets and liabilities are critical to the maintenance of acceptable performance levels.

CRITICAL ACCOUNTING POLICIES

The Company considers its Allowance for Loan Losses Policy as a policy critical to the sound operations of the Savings Bank. The Savings Bank provides for loan losses each period to include both (a) an estimate of the amount of loan losses which occurred during the period and (b) the ongoing adjustment of prior estimates of losses occurring in prior periods. The provision for loan losses increases the allowance for loan losses which is netted against loans in the consolidated balance sheet. As losses are determined, they are written off against the allowance. Recoveries of amounts previously written off and added back to the allowance. Further information regarding the Company's provision and allowance for loan losses can be found in Notes 1 and 4 to its September 30, 2002 consolidated financial statements.

ITEM 7. FINANCIAL STATEMENTS.

[Kelley, Galloway & Company, PSC Letterhead]

                          INDEPENDENT AUDITOR'S REPORT

To the Stockholders and
Board of Directors
First Federal Financial Bancorp, Inc.
Ironton, Ohio 45638

We have audited the accompanying consolidated balance sheets of First Federal Financial Bancorp, Inc. and subsidiary as of September 30, 2002 and 2001, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years ended September 30, 2002, 2001 and 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Federal Financial Bancorp, Inc. and subsidiary as of September 30, 2002 and 2001, and the results of their operations and their cash flows for the years ended September 30, 2002, 2001 and 2000, in conformity with accounting principles generally accepted in the United States of America.



                       /s/ Kelley, Galloway & Company, PSC
                       Ashland, Kentucky
                       October 25, 2002

              FIRST FEDERAL FINANCIAL BANCORP, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS

                           SEPTEMBER 30, 2002 AND 2001

                                                                                    2002            2001
                                                                                ------------    ------------
                                     ASSETS
CASH AND CASH EQUIVALENTS, including interest-bearing
  deposits of $2,279,677 and $1,827,221, respectively                           $  2,669,467    $  2,196,367

INVESTMENT SECURITIES HELD TO MATURITY, approximate
  market value of $4,968,189 and $2,947,593, respectively                          4,878,630       2,879,973

INVESTMENT SECURITIES AVAILABLE FOR SALE,
  at approximate market value                                                        754,656         659,023

LOANS RECEIVABLE, less allowance for loan losses of
  $293,134 and $247,674, respectively                                             49,706,792      52,274,784

MORTGAGE-BACKED SECURITIES HELD TO MATURITY,
  approximate market value of $3,387,820 and
  $4,299,156, respectively                                                         3,378,557       4,296,086

MORTGAGE-BACKED SECURITIES AVAILABLE FOR SALE,
  at approximate market value                                                      5,440,200       6,203,315

ACCRUED INTEREST RECEIVABLE                                                          370,275         397,696

FORECLOSED REAL ESTATE                                                                38,747         310,593

OFFICE PROPERTIES AND EQUIPMENT                                                    1,604,557       1,667,884

OTHER ASSETS                                                                         125,050         100,360
                                                                                ------------    ------------

                                                                                $ 68,966,931    $ 70,986,081
                                                                                ============    ============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

DEPOSITS                                                                        $ 49,750,208    $ 51,115,536

ADVANCES FROM FEDERAL HOME LOAN BANK                                               9,611,711      10,837,289

ACCRUED INCOME TAXES PAYABLE:
  Current                                                                            118,262         (35,975)
  Deferred                                                                           142,546         130,505

ACCRUED INTEREST PAYABLE                                                              44,300          47,879

OTHER LIABILITIES                                                                    176,569         180,597
                                                                                ------------    ------------
          Total liabilities                                                       59,843,596      62,275,831
                                                                                ------------    ------------

COMMITMENTS AND CONTINGENCIES (Note 16)

STOCKHOLDERS' EQUITY:
 Common stock, $.01 par value, 1,000,000 shares
   authorized; 461,622 and 447,137
   shares, respectively, issued and outstanding                                        4,616           4,471
 Employee benefit plans                                                             (590,721)       (371,793)
 Additional paid-in capital                                                        4,409,534       4,254,063
 Retained earnings-substantially restricted                                        5,246,558       4,792,222
 Accumulated other comprehensive income                                               53,348          31,287
                                                                                ------------    ------------
          Total stockholders' equity                                               9,123,335       8,710,250
                                                                                ------------    ------------

                                                                                $ 68,966,931    $ 70,986,081
                                                                                ============    ============



The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets.

              FIRST FEDERAL FINANCIAL BANCORP, INC. AND SUBSIDIARY

                        CONSOLIDATED STATEMENTS OF INCOME

              FOR THE YEARS ENDED SEPTEMBER 30, 2002, 2001 AND 2000

                                                                           2002            2001           2000
                                                                       ------------    ------------   ------------
INTEREST INCOME:
  Loans receivable -
      First mortgage loans                                             $  3,597,781    $  3,844,648   $  3,659,298
      Consumer and other loans                                              328,455         375,300        326,594
  Mortgage-backed and related securities                                    434,453         566,333        539,745
  Investment securities                                                     238,425         167,323        173,858
  Other interest-earning assets                                              26,272          66,001         48,179
                                                                       ------------    ------------   ------------

        Total interest income                                             4,625,386       5,019,605      4,747,674
                                                                       ------------    ------------   ------------

INTEREST EXPENSE:
  Interest-bearing checking                                                  20,502          21,525         22,531
  Passbook savings                                                          246,560         233,314        241,533
  Certificates of deposit                                                 1,653,671       2,313,571      2,025,630
  Advances from Federal Home Loan Bank                                      441,327         597,758        583,420
                                                                       ------------    ------------   ------------

        Total interest expense                                            2,362,060       3,166,168      2,873,114
                                                                       ------------    ------------   ------------

        Net interest income                                               2,263,326       1,853,437      1,874,560

PROVISION FOR LOAN LOSSES                                                    81,000          55,000         22,500
                                                                       ------------    ------------   ------------

        Net interest income after provision for loan losses               2,182,326       1,798,437      1,852,060
                                                                       ------------    ------------   ------------

NON-INTEREST INCOME:
  Service charges on deposits                                                58,776          51,411         54,372
  Other service charges, commissions and fees                                63,934          57,975         43,013
  Gains (losses) on foreclosed real estate                                  (12,679)          9,101         11,112
  Securities losses                                                               -               -        (12,873)
  Other                                                                      13,971           9,268         10,644
                                                                       ------------    ------------   ------------

        Total non-interest income                                           124,002         127,755        106,268
                                                                       ------------    ------------   ------------

NON-INTEREST EXPENSE:
  Compensation and benefits                                                 677,048         620,693        586,911
  Occupancy and equipment                                                   145,846         140,750        136,376
  SAIF deposit insurance premiums                                             9,003           9,282         14,612
  Directors' fees and expenses                                               91,459          96,694         91,904
  Franchise taxes                                                           101,890         125,671        131,297
  Data processing                                                           140,135         134,859        130,948
  Advertising                                                                71,683          84,168         76,971
  Professional services                                                     122,021         144,639        118,666
  Other                                                                     196,333         179,838        152,945
                                                                       ------------    ------------   ------------

        Total non-interest expense                                        1,555,418       1,536,594      1,440,630
                                                                       ------------    ------------   ------------

INCOME BEFORE PROVISION FOR INCOME TAXES                                    750,910         389,598        517,698
                                                                       ------------    ------------   ------------

PROVISION FOR INCOME TAXES:
  Current                                                                   249,862          96,349        155,720
  Deferred                                                                   (1,358)         25,637          5,866
                                                                       ------------    ------------   ------------

        Total provision for income taxes                                    248,504         121,986        161,586
                                                                       ------------    ------------   ------------

NET INCOME                                                             $    502,406    $    267,612   $    356,112
                                                                       ============    ============   ============

EARNINGS PER SHARE:
   BASIC                                                               $       1.17    $        .61   $        .70
                                                                       ============    ============   ============
   DILUTED                                                             $       1.15    $        .61   $        .70
                                                                       ============    ============   ============



The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

              FIRST FEDERAL FINANCIAL BANCORP, INC. AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

              FOR THE YEARS ENDED SEPTEMBER 30, 2002, 2001 AND 2000

                                                                                          Retained      Accumulated
                                                              Employee    Additional      Earnings-        Other         Total
                                                Common        Benefit       Paid-in     Substantially  Comprehensive  Stockholders'
                                                Stock          Plans        Capital      Restricted    Income (Loss)     Equity
                                              -----------   -----------   -----------   -------------  -------------  -------------
BALANCES, September 30, 1999                  $     5,516   $  (549,531)  $ 5,227,406   $   4,658,872  $     (59,178) $   9,283,085
COMPREHENSIVE INCOME:
  Net income, 2000                                      -             -             -         356,112              -        356,112
  Other comprehensive income, net of tax:
    Change in unrealized loss on investments
    available for sale, net of tax of $39,298           -             -             -               -        (80,319)       (80,319)
    Add reclassification adjustment                     -             -             -               -          8,496          8,496
                                                                                                                      -------------

TOTAL COMPREHENSIVE INCOME                              -             -             -               -              -        284,289

ESOP SHARES RELEASED, 4,955
 shares; $9.40 average fair market value                -        49,550        (2,948)              -              -         46,602

RRP SHARES AMORTIZED, 3,270 shares                      -        38,422             -               -              -         38,422

DIVIDENDS PAID ($.28 per share)                         -         5,550           134        (141,612)             -       (135,928)

PURCHASE OF 21,705 TREASURY SHARES                   (217)            -      (202,725)        (27,246)             -       (230,188)
                                              -----------   -----------   -----------   -------------  -------------  -------------

BALANCES, September 30, 2000                        5,299      (456,009)    5,021,867       4,846,126       (131,001)     9,286,282

COMPREHENSIVE INCOME:
  Net income, 2001                                      -             -             -         267,612              -        267,612
  Other comprehensive income, net of tax:
    Change in unrealized loss on investments
    available for sale, net of tax of $81,570           -             -             -               -        162,288        162,288
                                                                                                                      -------------

TOTAL COMPREHENSIVE INCOME                              -             -             -               -              -        429,900

ESOP SHARES RELEASED, 4,613
  shares; $11.28 average fair market value              -        46,130         5,921               -              -         52,051

RRP SHARES AMORTIZED, 2,891 shares                      -        33,966             -               -              -         33,966

DIVIDENDS PAID ($.28 per share)                         -         4,120        (1,033)       (122,398)             -       (119,311)

PURCHASE OF 82,755 TREASURY SHARES                   (828)            -      (772,692)       (199,118)             -       (972,638)
                                              -----------   -----------   -----------   -------------  -------------  -------------

BALANCES, September 30, 2001                        4,471      (371,793)    4,254,063       4,792,222         31,287      8,710,250




                                   (continued)

              FIRST FEDERAL FINANCIAL BANCORP, INC. AND SUBSIDIARY

     CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (CONCLUDED)

              FOR THE YEARS ENDED SEPTEMBER 30, 2002, 2001 AND 2000

                                                                                          Retained      Accumulated
                                                              Employee     Additional     Earnings-        Other          Total
                                                 Common       Benefit       Paid-in     Substantially  Comprehensive  Stockholders'
                                                 Stock         Plans        Capital       Restricted   Income (Loss)     Equity
                                              -----------   -----------   -----------   -------------  -------------  -------------
    COMPREHENSIVE INCOME:

 Net income, 2002                                       -             -             -         502,406              -        502,406
 Other comprehensive income, net of tax:
   Change in unrealized gain on investments
    available for sale, net of tax of $11,365           -             -             -               -         22,061         22,061
                                                                                                                      -------------

TOTAL COMPREHENSIVE INCOME                              -             -             -               -              -        524,467

ESOP SHARES RELEASED, 4,262
 shares; $14.18 average fair market value               -        42,620        17,695               -              -         60,315

RRP SHARES AMORTIZED, 649 shares                        -         7,620             -               -              -          7,620

DIVIDENDS PAID ($.28 per share)                         -         6,711         2,486        (117,248)             -       (108,051)

2002 DIRECTORS STOCK PLAN, 21,996 shares              220      (275,879)      205,443         104,701              -         34,485

PURCHASE OF 7,511 TREASURY SHARES                     (75)            -       (70,153)        (35,523)             -       (105,751)
                                              -----------   -----------   -----------   -------------  -------------  -------------

BALANCES, September 30, 2002                  $     4,616   $  (590,721)  $ 4,409,534   $   5,246,558  $      53,348  $   9,123,335
                                              ===========   ===========   ===========   =============  =============  =============



The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

              FIRST FEDERAL FINANCIAL BANCORP, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED SEPTEMBER 30, 2002, 2001 AND 2000

                                                                                 2002              2001             2000
                                                                              -----------      -----------      -----------
OPERATING ACTIVITIES:
    Net income                                                                $   502,406      $   267,612      $   356,112
    Adjustments to reconcile net income
      to net cash provided by operating
      activities -
    Securities losses                                                                   -                -           12,873
    Losses (gains) on foreclosed real estate                                       12,679           (9,101)         (11,112)
    Provision for loan losses                                                      81,000           55,000           22,500
        Depreciation                                                               79,991           78,457           78,343
        FHLB stock dividends                                                      (32,300)         (44,800)         (40,300)
        RRP compensation                                                           42,105           33,966           38,422
        Amortization and accretion, net                                           (32,643)             562           25,560
        ESOP compensation                                                          60,315           52,051           46,602
    Change in -
        Accrued interest receivable                                                27,421          (17,252)         (42,834)
        Other assets                                                              (24,690)         (12,002)           6,049
        Current income taxes                                                      154,237          (55,122)           6,756
        Deferred income taxes                                                      (1,358)          25,609            5,866
        Accrued interest payable                                                   (3,579)         (16,847)          27,711
        Other liabilities                                                          (4,028)          10,620           10,500
                                                                              -----------      -----------      -----------
            Net cash provided by operating activities                             861,556          368,753          543,048
                                                                              -----------      -----------      -----------
INVESTING ACTIVITIES:
    Net (increase) decrease in loans                                            2,379,600          712,510       (3,756,900)
    Proceeds from maturities and calls of
      investment securities held to maturity                                    3,025,000          700,000          440,000
    Purchases of investment securities
      held to maturity                                                         (4,995,000)      (1,348,125)        (245,547)
    Proceeds from sales, calls and maturities of
      investment securities available for sale                                    655,000          350,000          436,930
    Purchases of investment securities
      available for sale                                                         (750,000)        (655,000)               -
    Principal collected on mortgage-backed
      securities held to maturity                                                 909,150          664,249          542,767
    Purchases of mortgage-backed
      securities held to maturity                                                       -       (1,090,678)               -
    Principal collected on mortgage-backed
      securities available for sale                                             2,582,876          354,293          177,230
    Purchases of mortgage-backed
      securities available for sale                                            (1,740,269)      (1,906,555)               -
    Purchases of FHLB stock                                                             -           (5,300)         (17,100)
    Purchases of office properties
      and equipment                                                               (24,764)         (35,622)         (29,011)
    Proceeds from sale of land                                                      8,100                -                -
    Proceeds from sales of foreclosed
      real estate                                                                 366,559           73,503           76,730
                                                                              -----------      -----------      -----------

            Net cash provided by (used for) investing activities                2,416,252       (2,186,725)      (2,374,901)
                                                                              -----------      -----------      -----------



                                   (continued)

              FIRST FEDERAL FINANCIAL BANCORP, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONCLUDED)

              FOR THE YEARS ENDED SEPTEMBER 30, 2002, 2001 AND 2000

                                                                               2002              2001              2000
                                                                           ------------      ------------      ------------
FINANCING ACTIVITIES:
    Dividends paid                                                             (108,051)         (119,311)         (135,928)
    Purchase of treasury shares                                                (105,751)         (972,638)         (230,188)
    Proceeds from FHLB advances                                               3,600,000         6,275,000        19,575,000
    Principal paid on FHLB advances                                          (4,825,578)       (7,128,010)      (15,730,570)
    Net increase (decrease) in deposits                                      (1,365,328)        4,749,767        (1,377,681)
                                                                           ------------      ------------      ------------

            Net cash provided by (used for) financing activities             (2,804,708)        2,804,808         2,100,633
                                                                           ------------      ------------      ------------
INCREASE IN CASH

 AND CASH EQUIVALENTS                                                           473,100           986,836           268,780

CASH AND CASH EQUIVALENTS, beginning of year                                  2,196,367         1,209,531           940,751
                                                                           ------------      ------------      ------------

CASH AND CASH EQUIVALENTS, end of year                                     $  2,669,467      $  2,196,367      $  1,209,531
                                                                           ============      ============      ============

NONCASH INVESTING ACTIVITIES:
    Loans taken into foreclosed real estate                                $    107,392      $    374,995      $     13,806
    Unrealized holding gain (loss) on securities
      available for sale                                                   $     33,426      $    243,858      $   (108,823)

SUPPLEMENTAL DISCLOSURES:
    Federal income taxes paid                                              $     95,625      $    151,497      $    148,966

    Interest paid                                                          $  2,365,639      $  3,183,015      $  2,845,403



The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

              FIRST FEDERAL FINANCIAL BANCORP, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              FOR THE YEARS ENDED SEPTEMBER 30, 2002, 2001 AND 2000

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS

First Federal Financial Bancorp, Inc. (the "Company") was incorporated under Delaware law in February 1996 by First Federal Savings and Loan Association of Ironton (the "Association") in connection with the conversion of the Association from a federally-chartered mutual savings and loan association to a federally-chartered stock savings bank to be known as "First Federal Savings Bank of Ironton" (the "Bank") and the issuance of the Bank's common stock to the Company and the offer and sale of the Company's common stock by the Company to the members of the public, the Association's Board of Directors, its management, and the First Federal Financial Bancorp, Inc. Employee Stock Ownership Plan (the "ESOP") (the "Conversion").

As part of the Conversion, the Company issued 671,783 shares of its common stock. Total proceeds of $6,717,830 were reduced by $537,600 for shares to be purchased by the ESOP and by approximately $432,000 for conversion expenses. As a result of the Conversion, the Company contributed approximately $3,145,000 of additional capital to the Bank and retained the balance of the proceeds.

The Company's principal business is conducted through the Bank which conducts business from its main office located in Ironton, Ohio, and one full-service branch located in Proctorville, Ohio. The Bank's deposits are insured by the Savings Association Insurance Fund ("SAIF") to the maximum extent permitted by law. The Bank is subject to examination and comprehensive regulation by the Office of Thrift Supervision ("OTS"), which is the Bank's chartering authority and primary regulator. The Bank is also subject to regulation by the Federal Deposit Insurance Corporation ("FDIC"), as the administrator of the SAIF, and to certain reserve requirements established by the Federal Reserve Board ("FRB"). The Bank is a member of the Federal Home Loan Bank of Cincinnati ("FHLB").

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements at September 30, 2002 and 2001, and for the years ended September 30, 2002, 2001 and 2000, include the accounts of the Company and the Bank. All significant intercompany transactions and balances have been eliminated in consolidation. The accompanying financial statements have been prepared on the accrual basis.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses, and the effect of prepayments on premiums and discounts associated with investments and mortgage-backed securities. Management believes that the allowance for loan losses and the effect of prepayments on premiums and discounts associated with investments and mortgage-backed securities have been adequately evaluated. Various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses and valuations of foreclosed real estate. Such agencies may require the Bank to recognize additions to the allowance or adjustments to the valuations based on their judgments about information available to them at the time of their examination.

CASH AND CASH EQUIVALENTS

For purposes of the statement of cash flows, cash and cash equivalents include cash and interest bearing deposits in other financial institutions. The Company and Bank maintain cash deposits in other depository institutions which occasionally exceed the amount of deposit insurance available. Management periodically assesses the financial condition of these institutions.

Federal regulations require the maintenance of certain daily reserve balances. Based upon the regulatory calculation, the Bank's reserve requirements at September 30, 2002 and 2001 were $-0-. However, aggregate reserves (in the form of vault cash) are maintained to satisfy federal regulatory requirements should they be needed.

INVESTMENTS AND MORTGAGE-BACKED SECURITIES

Investment securities and mortgage-backed securities held to maturity are carried at amortized cost, based upon management's intent and their ability to hold such securities to maturity. Adjustments for premiums and discounts are recognized in interest income using the interest method over the period to maturity.

Equity securities that are nonmarketable and restricted are carried at cost. The Bank is required to maintain stock in the Federal Home Loan Bank of Cincinnati in an amount equal to 1% of mortgage related assets (residential mortgages and mortgage-backed securities) or 0.3% of the Bank's total assets at December 31 of each year. Such stock is carried at cost.

Investment securities and mortgage-backed securities available for sale are stated at approximate market value, adjusted for amortization of premiums and accretion of discounts using the interest method. Unrealized gains and losses on such securities are reported as a separate component of stockholders' equity.

Realized gains and losses on sales of investment securities and mortgage-backed securities are recognized in the statements of income using the specific identification method.

LOANS RECEIVABLE

Loans receivable are stated at unpaid principal balances, less the allowance for loan losses, and net deferred loan origination fees and costs.

It is the policy of the Bank to provide a valuation allowance for estimated losses on loans when a significant and probable decline in value occurs. The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions.

Loans are placed on non-accrual when a loan is specifically determined to be impaired or when principal and interest is delinquent for 90 days or more. Any unpaid interest previously accrued on those loans is reversed from income. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other non-accrual loans is recognized only to the extent of the interest payments received.

Unearned income on certain installment loans, home improvement loans and automobile loans is amortized over the term of the loans using the Rule of 78's methods.

FORECLOSED REAL ESTATE

At the time of foreclosure, foreclosed real estate is recorded at the lower of the Bank's cost or the asset's fair value, less estimated costs to sell, which becomes the property's new basis. Any write-downs based on the asset's fair value at date of acquisition are charged to the allowance for loan losses. Costs incurred in maintaining foreclosed real estate and subsequent write-downs to reflect declines in the fair value of the property are included in expenses.

INCOME TAXES

Deferred income taxes are recognized for temporary differences between transactions recognized for financial reporting purposes and income tax purposes. Income taxes are accounted for in accordance with the provisions of Statement of Financial Accounting Standards No. 109.

OFFICE PROPERTIES AND EQUIPMENT

Office properties and equipment accounts are stated at cost. Expenditures which increase values or extend useful lives of the respective assets are capitalized, whereas expenditures for maintenance and repairs are charged to expense as incurred.

DEPRECIATION

The Bank computes depreciation generally on the straight-line method. The estimated useful lives used to compute depreciation are:

                                                          Years
                                                          -----
         Buildings and improvements                       20-50
         Furniture, fixtures and equipment                 5-10
         Automobile                                           5



EARNINGS PER SHARE

Basic earnings per share is computed using the weighted average number of outstanding common shares outstanding during each period. For diluted earnings per share, the average number of stock options outstanding is included. Shares which have not been committed to be released to the ESOP are not considered to be outstanding for purposes of calculating earnings per share.

RECLASSIFICATIONS

Certain reclassifications have been made to the 2001 and 2000 financial statements to conform to the 2002 financial statement presentation. These reclassifications had no effect on net income.

FAIR VALUES OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

The following methods and assumptions were used in estimating fair value disclosures for financial instruments:

Cash and cash equivalents: The carrying amount reported in the consolidated balance sheet for cash and cash equivalents approximates fair value.

Investment securities and mortgage-backed securities: Fair values for investment securities and mortgage-backed securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

Loans receivable: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans (for example, fixed rate mortgage loans) are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics. The carrying amount of accrued interest receivable approximates fair value.

Deposits: The fair values disclosed for demand and passbook accounts are, by definition, equal to the amount payable on demand at the reporting date (that is their carrying amounts). The fair values for certificates of deposit are considered to approximate carrying value if they have original maturities of two years or less. For other certificates of deposit, fair values are estimated using a discounted cash flow calculation that applies interest rates currently being offered to a schedule of aggregated contractual maturities on such deposits. The carrying amount of accrued interest payable approximates fair value.

Advances from Federal Home Loan Bank: Due to the short-term maturities and/or variable interest rates, the advances from the Federal Home Loan Bank carrying value approximates fair value.

ACCUMULATED OTHER COMPREHENSIVE INCOME

The Company's other comprehensive income consists of unrealized securities gains and losses on investment securities classified as available for sale. In accordance with Financial Accounting Standards Board Statement No. 130, "Reporting Comprehensive Income", changes in these unrealized gains and losses are reported, net of tax, as a separate component of stockholders' equity.

(2) INVESTMENT SECURITIES HELD TO MATURITY

Investment securities held to maturity consist of the following:

                                                                        September 30, 2002
                                                 --------------------------------------------------------------------
                                                                        Gross           Gross
                                                    Carrying          Unrealized      Unrealized          Market
                                                      Value             Gains           Losses            Value
                                                 --------------     ------------     -------------    ---------------
U.S. Government agency
  securities                                     $    3,416,079     $     58,614     $       3,788    $     3,470,905
Obligations of states and
  political subdivisions                                781,351           34,733                 -            816,084
                                                 --------------     ------------     -------------    ---------------
                                                      4,197,430           93,347             3,788          4,286,989
Restricted Equity Securities:
  Stock in FHLB, at cost                                681,200                -                 -            681,200
                                                 --------------     ------------     -------------    ---------------
                                                 $    4,878,630     $     93,347     $       3,788    $     4,968,189
                                                 ==============     ============     =============    ===============

                                                                        September 30, 2001
                                                 --------------------------------------------------------------------
                                                                        Gross           Gross
                                                    Carrying          Unrealized      Unrealized          Market
                                                      Value             Gains           Losses            Value
                                                 --------------     ------------     -------------    ---------------
U.S. Government agency
  securities                                     $    1,348,223     $     27,935      $          -    $     1,376,158
Obligations of states and
  political subdivisions                                882,850           39,685                 -            922,535
                                                 --------------     ------------      ------------    ---------------
                                                      2,231,073           67,620                 -          2,298,693
Restricted Equity Securities:
  Stock in FHLB, at cost                                648,900                -                 -            648,900
                                                 --------------     ------------      ------------    ---------------
                                                 $    2,879,973     $     67,620      $          -    $     2,947,593
                                                 ==============     ============      ============    ===============



The amortized cost and estimated market value of investment securities held to maturity at September 30, 2002, by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations without call or prepayment penalties.

                                                                                Estimated
                                                          Amortized               Market
                                                            Cost                  Value
                                                       --------------         -------------
Due in one year or less                                $      400,175         $     404,025
Due after one year through five years                         865,874               888,859
Due after five years through ten years                      2,691,128             2,735,617
Due after ten years                                           921,453               939,688
                                                       --------------         -------------
                                                       $    4,878,630         $   4,968,189
                                                       ==============         =============



At September 30, 2002 and 2001, investment securities with a carrying value of $560,000 were pledged to secure public deposits.

There were no sales of investment securities held to maturity during the years ended September 30, 2002, 2001 and 2000.

(3) INVESTMENT SECURITIES AVAILABLE FOR SALE

Investment securities available for sale consist of the following:

                                                   September 30, 2002
                           -----------------------------------------------------------------------
                                                  Gross              Gross             Carrying
                             Amortized         Unrealized          Unrealized          (Market)
                               Cost               Gains              Losses             Value
                           --------------      ----------         -----------       --------------
U.S. Government
  agency securities        $      750,467      $    4,189         $         -       $      754,656
                           ==============      ==========         ===========       ==============

                                                   September 30, 2002
                           -----------------------------------------------------------------------
                                                 Gross              Gross             Carrying
                             Amortized         Unrealized         Unrealized          (Market)
                               Cost              Gains              Losses              Value
                           --------------      ----------         -----------       --------------
U.S. Government
  agency securities        $      655,000      $    4,023         $         -       $      659,023
                           ==============      ==========         ===========       ==============



The amortized cost and estimated market value of investment securities available for sale at September 30, 2002, by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations without call or prepayment penalties.

                                                                                            Carrying
                                                                     Amortized              (Market)
                                                                       Cost                  Value
                                                                  ---------------        --------------
Due after one year through five years                             $       251,560        $      254,298
Due after five years through ten years                                    498,907               500,358
                                                                  ---------------        --------------
                                                                  $       750,467        $      754,656
                                                                  ===============        ==============



Gross realized losses from sales of investment securities available for sale were $12,873 for the year ended September 30, 2000. There were no sales of investment securities available for sale during the years ended September 30, 2002 and 2001.

(4) LOANS RECEIVABLE

Loans receivable at September 30 are summarized as follows:

                                                                       2002                2001
                                                                  --------------      --------------
Real estate loans:
 Single family residential                                        $   37,880,207      $   41,068,744
 Multi-family residential                                              3,882,734           2,739,089
 Commercial real estate                                                4,816,089           5,088,393
                                                                  --------------      --------------
        Total real estate loans                                       46,579,030          48,896,226
                                                                  --------------      --------------
Consumer and other loans:
 Loans secured by deposit accounts                                       607,122             655,806
 Home improvement                                                        191,567             236,308
 Automobile                                                              964,178           1,002,220
 Home equity                                                             428,472             478,374
 Other                                                                 1,631,478           1,732,678
                                                                  --------------      --------------
        Total consumer and other loans                                 3,822,817           4,105,386
                                                                  --------------      --------------


       Total loans                                                   50,401,847          53,001,612
Less:
 Unearned interest                                                     (120,837)           (209,016)
 Loans in process                                                      (130,994)           (111,116)
 Deferred loan fees and costs                                          (150,090)           (159,022)
 Allowance for loan losses                                             (293,134)           (247,674)
                                                                 --------------      --------------

Loans receivable, net                                            $   49,706,792      $   52,274,784
                                                                 ==============      ==============

Weighted average interest rate                                             7.41%               7.86%
                                                                 ==============      ==============



Activity in the allowance for loan losses is summarized as follows for the years ended September 30:

                                                 2002                2001                2000
                                             -------------      --------------      --------------
Balance, beginning of year                   $     247,674      $      296,822      $      292,500
Provision charged to expense                        81,000              55,000              22,500
Loans charged off                                  (40,595)           (105,698)            (24,491)
Loans recovered                                      5,055               1,550               6,313
                                             -------------      --------------      --------------

Balance, end of year                         $     293,134      $      247,674      $      296,822
                                             =============      ==============      ==============



Loans on which the accrual of interest had been discontinued or reduced and for which impairment had not been recognized totaled approximately $206,000, $204,000 and $206,000, at September 30, 2002, 2001 and 2000, respectively.
Interest income which would have been recognized under the original terms of these contracts was $10,493, $5,746 and $7,086, respectively.

The Bank is not committed to lend additional funds to debtors whose loans are in nonaccrual status.

The Bank is principally a local lender and, therefore, has a significant concentration of loans to borrowers who reside in and/or which are collateralized by real estate located in Lawrence and Scioto County, Ohio, and Boyd and Greenup County, Kentucky. Employment in these areas is highly concentrated in the petroleum, iron and steel industries. Therefore, many debtors' ability to honor their contracts is dependent upon these economic sectors.

The aggregate amount of loans by the Bank to its directors and executive officers, including loans to related persons and entities, was $54,981 and $6,274 at September 30, 2002 and 2001, respectively. Management's opinion is that these loans compare favorably to other loans made in the ordinary course of business. An analysis of the activity of loans to directors and executive officers is as follows:

                                                                 Year Ended
                                                                September 30,
                                                   ----------------------------------
                                                        2002                2001
                                                   ---------------     --------------
Balance, beginning of year                         $         6,274     $      193,868
New loans advanced                                          50,000                  -
Repayments                                                  (1,293)          (187,594)
                                                   ---------------     --------------
Balance, end of year                               $        54,981     $        6,274
                                                   ===============     ==============


(5) MORTGAGE-BACKED SECURITIES HELD TO MATURITY

Mortgage-backed securities held to maturity at September 30 consist of the following:

                                                                      2002
                                        ----------------------------------------------------------------
                                                              Gross          Gross           Estimated
                                           Carrying        Unrealized      Unrealized         Market
                                            Value             Gains          Losses           Value
                                        --------------     ----------    --------------   --------------
FHLMC Certificates                      $      886,035     $    3,254    $        4,006   $      885,283
FNMA Certificates                              717,885          5,020             3,557          719,348
FNMA and FHLMC CMO's                         1,774,637         18,127             9,575        1,783,189
                                        --------------     ----------    --------------   --------------
                                        $    3,378,557     $   26,401    $       17,138   $    3,387,820
                                        ==============     ==========    ==============   ==============

    Weighted average rate                                                          6.28%
                                                                         ==============

                                                                     2001
                                        ----------------------------------------------------------------
                                                              Gross          Gross           Estimated
                                           Carrying        Unrealized      Unrealized         Market
                                            Value             Gains          Losses           Value
                                        --------------     ----------    --------------   --------------
FHLMC Certificates                      $    1,160,070    $     2,906    $       12,779  $     1,150,197
FNMA Certificates                            1,034,456          2,537            21,642        1,015,351
GNMA Certificates                               15,066          1,770                 -           16,836
FNMA and FHLMC CMO's                         2,086,494         30,278                 -        2,116,772
                                        --------------    -----------    --------------  ---------------
                                        $    4,296,086     $   37,491    $       34,421   $    4,299,156
                                        ==============     ==========    ==============   ==============

     Weighted average rate                                                         6.25%
                                                                         ==============



There were no sales of mortgage-backed securities held to maturity during the years ended September 30, 2002, 2001 and 2000.

(6) MORTGAGE-BACKED SECURITIES AVAILABLE FOR SALE

Mortgage-backed securities available for sale at September 30 consist of the following:

                                                                     2002
                                        ----------------------------------------------------------------
                                                              Gross          Gross            Carring
                                          Amortized        Unrealized      Unrealized         (Market)
                                            Cost              Gains          Losses            Value
                                        --------------    -----------    --------------  ---------------
FHLMC Certificates                      $      456,344    $     4,534    $          450  $      460,428
FNMA Certificates                            1,372,145         26,261               107       1,398,299
GNMA Certificates                            1,101,802         10,189             1,642       1,110,349
FNMA and FHLMC CMO's                         2,433,267         61,352            23,495       2,471,124
                                        --------------    -----------    --------------  --------------
                                        $    5,363,558    $   102,336    $       25,694  $    5,440,200
                                        ==============    ===========    ==============  ==============

Weighted average rate                                                              5.34%
                                                                         ==============

                                                                    2001
                                        ----------------------------------------------------------------
                                                              Gross          Gross           Carring
                                           Amortized       Unrealized      Unrealized        (Market)
                                             Cost             Gains          Losses           Value
                                        --------------    -----------    --------------  ---------------
FHLMC Certificates                      $      215,495    $         -    $        1,061  $      214,434
FNMA Certificates                              924,932              -             5,980         918,952
GNMA Certificates                              515,195          6,994             1,243         520,946
FNMA and FHLMC CMO's                         4,506,345         50,736             8,098       4,548,983
                                        --------------    -----------    --------------  --------------
                                        $    6,161,967    $    57,730    $       16,382  $    6,203,315
                                        ==============    ===========    ==============  ==============

Weighted average rate                                                              5.74%
                                                                         ==============



There were no sales of mortgage-backed securities available for sale during the years ended September 30, 2002, 2001 or 2000.

(7) ACCRUED INTEREST RECEIVABLE

Accrued interest receivable at September 30 is summarized as follows:

                                                         2002              2001
                                                   ---------------    -------------
Loans                                              $       279,573    $     289,788
Investment securities                                       58,658           55,979
Mortgage-backed and related securities                      32,044           51,929
                                                   ---------------    -------------
                                                   $       370,275    $     397,696
                                                   ===============    =============



(8) OFFICE PROPERTIES AND EQUIPMENT

Office properties and equipment at September 30 are summarized as follows:

                                                         2002             2001
                                                   ---------------   --------------
Land                                               $       437,171   $      445,271
Buildings and improvements                               1,455,480        1,449,385
Furniture, fixtures and equipment                          342,059          321,992
Automobile                                                  20,170           20,170
                                                   ---------------   --------------
                                                         2,254,880        2,236,818
Less - accumulated depreciation                           (650,323)        (568,934)
                                                   ---------------   --------------
                                                   $     1,604,557   $    1,667,884
                                                   ===============   ==============



(9) OTHER ASSETS

Other assets at September 30 are summarized as follows:

                                                         2002              2001
                                                   ---------------    -------------
Prepaid Federal insurance                          $         2,111    $       2,333
Prepaid franchise taxes                                     24,499           24,994
Other prepaid expenses                                      98,440           73,033
                                                   ---------------    -------------
                                                   $       125,050    $     100,360
                                                   ===============    =============


(10) DEPOSITS

Deposits at September 30 are summarized as follows:

                        Weighted
                      Average Rate
                    at September 30,
                          2002                        2002                                  2001
                    ----------------    ----------------------------------      ------------------------------
                                             Amount             Percent              Amount          Percent
                                        ----------------     ------------       ---------------    -----------
Passbook                    2.13%       $     11,966,587             24.0%      $     8,694,594         17.0%
                         -------        ----------------     ------------       ---------------     --------

Christmas club              2.25                  99,882               .2                95,874           .2
                         -------        ----------------     ------------       ---------------     --------

Demand accounts                -               1,895,338              3.8             1,468,850          2.9
                         -------        ----------------     ------------       ---------------     --------

NOW accounts                1.75               1,334,111              2.7               947,595          1.9
                         -------        ----------------     ------------       ---------------     --------

Certificates:

 2.0-2.99%                  2.72              18,797,420             37.8                     -            -
 3.0-3.99%                  3.68               2,380,100              4.8               479,786           .9
 4.0-4.99%                  4.55               6,504,028             13.1             4,136,272          8.1
 5.0-5.99%                  5.16               6,420,181             12.9            28,239,604         55.2
 6.0-6.99%                  6.01                 166,540               .3             6,860,072         13.4
 7.0-7.99%                  7.52                 186,021               .4               192,889           .4
                         -------        ----------------     ------------       ---------------     --------
                            3.63              34,454,290             69.3            39,908,623         78.0
                         -------        ----------------     ------------       ---------------     --------
                            3.08%       $     49,750,208            100.0%      $    51,115,536        100.0%
                         =======        ================     ============       ===============     ========



The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was approximately $6,681,000 at September 30, 2002 and 2001.

At September 30, 2002, scheduled maturities of certificates of deposit are as follows:

   Year
  Ending
September 30,                  Amount                 Percent
-------------             ----------------           ---------
    2003                  $     22,038,145                63.9%
    2004                         5,875,803                17.1
    2005                         5,875,661                17.1
    2006                           664,681                 1.9
                          ----------------           ---------
                          $     34,454,290               100.0%
                          ================           =========



(11) OTHER LIABILITIES

Other liabilities at September 30 are summarized as follows:

                                 2002                     2001
                            --------------            ------------
Escrow accounts             $       75,505            $     84,081
Accrued expenses                    69,597                  68,549
Other liabilities                   31,467                  27,967
                            --------------            ------------
                            $      176,569            $    180,597
                            ==============            ============



(12) ADVANCES FROM FEDERAL HOME LOAN BANK

The advances from the Federal Home Loan Bank at September 30 consist of the following:

Due in Year
  Ending
September 30                      2002                    2001
------------                ---------------         ---------------
    2002                    $             -         $     3,575,000
    2003                          1,000,000               1,000,000
    2004                          1,650,000                       -
    2005                            750,000                       -
    2006                                  -                       -
    2007                                  -                       -
After 2007                        6,211,711               6,262,289
                            ---------------         ---------------
                            $     9,611,711         $    10,837,289
                            ===============         ===============
Weighted average rate                  4.40%                   4.54%
                            ===============         ===============



The advances were collateralized by first mortgage loans totaling $12,014,600 and $13,546,600 at September 30, 2002 and 2001, respectively.

(13) INCOME TAXES

The provision for income taxes differs from the amount computed by applying the U.S. Federal income tax rate of 34 percent for 2002, 2001, and 2000 to income before the provision for income taxes as a result of the following:

                                                                           Year Ended
                                                                          September 30,
                                                   ----------------------------------------------------------
                                                       2002                    2001                 2000
                                                   ------------           -------------         -------------
Expected provision for
 income taxes at Federal tax rate                  $    255,309           $     132,463         $     176,017
Tax-exempt interest                                     (11,983)                (13,738)              (18,545)
Others, net                                               5,178                   3,261                 4,114
                                                   ------------           -------------         -------------
                                                   $    248,504           $     121,986         $     161,586
                                                   ============           =============         =============



The net deferred income tax liability consists of income taxes applicable to temporary differences between transactions recognized for financial reporting and income tax reporting purposes. A deferred tax asset valuation allowance is established for deferred tax assets not expected to be realized. The deferred tax assets, deferred tax liabilities, and net deferred tax liabilities at September 30 consist of the following:

                                                                             2002                 2001
                                                                        --------------       -------------
Deferred tax assets:
 Loan fees                                                              $       51,030       $      54,067
 Bad debts                                                                      83,038              67,581
 Employee benefit plans                                                         12,829              13,571
                                                                        --------------       -------------
                                                                               146,897             135,219

Less - valuation allowance for bad debts                                       (82,013)            (82,013)
                                                                        --------------       -------------

     Deferred tax assets                                                        64,884              53,206
                                                                        --------------       -------------

Deferred tax liabilities:
 FHLB stock dividends not currently taxable                                   (150,727)           (138,929)
 Depreciation                                                                  (29,220)            (30,725)
 Unrealized securities gains and losses                                        (27,483)            (14,057)
                                                                        --------------       -------------

     Deferred tax liabilities                                                 (207,430)           (183,711)
                                                                        --------------       -------------

     Net deferred tax liabilities                                       $     (142,546)      $    (130,505)
                                                                        ==============       =============



Retained earnings at September 30, 2002 and 2001, includes approximately $1,309,000 for which no deferred Federal income tax liability has been recognized. These amounts represent an allocation of pre-1987 income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than bad debt losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate. The unrecorded deferred income tax liability on the above amounts was approximately $445,000 at September 30, 2002 and 2001, respectively.

(14) STOCK-BASED COMPENSATION PLANS

STOCK OPTION PLAN

The Company's stockholders approved the Stock Option Plan on December 16, 1996. A total of 67,178 common shares have been reserved for issuance pursuant to the Plan, of which 36,224 have been granted at September 30, 2002 and 2001. Participants vest in the options granted over a five year period.

The Company follows Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, in accounting and reporting for stock-based compensation. This standard defines a fair value method of accounting for an employee stock option or similar equity instrument. This statement allows for the choice between adopting the fair value method or continuing to use the intrinsic value method under Accounting Principles Board
(APB) Opinion No. 25 with footnote disclosures of the pro forma effects if the fair value method had been adopted. The Company has opted for the latter approach. Accordingly, no compensation expense has been recognized for the stock option plan. Had compensation expense for the Company's stock option plan been determined based on the fair value at the grant date consistent with the provisions of FASB No. 123, the Company's 2002, 2001 and 2000 results of operations would have been reduced to the pro forma amounts indicated below:

                                                             2002                  2001                 2000
                                                         ------------         --------------       --------------
Net income:
  As reported                                            $    502,406         $      267,612       $      356,112
  Pro forma                                              $    501,099         $      259,865       $      351,158

Basic earnings per share:
  As reported                                            $       1.17         $          .61       $          70
  Pro forma                                              $       1.17         $          .59       $         .69

Diluted earnings per share:
  As reported                                            $       1.15         $          .61       $         .70
  Pro forma                                              $       1.15         $          .59       $         .69



The fair value of each option granted is estimated using the Black-Scholes option pricing model with the following assumptions:

                                                             2002                  2001                 2000
                                                         ------------         --------------       --------------
Expected dividend yield                                  $        .28         $          .28       $          .28
Expected stock price volatility                                 30.09%                 32.50%               10.00%
Risk-free interest rate                                           3.0%                  3.50%                6.00%
Expected life of options                                      2 years                3 years              4 years



A summary of the status of the Company's stock option plan as of September 30 is as follows:

                                  2002                              2001                          2000
                       ---------------------------      ----------------------------    -------------------------
                                       Weighted                         Weighted                        Weighted
                                        Average                          Average                         Average
                                       Exercise                         Exercise                        Exercise
                         Shares          Price           Shares           Price          Shares           Price
                         ------       ----------         ------        ----------        ------        ---------
Outstanding at
 beginning of year        36,224      $   12.00           36,224         $  12.00         36,224       $  12.00
Granted                        -              -                -                -              -              -
Excercised                     -              -                -                -              -              -
Forfeited                      -              -                -                -              -              -
                        --------                       ---------                        --------

Outstanding at
 end of year              36,224      $   12.00           36,224         $  12.00         36,224       $  12.00
                        ========                       =========                        ========
Options exercisable
 at year end              36,224          12.00           28,147            12.00         20,641          12.00

Weighted average
 fair value of
 options granted
 during the year                      $       -                          $      -                      $      -



Information pertaining to options outstanding at September 30, 2002 is as follows:

                                               Weighted
                                                Average          Weighted                               Weighted
                                               Remaining          Average                                Average
Range of                     Number           Contractual        Exercise             Number            Exercise
Exercise Prices           Outstanding            Life              Price           Exercisable            Price
---------------           -----------         -----------       ----------         ------------        ----------
$12.00 - $12.00                36,224          4.7 Years        $    12.00                36,224       $    12.00



RECOGNITION AND RETENTION PLAN AND TRUST ("RRP")

The Company's stockholders approved the RRP on December 16, 1996. The Company purchased 26,871 shares in the open market to fully fund the RRP at an aggregate cost of $315,734. Awards are subject to five year vesting periods and other provisions as more fully described in the RRP document. The deferred cost of unearned RRP shares totaled $128,463 and $136,083 at September 30, 2002 and 2001, respectively, and is recorded as a charge against stockholders' equity. Compensation expense will be recognized ratably over the five year vesting period only for those shares awarded. Compensation cost charged to expense for the years ended September 30, 2002, 2001 and 2000 was $7,620, $33,966 and $38,422, respectively. RRP shares available which have not been awarded totaled 10,933 at September 30, 2002 and 2001. There were 649, 2,891 and 3,270 shares amortized during the years ended September 30, 2002, 2001 and 2000, respectively.

2002 Directors Stock Plan

On May 22, 2002, the directors of the Company adopted the 2002 Directors Stock Plan (the "Directors Plan"). A total of 21,996 shares of common stock were awarded, 3,666 to each of six (6) directors. On each of the three anniversary dates of the Directors Plan, 1,222 shares of such stock will become non-forfeitable unless the forfeitability is accelerated by death or retirement of a given director/holder. Compensation cost charged to expense for the year ended September 30, 2002 was $34,485. The deferred cost of unearned shares totaled $275,879 at September 30, 2002, and is recorded as a charge against stockholders' equity.

(15) REGULATORY CAPITAL REQUIREMENTS

The Bank is subject to various regulatory capital requirements administered by its primary federal regulator, the Office of Thrift Supervision (the "OTS"). Failure to meet minimum regulatory capital requirements can initiate certain mandatory, and possible additional discretionary actions by regulators, that if undertaken, could have a direct material affect on the Bank and the consolidated financial statements. Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines involving quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of: total risk-based capital and Tier I capital to risk-weighted assets (as defined in the regulations), Tier I capital to adjusted total assets (as defined), and tangible capital to adjusted total assets (as defined). Management believes, as of September 30, 2002, the Bank meets all capital adequacy requirements to which it is subject.

As of September 30, 2002, the most recent notification from the OTS, the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized, the Bank would have to maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as disclosed in the table below. There are no conditions or events since the most recent notification that management believes have changed the Bank's category.

                                                                                            For Capital
                                            Actual                                        Adequacy Purposes
                                   ----------------------       ---------------------------------------------------------------
                                      Amount        Ratio                    Amount                              Ratio
                                   ------------     -----       ---------------------------------     -------------------------
As of September 30, 2002:
 Total Risk-Based Capital
  (to Risk-Weighted Assets)        $  8,110,461      21.3%      LESS THAN OR EQUAL TO $ 3,051,520     LESS THAN OR EQUAL TO 8.0%
 Tier I Capital
  (to Adjusted Total Assets)       $  7,817,327      11.5%      LESS THAN OR EQUAL TO $ 2,721,502     LESS THAN OR EQUAL TO 4.0%
 Tangible Capital
  (to Adjusted Total Assets)       $  7,817,327      11.5%      LESS THAN OR EQUAL TO $ 1,020,563     LESS THAN OR EQUAL TO 1.5%
As of September 30, 2001:
 Total Risk-Based Capital
  (to Risk-Weighted Assets)        $  7,491,763      18.9%      LESS THAN OR EQUAL TO $ 3,165,600     LESS THAN OR EQUAL TO 8.0%
 Tier I Capital
  (to Adjusted Total Assets)       $  7,244,089      10.3%      LESS THAN OR EQUAL TO $ 2,809,805     LESS THAN OR EQUAL TO 4.0%
Tangible Capital
  (to Adjusted Total Assets)       $  7,244,089      10.3%      LESS THAN OR EQUAL TO $ 1,053,677     LESS THAN OR EQUAL TO 1.5%



                                                     To Be Well
                                                 Capitalized Under
                                                 Prompt Corrective
                                                 Action Provisions
                                   --------------------------------------------
                                                  Amount                  Ratio
                                   ----------------------------------     -----
As of September 30, 2002:
 Total Risk-Based Capital
  (to Risk-Weighted Assets)        LESS THAN OR EQUAL TO $  3,814,400     10.0%
 Tier I Capital
  (to Adjusted Total Assets)       LESS THAN OR EQUAL TO $  4,082,253      6.0%
 Tangible Capital
  (to Adjusted Total Assets)       LESS THAN OR EQUAL TO $  3,401,877      5.0%
As of September 30, 2001:
 Total Risk-Based Capital
  (to Risk-Weighted Assets)        LESS THAN OR EQUAL TO $  3,957,000     10.0%
 Tier I Capital
  (to Adjusted Total Assets)       LESS THAN OR EQUAL TO $  4,214,707      6.0%
Tangible Capital
  (to Adjusted Total Assets)       LESS THAN OR EQUAL TO $  3,512,256      5.0%



(16) COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, the Bank has various outstanding commitments and contingent liabilities that are not reflected in the accompanying financial statements. The principal commitments of the Bank are loan commitments which approximated $1,460,000 and $2,300,000 at September 30, 2002 and 2001,
respectively. The Bank uses the same credit policies for making loan commitments as it does for other loans.

The Bank was not committed to sell or purchase loans or securities at September 30, 2002 or 2001.

(17) EMPLOYEE STOCK OWNERSHIP PLAN

The Company has established an ESOP for employees of the Company and the Bank which became effective upon the Conversion. Full-time employees of the Company and the Bank who have been credited with at least 1,000 hours of service during a twelve month period and who have attained age 21 are eligible to participate in the ESOP. The Company loaned the ESOP $537,430 for the initial purchase of the ESOP shares. The loan is due and payable in forty-eight (48) equal quarterly installments of $11,200 beginning June 29, 1996, plus interest at the rate of 8.75% per annum. The Company will make scheduled discretionary cash contributions to the ESOP sufficient to amortize the principal and interest on the loan over a period of 12 years. The Company accounts for its ESOP in accordance with Statement of Position 93-6, "Employer's Accounting For Employee Stock Ownership Plans." As shares are committed to be released to participants, the Company reports compensation expense equal to the average market price of the shares during the period. ESOP compensation expense recorded during the years ended September 30, 2002, 2001 and 2000 was $60,315, $52,051 and $46,602, respectively. During 2002, 2001 and 2000, 5,093, 5,437 and 5,576
shares were allocated to the employees leaving 22,197 unallocated and unreleased shares at September 30, 2002.

The Company uses dividends paid on allocated and unallocated ESOP shares to reduce the outstanding loan balance.

The fair value of the unreleased ESOP shares was approximately $338,000 and $323,000 at September 30, 2002 and 2001, respectively.

(18) PURCHASE OF COMMON STOCK

The Company purchased 7,511, 82,755 and 21,705 shares of its outstanding common stock at an aggregate cost of $105,751, $972,638 and $230,188, during the years ended September 30, 2002, 2001 and 2000, respectively. The purchase of these shares has been recorded as a purchase of common stock shares, which are available for reissuance.

(19) EARNINGS PER SHARE

Basic and full dilution Earnings Per Share (EPS) were calculated by dividing the consolidated net income by the weighted average number of common shares, and common stock equivalents outstanding, as set forth below. Shares which have not been committed to be released to the ESOP are not considered to be outstanding for purposes of calculating EPS.

                                                       Income                Shares               Per Share
Year Ending September 30,                            (Numerator)          (Denominator)             Amount
                                                     -----------          -------------           ---------
2002
Basic EPS                                            $   502,406                429,904           $    1.17
Effect of dilutive securities -
  options                                                      -                  5,569                (.02)
                                                     -----------          -------------           ---------

Diluted EPS                                          $   502,406                435,473           $    1.15
                                                     ===========          =============           =========

2001
Basic EPS                                            $   267,612                437,347           $    0.61
Effect of dilutive securities -
  options                                                      -                      -                   -
                                                     -----------          -------------           ---------

Diluted EPS                                          $   267,612                437,347           $    0.61
                                                     ===========          =============           =========

2000
Basic EPS                                            $   356,112               505,715            $    0.70
Effect of dilutive securities -
  options                                                      -                     -                    -
                                                     -----------          ------------            ---------

Diluted EPS                                          $   356,112               505,715            $    0.70
                                                     ===========          ============            =========


During the years ended September 30, 2001 and 2000, outstanding options had no dilutive effect on shares outstanding because the option price exceeded the average market value of the Company's stock during the years.

(20) DIVIDEND RESTRICTION

At the time of the Conversion, the Bank established a liquidation account of approximately $5,005,000 (the amount equal to its total retained earnings as of the date of the latest statement of financial condition appearing in the final prospectus). The liquidation account will be maintained for the benefit of eligible deposit account holders who continue to maintain their accounts at the Bank after the Conversion. The liquidation account will be reduced annually to the extent that eligible deposit account holders have reduced their qualifying deposits. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation, each eligible account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held.

Subsequent to the Conversion, the Bank may not declare or pay cash dividends on its shares of common stock if the effect thereon would cause stockholders' equity to be reduced below the amount of the liquidation account or applicable regulatory capital maintenance requirements, or if such declaration and payment would otherwise violate regulatory requirements.

(21) FAIR VALUES OF FINANCIAL INSTRUMENTS

The carrying amount and the estimated fair values of the Company's financial instruments at September 30 are as follows:

                                                              2002                                  2001
                                                ------------------------------       --------------------------------
                                                   Carrying                             Carrying
                                                    Amount        Fair Value             Amount          Fair Value
                                                  ----------      ----------           -----------       ----------
Financial assets:
  Cash and cash equivalents                     $    2,669,467  $    2,669,467       $    2,196,367     $   2,196,367
  Loans receivable, less allowance                  49,706,792      50,047,134           52,274,784        52,587,677
  Investment securities held to
     maturity                                        4,878,630       4,968,189            2,879,973         2,947,593
  Investment securities available
     for sale                                          754,656         754,656              659,023           659,023
  Mortgage-backed securities held
     to maturity                                     3,378,557       3,387,820            4,296,086         4,299,156
  Mortgage-backed securities
     available for sale                              5,440,200       5,440,200            6,203,315         6,203,315
  Accrued interest receivable                          370,275         370,275              397,696           397,696

Financial liabilities:
  Deposits                                          49,750,208      49,852,065           51,115,536        51,189,555
  Advances from Federal Home
     Loan Bank                                       9,611,711       9,611,711           10,837,289        10,837,289
  Accrued interest payable                              44,300          44,300               47,879            47,879



The carrying amounts in the preceding tables are included in the consolidated balance sheets under the applicable captions.

While these estimates of fair value are based on management's judgment of the most appropriate factors, there is no assurance that if the Company were to have disposed of such items at September 30, 2002 and 2001, the estimated fair values would necessarily have been achieved at those dates, since market values may differ depending on various circumstances. The estimated fair values at September 30, 2002 and 2001 should not necessarily be considered to apply at subsequent dates.

In addition, other assets and liabilities of the Company that are not defined as financial instruments are not included in the above disclosures, such as property and equipment. Also, non-financial instruments typically not recognized in the financial statements nevertheless may have value but are not included in the above disclosures. These include, among other items, the trained work force, customer goodwill, and similar items.

(22) SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

Selected quarterly consolidated financial data is as follows:

                                                                 Fiscal Year 2002
                                         ---------------------------------------------------------------------
                                                                  Quarter Ended
                                         ---------------------------------------------------------------------
                                           December 31          March 31          June 30        September 30
                                           -----------          --------          -------        ------------
                                                       (Dollars in thousands except per share data)
Total interest income                       $   1,221          $   1,156         $   1,131         $   1,116
Total interest expense                            701                592               560               509
                                            ---------          ---------         ---------         ---------

      Net interest income                         520                564               571               607

Provision for loan losses                          16                 15                15                35
                                            ---------          ---------         ---------         ---------

      Net interest income after
       provision for loan losses                  504                549               556               572

Non-interest income                                26                 35                39                28
Non-interest expense                              406                374               364               415
                                            ---------          ---------         ---------         ---------

Income before provision
 for income taxes                                 124                210               231               185
Provision for income taxes                         40                 69                77                61
                                            ---------          ---------         ---------         ---------

      Net income                            $      84          $     141         $     154         $     124
                                            =========          =========         =========         =========

Net income per share:
  Basic                                     $     .20          $     .33         $     .36         $     .28
                                            =========          =========         =========         =========
  Diluted                                   $     .20          $     .33         $     .35         $     .27
                                            =========          =========         =========         =========

Dividends declared per share                $     .07          $     .07         $     .07         $     .07
                                            =========          =========         =========         =========





                                                                 Fiscal Year 2001
                                         ---------------------------------------------------------------------
                                                                  Quarter Ended
                                         ---------------------------------------------------------------------
                                           December 31          March 31          June 30        September 30
                                           -----------          --------          -------        ------------
                                                       (Dollars in thousands except per share data)
Total interest income                       $   1,259          $   1,254         $   1,261         $   1,246
Total interest expense                            803                794               800               769
                                            ---------          ---------         ---------         ---------

      Net interest income                         456                460               461               477

Provision for loan losses                           6                 13                18                18
                                            ---------          ---------         ---------         ---------



      Net interest income after
       provision for loan losses                  450                447               443               459

Non-interest income                                30                 29                38                37
Non-interest expense                              396                375               397               375
                                            ---------          ---------         ---------         ---------

Income before provision
 for income taxes                                  84                101                84               121
Provision for income taxes                         25                 31                28                39
                                            ---------          ---------         ---------         ---------

      Net income                            $      59          $      70         $      56         $      82
                                            =========          =========         =========         =========

Net income per share:
  Basic                                     $     .13          $     .16         $     .13         $     .19
                                            =========          =========         =========         =========
  Diluted                                   $     .13          $     .16         $     .13         $     .19
                                            =========          =========         =========         =========

Dividends declared per share                $     .07          $     .07         $     .07         $     .07
                                            =========          =========         =========         =========



(23) CONDENSED PARENT COMPANY FINANCIAL INFORMATION

Condensed financial information for the parent company only (First Federal Financial Bancorp, Inc.) as of and for the year ended September 30 is as follows:

                                 BALANCE SHEETS

                                                                              2002                     2001
                                                                        -----------------        -----------------
               ASSETS
Cash and cash equivalents                                               $         406,612        $         667,801
Investment in subsidiary                                                        7,867,910                7,271,380
Investment securities available for sale                                          754,656                  659,023
Accrued interest receivable                                                         7,511                    6,010
Other assets                                                                       87,398                   17,866
Income taxes refundable                                                            56,072                  140,272
Deferred income taxes                                                                 565                    1,962
                                                                        -----------------        -----------------
                                                                        $       9,180,724        $       8,764,314
                                                                        =================        =================

               LIABILITIES AND STOCKHOLDERS' EQUITY
Other liabilities                                                       $          57,389        $          54,064
                                                                        -----------------        -----------------
               Total liabilities                                                   57,389                   54,064
                                                                        -----------------        -----------------

Common stock                                                                        4,616                    4,471
Employee benefit plans                                                           (590,721)                (371,793)
Additional paid-in capital                                                      4,409,534                4,254,063
Retained earnings                                                               5,246,558                4,792,222
Accumulated other comprehensive income (loss)                                      53,348                   31,287
                                                                        -----------------        -----------------
               Total stockholders' equity                                       9,123,335                8,710,250
                                                                        -----------------        -----------------
                                                                        $       9,180,724        $       8,764,314
                                                                        =================        =================


                              STATEMENTS OF INCOME

                                                                               2002                     2001
                                                                         ----------------        -----------------
Interest on investment securities
 and other interest-earning assets                                       $         34,363        $          20,062

Non-interest income                                                                     -                      223
Non-interest expense                                                              145,292                 (181,292)
                                                                         ----------------        -----------------





Loss before income taxes and equity in
  income of subsidiary                                                           (110,929)                (161,007)

Credit for income taxes                                                           (31,618)                 (47,054)
                                                                         ----------------        -----------------

Loss before equity in income of subsidiary                                        (79,311)                (113,953)
Equity in income of subsidiary                                                    581,717                  381,565
                                                                         ----------------        -----------------

Net income                                                               $        502,406        $         267,612
                                                                         ================        =================


                            STATEMENTS OF CASH FLOWS

                                                                               2002                   2001
                                                                        -----------------        ---------------
Operating activities:
  Net income                                                            $         502,406        $       267,612
  Adjustments to reconcile net income to net
   cash flows provided by operating activities -
      Equity in income of subsidiary                                             (581,717)              (381,565)
      Dividends received from subsidiary                                                -              1,250,000
      Accretion                                                                      (467)                     -
      ESOP compensation                                                            58,794                 72,652
      Directors' stock plans                                                       42,105                 33,966
      Change in:
        Other assets                                                              (69,532)                   988
        Accrued interest receivable                                                (1,501)                   872
        Income taxes refundable                                                    84,200                (82,652)
        Other liabilities                                                           3,325                  3,527
                                                                        -----------------        ---------------
           Net cash provided by
             operating activities                                                  37,613              1,165,400
                                                                        -----------------        ---------------

Investing activities:
  Purchases of investment securities available for sale                          (750,000)              (655,000)
Proceeds from sales, calls and maturities of investment
   securities available for sale                                                  655,000                350,000
                                                                        -----------------        ---------------
             Net cash used for
              investing activities                                                (95,000)              (305,000)
                                                                        -----------------        ---------------
Financing activities:
  Dividends paid                                                                 (108,051)              (119,311)
  Purchase of treasury shares                                                    (105,751)              (972,638)
                                                                        -----------------        ---------------
        Net cash used for
             financing activities                                                (213,802)            (1,091,949)
                                                                        -----------------        ---------------
Net decrease in cash and cash equivalents                                        (271,189)              (231,549)
  Cash and cash equivalents, beginning of year                                    677,801                899,350
                                                                        -----------------        ---------------

  Cash and cash equivalents, end of year                                $         406,612        $       677,801
                                                                        =================        ===============


(24) CAPITAL STOCK

During the year ended September 30, 2001, the stockholders approved an amendment to the Company's Certificate of Incorporation to reduce the number of authorized shares from 4,000,000, consisting of 1,000,000 preferred and 3,000,000 common shares, to 1,500,000, consisting of 500,000 preferred and 1,000,000 common shares. The Company has not issued any preferred shares since its incorporation.

(25) ACQUISITION OF LINCOLN SAVINGS

On October 4, 2002, the Company acquired Lincoln Savings and Loan Association ("Lincoln"), also of Ironton. The Company acquired all the outstanding shares of Lincoln for a total cash consideration, including expenses of approximately $603,500. At September 30, 2002, Lincoln had total assets of approximately $8,703,000 total liabilities, of approximately $8,504,000, and total stockholders' equity of approximately $199,000. The adjusted fair value of Lincoln's stockholders' equity is expected to approximate $513,000.

ITEM 8. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

Not applicable.

                                    PART III

ITEM 9. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS; COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT.

                 DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

       NAME                       POSITION                    AGE(1)          DIRECTOR SINCE(2)
-------------------      ---------------------------       ------------     --------------------
Jeffery W. Clark           Comptroller                          44                   N/A

Edith M. Daniels           Director and Secretary               72                  1986

Steven C. Milleson         Director                             50                  1990

Thomas D. Phillips         Director                             64                  1973

Edward R. Rambacher        Director                             57                  1986

I. Vincent Rice            President and Director               70                  1986



(1) As of December 1, 2002.
(2) Includes service as a director the Savings Bank.

THOMAS D. PHILLIPS. Mr. Phillips has been the Chairman of the Board of the Company since its organization in January 1996. Mr. Phillips was given the title of Chairman of the Board of the Savings Bank in January 1996. Prior thereto, Mr. Phillips performed the functions traditionally handled by the Chairman under the title of President of the Savings Bank since January 1991. Mr. Phillips is the owner, operator and President of Phillips Funeral Home, Inc. headquartered in Ironton, Ohio. Mr. Phillips is a member and Past President of the Ironton City Health Board, the Past President of the Ironton Lions Club, a 25-year Board member and a member of the Immanuel United Methodist Church, and a member of the Ironton Elks Lodge #177. Mr. Phillips has been a licensed Funeral Director since 1961 and is a member of the Ohio Funeral Directors Association and the National Funeral Directors Association.

I. VINCENT RICE. Mr. Rice has been the President of the Company since its organization in January 1996. Mr. Rice was given the title of President of the Savings Bank in January 1996. Prior thereto, Mr. Rice performed the functions traditionally performed by the President under the title Executive Vice President and Managing Officer of the Savings Bank since January 1994 and Vice President and Managing Officer since July 1987. Mr. Rice joined the Savings Bank in July 1985 after 25 years experience with a local commercial bank. Mr. Rice is the past Chairman of the Lawrence County United Way campaign, a former member of the Chesapeake and Ironton Lions Club, a member of the Ironton Rotary Club, and a 48-year member and Treasurer, Deacon and Music Director of the Ice Creek Baptist Church.

EDITH M. DANIELS. Ms. Daniels has served as Corporate Secretary of the Company since its organization in January 1996. Ms. Daniels has served as Corporate Secretary of the Savings Bank since January 1976. Ms. Daniels joined the Savings Bank in March 1956 and served the Savings Bank in various positions until her retirement in December 1995. Ms. Daniels was a director of the Ironton American Red Cross chapter for six years.

STEVEN C. MILLESON. Dr. Milleson is a doctor of optometry and owner and operator of the Ironton Vision Center, Inc. located in Ironton, Ohio. Dr. Milleson has been a member and Past President of the Ironton Lions Club, a founding member and past Board member of The Tri-State Fair and Regatta, a past Board member of the Hecla Water Association, and an original member of the Board of the Ashland Youth Ballet Company and its current President of the Board and Chairman of the Production Committee. Dr. Milleson is a member of the St. Joseph Catholic Church.

EDWARD R. RAMBACHER. Mr. Rambacher is a Certified Public Accountant and is President and Chief Executive Officer of C.A. Rambacher & Co., a professional accounting firm, located in Ironton, Ohio. Mr. Rambacher is a member and Past Director and President of the Ironton Rotary Club and a 18 year Board member of the Central Christian Church.

William P. Payne, a director of the Company and the Savings Bank, died in October, 2002. James E. Waldo, a director emeritus of the Company, died in April of 2002.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company's officers, directors and persons who own more than 10% of the Company's Common Stock to file reports of ownership and changes in ownership with the Commission and the NASD. Officers, directors and greater than 10% stockholders are required by regulation to furnish the Company with copies of all forms they file pursuant to Section 16(a) of the Exchange Act.

Based solely on review of the copies of such forms furnished to the Company, or written representations from its officers and directors, the Company believes that during, and with respect to, fiscal 2002 the Company's officers and directors complied in all respects with the reporting requirements promulgated under Section 16(a) of the 1934 Act, except that directors who received grants of restricted stock under the 2002 Directors Stock Plan are late in filing Form 5's, which will be filed by the end of December, 2002.

ITEM 10. EXECUTIVE COMPENSATION.

SUMMARY COMPENSATION TABLE

The Company has not yet paid separate compensation to its officers. The following table sets forth a summary of certain information concerning the compensation paid by the Savings Bank for services rendered in all capacities during the three fiscal years ended September 30, 2002 to the President of the Savings Bank (who serves as the Chief Executive Officer). No executive officers of the Savings Bank had total compensation during the fiscal year which exceeded $100,000.

                                           ANNUAL                          LONG-TERM COMPENSATION
                                        COMPENSATION                               AWARDS
                          --------------------------------------------  -----------------------------
       NAME AND            FISCAL                                        RESTRICTED        NUMBER OF           ALL OTHER
  PRINCIPAL POSITION        YEAR           SALARY(1)          BONUS       STOCK(2)          OPTIONS         COMPENSATION(3)
----------------------    ---------      ------------        -------    ------------      -----------      -----------------
I. Vincent Rice              2002            $ 61,550        $ 1,500           3,666               --           $  14,342
     President
                             2001            $ 59,104        $ 1,500              --               --           $  12,795
                             2000            $ 57,366        $ 1,500                                            $  11,046



(1) Does not include amounts attributable to miscellaneous benefits received by the named executive officer. In the opinion of management of the Savings Bank, the costs to the Savings Bank of providing such benefits to the named executive officer during the indicated period did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for the individual.

(2) Mr. Rice, as a director of the Company, was granted 3,666 shares of common stock on May 22, 2002 pursuant to the Company's 2002 Director Stock Plan. The shares are restricted and become non-forfeitable in one-third increments on each anniversary date following the grant. The total restricted stock awarded to Mr. Rice in fiscal year 2002 had a fair market value of $70,734 at September 30, 2002, based on the $15.75 per share closing market price on such last date in fiscal 2002 on which shares of the common stock were traded.

(3) Represents the allocation on behalf of Mr. Rice under the Company's ESOP.

No options were granted to the executive officer named in the Summary Compensation Table during the fiscal year ended September 30, 2002.

The following table sets forth, with respect to the executive officer named in the Summary Compensation Table, information with respect to the aggregate amount of options exercised during the last fiscal year, any value realized thereon, the number of unexercised options at the end of the fiscal year (exercisable and unexercisable) and the value with respect thereto under specified assumptions.

                            SHARES                                                              VALUE OF UNEXERCISED IN THE
                          ACQUIRED ON         VALUE             NUMBER OF UNEXERCISED                MONEY OPTIONS AT
        NAME               EXERCISE          REALIZED         OPTIONS AT FISCAL YEAR END            SEPTEMBER 30, 2002
--------------------    --------------     -----------      ------------------------------   --------------------------------
                                                             UNEXERCISABLE    EXERCISABLE      UNEXERCISABLE    EXERCISABLE
                                                            ---------------  -------------    ---------------  --------------
I. Vincent Rice               --                --                             10,076(1)           $  0           $37,785(2)
      President



(1) Options are exercisable at the rate of 20% per year on each annual anniversary of the date the options were granted (December 16, 1996) at $12.00 per share.

(2) The value of unexercised options was calculated based on the market price at September 30, 2002 ($15.75), the last date in fiscal 2002 on which shares of the Company's stock were traded, less the $12.00 exercise price of the option.

DIRECTOR'S COMPENSATION

Directors of the Company do not receive fees for attendance at meetings. Members of the Board of Directors of the Savings Bank receive fees of $950 per month (except for Mr. Phillips who receives $1,150 per month for serving as Chairman) regardless of attendance at meetings. Members of the Board of the Savings Bank serving on committees do not receive any additional compensation for serving on such committees.

EMPLOYMENT AGREEMENTS

The Company and the Savings Bank (the "Employers") have entered into employment agreements with each of Messrs. I. Vincent Rice and Jeffery W. Clark, the Company's and the Savings Bank's President and Comptroller, respectively (the "Executives"). The Employers have agreed to employ Messrs. Rice and Clark for a term of three years in their current respective positions at their current salary levels of $60,300 and $40,800, respectively. The employment agreements will be reviewed annually by the Boards of Directors of the Employers, and the term of employment agreements shall be extended each year for a successive additional one-year period, unless either party elects, not less than 30 days prior to the annual anniversary date, not to extend the employment term.

Each of the employment agreements shall be terminable with or without cause by the Employers. The Executives shall have no right to compensation or other benefits pursuant to the employment agreement for any period after voluntary termination or termination by the Employers for cause. The agreements provide for certain benefits in the event of an Executives' death, disability or retirement. In the event that (i) the Executive terminates his employment (a) because of failure of the Employers to comply with any material provision of the agreement or (b) as a result of certain adverse actions which are taken with respect to the officer's employment following a change in control of the Company, as defined, or (ii) the employment agreement is terminated by the Employers other than for cause, disability, retirement or death, the Executive will be entitled to a cash severance amount equal to three times the officer's base salary. Based upon current compensation levels, in the event of a termination of employment following a change in control, Messrs. Rice and Clark would receive cash severance of $180,900 and $122,400, respectively.

A change in control is generally defined in the employment agreement to include any change in control of the Company required to be reported under the federal securities laws, as well as (i) the acquisition by any person of 25% or more of the Company's outstanding voting securities and (ii) a change in a majority of the directors of the Company during any two-year period without the approval of at least two-thirds of the persons who were directors of the Company at the beginning of such period.

Each employment agreement provides that in the event that any of the payments to be made thereunder or otherwise upon termination of employment are deemed to constitute "excess parachute payments" within the meaning of Section 280G of the Code, then such payments and benefits received thereunder shall be reduced, in the manner determined by the officer, by the amount, if any, which is the minimum necessary to result in no portion of the payments and benefits being non-deductible by the Employers for federal income tax purposes. Excess parachute payments generally are payments in excess of three times the base amount, which is defined to mean the recipient's average annual compensation from the employer includable in the recipient's gross income during the most recent five taxable years ending before the date on which a change in control of the employer occurred. Recipients of excess parachute payments are subject to a 20% excise tax on the amount by which such payments exceed the base amount, in addition to regular income taxes, and payments in excess of the base amount are not deductible by the employer as compensation expense for federal income tax purposes.

Although the above-described employment agreements could increase the cost of any acquisition of control of the Company, management of the Company does not believe that the terms thereof would have a significant anti-takeover effect.

BENEFITS

EMPLOYEE STOCK OWNERSHIP PLAN. The Company has established the ESOP for employees of the Company and the Savings Bank. Full-time employees of the Company and the Savings Bank who have been credited with at least 1,000 hours of service during a twelve-month period and who have attained age 21 are eligible to participate in the ESOP.

The ESOP borrowed funds from the Company to purchase 53,743 shares of common stock in the Savings Bank's conversion. The loan equaled 100% of the aggregate purchase price of the common stock. The loan to the ESOP will be repaid principally from the Company's and the Savings Bank's contributions to the ESOP over a period of 12 years, and the collateral for the loan is the common stock purchased by the ESOP. The Company may, in any plan year, make additional discretionary contributions for the benefit of plan participants in either cash or shares of common stock, which may be acquired through the purchase of outstanding shares in the market or from individual stockholders, upon the original issuance of additional shares by the Company or upon the sale of treasury shares by the Company. Such purchases, if made, would be funded through additional borrowing by the ESOP or additional contributions from the Company. The timing, amount and manner of future contributions to the ESOP will be affected by various factors, including prevailing regulatory policies, the requirements of applicable laws and regulations and market conditions.

Shares purchased by the ESOP with the proceeds of the loan are held in a suspense account and released on a pro rata basis as debt service payments are made. Discretionary contributions to the ESOP and shares released from the suspense account will be allocated among participants on the basis of compensation. Forfeitures will be reallocated among remaining participating employees and may reduce any amount the Company might otherwise have contributed to the ESOP. Participants will vest in their right to receive their account balances within the ESOP at the rate of 20% per year, starting with completion of their third year of service. In the case of a "change in control," as defined, however, participants will become immediately fully vested in their account balances, subject to certain tax considerations. Benefits may be payable upon retirement, early retirement, disability or separation from service. The Company's contributions to the ESOP are not fixed, so benefits payable under the ESOP cannot be estimated.

The ESOP is subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended, and the regulations of the Internal Revenue Service and the Department of Labor thereunder.

STOCK OPTION PLAN. The Stock Option Plan is designed to attract and retain qualified personnel in key positions, provide officers and key employees with a proprietary interest in the Company as an incentive to contribute to the success of the Company and reward key employees for outstanding performance. The Stock Option Plan is also designed to retain qualified directors for the Company. The Stock Option Plan provides for the grant of incentive stock options intended to comply with the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") ("incentive stock options"), non-qualified or compensatory stock options and stock appreciation rights (collectively "Awards"). Awards will be available for grant to directors and key employees of the Company and any subsidiaries, except that directors will not be eligible to receive incentive stock options. The Stock Option Plan was approved by the Company's stockholders in December 1996. A total of 67,178 shares of common stock has been reserved for issuance pursuant to the Stock Option Plan. The Stock Option Plan is administered and interpreted by a committee of the Board of Directors ("Committee") that is composed solely of two or more "Non-Employee Directors." Unless sooner terminated, the Stock Option Plan shall continue in effect for a period of ten years from the adoption by the Board of Directors.

Under the Stock Option Plan, the Board of Directors or the Committee determines which officers and key employees will be granted options, whether such options will be incentive or compensatory options, the number of shares subject to each option, whether such options may be exercised by delivering other shares of common stock and when such options become exercisable. The per share exercise price of a stock option shall be equal to the fair market value of a share of common stock on the date the option is granted. Subject to certain exceptions, all options granted to participants under the Stock Option Plan shall become vested and exercisable at the rate of 20% per year on each annual anniversary of the date the options were granted, and the right to exercise shall be cumulative.

RECOGNITION AND RETENTION PLAN AND TRUST. The objective of the Recognition Plan is to retain qualified personnel in key positions, provide officers, key employees and directors with a proprietary interest in the Company as an incentive to contribute to its success and reward key employees for outstanding performance. Officers and key employees of the Company who are selected by the Board of Directors of the Company or a committee thereof, as well as non-employee directors of the Company, are eligible to receive benefits under the Recognition Plan. The Recognition Plan was approved by the Company's stockholders in December 1996. The Company has acquired through open market purchases common stock on behalf of the Recognition Plan, in an amount necessary to purchase 26,871 shares. The Recognition Plan is administered and interpreted by a committee of the Board of Directors that is composed solely of two or more "Non-Employee Directors."

Shares of common stock granted pursuant to the Recognition Plan will be in the form of restricted stock payable over a five-year period at a rate of 20% per year, beginning one year from the anniversary date of the grant. A recipient will be entitled to all voting and other stockholder rights with respect to shares which have been earned and allocated under the Recognition Plan. However, until such shares have been earned and allocated, they may not be sold, pledged or otherwise disposed of and are required to be held in the Recognition Plan Trust. Under the terms of the Recognition Plan, all shares which have not yet been earned and allocated are required to be voted by the trustees in their sole discretion. In addition, any cash dividends or stock dividends declared in respect of unvested share awards will be held by the Recognition Plan Trust for the benefit of the recipients and such dividends, including any interest thereon, will be paid out proportionately by the Recognition Plan Trust to the recipients thereof as soon as practicable after the share awards become earned. Any cash dividends or stock dividends declared in respect of each vested share held by the Recognition Plan Trust will be paid by the Recognition Plan Trust as soon as practicable after the Recognition Plan Trust's receipt thereof to the recipient on whose behalf such share is then held by the Recognition Plan Trust.

2002 DIRECTORS STOCK PLAN. On May 22, 2002, the directors of the Company adopted the 2002 Directors Stock Plan (the "Directors Plan"). A total of 21,996 shares of common stock may be issued pursuant to the Directors Plan and 21,996 shares were awarded: 3,666 to each of six (6) directors as of June 30, 2002. On each of the three anniversary dates of the Directors Plan, 1,222 shares of such stock will become non-forfeitable unless the forfeitability is accelerated by death or retirement of a given director/holder and in the event of a change in control of the Company, the shares granted to each participant which have not theretofore become non-forfeitable shall immediately become non-forfeitable, the restriction on transferability shall terminate and a stock certificate for the total number of non-forfeited shares granted to such participant shall be delivered to such participant.

INDEMNIFICATION AGREEMENTS WITH DIRECTORS AND OFFICERS

The Company and the Savings Bank have entered into agreements to indemnify each of their directors and Jeffery W. Clark. The indemnification agreements require the Company and the Savings Bank to indemnify the directors and Mr. Clark against liabilities that may arise by reason of their status or service as officers and directors, other than liabilities arising from willful misconduct of a culpable nature and certain investigations by banking regulators, and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

ITEM 11. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTER.

The following table sets forth, as of December 1, 2002, certain information as to the Common Stock beneficially owned by (i) each person or entity, including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), who or which was known to the Company to be the beneficial owner of more than 5% of the issued and outstanding Common Stock, (ii) the directors of the Company, and (iii) all directors and executive officers of the Company and the Savings Bank as a group.

                                                            AMOUNT AND NATURE
               NAME OF BENEFICIAL                             OF BENEFICIAL
               OWNER OR NUMBER OF                             OWNERSHIP AS OF            PERCENT OF
                PERSONS IN GROUP                            DECEMBER 1, 2002(1)         COMMON STOCK
---------------------------------------------------       -----------------------     ----------------
First Federal Financial Bancorp, Inc. Employee                   49,790(2)                  10.79%
Stock Ownership Plan Trust

Arnhold and S. Bleichroeder, Inc.                                45,000(3)                   9.75
Arnhold and S. Bleichroeder Advisers, Inc.
1345 Avenue of the Americas
New York, New York  10105

Estate of James E. Waldo                                         44,611(4)                   9.59

Tontine Financial Partners, L.P.                                 34,900(5)                   7.56
Tontine Management, L.L.C.
Jeffrey L. Gendell
200 Park Avenue, Suite 3900
New York, New York 10166

Directors:

Thomas D. Phillips                                               33,367(6)(7)                7.12
I. Vincent Rice                                                  26,246(7)(8)                5.64
Edith M. Daniels                                                 18,366(9)                   3.95
Steven C. Milleson                                               17,829(10)                  3.80
Edward R. Rambacher                                              21,172(7)(11)               4.55

All directors and executive officers                            132,728(12)                 27.50
 of the Company and the Savings Bank
 as a group (6 persons)



(1) Based upon filings made pursuant to the Exchange Act and information furnished by the respective individuals. Under regulations promulgated pursuant to the Exchange Act, shares of Common Stock are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares (i) voting power, which includes the power to vote or to direct the voting of the shares, or (ii) investment power, which includes the power to dispose or to direct the disposition of the shares. Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares. Shares which are subject to stock options and which may be exercised within 60 days of December 1, 2002 are deemed to be outstanding for the purpose of computing the percentage of Common Stock beneficially owned by such person.

(2) The First Federal Financial Bancorp, Inc. Employee Stock Ownership Plan Trust ("Trust") was established pursuant to the First Federal Financial Bancorp, Inc. Employee Stock Ownership Plan ("ESOP") by an agreement between the Company and Messrs. Thomas D. Phillips, Edward R. Rambacher and I. Vincent Rice who act as trustees of the plan ("Trustees"). As of December 1, 2002, 28,127 shares held in the Trust had been allocated to the accounts of participating employees. Under the terms of the ESOP, the Trustees will generally vote the allocated shares held in the ESOP in accordance with the instructions of the participating employees. Unallocated shares held in the ESOP will generally be voted in the same ratio on any matter as those allocated shares for which instructions are given, subject in each case to the fiduciary duties of the ESOP trustees and applicable law. Any allocated shares which either abstain on the proposal or are not voted will be disregarded in determining the percentage of stock voted for and against each proposal by the participants and beneficiaries. The amount of Common Stock beneficially owned by directors who serve as Trustees of the ESOP and by all directors and executive officers as a group does not include the unallocated shares held by the Trust.

(3) Based on a Schedule 13G filing pursuant to the Exchange Act on February 15, 2000. The reporting persons have shared voting and dispositive powers.

(4) Includes 3,358 shares which may be acquired by Mr. Waldo's estate upon the exercise of stock options.

(5) Based on a Schedule 13D filing pursuant to the Exchange Act on February 7, 2001. The reporting persons have shared voting and dispositive powers.

(6) Includes 10,000 shares held by the Phillips' Funeral Home Trust Pension Fund, 5,000 shares held by Mr. Phillips' spouse and 3,358 shares which may be acquired by Mr. Phillips upon the exercise of stock options.

(7) Excludes the shares held by the ESOP, of which the named director is one of three trustees.

(8) Includes 10,076 shares which may be acquired by Mr. Rice upon the exercise of stock options and 6,586 shares held by the Company's ESOP for the account of Mr. Rice.

(9) Includes 3,359 shares which may be acquired by Ms. Daniels upon the exercise of stock options.

(10) Includes 2,400 shares held by Mr. Milleson's spouse as custodian for children, 716 shares held by Mr. Milleson's spouse in her Individual Retirement Account ("IRA"), and 3,358 shares which may be acquired by Mr. Milleson upon the exercise of stock options.

(11) Includes 806 shares held by Mr. Rambacher's spouse, 5,000 shares held by Mr. Rambacher's spouse in her IRA, 1,000 shares held by Mr. Rambacher's spouse as custodian for her son, and 3,358 shares which may be acquired by Mr. Rambacher upon the exercise of stock options.

(12) Includes 29,508 shares which may be acquired by all directors and executive officers of the Company as a group upon the exercise of stock options. Also includes 10,834 which are held by the Company's ESOP which have been allocated to the accounts of executive officers.

EQUITY COMPENSATION PLAN INFORMATION

The following tables presents information on the Company's equity compensation plans generally at September 30, 2002.

                                                                                                  NUMBER OF SECURITIES
                                                         NUMBER OF                                 REMAINING AVAILABLE
                                                      SECURITIES TO BE                             FOR FUTURE ISSUANCE
                                                        ISSUED UPON                                   UNDER EQUITY
                                                        EXERCISE OF         WEIGHTED-AVERAGE       COMPENSATION PLANS
                                                        OUTSTANDING         EXERCISE PRICE OF     (EXCLUDING SECURITIES
                                                     OPTIONS, WARRANTS    OUTSTANDING OPTIONS,         REFLECTED IN
                                                         AND RIGHTS        WARRANTS AND RIGHTS         COLUMN (a))
PLAN CATEGORY                                               (a)                    (b)                     (c)
----------------------------------------------     --------------------  ----------------------  ------------------------
Equity compensation plans approved by
   security holders.........................               36,224               $  12.00                 30,954(1)
Equity compensation plans not
   approved by security holders.............               21,996(2)                                         --
                                                       ----------                                     ---------
       Total................................               58,220                                        30,954
                                                       ==========                                     =========



(1) Grants to non-employee directors may not exceed 30% of the shares reserved and no grant to any one employee or non-employee director may exceed 25% or 5% of the shares reserved under the plan, respectively.

(2) Includes 21,996 shares of restricted stock granted on May 20, 2002, evenly to each of six (6) of the Company's directors, which restricted shares become non-forfeitable in one-third increments every anniversary from the date of grant. All restricted share's non-forfeitability will be accelerated upon the acquisition of the Company by a third party.

ITEM 12. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

All loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public, unless the loans are made pursuant to a benefit or compensation program that (i) is widely available to employees of the institution and (ii) does not give preference to any director, executive officer or principal stockholder, or certain affiliated interests of either, over other employees of the savings institution, and must not involve more than the normal risk of repayment or present other unfavorable features.

The Savings Bank's policy provides that all loans made by the Savings Bank to its directors and officers are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. The Savings Bank's policy provides that such loans may not involve more than the normal risk of collection or present other unfavorable features. As of September 30, 2002, loans to directors and executive officers, including outstanding balances and commitments, amounted to $52,308, or .66% of the Savings Bank's total capital, at September 30, 2002. As of such date, there were no loans to any director or executive officer made at preferential rates or terms which, in the aggregate, exceeded $60,000 during the three years ended September 30, 2002. All such loans were made by the Savings Bank in accordance with the aforementioned policy.

ITEM 13. EXHIBITS, LIST AND REPORTS ON FORM 8-K.

(a) Document filed as part of this Report.

(1) The following documents are filed as part of this report.

                          INDEPENDENT AUDITOR'S REPORT.

         CONSOLIDATED BALANCE SHEETS AS OF SEPTEMBER 30, 2002 AND 2001.

Consolidated Statements of Income for the Years Ended September 30, 2002, 2001 and 2000.

Consolidated Statements of Changes in Stockholders' Equity for the Years Ended September 30, 2002, 2001 and 2000.

Consolidated Statements of Cash Flows for the Years Ended September 30, 2002, 2001 and 2000.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

(2) All schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are omitted because they are not applicable or the required information is included in the Consolidated Financial Statements or notes thereto.

(3)(a) The following exhibits are filed as part of this Form 10-KSB, and this list includes the Exhibit Index.

   No.                                    Description
----------       ---------------------------------------------------------------
2.0              Agreement and Plan or  Reorganization  dated April 25, 2002 by and between First Federal  Savings Bank of Orton and Lincoln
                 Savings and Loan Association.(1)
3.1              Certificate of Incorporation of First Federal Financial
                 Bancorp, Inc.(2)
3.1.1            Certificate of Amendment to Certification of Incorporation.(3)
3.2              Bylaws of First Federal Financial Bancorp, Inc.(2)
4                Stock Certificate of First Federal Financial Bancorp, Inc.(2)
4.1              Stockholder Protection Rights Agreement.(4)
10.1             Stock Option Plan*(5)
10.2             Recognition and Retention Plan and Trust*(2)
10.3             Employment Agreement among First Federal Financial Bancorp,
                 Inc., First Federal Savings Bank of Ironton and I. Vincent
                 Rice(6)(7)
10.4             2002 Directors Stock Plan*(8)
10.5             Indemnification Agreement by and between First Federal
                 Financial Bancorp, Inc. and Thomas D. Phillips(9)
10.6             Indemnification Agreement by and between First Federal
                 Savings Bank of Ironton and Thomas D. Phillips(10)
21               Subsidiaries of the Registrant - Reference is made to Item 1.
                 "Business" for the  Required information
23               Independent Auditor's Consent



(1) Incorporated by reference from the Form 8-K filed by the Registrant with the Securities and Exchange Commission ("SEC") on April 30, 2002.

(2) Incorporated by reference from the Registration Statement on Form S-1 (Registration No. 333-1672) filed by the Registrant with the Securities and Exchange Commission ("SEC") on February 26, 1996, as amended.

(3) Incorporated by reference from the Form 10-QSB by the Registrant with the Securities and Exchange Commission ("SEC") on February 2, 2001.

(4) Incorporated by reference from the Form 8-K filed by the Registrant with the SEC on May 23, 2001.

(5) Incorporated by reference from the Form 10-KSB for the fiscal year ended September 30, 1996 filed by the Registrant with the SEC on December 26, 1996.

(6) Incorporated by reference from the Form 10-KSB for the fiscal year ended September 30, 1999 filed by the Registrant with the SEC on December 29, 1999.

(7) Representative of a similar agreement entered into with Jeffery W. Clark.

(8) Incorporated by reference from the Registration Statement on Form S-8 filed by the Registrant with the Securities and Exchange Commission ("SEC") on June 11, 2002.

(9) First Federal Financial Bancorp, Inc. has entered into substantially identical agreements with each of its directors and Jeffery W. Clark.

(10) First Federal Savings Bank of Ironton has entered into substantially identical agreements with each of its directors and Jeffery W. Clark.

* Management contract or compensatory plan or arrangement.

(3)(b) Reports filed on Form 8-K.

A Form 8-K was filed by the Registrant with the Securities and Exchange Commission ("SEC") on July 26, 2002, with a press release of the Registrant's fourth quarter earnings.

ITEM 14. CONTROLS AND PROCEDURES.

Within the 90 days prior to the date of this report, the Company carried out an evaluation, under the supervision and with the participation of the Company's management, including the Company's President along with the Company's Comptroller, of the effectiveness of the design and operation of the Company's disclosure controls and procedures pursuant to the Securities Exchange Act of 1934 ("Exchange Act") Rule 13a-14. Based upon that evaluation, the Company's President along with the Company's Comptroller concluded that the Company's disclosure controls and procedures are effective in timely alerting them to material information relating to the Company (including its consolidated subsidiaries) required to be included in the Company's periodic Securities and Exchange Commission ("SEC") filings. There have been no significant changes in the Company's internal controls or in other factors which could significantly affect these controls subsequent to the date the Company carried out its evaluation.

Disclosure controls and procedures are Company controls and other procedures that are designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by the Company in the reports that it files under the Exchange Act is accumulated and communicated to the Company's management, including its President and Comptroller, as appropriate, to allow timely decisions regarding required disclosure.

                                   SIGNATURES

In accordance with Section 13 or 15(d) of the Exchange Act, the Registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                      FIRST FEDERAL FINANCIAL BANCORP, INC.

                 By: /s/ I. Vincent Rice
                     ----------------------------------------
                     I. Vincent Rice
                     President

In accordance with the Exchange Act, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

/s/ I. Vincent Rice                                     December 24, 2002
-----------------------------------------------
I. Vincent Rice
President (Principal Executive Officer)

/s/ Jeffery W. Clark                                    December 24, 2002
-----------------------------------------------
Jeffery W. Clark
Comptroller (Principal Financial and
Accounting Officer)

/s/ Thomas D. Phillips                                  December 24, 2002
-----------------------------------------------
Thomas D. Phillips
Chairman

/s/ Edith M. Daniels                                    December 24, 2002
-----------------------------------------------
Edith M. Daniels
Corporate Secretary and Director

/s/ Edward R. Rambacher                                 December 24, 2002
-----------------------------------------------
Edward R. Rambacher
Director

/s/ Steven C. Milleson                                  December 24, 2002
-----------------------------------------------
Steven C. Milleson
Director

                                 CERTIFICATIONS

I, I. Vincent Rice, certify that:

1. I have reviewed this annual report on Form 10-KSB of First Federal Financial Bancorp, Inc.;

2. Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

3. Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;

4. The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

(a) Designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

(b) Evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this annual report (the "Evaluation Date"); and

(c) Presented in this annual report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

5. The registrant's other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant's auditors and to the audit committee of the registrant's board of directors (or persons performing the equivalent function):

(a) All significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls;

(b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

6. The registrant's other certifying officers and I have indicated in this annual report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Date: December 24, 2002

                              /s/ I. Vincent Rice
                              --------------------
                              President

I, Jeffery W. Clark, certify that:

1. I have reviewed this annual report on Form 10-KSB of First Federal Financial Bancorp, Inc.;

2. Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

3. Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;

4. The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

(a) Designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

(b) Evaluated the effectiveness of the registrant 's disclosure controls and procedures as of a date within 90 days prior to the filing date of this annual report (the "Evaluation Date"); and

(c) Presented in this annual report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

5. The registrant's other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant's auditors and to the audit committee of the registrant's board of directors (or persons performing the equivalent function):

(a) All significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls;

(b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

6. The registrant's other certifying officers and I have indicated in this annual report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Date: December 24, 2002

                              /s/ Jeffery W. Clark
                              --------------------
                              Comptroller

                                                                  ANNEX F PART 2


                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM 10-QSB

(Mark One)

[X]  QUARTERLY REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT
                                    OF 1934





                For the quarterly period ended December 31, 2002

                                       OR

[ ]  TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT
                                    OF 1934





                        For the transition period from            to

                         Commission File Number 0-28020

                      FIRST FEDERAL FINANCIAL BANCORP, INC.

        (Exact name of small business issuer as specified in its charter)


          DELAWARE                                       31-1456058
(State or other jurisdiction of               (IRS Employer Identification No.)
incorporation or organization)

                     415 CENTER STREET, IRONTON, OHIO 45638
                    (Address of principal executive offices)
                                   (Zip Code)

                                 (740) 532-6845
                (Issuer's telephone number, including area code)

CHECK WHETHER THE ISSUER (1) FILED ALL REPORTS REQUIRED TO BE FILED BY SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934 DURING THE PAST 12 MONTHS (OR FOR SUCH SHORTER PERIOD THAT THE REGISTRANT WAS REQUIRED TO FILE SUCH REPORTS), AND (2) HAS BEEN SUBJECT TO SUCH FILING REQUIREMENTS FOR THE PAST 90 DAYS.

Yes  [X]   No  [ ]

State the number of shares outstanding of each of the issuer's classes of common equity, as of the latest practicable date:

As of February 12, 2003, there were issued and outstanding 461,622 shares of the

Registrant's Common Stock.

Transitional Small Business Disclosure Format (check one):

Yes  [ ]   No  [X]

                      FIRST FEDERAL FINANCIAL BANCORP, INC.

                                TABLE OF CONTENTS

                                *****************


PART I.  FINANCIAL INFORMATION
Item 1.  Financial Statements
         Consolidated Balance Sheets (as of December 31, 2002 (unaudited) and September 30, 2002)
         Consolidated Statements of Income (for the three months ended December 31, 2002 (unaudited) and 2001 (unaudited))
         Consolidated Statements of Changes in Stockholders' Equity (for the three months ended December 31, 2002 (unaudited) and the year ended September 30, 2002)
         Consolidated Statements of Cash Flows (for the three months ended December 31, 2002 (unaudited) and 2001 (unaudited))
         Notes to Consolidated Financial Statements
Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations
Item 3.  Controls and Procedures
PART II. OTHER INFORMATION
Item 1.  Legal Proceedings
Item 2.  Changes in Securities
Item 3.  Defaults Upon Senior Securities
Item 4.  Submission of Matters to a Vote of Security Holders
Item 5.  Other Information
Item 6.  Exhibits and Reports on Form 8-K
Signatures
Certifications

              FIRST FEDERAL FINANCIAL BANCORP, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS

                                                      DECEMBER 31,          SEPTEMBER 30,
                                                         2002                    2002
                                                      (UNAUDITED)
         ASSETS
CASH AND CASH EQUIVALENTS                            $  6,788,572           $  2,669,467
INVESTMENT SECURITIES HELD
TO MATURITY                                             6,479,184              4,878,630
INVESTMENT SECURITIES AVAILABLE
FOR SALE                                                  927,797                754,656
LOANS RECEIVABLE                                       52,137,240             49,706,792
MORTGAGE-BACKED SECURITIES
HELD TO MATURITY                                        3,256,067              3,378,557
MORTGAGE-BACKED SECURITIES
AVAILABLE FOR SALE                                      3,954,792              5,440,200
ACCRUED INTEREST RECEIVABLE                               397,914                370,275
FORECLOSED REAL ESTATE                                    236,552                 38,747
OFFICE PROPERTIES AND EQUIPMENT                         2,006,387              1,604,557
GOODWILL                                                   82,837                     --
OTHER ASSETS                                              182,529                125,050
                                                     $ 76,449,871           $ 68,966,931
       LIABILITIES AND STOCKHOLDERS' EQUITY

DEPOSITS                                             $ 57,556,694           $ 49,750,208
ADVANCES FROM FEDERAL HOME LOAN BANK                    9,052,328              9,611,711
ACCRUED INCOME TAXES PAYABLE:
Current                                                   116,155                118,262
Deferred                                                  152,933                142,546
ACCRUED INTEREST PAYABLE                                   44,028                 44,300
OTHER LIABILITIES                                         309,041                176,569
Total liabilities                                      67,231,179             59,843,596
STOCKHOLDERS' EQUITY:
Common stock                                                4,616                  4,616
Employee benefit plans                                   (553,618)              (590,721)
Additional paid-in capital                              4,418,257              4,409,534
Retained earnings-substantially restricted              5,307,607              5,246,558
Accumulated other comprehensive income                     41,830                 53,348
Total stockholders' equity                              9,218,692              9,123,335
                                                     $ 76,449,871           $ 68,966,931


              FIRST FEDERAL FINANCIAL BANCORP, INC. AND SUBSIDIARY

                        CONSOLIDATED STATEMENTS OF INCOME

                                                                 FOR THE THREE MONTHS ENDED
                                                             DECEMBER 31,           DECEMBER 31,
                                                                2002                   2001
                                                             (UNAUDITED)            (UNAUDITED)
INTEREST INCOME:
Loans receivable-
First mortgage loans                                         $   896,985          $   940,845
Consumer and other loans                                          80,520               88,769
Mortgage-backed and related securities                            70,853              129,994
Investment securities                                             83,509               51,410
Other interest-earning assets                                     11,648                9,910
Total interest income                                          1,143,515            1,220,928
INTEREST EXPENSE:
Interest-bearing checking                                         19,817                5,166
Passbook savings                                                  69,045               58,573
Certificates of deposit                                          317,494              517,150
Advances from Federal Home
Loan Bank                                                        108,129              119,703
Total interest expense                                           514,485              700,592
Net interest income                                              629,030              520,336
PROVISION FOR LOAN LOSSES                                         15,000               16,000
Net interest income after provision for loan losses              614,030              504,336
NON-INTEREST INCOME:
Service charges on deposits                                       28,743               14,579
Other service charges, commissions and fees                       22,698               15,746
Losses on foreclosed real estate                                      --               (6,646)
Other                                                              6,007                2,824
Total non-interest income                                         57,448               26,503
NON-INTEREST EXPENSE:
Compensation and benefits                                        252,988              171,598
Occupancy and equipment                                           47,398               38,603
SAIF deposit insurance premium                                     2,111                2,330
Directors' fees and expenses                                      32,869               26,481
Franchise taxes                                                   24,499               28,334
Data processing                                                   57,793               33,474
Advertising                                                       20,374               20,038
Professional services                                             35,324               30,737
Other                                                             57,505               54,879
Total non-interest expense                                       530,861              406,474
INCOME BEFORE PROVISION FOR INCOME TAXES                         140,617              124,365
PROVISION FOR INCOME TAXES                                        48,771               40,113
NET INCOME                                                   $    91,846          $    84,252
EARNINGS PER SHARE:
Basic                                                        $       .21          $       .20
Diluted                                                      $       .20          $       .20


              FIRST FEDERAL FINANCIAL BANCORP, INC. AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                          COMMON         EMPLOYEE      ADDITIONAL        RETAINED            ACCUMULATED
                          STOCK          BENEFIT        PAID-IN          EARNINGS-               OTHER                TOTAL
                                          PLANS         CAPITAL        SUBSTANTIALLY         COMPREHENSIVE        STOCKHOLDERS'
                                                                         RESTRICTED          INCOME (LOSS)           EQUITY
BALANCES, September
30, 2001                 $  4,471      $ (371,793)     $ 4,254,063      $ 4,792,222          $  31,287            $ 8,710,250
COMPREHENSIVE INCOME:
Net income, 2002               --              --               --          502,406                 --                502,406
Other comprehensive
income, net of tax:
Change in unrealized           --              --               --               --             22,061                 22,061
gain on investments
available for sale,
net of tax of $11,365
TOTAL COMPREHENSIVE            --              --               --               --                 --                524,467
INCOME
ESOP SHARES RELEASED,          --          42,620           17,695               --                 --                 60,315
4,262 shares; $14.18
average fair market
value
RRP SHARES AMORTIZED,          --           7,620               --               --                 --                  7,620
649 shares
DIVIDENDS PAID ($.28           --           6,711            2,486         (117,248)                --               (108,051)
per share)
2002 DIRECTORS STOCK
PLAN, 21,996 shares           220        (275,879)         205,443          104,701                 --                 34,485
PURCHASE OF 7,511
TREASURY SHARES               (75)             --          (70,153)         (35,523)                --               (105,751)
BALANCES, September         4,616        (590,721)       4,409,534        5,246,558             53,348              9,123,335
30, 2002
COMPREHENSIVE INCOME:
Net income, three              --              --               --           91,846                 --                 91,846
months ended December
31, 2002 (unaudited)
Other comprehensive
income, net of tax:
Change in unrealized           --              --               --               --            (11,518)               (11,518)
gain on investments
available for sale,
net of tax of $5,934
(unaudited)
TOTAL COMPREHENSIVE            --              --               --               --                 --                 80,328
INCOME (unaudited)
ESOP SHARES RELEASED,          --          10,130            7,864               --                 --                 17,994
1,013 shares; $17.76
average fair market
value (unaudited)
DIVIDENDS PAID ($.07           --           1,109              859          (30,797)                --                (28,829)
per share)
(unaudited)
2002 DIRECTORS STOCK           --          25,864               --               --                 --                 25,864
PLAN, 1,833 shares
(unaudited)
BALANCES, December       $  4,616      $ (553,618)     $ 4,418,257      $ 5,307,607          $  41,830            $ 9,218,692
31, 2002
(unaudited)


              FIRST FEDERAL FINANCIAL BANCORP, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                FOR THE THREE MONTHS ENDED
                                                                                            DECEMBER 31,          DECEMBER 31,
                                                                                                2002                  2001
                                                                                             (UNAUDITED)           (UNAUDITED)
OPERATING ACTIVITIES:
Net income                                                                                   $    91,846           $    84,252
Adjustments to reconcile net income to net cash provided by
operating activities -
Losses on sales of foreclosed real estate                                                             --                 6,646
Provision for loan losses                                                                         15,000                16,000
Depreciation                                                                                      27,728                22,922
FHLB stock dividends                                                                              (9,200)               (9,200)
Amortization and accretion, net                                                                  (22,036)               14,629
ESOP compensation                                                                                 17,994                13,527
Stock compensation                                                                                25,864                 7,620
Change in -

Accrued interest receivable                                                                       (4,363)               44,201
Other assets                                                                                     128,695                36,322
Deferred income taxes                                                                             28,753                   174
Accrued interest payable                                                                            (272)               (3,795)
Accrued income taxes                                                                              (9,202)                4,314
Other liabilities                                                                               (126,123)                8,221
Net cash provided by operating activities                                                        164,684               245,833
INVESTING ACTIVITIES:
Net decrease in loans                                                                          2,014,205               579,166
Proceeds from maturities of investment securities available for sale                                  --               300,000
Purchases of investment securities available for sale                                           (150,000)             (250,000)
Proceeds from maturities of investment securities held to maturity                               325,000               100,000
Purchases of investment securities held to maturity                                             (841,292)             (750,000)
Principal collected on mortgage-backed securities held to maturity                               173,408               236,289
Purchases of mortgage-backed securities held to maturity                                         (47,763)                   --
Principal collected on mortgage-backed securities available for sale                           1,458,244               212,221
Purchases of mortgage-backed securities available for sale                                            --              (145,927)
Purchases of office properties and equipment                                                     (53,953)               (3,403)
Cash received from acquisition of Lincoln Savings and Loan Association
 in excess of cash paid                                                                        2,074,093                    --
Proceeds from sale of REO                                                                        113,503                    --
Net cash provided by investing activities                                                      5,065,445               278,346
FINANCING ACTIVITIES:
Net decrease in deposits                                                                        (322,812)           (1,020,868)
Dividends paid                                                                                   (28,829)              (24,086)
Repayments of FHLB advances                                                                     (759,383)             (684,326)
Purchase of treasury stock                                                                            --               (26,795)
Net cash used for financing activities                                                        (1,111,024)           (1,756,075)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                               4,119,105            (1,231,896)
CASH AND CASH EQUIVALENTS, beginning of period                                                 2,669,467             2,196,367
CASH AND CASH EQUIVALENTS, end of period                                                     $ 6,788,572           $   964,471
NONCASH INVESTING ACTIVITIES:
Change in unrealized holding gains on investment securities available for sale               $   (17,452)          $    32,245
Loans taken into foreclosed real estate                                                           78,105                    --
Excess of cost paid over fair value of assets acquired of Lincoln Savings and
 Loan Association                                                                                 82,837                    --
(goodwill)
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Federal income taxes paid                                                                         20,000                35,625
Interest paid                                                                                    514,757               704,387


              FIRST FEDERAL FINANCIAL BANCORP, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Financial Statement Presentation

First Federal Financial Bancorp, Inc. (the "Company") was incorporated under Delaware law in February 1996 by First Federal Savings and Loan Association of Ironton (the "Association") in connection with the conversion of the Association from a federally-chartered mutual savings and loan association to a federally-chartered stock savings bank to be known as "First Federal Savings Bank of Ironton" (the "Bank") and the issuance of the Bank's common stock to the Company and the offer and sale of the Company's common stock by the Company to the members of the public, the Association's Board of Directors, its management, and the First Federal Financial Bancorp, Inc. Employee Stock Ownership Plan (the "ESOP") (the "Conversion").

The accompanying financial statements were prepared in accordance with instructions to Form 10-QSB, and therefore, do not include information or footnotes necessary for a complete presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles. However, all normal, recurring adjustments which, in the opinion of management, are necessary for a fair presentation of the financial statements, have been included. These financial statements should be read in conjunction with the audited consolidated financial statements and the notes thereto for the year ended September 30, 2002.

Business

The Company's principal business is conducted through the Bank which conducts business from its main office located in Ironton, Ohio, and two full-service branches located in Ironton and Proctorville, Ohio. The Bank's deposits are insured by the Savings Association Insurance Fund ("SAIF") to the maximum extent permitted by law. The Bank is subject to examination and comprehensive regulation by the Office of Thrift Supervision ("OTS"), which is the Bank's chartering authority and primary regulator. The Bank is also subject to regulation by the Federal Deposit Insurance Corporation ("FDIC"), as the administrator of the SAIF, and to certain reserve requirements established by the Federal Reserve Board ("FRB"). The Bank is a member of the Federal Home Loan Bank of Cincinnati ("FHLB").

Principles of Consolidation

The consolidated financial statements at December 31, 2002 and September 30, 2002, and for the three months ended December 31, 2002 and 2001, include the accounts of the Company and the Bank. All significant intercompany transactions and balances have been eliminated in consolidation. Additionally, certain reclassifications may have been made in order to conform with the current period's presentation. The accompanying financial statements have been prepared on the accrual basis.

(2)    CONVERSION TRANSACTION

On June 3, 1996, (i) the Association converted from a federally-chartered mutual savings and loan association to a federally-chartered stock savings bank to be named "First Federal Savings Bank of Ironton", and (ii) the Company acquired all of the common stock of the Bank in the Conversion. As part of the Conversion, the Company issued 671,783 shares of its Common Stock. Total proceeds of $6,717,830 were reduced by $537,430 for shares to be purchased by the ESOP and by approximately $432,000 for Conversion expenses. As a result of the Conversion, the Company contributed approximately $3,145,000 of additional capital to the Bank and retained the balance of the net proceeds.

(3)    COMMON STOCK ACQUIRED BY THE EMPLOYEE STOCK OWNERSHIP PLAN

The Company has established an ESOP for employees of the Company and the Bank which became effective upon the Conversion. Full-time employees of the Company and the Bank who have been credited with at least 1,000 hours of service during a twelve month period and who have attained age 21 are eligible to participate in the ESOP. The Company loaned the ESOP $537,430 for the initial purchase of the ESOP shares. The loan is due and payable in forty-eight (48) equal quarterly installments of $11,200 beginning June 29, 1996, plus interest at the rate of 8.75% per annum. The Company makes scheduled discretionary cash contributions to the ESOP sufficient to amortize the principal and interest on the loan over a period of 12 years. The Company accounts for its ESOP in accordance with Statement of Position 93-6, "Employer's Accounting For Employee Stock Ownership Plans." As shares are committed to be released to participants, the Company reports compensation expense equal to the average market price of the shares during the period. ESOP compensation expense recorded during the three month periods ended December 31, 2002 and 2001 was $17,994 and $13,527, respectively.

(4)    STOCK OPTION PLAN

On December 16, 1996, the Stock Option Plan (the "Plan") was approved by the Company's stockholders. A total of 67,178 shares of common stock may be issued pursuant to the Plan and 36,224 shares have been awarded as of December 31, 2002. These options are subject to vesting provisions as well as other provisions of the Plan. No options have been exercised through December 31, 2002.

(5)    RECOGNITION AND RETENTION PLAN AND TRUST

On December 16, 1996, the Recognition and Retention Plan and Trust (the "RRP") was approved by the Company's stockholders. A total of 26,871 shares of common stock are available for awards pursuant to the RRP and 16,438 shares have been awarded as of December 31, 2002. Awards will vest in equal installments over a five year period, with the first installment vesting on the first anniversary date of the grant and each additional installment vesting on the four subsequent anniversaries of such date, subject to certain conditions as more fully described in the plan documents. Compensation cost related to RRP shares earned during the three month periods ended December 31, 2002 and 2001 was $ -0- and $7,620, respectively.

The Company purchased 26,871 shares of common stock during the year ended September 30, 1997, to fully fund the RRP. The cost of unearned RRP shares is recorded as a reduction of stockholders' equity.

(6)    2002 DIRECTORS STOCK PLAN

On May 22, 2002, the directors of the Company adopted the 2002 Directors Stock Plan (the "Directors Plan"). A total of 21,996 shares of common stock were awarded, 3,666 to each of six (6) directors. On each of the three anniversary dates of the Directors Plan, 1,222 shares of such stock will become non-forfeitable unless the forfeitability is accelerated by death or retirement of a given director/holder. Compensation cost charged to expense for the three months ended December 31, 2002 was $25,864. The deferred cost of unearned shares totaled $250,015 and $275,879 at December 31, 2002 and September 30, 2002, respectively, and is recorded as a charge against stockholders' equity.

(7)    PURCHASE OF COMMON STOCK

There were no purchases of common stock during the three months ended December 31, 2002. During the year ended September 30, 2002, the Company purchased 7,511 shares of its outstanding common stock at an aggregate cost of $105,751. The purchase of these shares has been recorded as a purchase of common stock shares, which are authorized but unissued.

(8)    EARNINGS PER SHARE

Basic and full dilution Earnings Per Share (EPS) for the three months ended December 31, 2002 and 2001, were calculated by dividing the consolidated net income by the weighted average number of common shares, and common stock equivalents outstanding, as set forth below. Shares which have not been committed to be released to the ESOP are not considered to be outstanding for purposes of calculating earnings per share.

                                 FOR THE THREE MONTHS ENDED           FOR THE THREE MONTHS ENDED
                                     DECEMBER 31, 2002                    DECEMBER 31, 2001
                                          SHARES                              SHARES
                            INCOME       (DEMONI-    PER-SHARE      INCOME    (DENOMI-      PER-SHARE
                          (NUMERATOR)     NATOR)      AMOUNT      (NUMERATOR)  NATOR)         AMOUNT
Basic EPS                   $91,846      443,548      $  0.21     $ 84,252     423,784       $   0.20
Effect of Dilutive
Securities-Options               --       11,754        (0.01)          --         210             --
Diluted EPS                 $91,846      455,302      $  0.20 $     84,252     423,994       $   0.20


(9)    ACQUISITION OF LINCOLN SAVINGS

On October 4, 2002, the Bank acquired 100% of the outstanding stock of Lincoln Savings and Loan Association ("Lincoln"), Ironton, Ohio, utilizing the purchase method of accounting. Lincoln was dissolved upon consummation of the transaction with the assets and liabilities of Lincoln merged into the Bank and the former Lincoln continuing in operation as a branch of the Bank.

The total consideration for Lincoln's stock was $428,968 cash, of which $340,147 had been paid as of December 31, 2002, with the remaining $88,821 to be paid upon the surrender of the remaining stock certificates by the Lincoln shareholders. The $88,821 unpaid amount is included in other liabilities in the accompanying financial statements. In addition, the Bank paid $73,010 in expenses associated with the transaction. The $428,968 purchase price is subject to additional, contingent cash consideration which could increase the amount paid for Lincoln by approximately $63,000. At the acquisition date, Lincoln had total assets of $8.9 million, total liabilities of $8.5 million and total stockholders' equity of $.4 million.

Lincoln was a local competitor of the Bank and thus, the acquisition enabled the Bank to gain local market share and affords the Bank the opportunity to reduce costs through economies of scale.

The results of Lincoln's operations subsequent to October 4, 2002 are included in the accompanying consolidated financial statements for the three months ended December 31, 2002. Lincoln's results of operations for the quarter ended December 31, 2002 are substantially the same as those included in the accompanying consolidated financial statements. Presented below are the unaudited, pro-forma condensed consolidated results of operations of the Company for the three months ended December 31, 2001, assuming the transaction occurred on October 1, 2001.

        Net interest income                      $  566,312
        Net income                                   70,468
        Basic earnings per share                       0.17
        Diluted earning per share                      0.17



Goodwill associated with the Lincoln transaction was originally recorded in the amount of $77,122. During the three months ended December 31, 2002, $5,715 was capitalized as additional goodwill resulting from the satisfaction of contingencies as contained in the acquisition agreement.

(10)   MERGER WITH CLASSIC BANCSHARES, INC.

On December 30, 2002, the Company entered into an Agreement and Plan of Merger (the "Agreement") with Classic Bancshares, Inc. ("Classic"), Ashland, Kentucky, pursuant to which the Company will be merged with and into Classic (the "Merger"). The Agreement provides for Classic to pay aggregate consideration of approximately $11.5 million for all the outstanding common shares of the Company, which consideration will consist of a combination of Classic common stock and cash, as described below. The Agreement provides that upon consummation of the Merger, and subject to certain further terms, conditions, limitations, procedures and adjustments set forth in the Agreement, each issued and outstanding share of common stock of the Company shall, by virtue of the Merger, be converted into and represent the right to receive the following consideration: (i) $24.00 in cash, or (ii) .9797 shares of Classic common stock for each share of the Company's common stock. The election of the form of merger consideration by the Company's stockholders is subject to the requirement that 50% of the Company's shares be exchanged for cash and 50% be exchanged for Classic's common stock. All options to purchase Company common stock outstanding upon consummation of the Merger will be cancelled and in consideration of such cancellation, the option holders will receive a cash payment equal to the number of shares subject to the option times the difference between $24.00 and the exercise price of the options, if any. In addition, the Bank will merge with Classic Bank, the wholly owned subsidiary of Classic.

The Merger is subject to various conditions, including the approval of the Agreement by the Company's and Classic's stockholders and the receipt of regulatory approval. The Merger is currently expected to close during the second quarter of 2003.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FINANCIAL CONDITION

ASSETS. Total assets increased $7.4 million, or 10.7%, from $69.0 million at September 30, 2002 to $76.4 million at December 31, 2002. The increase consisted primarily of increases in cash and cash equivalents of $4.1 million, investment securities (held to maturity and available for sale) of $1.8 million and loans receivable of $2.4 million, which was partially offset by a $1.6 million decrease in mortgage-backed securities held to maturity. The increase in net assets was largely attributable to the Company's acquisition of Lincoln Savings and Loan Association ("Lincoln"). At the date of acquisition, Lincoln had total assets of $8.9 million, total liabilities of $8.5 million, and total stockholders' equity of $.4 million.

CASH AND CASH EQUIVALENTS. Cash and cash equivalents increased $4.1 million, or 151.9%, from $2.7 million at September 30, 2002 to $6.8 million at December 31, 2002. The increase resulted from net cash flows provided by operating activities of $.2 million and from investing activities of $5.0 million, which was offset by net cash flows used for financing activities of $1.1 million.

INVESTMENT SECURITIES. Investment securities consist primarily of U.S. Government agency securities, FHLB stock, and obligations of states and political subdivisions. Investment securities (held to maturity and available for sale) increased $1.8 million, or 32.1%, from $5.6 million at September 30, 2002 to $7.4 million at December 31, 2002. The increase in investment securities for the period ending December 31, 2002 was due primarily to purchases of securities of $1.0 million, offset by proceeds of maturing securities of $.3 million. Securities acquired in the Lincoln acquisition totaled $1.1 million.

LOANS RECEIVABLE. The Company's loans receivable, net, increased $2.4 million, or 4.8%, from $49.7 million at September 30, 2002 to $52.1 million at December 31, 2002. The increase in loans is primarily attributable to the acquisition of Lincoln during the quarter ended December 31, 2002, with loans acquired from Lincoln approximating $4.5 million, offset by scheduled principal payments.

LOAN CONCENTRATIONS. The Company does not have a concentration of its loan portfolio in any one industry or to any one borrower. Real estate lending (both mortgage and construction loans) continues to be the largest component of the loan portfolio, representing $48.7 million, or 91.9%, of total gross loans, while consumer loans, including installment loans, loans secured by deposit accounts, and unsecured loans, totaled $4.3 million, or 8.1%, of total gross loans outstanding at December 31, 2002.

The Company's lending is concentrated to borrowers who reside in and/or which are collateralized by real estate and property located in Lawrence and Scioto County, Ohio, and Boyd and Greenup County, Kentucky. Employment in these areas is highly concentrated in the petroleum, iron and steel industries. Therefore, many borrowers' ability to honor their contracts is dependent upon these economic sectors.

ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses as a percentage of total loans increased slightly, constituting .7% of total gross loans outstanding at December 31, 2002 as compared to .6% at September 30, 2002. The dollar amount of the allowance totaled $397,000 at December 31, 2002 as compared to $293,000 at September 30, 2002. Based on management's evaluation of the quality of the loan portfolio and current economic conditions, management has determined that the allowance for loan losses is adequate.

Charge-off activity for the three months ended December 31, 2002 and 2001, totaled $109,391 and $1,043, respectively. Recoveries totaled $2,347 and $1,203 for the three months ended December 31, 2002 and 2001, respectively. Of the $109,391 of loans charged-off during the period, $102,547 represent loans acquired by the Bank in connection with its acquisition of Lincoln which had been provided for in the allowance for loan losses at the acquisition date.

The Company had $498,000 and $206,000 of non-accrual loans at December 31, 2002 and September 30, 2002, respectively. The increase in non-accrual loans is due primarily to 16 loans, totaling $194,000, acquired by the Bank in connection with its acquisition of Lincoln. At the same dates, there were no significant loans greater than 90 days past due which were still accruing interest. The Company had no troubled debt restructurings during the three month periods ended December 31, 2002 and 2001.

MORTGAGE-BACKED SECURITIES. The Company invests in both fixed-rate and adjustable-rate mortgage-backed securities, which are classified as either held to maturity (carried at amortized cost) or available for sale (carried at quoted market). Mortgage-backed securities decreased $1.6 million, or 18.2%, from $8.8 million at September 30, 2002 to $7.2 million at December 31, 2002, due to principal repayments of $1.6 million.

DEPOSITS. Deposits increased $7.8 million, or 15.7%, from $49.8 million at September 30, 2002 to $57.6 million at December 31, 2002. The Company continues to offer competitive interest rates on deposits, and also utilizes available advances from the FHLB to meet its liquidity and funding requirements. The deposits of Lincoln recorded at the acquisition date totaled $8.1 million.

ADVANCES FROM FEDERAL HOME LOAN BANK. The Company's advances from the FHLB totaled $9.1 million at December 31, 2002 as compared to $9.6 million at September 30, 2002, a decrease of $.5 million, or 5.2%. Principal payments on advances during the period were $759,383. Advances of $200,000 were recorded in connection with the Lincoln acquisition.

STOCKHOLDERS' EQUITY. Stockholders' equity totaled $9.2 million at December 31, 2002, as compared to $9.1 million at September 30, 2002. The Company's net income for the period was offset by dividends paid and the release of common stock shares to the employee benefit plans.

RESULTS OF OPERATIONS - THREE MONTHS ENDED DECEMBER 31, 2002 AS COMPARED TO THREE MONTHS ENDED DECEMBER 31, 2001

Net income increased $7,594, or 9.0%, from $84,252 for the quarter ended December 31, 2001 to $91,846 for the quarter ended December 31, 2002. Basic earnings per share were $.21 and diluted earnings per share were $.20 for the 2002 quarter, as compared to $.20, both basic and assuming full dilution, for the 2001 quarter. The increase in net income consisted of an increase in net interest income of $108,694, or 20.9%, an increase in non-interest income of $30,945, or 116.8%, and a decrease in the provision for loan losses of $1,000, or 6.2%, which was partially offset by an increase in non-interest expenses of $124,387, or 30.6%, and the provision for income taxes of $8,658, or 21.6%.

Total interest income decreased $77,413, or 6.3%, from $1,220,928 for the 2001 quarter to $1,143,515 for the 2002 quarter. The decrease was primarily due to decreased levels of interest earned on loans receivable of $52,109 and mortgage-backed securities of $59,141, partially offset by an increase in interest earned on investment securities of $32,099. The decrease in interest earned on loans receivable resulted primarily from a decline in variable rates of interest on loans during the 2002 quarter as compared to the 2001 quarter. Interest earned on mortgage-backed securities decreased due to a lower volume of these securities during the 2002 quarter as compared to the 2001 quarter, while interest earned on investment securities increased primarily due to higher volumes of these assets during the 2002 quarter as compared to the 2001 quarter.

Total interest expense decreased $186,107, or 26.6%, from $700,592 for the 2001 quarter to $514,485 for the 2002 quarter. The decrease in interest expense resulted primarily from decreased rates paid on FHLB advances and deposits due to declining market rates of interest.

The Company provided $15,000 for loan losses during the 2002 quarter as compared to $16,000 for the 2001 quarter in order to bring the allowance for loan losses to an adequate level, based on management's evaluation of the quality of the loan portfolio and current economic conditions.

The $30,945 increase in non-interest income, from $26,503 for the 2001 quarter to $57,448 for the 2002 quarter, was primarily attributable to increases in service charges on deposits of $14,164 and other service charges, commissions and fees of $6,952.

The $124,387 increase in non-interest expense, from $406,474 for the 2001 quarter to $530,861 for the 2002 quarter consisted primarily of increases in compensation and benefits of $81,390, data processing expenses of $24,319, occupancy and equipment expenses of $8,795, and directors' fees and expenses of $6,388, such increases being primarily attributable to the Lincoln acquisition.

The $8,658 increase in the provision for income taxes from $40,113 for the 2001 quarter to $48,771 for the 2002 quarter reflects the tax effects of the increase in pretax income.

LIQUIDITY AND CAPITAL RESOURCES

The Bank is required under applicable federal regulations to maintain specified levels of "liquid" investments in qualifying types of U.S. Government and government agency obligations and other similar investments having maturities of five years or less. Such investments are intended to provide a source of relatively liquid funds upon which the Bank may rely if necessary to fund deposit withdrawals and for other short-term funding needs. The required level of such liquid investments is currently 4% of certain liabilities as defined by the OTS and may be changed to reflect economic conditions.

The liquidity of the Bank, as measured by the ratio of cash, cash equivalents, qualifying investments, mortgage-backed securities and interest receivable on investments, and mortgage-backed securities that would qualify except for the maturity dates, to the sum of total deposits less any share loans on deposits, averaged 44.9% for the quarter ended December 31, 2002, as compared to 36.4% for the quarter ended September 30, 2002. At December 31, 2002, the Bank's "liquid" assets totaled approximately $17.1 million, which was $15.1 million in excess of the current OTS minimum requirement.

The Bank's liquidity, represented by cash and cash equivalents, is a product of its operating, investing and financing activities. The Bank's primary sources of funds are deposits, prepayments and maturities of outstanding loans and mortgage-backed securities, maturities of short-term investments, and funds provided from operations. While scheduled loan and mortgage-backed securities amortization and maturing short-term investments are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced generally by interest rates, economic conditions and competition. The Bank generates cash through its retail deposits and, to the extent deemed necessary, has utilized borrowings from the FHLB of Cincinnati. Outstanding advances totaled $9.1 million at December 31, 2002.

Liquidity management is both a daily and long-term function of business management. The Bank maintains a strategy of investing in loans and mortgage-backed securities. The Bank uses its sources of funds primarily to meet its ongoing commitments, to pay maturing savings certificates and savings withdrawals, fund loan commitments and maintain a portfolio of mortgage-backed and investment securities. At December 31, 2002, the total approved loan commitments outstanding totaled $1.2 million. Certificates of deposit scheduled to mature in one year or less at December 31, 2002, totaled $23.2 million. The Bank believes that it has adequate resources to fund all of its commitments and that it could either adjust the rate of certificates of deposit in order to retain deposits in changing interest rate environments or replace such deposits with borrowings if it proved to be cost-effective to do so.

At December 31, 2002, the Bank had regulatory capital which was well in excess of applicable limits. At December 31, 2002, the Bank was required to maintain tangible capital of 1.5% of adjusted total assets, core capital of 4.0% of adjusted total assets and risk-based capital of 8.0% of adjusted risk-weighted assets. At December 31, 2002, the Bank's tangible capital was $7.8 million, or

10.4% of adjusted total assets, core capital was $7.8 million, or 10.4% of adjusted total assets and risk-based capital was $8.2 million, or 19.6% of adjusted risk-weighted assets, exceeding the requirements by $6.7 million, $5.5 million and $4.8 million, respectively.

RECENT ACCOUNTING PRONOUNCEMENTS

There are no recent accounting pronouncements to be implemented which management believes will have a material adverse effect on the Company's financial position or results of operations.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995

In addition to historical information, forward-looking statements are contained herein that are subject to risks and uncertainties, that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that could cause future results to vary from current expectations, include, but are not limited to, the impact of economic conditions (both generally and more specifically in the markets in which the Company operates), the impact of competition for the Company's customers from other providers of financial services, the impact of government legislation and regulation (which changes from time to time and over which the Company has no control), and other risks detailed in this Form 10-QSB and in the Company's other Securities and Exchange Commission ("SEC") filings. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements, to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risk factors described in other documents the Company files from time to time with the SEC.

CRITICAL ACCOUNTING POLICIES

The Company considers its Allowance for Loan Losses Policy as a policy critical to the sound operations of the Bank. The Bank provides for loan losses each period to include both (a) an estimate of the amount of loan losses which occurred during the period and (b) the ongoing adjustment of prior estimates of losses occurring in prior periods. The provision for loan losses increases the allowance for loan losses which is netted against loans in the consolidated balance sheet. As losses are determined, they are written off against the allowance. Recoveries of amounts previously written off and added back to the allowance. Further information regarding the Company's provision and allowance for loan losses can be found in Notes 1 and 4 to its September 30, 2002 consolidated financial statements.

ITEM 3.  CONTROLS AND PROCEDURES

Within the 90 days prior to the date of this report, the Company carried out an evaluation, under the supervision and with the participation of the Company's management, including the Company's President along with the Company's Comptroller, of the effectiveness of the design and operation of the Company's disclosure controls and procedures pursuant to the Securities Exchange Act of 1934 ("Exchange Act") Rule 13a-14. Based upon that evaluation, the Company's President along with the Company's Comptroller concluded that the Company's disclosure controls and procedures are effective in timely alerting them to material information relating to the Company (including its consolidated subsidiaries) required to be included in the Company's periodic SEC filings. There have been no significant changes in the Company's internal controls or in other factors which could significantly affect these controls subsequent to the date the Company carried out its evaluation.

Disclosure controls and procedures are Company controls and other procedures that are designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by the Company in the reports that it files under the Exchange Act is accumulated and communicated to the Company's management, including its President and Comptroller, as appropriate, to allow timely decisions regarding required disclosure.

PART II - OTHER INFORMATION

Item 1.     Legal Proceedings

There are no material legal proceedings to which the Issuer is a part, or to which any of its property is subject.

Item 2.     Changes in Securities

Not applicable.

Item 3.     Defaults Upon Senior Securities

Not applicable.

Item 4.     Submission of Matters to a Vote of Security Holders

Not applicable.

Item 5.      Other Information

Not applicable.

Item 6.      Exhibits and Reports on Form 8-K

a) Exhibits:

None.

b) Reports filed on Form 8-K.

The Company filed a Current Report on Form 8-K on December 31, 2002 announcing that the Company had entered into an Agreement and Plan of Merger, dated as of December 30, 2002 (the "Agreement"), by and between the Company and Classic Bancshares, Inc. ("Classic"), pursuant to which the Company will merge with and into Classic, with Classic as the surviving corporation. The Agreement and a press release regarding the transaction were included as exhibits to such Current Report.

The Company filed a Current Report on Form 8-K on December 24, 2002 announcing that it had signed the certification required by Section 906 of the Sarbanes-Oxley Act of 2002 in connection with the filing of the Company's Annual Report on Form 10-KSB. The certification was included as an exhibit to such Current Report.

The Company filed a Current Report on Form 8-K on October 29, 2002 announcing the release of its press release for the Company's earnings for the fourth quarter and year ended September 30, 2002. The press release was included as an exhibit to such Current Report.

The Company filed a Current Report on Form 8-K on October 4, 2002 announcing the consummation of the acquisition of Lincoln Savings and Loan Association ("Lincoln"). The Agreement and Plan of Reorganization, dated April 25, 2002, by and between First Federal Savings Bank of Ironton and Lincoln and the press release announcing the consummation of the merger were filed as exhibits to such Current Report.

                                   SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date:    February 14, 2003            By:/s/  I. Vincent Rice
                                              I. Vincent Rice, President
Date:    February 14, 2003            By:/s/  Jeffery W. Clark
                                              Jeffery W. Clark, Comptroller

                                 CERTIFICATIONS

I, I. Vincent Rice, certify that:

1. I have reviewed this quarterly report on Form 10-QSB of First Federal Financial Bancorp, Inc.;

2. Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

3. Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

4. The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

a) Designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

b) Evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this quarterly report (the "Evaluation Date"); and

c) Presented in this quarterly report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

5. The registrant's other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant's auditors and to the audit committee of the registrant's board of directors (or persons performing the equivalent function):

a) All significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls;

b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

6. The registrant's other certifying officers and I have indicated in this quarterly report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Date:  February 14, 2003
             /s/ I. Vincent Rice
             I. Vincent Rice, President

I, Jeffery W. Clark, certify that:

1. I have reviewed this quarterly report on Form 10-QSB of First Federal Financial Bancorp, Inc.;

2. Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

3. Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

4. The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

a) Designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

b) Evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this quarterly report (the "Evaluation Date"); and

c) Presented in this quarterly report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

5. The registrant's other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant's auditors and to the audit committee of the registrant's board of directors (or persons performing the equivalent function):

a) All significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls;

b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

6. The registrant's other certifying officers and I have indicated in this quarterly report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Date:  February 14, 2003

                                       /s/ Jeffery W. Clark
                                       Jeffery W. Clark, Comptroller

                                                                  ANNEX F PART 3

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 10-QSB
   (Mark One)
      [X]          QUARTERLY REPORT UNDER SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

             For the quarterly period ended           March 31, 2003
                                            ----------------------------------

                                       OR

      [_]          TRANSITION REPORT UNDER SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

   For the transition period from ___________________ to ____________________

                         Commission File Number 0-28020


                      FIRST FEDERAL FINANCIAL BANCORP, INC.
                      -------------------------------------
        (Exact name of small business issuer as specified in its charter)


               DELAWARE                               31-1456058
               --------                               ----------
   (State or other jurisdiction of         (IRS Employer Identification No.)
    incorporation or organization)


                     415 CENTER STREET, IRONTON, OHIO 45638
                     --------------------------------------
                    (Address of principal executive offices)
                                   (Zip Code)


                                 (740) 532-6845
                                 --------------
                (Issuer's telephone number, including area code)

     Check whether the issuer (1) filed all reports required to be filed by
Section 13 or 15(d) of the Securities Exchange Act of 1934 during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes  X            No
    ---              ---

     State the number of shares outstanding of each of the issuer's classes of common equity, as of the latest practicable date:

          As of May 9, 2003, there were issued and outstanding 461,252 shares of the Registrant's Common Stock.

Transitional Small Business Disclosure Format (check one):


Yes               No  X
    ---              ---

================================================================================

                      FIRST FEDERAL FINANCIAL BANCORP, INC.

                                TABLE OF CONTENTS

                                *****************

Part I.  Financial Information

Item 1.  Financial Statements

         Consolidated Balance Sheets (as of March 31,
         2003 (unaudited) and September 30, 2002)...........................  3

         Consolidated Statements of Income (for the three
         months ended March 31, 2003 (unaudited)
         and 2002 (unaudited))..............................................  4

         Consolidated Statements of Income (for the six
         months ended March 31, 2003 (unaudited)
         and 2002 (unaudited))..............................................  5

         Consolidated Statements of Changes in Stockholders' Equity
         (for the six months ended March 31, 2003 (unaudited) and
         the year ended September 30, 2002).................................  6

         Consolidated Statements of Cash Flows (for the six
         months ended March 31, 2003 (unaudited)
         and 2002 (unaudited))..............................................  7

         Notes to Consolidated Financial Statements.........................  8

Item 2.  Management's Discussion and Analysis of Financial
         Condition and Results of Operations................................ 12

Item 3.  Controls and Procedures............................................ 17


Part II. Other Information

Item 1.  Legal Proceedings.................................................. 18
Item 2.  Changes in Securities.............................................. 18
Item 3.  Defaults Upon Senior Securities.................................... 18
Item 4.  Submission of Matters to a Vote of Security Holders................ 18
Item 5.  Other Information.................................................. 18
Item 6.  Exhibits and Reports on Form 8-K................................... 18

Signatures ................................................................. 19

Certifications ............................................................. 20

              FIRST FEDERAL FINANCIAL BANCORP, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS

                                                                  March 31,          September 30,
                                                                    2003                 2002
                                                                ------------         ------------
                                                                 (Unaudited)
                                     ASSETS
CASH AND CASH EQUIVALENTS                                       $  7,167,223         $  2,669,467

INVESTMENT SECURITIES HELD
 TO MATURITY                                                       4,933,908            4,878,630

INVESTMENT SECURITIES AVAILABLE
 FOR SALE                                                            672,095              754,656

LOANS RECEIVABLE                                                  51,106,132           49,706,792

MORTGAGE-BACKED SECURITIES
 HELD TO MATURITY                                                  2,879,089            3,378,557

MORTGAGE-BACKED SECURITIES
 AVAILABLE FOR SALE                                                3,176,254            5,440,200

ACCRUED INTEREST RECEIVABLE                                          365,641              370,275

FORECLOSED REAL ESTATE                                               188,508               38,747

OFFICE PROPERTIES AND EQUIPMENT                                    2,003,707            1,604,557

GOODWILL                                                              98,727                 --

OTHER ASSETS                                                         286,594              125,050
                                                                ------------         ------------

                                                                $ 72,877,878         $ 68,966,931
                                                                ============         ============

                    LIABILITIES AND STOCKHOLDERS' EQUITY

DEPOSITS                                                        $ 56,711,849         $ 49,750,208

ADVANCES FROM FEDERAL HOME LOAN BANK                               6,381,919            9,611,711

ACCRUED INCOME TAXES PAYABLE:
  Current                                                             43,829              118,262
  Deferred                                                           153,307              142,546

ACCRUED INTEREST PAYABLE                                              40,880               44,300

OTHER LIABILITIES                                                    222,482              176,569
                                                                ------------         ------------
                          Total liabilities                       63,554,266           59,843,596
                                                                ------------         ------------

STOCKHOLDERS' EQUITY:
  Common stock                                                         4,616                4,616
  Employee benefit plans                                            (516,984)            (590,721)
  Additional paid-in capital                                       4,433,774            4,409,534
  Retained earnings-substantially restricted                       5,343,806            5,246,558
  Accumulated other comprehensive income                              58,400               53,348
                                                                ------------         ------------

                          Total stockholders' equity               9,323,612            9,123,335
                                                                ------------         ------------

                                                                $ 72,877,878         $ 68,966,931
                                                                ============         ============

              FIRST FEDERAL FINANCIAL BANCORP, INC. AND SUBSIDIARY

                        CONSOLIDATED STATEMENTS OF INCOME

                                                                      For The Three Months Ended
                                                                     ----------------------------
                                                                      March 31,         March 31,
                                                                        2003              2002
                                                                     ----------        ----------
INTEREST INCOME:                                                     (Unaudited)       (Unaudited)
  Loans receivable-
    First mortgage loans                                             $  869,134        $  902,337
    Consumer and other loans                                             98,255            81,459
  Mortgage-backed and related securities                                 43,001           110,462
  Investment securities                                                  73,994            57,922
  Other interest-earning assets                                          14,528             4,459
                                                                     ----------        ----------
                          Total interest income                       1,098,912         1,156,639
                                                                     ----------        ----------

INTEREST EXPENSE:
  Interest-bearing checking                                              19,879             4,962
  Passbook savings                                                       62,667            59,855
  Certificates of deposit                                               294,555           419,898
  Advances from Federal Home
    Loan Bank                                                            96,025           107,577
                                                                     ----------        ----------
                          Total interest expense                        473,126           592,292
                                                                     ----------        ----------
                          Net interest income                           625,786           564,347

PROVISION FOR LOAN LOSSES                                                45,000            15,000
                                                                     ----------        ----------

                          Net interest income after provision
                           for loan losses                              580,786           549,347
                                                                     ----------        ----------

NON-INTEREST INCOME:
  Service charges on deposits                                            21,277            14,089
  Other service charges, commissions and fees                            24,031            16,266
  Gains on foreclosed real estate                                         7,400               733
  Other                                                                     107             3,414
                                                                     ----------        ----------
                          Total non-interest income                      52,815            34,502
                                                                     ----------        ----------

NON-INTEREST EXPENSE:
  Compensation and benefits                                             252,260           155,076
  Occupancy and equipment                                                48,886            35,523
  SAIF deposit insurance premium                                          7,565             2,321
  Directors' fees and expenses                                           14,877            19,339
  Franchise taxes                                                        27,613            24,553
  Data processing                                                        54,800            35,768
  Advertising                                                            16,442            19,404
  Professional services                                                  39,395            31,958
  Other                                                                  70,734            49,700
                                                                     ----------        ----------
                          Total non-interest expense                    532,572           373,642
                                                                     ----------        ----------

INCOME BEFORE PROVISION FOR INCOME TAXES                                101,029           210,207

PROVISION FOR INCOME TAXES                                               33,742            69,463
                                                                     ----------        ----------

NET INCOME                                                           $   67,287        $  140,744
                                                                     ==========        ==========

EARNINGS PER SHARE:
  Basic                                                              $      .15        $      .33
                                                                     ==========        ==========
  Diluted                                                            $      .15        $      .33
                                                                     ==========        ==========

              FIRST FEDERAL FINANCIAL BANCORP, INC. AND SUBSIDIARY

                        CONSOLIDATED STATEMENTS OF INCOME

                                                                       For The Six Months Ended
                                                                     ----------------------------
                                                                      March 31,         March 31,
                                                                        2003              2002
                                                                     ----------        ----------
INTEREST INCOME:                                                     (Unaudited)        (Unaudited)
  Loans receivable-
  First mortgage loans                                               $ 1,766,119        $ 1,843,182
  Consumer and other loans                                               178,776            170,229
  Mortgage-backed and related securities                                 113,854            240,456
  Investment securities                                                  157,502            109,331
  Other interest-earning assets                                           26,176             14,370
                                                                     -----------        -----------
                          Total interest income                        2,242,427          2,377,568
                                                                     -----------        -----------

INTEREST EXPENSE:
  Interest-bearing checking                                               39,697             10,127
  Passbook savings                                                       131,712            118,429
  Certificates of deposit                                                612,048            937,048
  Advances from Federal Home
    Loan Bank                                                            204,154            227,281
                                                                     -----------        -----------
                          Total interest expense                         987,611          1,292,885
                                                                     -----------        -----------
                          Net interest income                          1,254,816          1,084,683

PROVISION FOR LOAN LOSSES                                                 60,000             31,000
                                                                     -----------        -----------

                          Net interest income after provision
                           for loan losses                             1,194,816          1,053,683
                                                                     -----------        -----------

NON-INTEREST INCOME:
  Service charges on deposits                                             50,020             28,669
  Other service charges, commissions and fees                             46,729             32,012
  Losses on foreclosed real estate                                         7,073             (5,913)
  Other                                                                    6,442              6,237
                                                                     -----------        -----------
                          Total non-interest income                      110,264             61,005
                                                                     -----------        -----------

NON-INTEREST EXPENSE:
  Compensation and benefits                                              505,249            326,674
  Occupancy and equipment                                                 96,285             74,126
  SAIF deposit insurance premium                                           9,676              4,651
  Directors' fees and expenses                                            47,745             45,820
  Franchise taxes                                                         52,112             52,886
  Data processing                                                        112,594             69,242
  Advertising                                                             36,815             39,442
  Professional services                                                   74,719             62,695
  Other                                                                  128,239            104,580
                                                                     -----------        -----------
                          Total non-interest expense                   1,063,434            780,116
                                                                     -----------        -----------

INCOME BEFORE PROVISION FOR INCOME TAXES                                 241,646            334,572

PROVISION FOR INCOME TAXES                                                82,513            109,575
                                                                     -----------        -----------

NET INCOME                                                           $   159,133        $   224,997
                                                                     ===========        ===========

EARNINGS PER SHARE:
  Basic                                                              $       .36        $       .53
                                                                     ===========        ===========
  Diluted                                                            $       .35        $       .53
                                                                     ===========        ===========

              FIRST FEDERAL FINANCIAL BANCORP, INC. AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                           Retained       Accumulated
                                                              Employee       Additional    Earnings-         Other         Total
                                                Common         Benefit        Paid-in     Substantially  Comprehensive Stockholders'
                                                 Stock          Plans         Capital      Restricted        Income        Equity
                                              -----------    -----------    -----------    -----------    -----------   -----------
BALANCES, September 30, 2001                  $     4,471    $  (371,793)   $ 4,254,063    $ 4,792,222    $    31,287   $ 8,710,250

COMPREHENSIVE INCOME:
  Net income, 2002                                   --             --             --          502,406           --         502,406
  Other comprehensive income, net of tax:
       Change in unrealized gain on invest-
         ments available for sale, net of
         tax of $11,365                              --             --             --             --           22,061        22,061

TOTAL COMPREHENSIVE INCOME                           --             --             --             --             --         524,467

ESOP SHARES RELEASED, 4,262 shares;
  $14.18 average fair market value                   --           42,620         17,695           --             --          60,315

RRP SHARES AMORTIZED, 649 shares                     --            7,620           --             --             --           7,620

DIVIDENDS PAID ($.28 per share)                      --            6,711          2,486       (117,248)          --        (108,051)

2002 DIRECTORS' STOCK PLAN                            220       (275,879)       205,443        104,701           --          34,485

PURCHASE OF 7,511 TREASURY SHARES                     (75)          --          (70,153)       (35,523)          --        (105,751)
                                              -----------    -----------    -----------    -----------    -----------   -----------

BALANCES, September 30, 2002                        4,616       (590,721)     4,409,534      5,246,558         53,348     9,123,335

COMPREHENSIVE INCOME:
  Net income, six months ended
    March 31, 2003 (unaudited)                       --             --             --          159,133           --         159,133
  Other comprehensive income, net of tax:
      Change in unrealized gain on invest-
        ments available for sale, net of
        tax of $2,602 (unaudited)                    --             --             --             --            5,052         5,052
                                                                                                                        -----------
TOTAL COMPREHENSIVE INCOME (unaudited)               --             --             --             --             --         164,185

ESOP SHARES RELEASED, 1,997 shares;
  $21.04 average fair market
  value (unaudited)                                  --           19,970         22,051           --             --          42,021

DIVIDENDS PAID ($.14 per share) (unaudited)          --            2,040          2,189        (61,885)          --         (57,656)

2002 DIRECTORS' STOCK PLAN,
 3,666 SHARES (unaudited)                            --           51,727           --             --             --          51,727
                                              -----------    -----------    -----------    -----------    -----------   -----------
BALANCES, March 31, 2003 (unaudited)          $     4,616    $  (516,984)   $ 4,433,774    $ 5,343,806    $    58,400   $ 9,323,612
                                              ===========    ===========    ===========    ===========    ===========   ===========

              FIRST FEDERAL FINANCIAL BANCORP, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                       For the Six Months Ended
                                                                                    -------------------------------
                                                                                     March 31,           March 31,
                                                                                        2003                2002
                                                                                    -----------         -----------
                                                                                    (Unaudited)         (Unaudited)
    OPERATING ACTIVITIES:
      Net income                                                                    $   159,133         $   224,997
      Adjustments to reconcile net income to net cash
        provided by operating activities -
      (Gains) losses on sales of foreclosed real estate                                  (7,073)              5,913
      Provision for loan losses                                                          60,000              31,000
      Depreciation                                                                       56,858              41,502
      FHLB stock dividends                                                              (17,300)            (16,500)
      Amortization and accretion, net                                                   (14,230)              4,942
      ESOP compensation                                                                  42,021              29,143
      Stock compensation                                                                 51,727               7,620
      Change in -
       Accrued interest receivable                                                       27,910               8,285
       Other assets                                                                     (83,961)             (3,037)
       Deferred income taxes                                                              8,158                 421
       Accrued interest payable                                                          (3,420)             (1,045)
       Accrued income taxes                                                             (74,433)             73,530
       Other liabilities                                                               (103,861)            (11,031)
                                                                                    -----------         -----------
                             Net cash provided by operating activities                  101,529             395,740
                                                                                    -----------         -----------

    INVESTING ACTIVITIES:
      Net decrease in loans                                                           2,960,121           1,193,489
      Proceeds from maturities of investment securities available for sale              250,000             300,000
      Purchases of investment securities available for sale                            (150,000)           (250,000)
      Proceeds from maturities of investment securities held to maturity              1,919,981             100,000
      Purchases of investment securities held to maturity                              (840,147)         (1,500,000)
      Purchases of mortgage-backed securities held to maturity                          (47,763)               --
      Principal collected on mortgage-backed securities held to maturity                540,584             444,892
      Principal collected on mortgage-backed securities available for sale            2,257,253           1,131,288
      Purchases of mortgage-backed securities available for sale                           --              (278,596)
      Proceeds from sale of REO                                                         192,922                --
      Cash received from acquisition of Lincoln Savings and Loan Association
       in excess of cash paid                                                         2,048,784                --
      Purchases of office properties and equipment                                      (80,403)             (9,353)
                                                                                    -----------         -----------
                             Net cash provided by investing activities                9,051,332           1,131,720
                                                                                    -----------         -----------

    FINANCING ACTIVITIES:
      Net decrease in deposits                                                       (1,167,657)           (985,857)
      Dividends paid                                                                    (57,656)            (55,230)
      Proceeds from FHLB advances                                                          --             1,225,000
      Repayments of FHLB advances                                                    (3,429,792)         (2,182,211)
      Purchase of treasury stock                                                           --               (26,795)
                                                                                    -----------         -----------
                             Net cash used for financing activities                  (4,655,105)         (2,025,093)
                                                                                    -----------         -----------

    INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                  4,497,756            (497,633)

    CASH AND CASH EQUIVALENTS, beginning of period                                    2,669,467           2,196,367
                                                                                    -----------         -----------

    CASH AND CASH EQUIVALENTS, end of period                                        $ 7,167,223         $ 1,698,734
                                                                                    ===========         ===========

    NONCASH INVESTING ACTIVITIES:
      Loans taken into foreclosed real estate                                       $   102,407         $      --
      Change in unrealized holding gains on investment
       securities available for sale                                                      7,655              13,764

    SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
      Federal income taxes paid                                                     $   134,911         $    35,625
      Interest paid                                                                     991,031           1,293,930

              FIRST FEDERAL FINANCIAL BANCORP, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

           Basis of Financial Statement Presentation
           -----------------------------------------

           First Federal Financial Bancorp, Inc. (the "Company") was incorporated under Delaware law in February 1996 by First Federal Savings and Loan Association of Ironton (the "Association") in connection with the conversion of the Association from a federally-chartered mutual savings and loan association to a federally-chartered stock savings bank to be known as "First Federal Savings Bank of Ironton" (the "Bank") and the issuance of the Bank's common stock to the Company and the offer and sale of the Company's common stock by the Company to the members of the public, the Association's Board of Directors, its management, and the First Federal Financial Bancorp, Inc. Employee Stock Ownership Plan (the "ESOP") (the "Conversion").

           The accompanying financial statements were prepared in accordance with instructions to Form 10-QSB, and therefore, do not include information or footnotes necessary for a complete presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles. However, all normal, recurring adjustments which, in the opinion of management, are necessary for a fair presentation of the financial statements, have been included. These financial statements should be read in conjunction with the audited consolidated financial statements and the notes thereto for the year ended September 30, 2002.

           Business
           --------

           The Company's principal business is conducted through the Bank which conducts business from its main office located in Ironton, Ohio, and two full-service branches located in Ironton and Proctorville, Ohio. The Bank's deposits are insured by the Savings Association Insurance Fund ("SAIF") to the maximum extent permitted by law. The Bank is subject to examination and comprehensive regulation by the Office of Thrift Supervision ("OTS"), which is the Bank's chartering authority and primary regulator. The Bank is also subject to regulation by the Federal Deposit Insurance Corporation ("FDIC"), as the administrator of the SAIF, and to certain reserve requirements established by the Federal Reserve Board ("FRB"). The Bank is a member of the Federal Home Loan Bank of Cincinnati ("FHLB").

           Principles of Consolidation
           ---------------------------

           The consolidated financial statements at March 31, 2003 and September 30, 2002, and for the three and six months ended March 31, 2003 and 2002, include the accounts of the Company and the Bank. All significant intercompany transactions and balances have been eliminated in consolidation. Additionally, certain reclassifications may have been made in order to conform with the current period's presentation. The accompanying financial statements have been prepared on the accrual basis.

(2)     CONVERSION TRANSACTION

           On June 3, 1996, (i) the Association converted from a federally-chartered mutual savings and loan association to a federally-chartered stock savings bank to be named "First Federal Savings Bank of Ironton", and (ii) the Company acquired all of the common stock of the Bank in the

Conversion. As part of the Conversion, the Company issued 671,783 shares of its Common Stock. Total proceeds of $6,717,830 were reduced by $537,430 for shares to be purchased by the ESOP and by approximately $432,000 for conversion expenses. As a result of the Conversion, the Company contributed approximately $3,145,000 of additional capital to the Bank and retained the balance of the proceeds.

(3)     COMMON STOCK ACQUIRED BY THE EMPLOYEE STOCK OWNERSHIP PLAN

           The Company has established an ESOP for employees of the Company and the Bank which became effective upon the Conversion. Full-time employees of the Company and the Bank who have been credited with at least 1,000 hours of service during a twelve month period and who have attained age 21 are eligible to participate in the ESOP. The Company loaned the ESOP $537,430 for the initial purchase of the ESOP shares. The loan is due and payable in forty-eight (48) equal quarterly installments of $11,200 beginning June 29, 1996, plus interest at the rate of 8.75% per annum. The Company makes scheduled discretionary cash contributions to the ESOP sufficient to amortize the principal and interest on the loan over a period of 12 years. The Company accounts for its ESOP in accordance with Statement of Position 93-6, "Employer's Accounting For Employee Stock Ownership Plans." As shares are committed to be released to participants, the Company reports compensation expense equal to the average market price of the shares during the period. ESOP compensation expense for the three month periods ended March 31, 2003 and 2002 was $24,027 and $15,616, respectively, and for the six month periods ended March 31, 2003 and 2002 was $42,021 and $29,143, respectively.

(4)     STOCK OPTION PLAN

           On December 16, 1996, the Stock Option Plan (the "Plan") was approved by the Company's stockholders. A total of 67,178 shares of common stock may be issued pursuant to the Plan and 36,224 shares have been awarded as of March 31, 2003. These options are subject to vesting provisions as well as other provisions of the Plan. No options have been exercised through March 31, 2003.

(5)     RECOGNITION AND RETENTION PLAN AND TRUST

           On December 16, 1996, the Recognition and Retention Plan and Trust (the "RRP") was approved by the Company's stockholders. A total of 26,871 shares of common stock are available for awards pursuant to the RRP and 16,438 shares have been awarded as of March 31, 2003. Awards will vest in equal installments over a five year period, with the first installment vesting on the first anniversary date of the grant and each additional installment vesting on the four subsequent anniversaries of such date, subject to certain conditions as more fully described in the plan documents. All awards became fully vested on December 16, 2001. Included in compensation and benefits expense for the six months ended March 31, 2002 is $7,620 related to these awards.

           The Company purchased 26,871 shares of common stock during the year ended September 30, 1997, to fully fund the RRP. The cost of unawarded RRP shares is recorded as a reduction of stockholders' equity.

(6)     2002 DIRECTORS STOCK PLAN

           On May 22, 2002, the directors of the Company adopted the 2002 Directors Stock Plan (the "Directors Plan"). A total of 21,996 shares of common stock was awarded, 3,666 to each of the six

(6) directors of the Company. On each of the three anniversary dates of the Directors Plan, 1,222 shares of such stock will become non-forfeitable unless the forfeitability is accelerated by death or retirement of a given director/holder. Compensation cost charged to expense for the three and six months ended March 31, 2003 was $25,864 and $51,727, respectively. The deferred cost of unearned shares totaled $224,152 and $275,879 at March 31, 2003 and September 30, 2002, respectively, and is recorded as a charge against stockholders' equity.

(7)     PURCHASE OF COMMON STOCK

           There were no purchases of common stock during the three or six months ended March 31, 2003. During the year ended September 30, 2002, the Company purchased 7,511 shares of its outstanding common stock at an aggregate cost of $105,751. The purchase of these shares has been recorded as a purchase of common stock shares, which are authorized but unissued.

(8)     EARNINGS PER SHARE

           Basic and full dilution Earnings Per Share (EPS) for the three and six months ended March 31, 2003 and 2002, were calculated by dividing the consolidated net income by the weighted average number of common shares, and common stock equivalents outstanding, as set forth below. Shares which have not been committed to be released to the ESOP are not considered to be outstanding for purposes of calculating earnings per share.

                                  For the Three Months Ended                   For the Three Months Ended
                                         March 31, 2003                              March 31, 2002
                           ----------------------------------------     ----------------------------------------
                                            Shares                                      Shares
                            Income         (Denomi-        Per-Share     Income        (Denomi-        Per-Share
                          (Numerator)       nator)          Amount     (Numerator)       nator)          Amount
                           --------        --------        --------     --------        --------        --------
Basic EPS                  $ 67,287         444,474        $   0.15     $140,744         423,304        $   0.33
Effect of Dilutive
 Securities-Options            --            19,087            --           --             1,660            --
                           --------        --------        --------     --------        --------        --------

Diluted EPS                $ 67,287         463,561        $   0.15     $140,744         424,964        $   0.33
                           ========        ========        ========     ========        ========        ========

                                   For the Six Months Ended                    For the Six Months Ended
                                         March 31, 2003                              March 31, 2002
                           ----------------------------------------     ----------------------------------------
                                            Shares                                      Shares
                            Income         (Denomi-        Per-Share     Income        (Denomi-        Per-Share
                          (Numerator)       nator)          Amount     (Numerator)       nator)          Amount
                           --------        --------        --------     --------        --------        --------
Basic EPS                  $159,133         443,935        $   0.36     $224,997         423,660        $   0.53
Effect of Dilutive
 Securities-Options            --            16,175           (0.01)        --             1,995            --
                           --------        --------        --------     --------        --------        --------

Diluted EPS                $159,133         460,110        $   0.35     $224,997         425,655        $   0.53
                           ========        ========        ========     ========        ========        ========

(9)     ACQUISITION OF LINCOLN SAVINGS

           On October 4, 2002, the Bank acquired 100% of the outstanding stock of Lincoln Savings and Loan Association ("Lincoln"), Ironton, Ohio, utilizing the purchase method of accounting. Lincoln was dissolved upon consummation of the transaction with the assets and liabilities of Lincoln merged into the Bank and the former Lincoln continuing in operation as a branch of the Bank.

           The total consideration for Lincoln's stock was $428,968 cash, of which $365,186 had been paid as of March 31, 2003, with the remaining $63,782 to be paid upon the surrender of the remaining stock certificates by the Lincoln shareholders. The $63,782 unpaid amount is included in other liabilities in the accompanying financial statements. In addition, the Bank paid $73,010 in expenses associated with the transaction. The $428,968 purchase price is subject to additional, contingent cash consideration, of which $21,605 had been paid as of March 31, 2003. The remaining contingent consideration approximates $42,000 at March 31, 2003. At the acquisition date, Lincoln had total assets of $8.9 million, total liabilities of $8.5 million and total stockholders' equity of $.4 million.

           Lincoln was a local competitor of the Bank and thus, the acquisition enabled the Bank to gain local market share and affords the Bank the opportunity to reduce costs through economies of scale.

           The results of Lincoln's operations subsequent to October 4, 2002 are included in the accompanying consolidated financial statements for the three and six months ended March 31, 2003. Presented below are the unaudited, pro-forma condensed consolidated results of operations of the Company for the three and six months ended March 31, 2002, assuming the transaction occurred on October 1, 2001.


                                           Three Months         Six Months
                                               Ended              Ended
                                           March 31, 2002     March 31, 2002
                                            -----------         ----------
           Net interest income              $   620,347         $1,186,660
           Net income                            92,744            163,213
           Basic earnings per share                0.22               0.39
           Diluted earning per share               0.22               0.38

           Goodwill associated with the Lincoln transaction was originally recorded in the amount of $77,122. During the six months ended March 31, 2003, $21,605 was capitalized as additional goodwill resulting from the satisfaction of contingencies as contained in the acquisition agreement.

(10)    MERGER WITH CLASSIC BANCSHARES, INC.

           On December 30, 2002, the Company entered into an Agreement and Plan of Merger (the "Agreement") with Classic Bancshares, Inc. ("Classic"), Ashland, Kentucky, pursuant to which the Company will be merged with and into Classic (the "Merger"). The Agreement provides for Classic to pay aggregate consideration of approximately $11.5 million for all the outstanding common shares of the Company, which consideration will consist of a combination of Classic common stock and cash, as described below. The Agreement provides that upon consummation of the Merger, and subject to certain further terms, conditions, limitations, procedures and adjustments set forth in the Agreement, each issued and outstanding share of common stock of the Company shall, by virtue of the Merger, be converted into and represent the right to receive the following consideration; (i) $24.00 in cash, or (ii) .9797 shares of Classic common stock for each share of the Company's common stock. The election of the form of merger consideration by the Company's stockholders is subject to the requirement that 50% of the Company's shares be exchanged for cash and 50% be exchanged for Classic's common stock. All options to purchase Company common stock outstanding upon consummation of the Merger will be cancelled and in consideration of such cancellation, the option holders will receive a cash payment equal to the number of shares subject to the option times the difference between $24.00 and the exercise price of the options, if any. In addition, the Bank will merge with Classic Bank, the wholly owned subsidiary of Classic.

           The Merger is subject to various conditions, including the approval of the Agreement by the Company's and Classic's stockholders and the receipt of regulatory approval. The Merger is currently expected to close during the second quarter of 2003.

ITEM 2.    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND RESULTS OF OPERATIONS

           FINANCIAL CONDITION

           ASSETS. Total assets increased $3.9 million, or 5.7%, from $69.0 million at September 30, 2002 to $72.9 million at March 31, 2003. The increase consisted primarily of increases in cash and cash equivalents of $4.5 million and loan receivable of $1.4 million, partially offset by a decrease in mortgage-backed securities of $2.8 million.

           CASH AND CASH EQUIVALENTS. Cash and cash equivalents increased $4.5 million, or 166.7%, from $2.7 million at September 30, 2002 to $7.2 million at March 31, 2003. The increase resulted primarily from net cash flows provided by investing activities of $9.1 million, partially offset by net cash flows used for financing activities of $4.7 million.

           INVESTMENT SECURITIES. Investment securities consist primarily of U.S. Government agency securities and obligations of states and political subdivisions. Investment securities (held to maturity and available for sale) remained constant totaling $5.6 million at September 30, 2002 and March 31, 2003. Securities acquired in the Lincoln acquisition totaled $1.1 million.

           LOANS RECEIVABLE. The Company's loans receivable, net, increased $1.4 million, or 2.8%, from $49.7 million at September 30, 2002 to $51.1 million at March 31, 2003. The increase in loans is primarily attributable to $4.5 million in loans acquired in the Lincoln acquisition, offset by prepayments and scheduled principal reductions.

           LOAN CONCENTRATIONS. The Company does not have a concentration of its loan portfolio in any one industry or to any one borrower. Real estate lending (both mortgage and construction loans) continues to be the largest component of the loan portfolio, representing $46.9 million, or 91.1%, of total gross loans, while consumer loans, including installment loans, loans secured by deposit accounts, credit card accounts, and unsecured loans totaled $4.6 million, or 8.9%, of total gross loans outstanding at March 31, 2003.

           The Company's lending is concentrated to borrowers who reside in and/or which are collateralized by real estate and property located in Lawrence and Scioto County, Ohio, and Boyd and Greenup County, Kentucky. Employment in these areas is highly concentrated in the petroleum, iron and steel industries. Therefore, many borrowers' ability to honor their contracts is dependent upon these economic sectors.

           ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses as a percentage of total loans increased slightly, constituting .8% of total gross loans outstanding at March 31, 2003 as compared to .6% at September 30, 2002. The dollar amount of the allowance totaled $422,000 at March 31, 2003 as compared to $293,000 at September 30, 2002. Based on management's evaluation of the quality of the loan portfolio and current economic conditions, management has determined that the allowance for loan losses is adequate.

           Charge-off activity for the six months ended March 31, 2003 and 2002 totaled $153,338 and $13,269, respectively. Recoveries totaled $26,544 and $2,644 for the six months ended March 31, 2003 and 2002, respectively. Of the $153,338 loans charged-off during the period, $128,896 represented loans acquired by the Bank in connection with its acquisition of Lincoln which had been provided for in the allowance for loan losses at the acquisition date, in all material respects.

           The Company had $459,000 and $206,000 of non-accrual loans at March 31, 2003 and September 30, 2002, respectively. The increase in non-accrual loans is due primarily to 18 loans, totaling $288,000, acquired by the Bank in connection with its acquisition of Lincoln. At the same dates, there were no significant loans greater than 90 days past due which were still accruing interest. The Company had no troubled debt restructurings during the six month periods ended March 31, 2003 and 2002.

           MORTGAGE-BACKED SECURITIES. The Company invests in both fixed-rate and adjustable-rate mortgage-backed securities, which are classified as either held to maturity (carried at amortized cost) or available for sale (carried at quoted market). Mortgage-backed securities decreased $2.8 million, or 31.8%, from $8.8 million at September 30, 2002 to $6.0 million at March 31, 2003, due to scheduled principal repayments and prepayments of $2.8 million.

           DEPOSITS. Deposits increased $6.9 million, or 13.9%, from $49.8 million at September 30, 2002 to $56.7 million at March 31, 2003. The Company continues to offer competitive interest rates on deposits, and also utilizes available advances from the FHLB to meet its liquidity and funding requirements. The deposits of Lincoln recorded at the acquisition date totaled $8.1 million.

           ADVANCES FROM FEDERAL HOME LOAN BANK. The Company's advances from the FHLB totaled $6.4 million at March 31, 2003 as compared $9.6 million at September 30, 2002, a decrease of $3.2 million, or 33.3%. The decrease was due to $3.4 million in repayments, offset by $200,000 acquired in connection with the Lincoln acquisition.

           STOCKHOLDERS' EQUITY. Stockholders' equity totaled $9.3 million at March 31, 2003, as compared to $9.1 million at September 30, 2002. The Company's net income for the period was offset by dividends paid, and the release of common stock shares to the employee benefit plans.

           RESULTS OF OPERATIONS - THREE MONTHS ENDED MARCH 31, 2003 AS COMPARED TO THREE MONTHS ENDED MARCH 31, 2002

           Net income decreased $73,457, or 52.2%, from $140,744 for the quarter ended March 31, 2002 to $67,287 for the quarter ended March 31, 2003. Earnings per share were $.15 and $.33 for the 2003 and 2002 quarters, respectively, both basic and assuming full dilution. The decrease in net income consisted of an increase in the provision for loan losses of $30,000, or 200.0%, and an increase in non-interest expenses of $158,930, or 42.5%, offset by increases in net interest income of $61,439, or 10.9%, and non-interest income of $18,313, or 53.1%, and a decrease in the provision for income taxes of $35,721, or 51.4%.

           Total interest income decreased $57,727, or 5.0%, from $1,156,639 for the 2002 quarter to $1,098,912 for the 2003 quarter. The decrease was due to decreased levels of interest earned on loans receivable of $16,407 and mortgage-backed securities of $67,461, offset by increases in interest earned on investment securities of $16,072 and other interest-earning assets of $10,069. The decrease in interest earned on loans receivable resulted primarily from a decrease in the average yields earned on the loan portfolio during the 2003 quarter as compared to the 2002 quarter. Interest earned on mortgage-backed securities decreased primarily due to a lower volume of these securities, and to a lesser extent, due to lower yields earned during the 2003 quarter as compared to the 2002 quarter. Interest earned on investment securities and other interest-earning assets increased primarily due to higher volumes of these assets during the 2003 quarter as compared to the 2002 quarter.

           Total interest expense decreased $119,166, or 20.1%, from $592,292 for the 2002 quarter to $473,126 for the 2003 quarter. The decrease in interest expense was primarily due to a decline in the average volume of advances from the FHLB, and to a lesser extent, from decreased rates paid on interest-bearing deposits due to continuing declines in market rates of interest.

           The Company provided $45,000 for loan losses during the 2003 quarter as compared to $15,000 for the 2002 quarter, reflecting management's estimate of the amount required to bring the allowance for loan losses to an adequate level, based upon a detailed evaluation of the quality of the loan portfolio and current economic conditions.

           The $18,313 increase in non-interest income, from $34,502 for the 2002 quarter to $52,815 for the 2003 quarter, was primarily attributable to increases in other service charges and fee income of $7,765 and gains on sales of other real estate owned of $6,667.

           The $158,930 increase in non-interest expense, from $373,642 for the 2002 quarter to $532,572 for the 2003 quarter, resulted primarily from increases in compensation and benefits expenses of $97,184, data processing expenses of $19,032, occupancy and equipment expenses of $13,363, and other expenses of $21,034. Compensation and benefits increased primarily due to the additional employees from the Lincoln acquisition, and from increased benefits expenses associated with the Company's ESOP and the 2002 Director's Stock Plan. Data processing costs increased due to the increased number of accounts serviced, while occupancy and equipment expenses increased due to the addition of a branch facility, both being the result of the Lincoln acquisition. The increase in other expenses is also attributable to the acquisition of Lincoln.

           The $35,721 decrease in the provision for income taxes, from $69,463 for the 2002 quarter to $33,742 for the 2003 quarter reflects the tax effects of the decrease in pretax income. The Company's effective tax rates were 33.4% and 33.0% for the 2003 and 2002 quarters, respectively.

           RESULTS OF OPERATIONS - SIX MONTHS ENDED MARCH 31, 2003 AS COMPARED TO SIX MONTHS ENDED MARCH 31, 2002

           Net income decreased $65,864, or 29.3%, from $224,997 for the six months ended March 31, 2002 to $159,133 for the six months ended March 31, 2003. Net income per share for the 2003 six month period was $.36 per share basic and $.35 per share assuming full dilution. This compared to $.53 per share for the 2002 period, both basic and assuming full dilution. The decrease in net income resulted from increases in the provision for loan losses of $29,000, or 93.5%, and non-interest expense of $283,318, or 36.3%, offset by increases in net interest income of $170,133, or 15.7%, and non-interest income of $49,259, or 80.7%, and a decrease in the provision for income taxes of $27,062, or 24.7%.

           Total interest income decreased $135,141, or 5.7%, from $2,377,568 for the six months ended March 31, 2002 to $2,242,427 for the comparable 2003 six month period. The decrease was due to lower levels of interest earned on loans receivable of $68,516 and mortgage-backed securities of $126,602, offset by increases in interest earned on investment securities and other interest earning assets of $48,171 and $11,806, respectively. Interest on loans receivable decreased primarily due to a decline in variable rates of interest earned, partially offset by an increase in the average volume of loans outstanding. The decrease in interest earned on mortgage-backed securities resulted from a lower volume of these securities. The increase in interest on investment securities and other interest-earning assets was primarily due to higher volumes of these assets during the 2003 six month period as compared to the 2002 six month period.

           Total interest expense decreased $305,274, or 23.6%, from $1,292,885 for the 2002 six month period to $987,611 for the 2003 six month period, such decrease being primarily attributable to a decline in the average volume of outstanding advances from the FHLB, and to a lesser extent, from decreased rates paid on interest-bearing deposits due to continuing declines in market rates of interest.

           The Company provided $60,000 for loan losses during the 2003 six month period as compared to $31,000 for the 2002 six month period in order to bring the allowance for loan losses to an adequate level, based on management's evaluation of the quality of the loan portfolio and current economic conditions.

           The $49,259 increase in non-interest income, from $61,005 for the 2002 six month period to $110,264 for the 2003 six month period, was primarily attributable to increases in service charges on deposits of $21,351, and other service charges and fee income of $14,717, and gains on sales of other real estate owned of $12,986. The increase in service charges and fee income was primarily attributable to the additional customers obtained from the Lincoln acquisition.

           The $283,318 increase in non-interest expense, from $780,116 for the 2002 six month period to $1,063,434 for the 2003 six month period, resulted primarily from increases in compensation and benefits of $178,575, data processing expenses of $43,352, occupancy and equipment expenses of $22,159, and other non-interest expenses of $23,659. Compensation and benefits increased primarily due to additional employees from the Lincoln acquisition, and from increased benefits expenses associated with the Company's ESOP and the 2002 Director's Stock Plan. Data processing costs increased due to the increased number of accounts serviced, while occupancy and equipment expenses increased due to the addition of a branch facility, both being the result of the Lincoln acquisition. The increase in other expenses is also attributable to the acquisition of Lincoln.

           The $27,062 decrease in the provision for income taxes, from $109,575 for the six months ended March 31, 2002 to $82,513 for the six months ended March 31, 2003 resulted from the decrease in pretax income. The Company's effective tax rates were 34.1% and 32.8% for the 2003 and 2002 periods, respectively.

LIQUIDITY AND CAPITAL RESOURCES

           The Bank is required under applicable federal regulations to maintain specified levels of "liquid" investments in qualifying types of U.S. Government and government agency obligations and other similar investments having maturities of five years or less. Such investments are intended to provide a source of relatively liquid funds upon which the Bank may rely if necessary to fund deposit withdrawals and for other short-term funding needs. The required level of such liquid investments is currently 4% of certain liabilities as defined by the OTS and may be changed to reflect economic conditions.

           The liquidity of the Bank, as measured by the ratio of cash, cash equivalents, qualifying investments, mortgage-backed securities and interest receivable on investments, and mortgage-backed securities that would qualify except for the maturity dates, to the sum of total deposits less any share loans on deposits, averaged 41.0% for the quarter ended March 31, 2003, as compared to 36.4% for the quarter ended September 30, 2002. At March 31, 2003, the Bank's "liquid" assets totaled approximately $18.3 million, which was $16.3 million in excess of the current OTS minimum requirement.

           The Bank's liquidity, represented by cash and cash equivalents, is a product of its operating, investing and financing activities. The Bank's primary sources of funds are deposits, prepayments and maturities of outstanding loans and mortgage-backed securities, maturities of short-term investments, and funds provided from operations. While scheduled loan and mortgage-backed securities amortization and maturing short-term investments are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced generally by interest rates, economic conditions and competition. The Bank generates cash through its retail deposits and, to the extent deemed necessary, has utilized borrowings from the FHLB of Cincinnati. Outstanding advances totaled $6.4 million at March 31, 2003.

           Liquidity management is both a daily and long-term function of business management. The Bank maintains a strategy of investing in loans and mortgage-backed securities. The Bank uses its sources of funds primarily to meet its ongoing commitments, to pay maturing savings certificates and savings withdrawals, fund loan commitments and maintain a portfolio of mortgage-backed and investment securities. At March 31, 2003, the total approved loan commitments outstanding amounted to $1.6 million. Certificates of deposit scheduled to mature in one year or less at March 31, 2003, totaled $21.9 million. The Bank believes that it has adequate resources to fund all of its commitments and that it could either adjust the rate of certificates of deposit in order to retain deposits in changing interest rate environments or replace such deposits with borrowings if it proved to be cost-effective to do so.

           At March 31, 2003, the Bank had regulatory capital which was well in excess of applicable limits. At March 31, 2003, the Bank was required to maintain tangible capital of 1.5% of adjusted total assets, core capital of 4.0% of adjusted total assets and risk-based capital of 8.0% of adjusted risk-weighted assets. At March 31, 2003, the Bank's tangible capital was $8.0 million, or 11.2% of adjusted total assets, core capital was $8.0 million, or 11.2% of adjusted total assets and risk-based capital was $8.3 million, or 20.7% of adjusted risk-weighted assets, exceeding the requirements by $6.9 million, $5.1 million and $5.1 million, respectively.

RECENT ACCOUNTING PRONOUNCEMENTS

           There are no recent accounting pronouncements to be implemented which management believes will have a material adverse effect on the Company's financial position or results of operations.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995

           In addition to historical information, forward-looking statements are contained herein that are subject to risks and uncertainties, that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that could cause future results to vary from current expectations, include, but are not limited to, the impact of economic conditions (both generally and more specifically in the markets in which the Company operates), the impact of competition for the Company's customers from other providers of financial services, the impact of government legislation and regulation (which changes from time to time and over which the Company has no control), and other risks detailed in this Form 10-QSB and in the Company's other Securities and Exchange

Commission (SEC) filings. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements, to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risk factors described in other documents the Company files from time to time with the SEC.

CRITICAL ACCOUNTING POLICIES

           The Company considers its Allowance for Loan Losses Policy as a policy critical to the sound operations of the Bank. The Bank provides for loan losses each period to include both (a) an estimate of the amount of loan losses which occurred during the period and (b) the ongoing adjustment of prior estimates of losses occurring in prior periods. The provision for loan losses increases the allowance for loan losses which is netted against loans in the consolidated balance sheet. As losses are determined, they are written off against the allowance. Recoveries of amounts previously written off and added back to the allowance. Further information regarding the Company's provision and allowance for loan losses can be found in Notes 1 and 4 to its September 30, 2003 consolidated financial statements.

ITEM 3.    CONTROLS AND PROCEDURES

           Within the 90 days prior to the date of this report, the Company carried out an evaluation, under the supervision and with the participation of the Company's management, including the Company's President along with the Company's Comptroller, of the effectiveness of the design and operation of the Company's disclosure controls and procedures pursuant to the Securities Exchange Act of 1934 ("Exchange Act") Rule 13a-14. Based upon that evaluation, the Company's President along with the Company's Comptroller concluded that the Company's disclosure controls and procedures are effective in timely alerting them to material information relating to the Company (including its consolidated subsidiaries) required to be included in the Company's periodic SEC filings. There have been no significant changes in the Company's internal controls or in other factors which could significantly affect these controls subsequent to the date the Company carried out its evaluation.

           Disclosure controls and procedures are Company controls and other procedures that are designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by the Company in the reports that it files under the Exchange Act is accumulated and communicated to the Company's management, including its President and Comptroller, as appropriate, to allow timely decisions regarding required disclosure.

PART II - OTHER INFORMATION

ITEM 1.     LEGAL PROCEEDINGS

            There are no material legal proceedings to which the Issuer is a part, or to which any of its property is subject.

ITEM 2.     CHANGES IN SECURITIES

            Not applicable.

ITEM 3.     DEFAULTS UPON SENIOR SECURITIES

            Not applicable.

ITEM 4.     SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

            Not applicable.

ITEM 5.     OTHER INFORMATION

            Not applicable.

ITEM 6.     EXHIBITS AND REPORTS ON FORM 8-K

            a) Exhibits:

               99.1 Section 906 Certification by the Chief Executive Officer and the Chief Financial Officer.

            b) Reports filed on Form 8-K.

            The Company filed a Current Report on Form 8-K on February 14, 2003 setting forth the Certifications of the Chief Executive Officer and Chief Financial Officer of the Company required by Section 906 of the Sarbanes-Oxley Act of 2002.

            The Company filed a Current Report on Form 8-K on February 4, 2003 announcing the release of its press release for the Company's earnings for the first quarter ended December 31, 2002. The press release was included as an exhibit to such Current Report.

SIGNATURES
----------

           In accordance with the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



Date:       May 14, 2003           By:  /s/     I. Vincent Rice
         ----------------------       ----------------------------------------
                                            I. Vincent Rice, President


Date:       May 14, 2003           By:  /s/     Jeffery W. Clark
         ----------------------       ----------------------------------------
                                             Jeffery W. Clark, Comptroller

                                 CERTIFICATIONS

I, I. Vincent Rice, certify that:

    1. I have reviewed this quarterly report on Form 10-QSB of First Federal Financial Bancorp, Inc.;

    2. Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

    3. Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

    4. The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

         a) Designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

         b) Evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this quarterly report (the "Evaluation Date"); and

         c) Presented in this quarterly report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

    5. The registrant's other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant's auditors and to the audit committee of the registrant's board of directors (or persons performing the equivalent function):

         a) All significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls;

         b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

    6. The registrant's other certifying officers and I have indicated in this quarterly report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Date:  May 14, 2003
                                            /s/ I. Vincent Rice
                                            ---------------------------------
                                            I. Vincent Rice, President

I, Jeffery W. Clark, certify that:

    1. I have reviewed this quarterly report on Form 10-QSB of First Federal Financial Bancorp, Inc.;

    2. Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

    3. Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

    4. The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

         a) Designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

         b) Evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this quarterly report (the "Evaluation Date"); and

         c) Presented in this quarterly report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

    5. The registrant's other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant's auditors and to the audit committee of the registrant's board of directors (or persons performing the equivalent function):

         a) All significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls;

         b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

    6. The registrant's other certifying officers and I have indicated in this quarterly report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Date:  May 14, 2003

                                            /s/ Jeffery W. Clark
                                            ---------------------------------
                                            Jeffery W. Clark, Comptroller

                                                                    Exhibit 99.1
                                                                    ------------

                                  CERTIFICATION
                       PURSUANT TO 18 U.S.C. SECTION 1350
                    AS ADOPTED PURSUANT TO SECTION 906 OF THE
                           SARBANES-OXLEY ACT OF 2002

            In connection with the Quarterly Report of First Federal Financial Bancorp, Inc. (the "Company") on Form 10-QSB for the period ended March 31, 2003, as filed with the Securities and Exchange Commission on the date hereof (the "Report"), the undersigned hereby certify, pursuant to 18 U.S.C. section 1350, as adopted pursuant to section 906 of the Sarbanes-Oxley Act of 2002, that to the undersigneds' best knowledge and belief:

            (a) the Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and

            (b) the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated this 14th day of May, 2003.

                                         First Federal Financial Bancorp, Inc.
                                         -------------------------------------
                                         ("Company")


                                         /s/ I. Vincent Rice
                                         -------------------------------------
                                         I. Vincent Rice
                                         Chief Executive Officer


                                         /s/ Jeffery W. Clark
                                         -------------------------------------
                                         Jeffery W. Clark
                                         Chief Financial Officer

            A signed original of this written statement required by Section 906 has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.       Indemnification of Directors and Officers

     Article ELEVENTH of the Certificate of Incorporation of Classic Bancshares, Inc. requires indemnification of officers and directors as follows:

ELEVENTH:
---------

A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, including, without limitation, any Subsidiary (as defined in Article EIGHTH herein), partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B. The right to indemnification conferred in Section A of this Article shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication"), that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

C. If a claim under Section A or B of this Article is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article or otherwise shall be on the Corporation.

D. The rights to indemnification and to the advancement of expenses conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, By-laws, agreement, vote of stockholders or Disinterested Directors or otherwise.

E. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

F. The Corporation may, to the extent authorized from time to time by a majority vote of the disinterested directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

DIRECTOR AND OFFICER INSURANCE POLICY
-------------------------------------

     Classic Bancorp, Inc. maintains standard insurance coverage for its directors and officers. Such insurance coverage limits the payment of claims arising from covered actions to directors and officers to $2 million per occurrence.


Item 21.       Exhibits and Financial Statement Schedules.

               (a) Exhibits.

          2.0 Agreement and Plan of Merger, dated as of December 30, 2002, by and between Classic Bancshares, Inc. and First Federal Financial Bancorp, Inc. (included as Appendix A to the proxy statement-prospectus contained in this Registration Statement).

          3.1 Certificate of Incorporation of Classic Bancshares, Inc. (incorporated herein by reference to Classic Bancshares Inc.'s Registration Statement on Form S-1 initially filed on December 19, 1995, Registration No. 33-87580).

          3.2 Bylaws of Classic Bancshares, Inc. (incorporated herein by reference to Current Report on Form 8-K filed February 25, 2003).

          4.0  Specimen Stock Certificate of Classic Bancshares, Inc.*

          5.0  Opinion of Jenkens & Gilchrist, P.C. regarding legality.

          8.1  Opinion of Jenkens & Gilchrist, P.C. regarding tax matters.

          8.2  Opinion of Kelley Drye & Warren, LLP regarding tax matters.

          10.1 Employment Agreement between Classic Bancshares, Inc. and David
               B. Barbour (incorporated herein by reference to Classic Bancshares, Inc.'s Annual Report on Form 10- KSB for fiscal year ended March 31, 2001).

          10.2 Employment Agreement between Classic Bank and Lisah M. Frazier (incorporated herein by reference to Classic Bancshares, Inc.'s Annual Report on Form 10-KSB for fiscal year ended March 31,
               2001).

          10.3 Employment Agreement between Classic Bancshares, Inc. and Robert
               S. Curtis (incorporated herein by reference to Classic Bancshares, Inc.'s Annual Report on Form 10-KSB for fiscal year ended March 31, 2001).

          10.4 1996 Stock Option and Incentive Plan (incorporated herein by reference to Classic Bancshares, Inc.'s Proxy Statement dated June 28, 1996 to which it is attached as Exhibit A).

          10.5 1996 Recognition and Retention Plan (incorporated herein by reference to Classic Bancshares, Inc.'s Proxy Statement dated June 28, 1996 to which it is attached as Exhibit B).

          10.6 1998 Premium Price Stock Option Growth Plan (incorporated herein by reference to Classic Bancshares, Inc.'s Proxy Statement dated June 26, 1998 to which it is attached as Exhibit A).

          10.7 2001 Premium Price Stock Option Growth Plan (incorporated herein by reference to Classic Bancshares, Inc.'s Proxy Statement dated July 13, 2001 to which it is attached as Exhibit A).

          10.8 Form of Supplemental Retirement Agreement with David B. Barbour.

          10.9 Proposed Non-Competition and Consulting Agreement by and between Classic Bank and I. Vincent Rice (incorporated by reference to Classic Bancshares, Inc.'s Current Report on Form 8-K filed on December 31, 2002 to which it is attached as Exhibit E to Exhibit 2.1).

          10.10 Proposed Employment Agreement between Classic Bancshares and Jeffrey Clark (incorporated by reference to Classic Bancshares, Inc.'s Current Report on Form 8-K filed on December 13, 2002 to which it is attached as Exhibit D to Exhibit 2.1).

          21.0 List of Subsidiaries (incorporated herein by reference to Classic Bancshares, Inc.'s Annual Report on Form 10-KSB for the year ended March 31, 2002).

          23.1 Consent of Jenkens & Gilchrist, P.C.(included in Exhibit 5)

          23.2 Consent of Jenkens & Gilchrist, P.C. (included in Exhibit 8.1)

          23.3 Consent of Kelley Drye & Warren, LLP. (included in Exhibit 8.2)

          23.4 Consent of Smith, Goolsby, Artis & Reams, P.S.C.

          23.5 Consent of Kelly Galloway & Company, P.S.C.

          24.0 Powers of Attorney (included herewith on signature page).

          99.1 Opinion of Keefe, Bruyette & Woods, Inc. included as Annex B to the proxy statement- prospectus contained in this Registration Statement).

          99.2 Opinion of Keller & Co. included as Annex C to the proxy statement-prospectus contained in this Registration Statement).

          99.3 Form of proxy of First Federal Financial Bancorp, Inc.

          99.4 Form of proxy of Classic Bancshares, Inc.

          99.5 Consent of Steven C. Millison.

          99.6 Cover letter for Election Form.

          99.7 Election Form and Letter of Transmittal.

          99.8 Notice of Guaranteed Delivery.

          99.9 Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

* Previously filed.

Item 22.             Undertakings.

           (a) The undersigned Registrant hereby undertakes:

                     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                               (i)        To include any prospectus required by
                                          Section 10(a)(3) of the Securities Act
                                          of 1933;

                               (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of
                                          Registration Fee" table in the
                                          effective Registration Statement; and

                               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (d)       (1)       The undersigned Registrant hereby undertakes as
                               follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act, the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

                     (2) The undersigned Registrant hereby undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (f) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

           (g) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, Classic Bancshares, Inc., the Registrant, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ashland, State of Kentucky, on May 16, 2003.

                                        CLASSIC BANCSHARES, INC.

                                        By: /s/ David B. Barbour
                                            ------------------------------------
                                              David B. Barbour
                                              President, Chief Executive Officer
                                              and Director


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 16, 2003.


NAME                             TITLE
----                             -----

/s/ David B. Barbour             President, Chief Executive Officer and Director
---------------------------      (principal executive officer)
David B. Barbour


/s/ Lisah M. Frazier             Chief Operating Officer, Chief Financial
---------------------------      Officer and Director

Lisah M. Frazier


/s/ Robert L. Bayes              Executive Vice President and Director
---------------------------
Robert L. Bayes


        *                        Chairman of the Board
---------------------------
C. Cyrus Reynolds


        *                        Director
---------------------------
Robert B. Keifer, Jr.


        *                        Director
---------------------------
David A. Lang


        *                        Director
---------------------------
E.B. Gevedon, Jr.


        *                        Director
---------------------------
Robert A. Moyer, Jr.


        *                        Director
---------------------------
 John W. Clark


        *                        Director
---------------------------
Jeffrey P. Lopez, M.D.

* Pursuant to the Power of Attorney included as part of the signature page to the Registration Statement on Form S-4 for Classic Bancshares, Inc. filed on April 14, 2003.

EXHIBIT INDEX

          2.0 Agreement and Plan of Merger, dated as of December 30, 2002, by and between Classic Bancshares, Inc. and First Federal Financial Bancorp, Inc. (included as Annex A to the proxy statement-prospectus contained in this Registration Statement).

          3.1 Certificate of Incorporation of Classic Bancshares, Inc. (incorporated herein by reference to Classic Bancshares Inc.'s Registration Statement on Form S-1 initially filed on December 19, 1995, Registration No. 33-87580).

          3.2 Bylaws of Classic Bancshares, Inc. (incorporated herein by reference to Current Report on Form 8-K filed February 25, 2003).

          4.0  Specimen Stock Certificate of Classic Bancshares, Inc.*

          5.0  Opinion of Jenkens & Gilchrist, P.C. regarding legality.

          8.1  Opinion of Jenkens & Gilchrist, P.C. regarding tax matters.

          8.2  Opinion of Kelley Drye & Warren, LLP regarding tax matters.

          10.1 Employment Agreement between Classic Bancshares, Inc. and David
               B. Barbour (incorporated herein by reference to Classic Bancshares, Inc.'s Annual Report on Form 10-KSB for fiscal year ended March 31, 2001).

          10.2 Employment Agreement between Classic Bank and Lisah M. Frazier (incorporated herein by reference to Classic Bancshares, Inc.'s Annual Report on Form 10-KSB for fiscal year ended March 31,
               2001).

          10.3 Employment Agreement between Classic Bancshares, Inc. and Robert
               S. Curtis (incorporated herein by reference to Classic Bancshares, Inc.'s Annual Report on Form 10-KSB for fiscal year ended March 31, 2001).

          10.4 1996 Stock Option and Incentive Plan (incorporated herein by reference to Classic Bancshares, Inc.'s Proxy Statement dated June 28, 1996 to which it is attached as Exhibit A).

          10.5 1996 Recognition and Retention Plan (incorporated herein by reference to Classic Bancshares, Inc.'s Proxy Statement dated June 28, 1996 to which it is attached as Exhibit B).

          10.6 1998 Premium Price Stock Option Growth Plan (incorporated herein by reference to Classic Bancshares, Inc.'s Proxy Statement dated June 26, 1998 to which it is attached as Exhibit A).

          10.7 2001 Premium Price Stock Option Growth Plan (incorporated herein by reference to Classic Bancshares, Inc.'s Proxy Statement dated July 13, 2001 to which it is attached as Exhibit A).

          10.8 Form of Supplemental Retirement Agreement with David B. Barbour.*

          10.9 Proposed Non-Competition and Consulting Agreement by and between Classic Bank and I. Vincent Rice (incorporated by reference to Classic Bancshares, Inc.'s Current Report on Form 8-K filed on December 31, 2002 to which it is attached as Exhibit E to Exhibit 2.1).

          10.10 Proposed Employment Agreement between Classic Bancshares and Jeffrey Clark (incorporated by reference to Classic Bancshares, Inc.'s Current Report on Form 8-K filed on December 31, 2002 to which it is attached as Exhibit D to Exhibit 2.1).

          21.0 List of Subsidiaries (incorporated herein by reference to Classic Bancshares, Inc.'s Annual Report on Form 10-KSB for the year ended March 31, 2002).

          23.1 Consent of Jenkens & Gilchrist, P.C. (included in Exhibit 5)

          23.2 Consent of Jenkens & Gilchrist, P.C. (included in Exhibit 8.1)

          23.3 Consent of Kelley Drye & Warren, LLP. (included in Exhibit 8.2)

          23.4 Consent of Smith, Goolsby, Artis & Reams, P.S.C.

          23.5 Consent of Kelly Galloway & Company, P.S.C.

          24.0 Powers of Attorney (included herewith on signature page).

          99.1 Opinion of Keefe, Bruyette & Woods, Inc. (included as Annex B to the proxy statement- prospectus contained in this Registration Statement).

          99.2 Opinion of Keller & Co. (included as Annex C to the proxy statement-prospectus contained in this Registration Statement).

          99.3 Form of proxy of First Federal Financial Bancorp, Inc.

          99.4 Form of proxy of Classic Bancshares, Inc.

          99.5 Consent of Steven C. Milleson.

          99.6 Cover letter for Election Form.

          99.7 Election Form and Letter of Transmittal.

          99.8 Notice of Guaranteed Delivery.

          99.9 Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

* Previously filed.